As filed with the Securities and Exchange Commission on June 4, 2021
Registration No. 333-254973

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
one*
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands*	6770	98-1545859
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
16 Funston Avenue, Suite A
The Presidio of San Francisco
San Francisco, CA 94129
(415) 480-1752
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Kevin Hartz
Chief Executive Officer
16 Funston Avenue, Suite A
The Presidio of San Francisco
San Francisco, CA 94129
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Stephen Fraidin, Esq. Andrew Alin, Esq. Niral Shah, Esq. Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, New York 10281 (212) 504-6000	Stephen Karp, Esq. General Counsel MarkForged, Inc. 480 Pleasant Street Watertown, MA 02472 (866) 496-1805	Kenneth J. Gordon, Esq. Michael J. Minahan, Esq. Michael R. Patrone, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(10)
Common stock(2)(3)	26,875,000	$11.60(4)	$311,750,000(4)	$34,012
Redeemable warrants(2)(5)	5,375,000	$2.81(6)	$15,103,750(6)	$1,648
Common stock(2)(7)	180,166,667	N/A	$5,793	$1(8)
Common stock issuable upon exercise of redeemable warrants(9)	8,525,000	$11.60(4)	$98,890,000(4)	$10,789
Total			$425,749,543	$46,450

(1)
Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), one, a Cayman Islands exempted company (“AONE”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which AONE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by AONE (after the Domestication), which will be the continuing entity following the Domestication and will be renamed “Markforged Holding Corporation” in connection with the Merger, as further described in the proxy statement/prospectus. As used herein, “Markforged Holding Corporation” refers to AONE after the Domestication and/or the consummation of the Merger, including after such change of name, as applicable.

(2)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The number of shares of Markforged Holding Corporation common stock being registered represents the 21,500,000 Class A ordinary shares of AONE that were registered pursuant to the Registration Statement on Form S-1 (333-240203) (the “IPO Registration Statement”) and offered by AONE in its initial public offering (the “AONE public shares”) and the 5,375,000 Class B ordinary shares (“Class B ordinary shares”) that were issued in a private placement prior to the initial public offering. The AONE public shares and Class B ordinary shares will be automatically converted by operation of law into shares of Markforged Holding Corporation common stock in connection with the Domestication and the consummation of the Merger on a one-for-one basis (“Markforged Holding Common Stock”).

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of AONE (the company to which Markforged Holding Corporation will succeed following the Domestication) on the NYSE on March 26, 2021 ($11.60 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)
The number of redeemable warrants to acquire shares of Markforged Holding Common Stock being registered represents the number of redeemable warrants to acquire Class A ordinary shares of AONE that were registered pursuant to the initial public offering registration statement referenced in note (2) above and offered by AONE in its initial public offering (the “AONE public warrants”). The AONE public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of Markforged Holding Common Stock in the Domestication.

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of AONE (the company to which Markforged Holding Corporation will succeed following the Domestication) on the NYSE on March 26, 2021 ($2.81 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)
Represents the aggregate number of shares of Markforged Holding Common Stock (a) that may be issued in respect of issued and outstanding shares of MarkForged, Inc. (“Markforged”) capital stock in the Merger and (b) that may be issued following the Merger upon (i) the settlement of Markforged Holding Corporation restricted stock units into which Markforged restricted stock units outstanding as of the closing of the Merger are converted and (ii) the exercise of options to purchase Markforged Holding Common Stock into which options to acquire Markforged common stock outstanding as of the closing of the Merger are converted (including shares available for issuance in respect of equity awards not yet granted under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan (the “2021 Incentive Plan”)) and (c) up to 14,666,667 shares of Markforged Holding Common Stock that may be issued following the Merger pursuant to the Markforged Earnout (as defined herein).

(8)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Markforged is a private company, no market exists for its securities, and it has an accumulated deficit as of December 31, 2020. Therefore, the proposed maximum aggregate offering price for these securities is one-third of the aggregate par value of the Markforged securities expected to be exchanged in the Merger, including Markforged securities issuable upon the exercise of options to acquire Markforged common stock. This amount has been rounded up to $1 for the purposes of calculating the registration fee.

(9)
The number of shares of Markforged Holding Common Stock being registered represents (i) the number of shares of Markforged Holding Common Stock issuable upon the exercise of the warrants referred to in note (5) above and (ii) the number of shares of Markforged Holding Common Stock issuable upon the exercise of the 3,150,000 warrants purchased by the sponsor of AONE in a private placement concurrent with its initial public offering, which warrants will automatically be converted by operation of law into warrants to acquire shares of Markforged Holding Common Stock in the Domestication.

(10)
The filing fee has been previously paid.

*
Prior to the consummation of the Merger described herein, the registrant intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by one (after its domestication as a corporation incorporated in the State of Delaware), which will be the continuing entity following the Domestication and will be renamed “Markforged Holding Corporation.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the SEC is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 4, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
ONE
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
215,566,667 SHARES OF COMMON STOCK AND 5,375,000 REDEEMABLE WARRANTS
OF
ONE
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF
DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “MARKFORGED HOLDING CORPORATION”
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN
The board of directors of one, a Cayman Islands exempted company (“AONE” and, after the Domestication as described below, “Markforged Holding Corporation”), has unanimously approved (i) the domestication of AONE as a Delaware corporation (the “Domestication”); (ii) the merger of Caspian Merger Sub Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of AONE, with and into MarkForged, Inc. (“Markforged”), a Delaware corporation (the “Merger,” and together with the Domestication, the “Business Combination”), with Markforged surviving the Merger as a wholly owned subsidiary of Markforged Holding Corporation, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 23, 2021, by and among AONE, Merger Sub and Markforged, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (iii) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, AONE will change its name to “Markforged Holding Corporation.”
As a result of and upon the effective time of the Domestication, among other things, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of AONE (the “AONE Class A ordinary shares”), will convert automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Markforged Holding Corporation (the “Markforged Holding Common Stock”); (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of AONE (the “AONE Class B ordinary shares”), will convert automatically, on a one-for-one basis, into shares of Markforged Holding Common Stock; (iii) each of the then issued and outstanding redeemable warrants of AONE (the “AONE warrants”) will convert automatically, on a one-for-one basis, into redeemable warrants to acquire one share of Markforged Holding Common Stock (the “Markforged Holding Warrants”); and (iv) each of the then issued and outstanding units of AONE that have not been previously separated into the underlying AONE Class A ordinary shares and underlying AONE warrants upon the request of the holder thereof (the “AONE units”), will be canceled and will entitle the holder thereof to one share of Markforged Holding Common Stock and one-fourth of one Markforged Holding Warrant. Accordingly, this proxy statement/prospectus covers (i) 26,875,000 shares of Markforged Holding Common Stock to be issued in the Domestication, (ii) 5,375,000 Markforged Holding Warrants to be issued in the Domestication and (iii) 8,525,000 shares of Markforged Holding Common Stock issuable upon the exercise of Markforged Holding Warrants.
Prior to the effective time of the Merger, Markforged will have purchased up to approximately $45.00 million of its securities held by certain of its stockholders (the “Employee Transactions”). At the effective time of the Merger, among other things, each outstanding share of Markforged common stock as of immediately prior to the effective time of the Merger (including each share of Markforged preferred stock that will have been converted on a one-for-one basis into shares of Markforged common stock immediately prior to such time (the “Preferred Stock Conversion”)) will be converted into Markforged Holding Common Stock based on the Exchange Ratio (as defined below) and each outstanding Markforged Award (as defined below) as of immediately prior to the effective time of the Merger will be converted into Markforged Holding Corporation awards based on the Exchange Ratio, representing an aggregate of approximately 165,500,000 shares of Markforged Holding Common Stock or shares underlying awards based on Markforged Holding Common Stock, representing a pre-transaction equity value of Markforged of approximately $1.655 billion.
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of Markforged common stock outstanding as of immediately prior to the effective time of the Merger (after giving effect to the Employee Transactions and the Preferred Stock Conversion), other than (x) any shares of Markforged common stock subject to Markforged Awards, (y) any shares of Markforged capital stock held in treasury by Markforged which treasury shares shall be canceled as part of the Merger, and (z) any shares of Markforged common stock held by stockholders of Markforged who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL, will be canceled and converted into the right to receive a number of shares of Markforged Holding Common Stock equal to the product of one share of Markforged common stock multiplied by the Exchange Ratio.
The “Exchange Ratio” is defined as (i) $1.7 billion minus the aggregate amount paid pursuant to the Employee Transactions (the “Equity Value,” or $1.655 billion), divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Markforged common stock, on a fully diluted and as-converted basis (including shares subject to outstanding Markforged Awards and shares available for issuance in respect of Markforged Awards not yet granted under Markforged’s 2013 Incentive Plan).
With respect to Markforged Awards, all (i) options to purchase shares of Markforged common stock (“Markforged Options”), and (ii) restricted stock units based on shares of Markforged common stock (“Markforged RSUs”) outstanding as of immediately prior to the Merger (together, the “Markforged Awards”) will be converted into (a) options to purchase shares of Markforged Holding Common Stock (“Markforged Holding Options”), and (b) restricted stock units based on shares of Markforged Holding Common Stock (“Markforged Holding RSUs”), respectively. Additionally, warrants exercisable for shares of Markforged capital stock, to the extent not previously exercised, will become exercisable for shares of Markforged Holding Common Stock.
Accordingly, this proxy statement/prospectus also relates to the potential issuance by Markforged Holding Corporation of 17,551,986 shares of Markforged Holding Common Stock upon the exercise of Markforged Holding Options, 1,267,170 shares of Markforged Holding Common Stock upon the settlement of Markforged Holding RSUs and up to 3,233,066 shares of Markforged

Holding Common Stock relating to shares of Markforged common stock available for issuance in respect of Markforged Awards not yet granted under the 2013 Incentive Plan (the “Markforged Share Reserve”), calculated as of May 1, 2021. See “BCA Proposal — The Merger Agreement — Consideration — Treatment of Markforged Options and Restricted Stock Unit Awards”.
The holders of Markforged common stock and Markforged Awards (whether vested or not) immediately prior to the Effective Time will be entitled to receive, on a pro rata basis, up to 14,666,667 additional shares of Markforged Holding Common Stock (“Markforged Earnout Shares”) as follows: (i) if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period, 8,000,000 Markforged Earnout Shares will be issued, (ii) if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period, 6,666,667 Markforged Earnout Shares will be issued and (iii) upon a change of control or a liquidation of Markforged Holding Corporation, all previously unearned Markforged Earnout Shares will be issued. Markforged stockholders will not receive any Markforged Earnout Shares not earned within five years of the date that the Business Combination is consummated. Any Markforged Earnout Share that would otherwise be distributed to a holder of a Markforged Award that is unvested as of the date of distribution will be distributed in the form of a restricted stock unit in respect of Markforged Holding Common Stock to such holder, which will vest subject to the same vesting conditions as the underlying award. If such Markforged Award holder forfeits the underlying Markforged Award, then such holder’s right to receive the allocable Markforged Earnout Shares will immediately terminate (and such Markforged Earnout Shares would instead be distributed on a pro rata basis to the other holders of Markforged common stock and Markforged Awards).
Concurrently with the execution of the Merger Agreement, AONE entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among AONE, Markforged, A-star, a Cayman Islands limited liability company and AONE’s sponsor (the “Sponsor”), and the other holders of the AONE Class B ordinary shares, which provides, among other things, that 50% of the shares of Markforged Holding Common Stock held by the Sponsor as a result of the conversion of its Class B ordinary shares in connection with the Domestication (the “Sponsor Earnout Shares”) will be subject to the following vesting conditions: (i) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period and (ii) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period. Any Sponsor Earnout Shares not vested at the time that is five years after the date on which the Business Combination is consummated will be forfeited.
In connection with the execution of the Merger Agreement, AONE entered into Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 21,000,000 shares of Markforged Holding Common Stock at $10.00 per share for an aggregate commitment amount of $210,000,000 (the “PIPE Investment”). The obligation of the parties to consummate the purchase and sale of the shares covered by each Subscription Agreement is conditioned upon terms including, but not limited to: (i) the satisfaction or waiver of certain closing conditions to the Merger Agreement, (ii) the representations and warranties of the parties made in the Subscription Agreement being true and correct to the standard applicable to such representations and warranties as of the applicable dates, (iii) the approval for listing on the NYSE of the shares to be issued to the PIPE Investors and (iv) the absence of any amendment of, or waiver or modification to, the Merger Agreement that would materially adversely affect the PIPE Investors. The closings under the Subscription Agreements will occur prior to or substantially concurrently with the Closing.
It is anticipated that, immediately following the Business Combination and related transactions, (1) AONE public shareholders will own approximately 10.1% of the outstanding Markforged Holding Common Stock, (2) Markforged Stockholders (as defined below) will own approximately 77.6% of the outstanding Markforged Holding Common Stock, (3) the Sponsor and related parties will collectively own approximately 2.5% of the outstanding Markforged Holding Common Stock, and (4) the PIPE Investors will own approximately 9.8% of outstanding Markforged Holding Common Stock. These percentages assume (i) that no AONE public shareholders exercise their redemption rights in connection with the Business Combination, (ii) that Markforged Holding Corporation issues an aggregate of 165,500,000 shares of Markforged Holding Common Stock, which includes all shares issuable in respect of Markforged Holding Options, Markforged Holding RSU Awards and the Markforged Share Reserve, (iii) that no Markforged Holding Warrants are exercised, (iv) that no Markforged Earnout Shares are issued and (v) that Markforged Holding Corporation issues 21,000,000 shares of Markforged Holding Common Stock to the PIPE Investors pursuant to the PIPE Investment. The foregoing includes all shares of Markforged Holding Common Stock issuable in respect of the AONE Class B ordinary shares, whether or not such shares would be vested at such time. Assuming the expected capital structure described above, the issuance of the 8,525,000 shares of Markforged Holding Common Stock underlying the Markforged Holding Warrants described in assumption (iii) above would represent approximately 3.8% of the shares outstanding, and the additional issuance of the 8,000,000 and 6,666,667 Markforged Earnout Shares described in assumption (iv) above would represent 3.5% and 2.8%, respectively, of the shares outstanding.
The AONE units, AONE Class A ordinary shares and AONE warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “AONE.U”, “AONE” and “AONE.WS”, respectively. AONE will apply for listing, to be effective at the closing of the Business Combination, of Markforged Holding Common Stock and Markforged Holding Warrants on the NYSE under the proposed symbols “MKFG” and “MKFG.WS”, respectively. It is a condition of the consummation of the Business Combination that AONE receives confirmation from the NYSE that the securities have been conditionally approved for listing on the NYSE, but there can be no assurance such listing conditions will be met or that AONE will obtain such confirmation from the NYSE. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Merger Agreement is waived by the applicable parties.
This proxy statement/prospectus provides shareholders of AONE with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of AONE. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated            , 2021, and is first being mailed to AONE’s shareholders on or about            , 2021.
one
A Cayman Islands Exempted Company
16 Funston Avenue, Suite A

one
16 Funston Ave, Suite A
The Presidio of San Francisco
San Francisco, California 94129
Dear one Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of one, a Cayman Islands exempted company (“AONE” and, after the Domestication, as described below, “Markforged Holding Corporation”), at            , Eastern Time, on            , at the offices of Cadwalader, Wickersham & Taft LLP located at 200 Liberty Street, New York, NY 10281, or virtually via live webcast at https://www.cstproxy.com/one/sm2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
At the extraordinary general meeting, AONE shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 23, 2021 (as the same may be amended, the “Merger Agreement”), by and among AONE, Caspian Merger Sub Inc., a Delaware corporation (“Merger Sub”), and MarkForged, Inc., a Delaware corporation (“Markforged”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of AONE to Delaware as described below, the merger of Merger Sub with and into Markforged (the “Merger”), with Markforged surviving the Merger as a wholly owned subsidiary of Markforged Holding Corporation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus (the “BCA Proposal”).
As a condition to the consummation of the Merger, the board of directors of AONE has unanimously approved a change of AONE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, AONE will change its name to “Markforged Holding Corporation”.
As a result of and upon the effective time of the Domestication, among other things, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of AONE (the “AONE Class A ordinary shares”), will convert automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Markforged Holding Corporation (the “Markforged Holding Common Stock”); (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of AONE (the “AONE Class B ordinary shares”), will convert automatically, on a one-for-one basis, into shares of Markforged Holding Common Stock; (iii) each of the then issued and outstanding redeemable warrants of AONE (the “AONE warrants”) will convert automatically, on a one-for-one basis, into redeemable warrants to acquire one share of Markforged Holding Common Stock (the “Markforged Holding Warrants”); and (iv) each of the then issued and outstanding units of AONE that have not been previously separated into the underlying AONE Class A ordinary shares and underlying AONE warrants upon the request of the holder thereof (the “AONE units”), will be canceled and will entitle the holder thereof to one share of Markforged Holding Common Stock and one-fourth of one Markforged Holding Warrant. As used herein, “public shares” means the AONE Class A ordinary shares (including those that underlie the AONE units) that were registered pursuant to the Registration Statement on Form S-1 (333-240203) and the shares of Markforged Holding Common Stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal”.
You will also be asked to consider and vote upon (1) four separate proposals to approve material differences between AONE’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Markforged Holding Corporation (collectively, the “Organizational Documents Proposals”), (2) a proposal regarding the composition of the board of directors of Markforged Holding Corporation, effective immediately following consummation of the Business Combination (the “Director Proposal”), (3) a proposal to approve, for purposes of complying with the applicable provisions of NYSE

Listing Rule 312.03, the issuance of Markforged Holding Common Stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the Markforged Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (4) a proposal to approve and adopt the 2021 Stock Option and Incentive Plan (the “Incentive Plan Proposal”), (5) a proposal to approve and adopt the 2021 Employee Stock Purchase Plan (the “ESPP Proposal”) and (6) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
At the effective time of the Merger, among other things, each outstanding share of Markforged common stock as of immediately prior to the effective time of the Merger (including each share of Markforged preferred stock that will have been converted on a one-for-one basis into shares of Markforged common stock immediately prior to the effective time (the “Preferred Stock Conversion”)) will be converted into Markforged Holding Common Stock based on the Exchange Ratio (as defined below), and each outstanding Markforged Award (as defined below) as of immediately prior to the effective time of the Merger will be converted into Markforged Holding Corporation awards based on the Exchange Ratio, representing an aggregate of approximately 165,500,000 shares of Markforged Holding Common Stock (subject to increase as provided in the Merger Agreement) or shares underlying awards based on Markforged Holding Common Stock, representing a pre-transaction equity value of Markforged of approximately $1.655 billion.
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of Markforged common stock outstanding as of immediately prior to the effective time of the Merger (after giving effect to the Employee Transactions and the Preferred Stock Conversion), other than (x) any shares of Markforged common stock subject to Markforged Awards, (y) any shares of Markforged capital stock held in treasury by Markforged which treasury shares shall be canceled as part of the Merger, and (z) any shares of Markforged common stock held by stockholders of Markforged who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL, will be canceled and converted into the right to receive a number of shares of Markforged Holding Common Stock equal to the product of one share of Markforged common stock multiplied by the Exchange Ratio (as defined below).
The Exchange Ratio is defined as (i) $1.7 billion minus the aggregate amount paid pursuant to the Employee Transactions (the “Equity Value”, or $1.655 billion), divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Markforged common stock, on a fully diluted and as-converted basis (including shares subject to outstanding equity awards of Markforged and shares available for issuance in respect of Markforged Awards not yet granted under the Markforged equity incentive plan).
With respect to Markforged Awards, all (i) options to purchase shares of Markforged common stock (“Markforged Options”), and (ii) restricted stock units based on shares of Markforged common stock (“Markforged RSUs”) outstanding as of immediately prior to the Merger will be converted into (a) options to purchase shares of Markforged Holding Common Stock (“Markforged Holding Options”), and (b) restricted stock units based on shares of Markforged Holding Common Stock (“Markforged Holding RSUs”), respectively. Additionally, warrants exercisable for shares of Markforged capital stock, to the extent not previously exercised, will become exercisable for shares of Markforged Holding Common Stock.
Accordingly, this proxy statement/prospectus also relates to the potential issuance by Markforged Holding Corporation of 17,551,986 shares of Markforged Holding Common Stock upon the exercise of Markforged Holding Options, 1,267,170 shares of Markforged Holding Common Stock upon the settlement of Markforged Holding RSUs and up to 3,233,066 shares of Markforged Holding Common Stock relating to shares of Markforged common stock available for issuance in respect of Markforged Awards not yet granted under the 2013 Incentive Plan (the “Markforged Share Reserve”), calculated as of May 1, 2021. See “BCA Proposal — The Merger Agreement — Consideration — Treatment of Markforged Options and Restricted Stock Unit Awards”.
The holders of Markforged common stock and Markforged Awards (whether vested or not) immediately prior to the Effective Time will be entitled to receive, on a pro rata basis, up to 14,666,667 additional shares of Markforged Holding Common Stock (“Markforged Earnout Shares”) as follows: (i) if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period, 8,000,000 Markforged Earnout Shares will be issued, (ii) if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period, 6,666,667 Markforged Earnout Shares will be issued and (iii) upon a change of control or a liquidation of Markforged Holding Corporation, all previously unearned Markforged Earnout Shares will be issued. Markforged stockholders will not receive any Markforged Earnout Shares not earned within five years of the date that the Business Combination is consummated. Any Markforged Earnout Share that would otherwise be distributed to a holder of a Markforged Award that is unvested as of the date of distribution will be distributed in the form of a restricted stock unit in respect of Markforged Holding Common Stock to such holder, which will vest subject to the same vesting conditions as the underlying award. If such Markforged Award holder forfeits the underlying Markforged Award, then such holder’s right to receive the allocable Markforged Earnout Shares will immediately terminate (and such Markforged Earnout Shares would instead be distributed on a pro rata basis to the other holders of Markforged common stock and Markforged Awards).
Concurrently with the execution of the Merger Agreement, AONE entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among AONE, Markforged, A-star, a Cayman Islands limited liability company and AONE’s sponsor (the “Sponsor”), and the other holders of the AONE Class B ordinary shares, which provides, among other things, that 50% of the shares of Markforged Holding Common Stock held by the Sponsor as a result of the conversion of its Class B ordinary shares in connection with the Domestication (the “Sponsor Earnout Shares”) will be subject to the following vesting conditions: (i) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period and (ii) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period. Any Sponsor Earnout Shares not vested at the time that is five years after the date on which the Business Combination is consummated will be forfeited.
In connection with the execution of the Merger Agreement, AONE entered into Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 21,000,000 shares of Markforged Holding Common Stock at $10.00 per share for an aggregate commitment amount of $210,000,000 (the “PIPE Investment”). The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) the satisfaction or waiver of certain closing conditions to the Merger Agreement, (ii) the representations and warranties of the parties made in the Subscription Agreement being true and correct to the standard applicable to such representations and warranties as of the applicable dates, (iii) the approval for listing on the NYSE of the shares to be issued to the PIPE Investors and (iv) the absence of any amendment of, or waiver or modification to, the Merger Agreement that would materially adversely affect the PIPE Investors. The closings under the Subscription Agreements will occur prior to or substantially concurrently with the Closing.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Markforged Stockholder Support Agreement, (iii) the Registration Rights Agreement, (iv) the Lock-up Agreement and (v) the PIPE Subscription Agreements. For additional information, see “BCA Proposal — Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by the Sponsor or certain individuals associated with the Sponsor, may request that AONE redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares regardless of if or how they vote on the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, AONE’s transfer agent, Markforged Holding Corporation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Markforged Holding Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of AONE — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director and officer of AONE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any AONE ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of February 23, 2021, a copy of which is attached as Annex B to this proxy statement/prospectus. The AONE ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the holders of the Class B ordinary shares (the “AONE Initial Shareholders”) own 20.0% of the issued and outstanding AONE ordinary shares.
The Merger Agreement provides that the obligations of Markforged to consummate the Merger are conditioned on, among other things, that as of the Closing, AONE have available cash, comprised of (x) the funds in the Trust Account (after deducting the amounts required to satisfy the Company’s obligations to its shareholders, if any, that have elected to exercise their redemption rights pursuant to the Company’s governing documents, and after deducting all unpaid transaction expenses) and (y) the PIPE Investment Amount (as defined herein) actually received by AONE at or prior to the Closing Date, of no less than $200,000,000 (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Markforged. If the Minimum Cash Condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will AONE redeem public shares in an amount that would cause Markforged Holding Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the approval of the Merger Agreement and the transactions contemplated thereby, by (i) the affirmative vote or written consent of at least (a) a majority of the voting power of the outstanding Markforged capital stock voting as a single class and on an as-converted basis, (b) a majority of the outstanding shares of Markforged preferred stock, voting as a separate class and (ii) with respect to the Preferred Stock Conversion, (x) with respect to the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Markforged preferred stock, voting as a separate class, including certain holders of Series C Preferred Stock holding at least 10% of the outstanding shares of Series C Preferred Stock, voting as a separate class and (y) with respect to the Series D Preferred Stock, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class. There can be no assurance that the parties to the Merger Agreement would waive any such condition, to the extent waivable.
AONE is providing the accompanying proxy statement/prospectus and accompanying proxy card to AONE’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by AONE’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of AONE’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.
After careful consideration, the board of directors of AONE has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to AONE’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of AONE, you should keep in mind that AONE’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO AONE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of AONE’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Kevin Earnest Hartz
Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated            , 2021 and is first being mailed to shareholders on or about            , 2021.

one
A Cayman Islands Exempted Company
(Company Number 363757)
16 Funston Avenue, Suite A
The Presidio of San Francisco
San Francisco, CA 94129
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON                 , 2021
TO THE SHAREHOLDERS OF ONE:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of one, a Cayman Islands exempted company (“AONE”), will be held at [•], Eastern Time, on [•], 2021, at the offices of Cadwalader, Wickersham & Taft LLP located at 200 Liberty Street, New York NY 10281, or virtually via live webcast at https://www.cstproxy.com/one/sm2021. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of February 23, 2021 (the “Merger Agreement”), by and among AONE, Merger Sub and Markforged, a copy of which is attached to this proxy statement/prospectus statement as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Markforged (the “Merger”), with Markforged surviving the Merger as a wholly owned subsidiary of Markforged Holding Corporation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

•
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of AONE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•
Organizational Documents Proposals — to consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between AONE’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of AONE (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Markforged Holding Corporation” in connection with the Business Combination (AONE after the Domestication, including after such change of name, is referred to herein as “Markforged Holding Corporation”), which in each case AONE’s board of directors believes is necessary to adequately address the needs of Markforged Holding Corporation after the Business Combination:

•
(A) Proposal No. 3 — Organizational Documents Proposal A — to authorize the change in the authorized capital stock of AONE from 400,000,000 Class A ordinary shares, par value $0.0001 per share (the “AONE Class A ordinary shares”), 10,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 1,000,000 preferred shares, par value $0.0001 per share (the “AONE preferred shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of Markforged Holding Corporation and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Markforged Holding Corporation (the “Markforged Holding Preferred Stock”) (“Organizational Documents Proposal A”);

•
(B) Proposal No. 4 — Organizational Documents Proposal B — to authorize the board of directors of Markforged Holding Corporation to issue any or all shares of Markforged Holding

Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Markforged Holding Corporation board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);
•
(B) Proposal No. 5 — Organizational Documents Proposal C — to provide that the Certificate of Incorporation may only be amended by the affirmative vote of at least a majority of the outstanding shares of capital stock, with certain exceptions, to provide that the Bylaws may only be amended by the board of directors or by the affirmative vote of at least two-thirds of the outstanding shares of capital stock, with certain exceptions, and to provide that a majority of the outstanding shares entitled to vote shall constitute a quorum at any meeting of stockholders (“Organizational Documents Proposal C”);

•
(C) Proposal No. 6 — Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including: (1) changing the corporate name from “one” to “Markforged Holding Corporation”, (2) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (3) removing the provision waiving directors’ and officers’ obligations to present a corporate opportunity to AONE, (4) providing that directors may be removed by stockholders only for cause, (5) providing that any action to be taken by stockholders may only be taken at a meeting of stockholders, and may not be taken by written consent in lieu thereof, (6) making Markforged Holding Corporation’s corporate existence perpetual and (7) removing certain provisions related to AONE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination (“Organizational Documents Proposal D”);

•
Proposal No. 7 — The Director Proposal — to consider and vote upon a proposal regarding the composition of the board of directors of Markforged Holding Corporation effective immediately following the consummation of the Business Combination (the “Director Proposal”);

•
Proposal No. 8 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Markforged Holding Common Stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the Markforged Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•
Proposal No. 9 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the 2021 Stock Option and Incentive Plan (the “2021 Incentive Plan,” and such proposal, the “Incentive Plan Proposal”);

•
Proposal No. 10 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and such proposal, the “ESPP Proposal”);

•
Proposal No. 11 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposals No. 1 through 10 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on [•], 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to AONE’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of AONE’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.
After careful consideration, the board of directors of AONE has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to AONE’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of AONE, you should keep in mind that AONE’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”) may request of AONE that Markforged Holding Corporation redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), AONE’s transfer agent, that Markforged Holding Corporation redeem all or a portion of your public shares for cash; and

(iii)
deliver your share certificates (if any) and any other redemption forms to Continental, AONE’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, AONE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal and the other proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, AONE’s transfer agent, Markforged Holding Corporation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Markforged Holding Common Stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of AONE — Redemption Rights” in this proxy statement/ prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
A-star LLC, a Cayman Islands limited liability company and the sponsor of AONE (the “Sponsor”), and each other AONE Initial Shareholder (including AONE’s independent directors) have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any AONE ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of February 23, 2021, a copy of which is attached to this proxy statement/prospectus statement as Annex B (the “Sponsor Support Agreement”). The AONE ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the AONE Initial Shareholders own 20.0% of the issued and outstanding AONE ordinary shares.
The Merger Agreement provides that the obligations of Markforged to consummate the Merger are conditioned on, among other things, that as of the Closing, AONE have available cash, comprised of (x) the funds in AONE’s trust account (after deducting the amounts required to satisfy the Company’s obligations to its shareholders, if any, that have elected to exercise their redemption rights pursuant to the Company’s governing documents, and after deducting all unpaid transaction expenses) and (y) the PIPE Investment Amount (as defined herein) actually received by AONE at or prior to the Closing Date, of no less than $200,000,000 (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Markforged. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will AONE redeem public shares in an amount that would cause Markforged Holding Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any condition, to the extent waivable.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing AONE.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of one,
           , 2021
Kevin Earnest Hartz
Chief Executive Officer
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO AONE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning AONE, without charge, by written request to one, 16 Funston Avenue, Suite A, The Presidio of San Francisco, San Francisco, California 94129, or by telephone request at 415-480-1752; or Morrow Sodali LLC, AONE’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing AONE.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for AONE’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of AONE to be held on       , 2021, you must request the information no later than       , 2021, five business days prior to the date of the extraordinary general meeting.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. AONE does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“2013 Incentive Plan” are to Markforged’s 2013 Stock Option and Grant Plan, as amended from time to time;

•
“2021 Incentive Plan” are to the Markforged Holding Corporation 2021 Stock Option and Incentive Plan, attached to this proxy statement/prospectus as Annex G;

•
“2021 ESPP” are to the Markforged Holding Corporation 2021 Employee Stock Purchase Plan, attached to this proxy statement/prospectus as Annex H;

•
“Aggregate Fully Diluted Markforged Common Stock” are to the aggregate number of shares of Markforged common stock (a) that are issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and the Employee Transactions), (b) that are subject to unexercised Markforged Awards outstanding immediately prior to the Effective Time (that have not yet been exercised or settled in cash, securities or other property) immediately prior to the Effective Time and (c) that are issuable pursuant to Markforged warrants that have not yet been exercised as of immediately prior to the Effective Time, in the case of clauses (b) and (c), whether or not vested or exercisable, as applicable, immediately prior to the Effective Time.

•
“AONE” are to one, prior to its domestication as a corporation in the State of Delaware;

•
“AONE Class A ordinary shares” are to AONE’s Class A ordinary shares, par value $0.0001 per share;

•
“AONE Class B ordinary shares” are to AONE’s Class B ordinary shares, par value $0.0001 per share;

•
“AONE Initial Shareholders” are to the Sponsor and Michelle Gill, Lachy Groom, Gautam Gupta, Pierre Lamond, Laura de Petra and Catherine Spear, who collectively own all of the AONE Class B ordinary shares.

•
“AONE units” and “units” are to the units of AONE, each unit representing one AONE Class A ordinary share and one-fourth of one redeemable warrant to acquire one AONE Class A ordinary share, that were offered and sold by AONE in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•
“ASC” are to Accounting Standards Codification;

•
“Business Combination” are to the Domestication together with the Merger;

•
“Cayman Constitutional Documents” are to AONE’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, (the “Existing Memorandum” and the “Existing Articles,” respectively) attached hereto as Annex I;

•
“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (As Revised);

•
“Closing” are to the closing of the Business Combination;

•
“Condition Precedent Approvals” are to approval at the extraordinary general meeting of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal, collectively;

•
“Continental” are to Continental Stock Transfer & Trust Company;

•
“COVID-19” are to the novel coronavirus pandemic;

•
“COVID-19 Measures” are to any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental

Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over Markforged or its subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act;
•
“DGCL” are to the General Corporation Law of the State of Delaware;

•
“Domestication” are to the domestication of AONE as a corporation incorporated in the State of Delaware;

•
“Employee Transactions” are to share repurchase agreements entered into by Markforged and certain of its stockholders, pursuant to which Markforged will repurchase certain Markforged common stock and/or settle for cash certain Markforged Options;

•
“Employee Transactions Value” are to the aggregate dollar amount paid or payable by Markforged pursuant to the Employee Transactions;

•
“Equity Value” are to $1,700,000,000 minus the Employee Transactions Value;

•
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to an amount equal to (a) the Equity Value, divided by (b) $10.00, divided by (c) the sum of (i) the Aggregate Fully Diluted Markforged Common Stock and (ii) the Markforged Share Reserve Amount as of immediately prior to the Effective Time;

•
“founder shares” are to the AONE Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the AONE Class A ordinary shares that will be issued upon the conversion thereof;

•
“GAAP” are to accounting principles generally accepted in the United States of America;

•
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“initial public offering” are to AONE’s initial public offering that was consummated on August 20, 2020;

•
“IPO registration statement” are to the Registration Statement on Form S-1 (333-240203) filed by AONE in connection with its initial public offering, which became effective on August 17, 2020;

•
“IRS” are to the U.S. Internal Revenue Service;

•
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•
“Markforged Awards” are to Markforged Options and Markforged RSUs;

•
“Markforged common stock” are to shares of Markforged common stock, par value $0.0001 per share;

•
“Markforged Holding Corporation” are to AONE after the Domestication and its name change from one;

•
“Markforged Holding Common Stock” are to shares of Markforged Holding Corporation common stock, par value $0.0001 per share;

•
“Markforged Holding Options” are to options to purchase shares of Markforged Holding Common Stock;

•
“Markforged Options” are to an option to purchase shares of Markforged common stock under the 2013 Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of Markforged outside of the 2013 Incentive Plan;

•
“Markforged Holding RSUs” are to restricted stock units based on shares of Markforged Holding Common Stock;

•
“Markforged RSUs” are to restricted stock units based on shares of Markforged common stock;

v

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“Markforged Share Reserve Amount” are to that number of shares of Markforged common stock available for issuance in respect of Markforged Awards not yet granted under the 2013 Incentive Plan;

•
“Markforged Stockholders” are to the stockholders of Markforged and holders of Markforged Awards prior to the Business Combination;

•
“Merger” are to the merger of Merger Sub with and into Markforged, with Markforged surviving the merger as a wholly owned subsidiary of Markforged Holding Corporation;

•
“Merger Sub” are to Caspian Merger Sub Inc., a Delaware corporation and subsidiary of AONE;

•
“Minimum Available Cash Amount” are to the available cash, comprised of (x) the funds in the Company’s trust account (after deducting the amounts required to satisfy the Company’s obligations to its shareholders, if any, that have elected to exercise their redemption rights pursuant to the Company’s governing documents, and after deducting all unpaid transaction expenses) and (y) the PIPE Investment Amount (as defined herein) actually received by AONE at or prior to the Closing Date, of no less than $200,000,000;

•
“Minimum Cash Condition” are to the condition that AONE have the Minimum Available Cash Amount;

•
“NYSE” are to the New York Stock Exchange;

•
“ordinary shares” are to the AONE Class A ordinary shares and the AONE Class B ordinary shares, collectively;

•
“ordinary resolution” are to a resolution approved by the affirmative vote of the holders of at least a majority of the ordinary shares present in person or represented by proxy and voting on a matter;

•
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PIPE Investment” are to the purchase of shares of Markforged Holding Common Stock pursuant to the Subscription Agreements;

•
“PIPE Investment Amount” are to the aggregate gross purchase price received by AONE prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

•
“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“Preferred Stock Conversion” are to each share of Markforged preferred stock converting into one share of Markforged common stock;

•
“private placement warrants” are to the AONE private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of Markforged Holding Corporation issued as a matter of law upon the conversion thereof at the time of the Domestication;

•
“pro forma” are to giving pro forma effect to the Business Combination;

•
“Proposed Bylaws” are to the proposed bylaws of Markforged Holding Corporation upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex K;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Markforged Holding Corporation upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex J;

•
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” are to holders of public shares, whether acquired in AONE’s initial public offering or acquired in the secondary market;

•
“public shares” are to the AONE Class A ordinary shares (including those that underlie the units) that were offered and sold by AONE in its initial public offering and registered pursuant to the IPO registration statement or the shares of Markforged Holding Common Stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;
•
“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by AONE in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Markforged Holding Corporation issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents;

•
“Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among Markforged Holding Corporation, certain former stockholders of Markforged, the Sponsor and certain directors and officers of AONE prior to the Effective Time;

•
“RSU” are to restricted stock units;

•
“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•
“SEC” are to the United States Securities and Exchange Commission;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“special resolution” are to a resolution approved by the affirmative vote of the holders of at least two-thirds of the ordinary shares present in person or represented by proxy and voting on a matter;

•
“Sponsor” are to A-star, a Cayman Islands limited liability company;

•
“Sponsor Support Agreement” are to that certain Support Agreement, dated February 23, 2021, by and among the Sponsor, AONE, the AONE Initial Shareholders and Markforged, as amended and modified from time to time, attached hereto as Annex B;

•
“Stockholder Support Agreement” are to that certain Stockholder Support Agreement, entered into on February 23, 2021, by and among Markforged Holding Corporation, the Sponsor and certain shareholders of Markforged, attached hereto as Annex C;

•
“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated, substantially in the form of attached hereto as Annex D;

•
“trust account” are to the trust account established at the consummation of AONE’s initial public offering at J.P. Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•
“Trust Agreement” are to the Investment Management Trust Agreement, dated August 17, 2020, by and between AONE and Continental Stock Transfer & Trust Company, as trustee; and

•
“warrants” are to the public warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to AONE Class A ordinary shares, shares of Markforged Holding Common Stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations of AONE, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strive”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When AONE discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, AONE’s management.
Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:
•
AONE’s ability to complete the Business Combination or, if AONE does not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of AONE and Markforged, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other required regulatory approvals, (iv) receipt of approval for listing on the NYSE of the shares of Markforged Holding Common Stock to be issued in connection with the Merger, (v) that AONE have at least $5,000,001 of net tangible assets upon Closing, after giving effect to any redemptions of its public shares, (vi) the Minimum Cash Condition, (vii) the absence of any injunctions and (viii) that the Board of Directors of Markforged Holding Corporation will consist of up to nine directors, of which (a) seven will be the directors agreed upon by AONE and Markforged pursuant to the Merger Agreement (including Kevin Hartz, AONE’s Chief Executive Officer) and (b) two will be independent directors to be designated by Markforged, one of whom will be designated by Markforged to serve as Chairperson of the Board of Directors of Markforged Holding Corporation;

•
the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the projected financial information, anticipated growth rate, and market opportunity of Markforged;

•
the ability to obtain or maintain the listing of Markforged Holding Common Stock and Markforged Holding Corporation warrants on the NYSE following the Business Combination;

•
our public securities’ potential liquidity and trading;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•
AONE officers and directors allocating their time to other businesses and potentially having conflicts of interest with AONE’s business or in approving the Business Combination;

•
the use of proceeds not held in the trust account or available to AONE from interest income on the trust account balance;

•
factors relating to the business, operations and financial performance of Markforged and its subsidiaries, including:

•
the effect of uncertainties related to the global COVID-19 pandemic on its business, results of operations, and financial condition;

•
the expected growth of the additive manufacturing industry;

•
the anticipated growth of the combined company;

•
its ability to achieve and maintain profitability in the future;

•
the impact of the regulatory environment and complexities with compliance related to such environment on Markforged;

•
its ability to respond to general economic, political and business conditions;

•
its ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•
the success of Markforged’s marketing efforts and its ability to expand its customer base;

•
its ability to develop new products, features and functionality that are competitive and meet market needs;

•
the ability of Markforged to maintain an effective system of internal controls over financial reporting; and

•
its ability to grow and manage growth profitably and retain key employees;

•
the amount of redemption requests made by AONE’s shareholders;

•
the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; and

•
other factors detailed under the section titled “Risk Factors”.

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on AONE or Markforged. There can be no assurance that future developments affecting AONE or Markforged will be those that AONE or Markforged have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of AONE or Markforged, respectively) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section titled “Risk Factors” beginning on page 32 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. AONE and Markforged undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any AONE shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect AONE or Markforged.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF AONE
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to AONE’s shareholders. AONE urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [•], Eastern Time, on [•], 2021, at the offices of Cadwalader, Wickersham & Taft LLP located at 200 Liberty Street, New York, NY 10281, or virtually if it is held via live webcast. To participate in the special meeting via live webcast, visit https://www.cstproxy.com/one/sm2021 and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as [•], Eastern Time, on [•], 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.
Q:
Why am I receiving this proxy statement/prospectus?

A:
AONE shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Markforged, with Markforged surviving the merger as a wholly owned subsidiary of Markforged Holding Corporation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section titled “BCA Proposal” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
As a condition to the Merger, AONE will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which AONE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding AONE Class A ordinary share will convert automatically, on a one-for-one basis, into a share of Markforged Holding Common Stock; (2) each then issued and outstanding AONE Class B ordinary share will convert automatically, on a one-for-one basis, into a share of Markforged Holding Common Stock; (3) each then issued and outstanding AONE warrant will convert automatically into a Markforged Holding Corporation warrant, pursuant to the Warrant Agreement, dated as of August 17, 2020, between AONE and Continental (the “Warrant Agreement”); and (4) each of the then issued and outstanding units of AONE that have not been previously separated into the underlying AONE Class A ordinary shares and underlying AONE warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Markforged Holding Common Stock and one-fourth of one Markforged Holding Corporation warrant. See “Domestication Proposal” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of AONE?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF AONE AND MARKFORGED, CAREFULLY AND IN ITS ENTIRETY.

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Q:
What proposals are shareholders of AONE being asked to vote upon?

A:
At the extraordinary general meeting, AONE is asking holders of ordinary shares to consider and vote upon:

•
a proposal to approve by ordinary resolution and adopt the Merger Agreement;

•
a proposal to approve by special resolution the Domestication;

•
the following four separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized capital stock of AONE from (i) 400,000,000 AONE Class A ordinary shares, 10,000,000 AONE Class B ordinary shares and 1,000,000 preferred shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of Markforged Holding Common Stock, and 100,000,000 shares of Markforged Holding Corporation preferred stock;

•
to authorize the board of directors of Markforged Holding Corporation to issue any or all shares of Markforged Holding Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Markforged Holding Corporation board of directors and as may be permitted by the DGCL;

•
to provide that the Certificate of Incorporation may only be amended by the affirmative vote of at least a majority of the outstanding shares of capital stock, with certain exceptions, to provide that the Bylaws may only be amended by the board of directors or by the affirmative vote of at least two-thirds of the outstanding shares of capital stock, with certain exceptions, and to provide that a majority of the outstanding shares entitled to vote shall constitute a quorum at any meeting of stockholders;

•
to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including: (1) changing the corporate name from “one” to “Markforged Holding Corporation”, (2) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (3) removing the provision waiving directors’ and officers’ obligations to present a corporate opportunity to AONE, (4) providing that directors may be removed by stockholders only for cause, (5) providing that any action to be taken by stockholders may only be taken at a meeting of stockholders, and may not be taken by written consent in lieu thereof, (6) making Markforged Holding Corporation’s corporate existence perpetual and (7) removing certain provisions related to AONE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination;

•
a proposal to approve by ordinary resolution the composition of the board of directors of Markforged Holding Corporation, effective immediately following the consummation of the Business Combination;

•
a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance of (i) shares of Markforged Holding Common Stock to the PIPE Investors, pursuant to the PIPE Investment and (ii) shares of Markforged Holding Common Stock to the MarkForged Stockholders pursuant to the Merger Agreement;

•
a proposal to approve by ordinary resolution the 2021 Incentive Plan;

•
a proposal to approve by ordinary resolution the 2021 ESPP; and

•
a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If AONE’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “BCA Proposal”, “Domestication Proposal”, “Organizational Documents Proposals”, “Director Proposal”, “Stock Issuance Proposal”, “Incentive Plan Proposal”, “ESPP Proposal” and “Adjournment Proposal”.
AONE will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of AONE should read it carefully.
After careful consideration, AONE’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of AONE and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:
Why is AONE proposing the Business Combination?

A:
AONE was organized to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of Markforged and the industry in which it operates, including the financial and other information provided by Markforged in the course of AONE’s due diligence investigations, the AONE board of directors believes that the Business Combination with Markforged is in the best interests of AONE and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal — AONE’s Board of Directors’ Reasons for the Business Combination” for additional information.
Although AONE’s board of directors believes that the Business Combination with Markforged presents a unique business combination opportunity and is in the best interests of AONE and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion:
•
AONE shareholders will be subject to the execution risks associated with Markforged Holding Corporation if they retained their public shares following the Closing, which are different from the risks related to holding public shares of AONE prior to the Closing;

•
risks associated with successful implementation of Markforged’s long-term business plan and strategy, and the inherent uncertainties of a business in a relatively nascent industry; and

•
risks associated with Markforged Holding Corporation realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty.

These factors are discussed in greater detail in the section titled “BCA Proposal — AONE’s Board of Director’s Reasons for the Business Combination”, as well as in the section entitled “Risk Factors”.
Q:
What will Markforged Stockholders receive in return for AONE’s acquisition of all of the issued and outstanding equity interests of Markforged?

A:
As a result of and upon the closing of the Merger (the “Closing”), each outstanding share of Markforged common stock (after giving effect to the Preferred Stock Conversion and the Employee Transactions) as of immediately prior to the effective time of the Merger will be converted into Markforged Holding Common Stock based on the Exchange Ratio, and Markforged Awards outstanding as of immediately prior to the effective time of the Merger will be converted into Markforged Holding Corporation awards based on the Exchange Ratio, representing an aggregate of approximately 165,500,000 shares of Markforged Holding Common Stock, representing a pre-transaction equity value of Markforged of approximately $1.655 billion. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration”.

Q:
What is the value of the consideration to be received in the Merger?

A:
The exact value of the consideration to be received by holders of equity interests of Markforged at the Closing will depend on the amount of the Aggregate Fully Diluted Markforged Common Stock and the price of AONE ordinary shares as of such time.

For informational purposes only, assuming (i) an Equity Value of $1,655,000,000, (ii) Aggregate Fully Diluted Markforged Common Stock and Share Reserve of 173,800,029 (and a resulting Exchange Ratio of approximately 0.9522) and (iii) a market price of AONE ordinary shares of $10.14 per share (based on the closing price of AONE ordinary shares on the NYSE on June 1, 2021), if the Closing had occurred on June 1, 2021, then, giving effect to the Domestication, each share of Markforged common stock would have been canceled and converted into the right to receive approximately 0.9522 shares of Markforged Holding Common Stock, with an aggregate market value (based on the market price of AONE ordinary shares as of such date) of approximately $ 1.65 billion.
Q:
What equity stake will current AONE shareholders and Markforged Stockholders hold in Markforged Holding Corporation immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are 26,875,000 ordinary shares issued and outstanding, comprised of 5,375,000 founder shares held by the AONE Initial Shareholders and 21,500,000 public shares. As of the date of this proxy statement/prospectus, there are 8,525,000 warrants outstanding, comprised of the 3,150,000 private placement warrants held by the Sponsor and 5,375,000 public warrants. Each whole warrant entitles the holder thereof to purchase one AONE Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Markforged Holding Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the AONE fully diluted share capital would be 35,400,000 ordinary shares.

It is anticipated that, immediately following the Business Combination and related transactions, (1) AONE public shareholders will own approximately 10.1% of the outstanding Markforged Holding Common Stock with a deemed value of $10.00 per share, (2) Markforged Stockholders (as defined below) will own approximately 77.6% of the outstanding Markforged Holding Common Stock, (3) the Sponsor and related parties will collectively own approximately 2.5% of the outstanding Markforged Holding Common Stock, and (4) the PIPE Investors will own approximately 9.8% of outstanding Markforged Holding Common Stock. These percentages assume (i) that no AONE public shareholders exercise their redemption rights in connection with the Business Combination, (ii) that Markforged Holding Corporation issues an aggregate of 165,500,000 shares of Markforged Holding Common Stock, which includes all shares issuable in respect of Markforged Holding Options, Markforged Holding RSU Awards and the Markforged Share Reserve, (iii) that no Markforged Holding Warrants are exercised, (iv) that no Markforged Earnout Shares are issued and (v) that Markforged Holding Corporation issues 21,000,000 shares of Markforged Holding Common Stock to the PIPE Investors pursuant to the PIPE Investment, and includes all shares of Markforged Holding Common Stock issuable in respect of the AONE Class B ordinary shares, whether or not such shares would be vested at such time. The PIPE Investors have agreed to purchase 21,000,000 shares of Markforged Holding Common Stock, at $10.00 per share, for $210 million of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership retained by AONE’s existing shareholders in the combined company will be different.
The following table illustrates varying ownership levels in Markforged Holding Corporation immediately following the consummation of the Business Combination based on the assumptions above.
	Share Ownership in Markforged Holding Corporation
	Pro Forma Combined Assuming No Redemptions		Pro Forma Combined Assuming Maximum Redemptions
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Markforged Stockholders	165,500,000(1)	77.6%	165,500,000(1)	84.9%
AONE’s public shareholders	21,500,000	10.1%	2,992,378(2)	1.5%
Sponsor and related parties	5,375,000(3)	2.5%	5,375,000(3)	2.8%
PIPE Investors	21,000,000	9.8%	21,000,000	10.8%
Total	213,375,000	100.0%	194,867,378	100.0%

(1)
Includes shares subject to outstanding Markforged Awards and shares available for issuance in respect of authorized but not yet granted Markforged Awards under the 2013 Incentive Plan. Does not include any Markforged Earnout Shares. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration”.

(2)
Based on the amount of redemptions, assuming unpaid transaction expenses of $40 million and receipt of the full PIPE Investment, that would permit AONE to satisfy the Minimum Cash Condition. If unpaid transaction expenses exceed $40 million, fewer public shares may be redeemed while still permitting AONE to satisfy the Minimum Cash Condition.

(3)
Includes all shares to be held upon conversion of AONE Class B ordinary shares, whether or not such shares are vested.

Q:
What is the maximum number of shares that may be redeemed in order for AONE to satisfy the Minimum Cash Condition?

A:
The maximum number of shares that may be redeemed while still permitting AONE to satisfy the Minimum Cash Condition depends on the amount of unpaid transaction costs at the time of Closing. Assuming the full amount of the PIPE Investment is received by AONE and unpaid transaction expenses of $40 million, 18,507,622 public shares will be subject to redemption. If unpaid transaction expenses exceed $40 million, the number of shares that may be redeemed will be less than 18,507,622. Provided that the combined cost of redemptions and unpaid transaction costs does not exceed $225,000,000, the Minimum Cash Condition will be met.

Q:
How has the announcement of the Business Combination affected the trading price of the AONE Class A ordinary shares?

A:
On February 23, 2021, the trading date before the public announcement of the Business Combination, AONE’s public units, Class A ordinary shares and warrants closed at $12.36, $11.30 and $3.39, respectively. On June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, AONE’s public units, Class A ordinary shares and warrants closed at $10.56, $10.14 and $2.09, respectively.

Q:
Will the Company obtain new financing in connection with the Business Combination?

A:
Yes. The PIPE Investors have agreed to purchase in the aggregate 21,000,000 shares of Markforged Holding Common Stock, for $210,000,000 million of gross proceeds, in the PIPE Investment. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “BCA Proposal — Related Agreements — PIPE Subscription Agreements”.

Q:
Why is AONE proposing the Domestication?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of AONE’s domicile to Delaware. Further, AONE’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. AONE’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication”.

To effect the Domestication, AONE will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AONE will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Q:
What amendments will be made to the current constitutional documents of AONE?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, AONE’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace AONE’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 411,000,000 shares, consisting of 400,000,000 AONE Class A ordinary shares, 10,000,000 AONE Class B ordinary shares and 1,000,000 preferred shares.	The Proposed Organizational Documents authorize 1,100,000,000 shares, consisting of 1,000,000,000 shares of Markforged Holding Common Stock and 100,000,000 shares of Markforged Holding Corporation preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by AONE’s board of directors. Accordingly, AONE’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares
The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.

	Cayman Constitutional Documents	Proposed Organizational Documents

with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of AONE to carry out a conversion of AONE Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).
See paragraph 5 of the Existing Memorandum, and Article 3 of the Existing Articles.
See Article IV, Section B of the Proposed Certificate of Incorporation.
Required Approval to Amend Governing Documents (Organizational Documents Proposal C)	The Cayman Constitutional Documents may be amended by special resolution, requiring the affirmative vote of the holders of at least two-thirds of the ordinary shares present or represented by proxy and voting on such matter.
The Proposed Certificate of Incorporation requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote thereon in order to amend or repeal any provision, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class; provided, that, Article VII, Limitation of Liability, may be amended or repealed only by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock entitled to vote thereon as a class, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class.
The Proposed Certificate of Incorporation and the Proposed Bylaws provide that the Bylaws may be amended or repealed (i) by the board of directors, without the approval of stockholders, or (ii) by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote thereon, voting as a single class; provided that, if such amendment or repeal is recommended by the board of directors, the affirmative vote of a majority of the outstanding shares entitled to vote thereon will be required for approval.

	Cayman Constitutional Documents	Proposed Organizational Documents
	See Article 36 of the Existing Articles.	See Articles VII, VIII and IX of the Proposed Certificate of Incorporation, and Article VI, Section 9 of the Proposed Bylaws.
Quorum (Organizational Documents Proposal C)
The Cayman Constitutional Documents provide that shareholders holding not less than one-third of the shares entitled to vote at such meeting, being present in person or by proxy, shall constitute a quorum at a meeting of shareholders. With respect to a meeting convened to vote on a business combination, the holders of a majority of the shares entitled to vote at such meeting, being present in person or by proxy, shall constitute a quorum.
See Article 14 of the Existing Articles.

The Proposed Bylaws provide that a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders.
See Article I, Section 5 of the Proposed Bylaws.

Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide the name of the company is “one.”	The Proposed Organizational Documents provide that the name of the corporation will be “Markforged Holding Corporation.”
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act.
See Article VI, Section 8 of the Proposed Bylaws.
Corporate Opportunity (Organizational Documents Proposal D)	The Caymans Constitutional Documents provide that the company renounces any interest or expectancy of the company in, or being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity, and that the directors, officers and certain related persons of the company and the Sponsor shall have no duty to communicate or offer any such corporate opportunity to the company, and	The Proposed Organizational Documents do not include any waiver of the fiduciary duties of members of the board of directors with respect to the corporate opportunity doctrine.

	Cayman Constitutional Documents	Proposed Organizational Documents

shall not be liable for breach of any fiduciary duty in such capacity solely by reason of pursuing such opportunity, unless such opportunity is expressly offered to such person solely in their capacity as an officer or director of the company, and the opportunity is one the company is permitted to complete on a reasonable basis.
See Article 40 of the Existing Articles.

Stockholder Ability to Remove Directors (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that, following the closing of the Business Combination, a director may be removed by ordinary resolution. See Article 17 of the Existing Articles.
The Proposed Certificate of Incorporation provides that any director may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock entitled to vote at an election of directors, voting as a single class.
See Article VI, Section 5 of the Proposed Certificate of Incorporation.

Ability to Act by Written Consent (Organizational Documents Proposal D)
The Caymans Constitutional Documents provide that the members may take action by writing without holding a meeting and, provided that all shareholders consent in writing, such written resolution shall be effective as if such votes were delivered at a meeting of shareholders.
See Article 14 of the Existing Articles.

The Proposed Certificate of Incorporation requires that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting, and may not be taken or effected by a written consent of the holders in lieu thereof.
See Article V of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that if AONE does not consummate a business combination (as defined in Cayman Constitutional Documents) twenty-four months after the closing of the IPO, AONE will cease all operations except for the purpose of winding up and will redeem the public shares and liquidate one’s trust account.
The Proposed Organizational Documents do not include any provisions relating to Markforged Holding Corporation’s ongoing existence; the default under the DGCL will make Markforged Holding Corporation’s existence perpetual.
Default rule under the DGCL.

	Cayman Constitutional Documents	Proposed Organizational Documents
See Article 38 of the Existing Articles.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to AONE’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to AONE’s status as a blank check company, which no longer will apply upon consummation of the Merger, as AONE will cease to be a blank check company at such time.
See Article 49 of the Existing Articles.

Q:
How will the Domestication affect my ordinary shares, warrants and units?

A:
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding AONE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Markforged Holding Common Stock, (2) each of the then issued and outstanding AONE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Markforged Holding Common Stock, (3) each then issued and outstanding AONE warrant will convert automatically into a Markforged Holding Corporation warrant, pursuant to the Warrant Agreement and (4) each of the then issued and outstanding units of AONE that have not been previously separated into the underlying AONE Class A ordinary shares and underlying AONE warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Markforged Holding Common Stock and one-fourth of one Markforged Holding Corporation warrant. See “Domestication Proposal” for additional information.

Q:
What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations,” it is uncertain whether the Domestication will qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) due to the absence of direct authority on the statutory conversion of a corporation holding only investment-type assets such as AONE. AONE intends to treat the Domestication as qualifying as a reorganization, and if the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) of AONE Class A ordinary shares or AONE public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below and under the caption headings “U.S. Federal Income Tax Considerations — U.S. Holders  — Effects of Section 367(b) to U.S. Holders” and “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.” U.S. Holders will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder whose AONE Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our shares will not recognize any gain or loss and generally should not be required to include any part of AONE’s earnings in income in connection with the Domestication;

•
A U.S. Holder whose AONE Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of AONE stock entitled to vote and less than 10% of the total value of all classes of AONE stock will generally recognize gain (but not loss) on the exchange of AONE Class A ordinary shares for Markforged Holding Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a dividend deemed paid by AONE of the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its AONE Class A ordinary shares provided certain other requirements are satisfied; and
•
A U.S. Holder whose AONE Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of AONE stock entitled to vote or 10% or more of the total value of all classes of AONE stock will generally be required to include in income as a dividend deemed paid by AONE of the all earnings and profits amount attributable to its AONE Class A ordinary shares as a result of the Domestication.

AONE does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
Furthermore, even assuming that the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, which is uncertain, a U.S. Holder of AONE Class A ordinary shares or AONE public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its AONE Class A ordinary shares or AONE public warrants for Markforged Holding Common Stock or Markforged Holding Warrants pursuant to the Domestication under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging AONE public warrants for newly issued Markforged Holding Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the Markforged Holding Common Stock or Markforged Holding Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding AONE Class A ordinary shares and AONE public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because AONE is a special purpose acquisition company with no current active business, it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2020 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication. If the proposed Treasury Regulations are finalized in their current form and, as expected, AONE is a PFIC, a U.S. Holder of AONE public warrants should be required to recognize gain (but not loss) on the exchange of such warrants pursuant to the Domestication. In such case, similar gain recognition would apply to U.S. Holders of AONE Class A ordinary shares unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s AONE Class A ordinary shares. The aforementioned tax elections currently cannot be made with respect to such U.S. Holder’s AONE public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of AONE. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.” Each U.S. Holder of AONE Class A ordinary shares or AONE public warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of AONE Class A ordinary shares and AONE public warrants for Markforged Holding Common Stock and Markforged Holding Warrants pursuant to the Domestication.
If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed under the caption heading “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations,” a U.S. Holder generally would recognize gain or loss with respect to an AONE Class A ordinary share or AONE public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding Markforged Holding Common Stock or Markforged Holding Warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its AONE Class A ordinary share or AONE public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of Markforged Holding Common Stock or Markforged Holding Warrant would be equal to the fair market value of that share of Markforged Holding Common Stock or Markforged Holding Warrant on the date of the Domestication, and such U.S. Holder’s holding period for the share of Markforged Holding Common Stock or Markforged Holding Warrant would begin on the day following the date of the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Markforged Holding Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations — Effects of the Domestication on U.S. Holders.”
Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(1)
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(2)
submit a written request to Continental, AONE’s transfer agent, that Markforged Holding Corporation redeem all or a portion of your public shares for cash; and

(3)
deliver your share certificates (if any) and any other redemption forms to Continental, AONE’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, AONE’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, AONE’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of AONE’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to the Company unless the Board of Directors of the Company determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and any other redemption forms for redemption to Continental, AONE’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that AONE’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, AONE’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, AONE’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and any other redemption forms (either physically or electronically) to Continental, AONE’s agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the share certificates (if any) and any other redemption forms as described above, then, if the Business Combination is consummated, Markforged Holding Corporation will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Markforged Holding Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, AONE’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, AONE’s transfer agent, by 5:00 p.m., Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of the redemption depend on particular facts and circumstances. Please see the sections titled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of Exercising Redemption Rights” and “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Effects of Ownership of Markforged Holding Common Stock or Markforged Holding

Warrants on Non-U.S. Holders — Effects of Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of AONE’s initial public offering, an amount equal to $215,000,000 ($10.00 per unit) of the net proceeds from AONE’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of March 31, 2021, funds in the trust account totaled approximately $215.1 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of AONE’s obligation to redeem 100% of the public shares if it does not complete a business combination by August 20, 2022 and (3) the redemption of all of the public shares if AONE is unable to complete a business combination by August 20, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of AONE public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Markforged Holding Corporation following the Business Combination. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination”.
Q:
What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Markforged to consummate the Merger are conditioned on, among other things, that as of the Closing, the Trust Amount plus the PIPE Investment, after taking into account redemptions and transaction expenses, is at least equal to the Minimum Available Cash Amount. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will we redeem public shares in an amount that would cause Markforged Holding Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of AONE and MarkForged, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on the NYSE of the shares of Markforged Holding Common Stock to be issued in connection with the Merger, (v) that AONE have at least $5,000,001 of net tangible assets upon Closing, (vi) the Minimum Cash Condition, (vii) the absence of any injunctions and (viii) the size and composition of the Board of Directors of Markforged Holding Corporation shall be as agreed upon pursuant to the Merger Agreement. For more information about conditions to the consummation of the Business Combination, see “BCA Proposal — The Merger Agreement”.

Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the summer of 2021. This date depends, among other things, on the approval of the proposals to be put to AONE shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by AONE’s shareholders at the extraordinary general meeting and AONE elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal — The Merger Agreement”.

Q:
What happens if the Business Combination is not consummated?

A:
AONE will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If AONE is not able to complete the Business Combination with Markforged by August 20, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, AONE will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither AONE’s shareholders nor AONE’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:
What do I need to do now?

A:
AONE urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. AONE’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:
If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at [•], Eastern Time, on [•], 2021, at the offices of Cadwalader, Wickersham & Taft LLP located at 200 Liberty Street, New York, NY 10281, virtually via live webcast at https://www.cstproxy.com/one/sm2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
AONE has fixed [•], 2021 as the record date for the extraordinary general meeting. If you were a shareholder of AONE at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
AONE shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 26,875,000 ordinary shares issued and outstanding, of which 21,500,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of AONE shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 13,437,501 ordinary shares would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

(i)
BCA Proposal:   The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Director Proposal:   The approval of the Director Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
Incentive Plan Proposal:   The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
ESPP Proposal:   The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:
What are the recommendations of AONE’s board of directors?

A:
AONE’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of AONE’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How does the Sponsor intend to vote their shares?

A:
The AONE Initial Shareholders have agreed to vote all ordinary shares they own in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the ownership of the AONE Initial Shareholders consists of 5,375,000 Class B ordinary shares, constituting 20.0% of the issued and outstanding ordinary shares. No other AONE shareholders have entered into any agreements to vote in favor of the proposals. The BCA Proposal requires an ordinary resolution under Cayman Islands law, being a majority of the ordinary shares present and voting. In addition to the vote of the AONE Initial Shareholders, 37.5% of AONE Class A ordinary shares must be voted in favor to approve the BCA Proposal if all outstanding ordinary shares are voted, and 6.25% of AONE Class A ordinary shares will be required if only a quorum (a majority of the outstanding ordinary shares) is voted.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Markforged or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of AONE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Markforged or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) satisfaction of the requirement that AONE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) be at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. AONE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What happens if I sell my AONE ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed.

If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).
Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to AONE’s Secretary at AONE’s address set forth below so that it is received by AONE’s Secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on [•], 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to AONE’s Secretary, which must be received by AONE’s Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Markforged Holding Corporation. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of AONE. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:
What should I do with my share certificates, warrant certificates or unit certificates?

A:
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, AONE’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of AONE units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of Markforged Holding Corporation common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
AONE will pay the cost of soliciting proxies for the extraordinary general meeting. AONE has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. AONE has agreed to pay Morrow Sodali LLC a fee of $32,500, plus disbursements (to be paid with non- trust account funds). AONE will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of AONE Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of AONE Class A ordinary shares and in obtaining voting instructions from those owners. AONE’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. AONE will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: AONE.info@investor.morrowsodali.com
You also may obtain additional information about AONE from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference”. If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and any other redemption forms to Continental, AONE’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Robert Zubrycki
E-Mail: rzubrycki@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section titled “BCA Proposal — The Merger Agreement”.
Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (ii) do not include any shares issuable upon the exercise of the warrants.
The Parties to the Business Combination
AONE
AONE is a blank check company incorporated on June 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. AONE has neither engaged in any operations nor generated any revenue to date. Based on AONE’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On August 20, 2020, AONE consummated the initial public offering of its units, with each unit consisting of one AONE Class A ordinary share and one-fourth of one public warrant. Simultaneously with the closing of the initial public offering, AONE completed the private sale of 3,150,000 private placement warrants to the Sponsor at a purchase price of $2.00 per private placement warrant, generating gross proceeds to AONE of $6.3 million. The private placement warrants are identical to the warrants sold as part of the units in AONE’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees, such warrants: (i) will not be redeemable by AONE (except in certain redemption scenarios when the price per AONE Class A ordinary share equals or exceeds $10.00 (as adjusted)); (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of AONE’s initial business combination (including the AONE Class A ordinary shares issuable upon exercise of the warrants); (iii) may be exercised by the holders on a cashless basis; and (iv) are entitled to registration rights (including the AONE Class A ordinary shares issuable upon exercise of the warrants).
Following the closing of AONE’s initial public offering, a total of $215.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. As of March 31, 2021, funds in the trust account totaled approximately $215.1 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of AONE’s initial business combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend AONE’s amended and restated memorandum and articles of association (a) to modify the substance or timing of AONE’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if AONE does not complete its initial business combination by August 20, 2022, or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of AONE’s public shares if AONE has not completed its initial business combination by August 20, 2022, subject to applicable law.
The AONE units, AONE Class A ordinary shares and AONE warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “AONE.U”, “AONE” and “AONE.WS”, respectively.

AONE’s principal executive office is located at 16 Funston Ave., Suite A, The Presidio of San Francisco, San Francisco, California 94129. Its telephone number is (415) 480-1752. AONE’s corporate website address is a-star.co. AONE’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
Caspian Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of AONE. Merger Sub does not own any material assets or operate any business.
Markforged
Markforged is a Delaware corporation incorporated on June 7, 2013. Markforged’s platform, The Digital Forge, is an intuitive additive manufacturing platform powering engineers, designers and manufacturing professionals globally. The Digital Forge combines precise and reliable 3D printers and both metal and composite proprietary materials seamlessly with its cloud-based learning software to empower manufacturers to create more resilient and agile supply chains. Markforged’s principal executive office is located at 480 Pleasant Street, Watertown, MA 02472. Its telephone number is (866) 496-1805.
Proposals to be Put to the Shareholders of AONE at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of AONE and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement/prospectus, AONE is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of February 23, 2021, by and among AONE, Merger Sub and Markforged, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of AONE to Delaware as described below, the merger of Merger Sub with and into Markforged (the “Merger”), with Markforged surviving the merger as a wholly owned subsidiary of Markforged Holding Corporation, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section titled “BCA Proposal — AONE’s Board of Directors’ Reasons for the Business Combination,” AONE’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for AONE’s initial public offering, including that the business of Markforged and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”
Merger Consideration
As a result of and upon the closing of the Merger (the “Closing”), each outstanding share of Markforged common stock (after giving effect to the Preferred Stock Conversion and the Employee Transactions) as of immediately prior to the effective time of the Merger will be converted into Markforged Holding Common Stock based on the Exchange Ratio, and Markforged Awards outstanding as of immediately prior to the effective time of the Merger will be converted into Markforged Holding Corporation awards based on the Exchange Ratio, representing an aggregate of approximately 165,500,000 shares of Markforged Holding Common Stock, representing a pre-transaction equity value of Markforged of approximately $1.655 billion. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration”.

Earnout Shares
Pursuant to the Merger Agreement, the holders of Markforged common stock and Markforged Awards (whether vested or not) immediately prior to the Effective Time will be entitled to receive, on a pro rata basis, up to 14,666,667 additional shares of Markforged Holding Common Stock (“Markforged Earnout Shares”) as follows: (i) if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period, 8,000,000 Markforged Earnout Shares will be issued, (ii) if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period, 6,666,667 Markforged Earnout Shares will be issued and (iii) upon a change of control or a liquidation of Markforged Holding Corporation, all previously unearned Markforged Earnout Shares will be issued. Markforged stockholders will not receive any Markforged Earnout Shares not earned within five years of the date that the Business Combination is consummated. Any Markforged Earnout Share that would otherwise be distributed to a holder of a Markforged Award that is unvested as of the date of distribution will be distributed in the form of a restricted stock unit in respect of Markforged Holding Common Stock to such holder, which will vest subject to the same vesting conditions as the underlying award. If such Markforged Award holder forfeits the underlying Markforged Award, then such holder’s right to receive the allocable Markforged Earnout Shares will immediately terminate (and such Markforged Earnout Shares would instead be distributed on a pro rata basis to the other holders of Markforged common stock and Markforged Awards).
Pursuant to the Sponsor Support Agreement, entered into on February 23, 2021, by and among AONE, A-star, a Cayman Islands limited liability company and AONE’s sponsor (the “Sponsor”), and the other holders of the AONE Class B ordinary shares (collectively, the “AONE Initial Shareholders”) (the “Sponsor Support Agreement”), 50%, or 2,610,000, of the shares of Markforged Holding Common Stock held by the Sponsor as a result of the conversion of its Class B ordinary shares in connection with the Domestication (the “Sponsor Earnout Shares”) will be subject to the following vesting conditions: (i) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period and (ii) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period. Any Sponsor Earnout Shares not vested at the time that is five years after the consummation of the Business Combination will be forfeited.
Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by AONE’s shareholders of the Business Combination and related agreements and transactions, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on the NYSE of the shares of Markforged Holding Common Stock to be issued in connection with the Merger), (iv) that Markforged Holding Corporation has at least $5,000,001 of net tangible assets upon Closing, (v) the absence of any injunctions and (vi) that the Board of Directors of Markforged Holding Corporation will consist of up to nine directors, of which (a) seven will be the directors agreed upon pursuant to the Merger Agreement (including Kevin Hartz, AONE’s Chief Executive Officer) and (b) two will be independent directors to be designated by Markforged, one of whom will be designated by Markforged to serve as Chairperson of the Board of Directors of Markforged Holding Corporation.
Other conditions to Markforged’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed and (ii) AONE has the Minimum Available Cash Amount of at least $200,000,000. If AONE does not have the Minimum Available Cash Amount, then the Minimum Cash Condition will be deemed not to have been satisfied.
This condition is for the sole benefit of Markforged. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will AONE redeem public shares in an amount that would cause Markforged Holding Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

For further details, see “BCA Proposal — The Merger Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then AONE will ask its shareholders to approve by special resolution the Domestication Proposal. Pursuant to the terms of the Merger Agreement, as a condition to closing the Business Combination, the board of directors of AONE has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved by AONE’s shareholders, will authorize a change of AONE’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while AONE is currently governed by the Cayman Islands Companies Act, upon the Domestication, Markforged Holding Corporation will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law, as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, AONE encourages shareholders to carefully review the information in the section titled “Comparison of Corporate Governance and Shareholder Rights”.
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding AONE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Markforged Holding Common Stock, (ii) each of the then issued and outstanding AONE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Markforged Holding Common Stock; (iii) each then issued and outstanding AONE warrant will convert automatically into a Markforged Holding Warrant, pursuant to the Warrant Agreement and (iv) each of the then issued and outstanding AONE units that have not been previously separated into the underlying AONE Class A ordinary shares and underlying AONE warrants upon the request of the holder thereof will be canceled and will entitle the holder thereof to one share of Markforged Holding Common Stock and one-fourth of one Markforged Holding Warrant.
For additional information, see “Domestication Proposal”.
Organizational Documents Proposals
If the BCA Proposal and the Domestication Proposal are approved, AONE will ask its shareholders to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. AONE’s board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Markforged Holding Corporation after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
(A)
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of AONE from 400,000,000 Class A ordinary shares, par value $0.0001 per share (the “AONE Class A ordinary shares”), 10,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 1,000,000 preferred shares, par value $0.0001 per share (the “AONE preferred shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of Markforged Holding Corporation (the “Markforged Holding Common Stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Markforged Holding Corporation (the “Markforged Holding Corporation preferred stock”);

(B)
Organizational Documents Proposal B — to authorize the board of directors of Markforged Holding Corporation to issue any or all shares of Markforged Holding Corporation preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Markforged Holding Corporation’s board of directors and as may be permitted by the DGCL; and

(C)
Organizational Documents Proposal C — to provide that the Certificate of Incorporation may only be amended by the affirmative vote of at least a majority of the outstanding shares of capital stock, with certain exceptions, to provide that the Bylaws may only be amended by the board of directors or by the affirmative vote of at least two-thirds of the outstanding shares of capital stock, with certain exceptions, and to provide that a majority of the outstanding shares entitled to vote shall constitute a quorum at any meeting of stockholders;
(D)
Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including: (1) changing the corporate name from “one” to “Markforged Holding Corporation”, (2) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (3) removing the provision waiving directors’ and officers’ obligations to present a corporate opportunity to AONE, (4) providing that directors may be removed by stockholders only for cause, (5) providing that any action to be taken by stockholders may only be taken at a meeting of stockholders, and may not be taken by written consent in lieu thereof, (6) making Markforged Holding Corporation’s corporate existence perpetual and (7) removing certain provisions related to AONE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and AONE encourages shareholders to carefully review the information set out in the section titled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Markforged Holding Corporation.
For additional information, see “Organizational Documents Proposals.”
Director Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal are approved, AONE’s shareholders are also being asked to approve by ordinary resolution the Director Proposal, regarding the composition of the board of directors of Markforged Holding Corporation immediately following the consummation of the Business Combination.
For additional information, see “Director Proposal”.
Stock Issuance Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Proposal, the Incentive Plan Proposal and the ESPP Proposal are approved, AONE’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal, in order to comply with NYSE Listing Rule 312.03.
For additional information, see “Stock Issuance Proposal”.
Incentive Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Proposal, the Stock Issuance Proposal and the ESPP Proposal are approved, AONE’s shareholders are also being asked to approve by ordinary resolution the 2021 Incentive Plan, in order to comply with NYSE Listing Rule 312.03(a) and the Internal Revenue Code.
For additional information, see “Incentive Plan Proposal”.
ESPP Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are approved, AONE’s shareholders are also being asked to approve by ordinary resolution the 2021 ESPP, in order to comply with NYSE Listing Rule 312.03(a) and the Internal Revenue Code.
For additional information, see “ESPP Proposal”.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize AONE to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved), AONE’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.
For additional information, see “Adjournment Proposal.”
AONE’s Board of Directors’ Reasons for the Business Combination
AONE was organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
In evaluating the Business Combination, the AONE board of directors consulted with AONE’s management and considered a number of factors. In particular, the AONE board of directors considered, among other things, the following factors, although not weighted or in any order of significance:
•
Rapidly expanding industry and substantial future opportunities: The additive manufacturing industry, currently a small portion of global manufacturing activity, is poised to expand significantly in the years ahead. The board of directors considered, among other things, the utility of 3D printing technology in enabling manufacturers to adjust and refine their designs, reduce the impact of supply chain disruptions by building parts in-house, reduce the cost and improve the efficiency of manufacturing, as well as a third-party analysis that predicted that the industry could grow by over $100 billion over the next decade.

•
Scalability of business. The board of directors also considered Markforged’s position and trajectory within this industry, gaining substantially in market share since the launch of its offering, the wide array of industries in which its products could be utilized, its strong and growing base of installed printers among individual customers and worldwide to new customers, blue-chip customers including leading firms in the aerospace and automotive sectors and a strong global distribution and selling network to support the scaling of the business. The board of directors also considered the potential to grow and scale the business through acquisitions of other companies and technologies within the industry, and the benefits of access to public capital markets to support both product development and the scaling of the business.

•
Unique technology, differentiated offering and defensible comparative advantage. The board of directors considered both the technology in Markforged’s 3D printers themselves, as well as the software and AI technology supporting the operation of these 3D printers. Markforged’s Continuous Reinforcement Technology uses strands of carbon fiber to build high-strength parts, and prints these materials in a manner that can be precisely controlled to produce a range of parts with high accuracy. Markforged’s metal printing technology reduces complexity in manufacturing parts, improves the speed and accuracy of production, and enables design flexibility. The board of directors considered, in particular, the cloud-based AI software supporting Markforged’s 3D printer, which aggregates data from its connected fleet of printers worldwide in order to continually improve the operation and capabilities of its printers, including with respect to speed, materials usage, and implementation of new features through over-the-air software updates. The board of directors considered the advantages of this technology in comparison to the previous generation and existing offerings in additive manufacturing, including in the strength of parts, accuracy of printing, design flexibility, and accessibility of adopting this technology in terms of cost and ease of operation.

•
Strong proprietary technology. The board of directors took into consideration the defensibility of Markforged’s intellectual property, including its portfolio of over 170 issued and pending patents protecting its key technologies.

•
Strong leadership and talent. The board of directors considered Markforged’s management team and technical talent, including outstanding leadership and upper-level management (including certain founders of the company as well as those who have joined the company in recent years), with business experience across the technology and manufacturing sectors, operational and sales expertise relevant to the additive manufacturing market, and a high level of engineering and programming talent among the company’s leadership and team members.

•
Attractive valuation, business model, financial performance (past and projected). The board of directors evaluated the financial performance of Markforged in growing its total revenue, gross profits, gross margins, EBIT and free cash flow, on both a historical and projected basis.

For a more complete description of the AONE board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the AONE board of directors, see the section titled “BCA Proposal — AONE’s Board of Directors’ Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal — Related Agreements.”
Sponsor Support Agreement
Pursuant to the Sponsor Support Agreement, attached hereto as Annex B, the Sponsor and each other AONE Initial Shareholder (including AONE’s independent directors) among other things, (i) to vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not to redeem any shares of AONE common stock owned by them in connection with the transactions contemplated by the Merger Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
The Sponsor Support Agreement also provides that 50%, or 2,610,000, of the shares of Markforged Holding Common Stock held by the Sponsor as a result of the conversion of its Class B ordinary shares in connection with the Domestication (the “Sponsor Earnout Shares”) will be subject to the following vesting conditions: (i) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period and (ii) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period. Any Sponsor Earnout Shares not vested at the time that is five years after the consummation of the Business Combination will be forfeited.
For additional information, see “BCA Proposal — Merger Consideration — Earnout Shares — Related Agreements — Sponsor Support Agreement.”
Markforged Stockholders Support Agreement
In connection with the execution of the Merger Agreement, AONE entered into a support agreement with Markforged and certain stockholders of Markforged, representing, in the aggregate, 78.6% of the voting power of the outstanding Markforged capital stock, voting as a single class and on an as-converted basis, as of February 23, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C. Pursuant to the Markforged Stockholder Support Agreement, such Markforged Stockholders agreed to, among other things, vote to adopt and approve, following the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Markforged Stockholders Support Agreement.
For additional information, see “BCA Proposal — Related Agreements — Markforged Holders Support Agreement”.

Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Markforged Holding Corporation, the Sponsor, the members of and certain affiliates of the Sponsor and certain former stockholders of Markforged (the “Markforged Holders”) will enter into the Registration Rights Agreement, pursuant to which Markforged Holding Corporation will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Markforged Holding Common Stock and other equity securities of Markforged Holding Corporation that are held by the parties thereto from time to time. The Registration Rights Agreement replaces the registration rights agreement that was entered into by AONE, the Sponsor and the other parties thereto in connection with AONE’s initial public offering, which will terminate effective upon the entry into the Registration Rights Agreement. A copy of the Registration Rights Agreement is attached hereto as Annex E.
For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement”.
Lock-up Agreement
The Merger Agreement contemplates that, at the Closing, Markforged Holding Corporation, the Sponsor, the members of and certain affiliates of the Sponsor, and certain Markforged Holders, will agree to restrictions on transfer for up to 180 days, subject to the granting of early release, following the Closing with respect to the shares of Markforged Holding Common Stock held by them immediately following the Closing. A copy of the Lock-up Agreement is attached hereto as Annex F.
For additional information, see “BCA Proposal — Related Agreements — Lock-up Agreement”.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, AONE entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 21,000,000 shares of Markforged Holding Common Stock at $10.00 per share for an aggregate commitment amount of $210,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by each Subscription Agreement is conditioned upon terms including, but not limited to: (i) the satisfaction or waiver of certain closing conditions to the Merger Agreement, (ii) the representations and warranties of the parties made in the Subscription Agreement being true and correct to the standard applicable to such representations and warranties as of the applicable dates, (iii) the approval for listing on the NYSE of the shares to be issued to the PIPE Investors and (iv) the absence of any amendment of, or waiver or modification to, the Merger Agreement that would materially adversely affect the PIPE Investors. The closings under the Subscription Agreements will occur prior to or substantially concurrently with the Closing. The closings under the Subscription Agreements will occur prior to or substantially concurrently with the Closing. A copy of the Form of Subscription Agreement is attached hereto as Annex D.
For additional information, see “BCA Proposal — Related Agreements — PIPE Subscription Agreements”.
Ownership of Markforged Holding Corporation following Business Combination
As of the date of this proxy statement/prospectus, there are 26,875,000 ordinary shares issued and outstanding, which include the 5,375,000 founder shares held by the Sponsor and related parties and 21,500,000 public shares. As of the date of this proxy statement/prospectus, there are 8,525,000 warrants outstanding, which include the 3,150,000 private placement warrants held by the Sponsor and 5,375,000 public warrants. Each whole warrant entitles the holder thereof to purchase one AONE Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Markforged Holding Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the AONE fully diluted share capital would be 35,400,000 ordinary shares.
It is anticipated that, immediately following the Business Combination and related transactions, (1) AONE public shareholders will own approximately 10.1% of the outstanding Markforged Holding

Common Stock, (2) Markforged Stockholders (as defined below) will own approximately 77.6% of the outstanding Markforged Holding Common Stock, (3) the Sponsor and related parties will collectively own approximately 2.5% of the outstanding Markforged Holding Common Stock, and (4) the PIPE Investors will own approximately 9.8% of outstanding Markforged Holding Common Stock. These percentages assume (i) that no AONE public shareholders exercise their redemption rights in connection with the Business Combination, (ii) that Markforged Holding Corporation issues an aggregate of 165,500,000 shares of Markforged Holding Common Stock, which includes all shares issuable in respect of Markforged Holding Options, Markforged Holding RSU Awards and the Markforged Share Reserve, (iii) that no Markforged Holding Warrants are exercised, (iv) that no Markforged Earnout Shares are issued and (v) that Markforged Holding Corporation issues 21,000,000 shares of Markforged Holding Common Stock to the PIPE Investors pursuant to the PIPE Investment, and includes all shares of Markforged Holding Common Stock issuable in respect of the AONE Class B ordinary shares, whether or not such shares are vested at such time. The PIPE Investors have agreed to purchase 21,000,000 shares of Markforged Holding Common Stock, at $10.00 per share, for approximately $210 million of gross proceeds. If the shares of Markforged Holding Common Stock underlying Markforged Holding Options, Markforged Holding RSU Awards and the Markforged Share Reserve are not included, (1) AONE public shareholders will own approximately 11.2% of the outstanding Markforged Holding Common Stock, (2) Markforged Stockholders will own approximately 75.0% of the outstanding Markforged Holding Common Stock, (3) the Sponsor and related parties will collectively own approximately 2.8% of the outstanding Markforged Holding Common Stock, and (4) the PIPE Investors will own approximately 11.0% of outstanding Markforged Holding Common Stock. If the actual facts are different from these assumptions, the percentage ownership retained by AONE’s existing shareholders in the combined company will be different.
The following table summarizes the pro forma shares of Markforged Holding Common Stock outstanding under each redemption scenario as it relates to the pro forma balance sheet, excluding the potential dilutive effect of Markforged Earnout Shares, AONE warrants, and outstanding awards:
	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
AONE Class A shareholders	21,500,000	11.2%	2,992,378	1.7%
Markforged existing shareholders	143,447,601	75.0%	143,447,601	83.0%
PIPE investors	21,000,000	11.0%	21,000,000	12.2%
AONE Class B shareholders	5,375,000	2.8%	5,375,000	3.1%
Closing shares	191,322,601	100.0%	172,812,991	100.0%

Organizational Structure
Following the Business Combination, Markforged Holding Corporation will be a publicly traded company and will directly wholly own MarkForged, Inc. The following diagram depicts the organizational structure of Markforged and Markforged Holding Corporation following the Business Combination.
Date, Time and Place of Extraordinary General Meeting of AONE’s Shareholders
The extraordinary general meeting of the shareholders of AONE will be held at [•], Eastern Time, on [•], at the offices of Cadwalader, Wickersham & Taft LLP located at 200 Liberty St., New York, New York 10281, or virtually via live webcast at https://www.cstproxy.com/one/sm2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
AONE shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [•], 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. AONE warrants do not have voting rights. As of the close of business on the record date, there were 26,875,000 ordinary shares issued and outstanding, of which 21,500,000 were issued and outstanding public shares.
Quorum and Vote of AONE Shareholders
A quorum of AONE shareholders is necessary to hold a valid meeting. A quorum will be present at the AONE extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting,13,437,501 ordinary shares would be required to achieve a quorum.
The AONE Initial Shareholders have agreed to vote all ordinary shares they own in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the ownership of the AONE Initial Shareholders consists of 5,375,000 Class B ordinary shares, constituting 20.0% of the issued and outstanding ordinary shares. No other AONE shareholders have entered into any agreements to vote in favor of the proposals. The BCA Proposal requires an ordinary resolution under Cayman Islands law, being a majority of the ordinary shares present and voting. In addition to the vote of the AONE Initial Shareholders, 37.5% of AONE Class A ordinary shares must be voted in favor to approve the proposal if all outstanding ordinary shares are voted, and 6.25% AONE Class A ordinary shares will be required if only a quorum (a majority of the outstanding ordinary shares) is voted.
The proposals presented at the extraordinary general meeting require the following votes:
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BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Director Proposal: The approval of the Director Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of AONE that Markforged Holding Corporation redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•
(a) hold public shares or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), AONE’s transfer agent, that Markforged Holding Corporation redeem all or a portion of your public shares for cash; and

•
deliver your share certificates (if any) and any other redemption forms to Continental, AONE’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, AONE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, AONE’s transfer agent, Markforged Holding Corporation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Markforged Holding Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of AONE — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and the other AONE Initial Shareholders, including AONE’s independent directors, have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the AONE Initial Shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the AONE Initial Shareholders own 20.0% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither AONE shareholders nor AONE warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. AONE has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of AONE — Revoking Your Proxy.”

Interests of AONE’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of AONE’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and AONE’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of AONE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
Prior to AONE’s initial public offering, the Sponsor purchased 5,375,000 AONE Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0047 per share. Subsequently, also prior to the initial public offering, the Sponsor transferred an aggregate of 155,000 AONE Class B ordinary shares to Michelle Gill, Lachy Groom, Gautam Gupta, Pierre Lamond, Laura de Petra and Trina Spear. If AONE does not consummate a business combination by August 20, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,375,000 AONE Class B ordinary shares collectively owned by AONE’s initial shareholders would be worthless because following the redemption of the public shares, AONE would likely have few, if any, net assets and because the Sponsor and AONE’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any AONE Class A ordinary shares and AONE Class B ordinary shares held by it or them, as applicable, if AONE fails to complete a business combination within the required period. Additionally, in such event, the 3,150,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of AONE’s initial public offering for an aggregate purchase price of $6.3 million, will also expire worthless. Certain of AONE’s directors and executive officers, including Kevin Hartz, Gautam Gupta, Eugene “Spike” Lipkin and Troy Steckenrider, also have an economic interest in such private placement warrants and AONE Class B ordinary shares owned by the Sponsor. The 5,375,000 shares of Markforged Holding Common Stock into which the 5,375,000 AONE Class B ordinary shares collectively held by the AONE Initial Shareholders will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $54.5 million based upon the closing price of $10.14 per public share on the NYSE on June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Markforged Holding Common Stock will be subject to certain restrictions, including those described above, AONE believes such shares have less value. The 3,150,000 Markforged Holding Warrants into which the 3,150,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $6.6 million based upon the closing price of $2.09 per public warrant on the NYSE on June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
The Sponsor (including its representatives and affiliates) and AONE’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AONE. For example, Messrs. Hartz, Gupta, and Steckenrider, each of whom serves as an officer and/or director of AONE and may be considered an affiliate of the Sponsor, have also formed two (“TWOA”), a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting its initial business combination, which completed its initial public offering on March 29, 2021. Mr. Hartz is Co-Chief Executive Officer and a director of TWOA. Mr. Gupta is Co-Chief Executive Officer of TWOA. and Mr. Steckenrider is the Chief Financial Officer of TWOA. In addition, Mr. Lamond and Ms. Gill, independent directors of AONE, also serve as independent directors of TWOA. The Sponsor and AONE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to AONE completing its initial business combination. AONE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to AONE, and the other entities to which they owe certain fiduciary or contractual duties, including to TWOA. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in AONE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to AONE, subject to applicable fiduciary duties under the Cayman Islands Companies Act. AONE’s Cayman Constitutional Documents provide that AONE renounces its interest in any corporate opportunity offered to any director or officer of AONE unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of AONE and it is an opportunity that AONE is able to complete on a reasonable basis.
•
AONE’s existing directors and officers will be eligible for continued indemnification and continued coverage under AONE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•
In the event that AONE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, AONE will be required to provide for payment of claims of creditors that were not waived that may be brought against AONE within the ten years following such redemption. In order to protect the amounts held in AONE’s trust account, the Sponsor has agreed that it will be liable to AONE if and to the extent any claims by a third party (other than AONE’s independent auditors) for services rendered or products sold to AONE, or a prospective target business with which AONE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of AONE’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
AONE’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on AONE’s behalf, such as identifying and investigating possible business targets and business combinations. However, if AONE fails to consummate a business combination by August 20, 2022, they will not have any claim against the trust account for reimbursement. AONE’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $10 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account and other transaction fees that will not be incurred if the Business Combination is not consummated). Accordingly, AONE may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.

•
Pursuant to the Registration Rights Agreement, the AONE Initial Shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Markforged Holding Common Stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and the other AONE Initial Shareholders (including AONE’s independent directors) have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the AONE Initial Shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the AONE Initial Shareholders own 20.0% of the issued and outstanding ordinary shares of AONE.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Markforged or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of AONE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Markforged or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. AONE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Interests of Markforged’s Directors and Officers in the Business Combination
When you consider the recommendation of AONE’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that Markforged’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of AONE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Treatment of Markforged Equity Awards in the Business Combination. Under the Merger Agreement, all outstanding stock options and restricted stock units (“RSUs”) granted by Markforged prior to the Closing will be converted to awards for shares of Markforged Holding Common Stock that will be subject to the same terms and conditions as were in effect prior to the Closing. See the section entitled “BCA Proposal  — The Merger Agreement — Consideration — Treatment of Markforged Options and Restricted Stock Unit Awards “ for more information.

The amounts listed in the table below represent the number of stock options and/or RSUs to be held by each executive officer and director of Markforged immediately following consummation of the Business Combination. Stock options are stated as total outstanding stock options with the estimated intrinsic value of each executive officer’s and director’s stock options calculated as to the total outstanding stock options for each individual award multiplied by the difference between (i) the $10.00 fair value of Markforged Holding Common Stock under the Merger Agreement and (ii) the stock option exercise price. Additionally, RSUs are stated as total outstanding RSUs with the estimated intrinsic value of each executive officer’s and director’s RSUs calculated as to the total outstanding RSUs multiplied by the $10.00 fair value of Markforged Holding Common Stock as under the Merger Agreement.

Name	Options	RSUs	Intrinsic Value
Shai Terem	6,750,940	0	$67,509,400
David Benhaim	3,181,503	0	$31,815,030
Antonio Rodriguez	0	0	$0
Edward T. Anderson	0	0	$0
Michael Medici	0	0	$0
Paul Milbury	798,998	0	$7,989,980
Gregory Thomas Mark	401,820	0	$4,018,200
Mark Schwartz	0	761,795	$7,617,950
Stephen Karp	285,673	0	$2,856,730
Assaf Zipori	809,406	0	$8,094,060

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Director Compensation. Following the Business Combination, the Markforged Holding Corporation board of directors intends to adopt a non-employee director compensation practice (“Director Compensation Practice”). We intend that the Director Compensation Practice will provide for compensation in the form of cash, equity or a combination of both. At the time of the filing of this proxy statement/prospectus, no amounts of compensation in any form have been determined for directors in connection with the Director Compensation Practice. For more information on the Director Compensation Practice we intend to adopt, see the section entitled “— Director Compensation” below.

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Markforged Earnout Shares. The holders of Markforged common stock and Markforged Awards (whether vested or not) immediately prior to the Effective Time will be entitled to receive, on a pro rata basis, up to 14,666,667 additional shares of Markforged Holding Common Stock upon the price of Markforged Holding Common Stock achieving certain thresholds. Each of the officers of Markforged and directors Shai Terem, Gregory Mark, David Benhaim and Paul Milbury are the direct owners of Markforged common stock and/or Markforged Awards. In addition, directors Michael Medici, Edward Anderson and Antonio Rodriguez are the partners or managing directors of, and may be deemed to be affiliated with, Summit Partners, North Bridge and Matrix, which entities will collectively be eligible to receive up to an aggregate of 6,650,020 Markforged Earnout Shares. Any Markforged Earnout Share that would otherwise be distributed to a holder of a Markforged Award that is unvested as of the date of distribution will be distributed in the form of a restricted stock unit in respect of Markforged Holding Common Stock to such holder, which will vest subject to the same vesting conditions as the underlying award. If such Markforged Award holder forfeits the underlying Markforged Award, then such holder’s right to receive the allocable Markforged Earnout Shares will immediately terminate (and such Markforged Earnout Shares would instead be distributed on a pro rata basis to the other holders of Markforged common stock and Markforged Awards).

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Employee Transactions. Prior to the Business Combination, Markforged will repurchase or settle for cash shares of common stock and stock options, as applicable, from certain of its stockholders, for a total value of approximately $45.0 million comprised of: 3,917,064 shares of common stock from Gregory Mark for a total value of $37.3 million, 724,604 shares of common stock and stock options from David Benhaim for a total value of $6.9 million, 84,012 shares of common stock and stock options from Shai Terem for a total value of $800,000.

For more information relating to the 2021 Incentive Plan and 2021 ESPP, see “Incentive Plan Proposal” and “ESPP Proposal” discussed below.
Recommendation to Shareholders of AONE
AONE’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of AONE’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that Markforged Holding Corporation issues or, as applicable, reserves for issuance in respect of Markforged Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Markforged Holding Common Stock, an aggregate of 165,375,000 shares of Markforged Holding Common Stock pursuant to the Merger Agreement. If the actual facts are different from these assumptions, the below figures will be different.
Sources		Uses
($ in millions)
Cash and investments held in trust account(1)	$215	Cash to balance sheet	$375
PIPE Investment(2)	$210	Transaction fees and expenses(3)(4)	$40
Total Sources	$415	Total Uses	$415

(1)
Calculated as of March 31, 2021.

(2)
Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.

(3)
Includes deferred underwriting commission of $7,525,000 and estimated transaction expenses.

(4)
Payment is subject to adjustment in accordance with the Merger Agreement.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, see “U.S. Federal Income Tax Considerations”.
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Markforged Holding Corporation immediately following the Domestication will be the same as those of AONE immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), AONE is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is expected to be reflected as the equivalent of Markforged issuing stock for the historical net assets of AONE, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. The financial statements of Markforged Holding Corporation will represent a continuation of the financial statements of Markforged. Operations prior to the Business Combination will be those of Markforged. See the subsection titled “The Business Combination — Expected Accounting Treatment of the Business Combination” for additional discussion.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On March 9, 2021, AONE and Markforged filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The 30-day waiting period expired on April 8, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. AONE cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, AONE cannot assure you as to its result.
Neither AONE nor Markforged is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions will be obtained.
Emerging Growth Company
AONE is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in AONE’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. AONE has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, AONE, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of AONE’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of AONE’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the last business day of our second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.
Additionally, AONE is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Markforged Holding Corporation will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter or its annual revenue is less than $100.0 million during the most recently completed fiscal year and its equity securities held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.
Risk Factors
Unless the context otherwise requires, all references in this subsection to “we”, “us” or “our” refer to the business of Markforged.
In evaluating the proposals to be presented at the AONE extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”. In particular, such risks include, but are not limited to, the following:
•
We have history of net losses and may not be able to achieve profitability for any period in the future or sustain cash flow from operating activities. We have a relatively limited operating history and have experienced rapid growth, which makes evaluating our current business and future prospects difficult and may increase the risk of your investment. Our operating results may fluctuate significantly from period-to-period.

•
The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.

•
A pandemic, epidemic, or outbreak of an infectious disease, such as the COVID-19 pandemic, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our products. The COVID-19 pandemic has caused material disruption to our business in the second and third quarters of 2020.

•
We face significant competition in our industry. If we are unable to create new products or meet the demands of our customers, our business could be materially adversely affected.

•
We depend on our network of value-added resellers and our business could be materially adversely affected if they do not meet our expectations.

•
We depend heavily on third-party suppliers. If they or their facilities become unavailable or inadequate, our business could be adversely affected. We may experience significant delays in the design, production and launch of our additive manufacturing solutions and enhancements to existing products, and we may be unable to successfully commercialize products on our planned timelines.

•
We rely on a limited number of third-party logistics providers for distribution of our products, and their failure to distribute our products effectively would adversely affect our sales.

•
If demand for our products does not grow as expected, or if market adoption of additive manufacturing does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.

•
Defects in new products or in enhancements to our existing products that give rise to product returns or warranty or other claims could result in material expenses, diversion of management time and attention and damage to our reputation.

•
We may be unable to consistently manufacture our products to the necessary specifications or in quantities necessary to meet demand at an acceptable cost or at an acceptable performance level. As manufacturing becomes a larger part of our operations, we will become exposed to accompanying risks and liabilities. We depend on a limited number of third-party contract manufacturers for a substantial portion of all of our manufacturing needs and any delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, could cause harm to our operations, including loss of market share and damage to our brand.
•
We have experienced, and expect to continue to experience, rapid growth and organizational change since inception. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or attract new employees and customers.

•
A real or perceived defect, security vulnerability, error or performance failure in our software or technical problems or disruptions caused by our third-party service providers could cause us to lose revenue, damage our reputation and expose us to liability.

•
Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling machines and other products in non-United States locations. Global economic, political and social conditions and uncertainties in the market that we serve may adversely impact our business.

•
A significant portion of our business depends on sales to the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

•
We are, and have been in the recent past, subject to business and intellectual property litigation. We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply. We could face liability if our additive manufacturing solutions are used by our customers to print dangerous objects.

•
If we are unable to adequately protect our proprietary technology or obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be impaired.

•
If we fail to establish and maintain proper and effective internal control over financial reporting as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

•
Incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements could adversely affect our reported assets, liabilities, income, revenue or expenses.

•
Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, expenses and profitability may differ materially from our expectations.

SELECTED HISTORICAL FINANCIAL INFORMATION OF AONE
The selected historical statement of operations data of AONE for the period from June 24, 2020 (date of inception) to December 31, 2020 and the condensed balance sheet data as of December 31, 2020 are derived from AONE’s audited financial statements (As Restated) included elsewhere in this proxy statement/prospectus. The summary historical condensed consolidated statement of operations for the three months ended March 31, 2021, and the summary condensed consolidated balance sheet data as of March 31, 2021, are derived from AONE’s unaudited condensed consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. AONE’s unaudited condensed consolidated financial statements were prepared on a basis consistent with its audited financial statements. In AONE’s management’s opinion, the audited financial statements (As Restated) include all adjustments necessary to state fairly AONE’s financial position as of December 31, 2020 and the results of operations for the period from June 24, 2020 (date of inception) to December 31, 2020, and the unaudited condensed consolidated financial statements include all adjustments necessary include all adjustments necessary to fairly state AONE’s financial position as of March 31, 2021 and the results of operations for the three months ended March 31, 2021.
AONE’s historical results are not necessarily indicative of the results that may be expected in the future. AONE’s results for the period from June 24, 2020 (date of inception) to December 31, 2020 (As Restated) and for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for any other period. The information below is only a summary and should be read in conjunction with the sections entitled “AONE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About AONE” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

AONE is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
one
BALANCE SHEET
	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$478,286	$919,823
Prepaid expenses	318,572	314,351
Total current assets	796,858	1,234,174
Investments held in Trust Account	215,096,106	215,076,225
Total Assets	$215,892,964	$216,310,399
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,533	$115,360
Accrued expenses	1,811,743	24,847
Total current liabilities	1,827,276	140,207
Deferred underwriting commissions	7,525,000	7,525,000
Derivative warrant liabilities	22,676,500	17,902,500
Total liabilities	32,028,776	25,567,707
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 17,886,418 and 18,574,269 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	178,864,180	185,742,690
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 3,613,582 and 2,925,731 shares issued and outstanding (excluding 17,886,418 and 18,574,269 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	361	293
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,375,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	538	538
Additional paid-in capital	14,489,172	7,610,730
Accumulated deficit	(9,490,063)	(2,611,559)
Total shareholders’ equity	5,000,008	5,000,002
Total Liabilities and Shareholders’ Equity	$215,892,964	$216,310,399

one
STATEMENT OF OPERATIONS
	For the Three Months ended March 31, 2021	Period from June 24, 2020 (Inception) Through December 31, 2020
	(Unaudited)
General and administrative expenses	$2,094,385	$340,824
Administrative expenses – related party	30,000	40,000
Loss from operations	(2,124,385)	(380,824)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(4,774,000)	(1,705,000)
Offering costs associated with derivative warrant liabilities	—	(601,960)
Net gain from investments held in Trust Account	19,881	76,225
Net loss	$(6,878,504)	$(2,611,559)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	21,500,000	21,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,265,873	5,265,873
Basic and diluted net loss per share, Class B ordinary shares	$(1.28)	$(0.51)

SELECTED HISTORICAL FINANCIAL INFORMATION OF MARKFORGED
The selected historical consolidated statement of operations data and statement of cash flows data of Markforged presented below for the years ended December 31, 2020 and 2019, and the selected historical consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from Markforged’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
The selected historical condensed consolidated statement of operations data and statement of cash flows data for the three months ended March 31, 2021 and 2020 and the historical condensed consolidated balance sheet data as of March 31, 2021 are derived from Markforged’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of Markforged’s management, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Markforged’s financial position as of March 31, 2021 and the results of operations for the three months ended March 31, 2021 and 2020.
Markforged’s historical results are not necessarily indicative of the results that may be expected in the future and Markforged’s results for the year ended December 31, 2020 and three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Markforged” and “Information about Markforged” and the consolidated financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.
Selected Financial Information
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
(in thousands, except share and per share data)
Revenue	$20,120	$17,701	$71,851	$72,549
Cost of revenue	7,939	8,277	29,921	36,321
Gross profit	12,181	9,424	41,930	36,228
Operating expense
Sales and marketing	7,057	6,465	22,413	31,018
Research and development	5,259	4,646	17,176	20,270
General and administrative	8,863	3,626	20,080	15,683
Total operating expense	21,179	14,737	59,669	66,971
Loss from operations	(8,998)	(5,313)	(17,739)	(30,743)
Other expense	(1,023)	14	(184)	(121)
Interest expense	(4)	(10)	(98)	(49)
Interest income	2	122	147	1,053
Loss before income taxes	(10,023)	(5,187)	(17,874)	(29,860)
Income tax expense	(4)	57	111	15
Net loss and comprehensive loss	$(10,019)	$(5,244)	$(17,985)	$(29,875)
Deemed dividend – redemption of Series Seed convertible preferred stock	—	—	—	(785)
Deemed dividend – redemption of common stock	—	—	(826)	(624)
Net loss attributable to MarkForged, Inc. common stockholders	(10,019)	(5,244)	(18,811)	(31,284)
Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.13)	$(0.47)	$(0.81)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	41,418,669	39,730,217	40,258,968	38,673,218

	As of March 31, 2021	December 31,
		2020	2019
(in thousands)
Balance Sheet Data
Total assets	$79,643	$89,603	$93,272
Total liabilities	$25,987	$27,578	$16,836
Total convertible preferred stock	$137,597	$137,497	$136,797
Total stockholder’s deficit	$(83,941)	$(75,472)	$(60,361)
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
(in thousands)
Statements of Cash Flows Data
Net cash used in operating activities	$(6,588)	$(1,137)	$(6,459)	$(30,667)
Net cash used in investing activities	$(375)	$(65)	$(522)	$(4,632)
Net cash (used in) provided by financing activities	$(6,738)	$649	$5,928	$81,185
Selected Non-GAAP Financial Information
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
(in thousands)
Adjusted EBITDA Data(1)
Net loss	$(10,019)	$(5,244)	$(17,985)	$(29,875)
Interest income	(2)	(122)	(147)	(1,053)
Interest expense	4	10	98	49
Income tax (benefit) expense	(4)	57	111	15
Depreciation and amortization	430	451	1,795	1,359
EBITDA	$(9,591)	$(4,848)	$(16,128)	$(29,505)
Stock compensation expense	1,194	504	2,569	858
Adjusted EBITDA	$(8,397)	$(4,344)	$(13,559)	$(28,647)

(1)
Management monitors Adjusted EBITDA as a measure of overall business performance. It enables Management to analyze past and future performance without the effects of non-cash items and one-time charges. Adjusted EBITDA can be useful in evaluating our performance by eliminating the effect of financing, capital expenditures, and non-cash expenses such as stock-based compensation, however, the Company may incur such expenses in the future which could impact future results.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(In Thousands, Except Share and Per Share Amounts)
The following selected unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information”. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, AONE is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Markforged Holding Corporation will represent a continuation of the financial statements of Markforged with the Business Combination treated as the equivalent of Markforged issuing stock for the net assets of AONE, accompanied by a recapitalization. The net assets of AONE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Markforged in future reports of Markforged Holding Corporation.
The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on March 31, 2021. The selected unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and fiscal year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.
The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of Markforged Holding Corporation appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”. The unaudited pro forma condensed combined information is derived from, and should be read in conjunction with, the historical financial statements of AONE and Markforged and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what Markforged Holding Corporation’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined information does not purport to project the future financial position or operating results of Markforged Holding Corporation.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of AONE Class A ordinary shares:
•
Assuming No Redemptions:   This presentation assumes that no AONE shareholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions:   This presentation assumes that AONE’s public shareholders exercise redemption rights with respect to 18,509,610 of their public shares. The maximum redemption scenario is based on the Minimum Cash Condition of $200.0 million to be contributed at Closing of the Business Combination, consisting of Trust Account funds of $215.1 million and PIPE Investment proceeds of $210.0 million, after giving effect to unpaid transaction expenses. This scenario assumes that the full amount of the PIPE Investment is received by the Company, that unpaid transaction expenses do not exceed $40.0 million, and that 18,509,610 public shares are redeemed for an aggregate redemption payment of approximately $185.1 million

The following table summarizes the pro forma shares of Markforged Holding Common Stock outstanding under each redemption scenario as it relates to the pro forma balance sheet, excluding the potential dilutive effect of Markforged Earnout Shares, AONE warrants, and outstanding awards:
	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
AONE Class A shareholders	21,500,000	11.2%	2,990,390	1.7%
Markforged existing shareholders(1)(2)(3)	143,447,601	75.0%	143,447,601	83.0%
PIPE investors	21,000,000	11.0%	21,000,000	12.2%
AONE Class B shareholders(4)	5,375,000	2.8%	5,375,000	3.1%
Closing shares	191,322,601	100.0%	172,812,991	100.0%

(1)
Amount excludes 17,551,986 shares, on an as-converted basis, that may be issued upon the exercise of outstanding options as well as 1,267,170 outstanding RSUs subject to vesting

(2)
Amount excludes 3,233,066 options authorized and not issued

(3)
Amount excludes 14,666,667 Markforged Earnout shares contingently issuable based upon achieving certain share price thresholds that have not yet been achieved

(4)
Amount includes 2,610,000 Sponsor Earnout shares subject to forfeiture

The two redemption scenarios assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for 8,525,000 outstanding AONE warrants issued in connection with its IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated shares reserved for the potential future issuance of Markforged Holding Corporation common stock upon the exercise of the Markforged Holding Corporation Options or settlement of Markforged Holding Corporation RSUs to be issued to holders of Markforged Options and Markforged RSUs upon the consummation of the Business Combination, as such events have not yet occurred.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

(in thousands, except share and per share data)	Pro Forma Condensed Combined (Assuming No Redemptions Scenario)	Pro Forma Condensed Combined (Assuming Max Redemption Scenario)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Three months ended March 31, 2021
Revenue	$20,120	$20,120
Net loss and comprehensive loss attributable to common shareholders	$(16,194)	$(16,194)
Pro forma net loss per share – basic and diluted	$(0.09)	$(0.10)
Pro forma weighted average shares outstanding – basic and diluted	188,712,601	170,202,991
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2020
Revenue	$71,851	$71,851
Net loss and comprehensive loss attributable to common shareholders	$(37,026)	$(37,026)
Pro forma net loss per share – basic and diluted	$(0.20)	$(0.22)
Pro forma weighted average shares outstanding – basic and diluted	188,712,601	170,202,991
Selected Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2021
Total assets	$417,556	$237,087
Total liabilities	$196,661	$196,661
Total stockholder’s deficit	$220,895	$40,426

COMPARATIVE PER SHARE DATA
(In Thousands, Except Share and Per Share Amounts)
The pro forma earnings information for the three months ended March 31, 2021 and fiscal year ended December 31, 2020 were computed as if the Business Combination and the PIPE Investment had been completed on January 1, 2020.
The information in the following table should be read in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of AONE and Markforged and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or reporting period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of AONE and Markforged would have been had the companies been combined during the periods presented.
The following table sets forth:
•
Historical per share information of AONE for the three months ended March 31, 2021 and for the fiscal year ended December 31, 2020 (As Restated), and

•
Unaudited pro forma per share information of the combined company for the three months ended March 31, 2021 and the fiscal year ended December 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•
The no redemptions scenario assumes that no AONE shareholders elect to redeem their Class A ordinary shares for a pro rata portion of cash in the Trust Account in connection with the Business Combination, and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•
The Maximum Redemptions scenario assumes that AONE’s public shareholders exercise redemption rights with respect to 18,509,610 of their public shares. The maximum redemption scenario is based on the Minimum Cash Condition of $200.0 million to be contributed at Closing of the Business Combination, consisting of Trust Account funds of $215.1 million and PIPE proceeds of $210.0 million, after giving effect to unpaid transaction expenses. This scenario assumes that the full amount of the PIPE Investment is received by the Company, that unpaid transaction expenses do not exceed $40.0 million, and that 18,509,610 public shares are redeemed for an aggregate redemption payment of approximately $185.1 million.

			Pro Forma		Markforged equivalent pro forma per share data
	AONE (Historical)	Markforged (Historical)	Scenario 1 (Assuming No Additional Redemptions)	Scenario 2 (Assuming Maximum Redemptions)	Scenario 1 (Assuming No Additional Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
As of and for the three months ended March 31, 2021
Book Value per share	$0.56	$1.28	$1.16	$0.23	$1.13	$0.23
Net income (loss) per Markforged Holding Common Stock share			$(0.09)	$(0.10)	$(0.08)	$(0.09)
Weighted average Markforged Holding Common Stock shares outstanding – basic and diluted			188,712,601	170,202,991	195,906,675	177,397,065
Net income (loss) per class A ordinary share – basic and diluted	$0.00
Weighted average class A ordinary shares outstanding – basic and diluted	21,500,000
Net loss per class B ordinary share – basic and diluted	$(1.28)
Weighted average class B ordinary shares outstanding – basic and diluted	5,375,000
Net loss per Markforged common stock – basic and diluted		$(0.24)
Weighted average shares outstanding of Markforged common stock – basic and diluted		41,418,669
As of and for the year ended December 31, 2020
Book Value per share	$0.60	$0.40	$1.37	$0.47	$1.33	$0.46
Net income (loss) per Markforged Holding Common Stock share			$(0.20)	$(0.22)	$(0.19)	$(0.21)
Weighted average Markforged Holding Common Stock shares outstanding – basic and diluted			188,712,601	170,202,991	195,906,675	177,397,065
Net income (loss) per class A ordinary share – basic and diluted	$0.00
Weighted average class A ordinary shares outstanding – basic and diluted	21,500,000
Net loss per class B ordinary share – basic and diluted	$(0.51)
Weighted average class B ordinary shares outstanding – basic and diluted	5,265,873
Net loss per Markforged common stock – basic and diluted		$(0.47)
Weighted average shares outstanding of Markforged common stock – basic and diluted		40,258,968

MARKET PRICE AND DIVIDEND INFORMATION
AONE units, Class A ordinary shares and public warrants are currently listed on the New York Stock Exchange under the symbols “AONE.U” and “AONE” and “AONE.WS”, respectively.
The most recent closing prices of the units, common shares and redeemable warrants as of February 23, 2021, the last trading day before announcement of the execution of the Merger Agreement, were $12.36, $11.30 and $3.39, respectively. As of [•], the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and redeemable warrant was $[•], $[•] and $[•], respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of AONE’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus there was one holder of record of AONE Class A ordinary shares, seven holders of record of AONE Class B ordinary shares, one holder of record of AONE units and two holders of record of AONE warrants. See “Beneficial Ownership of Securities.”
Dividend Policy
AONE has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Markforged Holding Corporation subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Markforged Holding Corporation’s board of directors. AONE’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the board of directors of Markforged Holding Corporation will declare any dividends in the foreseeable future. Further, the ability of Markforged Holding Corporation to declare dividends may be limited by the terms of financing or other agreements entered into by Markforged Holding Corporation or its subsidiaries from time to time.
Price Range of Markforged’s Securities
Historical market price information regarding Markforged is not provided because there is no public market for Markforged’s securities. For information regarding Markforged’s liquidity and capital resources, see “Markforged’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.
Unless the context otherwise requires, all references in this subsection to “we”, “us” or “our” refer to the business of MarkForged, Inc. (“Markforged”) prior to Closing, which will be the business of Markforged Holding Corporation and its subsidiaries following Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Markforged Holding Corporation, in which event the market price of Markforged Holding Common Stock could decline, and you could lose part or all of your investment.
Risks Related to Markforged’s Business and Industry
Risks Related to Our Operating History
We have a history of net losses and may not be able to achieve profitability for any period in the future or sustain cash flow from operating activities.
We have a history of losses since our inception in 2013 and have funded our cash flow deficits primarily through the issuance of capital stock. As of March 31, 2021, we had an accumulated deficit of $89.6 million, including net losses of $18.0 million for 2020 and $29.9 million for 2019. We expect to continue to incur operating losses and negative cash flow as we continue to invest significantly in research and development efforts, sales and marketing and other aspects of our business.
We cannot make any assurances that these investments will result in increased revenue or growth in our business. Additionally, as a public company, we expect our legal, accounting and other expenses to be substantially higher than the expenses we incurred as a private company. Furthermore, we may encounter unforeseen issues that require us to incur additional costs. Any such increased expenditures make it harder for us to achieve and maintain future profitability. Revenue growth and growth in our customer base may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. While we have a revenue history, we expect to bring new additive manufacturing products to market that we anticipate will generate a substantial portion of our future revenue, and it is difficult for us to predict our future operating results. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this proxy statement/prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may exceed forecasts, we may incur significant losses for the foreseeable future, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. Accordingly, if we are not able to achieve or maintain profitability and we incur significant losses in the future, the market price of our common stock may decline, and you could lose part or all of your investment.
We have a relatively limited operating history and have experienced rapid growth, which makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer and the trading price of our stock may decline. We intend to derive a substantial portion of our revenues from sales of new and existing hardware products, which sales are non-recurring and subject to significant risk and fluctuation.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. The financial projections included in this proxy statement/prospectus are based on our estimates and assumptions as of the dates indicated in this proxy statement/prospectus concerning various factors, which are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially. These estimates and assumptions include, among others: the continuing effects of the COVID-19 pandemic, projections of the size and growth of the overall additive manufacturing industry, revenue growth for our existing products, our ability to develop and successfully commercialize new products and services, the mix of hardware, services and consumables revenue, the performance of our VARs, and cost assessments. These estimates and assumptions require the exercise of judgment and may not occur and are subject to various economic, business, competitive, regulatory, legislative, political and other factors beyond our control, including, for example, changes in customer demand, increased costs in our supply chain, and market acceptance of our products and services. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Our failure to achieve our projected results could harm the trading price of Markforged Holding Corporation's securities and its financial position following the completion of the Business Combination. We, AONE and/or Markforged Holding Corporation have no duty to update the financial projections included in this proxy statement/prospectus.
Our operating results may fluctuate significantly from period-to-period and may fall below expectations in any particular period, which could adversely affect the market price of our common stock.
Our quarterly results of operations may fluctuate significantly from period-to-period. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. If our revenue or operating results fall below the expectations of investors or any securities analysts that follow our company in any period, the price of our common stock would likely decline. Each of the risks described in this section, as well as other factors, may affect our operating results. For example, factors that may cause our operating results to fluctuate include:
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the degree of market acceptance of our products;

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our ability to compete with competitors and new entrants into our markets;

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changes in our pricing policies or those of our competitors, including our response to price competition;

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the effectiveness of our securing new orders and fulfilling existing orders;

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the impact of the COVID-19 pandemic on our customers, suppliers, manufacturers and operations;

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the mix of products that we sell during any period;

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the timing of our sales and deliveries of our products to customers;

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changes in the amount that we spend to develop and manufacture new products or technologies;

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timing of expenditures to develop and bring to market new or enhanced products and the generation of revenue from those products;

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changes in the amounts that we and our value added resellers (“VARs”) spend to promote our products;

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changes in the cost of satisfying our warranty obligations and servicing our products, including with respect to our obligations related to our “success plan” offerings;

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litigation-related expenses and/or liabilities;

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unforeseen liabilities or difficulties in integrating our acquisitions or newly acquired businesses;

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disruptions to our internal and third-party manufacturing facilities and processes;

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disruptions to our information technology systems or our third-party contract manufacturers;

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disruptions to our global supply chain;

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the geographic distribution of our sales;

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general economic and industry conditions that affect customer demand; and

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changes in accounting rules and tax laws.

In addition, sales of our products are subject to the adoption and capital expenditure cycles of our customers sales cycle, and seasonality among our customers may cause our revenues and operating results to fluctuate from period to period. Accordingly, we typically experience increased sales during the fourth quarter and, to a lesser extent, the third quarter of our fiscal year relative to the first and second quarters. Additionally, for our more complex solutions, which may require additional facilities investment and installation support, potential customers may spend a substantial amount of time performing internal assessments prior to making a purchase decision. This may cause us to devote significant effort in advance of a potential sale without any guarantee of receiving any related revenues. As a result, revenues and operating results for future periods are difficult to predict with any significant degree of certainty, which could lead to adverse effects on our inventory levels and overall financial condition. Accordingly, you should not rely on quarter-over-quarter and year-over-year comparisons of our results as an indicator of our future performance.
The global COVID-19 pandemic has significantly affected our business and operations.
The COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods and services worldwide. In light of the uncertain situation relating to the spread of COVID-19, we have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers and the communities in which we operate. These measures include temporarily closing our offices to visitors and limiting the number of employees in our offices to those that are deemed essential for manufacturing and research purposes, as well as virtualizing, postponing or canceling customer, employee and industry events.
The COVID-19 pandemic has also created many negative headwinds that present risks to our business and results of operations. For example, it has generally disrupted the operations of our customers and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets or other harm to their business and financial results. These disruptions have caused reduced capital expenditures by our existing customers and potential new customers, which negatively impacted our sales, especially during the period between March 2020 and May 2020 in which we experienced a decrease in sales compared to the relevant period in 2019. This reduction was particularly prevalent among customers that are large companies purchasing our more expensive products that require greater on-site installation support. Further, in April 2020, we conducted a reduction in force as a result of reduced demand for our products and uncertainty about future revenues. Because the future effects of the COVID-19 pandemic are unpredictable, the impact could be more prolonged and significant in the future. These disruptions could result in further reductions to capital expenditure budgets, delayed purchasing decisions, longer sales cycles, extended payment terms or missed payments, and postponed or canceled projects, any of which would negatively impact our business and operating results, including sales and cash flows. We cannot predict the long-term impact that the COVID-19 pandemic may have on our business and cannot guarantee that it will not be materially negative. Although vaccines have recently become available to the public and states, including Massachusetts where our headquarters is located, have begun to ease certain restrictions, we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we have adopted may create operational and other challenges, any of which could harm our business and results of operations.
Historically, a significant portion of our field sales, customer training events and other application services have been conducted in person, and the rollout of our new products has historically been supported by our participation at industry conferences. Currently, as a result of the work and travel restrictions related to the COVID-19 pandemic, and the precautionary measures that we have adopted, most of our field sales and professional services activities are being conducted remotely, which has resulted in a decrease in our travel expenditures. However, we have begun in-person interactions at trade shows and other customer events where permitted. We expect our travel expenditures to increase in the future, which could negatively impact our financial condition and results of operations. As of the date of this proxy statement/prospectus, we do not yet know the extent of the negative impact of such restrictions and precautionary measures on our ability to attract new customers or retain and expand our relationships with existing customers over the near and long term.
In addition, many of our suppliers are experiencing operational challenges as a result of COVID-19, which in turn may destabilize our supply chain or otherwise have an adverse effect on our ability to provide products to our customers. Our suppliers may have to temporarily close a facility for disinfecting after employees tested positive for COVID-19, face staffing shortages from employees who are sick or apprehensive about coming to work or be overwhelmed by unexpected demand. Because of measures we took to increase inventory, the difficulties experienced by our suppliers have had minimal impact on our ability to ship products to our customers; however, these measures had a negative impact on short-term profitability and if the COVID-19 pandemic continues, it may negatively affect our inventory and delay delivery to our customers, which in turn will adversely affect our revenue and results of operations. If our suppliers are unable to deliver the materials we require on a timely basis, we cannot guarantee that we will be able to locate alternative sources of supply for our products on acceptable terms, or at all. If we are unable to adequately purchase appropriate amounts of inventory, our business and results of operations may be materially and adversely affected.
Additionally, the COVID-19 pandemic has impacted, and may continue to impact, our headquarters, which is our primary corporate office, sales and marketing center and has also impacted our in-house manufacturing location, including through the effects of facility closures, reductions in operating hours and other social distancing efforts. For example, if even a small number of our employees who work in clusters relating to critical functions such as manufacturing, procurement, supply chain, and research and development, test positive for COVID-19, the entire business function could be temporarily shut down to ensure the safety of our employees and the effectiveness of business would be severely impacted. Additionally, while Massachusetts and other states have begun to ease restrictions on in-person operations, we cannot predict whether these conditions and concerns will continue or whether we will experience more significant or frequent disruptions in the future, including the complete closure of one or more of our facilities. Furthermore, as a result of the COVID-19 pandemic, we have required all employees who are able to do so to work remotely on a full-time or partial basis. It is possible that widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in increased consumer privacy, data security and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.
More generally, the COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on economies and financial markets globally, leading to a continued economic downturn, which is expected to decrease technology spending generally and could adversely affect demand for our platforms and services. It is not possible at this time to estimate the full impact that COVID-19 will have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.
To the extent the COVID-19 pandemic adversely affects our business, financial condition and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to, those related to our ability to increase sales to existing and new customers, continue to perform on existing contracts, develop and deploy new technologies, expand our marketing capabilities and sales organization, generate sufficient cash flow to service our indebtedness, and comply with the covenants in the agreements that govern our indebtedness.

Risks Related to the Additive Manufacturing Industry
The additive manufacturing industry in which we operate is characterized by rapid technological change, requiring continual innovation and development of new products and innovations to meet constantly evolving customer demands.
Our revenues are derived from the sale of 3D printers and related materials and services. The additive manufacturing market is subject to rapid innovation and technological change and our customers’ needs are rapidly evolving. While we intend to invest substantial resources to remain on the forefront of technological development, continuing advances in additive manufacturing technology, changes in customer requirements and preferences and the emergence of new standards, regulations and certifications could adversely affect adoption of our products. Our ability to compete in the additive manufacturing market depends, in large part, on our success in developing and introducing new 3D printers and technology, in improving our existing products and technology and qualifying new materials which our systems can support. We believe that we must continuously enhance and expand the functionality and features of our products and technologies in order to remain competitive. However, we may not be able to:
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predict future customer demand;

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develop cost effective new products and technologies that address the increasingly complex needs of prospective customers;

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enhance our existing products and technologies;

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respond to technological advances and emerging industry standards and certifications on a cost-effective and timely basis;

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adequately protect our intellectual property as we develop new products and technologies;

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identify the appropriate technology or product to which to devote our resources; or

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ensure the availability of cash resources to fund research and development.

Even if we successfully introduce new additive manufacturing products and technologies and enhance our existing products and technologies, it is possible that these will eventually supplant our existing products or that our competitors will develop new products and technologies that will replace our own. As a result, any of our products may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.
We face intense and growing competition in the additive manufacturing industry. Our inability to compete effectively with our competitors could affect our ability to achieve our anticipated market penetration and achieve or sustain profitability.
The additive manufacturing industry in which we operate is highly competitive. We compete for customers with a wide variety of producers of additive manufacturing equipment that creates 3D objects and end-use parts, as well as with providers of materials and services for this equipment. Some of our existing and potential competitors are researching, designing, developing and marketing other types of products and services that may render our existing or future products obsolete, uneconomical or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than us, including name recognition, as well as experience and expertise in intellectual property rights and operating within certain international markets or industry verticals, any of which may enable them to compete effectively against us. Moreover, many of our competitors have more extensive customer and partner relationships than we do, and may therefore be in a better position to identify and respond to market developments or changes in customer demands, including successfully developing technologies that outperform our technologies. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. For example, a number of companies that have substantial resources have announced that they are beginning production of 3D printers, which will further enhance the competition we face.
Future competition may arise from the development of allied or related techniques for equipment, materials, software and services that are not encompassed by our patents, from the issuance of patents to other companies that may inhibit our ability to develop certain products and from improvements to existing technologies.

We intend to continue to follow a strategy of continuing product development, VAR and distribution network expansion to enhance our competitive position to the extent practicable. But we cannot assure you that we will be able to maintain our current position or continue to compete successfully against current and future sources of competition. If we do not keep pace with technological change and introduce new products and technologies, demand for our products may decline, and our operating results may suffer.
Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
Our business is subject to price competition. Such price competition may adversely affect our results of operation, especially during periods of decreased demand. Decreased demand also adversely impacts the volume of our sales. If our business is not able to offset price reductions resulting from these pressures, or decreased volume of sales due to contractions in the market, by improved operating efficiencies and reduced expenditures, then our operating results will be adversely affected.
Although we generally do not have long-term supply agreements, certain of our operating costs are fixed and cannot readily be reduced, which has an impact on our operating results. To the extent the demand for our products slows, or the additive manufacturing market contracts, we may be faced with excess manufacturing capacity and related costs that cannot readily be reduced, which will adversely impact our financial condition and results of operations. Conversely, because we generally do not have long-term supply agreements, we are subject to the risk of significant cost increases by our suppliers.
Increased consolidation among our customers, suppliers and competitors in the additive manufacturing industry may have an adverse effect on our business and results of operations.
Increased consolidation in the additive manufacturing industry among our customers, suppliers and competitors may adversely affect our business and results of operations. Customer consolidation could lead to changes in buying patterns, slowdowns in spending, and impact our distribution channels. Moreover, the significant purchasing power of these large companies can increase pricing and competitive pressures for us, including the potential for decreases in our average selling prices. If one of our customers is acquired by another company that does not rely on us to provide it with products or relies on another provider of similar products, we may lose that customer’s business. Any of the foregoing results will adversely affect our business, financial condition and results of operations.
In addition, supplier consolidation may lead to increased prices of materials for our products, deployment delays and/or a disruption in output. In addition, such consolidation may exacerbate the risks relating to our dependence on a small number of suppliers for certain materials that are required to manufacture our products.
We may experience significant delays in the design, production and launch of our additive manufacturing solutions and enhancements to existing products, and we may be unable to successfully commercialize products on our planned timelines.
We have several additive manufacturing solutions and enhancements to existing products that are still under development. There are often delays in the design, testing, manufacture and commercial release of new products, and any delay in the launch of our products could materially damage our brand, business, growth prospects, financial condition and operating results. Even if we successfully complete the design, testing and manufacture for one or all of our products or enhancements under development, we may fail to develop a commercially successful product on the timeline we expect for a number of reasons, including:
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misalignment between the products and customer needs;

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length of sales cycles;

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insufficient product innovation;

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product quality and performance issues;

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insufficient resources or qualified personnel to develop the product;

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failure of the product to perform in accordance with the customer’s expectations and industry standards;

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inability to procure parts of adequate quality needed to build the product on commercially acceptable terms, or at all;

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insufficient labor or process stability to build the product to required specifications;

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ineffective distribution, sales and marketing;

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delay in obtaining any required regulatory approvals;

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the impact of the COVID-19 pandemic on production and demand for our products;

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unexpected production costs and delays; or

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release of competitive products.

Our success in the market for the new products we develop will depend in part on our ability to prove our new products’ capabilities in a timely manner. Until demonstration, our customers may not believe that our products and/or technology have the capabilities they were designed to have or that we believe they have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with a competitor, including another larger and more established company, may take longer than expected to make the decision to order our products, or may not have the budget or decision making authority to purchase the product. Significant revenue from new product investments may not be achieved for a number of years, if at all. If the timing of our launch of new products and/or of our customers’ acceptance of such products is different than our assumptions, our revenue and results of operations may be adversely affected.
Changes in our product mix may impact our gross margins and financial performance.
Our financial performance may be affected by the mix of products and services we sell during a given period. We expect to continue to offer products at a variety of price points. Sales of certain of our products have, or are expected to have, higher gross margin contributions than others. If our product mix shifts too far into lower gross margin products, or we are unable to maintain or increase gross margins, and we are not able to sufficiently reduce the engineering, production and other costs associated with those products or substantially increase the sales of our higher gross margin products, our profitability could be reduced. Additionally, the introduction of new products or services may further heighten quarterly fluctuations in gross profit and gross profit margins due to manufacturing ramp-up and start-up costs. Relatedly, if our product mix shifts such that our production rates decrease, our product costs and margins may be negatively impacted. We may experience significant quarterly fluctuations in gross profit margins or operating income or loss due to the impact of the mix of products, channels or geographic areas in which we sell our products from period to period.
Forecasts of our market and market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, there can be no assurance that our business will grow at similar rates, or at all.
Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including the expected size and growth of the markets for additive manufacturing technology and other markets in which we participate, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Even if these markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus, including internally generated estimates and the third-party estimate that the size of the total addressable market is expected to be approximately $115 billion in 2030, should not be taken as indicative of our future growth. In addition, these forecasts may not adequately consider the impact of the current global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.

Risks Related to Our Business Operations
Our failure to meet our customers’ price expectations would adversely affect our business and results of operations.
Demand for our product lines is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs, our competitors’ pricing and marketing strategies, our customers’ budgets, the value our products bring to our customers and our desire to hit revenue goals can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our products and product lines could be negatively impacted and our business, results of operations and brand could suffer.
Our revenue model is evolving and we may introduce new revenue models or avenues that may not be accepted by our customers and as such will not materialize.
We depend on our network of VARs and other distribution partners and if we fail to maintain successful relationships, or if they fail to perform, our ability to market, sell and distribute our products will be limited, and our business, financial position and results of operations will be harmed.
We rely heavily on our global network of VARs and other distribution partners to sell our products and to provide installation and support services to customers in their respective geographic regions. These VARs and other distribution partners may not be as effective in selling our products or installing and supporting our customers as we expect. Moreover, a VAR or other distribution partner may misrepresent the capabilities of our products without our knowledge either intentionally or unintentionally due to the inherent complexity of our products. Further, our VARs and other distribution partners can terminate their contracts with us at any time, and if our contracts with a significant number of VARs and other distribution partners, or with the most effective VARs and other distribution partners, were to terminate or if they would otherwise fail or refuse to sell certain of our products, we may not be able to find replacements that are as qualified or as successful in a timely manner, if at all.
Recruiting and retaining qualified VARs and other distribution partners and training them in our technologies requires significant time and resources. These VARs and other distribution partners may also market, sell and support other technologies in unrelated markets and may devote more resources to the marketing, sales and support of such products.
In addition, if our VARs and other distribution partners do not perform as anticipated, or if we are unable to secure qualified and successful VARs and other distribution partners, our sales will suffer, which would have an adverse effect on our revenues and operating results. Because we also depend upon our VARs and other distribution partners to provide installation and support services for products, if our VAR or distribution partner relationships were terminated or limited to certain products, we may face disruption in providing support for our customers, which would adversely affect our brand, reputation and our results of operations. Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and adversely affect our financial results and brand.
Further, we require that our VARs and other distribution partners adhere to all local laws and regulations, but it is possible that a VAR or other distribution partner could violate such laws or regulations, which could adversely impact our business, reputation and financial results and brand. Our indirect sales and distribution model could subject us to lawsuits, potential liability and brand and reputational harm if, for example, any of our VARs and other distribution partners misrepresent the functionality of our products or services to customers or violate laws or our corporate policies.
Additionally, while none of our VARS or other distribution partners represents more than 10% of our sales, a default by one or more VARs or other distribution partners with whom we have a significant receivables balance could have an adverse financial impact on our financial results. We have reviewed our policies that govern credit and collections and will continue to monitor them in light of current payment status and economic conditions. In addition, we try to reduce the credit exposures of our accounts receivable by instituting credit limits and additional checks. However, there can be no assurance that our efforts to identify potential credit risks will be successful. Our inability to timely identify VARs and other distribution partners that are credit risks could result in defaults at a time when such VARs and other distribution partners have high accounts receivable balances with us. Any such default would result in a significant charge against our earnings and adversely affect our results of operations and financial condition. Furthermore, a significant portion of our accounts receivable payment periods are greater than 90 days. During that time, the VAR or distribution partner may default on its obligations or we may otherwise be unable to collect the payments due to us, which could adversely affect our results of operations and financial condition.
Our business model is predicated, in part, on developing or expanding recurring revenues through the sale of our hardware, consumables, and services. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.
Our business model is dependent, in part, on our ability to develop, maintain and increase sales of our hardware, consumables, and services as they generate recurring revenues. Existing and future customers of our systems may not purchase our consumables and services at the same rate at which customers currently purchase those offerings. If our current and future customers purchase a lower volume of our consumables and services, resulting overall in lower purchases of consumables and services on average than with our current installed customer base, our recurring revenue stream relative to our total revenues would be reduced and our operating results would be adversely affected.
We rely on a limited number of third-party logistics providers for distribution of our products, and their failure to distribute our products effectively would adversely affect our sales.
We rely on a limited number of third-party logistics providers for shipping our products. Each third-party logistics provider stores our products in a limited number of warehouses where they prepare and ship our products based on digital instructions. The use of a limited number of third-party logistics providers increases the risk that a fire or damage from another type of disaster at any of the warehouses may result in a disruption of our commercialization efforts. Additionally, because we use a limited number of third-party logistics providers, if there is a disruption in the distribution channels of such third-party logistics providers, our business and financial condition could be adversely impacted.
If our third-party logistics providers do not fulfill their contractual obligations to us, or refuse or fail to adequately distribute our products, such as by shipping our products to the incorrect recipient, or the agreements are terminated without adequate notice, shipments of our products, and associated revenues, would be adversely affected. In addition, we expect that it may take a significant amount of time if we were required to change our third-party logistics providers and would require significant efforts to provide the systems support required for a new provider to effectively support our operations.
If demand for our products does not grow as expected, or if market adoption of additive manufacturing does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.
We believe that the industrial manufacturing market, which today is dominated by conventional manufacturing processes that do not involve additive manufacturing technology, is undergoing a shift towards additive manufacturing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of additive manufacturing technologies or our products may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards additive manufacturing. We must anticipate, sometimes several years in advance, the direction that the additive market is taking. We may not correctly anticipate the direction, which may lead us to invest in the wrong products, which may adversely affect our results of operation and financial condition. If additive manufacturing technology does not continue to gain broader market acceptance as an alternative to conventional manufacturing processes, or if the marketplace adopts additive manufacturing technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our products, and our operating results would be adversely affected as a result.
Defects in new products or in enhancements to our existing products that give rise to product returns or warranty or other claims could result in material expenses, diversion of management time and attention and damage to our reputation.
Our additive manufacturing solutions are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a machine has been used. We may not know which products are affected by defects. These defects could be systemic and could affect all of the products we shipped prior to discovery thereof. It may not be economically feasible to identify, replace or repair all affected products. In the event that the defect is severe enough or impacts customer safety, a product recall may be required. This could result in delayed market acceptance of those products or claims from VARs, customers or others, which may result in litigation, increased customer warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support, management and engineering personnel to correct the defect or error. We may from time to time become subject to warranty or product liability claims related to product quality issues that may require us to take remedial action and could, regardless of merit, lead us to incur significant expenses, result in diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or fail to attract new customers.
We attempt to include provisions in our agreements with customers that are designed to manage our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these provisions may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.
We may be unable to consistently manufacture our products to the necessary specifications or in quantities necessary to meet demand at an acceptable cost or at an acceptable performance level.
Our products are integrated solutions with many different components that work together. As such, a quality defect in a single component can compromise the performance of the entire solution. As we continue to grow and introduce new products, and as our products incorporate increasingly sophisticated technology, it will be increasingly difficult to ensure our products are produced in the necessary quantities without sacrificing quality. There is no assurance that we or our third-party manufacturers and any component suppliers will be able to continue to manufacture our products so that they consistently achieve the product specifications and quality that our customers expect. Relatedly, certain of our components are sourced by a single supplier and, if the supply became disrupted as a result of insufficient quality, service delays or any other factor, our manufacturing efforts may be adversely affected. Any future design issues, unforeseen manufacturing problems, such as contamination of our or such third-party facilities, equipment malfunctions, aging components, component obsolescence, business continuity issues, quality issues with components and materials sourced from third party suppliers, or failures to strictly follow procedures or meet specifications, may have a material adverse effect on our brand, business, financial condition and operating results. Furthermore, we or our third-party manufacturers may not be able to increase manufacturing to meet anticipated demand or may experience downtime.
In order to meet our customers’ needs, we attempt to forecast demand for our products and components used for the manufacture of our products. If we fail to accurately forecast this demand, we could incur additional costs or experience manufacturing delays and may experience lost sales or significant inventory carrying costs.
The risk of manufacturing defects or quality control issues is generally higher for new products, whether produced by us or a third-party manufacturer, products that are transitioned from one manufacturer to another, particularly if manufacturing is transitioned or initiated with a manufacturer we have not worked with in the past, and products that are transferred from one manufacturing facility to another. We cannot assure investors that we and our third-party manufacturers will be able to launch new products on time, transition manufacturing of existing products to new manufacturers, transition our manufacturing capabilities to a new location or transition manufacturing of any additional materials in-house without manufacturing defects. An inability to manufacture products and components that consistently meet specifications, in necessary quantities and at commercially acceptable costs will have a negative impact and may have a material adverse effect on our brand, business, financial condition and results of operations.
Our commercial contracts generally contain product warranties and limitations on liability and we carry liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. However, commercial terms and our insurance coverage may not be adequate or available to protect our company in all circumstances, and we might not be able to maintain adequate insurance coverage for our business in the future at an acceptable cost. Any liability claim against us that is not covered by adequate insurance could adversely affect our consolidated results of operations and financial condition. Finally, any liability claim against us may cause harm to our brand, reputation and adversely impact our business.
We are dependent on the continued services and performance of our senior management and other key employees, as well as on our ability to successfully hire, train, manage and retain qualified personnel.
Our future performance depends on the continued services and contributions of our executive team, founders and other key employees to execute on our business plan and to identify and pursue new opportunities and product innovations. Such persons may resign at any time and the loss of their services could delay or prevent the successful implementation of our strategy, commercialization of new applications for our systems or other products, or could otherwise adversely affect our ability to manage our company effectively and carry out our business plan. There is no assurance that if any senior executive, founder or other key employee leaves in the future, we will be able to rapidly replace him or her and transition smoothly towards his or her successor, without any adverse impact on our operations.
Our ability to successfully pursue our growth strategy will also depend on our ability to attract, motivate and retain existing and new personnel. We experience intense competition for qualified senior management and other key personnel (including scientific, technical, manufacturing, engineering, financial and sales personnel) in the additive manufacturing industry, especially in the greater Boston area. Our personnel are generally employed on an at-will basis, which means that they could terminate their employment with us at any time. There can be no assurance that we will be able to retain our current key personnel or attract new persons to join our organization in the future. Some of our competitors for these employees have greater resources and more experience, making it difficult for us to compete successfully for key personnel. These pressures could result in increased costs in order to provide competitive compensation packages to attract and retain key personnel. Moreover, new employees may not be as productive as we expect since we may face challenges in adequately integrating them into our workforce and culture. If we cannot attract and retain sufficiently qualified technical employees for our research product development activities, as well as experienced sales and marketing personnel, we may be unable to develop and commercialize new products and enhancements to existing products.
As manufacturing becomes a larger part of our operations, we will become exposed to accompanying risks and liabilities.
In-house and outsourced manufacturing has been and continues to be a significant part of our business. As a result, we expect to continue to be subject to various risks associated with the manufacturing and supply of products, including the following:
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If we fail to supply products in accordance with contractual terms, including terms related to time of delivery and performance specifications, we may be required to repair or replace defective products and may become liable for direct, special, consequential and other damages, even if manufacturing or delivery was outsourced;

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Raw materials used in the manufacturing process, labor and other key inputs may become scarce, obsolete and expensive, causing our costs to exceed cost projections and associated revenues;

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Manufacturing processes typically involve large machinery, fuels and chemicals, any or all of which may lead to accidents involving bodily harm, destruction of facilities and environmental contamination and associated liabilities;

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As our manufacturing operations expand, we expect that a significant portion of our manufacturing will be done in regions outside the United States, either by third-party contractors or in a plant owned by the Company. Any manufacturing done in such locations presents risks associated with quality control, currency exchange rates, foreign laws and customs, timing and loss risks associated with international transportation and potential adverse changes in the political, legal and social environment in the host county;

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We have made, and may be required to make, representations as to our right to supply and/or license intellectual property and to our compliance with laws. Such representations are usually supported by indemnification provisions requiring us to defend our customers and otherwise make them whole if we license or supply products that infringe on third-party technologies or violate government regulations;
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As our manufacturing operations scale, so will our dependence on skilled labor at both in-house and third-party manufacturing facilities. If we are unable to obtain and maintain skilled labor resources, we may unable to meet customer production demands; and

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With scaling production volume, demand for our products may make up a significant percentage of global volume in select categories or commodities. Such commodities could be subject to large pricing swings due to the global political, legal and social environment and could cause our costs to exceed productions and associated revenues.

Any failure to adequately manage risks associated with the manufacture and supply of materials and products could adversely affect profits from that segment of our business and/or lead to significant liabilities, which would harm our brand, business, operations and financial condition.
Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.
We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, in Massachusetts, where most of our employees are based, applicable law imposes a number of requirements to enter into a valid non-competition agreement, and in California non-competition agreements with employees are generally unenforceable after termination of employment.
We expect to continue to experience rapid growth and organizational change. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or attract new employees and customers.
We expect to continue to experience growth in our number of customers, sales, revenues and headcount. We expect to continue to make significant investments in our business, including investments in our infrastructure, software, technology, personnel headcount, facilities, marketing and sales efforts. If our business does not generate the level of revenue required to support our investment, our net sales and profitability will be adversely affected.
To manage growth in our operations and personnel, we will need to continue to scale and improve our operational, financial, and management controls, and our reporting systems and procedures, which will require significant capital expenditures, increasing our cost of operations and the reallocation of valuable management resources. As we scale, it may become more difficult and will require additional capital expenditures to maintain and increase the productivity of our employees, expand production, to address the needs of our actual and prospective customers, to further develop and enhance our products, and remain competitive against our competitors’ products. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all.
As we acquire and invest in companies or technologies, we may not realize expected business, technological or financial benefits and the acquisitions or investments could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our business, results of operations, and financial condition.
As part of our business strategy, we may evaluate and make investments in, or acquisitions of, complementary companies, products, software and technologies, to further grow and augment our business and product offerings. The success of any attempts to grow our business through acquisitions to complement our business depends in part on the availability of, our ability to identify, and our ability to engage and pursue suitable acquisition candidates. We may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all.
If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:
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diversion of management’s attention from existing operations;

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unanticipated costs or liabilities associated with the acquisition, including risks associated with acquired intellectual property and/or technologies;

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incurrence of acquisition-related costs, which would be recognized as a current period expense;

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difficulties in, and the cost of, integrating personnel and cultures, operations, technologies, products and services which may lead to failure to achieve the expected benefits on a timely basis or at all;

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challenges in achieving strategic objectives, cost savings and other anticipated benefits;

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inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;

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the difficulty of incorporating acquired technology and rights into our products and product portfolio and of maintaining quality and security standards consistent with our brand;

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ineffective controls, procedures and policies inherited from the acquired company or during the transition and integration;

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inability to generate sufficient revenue to offset acquisition and/or investment costs;

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negative impact to our results of operations because of the depreciation of amounts related to acquired intangible assets, fixed assets, and deferred compensation;

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requirements to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated;

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the loss of acquired unearned revenue and unbilled unearned revenue;

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recording goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period;

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use of substantial portions of our available cash, issuance of dilutive equity or the incurrence of debt to consummate the acquisition;

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potential write-offs of acquired assets or investments, and potential financial and credit risks associated with acquired customers;

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tax effects and costs of any such acquisitions, including the related integration into our tax structure and assessment of the impact on the realizability of our future tax assets or liabilities;

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the potential entry into new markets in which we have little or no experience or where competitors may have stronger market positions; and

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currency and regulatory risks associated with conducting operations in foreign countries.

In addition, acquired technologies and intellectual property may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
Risks Related to Third Parties
A real or perceived defect, security vulnerability, error or performance failure in our software or technical problems or disruptions caused by our third-party service providers could cause us to lose revenue, damage our reputation and expose us to liability.
Our hardware products rely upon our complementary software products which are inherently complex and, despite extensive testing and quality control, have in the past and may in the future contain defects or errors, especially when first introduced, or otherwise not perform as contemplated. As the use of our products, including products that were recently acquired or developed, expands to more sensitive, secure or mission critical uses by our customers, we may be subject to increased scrutiny, potential reputational risk or potential liability should our software fail to perform as contemplated in such deployments. We have in the past and may in the future need to issue corrective releases of our software to fix these defects, errors or performance failures and we may encounter technical problems when we attempt to perform routine maintenance or enhance our software, internal applications, and systems, which could require us to allocate significant research and development and customer support resources to address these problems and divert the focus of our management and research and development teams. In addition, our platform may be negatively impacted by technical issues experienced by our third-party service providers.
Our business, brands, reputation and ability to attract and retain customers depend upon the satisfactory performance, reliability and availability of our software products, which in turn, with respect to our planned software as a service (“SaaS”) offerings depend upon the availability of the internet and our third-party service providers. For example, for our SaaS offerings we outsource our cloud infrastructure to Amazon Web Services (“AWS”), our hosting provider, which hosts our software products. Our hosting provider runs its own platforms upon which our products depend, and we are, therefore, vulnerable to service interruptions at the hosting provider level. We do not control the operation of any of AWS’ data center hosting facilities, and they may be subject to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, terrorist attacks and similar events. They may also be subject to interruptions due to system failures, computer viruses, software errors or subject to breaches of computer hardware and software security, break-ins, sabotage, intentional acts of vandalism and similar misconduct. And while we rely on service level agreements with our hosting provider, if they do not properly maintain their infrastructure or if they incur unplanned outages, our customers may experience performance issues or unexpected interruptions and we may not meet our service level agreement terms with our customers. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints.
Any inefficiencies, security vulnerabilities, errors, defects, technical problems or performance failures with our software, internal applications and systems could reduce the quality of our products or interfere with our customers’ (and their users’) use of our products, which could negatively impact our brand and reputation, reduce demand, lead to a loss of customers or revenue, adversely affect our results of operations and financial condition, increase our costs to resolve such issues and subject us to financial penalties and liabilities under our service level agreements. Any limitation of liability provisions that may be contained in our customer agreements may not be effective as a result of existing or future applicable law or unfavorable judicial decisions. The sale and support of our products entail the risk of liability claims, which could be substantial in light of the use of our products in enterprise-wide environments. In addition, our insurance against this liability may not be adequate to cover a potential claim.
We depend on a limited number of third-party contract manufacturers for a substantial portion of all of our manufacturing needs and any delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, could cause harm to our operations, including loss of market share and damage to our brand.
We depend on third-party contract manufacturers for the production of our 3D printers and on third-party suppliers for the components and raw materials used in our products. While there are several potential manufacturers for most of these products, all of our products are manufactured, assembled, tested and generally packaged by a limited number of third-party manufacturers and several single source providers of certain supplies. In most cases, we rely on these manufacturers to procure components and, in some cases, subcontract engineering work. Our reliance on a limited number of contract manufacturers involves a number of risks, including:
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unexpected increases in manufacturing and repair costs;

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inability to control the quality and reliability of products;

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inability to control delivery schedules;

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potential liability for expenses incurred by third-party contract manufacturers in reliance on our forecasts that later prove to be inaccurate;

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potential lack of adequate capacity to manufacture all or a part of the products we require;

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potential labor unrest affecting the ability of the third-party manufacturers to produce our products; and

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unexpected component or process obsolescence making key components unavailable.

If any of our third-party contract manufacturers experience a delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, or if a primary third-party contract manufacturer does not renew its agreement with us, our operations could be significantly disrupted and our product shipments could be delayed. Qualifying a new manufacturer and commencing volume production is expensive and time consuming. Ensuring that a contract manufacturer is qualified to manufacture our products to our standards is time consuming. In addition, there is no assurance that a contract manufacturer can scale its production of our products at the volumes and in the quality that we require. If a contract manufacturer is unable to do these things, we may have to move production for the products to a new or existing third-party manufacturer, which would take significant effort and our brand, business, results of operations and financial condition could be materially adversely affected. Finally, if a contract manufacturer producing a highly specified product changes its materials or is unable to meet our production demands, it could lead to specification changes, increased lead time or cancellation of the product.
As we contemplate moving manufacturing into different jurisdictions, we may be subject to additional significant challenges in ensuring that quality, processes, and costs, among other issues, are consistent with our expectations.
In addition, because we use a limited number of third-party contract manufacturers, increases in the prices charged may have an adverse effect on our results of operations, as we may be unable to find a contract manufacturer who can supply us at a lower price. As a result, the loss of a limited source supplier could adversely affect our relationships with our customers and our results of operations and financial condition.
All of our products must satisfy safety and regulatory standards and some of our products must also receive government certifications. We rely on third-party providers to conduct the tests that support our applications for most regulatory approvals for our products. As part of the certification process, our third-party contract manufacturers are subject to audit and must receive approvals from third-parties providing such certifications. Failure to meet these certifications by our third-party contract manufacturers could adversely impact our business. Moreover, if our third-party contract manufacturers fail to timely and accurately conduct the tests supporting our applications for regulatory approvals, we may be unable to obtain the necessary domestic or foreign regulatory approvals or certifications to sell our products in certain jurisdictions. As a result, we would be unable to sell our products and our sales and profitability could be reduced, our relationships with our sales channel could be harmed and our reputation and brand would suffer.
If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.
We acquire certain of our materials, which are critical to the ongoing operation and future growth of our business, from several third parties. Generally, our third-party contract manufacturers contract directly with component suppliers with Markforged’s guidance. We rely on our contract manufacturers to manage their supply chains. If one of our contract manufacturers has supply chain disruption, or our relationship with our contract manufacturer terminates, we could experience delay. We also source some materials directly from suppliers. While most manufacturing equipment and materials for our products are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our brand and relationship with our customers as well as our results of operations and financial condition.
In the case of certain materials, we have specified a certain grade of a product to be used in our manufacturing process. While there are several potential suppliers of most of these component materials that we use, we currently choose to use only one or a limited number of suppliers for several of these components and materials. For those materials, we could be impacted by any changes our suppliers make to such materials, which could include specification changes, lead time or cancellation of the material. If there is not an alternate product available, replacement thereof would require significant engineering and manufacturing efforts by us to qualify a replacement. Additionally, if a supplier of such materials decided to terminate their relationship with us, we may face delays in our production as we seek out a replacement supplier. Our reliance on a single or limited number of vendors involves a number of risks, including:
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potential shortages of some key components;

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product performance shortfalls, if traceable to particular product components, since the supplier of the faulty component cannot readily be replaced;

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discontinuation of a product or certain materials on which we rely;

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potential insolvency of these vendors; and

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reduced control over delivery schedules, manufacturing capabilities, quality and costs.

In addition, we evaluate new suppliers pursuant to our internal procedures. This process involves evaluations of varying durations, which may cause production delays if we were required to qualify a new supplier unexpectedly. We generally assemble our systems and parts based on our internal forecasts and the availability of raw materials, assemblies, components and finished goods that are supplied to us by third parties, which are subject to various lead times. If certain suppliers were to decide to discontinue production of an assembly, component or raw material that we use, the unanticipated change in the availability of supplies, or unanticipated supply limitations, could cause delays in, or loss of, sales, increased production or related costs and consequently reduced margins, and damage to our reputation. If we were unable to find a suitable supplier for a particular component, material or compound, we could be required to modify our existing products or the end-parts that we offer to accommodate substitute components, material or compounds. While we monitor risk internally related to our sourcing (particularly concerning raw materials), there is no guarantee that will sufficiently protect us if we suddenly lose access to supplies unexpectedly.
Our manufacturing facility and those of our third-party contract manufacturers and suppliers, as well as our customers’ facilities and our third-party logistics providers, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.
A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a major flood, seasonal storms, nuclear event or terrorist attack affecting our facilities or the areas in which they are located, or affecting those of our customers or third-party manufacturers, suppliers or fulfillment centers, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace our or their damaged manufacturing facilities. These delays could be lengthy and costly. If any of our facilities, or those of our third-party contract manufacturers, suppliers, third-party logistics providers or customers are negatively impacted by such a disaster, production, shipment and installation of our additive manufacturing machines could be delayed, which can impact the period in which we recognize the revenue related to that additive manufacturing machine sale. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic or pandemic diseases (including the outbreak of the coronavirus disease COVID-19) could have a negative effect on our operations and sales.
Risks Related to International Operations
Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling machines and other products in non-United States locations.
As of January 2021, our products and services are distributed in approximately 70 countries around the world, and we derive a substantial percentage of our sales from these international markets. Accordingly, we face significant operational risks from doing business internationally.
Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. Although we currently invoice customers in United States dollars, increases in the value of the dollar relative to foreign currencies may make our products less attractive to foreign customers. We may also incur currency transaction risks if we were to enter into either a purchase or a sale transaction using a different currency from the currency in which we report revenues. In such cases we may suffer an exchange loss because we do not currently engage in currency swaps or other currency hedging strategies to address this risk. As we realize our strategy to expand internationally, our exposure to currency risks may increase. Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.
The shipments of our products to foreign customers and/or end-users may be subject to tariffs and other restrictions imposed by the destination countries. As we procure equipment and materials from foreign suppliers, we may be required to pay import duties and comply with regulations imposed by the U.S. Customs and Border Protection. Both the U.S. and foreign tariff rates and import restrictions may change from time to time, which could adversely impact our global operations, for example, by decreasing the price competitiveness of our products in foreign markets and/or by increasing our manufacturing costs.
Other risks and uncertainties we face from our global operations include:
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difficulties in staffing and managing foreign operations;

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limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our products or work with suppliers or other third parties;

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potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

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costs and difficulties of customizing products for foreign countries;

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challenges in providing solutions across a significant distance, in different languages and among different cultures;

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laws and business practices favoring local competition;

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being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations, including local labor laws;

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strict laws and regulations governing privacy and data security, including the European Union’s General Data Protection Regulation;

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uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

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compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

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tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

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operating in countries with a higher incidence of corruption and fraudulent business practices;

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changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;

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failure by our VARs or other distribution partners to comply with local laws or regulations, export controls, tariffs and embargoes or other trade restrictions;

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potential adverse tax consequences arising from global operations;

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seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year end globally;

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rapid changes in government, economic and political policies and conditions; and

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political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events.

In addition, additive manufacturing has been identified by the U.S. government as an emerging technology and is currently being further evaluated for national security impacts. We expect additional regulatory changes to be implemented that will result in increased and/or new export controls related to additive manufacturing technologies, components and related materials and software. These changes, if implemented, may result in our being required to obtain additional approvals and/or licenses to sell 3D printers in the global market.
Our failure to effectively manage the risks and uncertainties associated with our global operations could limit the future growth of our business and adversely affect our business and operating results.
Global economic, political and social conditions and uncertainties in the market that we serve may adversely impact our business.
Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. Declines in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. Economic uncertainty in Europe, the United States, India, Japan, China and other countries may cause customers and potential customers to further delay or reduce technology purchases.
We also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.
Other changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment could also adversely affect our business. In particular, on June 23, 2016, the U.K. held a referendum in which a majority of the eligible members of the electorate voted to leave the EU, commonly referred to as Brexit. Pursuant to Article 50 of the Treaty on EU, the U.K. ceased being a member state of the EU on January 31, 2020. The implementation period began February 1, 2020 and continued until December 31, 2020, during which U.K. continued to follow all of the EU’s rules, the EU’s pharmaceutical law remained applicable to the U.K. and the U.K.’s trading relationship remained the same. The U.K. and the EU have signed an EU-UK Trade and Cooperation Agreement, or TCA, which became provisionally applicable on January 1, 2021 and will become formally applicable once ratified by both the U.K. and the EU. This agreement provides details on how some aspects of the U.K. and EU’s relationship will operate going forwards however there are still many uncertainties and how the TCA will take effect in practice is still largely unknown. Additionally, there is a risk that other countries may decide to leave the European Union. This uncertainty surrounding this transition not only potentially affects our business in the United Kingdom and the European Union, but also may have an effect on global economic conditions and the stability of global financial markets, which in turn could have a material adverse effect on our business, financial condition and results of operations. In extreme cases, we could experience interruptions in production due to the processing of customs formalities or reduced customer spending in the wake of weaker economic performance. If global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions, our results of operations could be adversely affected.
The effects of regulations relating to conflict minerals may adversely affect our business.
On August 22, 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted new requirements for companies that use certain minerals and metals, known as conflict minerals, in their products, whether or not these products are manufactured by third parties. These requirements require companies to research, disclose and report whether or not such minerals originate from the Democratic Republic of Congo and adjoining countries. The implementation of these requirements could adversely affect the sourcing, availability and pricing of such minerals if they are found to be used in the manufacture of our products, including our 3D printers or materials. In addition, we expect to continue to incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. Since our supply chain is complex, we may not be able to sufficiently verify the origins for these minerals and metals used in our products through the due diligence procedures that we implement, which may harm our reputation. In such event, we may also face difficulties in satisfying customers who require that all of the components of our products are certified as conflict mineral free.
Risks Related to Sales of Products to U.S. and Foreign Governments
A significant portion of our business depends on sales to the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.
We derive a significant portion of our revenue from contracts that we have, either directly or through distribution partners and VARs, with federal, state, local and foreign governments and government agencies, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. For example, we have historically derived, and expect to continue to derive, a significant portion of our revenue from sales to agencies of the U.S. federal government and governments of other nations, either directly by us or through other distribution partners. Sales to such governments and their agencies are subject to a number of challenges and risks. The procurement process for governments and their agencies is highly competitive, time-consuming, and may, in certain circumstances, be subject to political influence. We incur significant up-front time and expense, which subjects us to additional compliance risks and costs, without any assurance that we (or a third-party distributor or reseller) will win a contract.
Accordingly, our business, financial condition, results of operations, and prospects may be adversely affected by certain events or activities, including, but not limited to:
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changes in fiscal or contracting policies or decrease in available government funding;

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changes in government programs or applicable requirements;

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changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

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appeals, disputes or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to us or our partners by the government;

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the adoption of new laws or regulations or changes to existing laws or regulations;

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budgetary constraints, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by lapses in appropriations for the federal government or certain of its departments and agencies;

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influence by, or competition from, third parties with respect to pending, new or existing contracts with government customers;

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potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics, such as the COVID-19 pandemic; and

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increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as performance failures of our partners and subcontractors.

Any such event or activity, among others, could cause governments and governmental agencies to delay or refrain from purchasing our products and services in the future, reduce the size or payment amounts of purchases from existing or new government customers, or otherwise have an adverse effect on our business, results of operations, financial condition and prospects.
Government programs are limited by budgetary constraints and political considerations and are subject to uncertain future funding levels that could result in the termination of programs.
Government agency and department purchases are often strategic in nature and large in size. Therefore, reductions in funding levels that impact our customers could negatively affect the size of our customers’ orders or lead to cancellation of orders. Government contracts are often subject to more extensive scrutiny and publicity than commercial contracts. The number and terms of new government contracts signed can be affected significantly by political and economic factors, such as pending elections and revisions to government tax policies. Negative publicity related to our government contracts, regardless of its accuracy, may damage our business by affecting our ability to compete for new contracts. A decline in security-related government spending for any reason, or a shift away from programs that we address, could hurt our sales, put pressure on our prices and reduce our revenue and margins. Relatedly, the use of our products by militaries or other government agencies or departments in a way that is perceived negatively by the public could adversely affect our business and reputation.
A multi-year U.S. government program may be implemented through the award of many different individual contracts, grants, cooperative agreements and subcontracts or other subawards. For U.S. government programs, program funding is subject to congressional appropriations. Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Government programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination of a program or failure to commit funds to a program would result in a loss of anticipated future revenue attributable to that program, which could materially harm our business.
We are subject to audits by the U.S. government which could adversely affect our business.
U.S. government agencies routinely audit and investigate government contractors to monitor performance, cost allocations, cost accounting and compliance with applicable laws, regulations and standards. Since some of our contracts provide for cost reimbursement, the U.S. government has the right to audit our costs even after job completion and after we have billed and recognized the corresponding revenue. The U.S. government also may review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allowed or improperly allocated to a specific contract will not be reimbursed, and any such costs that have already been reimbursed must be refunded, which would affect associated revenue that had already been recognized. While we intend to implement uniform procurement and compliance programs for all of our business, we may be subject to more risks from these audits until we are able to implement such a program effectively.

Responding to governmental audits, inquiries or investigations may involve significant expense and divert the attention of our management. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, damages, fines and suspension or debarment from doing business with U.S. government agencies. In addition, our reputation could be seriously harmed by allegations of impropriety, even if unfounded. Our internal controls may not prevent or detect all improper or illegal activities.
Our business is subject to laws and regulations that are more restrictive because we are a contractor and subcontractor to the U.S. government.
As a contractor and subcontractor to the U.S. government, we are subject to various laws and regulations that are more restrictive than those applicable to non-government contractors, including the Federal Acquisition Regulations and its supplements, which comprehensively regulate the formation, administration and performance of U.S. government contracts, and the Truth in Negotiations Act and various other laws, which require certain certifications and disclosures. These laws and regulations, among other things:
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require that we obtain and maintain material governmental authorizations and approvals to conduct our business as it is currently conducted;

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require certification and disclosure of cost and pricing data in connection with certain contract negotiations;

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impose rules that define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. government contracts;

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restrict the use and dissemination of information classified for national security purposes and the export of certain products and technical data; and

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impose requirements relating to ethics and business practices, which carry penalties for noncompliance ranging from monetary fines and damages to loss of the ability to do business with the U.S. government as a prime contractor or subcontractor.

In addition, we may be subject to industrial security regulations of the U.S. Department of Defense and other federal agencies that are designed to safeguard against unauthorized access by foreigners and others to classified and other sensitive U.S. government information. If we were to come under foreign ownership, control or influence, our U.S. government customers could terminate, or decide not to renew, our contracts, or we may be subjected to burdensome industrial security compliance measures. Such a situation could impair our ability to obtain new contracts and subcontracts. The government may also change its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts.
Our contracts and those of our VARs with governments may impose requirements that may be unfavorable to us and that may have a material adverse effect on our growth prospects and operating results.
Most of our sales to government entities have been made indirectly through our VARs and other distribution partners. In some cases, we have entered contracts directly with government customers. There are inherent risks in contracting with governments and their agencies. Government customers can typically terminate, reduce orders under or otherwise modify any of its contracts with us or our VARs for its convenience (i.e., without cause) whether or not we have failed to perform under the terms of the applicable contract. In such case, the government would not be required to pay our VARs or us for the lost profits for the unperformed work. A termination arising out of our VARs or our default could expose our VARs or us to liability and harm our VARs or our ability to compete for future contracts and orders. In addition to unfavorable termination provisions, our VARs or our U.S. government contracts and related regulations contain provisions that allow the U.S. government to unilaterally suspend our VARs or us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract and potentially restrict exports of our products, services and associated materials.

Our VARs or our contracts with government agencies may subject our VARs or us to other risks and give the government additional rights and remedies not typically found in commercial contracts, including rights that allow the government to, for example:
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obtain detailed cost or pricing information;

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receive “most favored customer” pricing;

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require us to prioritize orders from our government customers above our other customers’ existing orders, which we may fail to do and, even if we do prioritize such orders, may impact our relationships with our other customers;

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perform routine audits;

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impose equal employment and hiring standards;

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require products to be manufactured in specified countries;

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restrict non-U.S. ownership or investment in our company; and/or

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pursue administrative, civil or criminal remedies for contractual violations.

These rights and remedies have the potential to limit our VARs or our sales to, and increase our VARs or our costs of, doing business with both government and commercial customers, which could materially adversely affect our growth prospects and operating results.
Additionally, we sometimes rely on our VARs and other distribution partners to satisfy certain regulatory obligations that we would otherwise have to satisfy if we sold directly to the government entities, and our VARs and other distribution partners may be unable or unwilling to satisfy these obligations in the future. In the event of such termination or change, it may be difficult for us to arrange for another VAR or other distribution partner to sell our solutions to these government entities in a timely manner, and we could lose sales opportunities during the transition.
Risks Related to Litigation and Liability
We are, and have been in the recent past, subject to business and intellectual property litigation.
We have been in the recent past involved in litigation, and we could be involved in additional litigation in the future. In March 2018, Desktop Metal, Inc. (“Desktop Metal”), a direct competitor in the additive manufacturing industry, brought a claim in Massachusetts federal court against Markforged regarding patent infringement and trade secret misappropriation. Markforged counterclaimed for trade secret misappropriation, breach of fiduciary duty, and other matters. A jury trial was held in July 2018 on Desktop Metal’s claims for patent infringement. Markforged prevailed against Desktop Metal’s claims of patent infringement via a jury verdict that found no infringement of the asserted patents. A second jury trial began in September 2018 primarily in connection with Markforged’s counterclaims, and the parties entered into a confidential settlement agreement (the “Settlement Agreement”) covering the disputes between them in October 2018. In October 2019, Markforged submitted an Arbitration Demand with JAMS against Desktop Metal alleging breach of the parties’ Settlement Agreement pursuant to the non-disparagement obligations therein, as well as a violation of M.G.L. c. 93A. Desktop Metal counterclaimed against Markforged for breach of the parties’ Settlement Agreement pursuant to the confidentiality provision therein. The matter proceeded in confidential arbitration and a hearing was held in December 2020. The Arbitration decision was issued on February 26, 2021, and the Arbitrator ruled that neither Markforged nor Desktop Metal were liable pursuant to their respective claims, and that neither party therefore owed any damages to the other.
While we are not aware of any such claims against us or that could be meritoriously brought against us at the present time, we intend to mount vigorous defenses to any future lawsuits that may be brought against us by any third party. However, we can provide no assurance as to the outcome of any such disputes, and any such actions may result in judgments against us for significant damages. Resolution of any such matters can be prolonged and costly, and the ultimate results or judgments are uncertain due to the inherent uncertainty in litigation and other proceedings. In addition, the additive manufacturing industry has been, and may continue to be, litigious, particularly with respect to intellectual property claims. Moreover, our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements. Regardless of the outcome, litigation has resulted in the past, and may result in the future, in significant legal expenses and require significant attention and resources of management. As a result, any present or future litigation that may be brought against us by any third party could result in reputational harm, losses, damages and expenses that may have a significant adverse effect on our financial condition.
We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.
The products we supply are sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, medical device or automobile. The sale of our products and the provision of related services in general, and to customers in the foregoing industries in particular, exposes us to possible claims for property damage and personal injury or death, which may result from the use of these end-use parts. While we have not experienced any such claims to date, actual or claimed defects in the products we supply could result in our being named as a defendant in lawsuits asserting potentially large claims. We may be potentially liable, in significant amounts, and face significant harm to our reputation if an aircraft, medical or automotive part, component or accessory or any other aviation, medical or automotive product that we have sold, produced or repaired fails due to our fault, in whole or in part, or if an aircraft or automobile for which we have provided services or in which their parts are installed crashes, and the cause can be linked to those parts or cannot be determined. A similar risk arises in connection with sales of our products to customers in the aerospace industry to the extent that the parts produced by those products do not function properly and are responsible for damages. Our commercial contracts generally contain product warranties and limitations on liability and we carry liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. While we intend to monitor our insurance coverage as our business continues to grow, claims may arise in the future, and that insurance coverage may not be adequate or available to protect our consolidated company in all circumstances. Additionally, we might not be able to maintain adequate insurance coverage for our business in the future at an acceptable cost. Any liability claim against us that is not covered by adequate insurance could adversely affect our consolidated results of operations and financial condition. Finally, any liability claim against us may cause harm to our brand, reputation and adversely impact our business.
We could face liability if our additive manufacturing solutions are used by our customers to print dangerous objects.
Customers may use our 3D printers to print parts that could be used in a harmful way or could otherwise be dangerous. For example, there have been news reports that additive manufacturing machines were used to print guns or other weapons. We have little, if any, control over what objects our customers print using our products, and it may be difficult, if not impossible, for us to monitor and prevent customers from printing weapons with our products. Additionally, individuals or entities unaffiliated with us could disseminate plans or digital files that could be used with our products to produce parts and items that could be deemed illegal or harmful. While we have never printed weapons on any printers in our offices, there can be no assurance that we will not be held liable if someone were injured or killed by a weapon printed by a customer using one of our products. Additionally, association of such an incident with our products may cause harm to our brand reputation and adversely impact our business.
Third parties may produce or sell counterfeit or imitation versions of our materials.
Third parties may sell counterfeit or imitation versions of our materials that are inferior or pose safety risks. If consumers confuse these counterfeit products or materials for our products or materials or have a bad experience with the counterfeit products or materials, they might refrain from purchasing our products or materials in the future, which could harm our reputation and sales. Further, if third parties develop materials that compete favorably on price, and/or meet or exceed the quality and performance of our own materials, we may lose recurring revenue from lost sales of our materials. If we do not maintain favorable perceptions of our products and materials, and if we are unable to compete successfully with third party manufacturers of materials, our brand, business, financial condition, results of operations and cash flows could be adversely impacted.

Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business.
We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. Doing business on a global basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business.
We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls, and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. For instance, recent amendments to the U.S. Export Administration Regulations (“EAR”) increased restrictions on exports to certain “military end-users” and for “military end-uses” by certain persons in China, Russia, or Venezuela, which requires us to perform due diligence on customers and end-users in those countries for potential military connections.
We also need to monitor the changes in export-related laws and regulations, such as International Traffic in Arms Regulations (“ITAR”), and their applicability to our products and services. If our products or services become subject to the ITAR, we may be required to obtain licenses, clearances, or authorizations from various regulatory entities. If we are not allowed to export our products or services, or if the clearance process is burdensome, our ability to generate revenue would be adversely affected and our operating costs could increase.
In addition, international sales of certain of our products may be subject to local laws and regulations in foreign jurisdictions which we may not be familiar with. We may not be allowed to ship our products to certain countries without meeting their local laws and regulations. The failure to comply with any of these laws or regulations could adversely affect our ability to conduct our business and generate revenues.
We are committed to doing business in accordance with applicable anti-corruption laws and regulations and with applicable trade restrictions. We are subject, however, to the risk that our affiliated entities or our and our affiliates’ respective officers, directors, employees and agents (including distributors and VARs of our products) may take action determined to be in violation of such laws and regulations. Any violation by us or by any of these persons could result in substantial fines, sanctions, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, and might adversely affect our operating results. In addition, actual or alleged violations could damage our reputation and ability to do business.
Although we take precautions to prevent violations of applicable anti-corruption laws and regulations and applicable trade restrictions, we may have exported products in the past in apparent violation of the EAR. If we are found to be in violation of U.S. export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. We may also be adversely affected through other penalties, reputational harm, loss of access to certain markets or otherwise.
We are subject to environmental, health and safety laws and regulations related to our operations and the use of our 3D printers and materials, which could subject us to compliance costs and/or potential liability.
We are subject to domestic and foreign environmental, health and safety laws and regulations governing our operations. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling, transport and disposal of chemicals and waste materials, the presence of specified substances in electrical products; the emission and discharge of hazardous materials into the ground, air or water; the investigation and cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. As such, our operations, including our production activities, carry an inherent risk of environmental, health and safety liabilities. Under these laws and regulations, we could be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users. Accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims for damages against us. In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities, or may be required to make significant expenditures to achieve compliance. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.
We may be subject to environmental laws and regulations concerning the import and export of chemicals and hazardous substances including, without limitation, the United States Toxic Substances Control Act (“TSCA”) and the Registration, Evaluation, Authorization and Restriction of Chemical Substances (“REACH”). These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.
The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition and results of operations.
Aspects of our business are subject to laws and regulations governing privacy and data security. Changes in laws, regulations, and public perception concerning data protection and privacy, or changes in the interpretation or patterns of enforcement of existing laws and regulations, could impair our efforts to maintain and expand our customer base or the ability of our customers to use our services. Breaches of laws and regulations concerning data protection and privacy could expose us to significant fines and other penalties.
We hold personal information about a variety of individuals, such as our employees, prospects, and our customers. Processing of personal information is increasingly subject to legislation and regulation in numerous jurisdictions around the world.
For example, relevant applicable laws and regulations governing the collection, use, disclosure or other processing of personal information include, in the United States, rules and regulations promulgated under the authority of the Federal Trade Commission, the California Consumer Privacy Act of 2018 (the “CCPA”) and state breach notification laws. In particular, the CCPA, among other things, requires covered ‘Businesses’ to provide new disclosures to California consumers and afford such consumers new rights with respect to their personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation.

The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.
Moreover, we maintain offices in the European Union (“EU”) (Ireland) and we have customers in the EU and the United Kingdom (“UK”). Accordingly, we are subject to the General Data Protection Regulation (EU) 2016/679 (the “GDPR”), and related member state implementing legislation, and to the UK’s Data Protection Act 2018 (collectively, “European Data Protection Law”). European Data Protection Law places obligations on controllers and processors of personal data, while establishing rights for individuals with respect to their personal data. European Data Protection Law is also explicitly extraterritorial in its application, and could affect our business activities in jurisdictions outside the EU and the UK. Additionally, European Data Protection Law imposes strict rules on the transfer of personal data outside of the EU to countries that do not ensure an adequate level of protection, like the United States. These transfers are prohibited unless an appropriate safeguard specified by the GDPR is implemented, such as the Standard Contractual Clauses (SCCs) or binding corporate rules. The Court of Justice of the European Union (the “CJEU”) recently deemed that these transfers need to be analyzed on a case-by-case basis to ensure EU standards of data protection are met in the jurisdiction where the data importer is based. European regulators have issued recent guidance following the CJEU case that imposes significant new diligence requirements on transferring data outside the EU. Complying with this guidance is and will continue to be expensive and time consuming and may ultimately prevent us from transferring personal data outside the EU, which would cause significant business disruption. The GDPR imposes sanctions for violations up to the greater of €20 million and 4% of worldwide gross annual revenue, enables individuals to claim damages for violations and introduces the right for non-profit organizations to bring claims on behalf of data subjects.
The regulatory framework governing the collection, processing, storage, use and sharing of personal information is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our services and platform capabilities. We cannot yet fully determine the impact these or future laws, rules, regulations and industry standards may have on our business or operations. Additionally, our customers may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements applicable to certain other jurisdictions. Adherence to such contractual requirements may impact our collection, use, processing, storage, sharing and disclosure of personal information and may mean we become bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters that may further change as laws, rules and regulations evolve. We have incurred, and may continue to incur, significant expenses to comply with evolving mandatory privacy and security standards and protocols imposed by law, regulation, industry standards, shifting merchant and customer expectations, or contractual obligations, and we may not be able to respond quickly or effectively to regulatory, legislative and other developments. These changes may in turn impair our ability to offer our existing or planned features, products and services and/or increase our cost of doing business.
We publicly post documentation regarding our privacy practices. Although we endeavor to comply with our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by us to comply with our privacy policies or any applicable privacy, security or data protection, information security or consumer-protection related laws, regulations, orders or industry standards could expose us to costly litigation, significant awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could materially and adversely affect our business, financial condition and results of operations. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices, which could, individually or in the aggregate, materially and adversely affect our business, financial condition and results of operations.

We rely on our software and information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.
We rely on our information technology systems to manage numerous aspects of our business, including to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers, receive orders from our customers, manage our accounting and financial functions, including our internal controls, and maintain our research and development data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition. In particular, our integrated software platform is an essential system that virtually all of our customers depend on for their design needs. If our integrated software platform were to fail, we could face adverse consequences to our results of operations, financial condition and business reputation. In addition, during the COVID-19 pandemic, a substantial portion of our employees have conducted work remotely, making us more dependent on potentially vulnerable communications systems and making us more vulnerable to cyberattacks.
Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.
Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:
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our operations are disrupted or shut down;

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our confidential, proprietary information is stolen or disclosed;

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we incur costs or are required to pay fines in connection with stolen customer, employee or other confidential information; or

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we must dedicate significant resources to system repairs or increase cyber security protection.

In addition, any unauthorized access, disclosure or other loss or unauthorized use of information or data could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personal information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines. In addition, although we seek to detect and investigate all data security incidents, security breaches and other incidents of unauthorized access to our information technology systems and data can be difficult to detect and any delay in identifying such breaches or incidents may lead to increased harm and legal exposure.
The cost of investigating, mitigating and responding to potential data security breaches and complying with applicable breach notification obligations to individuals, regulators, partners and others can be significant. Our insurance policies may not be adequate to compensate us for the potential costs and other losses arising from such disruptions, failures or security breaches. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, defending a suit, regardless of its merit, could be costly, divert management attention and harm our reputation.
If our computer systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.
We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure related to our additive manufacturing solutions. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.
Any unauthorized control or manipulation of our products’ systems could result in loss of confidence in us and our products and harm our business.
Our products contain complex information technology systems. For example, our additive manufacturing machines are designed with built-in data connectivity to accept and install periodic remote updates from us to monitor, improve and update their functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our products and their systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, products and systems to gain control of, or to change, our products’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by our products. We encourage reporting of potential vulnerabilities in the security of our products and we aim to remedy any reported and verified vulnerability. Accordingly, we have received reports of potential vulnerabilities in the past and have attempted to remedy them. However, there can be no assurance that vulnerabilities will not be exploited in the future before they can be identified, or that our remediation efforts are or will be successful.
Any unauthorized access to or control of our products or their systems or any loss of data could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our products, their systems or data, as well as other factors that may result in the perception that our products, their systems or data are capable of being “hacked,” could negatively affect our brand and harm our business, prospects, financial condition and operating results.
Our business has risks that may not be adequately covered by insurance or indemnity.
We may face unanticipated risks of legal liability for damages caused by the actual or alleged failure of our products. While we have attempted to secure liability insurance coverage at an appropriate cost, it is impossible to adequately insure against all risks inherent in our industry, nor can we assure you that our insurers will pay a particular claim, or that we will be able to maintain coverage at reasonable rates in the future. Our insurance policies also contain deductibles, limitations and exclusions, which increase our costs in the event of a claim. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on our financial condition. In addition, we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, and our existing policies may be cancelled or otherwise terminated by the insurer. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of our management’s time, and we may be forced to spend a substantial amount of money in that process. Substantial claims in excess of or not otherwise covered by indemnity or insurance could harm our financial condition and operating results.
Risks Related to Intellectual Property
We may not be able to adequately protect our proprietary and intellectual property rights in our data or technology.
Our success is dependent, in part, upon protecting our proprietary information and technology. Our intellectual property portfolio primarily consists of patents, patent applications, registered and unregistered trademarks, unregistered copyrights, domain names, know-how, and trade secrets. We may be unsuccessful in adequately protecting our intellectual property.
Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor. This concern could manifest itself in particular with respect to our proprietary materials that are used with our systems. Portions of our proprietary materials may not be afforded patent protection. Chemical companies or other producers of raw materials used in our materials may be able to develop materials that are compatible to a large extent with our products, whether independently or in contravention of our trade secret rights and related proprietary and contractual rights. If such materials are made available to owners of our systems, and are purchased in place of our proprietary materials, our revenues and profitability would be reduced, and we could be forced to reduce prices for our proprietary materials.
Current laws may not provide for adequate protection of our products, especially in foreign jurisdictions which may have laws that provide insufficient protections to companies. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our products, or certain aspects of our products may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and the laws and mechanisms for protection and enforcement of intellectual property rights in some foreign countries may be inadequate. As we continue to operate in foreign countries and expand our international activities, we have encountered and may in the future encounter challenges in navigating the laws of foreign countries, which may adversely affect our ability to protect our proprietary rights. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our proprietary information and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property or claiming that we infringe upon or misappropriate their technology and intellectual property.
To protect our intellectual property rights, we may be required to spend significant resources to monitor, protect, and defend these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation has been and may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform, impair the functionality of our platform, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies into our platform, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.
If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.
We have in the past and may in the future be subject to claims that we have infringed or otherwise violated third parties’ intellectual property rights. There is patent, copyright and other intellectual property development and enforcement activity in our industry and relating to the additive manufacturing technology we use in our business. Our future success depends in part on not infringing upon or otherwise violating the intellectual property rights of others. From time to time, our competitors or other third parties (including non-practicing entities and patent holding companies) may claim that we are infringing upon or otherwise violating their intellectual property rights, and we may be found to be infringing upon or otherwise violating such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our current or future technology or conflict with our rights, and the patent, copyright, and other intellectual property rights of others may limit our ability to improve our technology and compete effectively. Any claims of intellectual property infringement or other intellectual property violations, even those without merit, could:
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be expensive and time consuming to defend;

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cause us to cease making, licensing or using our platform or products that incorporate the challenged intellectual property;

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require us to modify, redesign, reengineer or rebrand our platform or products, if feasible;

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divert management’s attention and resources; or

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require us to enter into royalty or licensing agreements to obtain the right to use a third-party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly settlement agreements, or prevent us from offering our platform or products, any of which could have a negative impact on our operating profits and harm our future prospects. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify our platform or products, or refund premium subscription fees, which could further exhaust our resources. Such disputes could also disrupt our platform or products, adversely affecting our customer satisfaction and ability to attract customers.
If we are unable to adequately protect or enforce our intellectual property rights, such information may be used by others to compete against us, in particular in developing materials that could be used with our printing systems in place of our proprietary materials.
We have devoted substantial resources to the development of our technology and related intellectual property rights. Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We rely on a combination of registered and unregistered intellectual property and protect our rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.
Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor. This concern could manifest itself in particular with respect to our proprietary materials that are used with our systems. Portions of our proprietary materials may not be afforded patent protection. Chemical companies or other producers of raw materials used in our materials may be able to develop materials that are compatible to a large extent with our products, whether independently or in contravention of our trade secret rights and related proprietary and contractual rights. If such materials are made available to owners of our systems, and are purchased in place of our proprietary materials, our revenues and profitability would be reduced, and we could be forced to reduce prices for our proprietary materials.
If our patents and other intellectual property do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents and other intellectual property. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margin, which would adversely affect our operating results.
If we attempt enforcement of our intellectual property rights, we may be, and have been in the past, subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Any of the foregoing could adversely affect our business and financial condition.
As part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including related to alleged infringement of our intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our intellectual property rights, which in turn could adversely affect our business.
Our additive manufacturing technology contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to commercialize our products.
Our additive manufacturing technology contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software and intend to continue doing so in the future. Additionally, we make some of our source code available under open source licenses, which may limit our ability to protect our intellectual property rights in our source code and prevent our competitors or others from using such source code. Our use and distribution of open source software may entail greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to disclose or make available the source code of our proprietary software to third parties. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of third-party intellectual property rights in open source software. These claims could result in litigation, require us to purchase a costly license or remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.
General Risk Factors
AONE has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.
Following the issuance of the SEC Staff Statement on April 12, 2021, after consultation with its independent registered public accounting firm, our management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restated previously issued and audited financial statements as of and for the period ended December 31, 2020 (the “Affected Periods”).

AONE’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. AONE’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis.
As described elsewhere in this proxy statement/prospectus, AONE has identified a material weakness in its internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants AONE issued in connection with its initial public offering in August 2020. As a result of this material weakness, AONE’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of its derivative warrant liabilities, change in fair value of derivative warrant liabilities, offering costs associated with derivative warrant liabilities, Class A ordinary shares subject to possible redemption, accumulated deficit and related financial disclosures for the Affected Periods. For a discussion of management’s consideration of the material weakness identified related to its accounting for a significant and unusual transaction related to the warrants AONE issued in connection with the August 2020 initial public offering, see “Note 2 —  Restatement of Previously Issued Financial Statements” to the accompanying financial statements, as well as in our Annual Report, as amended, on Form 10-K/A.
As described in our Annual Report, as amended, on Form 10-K/A, AONE has concluded that its internal control over financial reporting was ineffective as of December 31, 2020 because material weaknesses existed in its internal control over financial reporting. AONE has taken a number of measures to remediate the material weaknesses described therein; however, if AONE is unable to remediate its material weaknesses in a timely manner or AONE identify additional material weaknesses, AONE may be unable to provide required financial it identifies information in a timely and reliable manner and AONE may incorrectly report financial information. Likewise, if its financial statements are not filed on a timely basis, AONE could be subject to sanctions or investigations by the stock exchange on which AONE’s Class A ordinary shares is listed, the SEC or other regulatory authorities. Failure to timely file will cause AONE to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair AONE’s ability to obtain capital in a timely fashion to execute its business strategies of issue shares to effect an acquisition. In either case, there could result a material adverse effect on its business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect AONE’s reputation or investor perceptions of AONE, which could have a negative effect on the trading price of AONE’s stock. In addition, AONE will incur additional costs to remediate material weaknesses in our internal control its financial reporting, as described in our Annual Report, as amended, on Form 10-K/A.
AONE can give no assurance that the measures AONE has taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if AONE is successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.
AONE’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.
The SEC Statement regarding the accounting and reporting considerations for warrants issued by SPACs focused on certain settlement terms and provisions related to certain tender offers following a business combination. The terms described in the SEC Statement are common in SPACs and are similar to the terms contained in the warrant agreement governing our warrants. In response to the SEC Statement, AONE reevaluated the accounting treatment of our public warrants and private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on its balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, AONE’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of AONE’s control. Due to the recurring fair value measurement, AONE expects that it will recognize non- cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.
AONE may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
Following the issuance of the SEC Statement, as discussed with AONE’s independent registered public accounting firm, AONE’s management and audit committee concluded that it was appropriate to restate AONE’s previously issued audited financial statements as of December 31, 2020 and for the period ended December 31, 2020 (the “Restatement”). See “— AONE’s warrants are accounted for as liabilities and the changes in value of AONE’s warrants could have a material effect on AONE’s financial results.” As part of the Restatement, AONE identified a material weakness in AONE’s internal controls over financial reporting. As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in AONE’s internal control over financial reporting and the preparation of AONE’s financial statements. As of the date of this proxy statement/prospectus, AONE has no knowledge of any such litigation or dispute. However, AONE can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on AONE’s business, results of operations and financial condition or AONE’s ability to complete a Business Combination.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission and NYSE have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.
Pursuant to Section 404 of the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes Oxley Act within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes Oxley Act. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are not able to continue to meet these requirements, we may not be able to remain listed on NYSE.

Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.
Accounting methods and policies for public companies are subject to review, interpretation and guidance from our independent registered accounting firm and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our consolidated financial statements.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls.
Our management team has limited experience managing a public company.
Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company following completion of the Business Combination, we will be subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.
We have been operating as a private company. Following the Business Combination, our management will have significant requirements for enhanced financial reporting and internal controls as a public company. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis or result in material misstatements in our consolidated financial statements, which could harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.
The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of

Section 404 of the Sarbanes Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal control over financial reporting.
In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We present certain non-GAAP financial measures in this proxy statement/prospectus and intend to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.
Markforged has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of Markforged’s consolidated financial statements or cause Markforged to fail to meet its periodic reporting obligations.
In connection with the preparation of Markforged’s consolidated financial statements, material weaknesses in its internal control over financial reporting were identified as of December 31, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Markforged’s annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:
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Markforged did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Markforged lacked a sufficient complement of resources with (i) an appropriate level of accounting knowledge, experience and training to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in Markforged’s finance and accounting functions. This material weakness contributed to the following additional material weaknesses:

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Markforged did not design and maintain effective controls related to the period-end financial reporting process, including designing and maintaining formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures. Additionally, Markforged did not design and maintain controls over the preparation and review of account reconciliations and journal entries, including maintaining appropriate segregation of duties.

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Markforged did not design and maintain effective controls related to the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, Markforged did not design and maintain controls to timely identify and account for share repurchase transactions and issuance of stock warrants.

These material weaknesses resulted in audit adjustments to the following financial statement line items: operating expense, other expense, interest expense, other assets, other liabilities, additional paid in capital, treasury stock, retained earnings, note receivable — equity, and series D preferred stock. These adjustments were recorded prior to the issuance of the consolidated financial statements as of and for the years ended December 31, 2020 and 2019. Additionally, these material weaknesses could result in a misstatement of substantially all of Markforged’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
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Markforged did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, Markforged did not design and maintain (i) program change management controls for financial systems to ensure that information technology program and data changes affecting financial

IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored, privileges are appropriately granted, and data backups are authorized and monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements. These IT deficiencies did not result in any misstatements to the financial statements, however, the deficiencies, when aggregated, could impact Markforged’s ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.
Markforged will take certain measures to remediate the material weaknesses described above, including the following:
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Hiring additional accounting and IT personnel, including a new chief financial officer, to bolster its reporting, technical accounting and IT capabilities.

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Engaging a third party to assist in designing and implementing controls related to period-end financial reporting, segregation of duties, and IT general controls.

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Designing and implementing controls to formalize roles and review responsibilities to align with the Markforged team’s skills and experience and designing and implementing controls over segregation of duties.

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Designing and implementing controls to timely identify and account for non-routine, unusual or complex transactions and other technical accounting and financial reporting matters, including controls over the preparation and review of accounting memoranda addressing these matters.

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Designing and implementing formal accounting policies, procedures and controls supporting Markforged’s period-end financial reporting process, including controls over the preparation and review of account reconciliations and journal entries.

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Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

Markforged has begun to hire additional accounting and IT personnel, including the hiring of a new chief financial officer in March 2021, engaged third party resources to assist it in designing and implementing controls related to period-end financial reporting, segregation of duties, and IT general controls, and begun to implement appropriate segregation of duties in the operation of manual controls. The material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.
Markforged is working to remediate the material weaknesses as efficiently and effectively as possible and expects full remediation could potentially go beyond December 31, 2021. At this time, Markforged cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in Markforged incurring significant costs, and will place significant demands on our financial and operational resources.
Our ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited in connection with the proposed business combination and other ownership changes.
We have incurred substantial losses during our history and our ability to become profitable in the near future is uncertain. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all). As of December 31, 2020, we had Federal NOL carryforwards of approximately $65.3 million, of which $15.0 million are subject to expire at various times beginning in 2033, and $50.3 million that have no expiration date and will be carried forward indefinitely. We also had state NOL carryforwards of approximately $33.1 million that will begin to expire in 2027, unless previously utilized. On December 31, 2020, we had federal and state research and development credit carryforwards of approximately $2.0 million and $1.3 million, respectively. The federal research and development credit carryforwards will begin expiring in 2033 while the state credit carryforwards will begin expiring in 2029, unless previously utilized.
Federal NOLs incurred in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding such loss, and NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Because we have had no taxable income in prior years, we do not anticipate carrying back any of our net operating losses. Moreover, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of our taxable income annually for tax years beginning after December 31, 2020. Our NOL carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Our existing NOLs or credits may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with, or undergo an ownership change following, the proposed business combination, our ability to utilize NOLs or credits could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits. If we determine that an ownership change has occurred and our ability to use our historical NOLs or credits is materially limited, it would harm our future operating results by effectively increasing our future tax obligations. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not. If we earn taxable income, such limitations could result in increased future tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
Comprehensive tax reform legislation could adversely affect our business and financial condition.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the corporate income tax rate. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be adversely affected. The U.S. government in the future may enact additional legislation that affects the taxation of business entities, including with respect to the treatment of NOLs.
Further, the changes in tax laws could negatively impact our effective tax rate. Prior to the U.S. presidential election, President Biden proposed an increase in the U.S. corporate income tax rate from 21% to 28%, doubling the rate of tax on certain earnings of foreign subsidiaries, the creation of a 10% surtax on certain imports and a 15% minimum tax on worldwide book income. If any or all of these (or similar) proposals are ultimately enacted into law, in whole or in part, they could have a negative impact to our effective tax rate. Holders of our securities are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding our securities.
Currently, we incur losses in certain countries where we do not receive a financial statement benefit, and we operate in countries which have different statutory rates. Consequently, changes in the mix and source of earnings between countries could have a material impact on our overall effective tax rate.

Risks Related to the Business Combination and AONE
Unless the context otherwise requires, all references in this subsection to the “Company”, “we”, “us”, or “our” refer to AONE prior to the consummation of the Business Combination.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how AONE’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each other AONE Initial Shareholder (including AONE’s independent directors) have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and AONE’s directors own 19.9% of the issued and outstanding ordinary shares, and the AONE Initial Shareholders own 20.0% of the issued and outstanding ordinary shares.
Neither the AONE board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the AONE board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Markforged is fair to us from a financial point of view. Neither the AONE board of directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the AONE board of directors and management conducted due diligence on Markforged. The AONE board of directors reviewed comparisons of selected financial data of Markforged with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of AONE’s shareholders. Accordingly, investors will be relying solely on the judgment of the AONE board of directors and management in valuing Markforged, and the AONE board of directors and management may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
We may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of Markforged arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting.
However, if we do not obtain shareholder approval at the extraordinary general meeting, we are obligated to take actions, including holding additional extraordinary general meetings to vote on the Condition Precedent Proposals, provided that no adjournment of a meeting will be more than 15 days after the original meeting date, and no shareholder meeting will be held later than 3 business days before the Termination Date. We are also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.
Since the Sponsor and AONE’s directors and executive officers have interests that are different from, or in addition to (and which may conflict with) the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Markforged is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if the Business Combination is not completed.
When you consider the recommendation of AONE’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and AONE’s directors and officers have interests in such proposal that are different from, or in addition to, those of AONE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

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Prior to AONE’s initial public offering, the Sponsor purchased 5,375,000 AONE Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0047 per share. Subsequently, also prior to the initial public offering, the Sponsor transferred an aggregate of 155,000 AONE Class B ordinary shares to its independent directors and Ms. de Petra. If AONE does not consummate a business combination by August 20, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,375,000 AONE Class B ordinary shares collectively owned by the AONE Initial Shareholders would be worthless because following the redemption of the public shares, AONE would likely have few, if any, net assets and because the Sponsor and AONE’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any AONE Class A ordinary shares and AONE Class B ordinary shares held by it or them, as applicable, if AONE fails to complete a business combination within the required period. Additionally, in such event, the 3,150,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of AONE’s initial public offering for an aggregate purchase price of $6.3 million, will also expire worthless. Certain of AONE’s directors and executive officers, including Messrs. Hartz, Gupta, Lipkin and Steckenrider, also have an economic interest in such private placement warrants and Class B ordinary shares owned by the Sponsor. The 5,375,000 shares of Markforged Holding Common Stock into which the 5,375,000 AONE Class B ordinary shares collectively held by the AONE Initial Shareholders, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $54.5 million based upon the closing price of $10.14 per public share on the NYSE on June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Markforged Holding Common Stock will be subject to certain restrictions, including those described above, AONE believes such shares have less value. The 3,150,000 Markforged Holding Warrants into which the 3,150,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $6.6 million based upon the closing price of $2.09 per public warrant on the NYSE on June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

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The Sponsor (including its representatives and affiliates) and AONE’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AONE. For example, Messrs. Hartz, Gupta, and Steckenrider, each of whom serves as an officer and/or director of AONE and may be considered an affiliate of the Sponsor, have also recently incorporated two (“TWOA”), a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting its initial business combination, which consummated its initial public offering on March 29, 2021. Mr. Hartz is Co-Chief Executive Officer and a director of TWOA. Mr. Gupta is Co-Chief Executive Officer of TWOA and Mr. Steckenrider is the Chief Financial Officer of TWOA. In addition, Mr. Lamond and Ms. Gill, independent directors of AONE, also serve as independent directors of TWOA. The Sponsor and AONE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to AONE completing its initial business combination. Moreover, certain of AONE’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. AONE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to AONE, and the other entities to which they owe certain fiduciary or contractual duties, including to TWOA. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in AONE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to AONE, subject to applicable fiduciary duties under the Cayman Islands Companies Act. AONE’s Cayman Constitutional Documents provide that AONE renounces its interest in any corporate opportunity offered to any director or officer of AONE unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of AONE and it is an opportunity that AONE is able to complete on a reasonable basis.
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AONE’s existing directors and officers will be eligible for continued indemnification and continued coverage under AONE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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In the event that AONE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, AONE will be required to provide for payment of claims of creditors that were not waived that may be brought against AONE within the ten years following such redemption. In order to protect the amounts held in AONE’s trust account, the Sponsor has agreed that it will be liable to AONE if and to the extent any claims by a third party (other than AONE’s independent auditors) for services rendered or products sold to AONE, or a prospective target business with which AONE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of AONE’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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AONE’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on AONE’s behalf, such as identifying and investigating possible business targets and business combinations. However, if AONE fails to consummate a business combination by August 20, 2022, they will not have any claim against the trust account for reimbursement. AONE’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $10 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account and other transaction expenses that will not be incurred if the Business Combination is not consummated). Accordingly, AONE may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.

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Pursuant to the Registration Rights Agreement, the Sponsor and the other AONE Initial Shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Markforged Holding Common Stock and warrants held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as AONE’s directors and officers may have influenced their motivation in identifying and selecting Markforged as a business combination target, completing an initial business combination with Markforged and influencing the operation of the business following the initial business combination. In considering the recommendations of AONE’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of AONE’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in AONE’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require AONE to agree to amend the Merger Agreement, to consent to certain actions taken by

Markforged or to waive rights that AONE is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Markforged’s businesses or a request by Markforged to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at AONE’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, AONE does not believe there will be any changes or waivers that AONE’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, AONE will circulate a new or amended proxy statement/prospectus and resolicit AONE’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.
We and Markforged will incur significant transaction and transition costs in connection with the Business Combination.
We and Markforged have both incurred and expect to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Markforged may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid out of the proceeds of the Business Combination or by Markforged Holding Corporation following the closing of the Business Combination.
The announcement of the proposed Business Combination could disrupt Markforged Holding Corporation’s relationships with its business partners, customers, and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Markforged Holding Corporation’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect Markforged Holding Corporation’s ability to retain and hire key personnel and other employees;

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business partners, customers, and other parties with which Markforged Holding Corporation maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Markforged or fail to extend an existing relationship with Markforged Holding Corporation; and

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Markforged has expended and Markforged Holding Corporation will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Markforged Holding Corporation’s results of operations and cash available to fund its businesses.
Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Markforged has identified all material issues or risks associated with Markforged, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Markforged’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Markforged Holding Corporation. Additionally, we have no indemnification rights against Markforged stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of AONE who choose to remain Markforged stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of Markforged and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Markforged Holding Corporation’s actual financial position or results of operations would have been.
The historical financial results of Markforged included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those Markforged Holding Corporation will achieve in the future. This is primarily the result of the following factors: (i) Markforged Holding Corporation will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Markforged Holding Corporation’s capital structure will be different from that reflected in Markforged’s historical financial statements. Markforged Holding Corporation’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Markforged Holding Corporation’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, AONE being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Markforged on the Closing Date and the number of AONE Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Markforged Holding Corporation’s future operating or financial performance and Markforged Holding Corporation’s actual financial condition and results of operations may vary materially from Markforged Holding Corporation’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information”.
Markforged’s obligation to consummate the merger is subject to us having minimum available cash of $200,000,000. Any redemptions by our public shareholders or the failure to consummate any amount of the PIPE Investment may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that the obligations of Markforged to consummate the Merger are conditioned on, among other things, that as of the Closing, AONE have available cash of no less than $200,000,000, comprised of (x) the funds in the Company’s trust account (after deducting the amounts required to satisfy the Company’s obligations to its shareholders, if any, that have elected to exercise their redemption rights pursuant to the Company’s governing documents, and after deducting all unpaid transaction expenses) and (y) the PIPE Investment Amount (as defined herein) actually received by AONE at or prior to the Closing Date (the “Minimum Available Cash Amount”). This condition is for the sole benefit of Markforged.

As of March 31, 2021, the balance of our trust account was approximately $215.1 million. The PIPE Investors have agreed to purchase in the aggregate 21,000,000 shares of Markforged Holding Common Stock, for $210,000,000 million of gross proceeds, in the PIPE Investment. Redemptions by our public shareholders, higher than anticipated transaction costs, and the failure to consummate some or all of the PIPE Investment could result in us not meeting the Minimum Available Cash Condition.
There can be no assurance that Markforged could and would waive the Minimum Available Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by Markforged Holding Corporation and its subsidiaries (including Markforged) in the aggregate after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future. The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Markforged Holding Corporation after consummation of the Business Combination and we may not be able to raise additional financing necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
The Sponsor may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or AONE’s securities, the Sponsor, Markforged or their respective directors, officers, advisors or affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of AONE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Markforged or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (iii) satisfaction of the Minimum Cash Condition, (iv) otherwise limiting the number of public shares electing to redeem and (v) AONE’s net tangible assets (as determined in accordance with Rule 3a51-(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Although we are registering the shares of Markforged Holding Common Stock issuable upon exercise of the warrants on the registration statement of which this proxy statement/prospectus is a part, such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
Under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Markforged Holding Common Stock until the warrants expire or are redeemed. Although we are registering the issuance of such shares on the registration statement of which this proxy statement/prospectus is a part, we cannot assure you that we will be able to maintain the effectiveness of this registration statement if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis. In such event, an exercising warrant holder would pay the exercise price by surrendering the warrants for that number of shares of Markforged Holding Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the excess of the “fair market value” of a share of Markforged Holding Common Stock over the exercise price of the warrants by (y) the fair market value. “Fair Market Value” shall mean the average last reported sales price of the underlying shares for the ten (10) trading day period ending on the third trading day prior to the date that notice of exercise is received by the warrant agent. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the Markforged Holding Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Markforged Holding Common Stock included in the units.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of AONE’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the trust account to our public shareholders, AONE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Past performance by our management team may not be indicative of future performance of an investment in Markforged or Markforged Holding Corporation.
Past performance by our management team, including with respect to TWOA, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of our management team as indicative of the future performance of an investment in Markforged or Markforged Holding Corporation or the returns Markforged or Markforged Holding Corporation will, or is likely to, generate going forward.
The public shareholders will experience immediate dilution as a consequence of the issuance of Markforged Holding Common Stock as consideration in the Business Combination and the PIPE Investment, upon the issuance of the Markforged Earnout Shares and the Sponsor Earnout Shares and due to future issuances pursuant to the 2021 Incentive Plan and the 2021 ESPP. Having a minority share position may reduce the influence that our current stockholders have on the management of Markforged Holding Corporation.
It is anticipated that, immediately following the Business Combination and related transactions, (1) AONE public shareholders will own approximately 10.1% of the outstanding Markforged Holding Common Stock, (2) Markforged Stockholders (as defined below) will own approximately 77.6% of the outstanding Markforged Holding Common Stock, (3) the Sponsor and related parties will collectively own approximately 2.5% of the outstanding Markforged Holding Common Stock, and (4) the PIPE Investors will own approximately 9.8% of outstanding Markforged Holding Common Stock. These percentages assume (i) that no AONE public shareholders exercise their redemption rights in connection with the Business Combination, (ii) that Markforged Holding Corporation issues an aggregate of 165,500,000 shares of Markforged Holding Common Stock, which includes all shares issuable in respect of Markforged Holding Options, Markforged Holding RSU Awards and the Markforged Share Reserve, (iii) that no Markforged Holding Warrants are exercised, (iv) that no Markforged Earnout Shares are issued and (v) that Markforged Holding Corporation issues 21,000,000 shares of Markforged Holding Common Stock to the PIPE Investors pursuant to the PIPE Investment. The foregoing includes all shares of Markforged Holding Common Stock issuable in respect of the AONE Class B ordinary shares, whether or not such shares would be vested at such time.

Our public shareholders will experience additional dilution to the extent that (1) the up to 14,666,667 Markforged Earnout Shares are issued, (2) the 5,375,000 public warrants are exercised, (3) any of the 3,150,000 private placement warrants held by the Sponsor are exercised, (4) upon the vesting or settlement of equity awards under the 2021 Incentive Plan, pursuant to which 42,500,000 shares will initially be reserved for issuance and (5) upon the discounted purchase of shares by Markforged Holding Corporation employees under the 2021 ESPP, pursuant to which 4,700,000 shares will initially be reserved for issuance. Such issuances could significantly dilute the equity interests of existing holders of AONE securities and may adversely affect prevailing market prices for our securities.
Warrants will become exercisable for Markforged Holding Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 8,525,000 shares of Markforged Holding Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Markforged Holding Common Stock will be issued, which will result in dilution to the holders of Markforged Holding Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Markforged Holding Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless, and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AONE. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth under “Description of Markforged Holding Corporation Capital Stock” in this proxy statement/prospectus or any defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the Warrant Agreement solely with respect to the private placement warrants will also require at least 65% of the then outstanding private placement warrants.
Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of ordinary shares purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of our Markforged Holding Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (subject to adjustment as described in the Warrant Agreement).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us pursuant to this redemption provision so long as they are held by the Sponsor or its permitted transferees.
In addition, we have the ability to redeem the outstanding warrants 90 days after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Markforged Holding Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (subject to adjustment as described in the warrant agreement). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Markforged Holding Common Stock determined based on the redemption date and the fair market value of our Markforged Holding Common Stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.365 shares of Markforged Holding Common Stock per warrant (subject to adjustment), irrespective of the remaining life of the warrants or the fair market value of Markforged Holding Common Stock. If we redeem the warrants pursuant to this provision, the private placement warrants will be redeemed on the same terms as the public warrants.
The NYSE may not list Markforged Holding Corporation’s securities on its exchange, which could limit investors’ ability to make transactions in Markforged Holding Corporation’s securities and subject Markforged Holding Corporation to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with NYSE listing requirements that are more rigorous than the NYSE’s continued listing requirements, including meeting the NYSE’s initial listing requirements with respect to number of shareholders and publicly held shares, and having a global market capitalization of at least $150,000,000. We will apply to have Markforged Holding Corporation’s securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if Markforged Holding Corporation’s securities are listed on the NYSE, Markforged Holding Corporation may be unable to maintain the listing of its securities in the future.
If Markforged Holding Corporation fails to meet the initial listing requirements and the NYSE does not list its securities on its exchange, Markforged would not be required to consummate the Business Combination. In the event that Markforged elected to waive this condition, and the Business Combination was consummated without Markforged Holding Corporation’s securities being listed on the NYSE or on another national securities exchange, Markforged Holding Corporation could face significant material adverse consequences, including:
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a limited availability of market quotations for Markforged Holding Corporation’s securities;

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reduced liquidity for Markforged Holding Corporation’s securities;

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a determination that Markforged Holding Common Stock is a “penny stock” which will require brokers trading in Markforged Holding Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Markforged Holding Corporation’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”. If Markforged Holding Corporation’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
AONE’s and Markforged’s ability to consummate the Business Combination, and the operations of Markforged Holding Corporation following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has affected and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Markforged or Markforged Holding Corporation following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if Markforged, its business, financial condition and results of operations are materially affected by COVID-19, except in the event that Markforged is disproportionately affected relative to other companies in its industry. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Markforged is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Markforged’s ability to consummate the Business Combination and Markforged Holding Corporation’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Markforged and Markforged Holding Corporation may also incur additional costs due to delays caused by COVID-19, which could adversely affect Markforged Holding Corporation’s financial condition and results of operations.
Additional Risks Related to Ownership of Markforged Holding Common Stock Following the Business Combination and Markforged Holding Corporation Operating as a Public Company
The price of Markforged Holding Corporation’s common stock and warrants may be volatile.
Upon consummation of the Business Combination, the price of Markforged Holding Common Stock as well as Markforged Holding Warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which Markforged Holding Corporation and its customers operate;

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developments involving Markforged Holding Corporation’s competitors;

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changes in laws and regulations affecting its business;

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variations in its operating performance and the performance of its competitors in general;

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actual or anticipated fluctuations in Markforged Holding Corporation’s quarterly or annual operating results;

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publication of research reports by securities analysts about Markforged Holding Corporation or its competitors or its industry;

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the public’s reaction to Markforged Holding Corporation’s press releases, its other public announcements and its filings with the SEC;

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actions by stockholders, including the sale by the PIPE Investors of any of their shares of our common stock;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving the combined company;

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changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of Markforged Holding Common Stock available for public sale; and

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general economic and political conditions, such as the effects of the COVID-19 pandemic, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Markforged Holding Common Stock and warrants regardless of the operating performance of Markforged Holding Corporation.
Markforged Holding Corporation does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, Markforged Holding Corporation currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Markforged Holding Corporation’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
If analysts do not publish research about Markforged Holding Corporation’s business or if they publish inaccurate or unfavorable research, Markforged Holding Corporation’s stock price and trading volume could decline.
The trading market for the common stock of Markforged Holding Corporation will depend in part on the research and reports that analysts publish about its business. Markforged does not have any control over these analysts. If one or more of the analysts who cover Markforged Holding Corporation downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover Markforged Holding Corporation, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering Markforged Holding Corporation in the future or fail to publish reports on it regularly.
Markforged Holding Corporation may be subject to securities litigation, which is expensive and could divert management attention.
The market price of Markforged Holding Corporation’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Markforged Holding Corporation may be the target of this type of litigation in the future. Securities litigation against Markforged Holding Corporation could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Future resales of common stock after the consummation of the Business Combination may cause the market price of Markforged Holding Corporation’s securities to drop significantly, even if Markforged Holding Corporation’s business is doing well.
Pursuant to the lock-up restrictions agreed to into in connection with the Merger Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and certain related parties and certain Markforged Stockholders (who will collectively own approximately 77.6% of the outstanding Markforged Holding Common Stock upon the Closing) will be contractually restricted from selling or transferring any of its or their shares of common stock (the “Lock-up Shares”). Such restrictions begin at Closing and end 180 days after Closing. The lock-up restrictions described above supersede the lock-up provisions set forth in Section 7 of that certain letter agreement, dated as of August 17, 2020, by and among AONE, the Sponsor and each of the other parties thereto (the “Insider Letter”) which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of the Registration Rights Agreement and the Lock-Up Agreement.
However, following the expiration of the respective lockups described above, the Sponsor and the Markforged Stockholders will not be restricted from selling shares of Markforged Holding Common Stock held by them, other than by applicable securities laws. In addition, upon certain events as described herein, up to 2,610,000 Sponsor Earnout Shares will vest and become salable by Sponsor or its transferees. Additionally, the PIPE Investors will not be restricted from selling any of the shares of Markforged Holding Common Stock acquired in the PIPE Investment following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of Markforged Holding Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Markforged Holding Common Stock. Upon completion of the Business Combination, the Sponsor and the Markforged Stockholders will collectively own approximately 80.1% of the outstanding shares of Markforged Holding Common Stock, assuming that no public shareholders redeem their public shares in connection with the Business Combination.
The shares held by Sponsor and the Markforged Stockholders may be sold after the expiration of the applicable lock-up periods agreed to in connection with the Merger Agreement. As restrictions on resale end, and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Markforged Holding Corporation’s share price, or the market price of Markforged Holding Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.
The fact that AONE is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on Markforged Holding Corporation as compared to other public companies because AONE is not currently subject to Section 404 of the Sarbanes-Oxley Act. Additionally, the standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Markforged as a privately held company. The management of Markforged Holding Corporation may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Markforged Holding Corporation after the Business Combination. If Markforged Holding Corporation is not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of Markforged Holding Common Stock. Additionally, once AONE is no longer an emerging growth company, it will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Markforged Holding Corporation’s business operations.
As a public company, Markforged Holding Corporation will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Markforged Holding Corporation will incur significant legal, accounting and other expenses that Markforged did not previously incur. Markforged Holding Corporation’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in Markforged Holding Corporation incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for Markforged Holding Corporation to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for Markforged Holding Corporation to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
We are currently an emerging growth company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
When we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of AONE Class A ordinary shares and AONE public warrants.
As discussed more fully under “U.S. Federal Income Tax Considerations,” it is uncertain whether the Domestication will qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code due to the absence of direct authority on the statutory conversion of a corporation holding only investment-type assets such as AONE. AONE intends to treat the Domestication as qualifying as a reorganization, and if the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations,”) of AONE Class A ordinary shares or AONE public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below and under the caption headings “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of Section 367(b) to U.S. Holders” and “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.” U.S. Holders will be subject to Section 367(b) of the Code and, as a result:
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A U.S. Holder whose AONE Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our shares generally should not recognize any gain or loss and will not be required to include any part of AONE’s earnings in income in connection with the Domestication;
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A U.S. Holder whose AONE Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of AONE stock entitled to vote and less than 10% of the total value of all classes of AONE stock will generally recognize gain (but not loss) on the exchange of AONE Class A ordinary shares for Markforged Holding Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a dividend deemed paid by AONE of the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its AONE Class A ordinary shares provided certain other requirements are satisfied; and

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A U.S. Holder whose AONE Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of AONE stock entitled to vote or 10% or more of the total value of all classes of AONE stock will generally be required to include in income as a dividend deemed paid by AONE of the all earnings and profits amount attributable to its AONE Class A ordinary shares as a result of the Domestication.

AONE does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
Furthermore, even assuming that the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, which is uncertain, a U.S. Holder of AONE Class A ordinary shares or AONE public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its AONE Class A ordinary shares or AONE public warrants for Markforged Holding Common Stock or Markforged Holding Warrants pursuant to the Domestication under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging AONE public warrants for newly issued Markforged Holding Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the Markforged Holding Common Stock or Markforged Holding Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding AONE Class A ordinary shares and AONE public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because AONE is a special purpose acquisition company with no current active business, it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2020 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication. If the proposed Treasury Regulations are finalized in their current form and, as expected, AONE is a PFIC, a U.S. Holder of AONE public warrants should be required to recognize gain (but not loss) on the exchange of such warrants pursuant to the Domestication. In such case, similar gain recognition would apply to U.S. Holders of AONE Class A ordinary shares unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s AONE Class A ordinary shares. The aforementioned tax elections currently cannot be made with respect to such U.S. Holder’s AONE public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of AONE. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.” Each U.S. Holder of AONE Class A ordinary shares or AONE public warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of AONE Class A ordinary shares and AONE public warrants for Markforged Holding Common Stock and Markforged Holding Warrants pursuant to the Domestication.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed under the caption heading “U.S. Federal Income Tax Considerations  — U.S. Holders —  PFIC Considerations,” a U.S. Holder generally would recognize gain or loss with respect to an AONE Class A ordinary share or AONE public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding Markforged Holding Common Stock or Markforged Holding Warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its AONE Class A ordinary share or AONE public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of Markforged Holding Common Stock or Markforged Holding Warrant would be equal to the fair market value of that share of Markforged Holding Common Stock or Markforged Holding Warrant on the date of the Domestication, and such U.S. Holder’s holding period for the share of Markforged Holding Common Stock or Markforged Holding Warrant would begin on the day following the date of the Domestication.
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Markforged Holding Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations — Effects of the Domestication on U.S. Holders.”
Upon consummation of the Business Combination, the rights of holders of Markforged Holding Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of AONE Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of Markforged Holding Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of Markforged Holding Common Stock could differ from the rights that holders of AONE Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Markforged Holding Corporation becomes involved in costly litigation, which could have a material adverse effect on Markforged Holding Corporation.
In addition, there are differences between the new organizational documents of Markforged Holding Corporation and the current constitutional documents of AONE. For a more detailed description of the rights of holders of Markforged Holding Common Stock and how they may differ from the rights of holders of AONE Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights”. The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Markforged Holding Corporation are attached as Annex J and Annex K, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and the Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Markforged Holding Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the board of directors of Markforged Holding Corporation or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
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the ability of the board of directors of Markforged Holding Corporation to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the board of directors will be classified into three classes, with only one class being elected each year to serve three-year terms. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual stockholders meetings;

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the proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the limitation of the liability of, and the indemnification of, the directors and officers of Markforged Holding Corporation;

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the ability of the board of directors of Markforged Holding Corporation to amend the bylaws, which may allow the board of directors of Markforged Holding Corporation to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the board of directors of Markforged Holding Corporation or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the board of directors of Markforged Holding Corporation and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Markforged Holding Corporation.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the board of directors or management of Markforged Holding Corporation.
The provisions of the Proposed Bylaws requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against the directors and officers of Markforged Holding Corporation, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.
The Proposed Bylaws provide that, to the fullest extent permitted by law, and unless Markforged Holding Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of Markforged Holding Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of Markforged Holding Corporation to Markforged Holding Corporation or Markforged Holding Corporation stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Bylaws or Proposed Certificate of Incorporation (as either may be amended from time to time) (including the interpretation, validity and enforceability thereof), (iv) any action asserting a claim related to or involving Markforged Holding Corporation that is governed by the internal affairs doctrine, and (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to actions or claims arising under the Exchange Act. The Proposed Bylaws also provide that, unless Markforged Holding Corporation consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, will be the Federal District Courts of the United States (the “Federal Forum Provision,” and with the Delaware Forum Provision, the “Exclusive Forum Provisions”). In addition, the Proposed Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder; Markforged Holding Corporation stockholders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.
These provisions may impose additional litigation costs on stockholders in pursuing any such claims and have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against the directors and officers of Markforged Holding Corporation, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid, and if the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Court of Chancery of the State of Delaware and the Federal District Courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with Markforged by August 20, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on AONE will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) may negatively impact the business of Markforged Holding Corporation following the Business Combination.
If AONE is not able to complete the Business Combination with Markforged by August 20, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to AONE’s Cayman Constitutional Documents, AONE will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of AONE’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (i) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (a) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by August 20, 2022 or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of the public shares if we have not completed an initial business combination by August 20, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after August 20, 2022 before redemption from the trust account.
If we have not completed our initial business combination by August 20, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond August 20, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through August 20, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of December 31, 2020, AONE had cash of $1.1 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2020, AONE had total current liabilities of $7.7 million.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until August 20, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from the Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to AONE in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF AONE
General
AONE is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of AONE to be held on            , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about            , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting of the shareholders of AONE will be held at [•], Eastern Time, on [•], at the offices of Cadwalader, Wickersham & Taft LLP located at 200 Liberty St., New York, New York 10281, or virtually via live webcast at https://www.cstproxy.com/one/sm2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Purpose of the AONE Extraordinary General Meeting
At the extraordinary general meeting, AONE is asking holders of ordinary shares to:
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consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus statement as Annex A, pursuant to which, among other things, following the Domestication of AONE to Delaware, Merger Sub will merge with and into Markforged, with Markforged surviving the Merger as a wholly-owned subsidiary of Markforged Holding Corporation in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of AONE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

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consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

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to authorize the change in the authorized capital stock of AONE from 400,000,000 Class A ordinary shares, par value $0.0001 per share (the “AONE Class A ordinary shares”), 10,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 1,000,000 preferred shares, par value $0.0001 per share (the “AONE preferred shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of Markforged Holding Corporation (the “Markforged Holding Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Markforged Holding Corporation (the “Markforged Holding Corporation Preferred Stock”) (“Organizational Documents Proposal A”);

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to provide that the Certificate of Incorporation may only be amended by the affirmative vote of at least a majority of the outstanding shares of capital stock, with certain exceptions, to provide that the Bylaws may only be amended by the board of directors or by the affirmative vote of at least two-thirds of the outstanding shares of capital stock, with certain exceptions, and to provide that a majority of the outstanding shares entitled to vote shall constitute a quorum at any meeting of stockholders (“Organizational Documents Proposal B”);

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to authorize the board of directors of Markforged Holding Corporation to issue any or all shares of Markforged Holding Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Markforged Holding Corporation board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal C”);

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to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including: (1) changing the corporate name from “one” to “Markforged Holding Corporation”, (2) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (3) removing the provision waiving directors’ and officers’ obligations to present a corporate opportunity to AONE, (4) providing that directors may be removed by stockholders only for cause, (5) providing that any action to be taken by stockholders may only be taken at a meeting of stockholders, and may not be taken by written consent in lieu thereof, (6) making Markforged Holding Corporation’s corporate existence perpetual and (7) removing certain provisions related to AONE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination (“Organizational Documents Proposal D”);

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consider and vote upon a proposal to approve by ordinary resolution, the composition of the board of directors of Markforged Holding Corporation, effective immediately following consummation of the Business Combination (the “Director Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Markforged Holding Common Stock to (a) the PIPE Investors, pursuant to the PIPE Investment and (b) the Markforged Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, the 2021 Incentive Plan (the “Incentive Plan Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, the 2021 Employee Stock Purchase Plan (the “ESPP Proposal”); and

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consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of AONE Board of Directors
AONE’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of AONE’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal  —  Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
AONE shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [•], 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. AONE warrants do not have voting rights. As of the close of business on the record date, there were 26,875,000 ordinary shares issued and outstanding, of which 21,500,000 were issued and outstanding public shares.
The Sponsor and each director of AONE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the AONE Initial Shareholders own 20.0% of the issued and outstanding ordinary shares.
Quorum
A quorum of AONE shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 13,437,501 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to AONE but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders, other than the Adjournment Proposal, will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The approval of the Director Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Proposal and the Stock Issuance Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Incentive Plan Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each AONE ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by AONE’s board “FOR” the BCA Proposal, “FOR” the

Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
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You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way AONE can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a AONE shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify AONE’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

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you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, AONE’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing AONE.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of AONE that Markforged Holding Corporation redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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submit a written request to Continental, AONE’s transfer agent, that Markforged Holding Corporation redeem all or a portion of your public shares for cash; and

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deliver your share certificates (if any) and any other redemption forms to Continental, AONE’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on       , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Markforged Holding Corporation public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 38 of AONE’s amended and restated memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Markforged Holding Corporation shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, AONE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal or any other proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, AONE’s transfer agent, Markforged Holding Corporation will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Markforged Holding Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Markforged Holding Corporation public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, AONE’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that AONE’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, AONE’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, AONE’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, AONE’s agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of AONE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and AONE’s independent directors own 19.9% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.14. As of March 31, 2020, funds in the trust account totaled approximately $215.1 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. AONE cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither AONE’s shareholders nor AONE’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
AONE is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. AONE and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. AONE will bear the cost of the solicitation.
AONE has hired Morrow Sodali LLC to assist in the proxy solicitation process. AONE will pay that firm a fee of $32,500 plus disbursements. Such fee will be paid with non-trust account funds.
AONE will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. AONE will reimburse them for their reasonable expenses.
AONE Initial Shareholders
As of the date of this proxy statement/prospectus, there are 26,875,000 ordinary shares issued and outstanding, which includes the 5,375,000 founder shares held by the Sponsor and related parties and the 21,500,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 8,525,000 warrants, which includes the 3,150,000 private placement warrants held by the Sponsor and the 5,375,000 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Markforged or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of AONE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Markforged or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Proposal, the Stock Issuance Proposal, the Incentive

Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) AONE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL
AONE is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. AONE shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because AONE is holding a shareholder vote on the Merger Agreement, AONE may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about AONE, Markforged or any other matter.
Structure of the Merger
On February 23, 2021, AONE entered into the Merger Agreement with Merger Sub and Markforged, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Markforged, the separate corporate existence of Merger Sub will cease and Markforged will be the surviving corporation and a wholly owned subsidiary of AONE and (ii) AONE will change its name to Markforged Holding Corporation.
Prior to and as a condition of the Merger, pursuant to the Domestication, AONE will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which AONE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see the section entitled “Domestication Proposal”.

Organizational Structure
The following diagram depicts the organizational structure of Markforged and Markforged Holding Corporation following the Business Combination.
Consideration
Aggregate Merger Consideration
At the effective time of the Merger, among other things, each outstanding share of Markforged common stock (after giving effect to the Employee Transactions and the Preferred Stock Conversion) as of immediately prior to the effective time of the Merger will be converted into Markforged Holding Common Stock based on the exchange ratio, and Markforged Awards outstanding as of immediately prior to the effective time of the Merger, will be converted into Markforged Holding Corporation awards based on the Exchange Ratio, representing an aggregate of approximately 165,500,000 shares of Markforged Holding Common Stock or shares underlying awards based on Markforged Holding Common Stock, representing a pre-transaction equity value of Markforged of approximately $1.655 billion after giving effect to the Employee Transactions.
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of Markforged common stock outstanding as of immediately prior to the effective time of the Merger (after giving effect to the Employee Transactions and the Preferred Stock Conversion), other than (x) any shares of Markforged common stock subject to Markforged Awards, (y) any shares of Markforged capital stock held in treasury by Markforged which treasury shares shall be canceled as part of the Merger, and (z) any shares of Markforged common stock held by stockholders of Markforged who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL, will be canceled and converted into the right to receive a number of shares of Markforged Holding Common Stock equal to the product of one share of Markforged common stock multiplied by the Exchange Ratio (as defined below).
The Exchange Ratio is defined as (i) $1.7 billion minus the aggregate amount paid pursuant to the Employee Transactions (the “Equity Value,” or $1.655 billion), divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Markforged common stock, on a fully diluted and as-converted basis (including shares subject to outstanding equity awards of Markforged (“Markforged Awards”) and shares available for issuance in respect of Markforged Awards not yet granted under the 2021 Incentive Plan).

The exact value of the consideration to be received by holders of equity interests of Markforged at the Closing will depend on the price of AONE ordinary shares as of such time and the number of shares of Markforged common stock issued and outstanding, or issuable pursuant to Markforged Awards not yet granted, immediately prior to the Effective Time, and will not be known with certainty until the Closing.
For informational purposes only, assuming (i) an Equity Value of $1,655,000,000, (ii) Aggregate Fully Diluted Markforged Common Stock and Share Reserve of 173,800,029 (and a resulting Exchange Ratio of approximately 0.9522) and (iii) a market price of AONE ordinary shares of $11.85 per share (based on the closing price of AONE ordinary shares on the NYSE on March 26, 2021), if the Closing had occurred on March 26, 2021, then, giving effect to the Domestication, each share of Markforged common stock would have been canceled and converted into the right to receive approximately 0.9522 shares of Markforged Holding Common Stock, with an aggregate market value (based on the market price of AONE ordinary shares as of such date) of approximately $1.9 billion.
We have provided the above calculations for informational purposes only based on the assumptions set forth above. The final Exchange Ratio will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement. The Aggregate Fully Diluted Markforged Common Stock as of Closing, and the market price of AONE ordinary shares assumed for purposes of the foregoing illustration are each subject to change, and the actual values for such could result in the Exchange Ratio and the value of the consideration to be received by holders of equity interests in Markforged being more or less than the amounts reflected above. We urge you to obtain current market quotations for AONE ordinary shares.
Treatment of Markforged Options and Restricted Stock Unit Awards
At the effective time of the Merger, among other things, all (i) options to purchase shares of Markforged common stock (“Markforged Options”), and (ii) restricted stock units based on shares of Markforged common stock (“Markforged RSUs”) outstanding as of immediately prior to the Merger (together, the “Markforged Awards”) will be converted into (a) options to purchase shares of Markforged Holding Common Stock (“Markforged Holding Corporation Options”), and (b) restricted stock units based on shares of Markforged Holding Common Stock (“Markforged Holding Corporation RSUs”), respectively.
Subject to the terms of the Merger Agreement, each Markforged Holding Corporation Option will relate to the number of whole shares of Markforged Holding Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Markforged common stock subject to the applicable Markforged Option multiplied by (ii) the Exchange Ratio. The exercise price for each Markforged Holding Corporation Option will equal (i) the exercise price of the applicable Markforged Option divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). Subject to the terms of the Merger Agreement, each Markforged Holding Corporation RSU will relate to the number of whole shares of Markforged Holding Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Markforged common stock subject to the applicable Markforged RSU, multiplied by (ii) the Exchange Ratio.
Prior to the Closing, Markforged shall take all necessary actions to effect the treatment of the Markforged Awards pursuant to Markforged’s 2013 Stock Option and Grant Plan (the “2013 Incentive Plan”) and the applicable Markforged Award agreement, and terminate the 2013 Incentive Plan and the shares reserved thereunder as of the effective time of the Merger and to ensure no new awards are granted thereunder from and following the effective time of the Merger.
Earnout Shares
The holders of Markforged common stock and Markforged Awards (whether vested or not) immediately prior to the Effective Time will be entitled to receive, on a pro rata basis, up to 14,666,667 additional shares of Markforged Holding Common Stock (“Markforged Earnout Shares”) as follows: (i) if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period, 8,000,000 Markforged Earnout Shares will be issued, (ii) if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period, 6,666,667 Markforged Earnout Shares will be issued and (iii) upon a change of control or a liquidation of the Company, all previously unearned Markforged Earnout

Shares will be issued. Markforged stockholders will not receive any Markforged Earnout Shares not earned by the date that is five years after the consummation of the Business Combination. Any Markforged Earnout Share that would otherwise be distributed to a holder of a Markforged Award that is unvested as of the date of distribution will be distributed in the form of a restricted stock unit in respect of Markforged Holding Common Stock to such holder, which will vest subject to the same vesting conditions as the underlying award. If such Markforged Award holder forfeits the underlying Markforged Award, then such holder’s right to receive the allocable Markforged Earnout Shares will immediately terminate (and such Markforged Earnout Shares would instead be distributed on a pro rata basis to the other holders of Markforged common stock and Markforged Awards).
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place at 10:00 a.m., New York time, on the date that is two (2) business days after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date”.
Representations and Warranties
The Merger Agreement contains representations and warranties of AONE, Merger Sub and Markforged, certain of which are subject to materiality and material adverse effect (as defined below) qualifiers and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect” below. The representations and warranties of AONE are also qualified by information included in AONE’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Markforged
Markforged has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and approvals, capitalization of Markforged and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Markforged benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption and compliance, anti-money laundering, sanctions and international trade compliance, information supplied, resellers and vendors, government contracts and no additional representations or warranties.
Representations and Warranties of AONE and Merger Sub
AONE and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, anti-corruption and compliance, anti-money laundering, sanctions and international trade compliance, governmental authorities and approvals, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of AONE, brokers’ fees, indebtedness, taxes, business activities, NYSE stock market quotation, registration statement, proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement will not survive the Closing.

Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Markforged are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of AONE are qualified in whole or in part by a material adverse effect on the ability of AONE to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Markforged (“Markforged Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or condition (financial or otherwise) of Markforged and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Markforged Material Adverse Effect” with respect to clause (i) above:
(a)   any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;
(b)   any change in interest rates or economic, political, business, credit or financial market conditions generally;
(c)   general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally;
(d)   any change, event, effect or occurrence that is generally applicable to the industries or markets in which Markforged operates;
(e)   the taking of any action required by the Merger Agreement;
(f)   the execution or public announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, distributors, partners or employees of Markforged and its subsidiaries;
(g)   any earthquake, hurricanes, storms, tornados, flooding, volcanic eruptions or other natural disaster, calamity, epidemic, disease outbreak or pandemic (including COVID-19 or any mutation or variation thereof and certain measures taken in response to COVID-19 (“COVID-19 Measures”));
(h)   any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;
(i)   any failure of Markforged to meet any projections or forecasts (provided that this clause would not prevent a determination that any Event not otherwise excluded from the definition of Markforged Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Markforged Material Adverse Effect); and
(j)   any action taken at the written request of AONE or Merger Sub.
Any Event referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Markforged Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations or condition (financial or otherwise) of Markforged and its subsidiaries, taken as a whole, relative to other companies in the industry in which Markforged and its subsidiaries conduct their respective operations.

Covenants and Agreements
Markforged has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited financial statements, affiliate agreements, acquisition proposals, transaction litigation and expense statements.
AONE has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, NYSE listing, no solicitation by AONE, AONE’s conduct of business, post-closing directors and officers of AONE, domestication, indemnification and insurance, AONE public filings, PIPE Investment, transaction litigation and expense statements.
Conduct of Business by Markforged
Markforged has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as required by applicable law or as consented to by AONE in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (i) operate the business of Markforged in the ordinary course consistent with past practice in all material respects, (ii) preserve intact the current business organization and the ongoing business of Markforged and its subsidiaries, (iii) maintain the existing material business relations of Markforged and its subsidiaries and (iv) keep available the services of its present officers and key employees; provided, that Markforged or any of its subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; and, provided further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of Markforged and its subsidiaries and/or the health and safety of their respective employees and (ii) Markforged shall, to the extent reasonably practicable, inform AONE of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from AONE with respect thereto.
During the Interim Period, Markforged has also agreed not to, and to cause its subsidiaries not to, except as set forth in the Markforged disclosure letter (the “Markforged Disclosure Letter”) or as consented to by AONE in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), as contemplated by the Merger Agreement or Ancillary Agreements or as required by applicable law:
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change or amend the governing documents of Markforged or any of Markforged’s subsidiaries or form or cause to be formed any new subsidiary of Markforged;

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make or declare any dividend or distribution to stockholders of Markforged or make any other distributions in respect of any of Markforged’s capital stock or equity interests, except dividends and distributions by a wholly-owned subsidiary of Markforged to Markforged or another wholly-owned subsidiary of Markforged;

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split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Markforged’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Markforged that remains a wholly owned subsidiary of Markforged after consummation of such transaction;

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purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Markforged or its subsidiaries, except for (i) the acquisition by Markforged or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Markforged or its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between Markforged and any wholly-owned subsidiary of Markforged or between wholly owned subsidiaries of Markforged or (iii) the Employee Transactions;

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enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contract of the type required to be listed on the Markforged Disclosure Letter or any real property lease, other than in the ordinary course of business consistent with past practice or as required by law;

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sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Markforged or its subsidiaries, including leased real property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among Markforged and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

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acquire any ownership interest in any real property, other than in the ordinary course of business;

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except as required by an existing benefit plan, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of Markforged or any of Markforged’s subsidiaries or hire or terminate the employment of employees of Markforged or any of Markforged’s subsidiaries at any level above vice president, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Markforged or any of Markforged’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by Markforged or any of Markforged’s subsidiaries;

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acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $15,000,000 and (ii) that is not reasonably expected to, individually or in the aggregate, materially impair the ability of Markforged to perform its obligations under the Merger Agreement;

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(i) make, change or revoke any material tax election in respect of taxes, (ii) amend, modify or otherwise change any filed tax return, (iii) adopt or request permission of any governmental authority to change any accounting method in respect of material taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of state, local or foreign law) with any governmental authority, (v) settle any claim or assessment in respect of any taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any taxes, (vii) prepare or file any tax return inconsistent with applicable laws and the past practices of Markforged and its subsidiaries or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any taxes;

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take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations of the United States Treasury;

•
(i) incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Markforged or any of Markforged’s subsidiaries or guaranty any debt securities of another person, other than any indebtedness or guarantee incurred between Markforged and any of its wholly owned subsidiaries or between any of such wholly-owned subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $10,000,000, except as otherwise contemplated by the Merger Agreement or as such obligations become due;

•
issue any additional shares of Markforged capital stock or securities exercisable for or convertible into Markforged capital stock, except for issuances of Markforged common stock pursuant to the exercise of Markforged options or settlement of Markforged RSUs under the Markforged 2013 Incentive Plan and applicable award agreement in accordance with their terms as in effect as of the date of the Merger Agreement, or the exercise of warrants to purchase Markforged capital stock or the conversion of any Markforged capital stock in accordance with its terms as in effect as of the date of the Merger Agreement, in each case, that are outstanding as of the date of the Merger Agreement, or grant any additional equity or equity-based compensation;
•
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Markforged or its subsidiaries (other than the Merger);

•
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,000,000 individually and less than $4,000,000 in the aggregate;

•
grant to, or agree to grant to, any person rights to any intellectual property that is material to Markforged and its subsidiaries, taken as a whole, or sell, lease, license (other than licenses to intellectual property granted by Markforged or any of its subsidiaries in the ordinary course of business consistent with past practice), abandon or permit to lapse or become subject to a lien (other than a permitted lien) or otherwise dispose of, any rights to any intellectual property that is material to Markforged and its subsidiaries, taken as a whole, disclose or agree to disclose to any person (other than AONE) any trade secret other than grants of non-exclusive licenses to customers in the ordinary course of business, fail to diligently prosecute any application for Markforged or its subsidiaries’ patents, trademarks and copyrights, fail to exercise a right of renewal, or grant, extend, waive, amend or modify (except as required in the diligent prosecution of the intellectual property owned by Markforged or its subsidiaries), except for the expiration of Markforged registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of Markforged’s or any of its subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

•
make or commit to make capital expenditures;

•
limit the right of Markforged or any of Markforged’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of Markforged and its subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;

•
make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law; or

•
enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

Conduct of Business of AONE
AONE has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as required by law, as set forth in AONE’s disclosure letter or as consented to by Markforged in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.
During the Interim Period, except as set forth in AONE’s disclosure letter or as consented to by Markforged in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), AONE has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements (as defined below), or as required by applicable law:
•
seek any approval from AONE’s shareholders to change, modify or amend the Trust Agreement or the governing documents of AONE or Merger Sub, except as contemplated by the transaction proposals to be approved by AONE’s stockholders;

•
(x) make, set aside, pay or declare any dividend or distribution to the shareholders of AONE or make any other distributions in respect of any of AONE’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, subdivide, combine, consolidate, reclassify or otherwise amend any terms of any shares or series of AONE’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of AONE or Merger Sub other than a redemption of AONE Class A ordinary shares required to be made in connection with the Merger and pursuant to AONE’s organizational documents;

•
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations of the United States Treasury;

•
enter into, renew or amend in any material respect, any transaction or material contract with an affiliate of AONE or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Markforged or any of Markforged’s subsidiaries or guaranty any debt security of another person, other than any indebtedness for borrowed money or guarantee (i) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (ii) pursuant to any working capital loans, (iii) incurred between AONE and Merger Sub or (z) in respect of AONE transaction expenses permitted by the following bullet;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations other than (i) in support of the ordinary course operations of Acquiror and incident to the consummation of the transactions contemplated by the Merger Agreement or any of the ancillary agreements which are not, individually or in the aggregate, in excess of $1,000,000 or (ii) pursuant to any material contract set forth on the AONE disclosure letter;

•
waive, release, compromise, settle or satisfy any (i) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or (ii) any other legal proceeding;

•
(i) issue any securities of AONE or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, securities of AONE, other than pursuant to the Merger Agreement or in respect of the PIPE Investment substantially concurrently with the Closing, (ii) grant any options, warrants or other equity-based awards with respect to securities of AONE not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any AONE warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•
enter into any contract with any broker, finder, investment banker or other third party under which such third party is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement;

•
take any action or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the intended tax treatment of the transactions contemplated by the Merger Agreement;

•
waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened legal proceeding);

•
create any new subsidiary; or

•
enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Covenants of AONE
Pursuant to the Merger Agreement, AONE has agreed, among other things, to:
•
prior to the Closing Date, obtain approval for and adopt the 2021 Incentive Plan and the 2021 ESPP;

•
within ten business days following the expiration of the sixty-day period after AONE has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form) with respect to the Markforged Holding Common Stock issuable under the 2021 Incentive Plan and 2021 ESPP;

•
take certain actions so that the amounts held in the trust account will be released from the trust account to pay amounts payable pursuant to any redemptions by AONE’s public shareholders and to pay all remaining amounts for use in accordance with the Merger Agreement, and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•
during the Interim Period, ensure AONE remains listed as a public company on the NYSE and prepare and submit to the NYSE a listing application in connection with the transactions contemplated by the Merger Agreement, and use its reasonable best efforts to cause: (a) such listing application to have been approved by the NYSE: (b) AONE to satisfy all applicable initial and continuing listing requirements of NYSE; and (c) the securities covered by the registration statement of which this proxy statement/prospectus forms a part, to be approved for listing on the NYSE with the trading ticker “MKFG”, in each case, as promptly as reasonably practicable after the date of the Merger Agreement;

•
during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions, and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•
subject to the terms of AONE’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger, the Board of Directors of Markforged Holding Corporation will consist of up to nine directors, of which (a) seven will be the directors agreed upon by the parties pursuant to the Merger Agreement (including Kevin Hartz, AONE’s Chief Executive Officer) and (b) two will be independent directors to be designated by Markforged, one of whom will be designated by Markforged to serve as Chairperson of the Board of Directors of Markforged Holding Corporation;

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subject to approval of AONE’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”);

•
after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of Markforged and AONE and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

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maintain for a period of not less than six years from the effective time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Markforged immediately prior to the effective time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by AONE’s, Markforged’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will AONE be required to pay an annual premium for such insurance in excess of 350% of the aggregate annual premium payable by AONE or Markforged, as applicable, for such insurance policy for the year ended December 31, 2020, and provided that Markforged may, at its sole option, purchase, at or prior to Closing, such a policy that AONE shall maintain;

•
on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Markforged and AONE with the post-Closing directors and officers of Markforged Holding Corporation, which indemnification agreements will continue to be effective following the Closing;

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from the date of the Merger Agreement through the effective time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

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except as otherwise approved by Markforged (which approval shall not be unreasonably withheld, conditioned or delayed) AONE shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such permitted assignment or transfer provision);

•
use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) AONE the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

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AONE shall give Markforged prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of AONE by any party to any Subscription Agreement known to AONE; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of AONE, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if AONE does not expect to receive all or any portion of the applicable purchase price under any Subscription Agreement in accordance with its terms.

Covenants of Markforged
Pursuant to the Merger Agreement, Markforged has agreed, among other things, to:
•
subject to confidentiality obligations that may be applicable to information furnished to Markforged or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, afford AONE and its accountants, counsel and other representatives reasonable access (subject to COVID-19 Measures) during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Markforged and its subsidiaries as such representatives may reasonably request;

•
as soon as reasonably practicable following the date of the Merger Agreement, Markforged shall deliver to AONE the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of Markforged and its subsidiaries as of and for the twelve (12) month period ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•
at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of Markforged’s disclosure letter without further liability to AONE, Markforged or any of its subsidiaries; and

•
during the Interim Period, not, and cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction.
Joint Covenants of AONE and Markforged
In addition, each of AONE and Markforged has agreed, among other things, to take certain actions set forth below.
•
Each of AONE and Markforged will (and, to the extent required, will cause its affiliates to (i) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign governmental authorities as may be required under any applicable similar foreign law.

•
Each of AONE and Markforged will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

•
Each of AONE and Markforged will (and, to the extent required, will cause its affiliates to) (x) exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from any government authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes.

•
AONE and Markforged will jointly prepare and AONE will file with the SEC the proxy statement/prospectus in connection with the registration under the Securities Act of (i) the shares of Markforged Holding Common Stock, AONE warrants and units comprising such to be issued in connection with the Domestication, (ii) the shares of Markforged Holding Common Stock to be issued pursuant to the Merger Agreement and (iii) shares that constitute the Markforged Earnout Shares.

•
Each of AONE and Markforged will use its reasonable best efforts to (i) cause the proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, (ii) to notify the other of, and reasonably cooperate with respect to, any comments of the SEC or its staff, (iii) to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and (iv) to keep the Registration Statement effective through the Closing Date.

•
Each of AONE and Markforged will ensure that none of the information supplied by or on its behalf for inclusion in the Registration Statement or proxy statement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

•
AONE will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement/prospectus to shareholders of AONE, (ii) give notice, convene and hold a meeting of AONE’s shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Section 710 of the NYSE Listing Rules, as applicable, as promptly as practicable following the date the registration statement is declared effective and (iii) solicit proxies from the holders of public shares of AONE to vote in favor of each of the Condition Precedent Proposals and the Adjournment Proposal.

•
Markforged will use its reasonable best efforts to obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Markforged Stockholder Approvals”), by written consent of collective holders of shares of Markforged capital stock sufficient to obtain the Markforged Stockholder Approvals promptly following the time at which the registration statement shall have been declared effective under the

Securities Act and delivered or otherwise made available to stockholders, and in any event within five business days after the registration statement shall have been declared effective.
•
AONE and Markforged will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of AONE, Markforged, or their respective affiliates are required to obtain in order to consummate the Merger.

•
Each of Markforged and AONE will, prior to the Closing, use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Markforged capital stock (including derivative securities with respect to the Markforged capital stock) and acquisitions of Markforged Holding Common Stock (including derivative securities with respect to Markforged Holding Common Stock) resulting from the transactions contemplated by the Merger Agreement by each officer or director of AONE or Markforged who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated by the Merger Agreement.

•
Each of Markforged and AONE will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•
Until the earlier of the Closing or termination of the Merger Agreement, each of AONE and Markforged will each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, legal proceeding, or investigation, whether or not before any governmental authority (including derivative claims), relating to the Merger Agreement, or any of the transactions contemplated thereby (collectively, “Transaction Litigation”) commenced or to the knowledge of AONE or Markforged, as applicable, threatened in writing against (x) in the case of AONE or any of its respective officers, directors, employees or shareholders (in their capacity as such) or (y) in the case of Markforged or any of Markforged’s subsidiaries or any of their respective officers, directors, employees or shareholders (in their capacity as such). AONE and Markforged have also agreed to (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) Markforged, any of Markforged’s Affiliates or any of their respective officers, directors, employees or shareholders settle or compromise any Transaction Litigation without the prior written consent of AONE (not to be unreasonably withheld, conditioned or delayed) or (y) AONE, any of AONE’s affiliates or any of their respective officers, directors, employees or shareholders settle or compromise any Transaction Litigation without Markforged’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

•
At least three business days before the Closing Date, each of AONE and Markforged will deliver to the other a written statement setting forth a complete and accurate schedule of their respective transaction expenses.

•
Each of AONE and Markforged will, and cause their respective affiliates to, cooperate fully and as reasonably requested by another party in connection with the filing of all tax returns contemplated by the Merger Agreement.

Closing Conditions
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition
The Merger Agreement provides that the obligations of Markforged to consummate the Merger are conditioned on, among other things, that as of immediately prior to the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy AONE’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents and the amount of the AONE transaction expenses and Markforged transaction expenses, plus the proceeds of the PIPE Investment actually received by AONE prior to or substantially concurrently with the Closing must be equal to or greater than $200,000,000 (the “Minimum Cash Condition”). The Minimum Cash Condition is for the sole benefit of Markforged.
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
•
the approval of the Condition Precedent Proposals by AONE’s shareholders will have been obtained (the “AONE Shareholder Approval”);

•
Markforged Stockholder Approval shall have been obtained;

•
the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•
the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement, or the (i) Sponsor Support Agreement, and (ii) Company Stockholder Support Agreement (clauses (i) and (ii), collectively, the “Ancillary Agreements”) will have expired or been terminated;

•
there will not be in force any order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger (provided that the governmental authority issuing such order has jurisdiction over the parties to the Merger Agreement with respect to the transactions contemplated thereby);

•
AONE will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment in respect of redemptions by its public shareholders;

•
the shares of Markforged Holding Common Stock to be issued in connection with the Domestication and Merger will have been approved for listing on the NYSE; and

•
the size and composition of the Board of Directors of Markforged Holding Corporation shall be as agreed upon pursuant to the Merger Agreement.

Conditions to the Obligations of AONE and Merger Sub
The obligations of AONE and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by AONE and Merger Sub:
•
the representations and warranties of Markforged contained in the Merger Agreement relating to the company’s organization, its subsidiaries, due authorization, the absence of conflicts, certain representations and warranties regarding its capitalization and the absence of changes will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warrants will be true and correct in all material respects as of such date;

•
certain of the representations and warranties of Markforged contained in the Merger Agreement relating to its capitalization will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warrants will be true and correct in all respects other than de minimis inaccuracies as of such date;
•
all other representations and warranties of Markforged contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Markforged Material Adverse Effect; and

•
each of the covenants of Markforged to be performed as of or prior to the Closing will have been performed in all material respects.

Conditions to the Obligations of Markforged
The obligation of Markforged to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Markforged:
•
the representations and warranties of AONE contained in the Merger Agreement relating to the company’s organization, its subsidiaries, due authorization, the absence of conflicts and certain representations and warranties regarding its capitalization will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warrants will be true and correct in all material respects as of such date;

•
certain of the representations and warranties of AONE contained in the Merger Agreement relating to its capitalization will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warrants will be true and correct in all respects other than de minimis inaccuracies as of such date;

•
all other representations and warranties of AONE contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on AONE;

•
each of the covenants of AONE to be performed as of or prior to the Closing will have been performed in all material respects;

•
the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Markforged (for additional information, see “Domestication Proposal”); and

•
the Minimum Cash Condition. For more information, see “— The Merger Agreement —  Consideration — Closing Conditions — Minimum Cash Condition” above.

Termination; Effectiveness
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
•
by written consent of Markforged and AONE;

•
by Markforged or AONE if any governmental order has become final and non-appealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;

•
by Markforged or AONE if the AONE Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of AONE’s shareholders duly convened therefor or at any adjournment thereof;

•
prior to the Closing, by written notice to Markforged from AONE in the event of certain uncured breaches on the part of Markforged or if the Closing has not occurred on or before September 30, 2021 (the “Termination Date”), unless AONE is in material breach of the Merger Agreement;

•
by AONE, if Markforged shall not have obtained the requisite approval from its stockholders of the Merger Agreement and the transactions contemplated thereby within five business days after the Registration Statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or

•
prior to the Closing, by written notice to AONE from Markforged in the event of certain uncured breaches on the part of AONE or Merger Sub or if the Closing has not occurred on or before the Termination Date, unless Markforged is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Markforged, AONE or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.
Waivers; Amendments
No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Markforged Holding Corporation will, upon the consummation of the Merger and release of proceeds from the Trust Account, pay or cause to be paid all accrued and unpaid transaction expenses of Markforged and pay or cause to be paid all accrued transaction expenses of AONE or its affiliates (including the Sponsor).
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Support Agreement
In connection with the execution of the Merger Agreement, AONE, the Sponsor, Markforged and the persons set forth on Schedule I thereto entered into the Sponsor Support Agreement, dated as of February 23, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and each director of AONE agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.
Pursuant to the Sponsor Support Agreement, 50%, or 2,610,000, of the shares of Markforged Holding Common Stock held by the Sponsor as a result of the conversion of its Class B ordinary shares in connection with the Domestication will be subject to the following vesting conditions: (i) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period and (ii) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period. Any Sponsor Earnout Shares not vested at the time that is five years after the consummation of the Business Combination will be forfeited.
The provisions of the Sponsor Support Agreement will generally terminate, and be of no further force or effect, upon the earliest to occur of (i) the Termination Date, (ii) the liquidation of AONE and (iii) the written agreement of AONE, the Sponsor and Markforged, except that the provisions relating to the Sponsor Earnout Shares will terminate upon the date that is five years after the consummation of the initial business combination, and the corporate opportunity provisions and miscellaneous provision will survive the termination of the agreement. Upon such termination of the Sponsor Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Agreement prior to such termination.
Markforged Stockholder Support Agreement
In connection with the execution of the Merger Agreement, AONE entered into a support agreement with Markforged and certain stockholders of Markforged (the “Markforged Stockholders”), representing, in the aggregate, 78.6% of the voting power of the outstanding Markforged capital stock, voting as a single class and on an as-converted basis, as of February 23, 2021, a copy of which is attached to this proxy statement/prospectus as Annex C (the “Markforged Stockholder Support Agreement”). Pursuant to the Markforged Stockholder Support Agreement, Markforged Stockholders agreed to, among other things, vote to adopt and approve, following the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, subject to the terms and conditions of Markforged Stockholder Support Agreement.
Pursuant to Markforged Stockholder Support Agreement, the Requisite Markforged Stockholders (as defined in the Markforged Stockholder Support Agreement) also agreed to, among other things, deliver a duly executed copy of the Registration Rights Agreement and the Lock-up Agreement at the Closing.
The Markforged Stockholder Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Expiration Time (as defined in Markforged Stockholder Support Agreement) and (ii) the written agreement of the parties thereto. Upon such termination of the Markforged Stockholder Support Agreement, all obligations of the parties under Markforged Stockholder Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Markforged Stockholder Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Markforged Stockholder Support Agreement prior to such termination.

Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Markforged Holding Corporation, the Sponsor, the AONE Initial Shareholders and certain Markforged stockholders will enter into the Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E, pursuant to which Markforged Holding Corporation will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Markforged Holding Common Stock and other equity securities of Markforged Holding Corporation that are held by the parties thereto from time to time.
The Registration Rights Agreement replaces the registration rights agreement that was entered into by AONE, the Sponsor and the other parties thereto in connection with AONE’s initial public offering, which agreement will terminate upon the execution of the Registration Rights Agreement. The Registration Rights Agreement will terminate on the date that such party no longer holds any Registrable Securities (as defined therein).
Lock-up Agreement
The Merger Agreement contemplates that, at the Closing, Markforged Holding Corporation, the Sponsor, the AONE Initial Shareholders, and certain Markforged stockholders, will enter into the Lock-Up Agreement, a copy of which is attached to this proxy statement/prospectus as Annex F, pursuant to which they will agree to restrictions on transfer with respect to the shares held by such persons, including a lock-up of such shares ending on the date that is 180 days after the Closing Date.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, AONE entered into Subscription Agreements with the PIPE Investors, a copy of the form of which is attached to this proxy statement/prospectus as Annex D, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 21,000,000 shares of Markforged Holding Common Stock at $10.00 per share for an aggregate commitment amount of $210,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by each Subscription Agreement is conditioned upon terms including, but not limited to: (i) the satisfaction or waiver of certain closing conditions to the Merger Agreement, (ii) the representations and warranties of the parties made in the Subscription Agreement being true and correct to the standard applicable to such representations and warranties as of the applicable dates, (iii) the approval for listing on the NYSE of the shares to be issued to the PIPE Investors and (iv) the absence of any amendment of, or waiver or modification to, the Merger Agreement that would materially adversely affect the PIPE Investors. The closings under the Subscription Agreements will occur prior to or substantially concurrently with the Closing.
The Subscription Agreements provide that AONE is required to file with the SEC, within 30 calendar days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of Markforged Holding Common Stock to be issued to any such PIPE Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 75th calendar day (or 100th calendar day if the SEC notifies Markforged Holding Corporation that it will “review” such registration statement) following the Closing (as defined in the Subscription Agreement) and (ii) the fifth business day after the date Markforged Holding Corporation is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, provided, however, that Markforged Holding Corporation’s obligation to include such securities on a registration statement shall be subject to such PIPE Investor providing certain information as reasonably requested by Markforged Holding Corporation, and to execute such customary documents as Markforged Holding Corporation may reasonably request in connection with such Registration Statement (which documents may not include any lock-up or similar agreement).
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to irrevocably waive any claims that they may have at the Closing or in the future in as a result of, or arising out of, the Subscription Agreements to any monies held in the trust account, and agree not to seek recourse against the trust account; provided that such waiver shall not limit such PIPE Investor’s right to pursue a claim against AONE against assets held outside the trust account, for specific performance or other equitable relief.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of AONE and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements), and (iv) October 29, 2021 if the Closing (as defined in the Subscription Agreement) has not occurred on or before such date.
Background to the Business Combination
AONE is a blank check company incorporated on June 24, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The proposed Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of our management team, including our board of directors. The terms of the Merger Agreement were the result of extensive negotiations between AONE and Markforged. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.
On August 20, 2020, AONE completed its initial public offering of 21,500,000 units, including 1,500,000 units subject to the underwriter’s over-allotment option, at a price of $10.00 per unit (the “AONE units”), generating gross proceeds of $215,000,000 before transaction costs (including deferred underwriting expenses to be paid upon the completion of AONE’s initial business combination). Each AONE unit consists of one AONE Class A ordinary share and one-fourth of one public warrant. Each public warrant entitles the holder thereof to purchase one AONE Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, AONE completed the private sale of an aggregate of 3,150,000 private placement warrants at a price of $2.00 per warrant to the Sponsor. The private placement warrants are the same as the public warrants, except that the private placement warrants will be exercisable on a cashless basis and be non-redeemable by AONE so long as they are held by the Sponsor or its permitted transferees, subject to certain exceptions. If the private placement warrants are held by someone other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by AONE and exercisable by such holders on the same basis as the public warrants. In addition, the private placement warrants and their underlying securities will not be transferable, assignable, or salable until thirty days after the consummation of AONE’s initial business combination, subject to limited exceptions. In connection with AONE’s initial public offering, Goldman Sachs & Co. LLC (“Goldman Sachs”) served as underwriter, Goodwin Procter LLP (“Goodwin”) acted as U.S. legal advisor to AONE and Maples and Calder (“Maples”) acted as Cayman Islands legal advisor to AONE.
In early December 2020, AONE began working with Goldman Sachs as financial advisor in connection with its evaluation of potential business combination targets, and Goldman Sachs was formally retained as AONE’s financial advisor with respect to the proposed business combination with Markforged on February 15, 2021. On January 2, 2021, AONE retained Cadwalader, Wickersham & Taft LLP (“Cadwalader”) as its counsel in connection with the proposed business combination with Markforged. Maples continued to serve as Cayman Islands legal advisor to AONE.
Goldman Sachs did not render a fairness opinion with respect to the Business Combination. The officers and directors of AONE, all of whom have no prior affiliations with any of Markforged or any of its directors, officers or significant stockholders, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of AONE's advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Goldman Sachs’ Investment Banking Division has not performed any financial advisory or underwriting services for Markforged for which it has received compensation in the two-year period preceding the date that AONE and Markforged entered into the Merger Agreement.
Following the completion of its initial public offering, AONE considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of AONE contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in various areas of the technology or “Innovation Economy” sector. AONE considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of AONE’s management team.
In the process that led to identifying Markforged as the most attractive investment opportunity, AONE’s management team evaluated over 100 potential business combination targets, and entered into non-disclosure agreements with over 50 such potential combination targets to evaluate such businesses and to discuss the potential for a business combination transaction, none of which contained a standstill provision or a so-called “don’t ask, don’t waive” provision. Before entering into a non-binding letter of intent with Markforged, as described below, AONE’s management team actively pursued certain of these potential business combination targets, conducting preliminary due diligence, holding meetings with management and negotiating preliminary terms of potential transactions, which process included submitting non-binding letters of intent to six companies other than Markforged. AONE’s management actively considered technology companies across a wide range of business areas, including fintech, online consumer marketplaces, insurance technology, travel platforms, direct-to-consumer apparel, and 3-D imaging. For the reasons described in this proxy statement/prospectus, AONE management ultimately determined, and the AONE board of directors agreed, that Markforged was the most attractive business combination target under consideration, and for that reason, decided not to further pursue ongoing discussions with existing potential targets. AONE consulted with its independent, non-management directors on an ongoing basis regarding potential business combination targets.
On November 10, 2020, Markforged engaged Citigroup Global Markets Inc. (“Citi”) to act as its financial advisor in connection with a potential business combination. On November 19, 2020, AONE was contacted by representatives of Citi, in its capacity as financial advisor to Markforged, about a potential business combination between AONE and Markforged. On November 26, 2020, AONE and Markforged entered into a non-disclosure agreement, shortly after which AONE’s management began assessing the materials made available in Markforged’s virtual data room. On December 2, 2020, Citi provided AONE with a more detailed presentation on Markforged, including background information about the company’s products, its market position, customers, financial performance and financial projections, and on December 3, 2020, AONE and Citi held a conference call to further discuss Markforged’s business and AONE’s potential interest. During the first week of December, AONE requested that Goldman Sachs provide it with general landscape information regarding the additive manufacturing industry, including public financial information and benchmarking on leading companies within the additive manufacturing industry.
On December 9, 2020, AONE management, including Kevin E. Hartz, Chief Executive Officer, and Troy B. Steckenrider III, Chief Financial Officer, met with Markforged management via videoconference, including Chief Executive Officer Shai Terem, founder and Chairman Gregory Mark, then Acting Chief Financial Officer Assaf Zipori and Chief Technology Officer David Benhaim, to discuss Markforged’s business, additional information requests and potential transaction terms. In mid-December, Markforged made additional information available to AONE through a virtual data room. On December 15, 2020, AONE management held a meeting via videoconference with representatives of Goldman Sachs to discuss the additive manufacturing industry, including certain public information regarding Markforged and its business.
Between December 16 and December 29, 2020, the date on which AONE submitted its initial, non-binding letter of intent to Markforged, AONE management, Markforged and their respective financial advisors exchanged emails and held meetings via teleconference and videoconference discussing Markforged’s business and operations, including financial information, historic and projected revenues and profits, views on competitive positioning, market opportunity, intellectual property, background on Markforged’s leadership team and key employees, due diligence matters, and the potential terms of a business combination, including with respect to valuation. During this time, members of AONE management discussed their ongoing assessment of Markforged, as well as certain other potential business combination targets, with its independent directors. AONE independent directors Pierre Lamond and Gautam Gupta regularly engaged with AONE management to discuss the additive manufacturing industry and Markforged.
On December 29, 2020, AONE submitted an initial, non-binding letter of intent to Markforged, proposing, subject to further due diligence, the following terms: a pre-transaction equity value of $1.7 billion; earnout payments to Markforged stockholders and an earnout structure with respect to the Sponsor’s shares (substantially in the form ultimately agreed upon in the Merger Agreement); a PIPE financing in an amount tentatively proposed as $200 million; an equity incentive plan to be mutually agreed upon; and customary representations, warranties and operating covenants. AONE proposed mutual closing conditions including NYSE listing approval of the shares to be issued in the transaction, receipt of any necessary regulatory approvals, and a minimum available cash amount (after giving effect to redemptions and after receiving the PIPE investment) to be mutually agreed upon. AONE proposed that both parties, upon execution of the letter of intent, would enter into a 30-day exclusivity period with respect to any alternative transaction. On December 30, 2020, AONE management met with Markforged management via videoconference, and presented the terms of its proposed transaction.
The equity valuation reflected in the initial letter of intent was based on AONE management’s analysis of Markforged’s business, including the revenue and earnings to be generated, based on both Markforged management’s projections and estimates that AONE management developed based on the information made available by Markforged, comparable companies in analogous markets, recent business combination transactions by blank check companies (including in the additive manufacturing industry), industry research reports, and other analysis conducted by AONE of the information provided by Markforged management in the virtual data room. AONE management also included in the initial letter of intent the Markforged Stockholder Earnout, which provided for up to $200 million of additional consideration to Markforged Stockholders in the form of additional Markforged Holding Common Stock if certain price-based performance triggers were met following the Closing. The earnout provision was proposed because AONE management believed that a total $1.9 billion valuation for Markforged was supported by its diligence to date, but that including such an earnout mechanism allowed Markforged Stockholders, rather than AONE shareholders, to bear the risk that this incremental value would be realized. AONE management further proposed, with the Sponsor’s agreement, that 50% of the Sponsor's shares in the post-closing company would be subject to vesting triggers on the same terms in order to further align its interests with AONE’s public shareholders and the Markforged Stockholders. For additional information on the earnout provisions, see “The Merger Agreement — Consideration — Earnouts.”
During the period between December 22, 2020 and December 29, 2020, Markforged received six non-binding letters of intent and Citi, management and members of the Markforged board of directors met regularly to discuss the terms of each offer, including the one submitted by AONE. Markforged negotiated with each of the proposed acquirers, and exchanged markups to the non-binding letters of intent with three of the six parties, including AONE.
On January 5, 2021, Markforged, via representatives of Citi, responded to AONE with a revised letter of intent. The revised letter of intent clarified certain terms to reflect previous discussions between the parties, including with respect to the earnout, the size of the post-closing equity incentive plan (which Markforged proposed to be at least an additional 10% of the post-closing capitalization), and the composition of the post-closing board of directors. Markforged proposed that the minimum available cash condition be set at $200 million, and that such condition be solely for the benefit of Markforged. The parties continued negotiating the terms of the letter of intent over the following two weeks, including revised proposals sent by AONE on January 12, 2021 and by Markforged on January 16, 2021. During this period, there were minimal changes to the proposed financial terms of the transaction. Discussions between the parties and their representatives, including direct discussions between representatives of Cadwalader and a separate team at Goodwin (Markforged’s counsel), centered primarily on the proposed closing conditions and the terms upon which Markforged and AONE would agree to enter into exclusive discussions with respect to a potential business combination transaction. On January 17, 2021, the parties reached an agreement on the proposed letter of intent, and Mr. Hartz, on behalf of AONE, and Mr. Terem, on behalf of Markforged, executed the final non-binding letter of intent.
The final letter of intent (the “LOI”) reflected a pre-transaction equity value for Markforged of $1.7 billion. Pursuant to the LOI, the total merger consideration would consist of a number of newly issued common shares of AONE equal to the $1.7 billion equity value divided by $10.00, the value ascribed to the AONE shares for purposes of the transaction. Additionally, pursuant to the LOI, AONE would issue AONE equity awards in exchange for existing Markforged equity awards and adopt a new equity incentive plan for incentive equity issuances after Closing, AONE and Markforged would agree to make up to $35 million available to fund the purchase at closing of shares owned by certain stockholders of Markforged, stockholders of Markforged would be eligible to receive an earnout of an aggregate of $200 million payable in additional AONE Class A ordinary shares subject to certain stock price hurdles, and 50% of the Sponsor’s existing AONE shares would be subject to price-based vesting conditions equivalent to the earnout hurdles for Markforged’s stockholders. The LOI also provided that AONE would obtain commitments to purchase $200 million worth of AONE shares in a private placement at price of $10.00 per share contemporaneously with the execution and delivery of the transaction documents. The LOI included a unilateral closing condition in favor of Markforged that aggregate cash proceeds from AONE’s trust account (after giving effect to redemptions by existing AONE public shareholders and transaction expenses) and the PIPE Investment be not less than $200 million.
Pursuant to the LOI, each of AONE and Markforged agreed to be subject to an exclusivity period from the date of the LOI until such period was terminated, in writing, by AONE or Markforged, provided that neither party was permitted to deliver any such termination until the thirtieth day following the execution of the LOI and if at the end of such period, definitive documentation with respect to the transaction had not been executed, but AONE and Markforged continued to negotiate in good faith with respect thereto, then such period would be automatically extended for fifteen days (the “Exclusivity Period”). During the Exclusivity Period, Markforged agreed not to solicit or entertain other buy-and-sale discussions with potential acquirors other than AONE and AONE agreed to terminate and not commence any business combination discussions with parties other than Markforged. As a result of executing the LOI, AONE promptly terminated its discussions with all other potential business combination targets.
On January 18, 2021, certain representatives of Cadwalader were provided with access to the Markforged virtual data room, and began conducting legal due diligence of the information contained therein, including with respect to corporate organization and capitalization, material contracts, litigation, intellectual property, employment matters, real estate and regulatory compliance. On January 20, 2021, AONE, Cadwalader, Markforged and Goodwin held an initial legal due diligence call, followed by additional teleconferences and videoconferences and the exchange of emails over the subsequent month regarding follow-up questions and requests arising from the course of Cadwalader’s review of diligence materials and written responses provided by Markforged. Additional written diligence requests were sent by Cadwalader during this period particularly with respect to intellectual property, employment and regulatory compliance matters, including on January 25, February 6 and February 15, 2021, in response to which Markforged and its advisors provided responses and/or made additional information regarding such matters available in the virtual data room.
On January 20, 2021, representatives of AONE, Markforged, Goldman Sachs, Citi, Cadwalader and Goodwin held a videoconference to discuss organizational matters for the proposed transaction, including the proposed timeline for potential investors for the PIPE Investment and the announcement of the transaction. Between such date and February 3, 2021, the parties prepared and commented on drafts of a proposed presentation to potential investors and prepared for management meetings with such investors.
On January 27, 2021, Cadwalader, on behalf of AONE, provided an initial draft of the Subscription Agreement for the PIPE Investment to Goodwin. The draft Subscription Agreement provided that the PIPE Investors would agree to purchase shares of Markforged Holding Common Stock at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein. Goodwin provided comments to the proposed Subscription Agreement on January 29, 2021.
On February 2, 2021, AONE formally engaged Goldman Sachs and Citi as placement agents (the “Placement Agents”) for the PIPE Investment. Goldman Sachs and Citi will receive fees and expense reimbursements in connection therewith. In addition, AONE and Markforged each consented to Citi’s role as financial advisor to Markforged in connection with the Business Combination and as co-placement agent to AONE in connection with the PIPE Investment and waived any potential conflicts in connection with such dual roles. Goldman Sachs has provided the AONE board of directors with a disclosure letter describing certain investment banking relationships Goldman Sachs has with Markforged and its affiliates.
On February 3, 2021, representatives of Goldman Sachs and Citi, as placement agents for the PIPE Investment, began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary over-the-wall procedures, to discuss Markforged, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment.
Also on February 3, 2021, a final version of the investor presentation that had been prepared to be used in connection with the PIPE Investment was uploaded to the virtual data room for the prospective PIPE Investors.
Beginning on February 8, 2021 and throughout the week of February 8, 2021, representatives of AONE, Markforged, Goldman Sachs and Citi participated in various virtual meetings with prospective participants in the PIPE Investment. On February 12, 2021, a further revised draft of the Subscription Agreement, which reflected discussions over the prior weeks as between Cadwalader, Goodwin and counsel to the Placement Agents, was made available to potential PIPE Investors. During this period of time, the terms of the form of Subscription Agreement, including with respect to certain conditions to closing and registration rights, among other terms and conditions, were further negotiated between the representatives of Cadwalader, Goodwin and counsel to the Placement Agents, on behalf of their respective clients, and on behalf of the PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreement were exchanged prior to the execution of the agreed form of Subscription Agreement by the parties thereto as of February 23, 2021. See the section titled “BCA Proposal — Related Agreements — Subscription Agreements” for additional information.
On February 7, 2021, representatives of Cadwalader, on behalf of AONE, provided an initial draft of the Merger Agreement to representatives of Goodwin based on the terms of the LOI, as updated by subsequent discussions, which contemplated, among other things, that AONE would domesticate as a Delaware corporation in connection with and immediately prior to the consummation of the Merger. Certain matters, including with respect to transaction structure, mechanics relating to the treatment in the Merger of certain of Markforged’s outstanding securities (such as Markforged’s preferred stock, warrants and other equity-linked securities), the mechanics and triggers for the issuance of the Earnout Shares, the representations and warranties of the parties, restrictions on the conduct of Markforged’s business between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings (including the registration statement of which this proxy statement/prospectus forms a part), certain conditions to closing and termination rights of the parties, other arrangements with Markforged officers and employees, if any, and certain other terms and conditions, the details of which were not fully addressed in the LOI, were addressed in the draft Merger Agreement.
On February 11, 2021, representatives of Cadwalader distributed initial drafts of the Markforged Stockholder Support Agreement and Sponsor Support Agreement to representatives of Goodwin. The Markforged Stockholder Support Agreement provided, among other things, that certain large stockholders of Markforged (collectively representing at least a majority of the outstanding voting power of Markforged’s common stock and each series of Markforged’s preferred stock on an as-converted basis) would agree to execute and deliver a written consent with respect to the outstanding shares of Markforged capital stock held by them, adopting the Merger Agreement and related agreements and approving the proposed business combination, pursuant to the terms and subject to the conditions set forth therein. The Sponsor Support Agreement included the vesting terms for the Sponsor Earnout Shares, and also provided that the Sponsor and each of the Sponsor’s directors and officers would agree to vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the business combination with respect to the AONE Class B ordinary shares held by them. Over the course of the following two weeks, the parties continued to negotiate the terms of the Markforged Stockholder Support Agreement and the Sponsor Support Agreement, exchanging multiple drafts before agreed final versions were executed by the parties thereto on February 23, 2021. See the sections titled “BCA Proposal — Related Agreements — Markforged Stockholder Support Agreement” and “BCA Proposal —  Related Agreements — Sponsor Support Agreement” for additional information.
On February 12, 2021, representatives of Goodwin distributed a revised draft of the Merger Agreement to representatives of Cadwalader. The revised draft included (i) certain changes to the representations and warranties of Markforged and AONE, (ii) certain changes to the restrictive covenants with respect to the operation of Markforged’s business prior to Closing, (iii) certain changes to the conditions to each party’s obligation to consummate the transaction and (iv) certain changes to the termination rights of the parties.

Also on February 12, 2021, representatives of AONE, Markforged, Goldman Sachs, Citi, Cadwalader and Goodwin held a videoconference to discuss the PIPE Investment process, the status of the transaction documents, and the targeted timeline for executing the Merger Agreement and the Subscription Agreements and publicly announcing the transaction.
On February 14, 2021, representatives of Goodwin and Cadwalader held a videoconference to discuss the revised draft of the Merger Agreement.
On February 14, 2021, representatives of Goodwin emailed an initial draft of the form of Registration Rights Agreement to representatives of Cadwalader. The draft provided, among other things, that Markforged Holding Corporation would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of the combined company that are held by the parties thereto from time to time. Over the course of the following two weeks, the parties continued to negotiate the terms of the Registration Rights Agreement, exchanging multiple drafts before the agreed upon final version of the Merger Agreement, to which the agreed form of Registration Rights Agreement was attached as an exhibit, was executed by the parties thereto on February 23, 2021. See the section titled “BCA Proposal — Related Agreements —  Registration Rights Agreement” for additional information.
On February 15, 2021, representatives of Goodwin email drafts of the proposed forms of the 2021 Incentive Plan and the 2021 ESPP to representatives of Cadwalader. Over the course of the following two weeks, the parties continued to negotiate the terms of the 2021 Incentive Plan and the 2021 ESPP, exchanging multiple drafts before the agreed upon final version of the Merger Agreement, to which the agreed forms of the 2021 Incentive Plan and the 2021 ESPP were attached as exhibits, was executed by the parties thereto on February 23, 2021. See the sections titled “Incentive Plan Proposal” and “ESPP Proposal” for additional information.
On February 15, 2021, representatives of Goodwin sent drafts of the proposed forms of 2021 Incentive Plan and 2021 ESPP to representatives of Cadwalader. Over the course of the following two weeks, the parties continued to negotiate the terms of the 2021 Incentive Plan and 2021 ESPP, exchanging multiple drafts before the agreed upon final version of the Merger Agreement, to which the agreed forms of 2021 Incentive Plan and 2021 ESPP were attached exhibits, was executed by the parties thereto on February 23, 2021. See the sections titled “Incentive Plan Proposal” and “ESPP Proposal” for additional information.
On February 16, 2021, representatives of Cadwalader distributed a revised draft of the Merger Agreement to representatives of Goodwin. The revised draft included , (i) certain changes to the representations and warranties of Markforged and AONE, (ii) certain changes to the restrictive covenants with respect to the operation of Markforged’s business prior to Closing, (iii) certain changes to the conditions to each party’s obligation to consummate the transaction and (iv) certain changes to the termination rights of the parties. On February 17, 2021, representatives of Goodwin and Cadwalader held a videoconference to discuss the revised draft of the Merger Agreement.
On February 17, 2021, representatives of Goodwin provided drafts of the forms of Proposed Organizational Documents to representatives of Cadwalader. Over the course of the following two weeks, the parties continued to negotiate the terms of the Proposed Organizational Documents, exchanging multiple drafts before the agreed upon final version of the Merger Agreement, to which the agreed forms of Organizational Documents were attached as exhibits, was executed by the parties thereto on February 23, 2021. See the section titled “Organizational Documents Proposals” for more information.
On February 18, 2021, representatives of Goodwin distributed a draft form of Lock-Up Agreement to representatives of Cadwalader. The Lock-Up Agreement provided, among other things, that substantially all of Markforged’s stockholders and the Sponsor and directors and officers of AONE would agree to a lock-up of their shares for a 180-day period commencing upon the Closing Date. Over the course of the following two weeks, the parties continued to negotiate the terms of the Lock-Up Agreement, exchanging multiple drafts before the agreed upon final version of the Merger Agreement, to which the agreed form of Lock-Up Agreement was attached as an exhibit, was executed by the parties thereto on February 23, 2021. See the section titled “BCA Proposal — Related Agreements — Lock-Up Agreement” for more information.
Over the course of February 18 and February 19, 2021, representatives of Cadwalader and Goodwin held several discussions in order to resolve the open issues on the Merger Agreement.

On February 18, 2021, the Markforged board of directors held a meeting via videoconference, at which all directors were present, along with members of Markforged’s senior management and representatives of Citi and Goodwin. Senior members of management provided an overview of the proposed Business Combination, including review of the rationale for the combined business, and the business and economic terms of the Merger Agreement and ancillary agreements. A representative of Goodwin reviewed the fiduciary duties of the members of the Markforged board of directors under Delaware law in this context and provided the Markforged board of directors with an overview of the material provisions of the transaction, drafts of which were provided to the Markforged board of directors for their review in advance of the meeting. Citi presented its analysis of the proposed Business Combination. The Markforged board of directors, with the assistance of Goodwin and Citi, discussed the proposed terms of the Business Combination, the terms of the Merger Agreement and ancillary agreements, the potential benefits of, and risks relating to the Business Combination, the reasons for entering into the Merger, and the proposed timeline for finalizing the definitive transaction documents, announcing the transaction and closing the transactions.
On February 20, 2021, a near-final version of the Merger Agreement was uploaded to the virtual data room for prospective PIPE Investors.
On February 20, 2021, AONE held a meeting of its board of directors via videoconference, at which all directors were present, to discuss the proposed transaction, the Merger Agreement and the ancillary documents. Members of AONE’s management discussed with the board members their review of other potential business combination transactions and why they believed a business combination with Markforged was in the best interests of AONE and its shareholders. Representatives of Goldman Sachs provided a presentation on the financial terms of the proposed transaction and the PIPE Investment. A representative of Maples presented to the board of directors on their fiduciary duties under Cayman Islands law. Representatives of Cadwalader presented to the board of directors on the terms of the Merger Agreement and ancillary documents, including the proposed transaction structure and merger consideration, the timeline for completing the transaction and Cadwalader’s legal due diligence process. See the section titled “BCA Proposal — AONE Board of Directors Reasons for the Business Combination” for additional information related to the factors considered by AONE’s board of directors in approving the Business Combination.
On February 21, 2021, AONE, Markforged, and their respective advisors had several discussions regarding the size of the PIPE Investment. AONE and Markforged determined that additional capital (in excess of the $200 million being sought) in the form of a PIPE Investment would not be necessary to fund Markforged’s operations and its growth in the near term. Markforged’s financial advisors discussed with certain existing Markforged stockholders, including those represented on Markforged’s board of directors, whether an additional PIPE Investment could be accommodated by a sale of Markforged common stock by such stockholders; however, such stockholders advised that they would prefer to retain their existing investments in Markforged. In order to accommodate the requested allocations of certain PIPE Investors, Messrs. Mark and Benhaim agreed to increase the amount of their Markforged securities to be repurchased by the Company pursuant to the Employee Transactions by approximately $10 million (an additional $7.1 million by Mr. Mark, and an additional $2.9 million by Mr. Benhaim). Accordingly, the amount of the Employee Transactions was increased from approximately $35 million to approximately $45 million, and the PIPE Investment was increased from $200 million to $210 million.
On February 23, 2021, the Markforged board of directors executed a unanimous written consent, which, among other things, (i) unanimously declared that the Merger Agreement, the Business Combination and the related transaction documentation and other transactions contemplated thereby were advisable and in the best interests of Markforged and its stockholders, (ii) approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Business Combination, and the related transaction documentation and other transactions contemplated thereby, (iii) authorized Markforged to enter into the Merger Agreement and the other transaction documents and perform each of its obligations thereunder, including the Business Combination and (iv) authorized the officers of Markforged to submit the Merger Agreement to the Markforged stockholders for purposes of obtaining the Markforged stockholder approval and to take all actions deemed necessary or appropriate to solicit the consent of the Markforged stockholders with respect thereto pursuant to this proxy statement/prospectus.
On February 23, 2021, the AONE board of directors held a meeting via videoconference, with all directors, AONE management, and representatives of Cadwalader in attendance. A near-final draft of the

Merger Agreement and ancillary agreements were circulated to the AONE board of directors prior to the meeting. Members of the AONE management team and representatives of Cadwalader updated the board members on the developments with respect to the transaction since the prior meeting, including the proposed increase in the size of the PIPE Investment from $200 million to $210 million, the related increase in the size of the Employee Transactions and the reasons therefor. Following discussion, the AONE board of directors unanimously adopted resolutions (i) determining that it was in the best interests of AONE and its shareholders for AONE to enter into the Merger Agreement and consummate the transactions contemplated thereby (including the Merger, the PIPE Investment and the Domestication), (ii) authorizing AONE management to negotiate, execute and deliver the final transaction documents, (iii) authorizing management to consummate the transactions contemplated by the Merger Agreement, and (iv) recommending that AONE’s shareholders vote “FOR” the BCA Proposal and the other proposals to be approved by AONE’s shareholders as described in this proxy statement/prospectus, among other things. See the section titled “BCA Proposal — AONE Board of Directors Reasons for the Business Combination” for additional information related to the factors considered by AONE’s board of directors in approving the Business Combination.
On February 23, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Merger Agreement and the exhibits thereto, the Markforged Stockholder Support Agreement, the Sponsor Support Agreement and the Subscription Agreements.
On February 23, 2021, AONE, Markforged and Merger Sub executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, AONE also entered into the Markforged Stockholder Support Agreement, the Sponsor Support Agreement and the Subscription Agreements in each case, with the applicable other parties thereto. See “BCA Proposal — Related Agreements” for additional information.
On February 24, 2021, prior to market open, AONE and Markforged issued a press release announcing the execution of the Merger Agreement and conducted an investor webcast describing the transaction.
Also on February 24, 2021, AONE filed a Current Report on Form 8-K announcing its entry into the Merger Agreement, which included as exhibits the Merger Agreement, the Form of Subscription Agreement, the Sponsor Support Agreement, the Markforged Stockholder Support Agreement, the press release, an investor presentation, and a transcript of the investor webcast.
AONE Board of Directors’ Reasons for the Business Combination
On February 23, 2021, the AONE board of directors (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of AONE and its shareholders and (iii) recommended that its shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the AONE board of directors consulted with AONE management and considered a number of factors.
The AONE board of directors and management also considered the general criteria and guidelines that AONE believed would be important in evaluating prospective target businesses, as described in the prospectus for AONE’s initial public offering. The AONE board of directors also considered that they could enter into a business combination that does not meet those criteria and guidelines. In the prospectus for its initial public offering, AONE stated that it intended to focus primarily on acquiring a business using criteria and guidelines including the following:
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companies in the technology industry that serve customers in a novel and transformational manner;

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companies that (i) have the potential to, are poised to, or are currently undergoing rapid adoption, implementation and distribution of their offering, (ii) are on a promising growth path and (iii) can benefit from incremental capital and consistent access to public markets;

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companies that have a sustainable competitive advantage that will support and sustain AONE’s expectations of their growth, and with defensible proprietary technology and intellectual property;

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companies with experienced, dynamic management teams, potentially including the founders of the businesses;

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companies for which the AONE management team can add operational value through collaboration with management; and

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companies with an attractive valuation and balance of upside versus downside risks.

In considering the Business Combination, the AONE board of directors determined that the Business Combination was an attractive business opportunity that met all or nearly all of the criteria and guidelines above. The AONE board of directors did not apply any particular weighting or priority to the above factors, and instead considered these factors in combination.
AONE’s board of directors, and AONE’s management, in presenting its analysis to the board of directors, considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, AONE’s board of directors as a whole did not consider it practicable to quantify or otherwise assign weights to the specific factors it took into account in reaching their respective decisions. Individual members of the board of directors may have given different weight to different factors. The explanation of AONE’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
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Markforged and the Business Combination.   The AONE board of directors considered the following factors related to Markforged and the Business Combination:

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Rapidly expanding industry and substantial future opportunities:   The additive manufacturing industry, currently a small portion of global manufacturing activity, is poised to expand significantly in the years ahead. The board of directors considered, among other things, the utility of 3D printing technology in enabling manufacturers to adjust and refine their designs, reduce the impact of supply chain disruptions by building parts in-house, reduce the cost and improve the efficiency of manufacturing, as well as a third-party analysis that predicted that the industry could grow by over $100 billion over the next decade.

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Scalability of business.   The board of directors also considered Markforged’s position and trajectory within this industry, gaining substantially in market share since the launch of its offering, the wide array of industries in which its products could be utilized, its strong and growing base of installed printers among individual customers and worldwide to new customers, blue-chip customers including leading firms in the aerospace and automotive sectors and a strong global distribution and selling network to support the scaling of the business. The board of directors also considered the potential to grow and scale the business through acquisitions of other companies and technologies within the industry, and the benefits of access to public capital markets to support both product development and the scaling of the business.

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Unique technology, differentiated offering and defensible comparative advantage.   The board of directors considered both the technology in Markforged’s 3D printers themselves, as well as the software and AI technology supporting the operation of these 3D printers. Markforged’s Continuous Reinforcement Technology uses strands of carbon fiber to build high-strength parts, and prints these materials in a manner that can be precisely controlled to produce a range of parts with high accuracy. Markforged’s metal printing technology reduces complexity in manufacturing parts, improves the speed and accuracy of production, and enables design flexibility. The board of directors considered, in particular, the cloud-based architecture, that brings benefits traditionally confined to the Software as a Service (“SAAS”) space to hardware. Markforged’s large fleet of connected printers in the field generate data to power AI-learning algorithms that in turn guide the future development of 3D printers with each part printed. The board of directors considered the advantages of this technology in comparison to the previous generation and existing offerings in additive manufacturing, including in the strength of parts, accuracy of printing, design flexibility, and accessibility of adopting this technology in terms of cost and ease of operation.

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Strong proprietary technology.   The board of directors took into consideration the defensibility of Markforged’s intellectual property, including its portfolio of over 170 issued and pending patents protecting its key technologies.

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Strong leadership and talent.   The board of directors considered Markforged’s management team and technical talent, including outstanding leadership and upper-level management (including certain founders of the company as well as those who have joined the company in recent years), with business experience across the technology and manufacturing sectors, operational and sales expertise relevant to the additive manufacturing market, and a high level of engineering and programming talent among the company’s leadership and team members.

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Attractive valuation, business model, financial performance (past and projected).   The board of directors evaluated the financial performance of Markforged in growing its total revenue, gross profits, gross margins, EBIT and free cash flow, on both a historical and projected basis.

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Best Available Opportunity.   The AONE board of directors determined, after a thorough review of a large set of other business combination opportunities reasonably available to AONE, that the proposed Business Combination represents the best potential business combination for AONE. Based on the process used to evaluate and assess other potential acquisition targets, the AONE board of directors believe that there were no superior alternative opportunities.

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Continued Ownership by Sellers.   The AONE board of directors considered that Markforged’s existing equityholders would be retaining a significant ownership stake in the company, rolling over their existing ownership interests to represent approximately 77.6% of the combined company immediately after Closing (or a greater amount to the extent that AONE public shareholders elect to redeem their public shares), incentivizing Markforged to deliver attractive terms for the Business Combination. In addition, Markforged stockholders will receive the full amount of the Markforged Earnout Shares only if the company’s stock price reaches $15.00 per share, further incentivizing its leadership and team to continue the growth and development of the company in a sustainable manner. Except for the approximately $45.0 million of share repurchases for certain key stockholders (all of whom will continue to hold a substantial ownership interest in the company), all of the net proceeds of the Business Combination will remain on the balance sheet of Markforged Holding Corporation to support its existing operations and future growth. The board of directors determined these factors to be strong indications of confidence in Markforged and the benefits to be realized as a result of the transaction.

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Investment by third parties.   The AONE board of directors considered that certain third parties, including top-tier institutional investors, are also investing an additional $210.0 million in the combined company pursuant to the PIPE Investment. The board of directors determined the PIPE Investment to be a strong indication of confidence in Markforged and the benefits to be realized as a result of the transaction.

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Results of Due Diligence.   The AONE board of directors considered the scope of the due diligence investigation carried out by AONE’s management and outside advisors, and evaluated the results thereof and information available to it related to Markforged, including:

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virtual meetings and calls with Markforged’s management team regarding its operations, intellectual property, projections and the terms of the proposed transaction, as well as an on-site visit; and

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review of financial and other business information made available by Markforged in its virtual data room, including financial statements, material contracts, benefit plans and employee compensation matters, corporate governance, intellectual property, information technology, privacy and data regulation, litigation information, regulatory and compliance matters, and other legal and business diligence.

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Terms of the Merger Agreement.   The AONE board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See “BCA Proposal — The Merger

Agreement” and “BCA Proposal — Related Agreements” for detailed discussions of the terms and conditions of these agreements.
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Role of Independent Directors.   In connection with the Business Combination, independent director and board chairman Pierre Lamond and independent directors Michelle Gill, Lachy Groom, Gautam Gupta and Catherine Spear evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved, as members of the AONE board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

The AONE board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination. The board of directors did not assign any specific weighting or priority to the following factors:
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Potential Inability to Complete the Merger.   The AONE board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to AONE if the Business Combination is not completed, in particular the expenditure of time and financial resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval). The Merger Agreement and the Sponsor Support Agreement also include exclusivity provisions that prohibit AONE, the Sponsor and certain of their respective affiliates from soliciting other business combination proposals on behalf of AONE, which restricts AONE’s ability to consider other potential business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the AONE board of directors considered the risk that the current public shareholders of AONE would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Markforged following the consummation of the Business Combination and, in the event of higher-than-anticipated transaction expenses and/or failure to consummate the full amount of the PIPE Investment for any reason, potentially requiring Markforged to waive certain conditions under the Merger Agreement in order for the Business Combination to be consummated. The consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of Markforged. As of March 31, 2021, without giving effect to any future redemptions that may occur, the trust account had approximately $215.1 million in cash, invested in U.S. government securities. The AONE board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because Markforged will be acquired at what it believed to be an attractive aggregate purchase price.
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Markforged Business Risks.   The AONE board of directors considered that AONE’s shareholders would be subject to the execution risks associated with Markforged Holding Corporation if they retained their public shares following the Closing, which were different from the risks related to holding public shares of AONE prior to the Closing. In this regard, the board of directors considered that there were risks associated with successful implementation of Markforged’s long-term business plan and strategy, the inherent uncertainties of a business in a relatively nascent industry, and Markforged Holding Corporation realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The board of directors considered that failure or underperformance in any of these aspects of executing the Business Combination, or in Markforged’s products themselves, may decrease the actual benefits of the Business Combination and that shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. The board of directors considered certain factors associated with Markforged’s business, such as Markforged’s potential inability to scale its business, inability to bring new products to the market, inaccurate estimates of the market size for Markforged’s products and reliance on third-party resellers. For additional description of these risks, please see the section titled “Risk Factors.”

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Post-Business Combination Corporate Governance.   The AONE board of directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing.

Given that the existing equityholders of Markforged will collectively control shares representing a significant majority of Markforged Holding Corporation’s total outstanding shares of common stock upon completion of the Business Combination, including certain large stockholders that will maintain their representation on the board of directors, the existing equityholders of Markforged may be able to elect future directors and make other decisions (including approving certain transactions involving the company) without the consent or approval of any of AONE’s current shareholders, directors or management team. See “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.
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Limitations of Review.   The AONE board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price AONE is paying to acquire Markforged is fair to AONE or its shareholders from a financial point of view. In addition, the AONE management team and AONE’s outside counsel reviewed only certain materials in connection with their due diligence review of Markforged. Accordingly, the AONE board of directors considered that AONE may not have properly valued such business or comprehensively evaluated its risks.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Markforged.   The AONE board of directors considered that the terms of the Merger Agreement provide that AONE will not have any surviving remedies against Markforged or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of Markforged’s representations, warranties or covenants set forth in the Merger Agreement. As a result, AONE shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Markforged prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The AONE board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Markforged will be, collectively, the majority equityholders in Markforged Holding Corporation.

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Litigation.   The AONE board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

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Fees and Expenses.   The AONE board of directors considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management.   The AONE board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Markforged’s business.

In addition to considering the factors described above, the AONE board of directors also considered that the interests of AONE’s directors and executive officers in the Business Combination as individuals may be in addition to, and may be different from, the interests of AONE’s shareholders, as described in the section titled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination.” However, AONE’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for AONE’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by AONE with any other target business or businesses, and (iii) a significant portion of the consideration to AONE’s directors and executive officers was structured to be realized based on the future performance of Markforged Holding Common Stock. Pursuant to the Sponsor Support Agreement, 50%, or 2,610,000, of the shares of Markforged Holding Common Stock to be issued to the Sponsor upon the conversion of its Class B ordinary shares in connection with the Domestication (the “Sponsor Earnout Shares”) will be subject to the following vesting conditions: (i) 50% of the Sponsor

Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $12.50 for any 20 trading days in a consecutive 30-trading day period and (ii) 50% of the Sponsor Earnout Shares (25% of the Sponsor’s total shares) will vest if the volume-weighted average price of Markforged Holding Common Stock is at least $15.00 for any 20 trading days in a consecutive 30-trading day period.
AONE’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the AONE board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
Based on its review of the forgoing considerations, the AONE board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects AONE shareholders will receive as a result of the Business Combination. The AONE board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
Projected Financial Information
Markforged provided AONE with its internally prepared forecasts for the full year 2020 and each of the years in the following five-year period ending December 31, 2025. Markforged does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Markforged has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to AONE. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Markforged’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Markforged. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
The projected financial information included in this document has been prepared by, and is the responsibility of, Markforged’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Markforged’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that AONE, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Markforged’s business, all of which are difficult to predict and many of which are beyond Markforged’s and AONE’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Markforged’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Markforged’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding

Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to AONE and our Board of Directors in connection with their review of the proposed transaction.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR MARKFORGED, AONE UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Markforged may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The key elements of the projections provided by management of Markforged to AONE are summarized in the table below:
	Year Ended December 31,
(USD in millions)	2018A	2019A	2020E	2021E	2022E	2023E	2024E	2025E
Total Revenue	$61.7	$72.6	$70.3	$87.6	$122.5	$225.7	$397.6	$705.8
Growth – %	108.3%	17.7%	(3.1)%	24.5%	39.9%	84.3%	76.2%	77.5%
Gross Profit	$29.7	$36.3	$39.6	$50.7	$71.7	$133.3	$238.7	$434.1
Margin – %	48.1%	49.9%	56.3%	57.9%	58.6%	59.1%	60.0%	61.5%
Sales & Marketing	(24.7)	(33.0)	(24.1)	(36.2)	(42.9)	(57.8)	(79.9)	(111.7)
Research & Development	(10.7)	(15.4)	(14.7)	(28.1)	(38.3)	(51.5)	(68.7)	(91.8)
General & Administrative	(7.1)	(17.1)	(16.3)	(28.4)	(35.7)	(47.8)	(60.5)	(74.6)
EBIT	($12.8)	($29.2)	($15.6)	($42.0)	($45.1)	($23.8)	$29.7	$156.0
Margin – %	(20.7)%	(40.3)%	(22.1)%	(48.0)%	(36.9)%	(10.5)%	7.5%	22.1%
Depreciation & Amortization	0.7	1.4	1.8	1.8	2.6	3.4	4.2	4.8
Stock Based Compensation	0.6	0.857	2.1	3.7	4.7	6.3	8.4	11.1
Adjusted EBITDA(1)	($11.6)	($27.0)	($11.6)	($36.6)	($37.9)	($14.2)	$42.2	$171.9
Margin – %	(18.8)%	(37.1)%	(16.5)%	(41.7)%	(30.9)%	(6.3)%	10.6%	24.4%
(Increase) / Decrease in Net Working Capital	(3.2)	(3.9)	2.8	(0.5)	(8.6)	(15.7)	(29.7)	(56.0)
Capital Expenditure	(1.7)	(4.7)	(0.6)	(2.0)	(6.8)	(7.6)	(4.2)	(5.6)
Other	(2.8)	0.2	0.1	(7.7)	0.8	0.8	0.9	0.2
Adjusted Free Cash Flow(2)	($19.3)	($35.3)	($9.3)	($46.7)	($53.2)	($37.4)	$8.5	$110.6
Net loss (Income)	($15.1)	($28.6)	($16.6)	($49.6)	($45.1)	($23.7)	$29.8	$156.3

(1)
For the purposes of these financial projections, Markforged defines Adjusted EBITDA, a non-GAAP financial measure, as net operating loss less interest income, income tax expense, depreciation expense, non-recurring litigation and transaction costs, and stock-based compensation expense. Adjusted EBITDA can be useful in evaluating Markforged’s performance by eliminating the effect of financing, capital expenditures, non-recurring litigation and transaction costs, and non-cash expenses such as stock-based compensation, however, Markforged may incur such expenses in the future which could impact future results. In addition, other companies, including companies in Markforged’s industry, may calculate Adjusted EBITDA differently or not at all, which reduces the usefulness of this measure as a tool for comparison. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. For a historical reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net loss, see the section entitled “Markforged’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures —  Adjusted EBITDA”.

(2)
Markforged defines adjusted free cash flow, a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures. Free cash flow should not be considered as an alternative to, or substitute for, net cash used in operating activities in accordance with GAAP. The utility of free cash flow as a measure of Markforged’s liquidity is further limited as it does not represent the total increase or decrease in Markforged’s cash balance for any given period. In addition, other companies, including companies in Markforged’s industry, may calculate free cash flow differently or not at all, which reduces the usefulness of this measure as a tool for comparison.

Projected revenue is based on a number of operational assumptions, including:
•
The effects of the COVID-19 pandemic that caused delays in shipping and installing Markforged’s products, as well as declines in new hardware sales, were particularly acute in the first half of 2020 and resulted in an expected decline in Markforged’s revenue for 2020. Markforged’s management expected these effects to be temporary, based on a number of factors including increased sales activity and revenue in Q3 2020 and third party industry projections included in the Wohlers Report 2020 indicating the additive manufacturing industry would experience growth in subsequent years.

•
Future growth in the additive manufacturing industry, supported by the third party Wohlers Report 2020, indicating that over the next 10 years, the additive manufacturing industry is expected to grow at a CAGR of 27%, reaching $118 billion in 2029. Management assumed sales of existing products would approximate the same level of growth and that Markforged would add new products addressing new segments of the additive manufacturing industry, thereby exceeding the growth rate of the market as a whole.

•
In line with historical experience, Markforged’s management assumed that it would continue to expand its product lineup, with new printers or products, and existing product refreshes introduced on an annual basis. While Markforged has a number of products and solutions at various stages of its development pipeline, commercialization of advanced additive manufacturing products and related services is very complex, inherently risky, and subject to numerous delays and changes in timelines and plans. Accordingly, while Markforged’s management made assumptions around future product releases, investors are cautioned not to place undue reliance on assumptions around Markforged’s ability to bring commercially successful new products to market on any specific timeline.

•
Management assumed for purposes of the model that hardware revenue would continue to maintain approximately the same percentage of total revenue, services revenue would increase as a percentage of overall revenue due to the introduction of new services, and consumables would decrease as a percentage of overall revenue. Actual results are likely to vary as monetization strategy and introduction of products and services is likely to differ from management’s assumptions. Accordingly, investors are cautioned not to place undue reliance on assumptions around future components of revenue.

•
Because of the price sensitivity of its customers, downward pricing pressure from competing manufacturers, and continued innovation in the additive manufacturing industry, among other factors, management assumed that price increases would not be a principal driver of future revenue growth. Accordingly, management assumed that prices for existing products would remain relatively flat and that new models of existing product lines may have moderate price increases commensurate with improved functionality. New product lines targeting new market segments were assumed to be introduced at prices competitive with those offered by competitors in the additive manufacturing industry.

•
In making the foregoing assumptions, which imply a revenue compound annual growth rate of approximately 68% between 2021 and 2025, Markforged’s management relied on a number of factors, including: its experience in the additive manufacturing industry, its best estimates of the timing for new product releases and overall product development process, the service capacity of Markforged and its resellers, the historical system usage patterns of Markforged customers, and third party forecasts for industry growth.

Projected gross profit, and the implied 56.3% gross profit margin, is based on a number of assumptions, including the mix of additive manufacturing systems produced, the growth in contribution from sales of margin accretive consumables, software and service contracts and costs associated with manufacturing overhead, service, warranty and logistics.
Consistent with established practice in the context of preparing financial projections for an acquisition, Markforged’s management made certain other key assumptions impacting Gross Profit, EBIT, Adjusted EBITDA, Adjusted Free Cash Flow and Net loss (income) projections including:
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assessments of fixed vs variable costs and headcount requirements, including:

•
headcount and labor cost from sales and marketing functions growing in conjunction with the support needed for existing and future product launches;

•
marketing investment being a higher percentage of revenue in early years to support organic growth, new product releases and broader brand recognition, while decreasing over time as a percentage of revenue as the business scales;

•
estimating research and development headcount and other related costs associated with bringing additional products and services to market, developing new technologies and supporting existing products, based on Markforged’s experience with innovation in the additive manufacturing industry and expectations of future costs;

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general and administrative costs increasing more quickly in the near-term to provide infrastructure in support of the business’ overall growth, and then increasing at a more moderate pace in future periods due to operating leverage from fixed overhead costs as the business matures;

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capital expenditures, and depreciation and amortization forecasts based on the capital requirements to support manufacturing and administrative operations;

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stock based compensation, and other costs growing in proportion to operating expenses;

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working capital requirements based on Markforged’s historical data;

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other one-time non-recurring cost estimates based on management’s estimates;

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management’s plans for continued use of resellers and third party contract manufacturers; and

•
costs associated with public company operations and compliance were excluded from the projections.

Interests of AONE’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of AONE’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and AONE’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of AONE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to AONE’s initial public offering, the Sponsor purchased 5,375,000 AONE Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0047 per share. Subsequently, also prior to the initial public offering, the Sponsor transferred an aggregate of 155,000 AONE Class B ordinary shares to its independent directors and Ms. de Petra. If AONE does not consummate a business combination by August 20, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,375,000 AONE Class B ordinary shares collectively owned by the AONE Initial Shareholders would be worthless because following the redemption of the public shares, AONE would likely have few, if any, net assets and because the Sponsor and AONE’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any AONE Class A ordinary shares and AONE Class B ordinary shares held by it or them, as applicable, if AONE fails to complete a business combination within the required period. Additionally, in such event, the 3,150,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of AONE’s initial public offering for an aggregate purchase price of $6.3 million, will also expire worthless. Certain of AONE’s directors and executive officers, including Messrs. Hartz, Gupta, Lipkin and Steckenrider, also have an economic interest in such private placement warrants and Class B ordinary shares owned by the Sponsor. The 5,375,000 shares of Markforged Holding Common Stock into which the 5,375,000 AONE Class B ordinary shares collectively held by the AONE Initial Shareholders, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $54.5 million based upon the closing price of $10.14 per public share on the NYSE on

June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Markforged Holding Common Stock will be subject to certain restrictions, including those described above, AONE believes such shares have less value. The 3,150,000 Markforged Holding Warrants into which the 3,150,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $6.6 million based upon the closing price of $2.09 per public warrant on the NYSE on June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•
The Sponsor (including its representatives and affiliates) and AONE’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AONE. For example, Messrs. Hartz, Gupta, and Steckenrider, each of whom serves as an officer and/or director of AONE and may be considered an affiliate of the Sponsor, have also formed two (“TWOA”), a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting its initial business combination, which completed its initial public offering on March 29, 2021. Mr. Hartz is Co-Chief Executive Officer and a director of TWOA. Mr. Gupta is Co-Chief Executive Officer of TWOA, and Mr. Steckenrider is the Chief Financial Officer of TWOA. In addition, Mr. Lamond and Ms. Gill, independent directors of AONE, also serve as independent directors of TWOA. The Sponsor and AONE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to AONE completing its initial business combination. Moreover, certain of AONE’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. AONE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to AONE, and the other entities to which they owe certain fiduciary or contractual duties, including to TWOA. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in AONE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to AONE, subject to applicable fiduciary duties under the Cayman Islands Companies Act. AONE’s Cayman Constitutional Documents provide that AONE renounces its interest in any corporate opportunity offered to any director or officer of AONE unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of AONE and it is an opportunity that AONE is able to complete on a reasonable basis.

•
AONE’s existing directors and officers will be eligible for continued indemnification and continued coverage under AONE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•
In the event that AONE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, AONE will be required to provide for payment of claims of creditors that were not waived that may be brought against AONE within the ten years following such redemption. In order to protect the amounts held in AONE’s trust account, the Sponsor has agreed that it will be liable to AONE if and to the extent any claims by a third party (other than AONE’s independent auditors) for services rendered or products sold to AONE, or a prospective target business with which AONE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of AONE’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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AONE’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on AONE’s behalf, such as identifying and investigating possible business targets and business combinations. However, if AONE fails to consummate a business combination by August 20, 2022, they will not have any claim against the trust account for reimbursement. AONE’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $10 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account and other transaction expenses that will not be incurred if the Business Combination is not consummated). Accordingly, AONE may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.
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Pursuant to the Registration Rights Agreement, the Sponsor and the other AONE Initial Shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Markforged Holding Common Stock and warrants held by such parties following the consummation of the Business Combination.

The AONE Initial Shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the AONE Initial Shareholders (including the Sponsor) own 20.0% of the issued and outstanding ordinary shares of AONE.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Markforged or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of AONE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Markforged or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. AONE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Certain Engagements in Connection with the Business Combination and Related Transactions
Citi and William Blair & Company are acting as financial advisors to Markforged in connection with the proposed Business Combination, and will receive compensation in connection therewith. Goldman

Sachs is acting as financial advisor to AONE in connection with the proposed Business Combination, and will receive compensation in connection therewith. In addition, Goldman Sachs was sole underwriter on AONE’s initial public offering.
Citi and Goldman Sachs are acting as co-placement agents to AONE in connection with the $210 million PIPE Investment and in connection therewith, Citi and Goldman Sachs will receive fees and expense reimbursements. Goldman Sachs provided the AONE board of directors with a disclosure letter describing certain investment banking relationships Goldman Sachs has with Markforged and its affiliates. AONE and Markforged each consented to Citi’s roles as financial advisor to Markforged in connection with the Business Combination and as co-placement agent to AONE in connection with the PIPE Investment and waived any potential conflicts in connection with such dual roles.
In addition, Goldman Sachs (together with its affiliates) and Citi (together with its affiliates) are each full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Citi and its respective affiliates have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE Investment to Markforged and its affiliates, and AONE and its affiliates, and have received customary compensation in connection therewith. In addition, Goldman Sachs, Citi and their respective affiliates may provide investment banking and other commercial dealings to AONE, Markforged and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Goldman Sachs and Citi and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of AONE or its affiliates. Goldman Sachs, Citi and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, AONE will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is expected to be reflected as the equivalent of Markforged issuing stock for the historical net assets of AONE, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. The financial statements of Markforged Holding Corporation will represent a continuation of the financial statements of Markforged. Markforged has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
Markforged Stockholders will have the largest voting interest in the post-combination company;

•
The board of directors of the post-combination company will have up to nine members, and Markforged will have the ability to nominate the majority of the members of the board of directors;

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Markforged management will hold executive management roles (including Chief Executive Officer and Chief Financial Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

•
The post-combination company will assume a Markforged branded name: Markforged Holding Corporation; and

•
The intended strategy of the post-combination entity will continue Markforged’s current strategy of producing The Digital Forge, Markforged’s intuitive additive manufacturing platform.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On March 9, 2021, AONE and Markforged filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. AONE cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, AONE cannot assure you as to its result.
Neither AONE nor Markforged is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions, will be obtained.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the entry by one (“AONE”) into the Agreement and Plan of Merger, dated as of February 23, 2021 (the “Merger Agreement”), by and among AONE, Caspian Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of AONE, and MarkForged, Inc. (“Markforged”), a Delaware corporation, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of AONE to Delaware as described below, the merger of Merger Sub with and into Markforged (the “Merger”), with Markforged surviving the Merger as a wholly owned subsidiary of Markforged Holding Corporation, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of AONE’s Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “— Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then AONE is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.
As a condition to Closing the Merger, the board of directors of AONE has unanimously approved a change of AONE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with AONE’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, AONE will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AONE will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding AONE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Markforged Holding Common Stock, (ii) each of the then issued and outstanding AONE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Markforged Holding Common Stock, (iii) each then issued and outstanding AONE warrant will convert automatically into a Markforged Holding Warrant, pursuant to the Warrant Agreement and (iv) each of the then issued and outstanding units of AONE that have not been previously separated into the underlying AONE Class A ordinary shares and underlying AONE warrants upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of Markforged Holding Common Stock and one-fourth of one Markforged Holding Warrant.
The Domestication Proposal, if approved, will approve a change of AONE’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while AONE is currently governed by the Cayman Islands Companies Act, upon the Domestication, Markforged Holding Corporation will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under the section titled “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then AONE will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace AONE’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of Markforged Holding Corporation under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under the section titled “Organizational Documents Proposals”, the Cayman Constitutional Documents of AONE, attached hereto as Annex I and the Proposed Organizational Documents of Markforged Holding Corporation, attached hereto as Annex J and Annex K.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of AONE believes that there are several reasons why a reincorporation in Delaware is in the best interests of AONE and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Markforged Holding Corporation, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Markforged Holding Corporation’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Markforged Holding Corporation’s incorporation in Delaware may make Markforged Holding Corporation more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Markforged Holding Corporation to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of AONE as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Markforged Holding Corporation immediately following the Domestication will be the same as those of AONE immediately prior to the Domestication.

Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 34 of the Amended and Restated Articles of Association of the Company and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, AONE will replace the current amended and restated memorandum of association of AONE (the “Existing Memorandum”) and the current articles of association of AONE (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Law, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Markforged Holding Corporation, in each case, under the DGCL.
AONE’s shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for Markforged Holding Corporation. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of AONE, attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex J, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex K. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 411,000,000 shares, consisting of 400,000,000 AONE Class A ordinary shares, 10,000,000 AONE Class B ordinary shares and 1,000,000 preferred shares.	The Proposed Organizational Documents authorize 1,100,000,000 shares, consisting of 1,000,000,000 shares of Markforged Holding Common Stock and 100,000,000 shares of Markforged Holding Corporation preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by AONE’s board of directors. Accordingly, AONE’s board of directors is empowered under the Cayman Constitutional	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such

	Cayman Constitutional Documents	Proposed Organizational Documents
	Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of AONE to carry out a conversion of AONE Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	qualifications, limitations or restrictions thereof, as the Board may determine.
	See paragraph 5 of the Existing Memorandum, and Article 3 of the Existing Articles.	See Article IV, Section B of the Proposed Certificate of Incorporation.
Required Approval to Amend Governing Documents (Organizational Documents Proposal C)	The Cayman Constitutional Documents may be amended by special resolution, requiring the affirmative vote of the holders of at least two-thirds of the ordinary shares present or represented by proxy and voting on such matter.
The Proposed Certificate of Incorporation requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote thereon in order to amend or repeal any provision, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class; provided, that, Article VII, Limitation of Liability, may be amended or repealed only by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock entitled to vote thereon as a class, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class.
The Proposed Certificate of Incorporation and the Proposed Bylaws provide that the Bylaws may be amended or repealed (i) by the board of directors, without the approval of stockholders, or (ii) by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote thereon, voting as a single class; provided that, if such amendment or repeal is recommended by the board of directors, the affirmative vote of

	Cayman Constitutional Documents	Proposed Organizational Documents
a majority of the outstanding shares entitled to vote thereon will be required for approval.
	See Article 36 of the Existing Articles.	See Articles VII, VIII and IX of the Proposed Certificate of Incorporation, and Article VI, Section 9 of the Proposed Bylaws.
Quorum (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that shareholders holding not less than one-third of the shares entitled to vote at such meeting, being present in person or by proxy, shall constitute a quorum at a meeting of shareholders. With respect to a meeting convened to vote on a business combination, the holders of a majority of the shares entitled to vote at such meeting, being present in person or by proxy, shall constitute a quorum.	The Proposed Bylaws provide that a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders.
	See Article 14 of the Existing Articles.	See Article I, Section 5 of the Proposed Bylaws.
Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide the name of the company is “one.”	The Proposed Organizational Documents provide that the name of the corporation will be “Markforged Holding Corporation.”
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act.
See Article VI, Section 8 of the Proposed Bylaws.
Corporate Opportunity (Organizational Documents Proposal D)	The Caymans Constitutional Documents provide that the company renounces any interest or expectancy of the company in, or being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity, and that the directors, officers and	The Proposed Organizational Documents do not include any waiver of the fiduciary duties of members of the board of directors with respect to the corporate opportunity doctrine.

	Cayman Constitutional Documents	Proposed Organizational Documents

certain related persons of the company and the Sponsor shall have no duty to communicate or offer any such corporate opportunity to the company, and shall not be liable for breach of any fiduciary duty in such capacity solely by reason of pursuing such opportunity, unless such opportunity is expressly offered to such person solely in their capacity as an officer or director of the company, and the opportunity is one the company is permitted to complete on a reasonable basis.
See Article 40 of the Existing Articles.

Stockholder Ability to Remove Directors (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that, following the closing of the Business Combination, a director may be removed by ordinary resolution.	The Proposed Certificate of Incorporation provides that any director may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock entitled to vote at an election of directors, voting as a single class.
	See Article 17 of the Existing Articles.	See Article VI, Section 5 of the Proposed Certificate of Incorporation.
Ability to Act by Written Consent (Organizational Documents Proposal D)	The Caymans Constitutional Documents provide that the members may take action by writing without holding a meeting and, provided that all shareholders consent in writing, such written resolution shall be effective if such votes were delivered at a meeting of shareholders.	The Proposed Certificate of Incorporation requires that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting, and may not be taken or effected by a written consent of the holders in lieu thereof.
	See Article 14 of the Existing Articles.	See Article V of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that if AONE does not consummate a business combination (as defined in the Cayman Constitutional Documents) twenty-four months	The Proposed Organizational Documents do not include any provisions relating to Markforged Holding Corporation’s ongoing existence; the default under the DGCL will make Markforged

	Cayman Constitutional Documents	Proposed Organizational Documents
	after the closing of the IPO, AONE will cease all operations except for the purpose of winding up and will redeem the public shares and liquidate AONE’s trust account.	Holding Corporation’s existence perpetual.
	See Article 38 of the Existing Articles.	Default rule under the DGCL.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to AONE’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to AONE’s status as a blank check company, which no longer will apply upon consummation of the Merger, as AONE will cease to be a blank check company at such time.
See Article 49 of the Existing Articles.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex J and Annex K, respectively), with such principal changes as described in Organizational Documents Proposals A-D.”
ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of AONE from (i) 400,000,000 AONE Class A ordinary shares, 10,000,000 AONE Class B ordinary shares and 1,000,000 preferred shares, par value $0.0001 per share, of AONE (the “AONE Preferred Shares”) to (ii) 1,000,000,000 shares of Markforged Holding Common Stock and 100,000,000 shares of Markforged Holding Corporation preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 20,000,000 AONE Class A ordinary shares issued and outstanding, (ii) 5,375,000 AONE Class B ordinary shares issued and outstanding and (iii) no AONE Preferred Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are 5,375,000 public warrants and 3,150,000 private placement warrants of AONE, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the AONE warrants will be exercisable after giving effect to the Merger for one share of Markforged Holding Common Stock at an exercise price of $11.50 per share. No AONE warrants are exercisable until the later of (i) 30 days after the Closing and 12 months from the closing of the AONE IPO.
Pursuant to the Merger Agreement, Markforged Holding Corporation will issue or, as applicable, reserve for issuance in respect of Markforged Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Markforged Holding Corporation common stock, an aggregate of 165,500,000 shares of Markforged Holding Corporation common stock to Markforged Stockholders, and pursuant to the PIPE Investment, Markforged Holding Corporation will issue 21,000,000 shares of Markforged Holding Corporation common stock to the PIPE Investors.
In order to ensure that Markforged Holding Corporation has sufficient authorized capital for future issuances, AONE’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of Markforged Holding Corporation change the authorized capital stock of AONE from (i) 400,000,000 AONE Class A ordinary shares, 10,000,000 AONE Class B ordinary shares and 1,000,000 AONE Preferred Shares to (ii) 1,000,000,000 shares of Markforged Holding Common Stock and 100,000,000 shares of Markforged Holding Corporation preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Markforged Holding Corporation, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of Markforged Holding Corporation that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL AUTHORIZING THE ISSUANCE OF PREFERRED STOCK IN ONE OR MORE CLASSES OR SERIES
Overview
Organizational Documents Proposal B — to authorize the board of directors of Markforged Holding Corporation to issue any or all shares of Markforged Holding Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors of Markforged Holding Corporation and as may be permitted by the DGCL.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Markforged Holding Corporation after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of Markforged Holding Corporation will be 10,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Markforged Holding Corporation, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Markforged Holding Corporation and thereby protect continuity of or entrench its management, which may adversely affect the market price of Markforged Holding Corporation securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Markforged Holding Corporation, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Markforged Holding Corporation board of directors to issue the authorized preferred stock on its own volition will enable Markforged Holding Corporation to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Markforged Holding Corporation currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING THE VOTE REQUIRED TO APPROVE AMENDMENTS TO THE PROPOSED CERTIFICATE OF INCORPORATION AND THE PROPOSED BYLAWS AND THE REQUIRED QUORUM FOR MEETINGS OF STOCKHOLDERS
Overview
Organizational Documents Proposal C — to provide that the Certificate of Incorporation may only be amended by the affirmative vote of at least a majority of the outstanding shares of capital stock, with certain exceptions, to provide that the Bylaws may only be amended by the board of directors or by the affirmative vote of at least two-thirds of the outstanding shares of capital stock, with certain exceptions, and to provide that a majority of the outstanding shares entitled to vote shall constitute a quorum at any meeting of stockholders.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Markforged Holding Corporation after the Business Combination.
If Organizational Documents Proposal C is approved, the Proposed Certificate of Incorporation will require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote thereon in order to amend or repeal any provision, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class; provided, that, Article VII, Limitation of Liability, may be amended or repealed only by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock entitled to vote thereon as a class, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. The Proposed Certificate of Incorporation and the Proposed Bylaws will require, for the amendment or repeal of a provision of the bylaws, either (i) the approval of the board of directors (which would not require stockholder approval) or (ii) the affirmative vote of at least two-thirds of the outstanding shares entitled to vote thereon, voting as a single class; provided that, if such bylaws amendment or repeal is recommended by the board of directors, the affirmative vote of a majority of the outstanding shares entitled to vote thereon will be required for approval.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Markforged Holding Corporation, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments
Our board of directors believes that these stockholder approval standards are desirable in order to provide for continuity and stability in the composition of the board of directors and in the governance of Markforged Holding Corporation. These voting standards, of a majority or two-thirds of the shares outstanding, generally require a greater level of stockholder support than under the Cayman Constitutional Documents, which require a majority or two-thirds of the shares present and voting (resulting in non-votes and abstentions having no effect on the outcome of a vote). These voting requirements are appropriate to protect all stockholders against self-interested or disruptive actions by one or a few large stockholders that could consume the attention of management and the financial resources of the company. In reaching this conclusion, the AONE board of directors considered the possibility that these provisions (along with the classified board structure) would encourage a large stockholder to engage constructively with the board of directors and reach a resolution that is in the best interests of all stockholders. In addition, the board of directors considered that the heightened requirement for amendments to the “Limitation of Liability” provision in the Proposed Certificate of Incorporation will assist in attracting and retaining qualified directors and officers by offering greater certainty regarding their exposure to potential liability.
These voting standards may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Markforged Holding Corporation and thereby protect continuity of or entrench its management, which may adversely affect the market price of Markforged Holding Corporation and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Markforged Holding Corporation, a stockholder would have to garner a higher level of stockholder support in order to make certain amendments that would facilitate obtaining control, including removing the classified board structure, opting out of the DGCL Section 203 anti-takeover provisions or restricting the ability of the company to issue blank check preferred stock.
The board of directors also considered that a change in the company’s circumstances or its needs may require amendments to its organizational documents, and the possibility that high stockholder approval standards could create obstacles in aligning the organizational documents with the company’s evolving needs and current governance practices. For that reason, the board of directors determined that a majority standard, rather than a two-thirds standard for amending the certificate of incorporation (as is common among newly public companies and post-business combination blank check companies), and a majority standard rather than a two-thirds standard for bylaws amendments that are recommended by the board, would strike an appropriate balance between providing the company with stability and protecting the interests of all stockholders, on the one hand, and providing the company with sufficient flexibility on the other hand.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
ORGANIZATIONAL DOCUMENTS — APPROVAL OF OTHER CHANGES IN CONNECTION WITH THE ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including: (1) changing the corporate name from “one” to “Markforged Holding Corporation”, (2) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (3) removing the provision waiving directors’ and officers’ obligations to present a corporate opportunity to AONE, (4) providing that stockholders may only remove directors for cause, (5) providing that any action to be taken by stockholders may only be taken at a meeting of stockholders, and may not be taken by written consent in lieu thereof, (6) making Markforged Holding Corporation’s corporate existence perpetual and (7) removing certain provisions related to AONE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Markforged Holding Corporation after the Business Combination.
Exclusive Forum Provision
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of Markforged Holding Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of Markforged Holding Corporation to Markforged Holding Corporation or Markforged Holding Corporation stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Bylaws or Proposed Certificate of Incorporation (as either may be amended from time to time) (including the interpretation, validity and enforceability thereof), (iv) any action asserting a claim related to or involving Markforged Holding Corporation that is governed by the internal affairs doctrine, and (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to actions or claims arising under the Exchange Act. The Proposed Bylaws also provide that, unless Markforged Holding Corporation consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, will be the Federal District Courts of the United States (the “Federal Forum Provision,” and with the Delaware Forum Provision, the “Exclusive Forum Provisions”). In addition, the Proposed Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder; Markforged Holding Corporation stockholders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Corporate Opportunity
The Proposed Organizational Documents will not contain any provision exempting the directors of Markforged Holding Corporation from their fiduciary obligations with respect to business opportunities that could reasonably be opportunities of Markforged Holding Corporation. As a result, directors will be subject to fiduciary duties to the company’s stockholders pursuant to Delaware law.
Removal of Directors by Stockholder Vote
The Proposed Organizational Documents provide that directors may be removed by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote at an election of directors, and that such removal may only be for cause. At least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof must be sent to the director whose removal is to be considered.
Stockholder Action by Written Consent
The Proposed Organizational Documents provide that, except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock, any action required or permitted to be taken by stockholders at any annual or special meeting must be effected at a duly called annual or special meeting of stockholders, and may not be taken or effected by a written consent of stockholders in lieu thereof.
Perpetual Existence
The Proposed Organizational Documents will not contain any provision as to the term of existence of Markforged Holding Corporation. Accordingly, under Delaware law, the existence of Markforged Holding Corporation will be perpetual.
Removal of Blank Check Provisions
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of AONE’s operations should AONE not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, Markforged Holding Corporation will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with the Markforged Holding Corporation Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal D, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Markforged Holding Corporation, attached hereto as Annex J and Annex K as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “one” to “Markforged Holding Corporation” is desirable to reflect the Business Combination with Markforged Holding Corporation and to clearly identify Markforged Holding Corporation as the publicly traded entity.

Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Markforged Holding Corporation in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Markforged Holding Corporation will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
The Exclusive Forum Provisions are not being proposed in anticipation of any specific litigation or transaction. Under the Exclusive Forum Provisions, the company would retain the ability to consent to an alternative forum in appropriate circumstances where the company determines that its interests and those of stockholders are best served by permitting a particular internal corporate claim or Securities Act lawsuit to proceed in a forum other than the courts designated by the Exclusive Forum Provisions.
The Exclusive Forum Provisions would regulate only the forum in which stockholders may pursue internal corporate claims and claims arising under the Securities Act; it would not restrict the ability of stockholders to bring such claims, and it would not affect the remedies available if such claims were ultimately successful. Moreover, the Exclusive Forum Provisions would not specify the federal district courts in any particular state as the exclusive forum for Securities Act claims, so a plaintiff could select, on the basis of convenience or for other reasons, the federal district courts in any state as the forum for any such claim.
The board of directors believes that the Exclusive Forum Provisions would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery and defending against applicable claims in multiple jurisdictions and/or in parallel proceedings in federal and state courts simultaneously. The board of directors recognizes that some plaintiffs might prefer to litigate matters in a forum other than the courts specified in the Exclusive Forum Provisions, because another court may be more convenient for them or more favorable for their claims (among other reasons). However, the board of directors believes that the Exclusive Forum Provisions would provide substantial benefits to the company and its stockholders that outweigh these concerns.
Corporate Opportunity
The existing Cayman Constitutional Documents provide directors and officers with a waiver of certain obligations to present business opportunities to AONE. The board of directors believes that these provisions were appropriate in the context of a blank check company, in order to attract directors and officers with the experience and networks to facilitate identifying a potential business combination, as such individuals are likely to have other pre-existing obligations, and because the wide scope of potential conflicts for a company that is not restricted to a business combination with companies in any particular sector. The Proposed Organizational Documents will not contain any provision exempting the directors of Markforged Holding Corporation from their fiduciary obligations with respect to business opportunities that could reasonably be opportunities of Markforged Holding Corporation. As a result, directors will be subject to fiduciary duties to the company’s stockholders pursuant to Delaware law. The board of directors believe this is appropriate for Markforged Holding Corporation, as the scope of potential conflicts will be limited to those relating to the company’s business, presenting less of an obstacle to recruiting qualified director candidates, and because such fiduciary obligations are protective of the interests of the company and its stockholders.
Removal of Directors by Stockholder Vote
The existing Cayman Constitutional Documents provide that directors may be removed by an ordinary resolution. The Proposed Organizational Documents provide that directors may be removed by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote at an election of directors, and such removal may only be for cause.
The requirement that any removal of directors may only be effected for cause is the default provision under the DGCL for companies with a classified board. In addition, the board of directors believe that this provision will help assure the continuity and stability of Markforged Holding Corporation’s leadership and policies by making it more difficult for a takeover bidder to obtain control of the board of directors without negotiating directly with the board of directors, thereby protecting the interests of stockholders even if such bidder were to acquire a majority of the voting power of the company.
The board of directors recognizes that this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the composition of the board of directors, even if the stockholders believe such a change would be desirable. Accordingly, this amendment could be viewed as tending to perpetuate present management. The board of directors, however, believes that this provision, by retaining a mechanism for stockholders to remove directors, while also protecting the company from disruptions that may not be in the best interests of stockholders, strikes an appropriate balance that is in the best interests of stockholders.
Stockholder Action by Written Consent
The existing Cayman Constitutional Documents permit shareholders to take any action that could have been taken at a meeting by unanimous written consent, subject to the same shareholder approval standard as would have applied at a meeting of shareholders. Compared to a blank check company, Markforged Holding Corporation will have more complex operating needs that the AONE board of directors believes will require the benefits of a stockholder meeting in order to enable fully informed decisions by stockholders. Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, would be contrary to principles of openness and good governance, and would have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, and who do not owe any fiduciary responsibilities to other stockholders, to take important actions without the involvement of, and with little or no advance notice to, Markforged Holding Corporation or other stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of the Markforged Holding Corporation board of directors and other stockholders on a proposal before voting on a proposed action. The AONE board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action.
Perpetual Existence
Our board of directors believes that making Markforged Holding Corporation’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Markforged Holding Corporation following the Business Combination.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to AONE’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the Existing Caymans Constitutional Documents require that proceeds from AONE’s initial public offering be held in the trust account until a business combination or liquidation of AONE has occurred, and that the board of directors may only be elected by the holders of the Class B ordinary shares prior to the initial business combination. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR PROPOSAL
Overview
The Director Proposal — to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, that the board of directors of Markforged Holding Corporation, effective immediately following the consummation of the Business Combination, will be comprised as set forth below (the “Director Proposal”). Each Class I director will have a term that expires at Markforged Holding Corporation’s annual meeting of stockholders in 2022, each Class II director will have a term that expires at Markforged Holding Corporation’s annual meeting of stockholders in 2023 and each Class III director will have a term that expires at Markforged Holding Corporation’s annual meeting of stockholders in 2024, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.
Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, AONE’s shareholders are also being asked to approve, by ordinary resolution, the Director Proposal.
Nominees
As contemplated by the Merger Agreement, the board of directors of Markforged Holding Corporation following consummation of the transaction will consist of up to nine directors, (a) seven of which will be the directors agreed upon by AONE and Markforged at the time of entry into the Merger Agreement (including Kevin Hartz, AONE’s Chief Executive Officer) and (b) two of which will be independent directors to be designated by Markforged, one of whom will be designated by Markforged to serve as Chairperson of the board of directors of Markforged Holding Corporation. Markforged has designated Carol Meyers and, at a future date, may identify an additional independent director designee to the Markforged Holding Corporation Board of Directors. Such director will be appointed to serve as a Class III director, effective no earlier than the time that is immediately following the consummation of the Business Combination. Markforged may also, at a future date, select one of its designees to serve as Chairperson.
Accordingly, AONE’s board of directors has determined that each of Shai Terem, Gregory Mark, Kevin Hartz, Edward Anderson, Michael Medici, Carol Meyers, Paul Milbury and Antonio Rodriguez shall serve as Markforged Holding Corporation’s directors effective immediately following the consummation of the Business Combination, with Messrs. Rodriguez, Anderson and Medici to serve as the Class I directors, Messrs. Terem, Mark and Milbury to serve as the Class II directors and Mr. Hartz and Ms. Meyers to serve as the Class III directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section titled “Management of Markforged Holding Corporation Following the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Caymans Constitutional Documents, only the holders of the Class B ordinary shares are entitled to vote on the election of directors prior to the Business Combination. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Director Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named herein shall be appointed to serve on Markforged Holding Corporation’s board of directors, to the Class of directors set forth next to such director’s name, effective immediately following the consummation of the Business Combination.”
Name of Director
1.
Edward Anderson, Class I.

2.
Michael Medici, Class I.

3.
Antonio Rodriguez, Class I.

4.
Gregory Mark, Class II.

5.
Paul Milbury, Class II.

6.
Shai Terem, Class II.

7.
Kevin Hartz, Class III.

8.
Carol Meyers, Class III.

Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR PROPOSAL.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Proposal are approved, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Markforged Holding Common Stock, as applicable, to (i) the PIPE Investors pursuant to the PIPE Investment and (ii) the Markforged Stockholders pursuant to the Merger Agreement (we refer to this proposal as the “Stock Issuance Proposal”).
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Proposal are approved, AONE’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Merger, AONE expects to issue up to an estimated 165,500,000 shares of Markforged Holding Common Stock in connection with the Business Combination, 21,500,000 shares of Markforged Holding Common Stock in connection with the PIPE Investment and 14,666,667 shares issuable in connection with the Markforged Earnout (if certain price targets are achieved). For further details, see the section entitled “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration” and “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”
Accordingly, the aggregate number of shares of Markforged Holding Common Stock that AONE will issue in connection with the Business Combination and the PIPE Investment will exceed 20% of both the voting power and the shares of Markforged Holding Common Stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, AONE is seeking the approval of AONE shareholders for the issuance of shares of Markforged Holding Common Stock in connection with the Business Combination and the PIPE Investment.
Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the company (each a “Related Party”), (ii) a subsidiary, affiliate or other closely related person of a Related Party or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the PIPE Investment, Integrated Core Strategies (US) LLC, the holder of more than 5% of AONE’s outstanding ordinary shares, and certain of its affiliates are expected to be issued an aggregate of 1,000,000 shares of Markforged Holding Common Stock.
Accordingly, the aggregate number of shares of Markforged Holding Common Stock that AONE will issue to a Related Party in the PIPE Investment may exceed 1% of the shares of Markforged Holding

Common Stock outstanding before such issuance, and for this reason, AONE is seeking the approval of AONE shareholders for the issuance of shares of Markforged Holding Common Stock in connection with the PIPE Investment.
In the event that this proposal is not approved by AONE shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by AONE shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Markforged Holding Common Stock pursuant to the Merger Agreement or the PIPE Investment, such shares of Markforged Holding Common Stock will not be issued.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Markforged Holding Common Stock pursuant to the Merger Agreement and the PIPE Investment be approved in all respects.”
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE PLAN PROPOSAL
The following is a summary description of the Markforged Holding Corporation 2021 Stock Option and Incentive Plan (the “2021 Incentive Plan”), as proposed to be adopted by AONE in connection with the Business Combination. This summary is not a complete statement of the 2021 Incentive Plan and is qualified in its entirety by reference to the complete text of the 2021 Incentive Plan, a copy of which is attached hereto as Annex G to this proxy statement/prospectus. AONE stockholders should refer to the 2021 Incentive Plan for more complete and detailed information about the terms and conditions of the 2021 Incentive Plan.
The purpose of the 2021 Incentive Plan is to provide a means whereby Markforged Holding Corporation can align the long-term financial interests of its employees, consultants, and directors with the financial interests of its stockholders. In addition, the AONE board of directors believes that the ability to grant options and other equity-based awards will help Markforged Holding Corporation to attract, retain and motivate employees, consultants, and directors and encourages them to devote their best efforts to Markforged Holding Corporation’s business and financial success.
Approval of the 2021 Incentive Plan by AONE shareholders is required, among other things, in order to: (i) comply with NYSE rules requiring stockholder approval of equity compensation plans and (ii) allow the grant of incentive stock options to participants in the 2021 Incentive Plan.
If this 2021 Incentive Plan Proposal is approved by AONE shareholders, the 2021 Incentive Plan will become effective as of the Closing Date. Approval of the 2021 Incentive Plan by AONE shareholders will allow Markforged Holding Corporation to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by its board of directors or Compensation Committee following the closing of the Business Combination. The 2021 Incentive Plan will also allow Markforged Holding Corporation to utilize a broad array of equity incentives and performance-based cash incentives in order to secure and retain the services of its employees, directors and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of its stockholders following the closing of the Business Combination.
Markforged Holding Corporation’s employee equity compensation program, as implemented under the 2021 Incentive Plan, will allow Markforged Holding Corporation to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. Approval of the 2021 Incentive Plan will provide Markforged Holding Corporation with the flexibility it needs to use equity compensation and other incentive awards to attract, retain and motivate talented employees, directors and consultants who are important to Markforged Holding Corporation’s long-term growth and success.
Summary of Material Features of the 2021 Incentive Plan
The material features of the 2021 Incentive Plan include:
•
Initially, the maximum number of shares of common stock that may be issued under the 2021 Incentive Plan is 42,500,000 shares;

•
the award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•
the administrator is authorized to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of such awards through cancellation and re-grants;

•
the value of all awards awarded under the 2021 Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000 or $1,500,000 for the year in which a non-employee director is first appointed or elected to Markforged Holding Corporation’s Board;

•
any material amendment to the 2021 Incentive Plan is subject to approval by our stockholders; and

•
the term of the 2021 Incentive Plan will expire on the tenth anniversary of the Closing Date.

Information Regarding Equity Incentive Program
It is critical to Markforged Holding Corporation’s long-term success that the interests of its employees, directors and consultants are tied to its success as “owners” of the business. Approval of the 2021 Incentive Plan will allow Markforged Holding Corporation to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and directors, retain existing employees and directors and to provide incentives for such persons to exert maximum efforts for Markforged Holding Corporation’s success and ultimately increase stockholder value. The 2021 Incentive Plan allows Markforged Holding Corporation to utilize a broad array of equity incentives with flexibility in designing equity incentives, including stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards and dividend equivalent rights to offer competitive equity compensation packages in order to retain and motivate the talent necessary for Markforged Holding Corporation.
If AONE’s request to approve the 2021 Incentive Plan is approved by AONE’s stockholders, Markforged Holding Corporation will initially have 42,500,000 shares, subject to adjustment for specified changes in Markforged Holding Corporation’s capitalization, available for grant under the 2021 Incentive Plan as of the effective time of the closing of the Business Combination. We believe that this initial pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants. The number of shares of our common stock reserved under the 2021 Incentive Plan will be subject to automatic annual increases as described below.
Description of the 2021 Incentive Plan
The 2021 Incentive Plan was adopted by the AONE board of directors on            , 2021 and will become effective, subject to stockholder approval, on the Closing Date. The 2021 Incentive Plan allows us to make equity-based incentive awards to our officers, employees, directors and consultants. The AONE board of directors anticipates that providing such persons with a direct stake in Markforged Holding Corporation will assure a closer alignment of the interests of such individuals with those of Markforged Holding Corporation and its stockholders, thereby stimulating their efforts on Markforged Holding Corporation’s behalf and strengthening their desire to remain with Markforged Holding Corporation.
We have initially reserved 42,500,000 shares of our common stock for the issuance of awards under the 2021 Incentive Plan (“the Share Reserve”). The 2021 Incentive Plan provides that the Share Reserve will automatically increase on January 1, 2022 and each January 1 thereafter, by five (5)% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee (the “Annual Increase”). Share limits under the 2021 Incentive Plan are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. We reserved an additional 1,400,000 shares to be used solely for the purpose of granting Markforged Earnout Shares to holders of Markforged Awards in accordance with the Merger Agreement (the “Earnout Reserve”). The Earnout Reserve will not reduce the Share Reserve and any awards issued from the Earnout Reserve that are forfeited, cancelled, held back upon settlement of an award to satisfy any tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by settlement) will be added back to the shares available for issuance under the Earnout Reserve.
The shares we issue under our 2021 Incentive Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise) under our 2021 Incentive Plan will be added back to the Share Reserve. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the 2021 Incentive Plan shall not exceed 42,500,000 shares of common stock. Based solely upon the closing price of $10.14 per public share on the NYSE on June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the maximum aggregate market value of common stock that could potentially be issued under the 2021 Incentive Plan as of the Closing is $430,950,000.
The grant date fair value of all awards made under our 2021 Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $750,000; provided, however, that such amount shall be $1,500,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the board.
The 2021 Incentive Plan will be administered by Markforged Holding Corporation’s Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Incentive Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.
Persons eligible to participate in our 2021 Incentive Plan will be those full or part-time officers, employees, non-employee directors, and consultants of Markforged Holding Corporation as selected from time to time by the Compensation Committee in its discretion. As of the date of this proxy statement/prospectus, following the Closing, approximately 346 individuals will be eligible to participate in the 2021 Incentive Plan, which includes approximately five officers, 311 employees who are not officers, six non-employee directors, and 30 consultants.
The 2021 Incentive Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Incentive Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Markforged Holding Corporation and its subsidiaries. Non-qualified options may be granted to any persons eligible for awards under the 2021 Incentive Plan. The exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.
The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each stock appreciation right may be exercised.
The Compensation Committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The Compensation Committee may also grant shares of common stock that are free from any restrictions under our 2021 Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.
The Compensation Committee may grant cash bonuses under the 2021 Incentive Plan to participants, subject to the achievement of certain performance goals.
The 2021 Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under our 2021 Incentive Plan. To the extent that awards granted under the 2021 Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event to the extent earned as determined in the Compensation Committee’s discretion or to the extent specified in the relevant award certificate. In the event of such termination, Markforged Holding Corporation may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the excess of the per share cash consideration in the sale event over the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). Markforged Holding Corporation shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such award.
Markforged Holding Corporation’s Board may amend or discontinue the 2021 Incentive Plan and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Incentive Plan require the approval of Company stockholders.
No awards may be granted under the 2021 Incentive Plan after the date that is ten years from the effective date of the 2021 Incentive Plan.
Form S-8
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock issuable under the 2021 Incentive Plan.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2021 Incentive Plan, which, subject to approval by AONE stockholders, will not become effective until the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2021 Incentive Plan. The 2021 Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Incentive Stock Options.   No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) Markforged Holding Corporation will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) Markforged Holding Corporation will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options.   No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards.   Markforged Holding Corporation generally will be entitled to a tax deduction in connection with other awards under the 2021 Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.
Parachute Payments.   The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to Markforged Holding Corporation, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Plan Benefits
No awards have been previously granted under the 2021 Incentive Plan and no awards have been granted under the 2021 Incentive Plan subject to stockholder approval of the 2021 Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2021 Incentive Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Equity Compensation Plan Information
As of December 31, 2020, AONE did not maintain any equity compensation plans.

Vote Required for Approval
The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution that the Markforged Holding Corporation 2021 Stock Option and Incentive Plan in the form attached as Annex G be approved and adopted in all respects with effect from the closing of the Business Combination and transactions contemplated by the Merger Agreement.”
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL
On            , 2021, AONE’s Board adopted, subject to the approval by its shareholders, the Markforged Holding Corporation 2021 Employee Stock Purchase Plan (the “2021 ESPP”). We believe that the adoption of the 2021 ESPP will benefit the combined entity by providing employees with an opportunity to acquire shares of Markforged Holding Common Stock and will enable the combined entity to attract, retain and motivate valued employees.
Based solely upon the closing price of $10.14 per public share on the NYSE on June 1, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the maximum aggregate market value of the 4,700,000 shares of common stock that could potentially be issued under the 2021 ESPP is $47,658,000.
Summary of the Material Provisions of the 2021 ESPP
The following description of certain provisions of the 2021 ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2021 ESPP, a copy of which is attached hereto as Annex H to the proxy statement/prospectus.
The 2021 ESPP includes two components: a 423 Component and a Non-423 Component. It is intended that the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the 2021 ESPP or determined by the Compensation Committee, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Shares Subject to the Plan.   An aggregate of 4,700,000 shares of common stock will be initially reserved and available for issuance under the 2021 ESPP. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2021 ESPP will be appropriately adjusted. Our 2021 ESPP provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2022 and each January 1 thereafter by the least of (i) 1% of the number of shares of common stock outstanding on the immediately preceding December 31, (ii) 4,700,000 shares of common stock, or (iii) such lesser number of shares determined by the administrator of the 2021 ESPP.
Plan Administration.   The 2021 ESPP will be administered by the Compensation Committee, which will have full authority to make, administer and interpret such rules and regulations regarding the 2021 ESPP as it deems advisable.
Eligibility.   Any employee of Markforged Holding Corporation or its designated subsidiaries is eligible to participate in the 2021 ESPP so long as the employee is employed for more than 20 hours a week (or such lesser number as determined by the compensation committee prior to the applicable time) on the first day of the applicable offering period and have completed such period of service prior to the offering period as the Compensation Committee may require (but in no event will the required period of continuous employment be equal to or greater than two years). No person who owns or holds, or as a result of participation in the 2021 ESPP would own or hold, common stock or options to purchase common stock, that together equal 5% or more of total outstanding common stock is entitled to participate in the 2021 ESPP. No employee may exercise an option granted under the 2021 ESPP that permits the employee to purchase common stock of Markforged Holding Corporation having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.
Participation; Payroll Deductions.   Participation in the 2021 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the 2021 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. There are currently approximately 316 employees who will be eligible to participate in the 2021 ESPP. Once an employee becomes a participant in the 2021 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2021 ESPP, becomes ineligible to participate in the 2021 ESPP, or his or her employment ceases.
Offering Periods.   Unless otherwise determined by the Compensation Committee, each offering of common stock under the 2021 ESPP will be for a period of six months, which we refer to as an “offering period.” The first offering period under the 2021 ESPP will begin on such dates as determined by the administrator of the 2021 ESPP. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The Compensation Committee may establish different offering periods or exercise dates under the 2021 ESPP.
Exercise Price.   On the first day of an offering period, employees participating in that offering period will receive an option to purchase shares of common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% the fair market value per share of our common stock on the first day of the offering period or (ii) 85% of the fair market value per share of our common stock on the exercise date. The maximum number of shares of common stock that may be issued to any employee under the 2021 ESPP in any offering period is a number of shares determined by dividing $25,000 by the fair market value of common stock on the first day of the offering period or such other lesser number of shares as determined by the Compensation Committee from time to time.
Subject to certain limitations, the number of shares of common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Terms of Participation.   Except as may be permitted by the Compensation Committee in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form at least 15 business days before the beginning of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the business day following the employee’s delivery of written notice of withdrawal under the 2021 ESPP.
Term; Amendments and Termination.   The 2021 ESPP will continue until terminated by Markforged Holding Corporation’s board of directors. Markforged Holding Corporation’s board of directors may, in its discretion, at any time, terminate or amend the 2021 ESPP. Upon termination of the 2021 ESPP, all amounts in the accounts of participating employees will be refunded.
New Plan Benefits
Since participation in the 2021 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2021 ESPP in the future are not determinable.
Summary of Federal Income Tax Consequences
The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the 2021 ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the 2021 ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.
423 Component of the 2021 ESPP:
A participant in the 423 Component of the 2021 ESPP recognizes no taxable income either as a result of participation in the 2021 ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the 2021 ESPP.
If a participant disposes of shares purchased upon exercise of an option granted under the 2021 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the 2021 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) 15% of the fair market value of the common stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.
Non-423 Component of the 2021 ESPP:
A participant in the Non-423 Component of the 2021 ESPP will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by Markforged Holding Corporation or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the exercise date, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
Upon an employee’s purchase of shares under the Non-423 Component, Markforged Holding Corporation or its designated subsidiaries will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant. There are no U.S. federal income tax consequences to Markforged Holding Corporation or its designated subsidiaries by reason of the grant of rights under the Non-423 Component of the 2021 ESPP.
Vote Required for Approval
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution that the Markforged Holding Corporation Employee Stock Purchase Plan in the form attached as Annex H be approved and adopted in all respects with effect from the closing of the Business Combination and transactions contemplated by the Merger Agreement.”
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 ESPP PROPOSAL.

The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows AONE’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Markforged and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, AONE’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the AONE Board of Directors
THE AONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of AONE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AONE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AONE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of AONE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material U.S. federal income tax considerations to (i) holders of AONE Class A ordinary shares and AONE public warrants as a consequence of the Domestication, (ii) holders of AONE Class A ordinary shares that elect to have their ordinary shares redeemed for cash if the Business Combination is completed and (iii) ownership and disposition of Markforged Holding Common Stock and Markforged Holding Warrants after the Domestication. This discussion applies only to AONE Class A ordinary shares, AONE public warrants, Markforged Holding Common Stock, and Markforged Holding Warrants that are held as a capital asset for U.S. federal income tax purposes (generally, property held for investment).
This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, the tax consequences to accrual-method taxpayers who are required under Section 451(b) of the Code to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:
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our sponsor, officers, directors or other holders of our Class B common stock or private placement warrants;

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banks and other financial institutions or financial services entities;

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broker-dealers;

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mutual funds;

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retirement plans, individual retirement accounts or other tax-deferred accounts;

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taxpayers that are subject to the mark-to-market tax accounting rules;

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tax-exempt entities;

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S-corporations, partnerships or other flow-through entities and investors therein;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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passive foreign investment companies;

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controlled foreign corporations;

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qualified foreign pension funds;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own 5% or more of our shares by vote or value;

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persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

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persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;

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persons subject to the alternative minimum tax;

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persons that purchase stock in Markforged Holding Corporation as part of the PIPE Investment;

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persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

This discussion also does not consider the tax treatment of entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our securities through such entities or arrangements. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our securities, we urge you to consult your tax advisor.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS
As used herein, the term “U.S. Holder” means a beneficial owner of our units, AONE Class A ordinary shares, AONE public warrants, Markforged Holding Common Stock, or Markforged Holding Warrants that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under Treasury Regulations to be treated as a United States person.
Effects of the Domestication to U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, AONE will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.
Although AONE intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code, it is uncertain that the Domestication will qualify as a reorganization, due to the absence of direct authority on the statutory conversion of a corporation holding only investment-type assets such as AONE. Further, AONE has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of AONE Class A ordinary shares or AONE public warrants is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such U.S. Holder.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of AONE Class A ordinary shares or AONE public warrants generally should not recognize gain or loss for U.S. federal income on the Domestication, except as provided below under the caption headings “U.S. Holders — Effects of Section 367(b) to U.S. Holders” and “U.S. Holders — PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if AONE (i) transferred all of its assets and liabilities to Markforged Holding Corporation in exchange for all of the Markforged Holding Common Stock and Markforged Holding Warrants; and then (ii) distributed the Markforged Holding Common Stock and Markforged Holding Warrants to the holders of the AONE Class A ordinary shares and AONE public warrants in liquidation of AONE. The taxable year of AONE should be deemed to end on the date of the Domestication.
Further, if the Domestication qualifies as an F Reorganization: (i) a U.S. Holder’s tax basis in a share of Markforged Holding Common Stock or a Markforged Holding Warrant received in the Domestication should generally be the same as its tax basis in the AONE Class A ordinary shares or AONE public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code or under the PFIC rules (as discussed below) and (ii) the holding period for a share of Markforged Holding Common Stock or a Markforged Holding Warrant should generally include such U.S. Holder’s holding period for the AONE Class A ordinary shares or AONE public warrants surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to an AONE Class A ordinary share or AONE public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding Markforged Holding Common Stock or Markforged Holding Warrant received in the

Domestication and the U.S. Holder’s adjusted tax basis in its AONE Class A ordinary share or AONE public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of Markforged Holding Common Stock or Markforged Holding Warrant would be equal to the fair market value of that share of Markforged Holding Common Stock or Markforged Holding Warrant on the date of the Domestication, and such U.S. Holder’s holding period for the share of Markforged Holding Common Stock or Markforged Holding Warrant would begin on the day following the date of the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to the Markforged Holding Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Markforged Holding Common Stock are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Effects of Section 367(b) to U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.
U.S. Holders That Hold 10 Percent or More of AONE
A U.S. Holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all of AONE’s classes of stock entitled to vote or 10% or more of the total value of all of AONE’s classes of stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the AONE Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of AONE public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s “all earnings and profits amount” with respect to its AONE Class A ordinary shares is the net positive earnings and profits of AONE (as determined under Treasury Regulations under Section 367 of the Code) attributable to such AONE Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 of the Code provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
AONE does not expect to have significant cumulative earnings and profits through the date of the Domestication. If AONE’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its AONE Class A ordinary shares. If AONE’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a dividend deemed paid by AONE under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances. The determination of AONE’s earnings and profits is complex and may be impacted by numerous factors.
U.S. Holders That Own Less Than 10 Percent of AONE
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) AONE Class A ordinary shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.
Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to AONE Class A ordinary shares received in the Domestication in an amount equal to the excess of the fair market value of such AONE Class A ordinary shares over the U.S. Holder’s adjusted tax basis in the AONE Class A ordinary shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its AONE Class A ordinary shares under Section 367(b) of the Code.
There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
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a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

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a complete description of the Domestication;

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a description of any stock, securities or other consideration transferred or received in the Domestication;

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a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

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a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from AONE establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s AONE Class A ordinary shares and (B) a representation that the U.S. Holder has notified AONE (or Markforged Holding Corporation) that the U.S. Holder is making the election;

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and certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. Holder must send notice of making the election to the Markforged Holding Corporation no later than the date such tax return is filed. In connection with this election, AONE intends to provide each U.S. Holder eligible to make such an election with information regarding AONE’s earnings and profits upon written request. There is no assurance, however, that AONE will timely provide the required information for making this election.
AONE does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that AONE had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its AONE Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
Each U.S. Holder is urged to consult its tax advisor regarding the consequences to it of making the election described herein and the appropriate filing requirements with respect to such election.

U.S. Holders that Own AONE Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) AONE Class A ordinary shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
Tax Consequences for U.S. Holders of AONE Public Warrants
As discussed below, it is likely that a U.S. Holder of AONE public warrants must recognize gain (but not loss) with respect to Markforged Holding Warrants received in the Domestication under the PFIC rules. A U.S. Holder of AONE public warrants should not be subject to U.S. federal income tax under section 367 of the Code with respect to Markforged Holding Warrants received in the Domestication. However, as discussed above, a U.S. Holder’s ownership of AONE public warrants should be taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code.
All U.S. Holders are urged to consult their tax advisors with respect to the effect of Section 367(b) of the Code to their particular circumstances.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367(b) to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to AONE prior to the Domestication, interest income earned by AONE should be considered passive income and cash held by AONE should be considered a passive asset.
Based on the composition of its income and assets, AONE believes that it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2020 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of AONE Class A ordinary shares if (i) AONE was classified as a PFIC at any time during such U.S. Holder’s holding period for such shares and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such shares or in which AONE was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such shares. If finalized in their current form, the proposed Treasury Regulations should require gain recognition to U.S. Holders of AONE public warrants if AONE was classified as a PFIC at any time during such U.S. Holder’s holding period for such warrants, as neither election is generally available with respect to the AONE public warrants. U.S. Holders of AONE Class A ordinary shares or AONE public warrants are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the AONE Class A ordinary shares or AONE public warrants;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if AONE is a PFIC, U.S. Holders of AONE Class A ordinary shares that have not made a timely QEF election or mark-to-market election (both described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis therein. A U.S. Holder that makes a timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to its AONE Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of AONE, whether or not such amounts are actually distributed to such shareholders in any taxable year. A U.S. Holder cannot currently make the aforementioned QEF or mark-to-market elections with respect to such U.S. Holder’s AONE public warrants. Therefore, if AONE is a PFIC, U.S. Holders of AONE public warrants are expected, pursuant to the proposed Treasury Regulations, to be subject to taxation on the Domestication to the extent their warrants have a fair market value in excess of their tax basis therein. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
QEF Elections
The impact of the PFIC rules on a U.S. Holder of shares would depend on whether the U.S. Holder makes a timely and effective election to treat AONE as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of shares during which AONE qualified as a PFIC (a “QEF election”).
A QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. A U.S. Holder might be able to make a QEF election with respect to a previous taxable year if it has filed a protective statement with its U.S. federal income tax return for such taxable year and certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.
Mark-to-Market Elections
Alternatively, if we are a PFIC and AONE Class A ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above in respect of the AONE Class A ordinary shares if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) AONE Class A ordinary shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its AONE Class A ordinary shares at the end of such year over its adjusted tax basis in its AONE Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis of its AONE Class A ordinary shares over the fair market value of its AONE Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s tax basis in its AONE Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its AONE Class A ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.
The mark-to-market election is available only for “marketable stock,” which generally is stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Class A ordinary shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to AONE Class A ordinary shares under their particular circumstances.
If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. We will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations with respect to the U.S. Holder’s U.S. federal income tax returns until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. All U.S. Holders are urged to consult their tax advisors concerning the consequences to them of the PFIC rules, including, without limitation whether a QEF election, a mark-to-market election or any other election is available, the consequences to them of any such election and the impact of any proposed or final PFIC Treasury Regulations.
Effects of Exercising Redemption Rights
In the event that a U.S. Holder’s shares of Markforged Holding Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Extraordinary General

Meeting of AONE — Redemption Rights” or if we purchase shares of Markforged Holding Common Stock in an open market transaction (each referred to herein as a “redemption”), the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale or exchange of shares of Markforged Holding Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of shares of Markforged Holding Common Stock under the tests described below, the U.S. Holder will be treated as described under “Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants,” below. If the redemption does not qualify as a sale or exchange of shares of Markforged Holding Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described below under “Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants.”
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of our shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as described in the following paragraph) relative to all of our shares outstanding both before and after such redemption. The redemption of shares of Markforged Holding Common Stock generally will be treated as a sale or exchange of the shares of Markforged Holding Common Stock (rather than as a corporate distribution) if, within the meaning of Section 302 of the Code, such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only shares of our stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of Markforged Holding Common Stock which could be acquired pursuant to the exercise of Markforged Holding Warrants. In order to meet the “substantially disproportionate” test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of shares of Markforged Holding Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to our initial business combination, shares of Markforged Holding Common Stock may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of our shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of our shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of our stock. The redemption of the shares of Markforged Holding Common Stock will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares of Markforged Holding Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares of Markforged Holding Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Markforged Holding Warrants or possibly in other stock constructively owned by it.

All holders should consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their shares of Markforged Holding Common Stock pursuant to an exercise of redemption rights.
Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on U.S. Holders
Taxation of Distributions.
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of Markforged Holding Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from Markforged Holding Corporation’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Markforged Holding Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Markforged Holding Common Stock and will be treated as described under “Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants” below.
Dividends we pay to a corporate U.S. Holder generally will qualify for the dividends received deduction if certain holding period requirements are met. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally be taxed as qualified dividend income at the preferential tax rate for long-term capital gains. It is unclear whether the redemption rights with respect to our Class A ordinary shares described in this proxy statement/prospectus may prevent a U.S. Holder from including its period of ownership of our Class A ordinary shares in such U.S. Holder’s holding period for Markforged Holding Common Stock received in the Domestication. This could prevent such U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not met, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants.
A U.S. Holder generally will recognize capital gain or loss on a sale or other taxable disposition of Markforged Holding Common Stock or Markforged Holding Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Markforged Holding Common Stock or Markforged Holding Warrants exceeds one year. Long-term capital gains recognized by a non-corporate U.S. Holder are currently eligible to be taxed at preferential rates. Short-term capital gains recognized by a non-corporate U.S. Holder would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Markforged Holding Common Stock or Markforged Holding Warrants so disposed of. See “— Effects of the Domestication to U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its Markforged Holding Common Stock and/or Markforged Holding Warrants following the Domestication. See “— Acquisition of Markforged Holding Common Stock Pursuant to Exercise of a Markforged Holding Warrant” below for a discussion regarding a U.S. Holder’s tax basis in Markforged Holding Common Stock acquired pursuant to the exercise of a Markforged Holding Warrant.

Acquisition of Markforged Holding Common Stock Pursuant to Exercise of a Markforged Holding Warrant.
Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of Markforged Holding Common Stock on the exercise of a Markforged Holding Warrant for cash. A U.S. Holder’s initial tax basis in a share of Markforged Holding Common Stock received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s initial investment in the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the share of Markforged Holding Common Stock received upon exercise of the warrant will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of Markforged Holding Common Stock received generally should equal the U.S. Holder’s tax basis in the warrants exercised therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of Markforged Holding Common Stock will be treated as commencing on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of Markforged Holding Common Stock would include the holding period of the warrants exercised therefor.
It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of warrants having an aggregate value (as measured by the excess of the fair market value of the Markforged Holding Common Stock over the exercise price of the warrants) equal to the exercise price for the total number of warrants to be exercised (i.e., the warrants underlying the number of shares of Markforged Holding Common Stock actually received by the U.S. Holder pursuant to the cashless exercise). The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. Such gain or loss would be long-term or short-term, depending on the U.S. Holder’s holding period in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Markforged Holding Common Stock received would equal the sum of the U.S. Holder’s tax basis in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Markforged Holding Common Stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant.
Alternative characterizations are also possible (including as a taxable exchange of all of the warrants surrendered by the U.S. Holder for shares of Markforged Holding Common Stock received upon exercise). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Markforged Holding Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem warrants for cash pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Description of Markforged Holding Corporation Securities — Public Shareholders’ Warrants — Redemptions for warrants for cash when the price per share of Markforged Holding Common Stock equals or exceeds $18.00” or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants.”

If we provide notice that we will redeem warrants for $0.10 as described in the section of this proxy statement/prospectus captioned “Description of Markforged Holding Corporation Securities — Redeemable Warrants — Public Shareholders’ Warrants — Redemption of warrants for shares of Markforged Holding Common Stock when the price per share equals or exceeds $10.00,” and a U.S. Holder exercises its warrant on a cashless basis and receives the amount of shares of Markforged Holding Common Stock as determined by reference to the table set forth therein, we intend to treat such exercise as an exchange of warrants for shares of Markforged Holding Common Stock for U.S. federal income tax purposes. Such exchange should be treated as a recapitalization for U.S. federal income tax purposes. Accordingly, a U.S. Holder should not recognize any gain or loss on the exchange of warrants for shares of Markforged Holding Common Stock. A U.S. Holder’s aggregate tax basis in the shares of Markforged Holding Common Stock received in the redemption generally should equal the U.S. Holder’s aggregate tax basis in the warrants redeemed and the holding period for the shares of Markforged Holding Common Stock received should include the U.S. Holder’s holding period for the surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a redemption of warrants for shares of Markforged Holding Common Stock.
Possible Constructive Distributions to Holders of Markforged Holding Warrants.
The terms of each of the Markforged Holding Warrants provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, holders of warrants may be treated as receiving a constructive distribution from Markforged Holding Corporation if the adjustment increases the Markforged Holding Warrant holders’ proportionate interest in Markforged Holding Corporation’s assets or earnings and profits. For example, without limitation, a taxable constructive distribution would occur if the number of shares of Markforged Holding Common Stock that would be obtained upon exercise of the Markforged Holding Warrants increases as a result of a distribution of cash to the holders of Markforged Holding Common Stock. Constructive distributions that are taxable would be subject to tax in the same manner as cash distributions made to U.S. Holders as described under “Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on U.S. Holders — Taxation of Distributions” above and to Non-U.S. Holders as described below under “Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on Non-U.S. Holders — Taxation of Distributions.”
NON-U.S. HOLDERS
Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on Non-U.S. Holders
This section applies to “Non-U.S. Holders.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our units, AONE Class A ordinary shares, AONE public warrants, Markforged Holding Common Stock, or Markforged Holding Warrants that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.
Effects of the Domestication.
AONE does not expect the Domestication to result in any U.S. federal income tax consequences to Non-U.S. Holders of AONE Class A ordinary shares or AONE public warrants.
Effects of Exercising Redemption Rights.
Because the Domestication will occur immediately prior to the redemption of Non-U.S. Holders that exercise redemption rights with respect to the AONE Class A ordinary shares, the U.S. federal income tax consequences to a Non-U.S. Holder of shares of AONE Class A ordinary shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of the shares of AONE Class A ordinary shares redeemed, as described above under “— U.S. Holders — Effects of Exercising Redemption Rights.” If such a redemption qualifies as a sale of AONE Class A ordinary shares, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants.” If such a redemption does not qualify as a sale of AONE Class A ordinary shares, the Non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “— Taxation of Distributions.” It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s AONE Class A ordinary shares, the withholding agent might treat the redemption as a distribution.
Taxation of Distributions
In general, after the Domestication, any cash distributions (or a constructive distribution) made to a Non-U.S. Holder with respect to Markforged Holding Common Stock (or Markforged Holding Warrants as described above in “— U.S. Holders — Effects of Ownership of Markforged Holding Common Stock or Markforged Holding Warrants on U.S. Holders — Possible Constructive Distributions to Holders of Markforged Holding Warrants”), to the extent paid out of Markforged Holding Corporation’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Markforged Holding Common Stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of Markforged Holding Common Stock, which will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants.”
Dividends paid by Markforged Holding Corporation to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Markforged Holding Common Stock or Markforged Holding Warrants.
Subject to the discussions of information reporting and backup withholding below, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of the Markforged Holding Common Stock or Markforged Holding Warrants after the Domestication unless:
(i)
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the Non-U.S. Holder is a foreign corporation, such gains may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate); or

(ii)
Markforged Holding Corporation is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the Non-U.S. Holder held Markforged Holding Common Stock, and, in the case where shares of Markforged Holding Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of the Markforged Holding Common Stock at any time within the shorter of the five-year period preceding the disposition and such Non-U.S. Holder’s holding period for the shares of Markforged Holding Common Stock. There can be no assurance that our Markforged Holding Common Stock will be treated as regularly traded on an established securities market for this purpose. These rules may be modified for Non-U.S. Holders of warrants. If we are or have been a United States real property holding corporation and you own Markforged Holding Warrants, you are urged to consult your own tax advisors regarding the application of these rules.

If paragraph (ii) above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of shares of Markforged Holding Common Stock or Markforged Holding Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of Markforged Holding Common Stock or Markforged Holding Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Markforged Holding Corporation will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect Markforged Holding Corporation to be classified as a “United States real property holding corporation” following the Merger. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Markforged Holding Corporation will be a United States real property holding corporation with respect to a Non-U.S. Holder following the Merger or at any future time.
Exercise, Lapse or Redemption of Markforged Holding Warrants.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Markforged Holding Warrant, or the lapse of such a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Acquisition of Markforged Holding Common Stock Pursuant to Exercise of a Markforged Holding Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraph above for a Non-U.S. Holder’s gain on the sale or other disposition of the Markforged Holding Common Stock or Markforged Holding Warrants.
Information Reporting and Backup Withholding.
Dividend payments (including constructive dividends) with respect to Markforged Holding Common Stock and proceeds from the sale, exchange or redemption of shares of Markforged Holding Common Stock or Markforged Holding Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information. All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes.
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of dividends (including constructive dividends) and, subject to the proposed Treasury Regulations discussed below, on proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our units held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Markforged and AONE, to give effect to the Business Combination, Employee Transactions, and related transaction adjustments (together, the “Transactions”) described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.
The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical condensed consolidated balance sheet of AONE and the historical condensed consolidated balance sheet of Markforged as of March 31, 2021 giving effect to the Business Combination on a pro forma basis as if it had been completed as of March 31, 2021. The unaudited condensed combined pro forma consolidated statement of operations for the three months ended March 31, 2021 combines, as applicable, the historical condensed consolidated statement of operations of AONE for the three months ended March 31, 2021, with the historical condensed consolidated statement of operations of Markforged for the three months ended March 31, 2021, giving effect to the Business Combination on a pro forma basis as if it had been completed on January 1, 2020. The unaudited condensed combined pro forma consolidated statement of operations for the year ended December 31, 2020 combines, as applicable, the historical consolidated statement of operations of AONE for the period from inception (June 24, 2020) to December 31, 2020 (As Restated), with the historical consolidated statement of operations of Markforged for the year ended December 31, 2020, giving effect to the Business Combination on a pro forma basis as if it had been completed on January 1, 2020.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes and do not necessarily reflect what Markforged Holding Corporation’s financial condition or results of operations would have been had the Business Combination occurred on the date indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Markforged Holding Corporation. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Markforged,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AONE,” and the following historical financial statements and accompanying notes of AONE and Markforged, which are included elsewhere in this proxy statement/prospectus:
•
AONE’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 and the audited consolidated financial statements for the year ended December 31, 2020 (As Restated); and

•
Markforged’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 and the audited consolidated financial statements for the year ended December 31, 2020.

Description of the Transactions
Immediately prior to the Merger, AONE will domesticate as a Delaware corporation, and will be renamed Markforged Holding Corporation. Pursuant to the Merger Agreement, Merger Sub will merge with and into MarkForged, Inc, with MarkForged, Inc. surviving as a wholly-owned subsidiary of Markforged Holding Corporation. The consideration due to Markforged’s stockholders in the Business Combination will consist entirely of Markforged Holding Common Stock valued at $10.00 per share. Immediately following the closing of the proposed transaction, Markforged Holding Corporation expects to trade on the NYSE under the ticker symbol “MKFG”, pending NYSE approval.

In connection with consummation of the Merger, the AONE public shares and Class B ordinary shares will be automatically converted by operation of law into shares of Markforged Holding Common Stock on a one-for-one basis. Each of the then issued and outstanding redeemable warrants of AONE (the “AONE Warrants”) will convert automatically, on a one-for-one basis, into redeemable warrants to acquire one share of Markforged Holding Common Stock (the “Markforged Holding Warrants”); and each of the then issued and outstanding units of AONE that have not been previously separated into the underlying AONE Class A ordinary shares and underlying AONE warrants upon the request of the holder thereof (the “AONE units”), will be canceled and will entitle the holder thereof to one share of Markforged Holding Common Stock and one-fourth of one Markforged Holding Warrant. The aforementioned warrants will become exercisable at any time commencing on the later of 30 days after the closing and 12 months from the closing of AONE’s initial public offering.
Prior to the effective time of the Merger, approximately $45.0 million of cash on hand at Markforged will be used to fund a repurchase of shares of certain of its stockholders, referred to herein as the Employee Transactions. At the effective time of the Merger, among other things, each outstanding share of Markforged common stock as of immediately prior to the effective time of the Merger (including each share of Markforged preferred stock that will have been converted on a one-for-one basis into shares of Markforged common stock immediately prior to such time) will be converted into Markforged Holding Common Stock based on the Exchange Ratio and each outstanding Markforged Award as of immediately prior to the effective time of the Merger will be converted into Markforged Holding Corporation awards based on the Exchange Ratio.
The “Exchange Ratio” is defined as (i) $1.7 billion minus the aggregate amount paid pursuant to the Employee Transactions (the “Equity Value,” or $1.655 billion), divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Markforged common stock, on a fully diluted and as-converted basis (including shares subject to Markforged Awards and shares available for issuance in respect of Markforged Awards not yet granted under the 2013 Incentive Plan).
In connection with the execution of the Merger Agreement, AONE entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 21,000,000 shares of Markforged Holding Common Stock at $10.00 per share for an aggregate commitment amount of $210 million (the “PIPE Investment”).
In connection with the Closing, and under the terms of the Sponsor Support Agreement, 2,610,000 shares of the 5,220,000 shares of Markforged Holding Common Stock held by the Sponsor after giving effect to the Domestication will become subject to vesting conditions based on the achievement of certain market-based share price thresholds. The shares will be forfeited if the set price thresholds are not reached by the end of the five year period following the Closing. The Sponsor Earnout Shares will immediately vest in the event of a change of control or a liquidation of Markforged Holding Corporation during the five year period following the Closing. As the Earnout Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnout Shares are treated as contingently recallable in the pro forma financial information.
In connection with the closing, the holders of Markforged common stock and Markforged Awards immediately prior to the Effective Time will be entitled to receive, on a pro rata basis, up to 14,666,667 additional shares of Markforged Holding Common Stock or, if the Markforged Awards are unvested, Markforged Earnout Shares will be issued in the form of RSUs in respect of Markforged Holding Common Stock (“Markforged Earnout RSUs”). Markforged Earnout Shares or Markforged Earnout RSUs will be issued upon the achievement of certain market-based share price thresholds within five years post-Closing. The issuance of 14,666,667 Earnout Shares would dilute all Markforged Holding Common Stock outstanding at that time. Assuming the expected capital structure as of the Closing, the 8,000,000 and 6,666,667 shares issued in connection with each Earnout Triggering Event would represent approximately 4.2% and 3.5% of shares outstanding for the no redemption scenario and 4.6% and 3.9% of shares outstanding for the maximum redemption scenario, respectively. Upon a change of control or a liquidation of Markforged Holding Corporation during the five year period following the Closing, all previously unearned Markforged Earnout Shares will be issued. Markforged stockholders will not receive any Markforged Earnout Shares not earned within five years of the date that the Business Combination is consummated.

Pursuant to Proposal No. 9 — The Incentive Plan Proposal — of this proxy statement/prospectus, Markforged Holding Corporation will adopt the 2021 Incentive Plan. The terms of the plan will allow for an increase to the amount of awards that may be issued by the Markforged Holding Corporation under the plan. Outstanding awards of MarkForged, Inc. under the 2013 Incentive Plan will be converted into awards governed by the 2021 Incentive Plan under the same vesting provisions, subject only to equitable adjustment based on the Exchange Ratio.
Expected Accounting Treatment for the Merger
The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Markforged has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. Under this method of accounting, AONE will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of MarkForged, Inc. will become the historical financial statements of Markforged Holding Corporation and AONE’s assets, liabilities and results of operations will be consolidated with Markforged beginning on the acquisition date. For accounting purposes, the financial statements of Markforged Holding Corporation will represent a continuation of the financial statements of Markforged with the Transaction being treated as the equivalent of Markforged issuing stock for the net assets of AONE, accompanied by a recapitalization. The net assets of AONE will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of Markforged in future reports of Markforged Holding Corporation.
MarkForged, Inc. has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Markforged has the largest portion of the voting rights in the combined entity.

•
Markforged appoints the majority of the directors.

•
Markforged’s existing senior management team comprises the senior management of the combined company.
•
Markforged will comprise the ongoing operations of the combined company.

•
The post-combination company will assume Markforged’s name.

•
Markforged is the larger entity in terms of relative size.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below after giving effect to the Business Combination:
•
Assuming No Redemptions:   This presentation assumes that none of AONE’s shareholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions:   This presentation assumes that AONE’s public shareholders exercise redemption rights with respect to 18,509,610 of their public shares. The maximum redemption scenario is based on the Minimum Cash Condition of $200.0 million to be contributed at Closing of the Business Combination, consisting of Trust Account funds of $215.1 million and PIPE Investment proceeds of $210.0 million, after giving effect to unpaid transaction expenses. This scenario assumes that the full amount of the PIPE Investment is received by the Company, that unpaid transaction expenses do not exceed $40.0 million, and that 18,509,610 public shares are redeemed for an aggregate redemption payment of approximately $185.1 million.

The following table summarizes the pro forma shares of Markforged Holding Common Stock outstanding under each redemption scenario as it relates to the pro forma balance sheet, excluding the potential dilutive effect of Markforged Earnout Shares, AONE warrants, and Markforged Awards on an as-converted basis:
	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
AONE Class A shareholders	21,500,000	11.2%	2,990,390	1.7%
Markforged existing shareholders(1)(2)(3)	143,447,601	75.0%	143,447,601	83.0%
PIPE investors	21,000,000	11.0%	21,000,000	12.2%
AONE Class B shareholders(4)	5,375,000	2.8%	5,375,000	3.1%
Closing shares	191,322,601	100.0%	172,812,991	100.0%

(1)
Amount excludes 17,551,986 shares, on an as-converted basis, that may be issued upon the exercise of outstanding options as well as 1,267,170 outstanding RSUs subject to vesting

(2)
Amount excludes 3,233,066 options authorized and not issued

(3)
Amount excludes 14,666,667 Markforged Earnout shares contingently issuable based upon achieving certain share price thresholds that have not yet been achieved

(4)
Amount includes 2,610,000 Sponsor Earnout shares subject to forfeiture

The two redemption scenarios assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for 8,525,000 outstanding AONE warrants issued in connection with its IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated shares reserved for the potential future issuance of Markforged Holding Common Stock upon the exercise of the Markforged Holding Corporation Options or settlement of Markforged Holding Corporation RSUs to be issued to holders of Markforged Options and Markforged RSUs upon the consummation of the Business Combination, as such events have not yet occurred.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
Assuming No Redemptions
As of March 31, 2021
(in thousands)
	As of March 31, 2021		Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical)	Markforged (Historical)
Assets
Current assets
Cash and cash equivalents	478	45,014	215,096	(A)	385,588
			210,000	(B)
			(45,000)	(D)
			(40,000)	(E)
Accounts receivable, net	—	17,867	—		17,867
Inventory	—	6,096	—		6,096
Prepaid expenses	319	1,895	—		2,214
Other current assets	—	998	—		998
Total current assets	797	71,870	340,096		412,763
Property and equipment, net	—	4,226	—		4,226
Deferred transaction costs	—	2,980	(2,980)	(E)	—
Investments held in Trust Account	215,096	—	(215,096)	(A)	—
Other assets	—	567	—		567
Total Assets	215,893	79,643	122,020		417,556
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	16	7,181	(3,702)	(E)	3,495
Accrued expenses	1,812	7,650	(997)	(E)	8,465
Deferred revenue	—	5,060	—		5,060
Other current liabilities	—	357	—		357
Total current liabilities	1,828	20,248	(4,699)		17,377
Long term deferred revenue	—	2,775	—		2,775
Deferred rent	—	1,409	—		1,409
Deferred underwriting commissions	7,525	—	(7,525)	(E)	—
Earnout liabilities	—	—	165,167	(F)	165,167
Other liabilities	—	1,555	—		1,555
Derivative warrant liabilities	22,676	—	(14,298)	(M)	8,378
Total liabilities	32,029	25,987	138,645		196,661
Commitments and Contingencies
Class A ordinary shares subject to possible redemption $10.00 per share	178,864	—	(178,864)	(H)	—
Convertible preferred stock	—	137,597	(137,597)	(G)	—

	As of March 31, 2021		Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical)	Markforged (Historical)
Stockholders’ deficit
Common stock, $0.00001 par value; 183,300,000 shares authorized at March 31, 2021; 42,241,237 shares issued and outstanding at March 31, 2021	—	—	—		—
Class A ordinary shares	—	—	—		—
Class B ordinary shares	1	—	(1)	(K)	—
Markforged Holding Common Stock			21	(B)	54
			14	(G)
			18	(H)
			—	(J)
			1	(K)
Additional paid-in-capital	14,489	7,092	209,979	(B)	316,979
			(45,000)	(D)
			(29,710)	(E)
			(165,167)	(F)
			137,583	(G)
			178,846	(H)
			(9,490)	(I)
			(1,450)	(J)
			5,509	(L)
			14,298	(M)
Treasury stock	—	(1,450)	1,450	(J)	—
Accumulated deficit	(9,490)	(89,583)	(1,046)	(E)	(96,138)
			9,490	(I)
			(5,509)	(L)
Total stockholders’ deficit	5,000	(83,941)	299,836		220,895
Total liabilities, convertible preferred stock and stockholders’ deficit	215,893	79,643	122,020		417,556

Unaudited Pro Forma Condensed Combined Balance Sheet
Assuming Maximum Redemptions
As of March 31, 2021
(in thousands)
	As of March 31, 2021		Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical)	Markforged (Historical)
Assets
Current assets
Cash and cash equivalents	478	45,014	215,096	(A)	205,119
			210,000	(B)
			(185,096)	(C)
			(45,000)	(D)
			(35,373)	(E)
Accounts receivable, net	—	17,867	—		17,867
Inventory	—	6,096	—		6,096
Prepaid expenses	319	1,895	—		2,214
Other current assets	—	998	—		998
Total current assets	797	71,870	159,627		232,294
Property and equipment, net	—	4,226	—		4,226
Deferred transaction costs	—	2,980	(2,980)	(E)	—
Investments held in Trust Account	215,096	—	(215,096)	(A)	—
Other assets	—	567	—		567
Total Assets	215,893	79,643	(58,449)		237,087
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	16	7,181	(3,702)	(E)	3,495
Accrued expenses	1,812	7,650	(997)	(E)	8,465
Deferred revenue	—	5,060	—		5,060
Other current liabilities	—	357	—		357
Total current liabilities	1,828	20,248	(4,699)		17,377
Long term deferred revenue	—	2,775	—		2,775
Deferred rent	—	1,409	—		1,409
Deferred underwriting commissions	7,525	—	(7,525)	(E)	—
Earnout liabilities	—	—	165,167	(F)	165,167
Other liabilities	—	1,555	—		1,555
Derivative warrant liabilities	22,676	—	(14,298)	(M)	8,378
Total liabilities	32,029	25,987	138,645		196,661
Commitments and Contingencies
Class A shares subject to possible redemption $10.00 per share	178,864	—	(178,864)	(C)	—
Convertible preferred stock	—	137,597	(137,597)	(G)	—

	As of March 31, 2021		Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical)	Markforged (Historical)
Stockholders’ deficit
Common stock, $0.00001 par value; 183,300,000 shares authorized at March 31, 2021; 42,241,237 shares issued and outstanding at March 31, 2021	—	—	—		—
Class A ordinary shares	—	—	—	(C)	—
Class B ordinary shares	1	—	(1)	(K)	—
Markforged Holding Common Stock			21	(B)	36
			—	(C)
			14	(G)
			—	(J)
			1	(K)
Additional paid-in-capital	14,489	7,092	209,979	(B)	136,528
			(6,232)	(C)
			(45,000)	(D)
			(25,083)	(E)
			(165,167)	(F)
			137,583	(G)
			(9,490)	(I)
			(1,450)	(J)
			5,509	(L)
			14,298	(M)
Treasury stock	—	(1,450)	1,450	(J)	—
Accumulated deficit	(9,490)	(89,583)	(1,046)	(E)	(96,138)
			9,490	(I)
			(5,509)	(L)
Total stockholders’ deficit	5,000	(83,941)	119,367		40,426
Total liabilities, convertible preferred stock and stockholders’ deficit	215,893	79,643	(58,449)		237,087

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming No Redemptions
For the three months ended March 31, 2021
(in thousands, except share and per share data)
	For the three months ended March 31, 2021	For the three months ended March 31, 2021	Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical)	Markforged (Historical)
Revenue	—	20,120	—		20,120
Cost of revenue	—	7,939	51	AA	7,990
Gross profit	—	12,181	(51)		12,130
Operating expense
Sales and marketing	—	7,057	162	AA	7,219
Research and development	—	5,259	634	AA	5,893
Administrative expenses – related party	30	—	—		30
General and administrative expenses	2,094	8,863	1,440	AA	12,397
Total operating expenses	2,124	21,179	2,236		25,539
Loss from operations	(2,124)	(8,998)	(2,287)		(13,409)
Change in fair value of derivative warrant liabilities	(4,774)	—	3,010	CC	(1,764)
Net gain from investments held in Trust Account	20	—	(20)	DD	—
Other income (expense)	—	(1,023)	—		(1,023)
Interest expense	—	(4)	—		(4)
Interest income	—	2	—		2
Loss before income taxes	(6,878)	(10,023)	703		(16,198)
Income tax expense	—	(4)	—		(4)
Net loss and comprehensive loss	(6,878)	(10,019)	703		(16,194)
Net loss and comprehensive loss attributable to common shareholders	(6,878)	(10,019)	703		(16,194)
Weighted average Markforged Holding Common Stock shares outstanding – basic and diluted	—	—	188,712,601		188,712,601
Net income (loss) per Markforged Holding Common Stock share	—	—	—		$(0.09)
Weighted average class A ordinary shares outstanding – basic and diluted	21,500,000	—	(21,500,000)		—
Net income (loss) per class A ordinary share – basic and diluted	$0.00	—	—		—
Weighted average class B ordinary shares outstanding – basic and diluted	5,375,000	—	(5,375,000)		—
Net loss per class B ordinary share – basic and diluted	$(1.28)	—	—		—
Weighted average shares outstanding of Markforged common stock – basic and diluted	—	41,418,669	(41,418,669)		—
Net loss per Markforged common stock – basic and diluted	—	$(0.24)	—		—

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming Maximum Redemptions
For the three months ended March 31, 2021
(in thousands, except share and per share data)
	For the three months ended March 31, 2021	For the three months ended March 31, 2021	Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical)	Markforged (Historical)
Revenue	—	20,120	—		20,120
Cost of revenue	—	7,939	51	AA	7,990
Gross profit	—	12,181	(51)		12,130
Operating expense
Sales and marketing	—	7,057	162	AA	7,219
Research and development	—	5,259	634	AA	5,893
Administrative expenses – related party	30	—	—		30
General and administrative expenses	2,094	8,863	1,440	AA	12,397
Total operating expenses	2,124	21,179	2,236		25,539
Loss from operations	(2,124)	(8,998)	(2,287)		(13,409)
Change in fair value of derivative warrant liabilities	(4,774)	—	3,010	CC	(1,764)
Net gain from investments held in Trust Account	20	—	(20)	DD	—
Other income (expense)	—	(1,023)	—		(1,023)
Interest expense	—	(4)	—		(4)
Interest income	—	2	—		2
Loss before income taxes	(6,878)	(10,023)	703		(16,198)
Income tax expense	—	(4)	—		(4)
Net loss and comprehensive loss	(6,878)	(10,019)	703		(16,194)
Net loss and comprehensive loss attributable to common shareholders	(6,878)	(10,019)	703		(16,194)
Weighted average Markforged Holding Common Stock shares outstanding – basic and diluted	—	—	170,202,991		170,202,991
Net income (loss) per Markforged Holding Common Stock share	—	—	—		$(0.10)
Weighted average class A ordinary shares outstanding – basic and diluted	21,500,000	—	(21,500,000)		—
Net income (loss) per class A ordinary share – basic and diluted	$0.00	—	—		—
Weighted average class B ordinary shares outstanding – basic and diluted	5,375,000	—	(5,375,000)		—
Net loss per class B ordinary share – basic and diluted	$(1.28)	—	—		—
Weighted average shares outstanding of Markforged common stock – basic and diluted	—	41,418,669	(41,418,669)		—
Net loss per Markforged common stock – basic and diluted	—	$(0.24)	—		—

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming No Redemptions
For the year ended December 31, 2020
(in thousands, except share and per share data)
	For the period from June 24, 2020 to December 31, 2020	For the year ended December 31, 2020	Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical) (As Restated)	Markforged (Historical)
Revenue	—	71,851	—		71,851
Cost of revenue	—	29,921	3,389	AA	33,310
Gross profit	—	41,930	(3,389)		38,541
Operating expense
Sales and marketing	—	22,413	3,327	AA	25,740
Research and development	—	17,176	3,988	AA	21,164
Administrative expenses – related party	40	—	—		40
General and administrative expenses	341	20,080	4,083	AA	26,319
			1,815	BB
Total operating expenses	381	59,669	13,213		73,263
Loss from operations	(381)	(17,739)	(16,602)		(34,722)
Change in fair value of derivative warrant liabilities	(1,705)	—	1,075	CC	(630)
Offering costs associated with derivative warrant liabilities	(602)	—	—		(602)
Net gain from investments held in Trust Account	76	—	(76)	DD	—
Other income (expense)	—	(184)	—		(184)
Interest expense	—	(98)	—		(98)
Interest income	—	147	—		147
Loss before income taxes	(2,612)	(17,874)	(15,603)		(36,089)
Income tax expense	—	111	—		111
Net loss and comprehensive loss	(2,612)	(17,985)	(15,603)		(36,200)
Deemed dividend – repurchase of common stock	—	(826)	—		(826)
Net loss and comprehensive loss attributable to common shareholders	(2,612)	(18,811)	(15,603)		(37,026)
Weighted average Markforged Holding Common Stock shares outstanding – basic and diluted	—	—	188,712,601		188,712,601
Net income (loss) per Markforged Holding Common Stock share	—	—	—		$(0.20)
Weighted average class A ordinary shares outstanding – basic and diluted	21,500,000	—	(21,500,000)		—
Net income (loss) per class A ordinary share – basic and diluted	$0.00	—	—		—

	For the period from June 24, 2020 to December 31, 2020	For the year ended December 31, 2020	Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical) (As Restated)	Markforged (Historical)
Weighted average class B ordinary shares outstanding – basic and diluted	5,265,873	—	(5,265,873)		—
Net loss per class B ordinary share – basic and diluted	$(0.51)	—	—		—
Weighted average shares outstanding of Markforged common stock – basic and diluted	—	40,258,968	(40,258,968)		—
Net loss per Markforged common stock – basic and diluted	—	$(0.47)	—		—

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming Maximum Redemptions
For the year ended December 31, 2020
(in thousands, except share and per share data)
	For the period from June 24, 2020 to December 31, 2020	For the year ended December 31, 2020	Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical) (As Restated)	Markforged (Historical)
Revenue	—	71,851	—		71,851
Cost of revenue	—	29,921	3,389	AA	33,310
Gross profit	—	41,930	(3,389)		38,541
Operating expense
Sales and marketing	—	22,413	3,327	AA	25,740
Research and development	—	17,176	3,988	AA	21,164
Administrative expenses – related party	40	—	—		40
General and administrative expenses	341	20,080	4,083	AA	26,319
			1,815	BB
Total operating expenses	381	59,669	13,213		73,263
Loss from operations	(381)	(17,739)	(16,602)		(34,722)
Change in fair value of derivative warrant liabilities	(1,705)	—	1,075	CC	(630)
Offering costs associated with derivative warrant liabilities	(602)	—	—		(602)
Net gain from investments held in Trust Account	76	—	(76)	DD	—
Other income (expense)	—	(184)	—		(184)
Interest expense	—	(98)	—		(98)
Interest income	—	147	—		147
Loss before income taxes	(2,612)	(17,874)	(15,603)		(36,089)
Income tax expense	—	111	—		111
Net loss and comprehensive loss	(2,612)	(17,985)	(15,603)		(36,200)
Deemed dividend – repurchase of common stock	—	(826)	—		(826)
Net loss and comprehensive loss attributable to common shareholders	(2,612)	(18,811)	(15,603)		(37,026)
Weighted average Markforged Holding Common Stock shares outstanding – basic and diluted	—	—	170,202,991		170,202,991
Net income (loss) per Markforged Holding Common Stock share	—	—	—		$(0.22)
Weighted average class A ordinary shares outstanding – basic and diluted	21,500,000	—	(21,500,000)		—
Net income (loss) per class A ordinary share – basic and diluted	$0.00	—	—		—

	For the period from June 24, 2020 to December 31, 2020	For the year ended December 31, 2020	Transaction Accounting Adjustments	Ref	Pro Forma Condensed Combined
	AONE (Historical) (As Restated)	Markforged (Historical)
Weighted average class B ordinary shares outstanding – basic and diluted	5,265,873	—	(5,265,873)		—
Net loss per class B ordinary share – basic and diluted	$(0.51)	—	—		—
Weighted average shares outstanding of Markforged common stock – basic and diluted	—	40,258,968	(40,258,968)		—
Net loss per Markforged common stock – basic and diluted	—	$(0.47)	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
Under both the no redemptions and the maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, AONE will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Markforged Holding Corporation will represent a continuation of the financial statements of Markforged with the Business Combination treated as the equivalent of Markforged issuing stock for the net assets of AONE, accompanied by a recapitalization. The net assets of AONE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Markforged in future reports of Markforged Holding Corporation.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
AONE’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 and the audited consolidated financial statements for the year ended December 31, 2020 (As Restated); and

•
Markforged’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 and the audited consolidated financial statements for the year ended December 31, 2020; and

•
Other information relating to AONE and Markforged included in this proxy statement/prospectus, including the Merger Agreement and the description of the terms.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. No tax adjustment has been computed for the pro forma combined company, as it expects to remain in a net loss position and maintain a full valuation allowance against its U.S. deferred tax assets.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that AONE believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. AONE believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Markforged Holding Corporation. They should be read in conjunction with the historical financial statements and notes thereto of AONE and Markforged.

Markforged equityholders are eligible to participate in the Markforged Earnout and receive additional shares of Markforged Holding Common Stock as consideration for the Business Combination. The contingent obligations to issue Markforged Earnout Shares in respect of Markforged common stock and release from lock-up Sponsor Earnout Shares, are accounted for as liability classified instruments because the Earnout Triggering Events that determine the number of Sponsor and Markforged Earnout Shares required to be released or issued, as the case may be, include events that are not solely indexed to the fair value of common stock of Markforged. Pro forma adjustments have been made to account for the Markforged Earnout Shares issuable in respect of Markforged common stock and Sponsor Earnout Shares, as if they are liability classified.
Markforged Earnout Shares issuable to employees with vested equity awards and Earnout RSUs issuable to employees with unvested equity awards are considered a separate unit of account from the Markforged Earnout Shares issuable in respect of Markforged common stock and are accounted for as equity classified stock compensation. As the Earnout Shares issuable to employees with vested equity awards are fully vested upon issuance, there is no requisite service period and pro forma adjustments have been made to recognize a one-time stock compensation expense for the grant date fair value. Earnout RSUs are contingent upon an employee completing a service vesting condition, and as such, reflect a transaction in which the Company acquires employee services by offering to issue its shares, the amount of which is based in part on the Company’s share price. Pro forma adjustments have been made to recognize compensation expense ratably over the requisite service period for Earnout RSUs.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Markforged Holding Corporations’ additional paid-in capital and are assumed to be cash settled.
2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 permits entities to present other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). AONE has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the period presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of AONE’s shares outstanding, assuming the Transactions occurred on January 1, 2020.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:
A.
Reflects the liquidation and reclassification of investments held in the Trust Account that becomes available upon consummation of the Business Combination.

B.
Reflects proceeds of $210.0 million from the issuance and sale of 21,000,000 shares of Markforged Holding Common Stock with a par value of $0.0001 per share at $10.00 per share in the PIPE Investment pursuant to the Subscription Agreements. Refer to Tickmark E for the treatment of the associated direct and incremental transaction costs.

C.
Represents the cash disbursement under the maximum redemption scenario to redeem 18,509,610

AONE Class A ordinary shares for $185.1 million allocated to Class A ordinary shares and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share, based on the funds held in the Trust Account as of March 31, 2021.
D.
Represents adjustment for the Employee Transactions, to reflect the share repurchases of 4,725,680 shares by Markforged at per share purchase price of $9.52.

E.
Reflects the settlement of $40.0 million of transaction costs expected to be incurred in connection with the Business Combination under the no redemptions scenario and $35.4 million expected to be incurred under the maximum redemption scenario, which differ due to certain fees being based on net proceeds. The components of the transaction costs under each scenario are as follows:

	Assuming No Redemptions	Assuming Maximum Redemptions
Deferred transaction costs paid expected to reduce additional paid in capital	(2,172)	(2,172)
Deferred transaction costs not yet paid and included in accounts payable expected to reduce additional paid in capital	(808)	(808)
Markforged transaction costs included in accounts payable	3,702	3,702
Markforged transaction costs included in accrued expenses	997	997
AONE Deferred Underwriting Commissions	7,525	7,525
PIPE Fees adjusted against additional paid in capital	8,400	8,400
Advisory, legal, and other fees direct and incremental to the transaction expected to be incurred and the reclassification of deferred transaction costs adjusted against additional paid in capital	21,310	16,683
Advisory, legal, and other fees expected to be incurred and adjusted against accumulated deficit	1,046	1,046
Total Transaction Costs	$40,000	$35,373

F.
Reflects the recognition of a liability at the preliminary estimated fair value of $137.1 million for Earnout Shares and Earnout RSUs and $28.1 million for Sponsor Earnout Shares issued to Markforged existing shareholders and the Sponsor that vest contingent upon the achievement of certain weighted average share price thresholds. The preliminary fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing. Refer to Note 4 for more information.

G.
Reflects the recapitalization of Markforged equity comprised of 113,008,852 Markforged Convertible Preferred Stock into 113,008,852 shares of MarkForged, Inc. common stock at a 1:1 conversion, which are then converted to Markforged Holding Common Stock with a par value of $0.0001 per share, at the Exchange Ratio.

H.
Reflects the conversion of $178.9 million of AONE Class A ordinary shares subject to possible redemption to Markforged Holding Common Stock under the no redemption scenario.

I.
Reflects the reclassification of AONE’s historical accumulated deficit to additional paid in capital as part of the reverse recapitalization.

J.
Represents conversion of 507,722 Markforged shares held in treasury into Markforged Holding Common Stock.

K.
Represents the reclassification of 5,375,000 shares of AONE Class B ordinary shares into Markforged Holding Common Stock, including 2,610,000 Sponsor Earnout Shares subject to vesting conditions.

L.
Reflects the recognition of $5.5 million of stock compensation expense for Markforged Earnout Shares related to employees with fully vested awards. Stock compensation expense for these awards is recognized immediately upon transaction close because there is no future service condition associated with the new grants. Compensation cost is subject to change as additional analyses are performed and such changes could be material once the final valuation as of the grant date of the new awards are determined. The estimate of the preliminary valuation of the Markforged Earnout Shares is described in Note 4.

M.
Reflects the reclassification of AONE’s derivative warrant liability related to the public warrants as the AONE public warrants are expected to qualify for equity classification upon Closing of the Transactions.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:
AA.
To recognize stock compensation expense for one-time compensation costs associated with Markforged Earnout Shares and ongoing compensation costs associated with Earnout RSUs. Expense related to Markforged Earnout Shares totals $5.5 million and is reflected as an adjustment for the year ended December 31, 2020. Markforged Earnout Shares are granted to employees with fully vested awards that have no future service condition. Expense related to Earnout RSUs totals $2.3 million for the three months ended March 31, 2021 and $9.3 million for the year ended December 31, 2020. Earnout RSUs are granted to employees with unvested equity awards as of the transaction close date and recognized over the requisite service period. The actual compensation expense recorded may differ from this estimate and such difference may be material. The estimate of the preliminary valuation of the Markforged Earnout Shares and Earnout RSUs is described in Note 4.

BB.
Reflects the settlement of estimated transaction costs for advisory, legal and other fees expected to be incurred and adjusted against general and administrative expenses.

CC.
To eliminate the loss related to AONE’s change in fair value of derivative warrant liability related to the public warrants as the AONE public warrants are expected to qualify for equity classification upon the Closing of the transaction.

DD.
To eliminate Investments held in Trust Account of $0.02 million for the three months ended March 31, 2021 and $0.08 million for the year ended December 31, 2020. Investments held in Trust Account will be released upon Closing of the Business Combination.

3. Loss per Share
Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and year ended December 31, 2020:

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
(in thousands, except share and per share data)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Pro forma net loss attributable to common stockholders	$(16,194)	$(16,194)	$(37,026)	$(37,026)
Weighted average shares outstanding – basic and diluted	188,712,601	170,202,991	188,712,601	170,202,991
Net loss per share – basic and diluted	$(0.09)	$(0.10)	$(0.20)	$(0.22)
Weighted average share outstanding – basic and diluted
SPAC Public Shareholders	21,500,000	2,990,390	21,500,000	2,990,390
SPAC Sponsor	2,765,000	2,765,000	2,765,000	2,765,000
Markforged	143,447,601	143,447,601	143,447,601	143,447,601
PIPE shareholders	21,000,000	21,000,000	21,000,000	21,000,000
Pro forma weighted average shares outstanding – basic and diluted	188,712,601	170,202,991	188,712,601	170,202,991
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in AONE’s initial public offering, warrants sold in the private placement, outstanding restricted stock, and options are exchanged for common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to stockholders for the period presented because including them would have an antidilutive effect were as follows:
	Three Months Ended March 31, 2021		Year Ended December 31, 2020
	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Outstanding Incentive Plan Awards	17,551,986	17,551,986	17,551,986	17,551,986
Sponsor warrants	3,150,000	3,150,000	3,150,000	3,150,000
Public warrants	5,375,000	5,375,000	5,375,000	5,375,000
Total potentially dilutive common share equivalents	26,076,986	26,076,986	26,076,986	26,076,986
4. Earnout Shares
The Sponsor Earnout Shares and Markforged Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon the achievement of the Earnout Triggering Events. The Markforged Earnout Shares issuable to employees with vested equity awards and Earnout RSUs issuable to employees with unvested equity awards are accounted for as equity classified stock based compensation. The preliminary estimated fair value of the Sponsor Earnout Shares and Markforged Earnout Shares issuable to nonemployees is $28.1 million and $137.1 million, respectively, as of March 31, 2021. The preliminary estimated fair value of the Markforged Earnout Shares issuable to employees with vested equity awards and Earnout RSUs is $5.5 million and $15.7 million, respectively, as of March 31, 2021.
The estimated fair values of the Sponsor Earnout Shares, Markforged Earnout Shares, and Earnout RSUs were determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the five-year Earnout Period. The preliminary estimated fair values of Sponsor Earnout Shares, Markforged Earnout Shares, and Earnout RSUs were determined using the most reliable information available. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
Current stock price: the current stock price was set at the deemed value of $11.59 per share for Markforged Holding Common Stock.

Expected volatility: the volatility rate of 70% was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.
Risk-free interest rate: The risk-free interest rate of 0.92% is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five year term of the Earnout Period.
Expected term: The expected term is the five year term of the Earnout Period.
Expected dividend yield: The expected dividend yield is zero as Markforged has never declared or paid cash dividends and has no current plans to do so during the expected term.
The actual fair values of Sponsor Earnout Shares, Markforged Earnout Shares, and Earnout RSUs are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

INFORMATION ABOUT AONE
Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to AONE prior to the consummation of the Business Combination.
General
AONE is a blank check company incorporated in the Cayman Islands on June 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although AONE is not limited to a particular industry or sector for purposes of consummating a business combination, AONE has focused on businesses in the technology and innovation economy. Based on AONE’s business activities, it is a “shell company” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.
On August 20, 2020, AONE consummated its initial public offering of 21,500,000 of its units, with each unit consisting of one AONE Class A ordinary share and one-fourth of one public warrant, which included the issuance of 1,500,000 units pursuant to the underwriters’ over-allotment option. Simultaneously with the closing of the initial public offering, AONE consummated the private sale of 3,150,000 private placement warrants, at a price of $2.00 per warrant, to the Sponsor, generating gross proceeds of approximately $6.3 million. The private placement warrants are identical to the warrants sold as part of the units in AONE’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will generally not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of AONE’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of AONE’s initial public offering, $215.0 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the sale of the private placement warrants were placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Effecting AONE’s Initial Business Combination
Fair Market Value of Target Business
The rules of the NYSE require that AONE’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). AONE’s board of directors determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
AONE is seeking shareholder approval of the Business Combination at the extraordinary general meeting, in connection with which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, for their pro rata portion of the trust account (including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. AONE will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The AONE Initial Shareholders (which includes the Sponsor and each director of AONE) have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the AONE Initial Shareholders own 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or AONE’s securities, the Sponsor, Markforged stockholders or our or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of AONE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Markforged stockholders or our or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the requirement that the Minimum Cash Condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) Markforged Holding Corporation’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If AONE has not completed the Business Combination with Markforged by August 20, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, AONE will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 21,500,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of AONE’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has entered into a letter agreement with AONE, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their AONE Class B ordinary shares if AONE fails to complete its business combination within the required time period. However, if the Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if AONE fails to complete its business combination within the allotted time period.

The AONE Initial Shareholders (including the Sponsor and AONE’s directors) and AONE’s officers have agreed, pursuant to a written agreement with AONE, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of AONE’s obligation to allow for redemption in connection with AONE’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by August 20, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless AONE provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, AONE may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 following such redemptions.
AONE expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing AONE’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, AONE may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of AONE’s creditors which would have higher priority than the claims of AONE’s public shareholders. AONE cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and AONE — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While AONE intends to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although AONE will seek to have all vendors, service providers, prospective target businesses and other entities with which AONE does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of AONE’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against AONE’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, AONE’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where AONE may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where AONE is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of the public shares, if AONE has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with the initial business combination, AONE will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than AONE’s independent auditors) for services rendered or products sold to us, or a prospective target business with which AONE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under AONE’s indemnity of the underwriters of AONE’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. AONE has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. AONE believes that the Sponsor’s only assets are securities of AONE and, therefore, the Sponsor may not be able to satisfy those obligations. None of AONE’s directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, AONE’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While AONE currently expects that its independent directors would take legal action on AONE’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that AONE’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, AONE cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and AONE — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.
AONE will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than AONE’s independent auditors), prospective target businesses and other entities with which AONE does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under AONE’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If AONE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in AONE’s insolvency estate and subject to the claims of third parties with priority over the claims of AONE’s shareholders. To the extent any insolvency claims deplete the trust account, AONE cannot assure you it will be able to return $10.00 per share to its public shareholders. Additionally, if AONE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by AONE’s shareholders. Furthermore, AONE’s board of directors may be viewed as having breached its fiduciary duty to AONE’s creditors or of having acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. AONE cannot assure you that claims will not be brought against it for these reasons. See “Risk Factors — Risks Related to the Business Combination and AONE — If, after we distribute the proceeds in the trust account to our public shareholders, AONE files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages”.
AONE’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) AONE’s completion of an initial business combination, and then only in connection with those AONE Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of AONE’s obligation to allow redemption in connection with AONE’s initial business combination or to redeem 100% of the public shares if AONE does not complete its initial business combination by August 20, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if AONE has not completed an initial business combination by August 20, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of AONE warrants will not have any right to the proceeds held in the trust account with respect to the AONE warrants.
Facilities
We currently maintain our executive offices at 16 Funston Avenue, Suite A, The Presidio of San Francisco, San Francisco, California 94129. The cost for our use of this space is included in the $10,000 per month fee we pay to our sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.
Employees
We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. We do not intend to have any full time employees prior to the completion of our initial business combination.
Competition
If AONE succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from other businesses in Markforged’s industry. AONE cannot assure you that, subsequent to the Business Combination, Markforged Holding Corporation will have the resources or ability to compete effectively. Information regarding Markforged Holding Corporation’s competition is set forth in the sections entitled “Information about Markforged — Competition.”
Officers and Directors
Our officers and directors are as follows:
Name	Age	Position
Kevin E. Hartz	50	Co-Founder, Chief Executive Officer and Director
Spike Lipkin	32	Co-Founder and Director
Troy B. Steckenrider III	34	Co-Founder, Chief Financial Officer and Director
Pierre Lamond	89	Chairman of the Board
Michelle Gill	48	Director
Lachy Groom	26	Director
Gautam Gupta	40	Director
Trina Spear	36	Director
Kevin E. Hartz serves as our Chief Executive Officer and as a director. He is also a Co-Founder and serves on our board of directors. Mr. Hartz is the co-founder and currently serves as the Chairman of the board of directors and has served on the board of directors of Eventbrite (NYSE: EB), a global self-service ticketing platform, since October 2005. Mr. Hartz is also co-Chief Executive Officer and a director of two (NYSE:TWOA), a blank check company that completed its initial public offering on March 29, 2021. From September 2016 until June 2018, Mr. Hartz served as a partner and entrepreneur in residence at Founders Fund, a venture capital investment fund. From October 2005 to September 2016, Mr. Hartz served as the Chief Executive Officer of Eventbrite. From 2001 to 2015, Mr. Hartz co-founded and held various roles at Xoom Corporation, a publicly-traded payments processing company that was sold to PayPal (NASDAQ:PYPL) in 2015, including serving as its Chief Executive Officer from 2001 to 2005 and director from 2001 to 2015. Mr. Hartz holds a Masters of Studies degree in History from Oxford University and a Bachelor of Arts and Science in History and Applied Earth Science from Stanford University.

Spike Lipkin is a Co-Founder and serves on our board of directors. He is currently Co-Founder and Chief Executive Officer of Newfront Insurance, a technology-enabled insurance brokerage, and has served on the board of directors since 2017. Mr. Lipkin is also a Co-Founder of two (NYSE: TWOA). From 2014 to 2015, Mr. Lipkin was on the early team of Opendoor.com, a real estate platform, and later served as the Head of Finance. From 2011 to 2013, Mr. Lipkin worked at The Blackstone Group. Mr. Lipkin holds a MBA from the Stanford University Graduate School of Business, an MPhil from the University of Cambridge, and a Bachelor of Science from The Wharton School of the University of Pennsylvania and a Bachelor of Arts in Philosophy from the University of Pennsylvania.
Troy B. Steckenrider III serves as our Chief Financial Officer and as a director. He is also a Co-Founder and serves on our board of directors. Mr. Steckenrider is also a Co-Founder and Chief Financial Officer of two (NYSE:TWOA). Mr. Steckenrider was previously the Chief Operating Officer at ZeroDown during 2019. From 2015 to 2019, Mr. Steckenrider served as the Director of Capital Markets at Opendoor.com, a real estate platform. From 2011 to 2013, Mr. Steckenrider worked at Bain Capital Private Equity and from 2008 to 2011, Mr. Steckenrider worked at McKinsey & Company. Mr. Steckenrider holds a MBA from Harvard Business School and a Bachelors in Economics from Dartmouth College. He is a CFA Charterholder.
Pierre Lamond serves as Chairman of our board of directors. Mr. Lamond is also Chairman of the board of directors of two (NYSE:TWOA). Mr. Lamond is an experienced investor, serving as a General Partner at Sequoia Capital from January 1982 to December 2008, where he played a pivotal role in the expansion of the semiconductor, systems and software portfolios. While at Sequoia Capital, he served as chairman of the board of directors of Cypress Semiconductor, Microchip Semiconductor, Vitesse Semiconductor, Open Silicon Inc., Redback Networks, Verisity and Plumtree and served as a member of the board of directors of Mellanox Technologies and Xoom. From March 2009 to December 2014, Mr. Lamond was a General Partner at Khosla Ventures. From October 2015 to present, Mr. Lamond has been a partner at Eclipse Ventures.
Mr. Lamond is also a pioneer of the semiconductor industry. From February 1966 to August 1981, Mr. Lamond co-founded and held various positions at the National Semiconductor Corporation, including Vice President and General Manager, Integrated Circuits and Chief Technology Officer and Vice President, General Manager of Advanced Products. Prior to that, Mr. Lamond oversaw the development of the advanced high-frequency transistor and the first generation of digital integrated circuits at Fairchild Semiconductor from June 1961 to February 1966. Mr. Lamond holds an MSEE and an MS in Physics from the University of Toulouse, France.
Michelle Gill serves on our board of directors. Ms. Gill is currently the EVP and Group Business Unit Leader for Lending and Capital Markets at Social Finance Inc. (SoFi), which she joined in April 2018 initially as SoFi’s Chief Financial Officer. Ms. Gill is also a director of two (NYSE:TWOA). From July 2017 to April 2018, Ms. Gill was a Managing Director in the US Assets Business at Sixth Street Partners. From February 2003 to April 2017, Ms. Gill served in various roles at Goldman Sachs, most recently as a partner, co-heading the Structured Finance business. During her time at Goldman Sachs, Ms. Gill held numerous roles including running the Mortgage Finance business, starting and running a Re-Structuring team during the 2008 Global Financial Crisis, and running Whole Loan trading before ultimately co-heading the Structured Finance business. Prior to Goldman Sachs, Ms. Gill held positions at Lehman Brothers and Cadwalader, Wickersham & Taft. Ms. Gill holds a JD from Cornell Law School and a Bachelor of Arts from the University of California at Los Angeles.
Lachy Groom serves on our board of directors. Mr. Groom is a multi-stage investor out of his own fund, LGFM LLC. Mr. Groom is also currently an investor and the Chairman of Compound Financial since December 2018, and has served on the board of directors of Fast since February 2020. From October 2012 to December 2018, Mr. Groom was an early employee of Stripe where he held various positions, most recently as the Head of Stripe Issuing.
Gautam Gupta serves on our board of directors. Mr. Gupta is also Co-Chief Executive Officer of two (NYSE:TWOA). Mr. Gupta served as the Chief Financial Officer and Chief Business Officer at Opendoor.com (Opendoor) from October 2019 to September 2020, and was Opendoor’s Chief Operating Officer from July 2017 to October 2019. From April 2013 to July 2017, Mr. Gupta held various positions at Uber, most recently as Head of Finance. From July 2007 to April 2013, Mr. Gupta worked at Goldman Sachs, initially as an associate and later as a vice president. Mr. Gupta holds an MBA from the Massachusetts Institute of Technology and a B.A.Sc in Computer Engineering from Nanyang Technological University.
Trina Spear serves on our board of directors. Ms. Spear is currently the Co-Founder and Co-CEO of FIGS since January 2013. From July 2011 to January 2013, Ms. Spear was an associate at The Blackstone Group. From July 2005 to June 2009, Ms. Spear held various positions at Citibank, initially as an Investment Banking Analyst and most recently as a Private Equity Associate. Ms. Spear holds an MBA from Harvard Business School and a Bachelor of Arts in Economics from Tufts University.
Number and Terms of Office of Officers and Directors
Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Pierre Lamond, Michelle Gill and Troy Steckenrider III, will expire at our first general annual meeting. The term of office of the second class of directors, consisting of Trina Spear, Gautam Gupta and Spike Lipkin, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Lachy Groom and Kevin E. Hartz, will expire at our third annual general meeting.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.
AONE’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents as it deems appropriate. The Cayman Constitutional Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, chief financial officer, chief business officer, president, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company which in the opinion of the company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Pierre Lamond, Gautam Gupta, Michelle Gill, Lachy Groom and Trina Spear are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.
Executive Officer and Director Compensation
On August 10, 2020, our sponsor transferred 25,000 founder shares to each of Michelle Gill, Lachy Groom, Gautam Gupta, Trina Spear, and Laura de Petra, and 30,000 founder shares to Pierre Lamond. None of our executive officers or directors have received any cash compensation for services rendered to us.
AONE is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence AONE’s management’s motivation in identifying or selecting a target business and AONE does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to AONE’s knowledge, threatened against us or any members of AONE’s management team in their capacity as such.

Periodic Reporting and Audited Financial Statements
AONE has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, AONE’s annual reports contain financial statements audited and reported on by AONE’s independent registered public accounting firm. AONE has filed with the SEC its Annual Report on Form 10-K, and an amendment thereto on Form 10-K/A, covering the period ended December 31, 2020. AONE has also filed its Quarterly Report on Form 10-Q, for the period from June 24, 2020 (inception) through September 30, 2020 and the period from January 1, 2021 through March 31, 2021.

AONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References to the “Company,” “one” “our,” “us” or “we” refer to one. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
In Amendment No. 1, to the proxy statement/prospectus of one (the “Company”) for the fiscal year ended December 31, 2020, we are restating (i) our audited financial statements as of December 31, 2020, and for the period from June 24, 2020 (inception) to December 31, 2020 and (ii) our unaudited interim financial statements as of September 30, 2020, and for the three months ended and for the period from June 24, 2020 (inception) through September 30, 2020.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on August 20, 2020, our warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, including with our audit committee, and taking into consideration the SEC Staff Statement, we have concluded that our warrants should be presented as liabilities with subsequent fair value remeasurement.
As a result of the foregoing, the Audit Committee of the Company, in consultation with our management, concluded that its previously issued Financial Statements for the periods beginning with the period from June 24, 2020 (inception) through December 31, 2020, and our unaudited interim financial statements, as of, and for the quarterly periods ended September 30, 2020 (collectively, the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for our outstanding warrants to purchase Class A ordinary shares (the “Warrants”) and should no longer be relied upon.
Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreements and the Company’s application of ASC 815-40 to the warrant agreements. We reassessed our accounting for Warrants issued on August 20, 2020, in light of the SEC Staff’s published views. Based on this reassessment, we determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our Statement of Operations each reporting period.
Our accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on our liquidity or cash flows for the Affected Periods.
In connection with the restatement, our management reassessed the effectiveness of our disclosure controls and procedures for the periods affected by the restatement. As a result of that reassessment, we determined that our disclosure controls and procedures for such periods were not effective with respect to the classification of the Company’s warrants as components of equity instead of as derivative liabilities.
We have not amended our previously filed Quarterly Report on Form 10-Q for the period affected by the restatement. The financial information that has been previously filed or otherwise reported for these periods is superseded by the information in this Amendment No. 1, and the financial statements and related financial information contained in such previously filed reports should no longer be relied upon.
The restatement is more fully described in Note 2 of the notes to the financial statements included herein.

Cautionary Note Regarding Forward-Looking Statements
This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We have based these forward- looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions Such statements include, but are not limited to, possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this proxy statement/prospectus. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings.
Overview
We are a blank check company incorporated in the Cayman Islands on June 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
Our registration statements for the Initial Public Offering became effective on August 17, 2020. On August 20, 2020, we consummated the Initial Public Offering of 21,500,000 Units, including the issuance of 1,500,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $215.0 million, and incurring offering costs of approximately $12.4 million, inclusive of approximately $7.5 million in deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering, we consummated the Private Placement of 3,150,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.3 million.
Upon the closing of the Initial Public Offering and the Private Placement in August 2020, $215.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and will be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.
If the we are unable to complete a Business Combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination
As more fully described herein, on February 23, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Caspian Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and MarkForged, Inc., a Delaware corporation (“Markforged”). Also, in connection with Merger Agreement, the Company entered into certain related agreements including Subscription Agreements, Sponsor Support Agreement, Shareholder Support Agreement. For more information, the Company’s announcement and the related agreements have been filed on a Current Report on Form 8-K on February 24, 2021.
We expect to expend substantial time and incur significant costs in connection with the proposed business combination with Markforged. If, for any reason, we are unable to consummate the transaction with Markforged, we will have fewer funds available to us to pursue an initial business combination, and will have less time to complete such transaction before we are required to liquidate our trust account and return such funds to our public shareholders.
Liquidity and Capital Resources
As of December 31, 2021 we had approximately $0.9 million in cash and working capital of approximately $1.1 million. As of March 31, 2021, we had approximately $0.5 million in cash and working capital of approximately $1.0 million.
Our liquidity needs up to March 31, 2021, had been satisfied through the payment of $25,000 from our Sponsor to cover for certain expenses on behalf of us in exchange for the issuance of the Founder Shares, a loan of approximately $163,000 pursuant to the Note (as defined below) issued to our Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the Note to our Sponsor on August 20, 2020. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor may, but is not obligated to, provide us Working Capital Loans. To date, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that it will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable and consummating the Business Combination.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Results of Operations
Our entire activity from June 24, 2020 (inception) through March 31, 2021, was in preparation for an Initial Public Offering. We will not generate any operating revenues until the closing and completion of our Initial Business Combination.
For the period from June 24, 2020 (inception) through December 31, 2020, we had a net loss of approximately $2.4 million which consisted of approximately $341,000 in general and administrative expenses, $40,000 of related party administrative fees, a loss of $1.7 million due to a change in fair value of derivative warrant liabilities, offering costs of approximately $602,000 associated with derivative warrant liabilities, partially offset by approximately $76,000 of income from our investments held in the Trust Account. For the three months ended March 31, 2021, we had net loss of approximately $6.9 million, which consisted of approximately $2.1 million in general and administrative expenses, $30,000 in administrative expenses — related party, approximately $4.8 million in change in fair value of derivative warrant liabilities, offset by approximately $20,000 in net gain from investments held in Trust Account.
As a result of the restatement described in Note 2 of the notes to the audited financial statements included herein, we classify the warrants issued in connection with our Initial Public Offering and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the periods from June 24, 2020 (inception) through September 30, 2020 and from June 24, 2020 (inception) through December 31, 2020, the change in fair value of warrants was an increase of $0 and an increase of $1,705,000, respectively.
Related Party Transactions
Founder Shares
On June 26, 2020, we issued 5,750,000 Class B ordinary shares to our Sponsor (the “Founder Shares”) in exchange for the Sponsor’s payment of offering costs of $25,000. On August 10, 2020, the Sponsor transferred 25,000 Founder Shares to each of Michelle Gill, Lachy Groom, Gautam Gupta, Trina Spear, and Laura de Petra, and 30,000 Founder Shares to Pierre Lamond. The holders of the Founder Shares had agreed to forfeit up to an aggregate of 750,000 Founder Shares, to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 20, 2020, the underwriters exercised their over-allotment option and, an aggregate of 375,000 Founder Shares were forfeited by the Sponsor for no consideration accordingly.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Related Party Loans
On June 26, 2020, our Sponsor agreed to loan us up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. We borrowed approximately $163,000 under the Note, and then fully repaid the Note on August 20, 2020.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Contractual Obligations
Registration Rights
The holders of Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, were entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $7.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies and Estimates
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:
Investments Held in the Trust Account
Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020 and March 31, 2021, respectively,18,574,269 and 17,886,418 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the accompanying balance sheets

Net Income (Loss) Per Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. We have not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 8,525,000 shares of Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti- dilutive under the treasury stock method. As a result, diluted per ordinary share is the same as basic loss per ordinary share for the periods presented.
Our statement of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account, net of applicable income and franchise taxes, by the weighted average number of shares of Class A ordinary shares outstanding since the initial issuance. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.
Derivative Warrant liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period
We issued 5,375,000 warrants to purchase Class A ordinary shares to investors in our Initial Public Offering and issued 3,150,000 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially estimated using a Binomial Lattice in a risk-neutral framework. For each modeled future price, the warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. Finally, the value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs. The fair value of warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants while the fair value of the Private Placement Warrants continue to be estimated using a Binomial Lattice model.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.
Off-Balance Sheet Arrangements
As of December 31, 2020 and March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

INFORMATION ABOUT MARKFORGED
Unless otherwise indicated or the context otherwise requires, references in this section to “Markforged,” “we,” “us,” “our” and other similar terms refer to MarkForged, Inc. and its subsidiaries prior to the Business Combination, which will be the business of Markforged Holding Corporation and its consolidated subsidiaries after giving effect to the Business Combination.
Our Mission
Markforged is reinventing manufacturing today so engineers, designers and manufacturing professionals can build anything they imagine tomorrow.
Company Overview
Our platform, The Digital Forge, is an intuitive additive manufacturing platform powering engineers, designers and manufacturing professionals globally. The Digital Forge combines precise and reliable 3D printers and both metal and composite proprietary materials seamlessly with its cloud-based learning software offering to empower manufacturers to create more resilient and agile supply chains. Founded in 2013 by two MIT-educated engineers, Markforged is a company of over 250 engineers, builders and problem solvers. We are based in greater Boston, Massachusetts, where we have our own in-house manufacturing facility and where we design all of our industrial 3D printers, software and metal and composite proprietary materials.
Designed to scale into the future, our software-enabled platform delivers clear value today to over 10,000 customers (including both direct customers and customers of our value added resellers that have purchased one or more of our products) in approximately 70 countries. We have printed over 10 million parts, meeting customer needs across the entire product development lifecycle, including prototyping, tooling, production and aftermarket spares and replacement parts as well as mid-volume and high-volume production parts. Blue chip customers in leading-edge industries such as aerospace, military and defense, industrial automation, space exploration, healthcare and automotive rely on rely on our platform for mission-critical, end-use parts on-demand and at the point-of-need.
Our portfolio of rugged 3D printers include: (i) desktop printers that produce quality parts in settings where space is limited, (ii) industrial printers that provide powerful, predictable functionality through their software, sensors, materials and print modes and (iii) metal printers that can fabricate strong, complex metal parts in a wide variety of advanced metals. Across all our models, our powerful yet easy-to-use platform and our industrial-grade materials enable engineers to make functional parts for manufacturing environments and other use cases.
Our software platform was developed alongside our first printers and shipped as a fully integrated solution. As we have grown, we have continued to develop and scale our software, providing a single platform to interact with each of our hardware devices and driving consistent reliability for our customers. From simple file storage and versioning to accessible live telemetry, our products are designed to address the unseen minutiae that can inhibit manufacturers’ productivity. In a manufacturing ecosystem inundated with unintuitive user experiences, the simplicity and power of our software drives adoption of our platform with higher customer satisfaction and retention rates.
Today, manufacturers face many limitations from idea generation to finished industrial goods. Part design is inherently limited by traditional subtractive manufacturing methods, such as Computer Numerically Controlled (“CNC”) machining. In addition, in many cases, the existing manufacturing workforce does not have the necessary skills to meet the demands of the next generation of manufacturing, which is embracing digital technologies.
According to a Forbes article published on October 18, 2019 approximately 20% of every dollar spent on manufacturing goods using traditional methods is wasted through excess scrap material, auxiliary byproducts like cutting oils and lubricants or a number of other process-specific factors. We believe this is unsustainable and that manufacturers will readily adopt technology solutions that reduce their cost and time-to-market while also minimizing carbon emissions and more efficiently employing our planet’s scarce resources.

We envision a different future where smart 3D printers distributed in networks that extend directly to the point-of-need can overcome these limitations. We are making this future a reality today. For example, a military customer stations Markforged printers in combat zones to create digital supply chains. A state government customer recently sponsored a pandemic-readiness project that distributed 300 Markforged printers across the state to create a large emergency alert system for manufacturing physical parts on demand. As a further example, a global consumer products company has utilized Markforged printers in more than 30 factories to optimize assembly line production. As we continue to innovate with faster, larger and more precise machines capable of reliably printing more specific materials, we expect to see examples like these scale in both the value they deliver our customers and the impact of additive technology on the broader manufacturing industry.
In 2014, we first commercialized our patented Continuous Fiber Reinforcement (“CFR”), which is a process that uses continuous strands of composite fibers to make parts as strong as and capable of replacing aluminum. In 2018, we released the Metal X system, which is now capable of safely printing 17-4 PH Stainless Steel, Copper, H13 Tool Steel, Inconel 635, and A2 and D2 Tool Steel in a shop or office environment. These products connect to our secure cloud infrastructure and are controlled via web browser, providing a single, simple digital workflow for printing both carbon fiber and metal for organizations that scale from one user to thousands. We have the ability to leverage data from our existing global fleet of printers connected to cloud architecture to enhance our research and development capabilities for the future benefit of our customers. The data generated by our fleet of thousands of connected printers flows into Blacksmith, an AI-powered, closed-loop manufacturing solution, which is currently offered as a software subscription.
For the years 2012 to 2020, according to the Wohlers Report 2021, the additive manufacturing industry grew at a CAGR of 24%, from $2 billion in 2012 to $12 billion in 2020. The Wohlers Report 2021 projects that for the 10 year period of 2020 to 2030, the additive manufacturing industry will grow at a similar CAGR of 25%, reaching $115 billion in 2030. As additive manufacturing technology adoption spreads across the $13 trillion global manufacturing industry, we believe we are well-positioned to take advantage of these trends due to our industry-leading materials, broad portfolio of products, and a cloud architecture that continually learns and will improve our global fleet of industrial printers.
The Markforged team combines cutting-edge technical expertise with industry experience in commercializing new technologies. Our co-founders, Gregory Mark, an aeronautics and astronautics engineer, and David Benhaim, a computer science engineer, both of whom are graduates of MIT, have helped to transform 3D printing by bringing the power of agile software to industrial manufacturing. Shai Terem, our President and Chief Executive Officer, is a veteran of the digital printing technology industry — previously serving as President of the Americas at Kornit, where he led an aggressive and successful restructuring of the region and, prior to that, as Americas VP of Finance & Operations for Stratasys, where he held several operational responsibilities within the company.
Industry Background
Traditional Manufacturing Faces Many Limitations.
Engineers and product developers are constrained by the physical parameters of conventional manufacturing processes. These parameters define the design possibilities that often limit engineers and product developers, adding cost and lead time to manufacturing programs and placing firm boundaries on the performance of parts and products. Additive manufacturing lifts many of these limitations, opening up a new design space that allows engineers to harness and sustain measurable advantages in durability, weight and customizability.
Traditional manufacturing faces significant limitations that impact profitability and market responsiveness. In mature economies, like the United States, manufacturers find it increasingly difficult to hire the skilled technicians required to operate the legacy equipment that powers a majority of manufacturing operations. According to a 2020 report from The Economist, the generation of specialized tool and die makers that are exiting the labor market and the emerging workforce that is replacing these individuals are trained on completely different educational foundations built on information technology and digital aptitude.

We believe this phenomenon will intensify the struggle to find skilled technicians for businesses that fail to adopt modern manufacturing technologies.
Traditional manufacturing equipment and labor conditions require complex networks of supply sources or “nodes”, connected to one or more manufacturing hubs. These manufacturing hubs rely on intricate chains of logistics and distribution to deliver their products to the market and into the hands of end customers. Each supply node, manufacturing site and logistics bridge represents a single point of failure that has the potential to compromise business continuity and customer relationships in the event of disruptions. For example, the COVID-19 pandemic brought on plant shutdowns, shipping port closures, labor strikes and myriad unforeseen changes in operating conditions. Digital manufacturing decouples part production from these complex and highly vulnerable supply chains, empowering individual “Makers” and large, global businesses alike to position fabrication capabilities as close to the point of need as possible.
This flexibility also allows modern manufacturers to adapt to changing demand signals with greater responsiveness. As an example, in the early months of the COVID-19 pandemic, the collective 3D printing community was able to quickly produce early batches of face shields and other personal protective equipment (“PPE”). In contrast, traditional manufacturers stumbled in the face of global supply chain disruptions and significant spikes in demand for key products.
According to a Forbes article published on October 18, 2019, approximately 20% of every dollar in manufacturing is wasted. Additionally, the complex web of logistics and transportation required to convert raw material into goods in end customers’ hands add many wasteful steps. These factors increase costs to manufacturing programs and incur substantial carbon footprints. As modern businesses seek opportunities to reduce their ecological impacts, both due to proactive and conscientious attitudes as well as government regulations and emissions penalties, digital manufacturing solutions like The Digital Forge present a viable means of producing products more sustainably and at a lower cost.
Additive Manufacturing has the Potential to Overcome Many of these Limitations.
Additive manufacturing as a category has the potential to overcome the many limitations of conventional manufacturing. The new design space provides significant possibilities for superior products that drive higher performance and more closely match customer preferences. The simple, empowering interfaces used to operate our printers are more applicable to an emerging workforce that consists of digital natives trained in IT educational foundations. With additive manufacturing technology, manufacturers may now combat supply chain constraints, allowing them to respond more quickly to sharp changes in demand signals. Machines the size of microwave ovens that require no skilled labor can now help manufacturers circumvent expensive and time-consuming supply chains by printing parts when and where they are needed.
Most 3D Printing Solutions Today are Focused on Design and Prototyping Applications.
Despite the apparent benefits of additive manufacturing relative to conventional manufacturing, it has taken the industry nearly four decades to arrive at a solution that is widely adopted for applications beyond one-offs and prototypes. Part of the reason for such slow adoption is that before Markforged, there were only two limited categories of 3D printers available. On one end of the cost spectrum, there were relatively inexpensive machines that printed in brittle plastic, only suitable for concept models or mock-ups. On the other end of the cost spectrum, there were complicated, potentially hazardous systems that cost in excess of $1 million to implement and required highly skilled technicians to operate. Additionally, both categories were engineered as point solutions for a single factory, making distributed digital manufacturing across a network of printers cumbersome or infeasible. For these reasons, neither of these choices was appropriate for the manufacturing floor or distributed manufacturing at scale.
Markforged is Delivering the Promise of Additive Manufacturing Today.
We invented The Digital Forge, a platform designed to overcome both the constraints of conventional manufacturing as well as the limitations of legacy 3D printing solutions. Manufacturers can produce parts that are functionally applicable for the most demanding engineering applications on affordable machines roughly the size of a microwave oven. The robust parts printed on The Digital Forge are based in continuous carbon fiber, a high-strength material that empowers engineers to use the parts for applications that were previously reserved for metal parts. Moreover, the software that powers The Digital Forge was designed to be cloud-first. In contrast to legacy additive solutions, Markforged’s printers can be accessed and controlled from anywhere in the world and entire libraries of part inventory can be digitized and printed only when needed. This smart, simple, empowering and robust platform is designed to give engineers, designers and manufacturing professionals the power to solve their manufacturing problems today and build anything they imagine.
Our Growth Strategy
Our future growth is driven by a five-key strategy:
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Continue to Fuel Integrated Platform with Software Solutions.   Our integrated platform is designed to scale in both capability and size over time. As we invest additional resources into the feature set of our platform, we expect to be able to solve more customer problems and applications. As we solve more problems, customers will print more parts. As we print more parts, more data will be generated, making our premium software solutions, including Blacksmith and enterprise-grade fleet management, smarter. As our premium software solutions get smarter, we will be able to print better, more accurate parts. As we print better parts, more customers will adopt our premium software solutions, which will continue to drive this growth and improvement cycle more rapidly.

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Expand Customer Use Cases and Applications.   As we develop printers that are faster, larger and more precise and adds new industrial materials to our capabilities, we continually expand the possible use cases for our customers. For example, we regularly release new printers, software functionality and materials that customers apply to a variety of new problems and use cases.

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Drive Deeper, More Efficient Go-To-Market Coverage.   As we grow our global distribution footprint and drive optimizations in our go-to-market model, we will grow our sales. For example, in the last year, we formed partnerships with global distributors, such as DesignPoint, Hawk Ridge Systems, LLC, GovSmart, Inc. MLC CAD Systems, LLC, Mark3D UK Limited, Wurth Industries, Phillips Corporation and others, providing scale and access to hundreds of thousands of potential manufacturing customers across the world.

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Expand Position as a Trusted Brand.   Due to the innovative technology that we have invented, which is addressing significant global problems in manufacturing, we have the opportunity to invest resources to build a meaningful industrial technology brand. As our brand grows, we expect to generate more organic interest in our products, lowering our cost-to-acquire customers, which will facilitate our growth and improvement cycle and help expand our business.

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Target Strategic M&A Opportunities.   With increased resources, we have the opportunity to grow inorganically by acquiring companies with technologies and people who complement our platform and team.

Our Competitive Strengths
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Markforged delivers accessible, industrial-strength parts.   We offer a wide range of proprietary composite and metal materials that address numerous industrial applications. We invented and patented the CFR composite additive manufacturing process. The capabilities that CFR enables are unmatched by our competitors, and a significant portion of our customers use our CFR materials today to replace traditionally manufactured steel and aluminum parts. In addition, we have designed and optimized the Metal X printer, a loose powder-free metal device that can be purchased for less than $100,000. Conventional metal 3D printing solutions have MSRPs starting at $250,000 and those that exceed $1,000,000. The lower acquisition cost for the Metal X broadens the potential market for these machines and presents a more compelling path to value.

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Markforged offers customers a clear and tangible ROI.   We provide simple, cost-effective and reliable solutions to manufacture mission critical parts. With The Digital Forge platform, our customers realize significant cost and time savings, relative to conventional manufacturing, which in turn drives purchases of incremental printers and further development of new applications. For example, one global consumer products customer that purchased its first printer in 2019 realized 45 times cost savings on a key application tool for its automated assembly line. Since the initial purchase, that customer has purchased more than 30 printers primarily focused on this application.
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Markforged’s integrated, modern software platform drives faster innovation.   We built our entire platform on cloud-based architecture, bringing benefits traditionally confined to the Software as a Service (“SaaS”) space to hardware. Our large fleet of connected printers in the field generate data to power our AI-learning algorithms that in turn guides the future development of our 3D printers with each part printed.

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Visionary and experienced management team.   Our leadership team is passionate about the future of manufacturing. Our two MIT-educated co-founders, Gregory Mark and David Benhaim, have led Markforged throughout its history and continue to lead the company in achieving its core mission. Shai Terem, our President and Chief Executive Officer, has extensive operational experience in additive manufacturing and digital printing. This team is surrounded by an executive leadership team with decades of industry and category expertise. Our engineering and product leadership hails from a variety of leading hardware, materials and software companies, while our go-to-market leadership combines extensive channel selling and manufacturing industry expertise with invaluable perspectives from category leaders outside of 3D printing.

The Digital Forge
The Digital Forge is the intuitive additive manufacturing platform for modern manufacturers, bringing the power and speed of agile software development to industrial manufacturing. Composed of hardware, software and materials working seamlessly on a unified platform, it is purpose-built to integrate into our customers’ existing manufacturing ecosystems and eliminate the barriers between design and functional part. The Digital Forge adopters can achieve immediate benefits through savings of time and money on parts. Through increased adoption, the platform can drive competitive advantages by making our customers’ entire operations more efficient and responsive.
3D Printers
We offer a rugged line of 3D printers all designed around one goal — putting functional parts in our customers’ hands. Our machines combine high build quality, intuitive user experience and broad platform connectivity. Featuring unibody aluminum frames and precision mechanical components, our printers produce reliable, repeatable results.
We offer three principal categories of 3D printers and systems:
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Desktop:   Our Desktop 3D Printers are precision-built professional machines designed to reliably print quality parts. These printers deliver precise results with a smaller form factor, making them ideal when space is at a premium.

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Industrial:   Our Industrial 3D Printers provide best-in-class predictability and functionality through sensors, software, materials and print modes.

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Metal:   Our Metal 3D Printers fabricate complex metal parts in a wide variety of advanced metals.

We also offer the Onyx Pro desktop printer, the X3 and X5 industrial printers, and the Wash-1 and Sinter-1, which are components of the Metal X system.
Materials
We offer the only industrial 3D printing solution for fabricating Composite, Continuous Fiber and Metal parts on the same platform. All the materials available for printing on The Digital Forge are safe and easy to handle and offer a high degree of flexibility for part design and manufacturing. They are simple to use and do not require intensive buildouts or trained technicians. Our industrial-grade materials enable engineers to make functional parts across a wide variety of manufacturing environments and applications, including:
We also create bespoke materials for customers from time to time based on need.
Our customers can print the right material for the right applications. If a customer needs strength and low weight, composites can replace metal parts and speed up production times. If customers need something to withstand high temperatures and provide wear resistance, metals can be utilized. In addition, customers can combine parts made of different materials for even higher-performing parts using the CFR process.
CFR augments traditional Fused Filament Fabrication (“FFF”) technology, enabling our printers to reinforce FFF parts with continuous fibers. A CFR-capable machine uses two extrusion systems for two unique materials: one for conventional FFF polymer filament, and a second for long strand continuous fibers. Continuous fibers are laid down in-layer, replacing FFF infill. As a result, a CFR-capable printer can print both traditional FFF-only parts or CFR parts (FFF parts reinforced with continuous fibers).
Currently, we offer four fibers: Carbon Fiber, Fiberglass, Kevlar, and High-Strength High-Temp (“HSHT”) Fiberglass. CFR is completely unique to Markforged; most competitive systems are only capable of FFF printing and thus plastic strength parts.
CFR represents a step-change improvement in part performance for only an incremental increase in effort. CFR parts are significantly stronger (up to 25 times stronger than ABS plastics) and can replace machined aluminum parts in-application. The process is inherently flexible: simple enough for anyone to use and powerful enough to enable deep customization of part mechanical properties. This means that an engineer can reinforce a part with continuous fibers with two clicks of a button and customize reinforcement on a layer-by-layer basis on the same platform. With four available fibers and multiple reinforcement techniques that can be granularly configured, parts can be highly customized for applications. We believe the capabilities that CFR enables are unmatched by current alternatives.

Software
Our software pairs advanced 3D printing software with the first connected additive manufacturing platform. Our software is an integrated platform designed to help customers get from design to part quickly. It empowers users to take control of their manufacturing workflow in three ways:
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Advanced part slicing and printing.   Our software is an integrated, connected platform designed to take customers from CAD to functional part quickly. The browser-based workflow is secure, fast and intuitive. Users can design parts for printing with a single click, or drill deeply into part settings to specially optimize part properties. Our software fully integrates with all of Markforged’s 3D printers, enabling customers to create builds, print parts, and monitor prints in a seamless workflow.

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Integrated cloud part repository.   A secure part library enables customers to dynamically manage engineering projects of any size. Our software’s part files are securely stored and can be versioned, edited and printed anywhere. Easy-to-use filters and folders enable customers to quickly store and find the parts they need when they need it.

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Real time enterprise-grade fleet management accessible through premium software subscriptions.   Our premium software subscription will provide a single place to manage our customers’ printer fleets in real time, whether in one spot or worldwide. Users will benefit from automatic updates while getting analytics, usage data and live telemetry. Our premium software will update automatically, unlocking new features and continuously improving printer performance. Support is fully integrated into the software experience and is directly accessible from both part and printer pages.

Customers
We have over 10,000 customers (including both direct customers and customers of our value added resellers that have purchased one or more of our products) in approximately 70 countries, and have printed over 10 million parts, meeting customer needs across the entire product development lifecycle, including prototyping, tooling, production and aftermarket spares and replacement parts. Customers in leading edge industries such as aerospace, military and defense, industrial automation, space exploration, healthcare and automotive rely on our platform today for mission critical end-use parts on-demand and at the point-of-need.

Our customers range from small and medium-sized organizations to Fortune 100 companies and the military. The following list provides a sampling of major corporations and branches of the US military that use our products in key verticals, illustrating the broad and interesting use cases for our products.
Industrial Automation	Aerospace	Military and Defense	Space	Healthcare and Medical	Automotive
Robert Bosch GmbH	Airbus Group	U.S. Air Force	NASA	Medtronic plc	Porsche AG
Schneider Electric	Lockheed Martin Corporation	U.S. Army	Blue Origin, LLC	The Gillette Company	Tesla, Inc.
Kuka Assembly and Test Corp.	Raytheon Technologies	U.S. Navy	Space Exploration Technologies Corp.	Alcon Research LLC	Honda Motor Co. Ltd.
Fanuc Corporation	Northrop Grumman Corporation	U.S. Marine Corps		Regeneron Pharmaceuticals, Inc.	Daimler AG
Yaskawa Electric Corporation	General Electric			Bayer AG	Audi AG
ABB Group	Ball Aerospace & Technologies Corp.				Ford Motor Company
Our customer base is diverse and broad, with no customer or customers known to us to be under common control comprising more than 10% of our business.
Research and Development
Investment in research and development is at the core of our business strategy. Our research and development team is responsible for designing, developing and enhancing our products, as well as performing product testing and quality assurance activities. Members of our research and development team specialize in mechanical engineering, electrical engineering, material science, product realization and software engineering.
Research and development expense totaled $17.2 million and $20.3 million in the years ended December 31, 2020 and 2019, respectively, and $5.3 million and $4.6 million in the quarters ended March 31, 2021 and 2020, respectively. We expect our research and development expense to increase significantly for the foreseeable future as we enhance existing products, develop new products for current markets and introduce new products in new markets.
The majority of our research and development operations are conducted in our facility in Watertown, Massachusetts.
Sales and Marketing
We primarily sell our products and services through a global channel of third-party value-added reseller partners (“VARs”). We have over 100 VARs covering more than 70 countries with 1,000+ talented full-time employees who market, sell and support our platform. Our VAR channel allows us to have global scale, engage deeply with our customers and provide significant operating leverage to our business today. We have and will continue to optimize our VAR network focused on global manufacturing. This includes VARs such as DesignPoint, Hawk Ridge Systems, LLC, GovSmart, Inc. MLC CAD Systems, LLC, Mark3D UK Limited, Wurth Industries, Phillips Corporation and others, that distribute mission-critical end-use parts and functional parts for the manufacturing floor to hundreds of thousands of end customers worldwide.
Our global marketing team drives new customer acquisition, retention and expansion of existing customers and the demonstration and capabilities set of our products.

Manufacturing and Suppliers
Our goal is to create an excellent customer experience by shipping quality products on time and providing meaningful support after delivery, all while working safely. We accomplish this goal by being selective with our resources and dedicating our focus to areas where it adds a strategic advantage and working with high quality outsourced partners to manage the rest. Our printer manufacturing operations include both our internal manufacturing facility in Billerica, Massachusetts as well as third-party contract manufacturers who source materials, manufacture components and assemble products in accordance with our specifications and quality standards. We currently source and manufacture our consumables, which provides flexibility, increased responsiveness and a distinct competitive advantage.
Our Competition
The industry in which we operate is fragmented and competitive. We compete for customers with a wide variety of conventional and additive manufacturing solution providers. We believe that the market is in its early phases of adoption of additive manufacturing technology, and that the potential for growth will be significant as our target customers seek more flexible, customized, software-enabled manufacturing processes.
We believe we compare favorably to other industry participants on the basis of the following competitive factors:
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cloud-based, AI-learning software platform;

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proprietary CFR process;

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highly accessible metal printing;

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robust intellectual property;

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proven customer adoption in mission critical applications;

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ease of deployment, implementation and use;

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platform scalability; and

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security and reliability.

Intellectual Property
Our ability to drive innovation in the additive manufacturing market depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, domain names, copyright and trade secret laws, as well as through contractual provisions and restrictions on access to our proprietary technology which includes nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our vendors and business partners. We further control the use of our proprietary technology and intellectual property through provisions in both general and product-specific terms of use. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
As of May 1, 2021, we own 46 issued United States patents, 31 issued foreign patents and have 101 pending or allowed patent applications. Our patents and patent applications are directed to, among other things, additive manufacturing and related technologies.
We have two issued United States trademarks and 18 issued foreign trademarks, including “Markforged” in the European Union, Australia, Canada, China, Israel, Japan, Republic of Korea. We have no pending United States trademark applications and five pending foreign applications.
Employees and Human Capital
We consider our employees to be critical to our success. As of May 1, 2021, we had 280 full-time employees based primarily in the greater Boston, Massachusetts area. A majority of our employees are engaged in engineering, operations and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union.
Our success depends upon our ability to attract and retain highly qualified employees. We are committed to creating and maintaining an inclusive culture which values equality, opportunity and respect. We expect all of our employees to observe the highest levels of business ethics, integrity, mutual respect, tolerance and inclusivity. Our employee handbook and Code of Conduct and Ethics set forth policies reflecting these values and also provides direction for registering complaints in the event of any violation of our policies. An “open door” policy is maintained at all levels of the organization and any form of retaliation against an employee is strictly prohibited.
The success of our business is fundamentally connected to the physical and mental well-being of our people. Accordingly, we are committed to the health, safety and wellness of our employees and contractors. We provide our employees with a wide range of benefits, including benefits directed to their health, safety and long-term financial security. In response to the COVID-19 pandemic, we have implemented significant changes that we determined were in the best interest of our employees, as well as the communities in which we operate, and which comply with government regulations. This includes allowing our employees to work remotely as appropriate, while implementing significant safety measures designed to protect the health of all those working in and entering our facilities.
Facilities
Our corporate headquarters is located in an approximately 36,000 square foot facility that we lease at 480 Pleasant Street, Watertown, Massachusetts 02472. The lease of this facility expires in July 2028. We lease another 32,000 facility at 85 School Street, Watertown, Massachusetts 02472. The lease of that facility expires in July 2028. In addition, we lease a 25,000 square foot facility at 4 Suburban Park Drive, Billerica, Massachusetts 10821. The Billerica facility lease does not expire until March 2026. We believe that our facilities are adequate for our current needs and, should the company need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.
Government Regulations
We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including related to environmental, health and safety; anti-corruption and export controls. We believe that we are in material compliance with all such laws, regulations and permitting requirements.
Environmental Matters
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for certain operations.
The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as TSCA and REACH. These laws and regulations require the evaluation and registration of some chemicals that we ship along with, or that form a part of, our systems and other products.
Export and Trade Matters
We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act

2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the United States government has a renewed focus on export matters related to additive manufacturing. Some of our products are already more tightly controlled for export, and other of our products may in the future become more tightly controlled for export. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs.
Legal Proceedings
We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF MARKFORGED
Unless otherwise indicated or the context otherwise requires, references in this section to “Markforged,” “we,” “us,” “our” and other similar terms refer to MarkForged, Inc. and its subsidiaries prior to the Business Combination, which will be the business of Markforged Holding Corporation and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Business Overview
Markforged’s platform, The Digital Forge, is an intuitive additive manufacturing platform powering engineers, designers and manufacturing professionals globally. The Digital Forge combines precise and reliable 3D printers with both metal and composite proprietary materials seamlessly with its cloud-based software offerings to empower manufacturers to create more resilient and agile supply chains. Our software-enabled platform serves over 10,000 end customers in approximately 70 countries, and has printed over 10 million parts, meeting customer needs across the entire product development lifecycle, including prototyping, tooling, production and aftermarket spares and replacement parts. Customers in industries such as aerospace, military and defense, industrial automation, space exploration, healthcare and automotive rely on Markforged’s platform for mission critical end-use parts on-demand and at the point-of-need.
Founded in 2013, Markforged is a company of over 250 engineers, builders and problem solvers based in Watertown, MA with an in-house manufacturing facility in Billerica, MA, where we design all of our industrial 3D printers, software and metal and composite proprietary materials. We primarily sell our products and services through a global channel of third-party value-added reseller partners (“VARs”). Typically, the VARs are the Company’s customer. We have over 100 VARs with 1,000+ full-time employees who market, sell and support our platform. Our VAR channel allows us to have global scale, engage deeply with end users and provide significant operating leverage to our business today.
Since our inception, we have incurred significant operating losses. Our ability to generate revenue sufficient to achieve profitability will depend on the successful further development and commercialization of our products. We generated revenue of $71.9 million and $72.5 million for the years ended December 31, 2020 and 2019, respectively, and incurred net losses of $18.0 million and $29.9 million for those same years. We generated revenue of $20.1 million and $17.7 million for the three months ended March 31, 2021 and 2020, respectively, and incurred net losses of $10.0 million and $5.2 million for those same periods. As of March 31, 2021, we had an accumulated deficit of $89.6 million. We expect to continue to incur net losses as we focus on growing commercial sales of our products in both the United States and international markets, including growing our sales teams, scaling our manufacturing operations, continuing research and development efforts to develop new products and further enhance our existing products. Further, following the closing of the business combination, we expect to incur additional general and administrative expenses associated with operating as a public company. In addition, we will need substantial additional funding to build out the global footprint of our sales network, continue investing in research and development to accelerate product innovation, and fund inorganic growth opportunities.
Recent Developments
Merger agreement
On February 23, 2021, we entered into an Agreement and Plan of Merger with AONE, a special purpose acquisition company, and Caspian Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of AONE. Pursuant to the Agreement and Plan of Merger, at the effective time of the merger, Merger Sub will merge with and into Markforged and Markforged will survive the merger as a wholly-owned subsidiary of AONE. Upon closing of the merger, AONE will be named Markforged Holding Corporation and will continue to be listed on the NYSE and trade under the ticker symbol “MKFG.” Cash proceeds of the merger will be funded through a combination of AONE’s $215 million of cash held in trust (assuming no redemptions) and an aggregate of $210 million in fully committed common stock transactions at $10.00 per share.
Impact of the COVID-19 Pandemic
In December 2019, a novel coronavirus disease (“COVID-19”) was identified and on March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. We are continuing to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how it is impacting our customers, employees, supply chain, and distribution network, as well as the demand for our products in the markets that we serve.
As governments worldwide scrambled to control the COVID-19 pandemic, local governments imposed restrictions on facilities in order to contain the spread of COVID-19. As a result of these facilities closures, we experienced delays in shipments and installations as well as decreased utilization of our installed products, leading to a decrease in sales of consumables materials, which had an adverse effect on our revenue. While vaccines have become publicly available and states, including Massachusetts where our headquarters is located, have begun to ease restrictions, the extent to which our operations may be impacted by the COVID-19 pandemic will depend largely on future developments, which are uncertain and cannot be accurately predicted, including the timing, pace and scale of the recovery of global economic conditions. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown.
In the near term, we have undertaken certain measures to mitigate the impacts of the COVID-19 pandemic on our financial position, cash flows and supply chain. We executed a reduction in force to control headcount related costs. Additionally, we have continued to work closely with our suppliers to ensure sufficient inventory is procured for our manufacturing and sales forecasts. While the health and safety of our employees has been our priority, we have continued to operate our manufacturing facilities with the implementation of additional safety measures, appropriate social distancing protocol, and in compliance with government regulations.
Our focus on longer term profitability is based on our investments in research and development, our VAR network, and go to market strategy. Research and development are core to our growth strategy to enable our platform to expand customer use cases and additive technology. We endeavor to expand and optimize our network of VARs which has been key to our expanding unit economics and global distribution.
For more information on operations and risks related to the pandemic, please see the section of this proxy statement titled “Risk Factors — General Risk Factors, The global COVID-19 pandemic has significantly affected our business and operations”.
Key Factors Affecting Operating Results
We believe that our financial performance has been and in the foreseeable future will continue to be primarily driven by the factors discussed below. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations.
Hardware sales
Our financial performance has largely been driven by, and in the future will continue to be impacted by, the rate of sales of our hardware. Management focuses on hardware sales as an indicator of current business success and a leading indicator of likely future recurring revenue from consumables, success plans, and premium software subscriptions. We expect our hardware sales to continue to grow as we increase penetration in our existing markets and expand into new markets.

Recurring revenue
We regularly assess trends relating to recurring revenue which includes consumables, services, and premium software subscriptions. The consumables revenue stream includes metals, continuous fiber, and chopped fiber materials used by customers as print media. Our services revenue is made up of revenue generated from hardware maintenance contracts (which we also refer to as “Success Plans”) and premium software subscriptions. The Success Plan revenue stream primarily consists of hardware maintenance services generally realized over a period of one to three years. Premium software subscriptions relate to certain cloud software solutions that will be sold separately from our standard cloud-based software platform offering that is fully integrated with our hardware. Recurring revenue was 29% and 29% of total revenue for the three months ended March 31, 2021 and 2020, respectively. Recurring revenue was 28% and 21% of total revenue for the years ended December 31, 2020 and 2019, respectively. Our recurring revenue as a percentage of total revenue will vary based upon new product placements in the period as well as consumption trends impacted by macroeconomic factors, customer behavior, and the useful life of our hardware. As our cumulative historical hardware sales increase, recurring revenue on an absolute basis is expected to increase and over time should be an increasingly important contributor to our total revenue.
Go to market
We believe that we are ideally positioned to transform the industry with our accessible solutions that offer users design flexibility and industrial strength parts. Accordingly, significant investments are being made in operations and sales channels necessary to scale and continue to gain market share. We have proven an ability to design, manufacture, and distribute products that provide a high value to customers through channels at gross margins higher than many of our competitors. In addition to our go to market strategy, our integrated platform, and range of proprietary materials have been core to our success and we will continue to drive value through research and development as we introduce smarter and more adaptive technology that will improve our 3D printers. These investments are critical to achieve the long-term scale we are capable of, but expect the near term impacts will be a muting of our short term profitability.
Seasonality
Historically, the sales of our 3D printers have been subject to seasonality and we have seen higher hardware sales in the fourth quarter. We believe this trend is likely driven by available funds in customers’ capital budgets at year end which they direct towards the evolution of their manufacturing processes through investments in additive manufacturing.
Components of Results of Operations
Revenue
The majority of our revenue results from the sale of hardware, including our additive manufacturing products, and related consumables. We deliver products and services primarily through our VAR network, who purchase and resell our products to end users. Hardware and consumables revenue is recognized upon transfer of control to the customer, which is typically the VAR, and generally takes place at the point of shipment. We also generate a portion of our revenue from hardware maintenance services and our premium software subscriptions. Revenue from hardware maintenance services for our additive manufacturing products is primarily generated through one-year or three-year contracts and is recognized ratably over the term of the agreement. Revenue related to software subscriptions is recognized ratably over the term of the subscription. Our VARs may provide installation services, as needed depending on the product.
Cost of revenue
Our cost of revenue consists of the cost of product, software subscriptions, maintenance services, personnel costs, third party logistics, warranty fulfillment costs, and overhead. Cost of products includes the manufacturing cost of our additive manufacturing products and consumables. We primarily utilize third party manufacturers for the production of our additive manufacturing hardware while we utilize our own manufacturing facilities and personnel for the production of our consumables. The costs of revenue for internally manufactured products include the cost of raw materials, labor conversion costs, and overhead related to our manufacturing operations, including depreciation. Cost of maintenance services includes personnel-related costs associated with our customer success teams’ provision of remote and on-site support services to our customers and the costs of replacement parts.
Our cost of revenue also includes indirect costs of providing our products and services to customers which consist primarily of reserves for excess and obsolete inventory and stock-based compensation.
We expect our cost of revenue to increase in absolute dollars in future periods as we expect our revenues to continue to grow.
Gross profit and gross margin
Our gross profit is calculated based on the difference between our revenues and cost of revenue. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin are, or may be, influenced by a number of factors, including:
•
Market conditions and competition that may impact our pricing;

•
Product mix changes between our printer product lines and consumables trends;

•
Growth in the number of customers utilizing our additive manufacturing products and changes in customer utilization rates, which affects sales of our consumable materials and may result in excess or obsolete inventories;

•
Our cost structure for manufacturing operations, including the extent to which we utilize contract manufacturers compared to in-house manufacturing, the ability to achieve economies of scale in our purchase volumes, and any impacts to changes in our manufacturing on our product warranty obligations; and

•
Our ability to directly monetize the capabilities of our software solutions in the future.

We expect our gross margins to fluctuate over time, depending on the factors described above.
Research and development
Our research and development expenses represent costs incurred to support activities that advance the development of innovative additive manufacturing technology, new printer products, development of proprietary printing materials, as well as activities that enhance the functionality of our offerings. Our research and development expenses consist primarily of employee-related personnel expenses, prototypes, facilities costs, and engineering services. We expect research and development costs will increase in absolute dollars over time as we continue to invest in our product portfolio.
Sales and marketing
Sales and marketing expenses consist primarily of personnel-related costs for our sales and marketing departments, costs related to sales commissions, trade shows, advertising, facilities costs, and other demand generation services. We expect our sales and marketing costs will increase over time as we expand our headcount, optimize our reseller network and invest in brand awareness and demand generation.
Other expense
Other expense includes other non-operating expenses and fair market value adjustments on our derivative liability.
Interest expense
Interest expense includes interest accrued on our debt and the amortization of deferred debt issuance costs.
Interest income
Interest income includes interest earned on deposits and short-term investments.

Income taxes
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, changes in deferred tax assets and liabilities and changes in tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets.
Results of Operations
The results of operations presented below should be reviewed in conjunction with the condensed consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following tables set forth our results of operations for the periods presented.
Comparison of the three months ended March 31, 2021 and 2020
	Three Months Ended March 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Revenue	$20,120	$17,701	$2,419	14%
Cost of revenue	7,939	8,277	(338)	(4)%
Gross profit	12,181	9,424	2,757	29%
Operating expense
Sales and marketing	7,057	6,465	592	9%
Research and development	5,259	4,646	613	13%
General and administrative	8,863	3,626	5,237	144%
Total operating expense	21,179	14,737	6,442	44%
Loss from operations	(8,998)	(5,313)	(3,685)	69%
Other (expense) income, net	(1,023)	14	(1,037)	(7407)%
Interest expense	(4)	(10)	6	(60)%
Interest income	2	122	(120)	(98)%
Loss before income taxes	(10,023)	(5,187)	(4,836)	93%
Income tax (benefit) expense	(4)	57	(61)	(107)%
Net loss and comprehensive loss	$(10,019)	$(5,244)	$(4,775)	91%
Revenue, cost of revenue, and gross margin
We earn revenue from the sale of hardware, consumables, and hardware maintenance contracts. The hardware revenue stream includes 3D metal printers, 3D composite printers, and sintering furnaces. The consumables revenue stream includes metals, continuous fiber, and chopped fiber materials used by customers as print media. The services revenue stream primarily consists of hardware maintenance services.
The following table sets forth the changes in the components of gross margin for the three months ended March 31, 2021 and 2020.
	Three Months Ended March 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Revenue	$20,120	$17,701	$2,419	14%
Cost of revenue	7,939	8,277	(338)	(4)%
Gross profit	12,181	9,423	2,758	29%
Gross margin	61%	53%	—	14%

Comparison of revenue
The following table disaggregates the Company’s revenue based on the nature of the products and services:
	Three Months Ended March 31,
(in thousands)	2021	2020	$ Change	% Change
Hardware	$14,239	$12,554	$1,685	13%
Consumables	4,617	4,153	464	11%
Services	1,264	994	270	27%
Total Revenue	$20,120	$17,701	$2,419	14%
Consolidated revenue for the three months ended March 31, 2021 was $20.1 million compared with revenue of $17.7 million for the three months ended March 31, 2020 representing an increase of 14%, primarily driven by an increase in hardware revenue as well as increases in consumables revenue and hardware maintenance revenue.
Hardware revenue increased approximately 13% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to an increase in units sold of our composite printers. Consumables revenue increased approximately 11% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, driven by a higher volume of active printers being utilized in the field. Hardware maintenance revenue increased approximately 27% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, driven by an increase in the percentage of hardware units sold with a maintenance contract.
Cost of revenue and gross profit
Consolidated cost of revenue for the three months ended March 31, 2021 was $7.9 million compared with cost of revenue of $8.3 million for the three months ended March 31, 2020 representing a decrease of 4%. Gross profit for the three months ended March 31, 2021 was $12.2 million compared with gross profit of $9.4 million for the three months ended March 31, 2020 representing an increase of 29%. Gross profit margin for the three months ending March 31, 2021 was 61% while the gross profit margin for the three months ended March 31, 2020 was 53%.
The increase in consolidated gross profit is due to an increase in revenue and a decrease in cost of revenue. The reduction in cost of revenue was primarily driven by operational efficiencies that led to both lower charges to indirect cost of revenue in the current year, and a reduction of the direct cost of producing our Metal X printers.
Operating expenses
The following table sets forth the components of operating expenses for the three months ended March 31, 2021 and 2020.
	Three Months Ended March 31,
	2021		2020		Change
(dollars in thousands)	Amount	% Revenue	Amount	% Revenue	$	%
Operating expenses
Sales and marketing	$7,057	35%	$6,465	37%	$592	9%
Research and development	5,259	26%	4,646	26%	613	13%
General and administrative	8,863	44%	3,626	20%	5,237	144%
Total operating expenses	$21,179	105%	$14,737	83%	$6,442	44%

Sales and marketing expense increased 9% for the three months ended March 31, 2021 primarily due to increased spending on advertising and demand generation of $0.8 million. Additionally, sales and marketing expense related to external contractors increased by $0.5 million over the comparative period. This was offset by decreases in personnel costs, trade show, and travel related expenses.
Research and development expense increased 13% for the three months ended March 31, 2021 primarily due to increases in personnel costs of $0.3 million and increases in expense related to external contractors of $0.2 million.
General and administrative expenses increased 144% in the three months ended March 31, 2021 primarily due increased costs associated with preparing to become a public company, including transaction related expenses of $3.7 million and increases in personnel costs of $1.7 million driven by our ongoing hiring efforts to position the company for future growth.
Other (expense) income, net, interest expense, and interest income
The following table sets forth other (expense) income, net, interest expense, and interest income for the three months ended March 31, 2021 and 2020.
	Three Months Ended March 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Other (expense) income, net	$(1,023)	$14	$(1,037)	(7407)%
Interest expense	(4)	(10)	6	60%
Interest income	2	122	(120)	(98)%
The decrease of other (expense) income, net of $1.0 million related primarily to the change in fair value of our derivative liability.
The decrease in interest income was primarily driven by a decrease in cash balance in interest bearing accounts.
Comparison of the year ended December 31, 2020 and 2019
	Year Ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Revenue	$71,851	$72,549	$(698)	(1)%
Cost of revenue	29,921	36,321	(6,400)	(18)%
Gross profit	41,930	36,228	5,702	16%
Operating expenses
Sales and marketing	22,413	31,018	(8,605)	(28)%
Research and development	17,176	20,270	(3,094)	(15)%
General and administrative	20,080	15,683	4,397	28%
Total operating expenses	59,669	66,971	(7,302)	(11)%
Loss from operations	(17,739)	(30,743)	13,004	(42)%
Other expense	(184)	(121)	(63)	52%
Interest expense	(98)	(49)	(49)	100%
Interest income	147	1,053	(906)	(86)%
Loss before income taxes	(17,874)	(29,860)	11,986	(40)%
Income tax expense	111	15	96	640%
Net loss and comprehensive loss	$(17,985)	$(29,875)	$11,890	(40)%

Revenue, cost of revenue, and gross margin
We earn revenue from the sale of hardware, consumables, and hardware maintenance contracts. The hardware revenue stream includes 3D metal printers, 3D composite printers, and sintering furnaces. The consumables revenue stream includes metals, continuous fiber, and chopped fiber materials used by customers as print media. The services revenue stream primarily consists of hardware maintenance services.
The following table sets forth the changes in the components of gross margin for the years ended December 31, 2020 and 2019.
	Year Ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Revenue	$71,851	$72,549	$(698)	(1)%
Cost of revenue	29,921	36,321	(6,400)	(18)%
Gross profit	41,930	36,228	5,702	16%
Gross margin	58%	50%	—	17%
Comparison of revenue
The following table disaggregates the Company’s revenue based on the nature of the products and services:
	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Hardware	$52,119	$57,285	$(5,166)	(9)%
Consumables	15,498	12,584	2,914	23%
Services	4,234	2,680	1,554	58%
Total revenue	$71,851	$72,549	$(698)	(1)%
Consolidated revenue for the year ended December 31, 2020 was $71.9 million compared with revenue of $72.5 million representing a decrease of 1%, predominantly driven by a decrease in hardware revenue, partially offset by marginal increases in consumables and hardware maintenance revenue.
Hardware revenue decreased approximately 9% for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily driven by fewer hardware units sold. Consumables revenue increased 23% while services increased 58% due to increased sales of our success plans for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Cost of revenue and gross profit
Consolidated cost of revenue for the year ended December 31, 2020 was $29.9 million compared with cost of revenue of $36.3 million for the year ended December 31, 2019 representing a decrease of 18%. Gross profit for the year ended December 31, 2020 was $41.9 million compared with gross profit of $36.2 million for the year ended December 31, 2019 representing an increase of 16%. Gross profit margin for the year ending December 31, 2020 was 58% while the gross profit margin for the year ended December 31, 2019 was 50%.
The increase in consolidated gross profit is due to the decrease in cost of revenue, as revenue was flat year over year. The reduction in cost of revenue and improvement in gross profit was primarily driven by a reduced number of hardware units sold and operational efficiencies, coupled with a higher portion of recurring revenue, that led to lower charges to indirect cost of revenue in the current year.

Operating expenses
The following table sets forth the components of operating expenses for the years ended December 31, 2020 and 2019.
	Year Ended December 31,
	2020		2019		Change
(dollars in thousands)	Amount	% Revenue	Amount	% Revenue	$	%
Operating expenses
Sales and marketing	$22,413	31%	$31,018	43%	$(8,605)	(28)%
Research and development	17,176	24%	20,270	28%	(3,094)	(15)%
General and administrative	20,080	28%	15,683	22%	4,397	28%
Total operating expenses	$59,669	83%	$66,971	92%	$(7,302)	(11)%
Sales and marketing expense decreased 28% for the year ended December 31, 2020, primarily due to decrease in personnel costs of $2.8 million as well as significant reductions in trade shows, events advertising, and related expenses of $5.5 million due to widespread cancellations and travel restrictions as a result of the ongoing COVID-19 pandemic.
Research and development expense decreased 15% for the year ended December 31, 2020 primarily due to reductions in spending with engineering consultants of $1.3 million and personnel costs of $0.5 million.
General and administrative expenses increased 28% in the year ended December 31, 2020 primarily due to increases in legal fees of $1.5 million due to ongoing litigation and personnel costs of $1.2 million driven by augmentation of our executive team to position the company for future growth.
Other expense, interest expense, and interest income
The following table sets forth other expense, interest expense, and interest income for the years ended December 31, 2020 and 2019.
	Year Ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Other expense	$(184)	$(121)	$(63)	52%
Interest expense	(98)	(49)	(49)	100%
Interest income	147	1,053	(906)	(86)%
The decrease of other expense of $0.1 million related primarily to the change in fair value of our derivative liability.
The decrease in interest income was primarily driven by a decrease in cash balance in interest bearing accounts.
Provision for income taxes
We recorded a $0.1 million and de minimis provision for income taxes for the years ended December 31, 2020 and 2019, respectively. This increase is primarily driven by increases in foreign tax expense of $0.1 million.
Non-GAAP Financial Measures
In addition to our financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that Adjusted EBITDA, a non-GAAP financial measure, is useful in evaluating the performance of our business.
We define Adjusted EBITDA, a non-GAAP financial measure, as net loss and comprehensive loss less net interest income, provision for income taxes, depreciation expense and stock-based compensation expense.

We monitor Adjusted EBITDA as a measure of our overall business performance, which enables us to analyze our past and future performance without the effects of non-cash items and one-time charges. While we believe that Adjusted EBITDA is useful in evaluating our business, Adjusted EBITDA is a non-GAAP financial measure that has limitations as an analytical tool. Adjusted EBITDA can be useful in evaluating our performance by eliminating the effect of financing, capital expenditures, and non-cash expenses such as stock-based compensation, however, we may incur such expenses in the future which could impact future results. We also believe that the presentation of the non-GAAP financial measures in this proxy statement/prospectus provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods with other companies in our industry, many of which present similar non-GAAP financial measures to investors.
In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces the usefulness of this measure as a tool for comparison.
A summary of our cash flows from operating, investing and financing activities is provided below. We recommend that you review the reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measures, and that you not rely on any single financial measure to evaluate our business.
EBITDA and Adjusted EBITDA
	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands)	2021	2020	2020	2019
Net loss and comprehensive loss	$(10,019)	$(5,244)	$(17,985)	$(29,875)
Interest income	(2)	(122)	(147)	(1,053)
Interest expense	4	10	98	49
Income tax (benefit) expense	(4)	57	111	15
Depreciation and amortization	430	451	1,795	1,359
EBITDA	$(9,591)	$(4,848)	$(16,128)	$(29,505)
Stock compensation expense	1,194	504	2,569	858
Adjusted EBITDA	$(8,397)	$(4,344)	$(13,559)	$(28,647)
Liquidity and Capital Resources
We have historically funded our operations through convertible preferred stock offerings. Since inception we have focused on growth which has required ongoing investment to support scaling of our business, research and development efforts, and day to day operations. We had cash balances of $45.0 million as of March 31, 2021. We incurred net losses of $10.0 million and $5.2 million for the three months ended March 31, 2021 and 2020, respectively, and net losses of $18.0 million and $29.9 million for the years ended December 31, 2020 and 2019, respectively.
Since inception we have received unrestricted proceeds of $137 million from the sale of our convertible preferred stock to fund operations. Additionally, in April 2020 we applied for and were granted a loan under the Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The loan proceeds were approximately $5.0 million. The Company repaid the PPP loan on January 27, 2021.
We believe that our existing capital resources will be sufficient to fund our operations in the near term without regard to the transaction contemplated within this proxy statement/prospectus.
As noted in the “Recent Developments” section, we have entered into a Merger Agreement with AONE. At the close of the transaction we expect to receive approximately $345 million in cash (assuming no redemptions by AONE’s shareholders) or $200 million (assuming maximum redemptions by AONE’s shareholders) in cash, which we expect to provide funding for the build out of the global footprint of our sales network, continued investing in research and development to accelerate product innovation, as well as the potential funding of inorganic growth opportunities.

Cash flows
For the three months ended March 31, 2021 and 2020
The following table sets forth a summary of Markforged’s cash flows for the periods indicated:
	Three Months Ended March 31,		Change
(dollars in thousands)	2021	2020	$	%
Net cash used in operating activities	$(6,588)	$(1,137)	$(5,451)	(479)%
Net cash used in investing activities	(375)	(65)	(310)	(477)%
Net cash (used in) provided by financing activities	(6,738)	649	(7,387)	(1138)%
Net change in cash and cash equivalents	$(13,701)	$(553)	$(13,148)	(2378)%
Cash flow from operations
Net cash used in operating activities for the three months ended March 31, 2021 and 2020 was $6.6 million and $1.1 million, respectively. The increase in cash used of $5.5 million was primarily due to the increased net loss of the company of $4.8 million, which was driven by the ongoing costs of completing the business combination, such as expenses paid to external advisers, audit costs, and our aggressive hiring policy. This was offset by an increase in non cash expenses of $0.7 million and a decrease of $1.6 million in net operating assets and liabilities for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.
Cash flow from investing activities
Net cash used in investing activities for the three months ended March 31, 2021 and 2020 was $0.4 million and $0.1 million, respectively. The increase in cash used of $0.3 million was primarily due to an increase in investments in property and equipment.
Cash flow from financing activities
Net cash used for financing activities was $6.7 million for the three months ended March 31, 2021. Net cash provided by financing activities was $0.6 million for the three months ended March 31, 2020. The increase in cash used for financing activities of $7.4 million was primarily due to the $5.0 repayment of bank debt in Q1 2021 and $2.2 million in payments of transaction costs.
For the years ended December 31, 2020 and 2019
The following table sets forth a summary of Markforged’s cash flows for the periods indicated:
	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Net cash used in operating activities	$(6,459)	$(30,667)	$24,208	79%
Net cash used in investing activities	(522)	(4,632)	4,110	89%
Net cash provided by financing activities	5,928	81,185	(75,257)	(93)%
Net change in cash and cash equivalents	$(1,053)	$45,886	$(46,939)	(102)%
Cash flow from operations
Net cash used in operating activities for the years ended December 31, 2020 and 2019 was $6.5 million and $30.7 million, respectively. The decrease in cash used of $24.2 million was primarily due to the decrease in net loss of $11.9 million, coupled with an increase in advance payments from customers we support through hardware maintenance contracts of $3.8 million, and a $3.4 million change related to the timing of payments to our VARs and suppliers.

Cash flow from investing activities
Net cash used in investing activities for the years ended December 31, 2020 and 2019 was $0.5 million and $4.6 million, respectively. The decrease in cash used of $4.1 million was primarily due to a decrease in investments in property and equipment as a substantial portion of our property and equipment was purchased in 2019 coinciding with the build out of our newly leased office and manufacturing space.
Cash flow from financing activities
Cash provided by financing activities was $5.9 million and $81.2 million for the years ended December 31, 2020 and 2019, respectively. The decrease in cash provided of $75.4 million was primary due to the net cash proceeds of approximately $82.2 million received with the Series D convertible preferred shares issued in March of 2019, compared with the $5.0 million proceeds received in April 2020 related to our borrowings under the PPP Loan program.
Off balance sheet arrangements
We do not have any relationships with unconsolidated entities or special purpose entities which were established for the purpose of off-balance sheet financing or other obligations that are reasonably likely to have a material current or future impact on our consolidated financial statements.
Critical accounting policies and estimates
Our consolidated financial statements are prepared in accordance with GAAP and require management to make certain estimates and assumptions that impact the reported balances of assets, liabilities, revenue, and expenses. On an ongoing basis, as required by GAAP, we update our estimates and assumptions. The actual results may differ from our estimates if our circumstances and conditions that occur do not align with our assumptions.
Revenue
Our customer contracts include multiple products and services. We are required to perform allocations of the contract value to the products and services deemed to be distinct performance obligations by GAAP in order to recognize revenue at the appropriate time. These allocations are based on a relative standalone selling price methodology, which requires us to determine the standalone selling price for each performance obligation. We utilize selling prices from standalone sales of the product or service when available. However, certain products are not sold on a standalone basis or do not have a sufficient history of standalone sales and we are required to estimate the standalone selling price for the purposes of our allocation. We utilize market information, historical selling practices, and other available information to produce as accurate an estimate as possible. However, to the extent our pricing practices change or estimated selling prices differ from actual standalone sales in the future, the timing of our revenue recognition in contracts with multiple products and services may change.
Inventory
Inventory is stated at average costs subject to impairment when carrying value is in excess of the net realizable value. The costs included materials, labor, and manufacturing overhead related to the acquisition of raw materials and production into finished goods. The net realizable value considers our intent and ability to utilize the inventory prior to perishing as well as the estimated selling price and costs of completion and sale. We regularly review our inventory on hand, product development plans, and sales forecasts to identify carrying values in excess of net realizable value.
Stock-based compensation
Compensation costs related to stock-based compensation for employees is measured using the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718 Compensation-Stock Compensation. We recognize compensation costs related to stock options granted based on the estimated fair value of the award on the date of grant. The methodology used to estimate the grant date fair value of stock awards is described below and in Note 2. Summary of Significant Accounting Policies in the accompanying consolidated financial statements.
Common Stock Valuation
One of the inputs to the estimate of grant date fair value of stock awards is the fair value of our common stock. There has been no public market for our equity instruments to date; as a result, the estimated fair value of our common shares has historically been determined by our board of directors as of the grant date. The assumptions used to determine the estimated fair value of our common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:
•
contemporaneous third-party valuations of our common stock;

•
external market conditions affecting our industry and trends within the industry;

•
the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•
our financial condition and operating results, including liquidity and capital resources;

•
the likelihood of achieving a liquidity event, such as an initial public offering or a sale given prevailing market conditions;

•
the history and nature of our business, industry trends and competitive environment;

•
the lack of marketability of our common stock; and

•
equity market conditions affecting comparable public companies.

Estimates of the fair value of our common shares consider our most recently available third-party valuations of common shares and have historically coincided with an issuance of convertible preferred shares. We issued our Series D convertible preferred stock on March 13, 2019. The Company subsequently engaged third party valuation specialists to perform valuation estimates of our common stock as of March 13, 2020, September 30, 2020, and March 31, 2021.
For the March 13, 2019 valuation, we used the Option Pricing Method (OPM), which models each class of equity securities as a call option with a unique claim on our assets. The OPM treats Markforged common stock and convertible preferred stock as call options on an equity value with exercise prices based on the liquidation preference of our convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after our convertible preferred stock is liquidated. The exclusive reliance on the OPM until March 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.
For the March 13, 2020 valuation, we used a combination of the income and market approaches. Specifically, we used the guideline public company method under the market approach, employing guideline public multiples as an input, and the discounted cash flow method under the income approach. We then weighted the indicated values from each approach to arrive at the fair value of equity as of the valuation date.
For the September 30, 2020 and March 31, 2021 valuations, we used a probability-weighted expected return method (“PWERM”), which was performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Markforged, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. For the September 30, 2020 valuation, we assigned a 10% probability that a SPAC exit will be completed by September 30, 2021 and a 90% probability of staying private. For the March 31, 2021 valuation, we assigned a 95% probability of completing the merger with AONE and a 5% probability of remaining a private entity. We then used the OPM to arrive at a valuation given the assumptions.

We considered all objective and subjective factors that we believed to be relevant for each valuation conducted in accordance with AICPA’s Practice Aid, including our best estimate of our business condition, prospects, operating performance, and potential future outcomes as of each valuation date. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Subsequent to closing the Business Combination discussed in this proxy statement/prospectus we will no longer have a need to rely on such complex valuation estimates and will rely on observable market prices to determine the fair value of our common stock.
Recent accounting pronouncements
Refer to Note 2 of Markforged’s condensed consolidated financial statements for the recent accounting pronouncements adopted and not yet adopted by the Company.
Qualitative and quantitative disclosure about market risk
The Company does not have any material exposure to interest rates or foreign exchange rates.
Internal control over financial reporting
In connection with the audit of our financial statements for the years ended December 31, 2020 and 2019, Markforged management identified material weaknesses in our internal controls. See the section titled “Risk Factors, — Markforged has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of Markforged’s consolidated financial statements or cause Markforged to fail to meet our periodic reporting obligations.”
JOBS Act accounting election
Each of AONE and Markforged is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act permits companies with emerging growth company status to delay adopting new or revised accounting standards until those standards apply to private companies. Following the closing of the Business Combination, Markforged Holding Corporation expects to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date Markforged Holding Corporation (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. Accordingly, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, following the closing of the Business Combination, Markforged Holding Corporation intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

MANAGEMENT OF MARKFORGED HOLDING CORPORATION FOLLOWING THE
BUSINESS COMBINATION
Management and Board of Directors
AONE and Markforged anticipate that the current executive officers of Markforged will become the executive officers of Markforged Holding Corporation and certain directors of AONE and Markforged will become the directors of Markforged Holding Corporation. The following persons are expected to serve as Markforged Holding Corporation’s executive officers and directors following the Business Combination.
Name	Age	Position
Executive Officers:
Shai Terem	42	Director Nominee, President and Chief Executive Officer
David Benhaim	30	Chief Technology Officer
Mark Schwartz	54	Chief Financial Officer
Stephen Karp	46	General Counsel
Significant Employees:
Ken Clayton	61	Senior Vice President of Sales
Matt Gannon	32	Vice President of Operations
Dorit Liberman	51	Chief Human Resources Officer
Assaf Zipori	47	Vice President, Corporate Development and Strategy
Directors:
Edward Anderson*	71	Director Nominee
Kevin E. Hartz*	51	Director Nominee
Gregory Mark	39	Director Nominee
Michael Medici*	42	Director Nominee
Paul Milbury*	72	Director Nominee
Antonio Rodriguez*	46	Director Nominee
Carol Meyers*	60	Director Nominee

*
Indicates non-employee director.

(1)
Audit Committee Member.

(2)
Compensation Committee Member.

(3)
Nominating and Corporate Governance Committee Member.

Executive Officers, Significant Employees and Non-Employee Directors
Shai Terem has been President and CEO of Markforged and a member of its board of directors since October 2020. Mr. Terem previously served as President and COO of Markforged from December 2019 to October 2020. Prior to that, Mr. Terem was President, Americas at Kornit Digital Ltd. from May 2017 to December 2019. Mr. Terem was VP of Finance & Operations, Americas at Stratasys from January 2015 to April 2017. Mr. Terem served in the Israeli Defense Forces from January 1997 to December 2007, reaching the rank of Lieutenant Commander. He has a B.A. in Economics from Tel Aviv University, and an M.B.A. from The University of Chicago — Booth School of Business.
David Benhaim is a Co-Founder of Markforged and has served as its Chief Technology Officer since July 2017 and a member of its board of directors since October 2020. Mr. Benhaim previously served as Markforged’s Director of Software Engineering from January 2015 to July 2017. Mr. Benhaim holds a B.S. in Computer Science from the Massachusetts Institute of Technology.

Mark Schwartz has served as Markforged’s Chief Financial Officer since April 2021. Mr. Schwartz previously served as Chief Financial Officer of Trax Technology Solutions PTE Ltd. (“Trax Retail”) from January 2018 through March 2021. Before joining Trax Retail, he was the General Partner at Launchpad Digital Health, LLC from March 2014 to January 2017. Earlier in his career, he served as Chief Financial Officer and Head of Strategy and Corporate Development at Fabrinet from May 2000 to April 2012. Mr. Schwartz holds a J.D. from University of San Diego School of Law and a B.S. in Financing and Accounting from University of Miami.
Stephen Karp has served as Markforged’s General Counsel since October 2020. Previously, Mr. Karp served as in-house counsel at Aspen Technology, Inc. from February 2011 through November 2020, most recently as Vice President and Associate General Counsel from October 2019 through November 2020. Prior to AspenTechnology, Inc., Mr. Karp served as Corporate Counsel at Phase Forward Incorporated until the company’s sale to Oracle Corporation in May 2010. Earlier in his career, Mr. Karp served as in-house counsel at IBM and as a corporate associate at the law firm Ropes & Gray LLP. He received a J.D. from Columbia Law School and a B.A. in Political Science and Spanish from Tufts University.
Ken Clayton has served as Markforged’s Senior Vice President of Global Sales since March 2021. Previously, Mr. Clayton served as Chief Executive Officer of GoEngineer, Inc. from February 2020 through February 2021. Mr. Clayton previously spent more than 20 years at SOLIDWORKS within Dassault Systèmes SE, including as Senior Vice President of Worldwide Sales from January 2011 through February 2020 and Vice President of Americas from 2010-2011 and Vice President of North America from 2007-2010. Mr. Clayton holds a B.A. in Communications from California State University, Chico.
Matt Gannon has served as Vice President of Operations of Markforged since August 2017. Mr. Gannon previously served as Director of Operations and Senior Sourcing Manager of Markforged from December 2014 to August 2017. Prior to that, Mr. Gannon worked for Newell Rubbermaid Inc. for over four years starting in their Supply Chain Management Development Program and eventually serving as Global Sourcing Manager from July 2010 to December 2014. Mr. Gannon holds a B.S. in Mechanical Engineering from Tufts University.
Dorit Liberman has served as Markforged’s Chief Human Resource Officer since January 2020. Previously, she was Vice President of Human Resources at Enerpac Tool group (previously Actuant Corporation) from November 2018 through January 2020, where she was responsible for a large global workforce across all continents. Before that, Ms. Liberman served as Director of Human Resources at Kornit Digital Ltd. from January 2017 to June 2018 and Corporate Director of Human Resources at Ellsworth Adhesives from October 2015 to October 2016. Earlier in her career, Ms. Liberman served as Vice President of Technology and Process Improvement at MRA Inc. and Vice President of Business Administration at 3M Company. Ms. Liberman holds a B.S. in Business Management from Cardinal Stritch University, Milwaukee.
Assaf Zipori has served as Markforged’s Vice President, Corporate Development and Strategy since April 2021. Prior to that, Mr. Zipori served as Markforged’s Acting Chief Financial Officer from November 2019 through April 2021. Previously, he served as Vice President of Corporate Development at Yotpo Ltd., an eCommerce marketing platform from March 2019 through November 2019. Prior to that, from September 2016 to November 2019, Mr. Zipori was Director of Corporate Development and Ventures at Amdocs Limited. Before joining Amdocs Limited, Mr. Zipori served as Chief Financial Officer at Component Control, Inc. from January 2015 to August 2016. Earlier in his career, he served as Director of Corporate Development & Alliances at Retailix Ltd., Manager at KPMG LLP and Consultant at Ernst & Young LLP. Mr. Zipori holds a B.B.A. from Pace University and an M.S. in Finance from Baruch College.
Edward Anderson has served on Markforged’s board of directors since September 2015. Since June 1994, Mr. Anderson has served as the Founder and a Managing Partner of North Bridge Venture Partners & Growth Equity, a venture capital firm. Mr. Anderson currently serves on the board of directors of Lyra Therapeutics, Inc. as well as several privately held companies. Mr. Anderson holds a B.F.A. from the University of Denver and an M.B.A. from Columbia University Graduate School of Business. We believe that Mr. Anderson’s extensive experience in venture capital investments qualifies him to serve on our board of directors.

Kevin E. Hartz has served as the Chief Executive Officer, Co-Founder and a member of the board of directors of AONE since its formation in July 2020. He currently serves as the Chairman of the board of directors and has served on the board of directors of Eventbrite, LLC, a global self-service ticketing platform, since October 2005. From September 2016 until June 2018, Mr. Hartz served as a partner and entrepreneur in residence at Founders Fund, a venture capital investment fund. From October 2005 to September 2016, Mr. Hartz served as the Chief Executive Officer of Eventbrite, LLC. From 2001 to 2015, Mr. Hartz co-founded and held various roles at Xoom Corporation, a publicly-traded payments processing company that was sold to PayPal in 2015, including serving as its Chief Executive Officer from 2001 to 2005 and director from 2001 to 2015. Mr. Hartz holds a M.S. degree in History from Oxford University and a B.A. and B.S. in History and Applied Earth Science from Stanford University. We believe that Mr. Hartz’s broad operational and transactional experience makes him well qualified to serve on our board of directors.
Gregory Mark is Founder and Chairman of Markforged. Mr. Mark founded Markforged in 2013 and served as its CEO from 2013 until October 2020. Mr. Mark holds a B.S. and M.S. from the Massachusetts Institute of Technology. We believe that Mr. Mark’s experience as our founder and former CEO makes him well qualified to serve on our board of directors.
Michael Medici has served as a member of Markforged’s board of directors since March 2019. Mr. Medici is a Managing Director of Summit Partners, L.P., where he has been employed since March 2005, and serves or has served as a director of several private companies. Mr. Medici has a B.S. in Finance and International Business from Georgetown University. We believe that Mr. Medici’s extensive financial and industry experience qualify him to serve on our board of directors.
Paul Milbury has served on Markforged’s board of directors since May 2019. Since May 2010, Mr. Milbury has served on the board of Infinera Corporation, where he is Chair of the Audit Committee. Mr. Milbury was also a Director and Chair of the Audit Committee for Gigamon Inc. (NYSE:GIMO) from January 2014 to December 2017. From July 2011 to March 2017, Mr. Milbury served as Director and Audit Committee Chair of Accedian Networks Inc. From October 2014 to February 2017, Mr. Milbury was Director and Audit Committee Chair of SimpliVity Corporation. Mr. Milbury holds a B.B.A. and an M.B.A. from the University of Massachusetts, Amherst. We believe that Mr. Milbury’s extensive financial expertise qualifies him to serve on our board of directors.
Antonio Rodriguez has served on Markforged’s board of directors since May 2014. Mr. Rodriguez is Partner at Matrix Partners, a role he has held since 2010. Prior to joining Matrix Partners, Mr. Rodriguez was Chief Technology Officer of HP Inc.’s Consumer Imaging and Printing Division. In 2005, Mr. Rodriguez co-founded Tabblo, which was sold to HP Inc. in 2007. Mr. Rodriguez holds an A.B. from Harvard University and an M.B.A. from Stanford University. We believe that Mr. Rodriguez’ extensive experience in investments in technology companies qualifies him to serve on our board of directors.
Carol Meyers has been nominated to begin serving on Mark forged’s board of directors immediately following the closing of the Business Combination. Ms. Meyers has served as a venture partner at Glasswing Ventures, LLC, a venture capital firm that invests in artificial intelligence and technology startups, since October 2020. She served as Chief Marketing Officer of Rapid7, a cybersecurity analytics and automation company, from December 2011 to December 2019, as Senior Vice President and Chief Marketing Officer at LogMeIn, Inc. from 2008 to 2010, and Senior Vice President and Chief Marketing Officer at Unica Corporation from 1999 to 2007. Ms. Meyers has served on the boards and audit committees of Zipwhip,Inc., a business-texting software and API provider, since July 2020, and Hear.com, the world’s largest online provider of medical-grade hearing aids, since April 2021. She served on the board of directors of Emarsys eMarketing Systems AG, a global provider of marketing automation software, from March 2016 to November 2020, when it was acquired by SAP SE. She also served on the board of directors of MineralTree,Inc., a provider of accounts payable and payment automation solutions, from July 2014 to March 2019. Ms. Meyers holds a B.S. in finance from Fairfield University and is a graduate of the General Electric Financial Management Program. We believe that Ms. Meyers’ broad operational and board governance experience makes her well qualified to serve on our board of directors.
Corporate Governance Guidelines and Code of Business Conduct
We will structure the corporate governance of Markforged Holding Corporation in a manner AONE and Markforged believe will closely align our interest with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•
at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers
Each executive officer of Markforged Holding Corporation will serve at the discretion of the board of directors and hold office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Board Composition
The board of directors of Markforged Holding Corporation will consist of up to nine directors immediately following the closing of the Business Combination. Each of the directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors can be filled by resolution of the board of directors.
The board of directors is divided into three classes, each serving staggered, three-year terms:
•
the Class I directors will be Antonio Rodriguez, Edward Anderson and Michael Medici, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•
the Class II directors will be Shai Terem, Gregory Mark and Paul Milbury, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•
the Class III directors will be Kevin Hartz and Carol Meyers, and their terms will expire at the annual meeting of stockholders to be held in 2024.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.
Independence of our Board of Directors
The parties have undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, the parties have determined that the board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, the parties have considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the parties deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions — MarkForged, Inc.” and “Certain Relationships and Related Person Transactions — AONE.” As a result of this review, Markforged Holding Corporation anticipates that will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.
Board Committees
The board of directors will have three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee
Paul Milbury, Edward Anderson and Michael Medici will serve as members of the audit committee. The audit committee will provide assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audit efforts of our independent registered public accounting firm and take those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and NYSE rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. In addition, qualifies Paul Milbury as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.
Our board of directors has adopted a new written charter for the audit committee, which is available on the Investor Relations section of our website at investors.markforged.com. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.
Compensation Committee
Edward Anderson, Kevin Hartz and one additional director to be appointed to the committee in connection with the closing of the Business Combination will serve as members of the compensation committee. The compensation committee will determine Markforged Holding Corporation’s general compensation policies and the compensation provided to the company’s officers. The compensation committee will also make recommendations to the board of directors regarding director compensation. In addition, the compensation committee will review and determine equity and non-equity compensation for the company’s executive officers other than its chief executive officer and review and recommend to the board of directors equity and non-equity compensation for directors. The compensation committee will oversee management’s decisions regarding the compensation of senior management, employees and consultants and will administer the company’s equity incentive plans. The compensation committee will also oversee the company’s corporate compensation programs. Each member of our compensation committee will be independent, as defined under the NYSE listing rules, and satisfy the NYSE’s additional independence standards for compensation committee members. The parties have determined that each of the members of the compensation committee are independent. will serve as chairman of the compensation committee. Each member of the compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).
The company’s board of directors has adopted a new written charter for the compensation committee, which is available on the Investor Relations section of the company’s website at investors.markforged.com. The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
Antonio Rodriguez and Michael Medici will serve as members of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing the company’s corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of the nominating and corporate governance committee will be independent as defined under the NYSE listing rules.
The company’s board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Investor Relations section of the company’s website at investors.markforged.com. The information on the company’s website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.
Role of Board of Directors in Risk Oversight
One of the key functions of the board of directors is informed oversight of Markforged Holding Corporation’s risk management process. The board of directors will administer this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure, and the audit committee will have the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. The nominating and corporate governance committee will be responsible for periodically evaluating the company’s corporate governance policies and systems in light of the governance risks that the company faces and the adequacy of the company’s policies and procedures designed to address such risks. The compensation committee will assess and monitor whether any of the company’s compensation policies and programs is reasonably likely to have a material adverse effect on the company.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of Markforged Holding Corporation’s compensation committee has at any time during the prior three years been one of AONE or Markforged’s officers or employees.
Code of Ethics
Following the consummation of the Business Combination, Markforged Holding Corporation will have a code of ethics that will apply to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our codes of ethics will be available on the Investor Relations section of our website at investors.markforged.com. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.
Compensation of Directors and Officers
Overview
Following the closing of the Business Combination, decisions with respect to the compensation of the company’s executive officers, including named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of the company’s named executive officers with the long-term interests of the company’s equity-owners and to enhance executive retention.
Annual Bonuses
We expect that Markforged Holding Corporation will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Equity-Based Awards
We expect Markforged Holding Corporation to use equity-based awards in future years to promote the company’s interest by providing executives with the opportunity to acquire equity interests as an incentive for their remaining in the company’s service and aligning the executives’ interests with those of Markforged Holding Corporation’s stockholders. Equity-based awards will be awarded in future years under the 2021 Incentive Plan, which has been adopted by AONE’s board of directors and is being submitted to AONE’s shareholders for approval at the extraordinary general meeting.
Other Compensation
We expect Markforged Holding Corporation to continue to maintain various employee benefit plans currently maintained by Markforged, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect Markforged Holding Corporation to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Markforged that are not generally available to all employees. For additional details, please see “Management of Markforged Holding Corporation — Markforged Holding Corporation Executive Compensation.”
Director Compensation
Following the Business Combination, non-employee directors of Markforged Holding Corporation will receive varying levels of compensation for their services as directors and members of committees of Markforged Holding Corporation’s board of directors. Markforged Holding Corporation anticipates determining director compensation in accordance with industry practice and standards.

EXECUTIVE COMPENSATION OF MARKFORGED HOLDING CORPORATION
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. References in this section to “we”, “our”, “us”, the “Company” and “Markforged”, generally refer to Markforged prior to the Business Combination and to Markforged Holding Corporation following the Business Combination.
This section discusses the material components of the executive compensation program offered to the executive officers of the Company who would have been “named executive officers” for 2020. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):
•
Shai Terem, our President and Chief Executive Officer;

•
Gregory Mark, our Chairman and Former Chief Executive Officer

•
David Benhaim, our Chief Technology Officer; and

•
Assaf Zipori, our Vice President, Corporate Development and Strategy and, through December 31, 2020, our Acting Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.
2020 Summary Compensation Table
The following table presents information regarding the compensation earned or received by our NEOs for services rendered during the fiscal year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total($)
Shai Terem	2020	500,000	200,000	3,128,473	219,294	97,194(4)	4,144,961
President and Chief Executive Officer
Gregory Mark	2020	338,636	—	445,813	39,000	705,528(6)	1,528,977
Chairman and Former Chief Executive Officer(5)
David Benhaim	2020	320,454	—	2,844,293	20,600	—	3,185,347
Chief Technology Officer
Assaf Zipori	2020	275,000	75,000	179,962	1,000	—	530,962
Vice President, Corporate Development and Strategy and, through December 31, 2020, our Acting Chief Financial Officer(7)

(1)
Includes a $200,000 one-time relocation bonus for Mr. Terem and a $75,000 discretionary bonus for Mr. Zipori.

(2)
The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officers during fiscal year 2020, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for the stock options and does not correspond to the actual economic value that may be received upon exercise of the stock option or any sale of any of the underlying shares of common stock.

(3)
The amounts represent actual bonuses earned as of December 31, 2020, upon the attainment of one or more pre-established company and individual performance goals established by our board of directors on an annual basis by Mr. Terem, Mr. Zipori, Mr. Benhaim and Mr. Mark. Mr. Zipori was entitled to a discretionary bonus of $75,000 from January to October 2020 (which is reported in the “Bonus” column), and any annual bonus related to work performed in 2020 was prorated based on the applicable pre-established company and individual performance goals in effect during 2020. For Mr. Terem, such amounts also include a quarterly payment of a special milestone bonus. The amounts were paid in 2021.

(4)
The amount represents $97,194 in moving expenses.

(5)
Mr. Mark stepped down as Chief Executive Officer in October 2020 and transitioned to Chairman.

(6)
We repurchased 263,031 shares of our common stock from Mr. Mark in October 2020. The amount reported represents the excess of the per-share purchase price over the fair market value of our common stock at the time of the transaction.

(7)
During the year ended December 31, 2020, Mr. Zipori held the title of Acting Chief Financial Officer.

Narrative Disclosure to Summary Compensation Table
Base Salaries.
We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2020, the annual base salaries for each of Messrs. Terem, Mark, Benhaim and Zipori were $500,000, $500,000 (increased from $300,000 upon his transition), $400,000 (increased from $300,000 upon his promotion) and $275,000, respectively.
Annual Cash Bonuses.
Each of Messrs. Terem, Mark and Benhaim is eligible to earn an annual cash incentive bonus which is awarded by our board of directors in its sole discretion. Mr. Zipori is eligible to earn an annual cash incentive bonus based on the achievement of specified company and individual performance criteria established by the Company, which is awarded by the Company in its sole discretion. For 2020, each of Messrs. Terem, Mark, Benhaim and Zipori were eligible to earn a target bonus amount of $200,000, $200,000, $100,000 (for which he first became eligible in October 2020) and $100,000, respectively. In addition, beginning with his promotion to CEO in October 2020, Mr. Terem is eligible to earn a special milestone bonus of up to $100,000 per year, to be paid on a quarterly basis, based on satisfactory attainment of certain key performance indicators (as determined within the sole discretion of the Board).
Equity Compensation.
Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the vesting period. Accordingly, our board of directors periodically reviews the equity incentive compensation of our named executive officers and may grant equity incentive awards to them from time to time.

In October 2020 our board of directors approved stock options to our NEOs. Messrs. Terem, Mark, Benhaim and Zipori were granted stock options to purchase 2,961,167 shares, 421,972 shares, 2,700,620 shares, and 170,000 shares, respectively, as described in more detail in the “Outstanding equity awards at fiscal 2020 year-end” table.
Employment arrangements with our named executive officers
The material terms of each NEO’s existing employment arrangements are summarized below.
Offer letter with Mr. Shai Terem
On October 21, 2020, we entered into an amended and restated offer letter with Mr. Terem, as amended, pursuant to which we employ Mr. Terem as our President and Chief Executive Officer. The offer letter provides for Mr. Terem’s at-will employment and an annual base salary, a target annual bonus of $200,000, an annual $100,000 special milestone bonus based on attainment of certain key performance indicators, and a $200,000 relocation bonus paid in 2020. In addition, in connection with his relocation to the Boston metropolitan area, the Company will reimburse Mr. Terem for his relocation costs, including commissions for the sale of his home (assumed to be 6% of $1,000,000) and other hotel and travel costs as needed during the gap between permanent housings (such reimbursements to be made on a “grossed-up” basis). The offer letter also provided Mr. Terem with a stock option award, as well as his ability to participate in our employee benefit plans generally. Mr. Terem’s offer letter provides that upon the occurrence of a Qualifying Termination (as defined in Mr. Terem’s offer letter, including a termination without “cause” or a resignation by Mr. Terem for “good reason”), subject to his execution and non-revocation of a separation and release agreement, he will be entitled to certain severance benefits. The severance benefits are a right to receive salary continuation payments for the period ending on the earlier of (i) the 12-month period following a Qualified Termination or (ii) the date immediately preceding the date he commences employment (more than on a half-time basis) with another employer. If a Qualifying Termination occurs between the end of a calendar year and the date of payouts of bonuses for such calendar year, the Company will also pay Mr. Terem the bonus for the recently completed calendar year. In addition, if after the consummation of a change in control transaction (as such term is defined in Mr. Terem’s offer letter) of the Company, Mr. Terem is terminated without cause, then all unvested equity awards shall vest and become fully exercisable.
Offer letter with Mr. Gregory Mark
On October 5, 2020, we entered into an offer letter with Mr. Mark pursuant to which we transitioned Mr. Mark from serving as our Chief Executive Officer to Chairman. The offer letter provides for Mr. Mark’s at-will employment and an annual base salary, a target annual bonus and a stock option award. We also agreed to repurchase 526,061 shares, with 50% of the shares being repurchased in connection with this offer letter and 50% of the shares being repurchased in connection with the Business Combination. Mr. Mark’s offer letter provides that upon the occurrence of a Qualifying Termination (as defined in Mr. Mark’s offer letter), subject to his execution and non-revocation of a separation and release agreement, he will be entitled to certain severance benefits. The severance benefits are a right to receive salary continuation payments for the period ending on the earlier of (i) the 12-month period following a Qualified Termination or (ii) the date immediately preceding the date he commences employment with another employer. If a Qualifying Termination occurs between the end of a calendar year and the date of payouts of bonuses for such calendar year, the Company will also pay Mr. Mark the bonus for the recently completed calendar year.
Offer letter with Mr. David Benhaim
On August 9, 2017 we entered into an offer letter with Mr. Benhaim, most recently amended October 18, 2020, pursuant to which we employ Mr. Benhaim as our Chief Technology Officer. The offer letter provides for Mr. Benhaim’s at-will employment and an annual base salary, a target annual bonus, a stock option award, as well as his ability to participate in our employee benefit plans generally. Mr. Benhaim’s offer letter provides that upon the occurrence of a Qualified Termination (as defined in Mr. Benhaim’s offer letter, including a termination without “cause” or a resignation by Mr. Benhaim for “good reason”), subject to his execution and non-revocation of a separation and release agreement, he will be entitled to certain severance benefits. The severance benefits are a right to receive salary continuation payments for the period ending on the earlier of (i) the last day of the 12-month period following a Qualified Termination or (ii) the date immediately preceding the date he commences employment (more than on a half-time basis) with another employer. In addition, if after the consummation of a “change in control transaction” (as defined in Mr. Benhaim’s offer letter) of the Company, Mr. Benhaim’s employment is terminated without cause, then all unvested equity awards shall vest and become fully exercisable.
Offer letter with Mr. Assaf Zipori
On November 3, 2020, we entered into an amended and restated offer letter with Mr. Zipori, pursuant to which we employed Mr. Zipori as our Acting Chief Financial Officer. Effective April 1, 2021, upon the commencement of employment of our Chief Financial Officer, Mr. Zipori transitioned to the role of Vice President, Corporate Development and Strategy. The offer letter provides for Mr. Zipori’s at-will employment and an annual base salary, a target annual bonus, a special bonus in connection with the Business Combination (as defined in Mr. Zipori’s offer letter) and a stock option award. Mr. Zipori’s offer letter provides that upon the occurrence of a Qualifying Termination (as defined in Mr. Zipori’s offer letter, including a termination without “cause” or a resignation by Mr. Zipori for “good reason”), subject to his execution and non-revocation of a separation and release agreement, he will be entitled to certain severance benefits. The severance benefits are a right to receive salary continuation payments for the period ending on the earlier of (i) the 6-month period following a Qualified Termination or (ii) the date immediately preceding the date he commences employment with another employer (more than on a half-time basis). If a Qualifying Termination occurs between the end of a calendar year and the date of payouts of bonuses for such calendar year, the Company will also pay Mr. Zipori the bonus for the recently completed calendar year. Mr. Zipori is also eligible to receive an additional $200,000 bonus (“SPAC Bonus”) related to the Business Combination, with $100,000 of the SPAC Bonus payable upon consummation of the Business Combination and the remaining $100,000 payable upon the 12-month anniversary of the Business Combination, subject to his continued employment. However, if the Company terminates Mr. Zipori’s employment “without cause” (as defined in Mr. Zipori’s offer letter), after closing of the Business Combination, but prior to the 12-month anniversary of the closing of the Business Combination, the Company will, subject to his execution and non-revocation of a separation and release agreement, pay Mr. Zipori the remaining $100,000 SPAC Bonus.
In addition, our NEOs have entered into restrictive covenant agreements with us that generally contain 12-month post-employment non-competition and non-solicitation covenants.
Outstanding equity awards at 2020 fiscal year-end
The following table sets forth information concerning outstanding equity awards held by each of our NEOs as of December 31, 2020.

	Option Awards(1)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Shai Terem	11/13/2019	1,140,845	3,071,509	$2.00	11/12/2029
	10/22/2020	—	2,961,167	$2.07	10/21/2030
Gregory Mark	10/22/2020	—	421,972	$2.07	10/21/2030
David Benhaim	6/22/2014(2)	183,270	—	$0.06	6/17/2024
	3/17/2015(2)	378,000	—	$0.06	3/16/2025
	4/27/2016(2)	158,666	11,334	$0.14	4/26/2026
	6/21/2017(2)	77,805	33,346	$0.20	6/20/2027
	2/9/2019	130,375	154,081	$0.84	2/8/2029
	10/22/2020(3)	112,525	2,588,095	$2.07	10/21/2030
Assaf Zipori	11/12/2019	184,166	495,834	$2.00	11/11/2029
	10/30/2020	—	170,000	$2.07	10/29/2030

(1)
Each of the stock options in the table above was granted pursuant to our Amended and Restated 2013 Stock Option and Grant Plan (the “2013 Plan”), and is exercisable for shares of our common stock. Except as otherwise set forth below, each stock option vests over four years, with 25% of the shares subject to each option vesting 12 months after the vesting commencement date, and 1/48 of the shares subject to the option vesting on each monthly anniversary of the vesting commencement date thereafter, in each case, subject to the NEO’s continuous service. To the extent that the stock options are assumed and continued in connection with a “sale event,” the stock options will fully accelerate upon the executive’s termination without “cause” or resignation for “good reason” if such termination or resignation occurs within the 12 month period following such sale event.

(2)
This stock option vests over five years, with 20% of the shares subject to each option vesting 12 months after the vesting commencement date, and 1/60 of the shares subject to the option vesting on each monthly anniversary of the vesting commencement date thereafter, in each case, subject to the NEO’s continuous service.

(3)
This stock option vests over four years, with 1/48 of the shares subject to the option vesting on each monthly anniversary of the vesting commencement date, in each case, subject to the NEO’s continuous service.

Employee benefit and equity compensation plans and arrangements
Amended and Restated 2013 Stock Option and Grant Plan
Markforged’s 2013 Plan was initially approved by its board of directors and stockholders on June 17, 2013, and was most recently amended and restated by Markforged’s board of directors on October 22, 2020 and approved by its stockholders on October 23, 2020. Under the 2013 Plan, we have reserved for issuance an aggregate of 36,313,607 shares of our common stock. The number of shares of common stock reserved for issuance is subject to adjustment in the event of any merger, consolidation, sale of all or substantially all of our assets, reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar transaction.
The shares of common stock underlying awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) and shares of common stock that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are currently added back to the shares of common stock available for issuance under the 2013 Plan.

Markforged’s board of directors has acted as administrator of the 2013 Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, and to determine the specific terms and conditions of each award, subject to the provisions of the 2013 Plan. Persons eligible to participate in the 2013 Plan are those employees, officers and directors of, and consultants and advisors to, the company as selected from time to time by the administrator in its discretion.
The 2013 Plan permits the granting of (1) options to purchase shares of common stock intended to qualify as incentive stock options under Section 422 of the Code, and (2) options that do not so qualify. No more than 36,313,607 shares of Markforged common stock may be issued pursuant to incentive stock options. The per share exercise price of each option is determined by the administrator but may not be less than 100% of the fair market value of Markforged’s shares of common stock on the date of grant. The term of each option is fixed by the administrator but may not exceed 10 years from the date of grant. The administrator determines at what time or times each option may be exercised. In addition, the 2013 Plan permits the granting of restricted shares of common stock, unrestricted shares of common stock, and restricted stock units.
The 2013 Plan provides that upon the occurrence of a “sale event,” as defined in the 2013 Plan, all outstanding stock options will terminate at the effective time of such sale event, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In the event of a termination of the 2013 Plan and all options issued thereunder in connection with a sale event, optionees will be provided an opportunity to exercise options that are then exercisable or will become exercisable as of the effective time of the sale event within a specified period of time prior to the consummation of the sale event. In addition, we have the right to provide for cash payment to holders of options, in exchange for the cancellation thereof, in an amount per share equal to the difference between the value of the consideration payable per share of common stock in the sale event and the per share exercise price of such options. In the event of, and subject to the consummation of, a sale event, restricted stock and restricted stock units (other than those becoming vested as a result of the sale event) will be forfeited immediately prior to the effective time of a sale event unless such awards are assumed or continued by the successor entity. In the event that shares of restricted stock are forfeited in connection with a sale event, such shares of restricted stock shall be repurchased at a price per share equal to the original per share purchase price of such shares. We have the right to provide for cash payment to holders of restricted stock or restricted stock units, in exchange for the cancellation thereof, in an amount per share equal to the value of the consideration payable per share of common stock in the sale event.
Additionally, the 2013 Plan provides for certain drag along rights pursuant to which grantees may be obligated to, on the request of the Company or the accepting requisite holder, sell, transfer, and deliver, or cause to be sold, transferred, and delivered, to a buyer, their shares in the event the Company or the accepting requisite holder determine to enter into a sale event with a buyer.
The board of directors may amend or discontinue the 2013 Plan at any time, subject to stockholder approval where such approval is required by applicable law. The administrator of the 2013 Plan may also amend or cancel any outstanding award, provided that no amendment to an award may adversely affect a participant’s rights without his or her consent. The administrator of the 2013 Plan is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or effect the repricing of such awards through cancellation and re-grants.
The 2013 Plan will automatically terminate upon the earlier of 10 years from the date on which the 2013 Plan was initially adopted by Markforged’s board of directors or 10 years from the date the 2013 Plan was initially approved by its stockholders. As of December 31, 2020, options to purchase 19,599,305 shares of common stock were outstanding under the 2013 Plan. However, in connection with the Incentive Plan Proposal set forth elsewhere in this prospectus, AONE stockholders are being asked to approve the Markforged Holding Corporation 2021 Stock Option and Incentive Plan, which is intended as the successor to the 2013 Plan following the Business Combination.
Employee Benefits
The NEOs are eligible to participate in standard welfare benefit plans, including medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. The Company also maintains a 401(k) plan for the benefit of its eligible employees, including the named executive officers, as discussed in the section below entitled “— 401(k) plan.”
401(k) plan
The Company maintains the MarkForged, Inc. Retirement Plan (the “401(k) Plan”), that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. The Company’s employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.
Director Compensation
We have not made annual cash or equity compensation awards to our non-employee directors for service on the board of directors, although we have granted stock options to Paul Milbury in recognition of his service on our board. None of our other non-employee directors held any option awards or unvested stock awards in us as of December 31, 2019. As of December 31, 2020, Mr. Milbury held unexercised stock options to purchase 839,070 shares.
The following table sets forth compensation earned and paid to the non-employee directors of Markforged during the fiscal year ended December 31, 2020. Mr. Terem, our Chief Executive Officer, Mr. Mark, our former Chief Executive Officer and chairman, and Mr. Benhaim, our Chief Technology Officer, did not receive any compensation for their service as members of our board of directors during 2020. The compensation for their service for fiscal year 2020 is presented above under the heading “— 2020 Summary Compensation Table.”
We intend to adopt, approve and implement a non-employee director compensation program that consists of annual cash retainer fees and long-term equity awards, in order to compensate our non-employee directors following the Business Combination.
Name	Option Awards ($)(1)	Total ($)
Antonio Rodriguez, Edward T. Anderson, Michael Medici, Lak Ananth, Gus Tai	—	—
Paul Milbury(2)	351,932	351,932

(1)
The amounts reported represent the aggregate grant date fair value of the stock options awarded to the directors during fiscal year 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for the stock options and does not correspond to the actual economic value that may be received upon exercise of the stock option or any sale of any of the underlying shares of common stock.

(2)
Mr. Milbury received an option to purchase 332,670 shares that vests in 16 quarterly installments through October 2024. This option will fully accelerate if Mr. Milbury continues to serve as a director through the consummation of a “sale event” (as such term is defined in the 2013 Plan).

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of Markforged, common stock as of May 1, 2021, (ii) the beneficial ownership of AONE ordinary shares as of May 1, 2021 and (ii) the expected beneficial ownership of shares of Markforged Holding Corporation common stock immediately following consummation of the Business Combination (assuming a “no redemptions” scenario and assuming a “redemptions” scenario as described below) by:
•
each person known to be the beneficial owner of more than 5% of Markforged’s outstanding common stock;

•
each of Markforged’s current named executive officers and directors;

•
each person who is known to be the beneficial owner of more than 5% of AONE ordinary shares and is expected to be the beneficial owner of more than 5% of the shares of Markforged Holding Corporation common stock post-Business Combination;

•
each of AONE’s current named executive officers and directors;

•
each person who is expected to be the beneficial owner of more than 5% of the shares of Markforged Holding Corporation common stock post-Business Combination;

•
each person who will become a named executive officer or director of Markforged Holding Corporation post-Business Combination; and

•
all executive officers and directors of Markforged as a group pre-Business Combination, all executive officers and directors of AONE as a group pre-Business Combination, and all executive officers and directors of Markforged Holding Corporation post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Markforged capital stock pre-Business Combination is based on 155,367,369 shares of capital stock issued and outstanding as of May 1, 2021, and assumes the conversion of all preferred stock to common stock.
The beneficial ownership of AONE ordinary shares pre-Business Combination is based on 26,875,000 one ordinary shares issued and outstanding as of May 1, 2021, which includes an aggregate of 5,375,000 one Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of Markforged Holding Corporation common stock post-Business Combination assumes two scenarios:
(i)
a “no redemptions” scenario where (i) no AONE public shareholders exercise their redemption rights in connection with the Business Combination and (ii) up to 165,500,000 shares of Markforged Holding Common Stock are issued to Markforged Stockholders, which, in the case of Markforged Holding Corporation Awards, will be shares underlying awards based on Markforged Holding Common Stock; and

(ii)
a “redemptions” scenario where (i) 18,507,622 of AONE’s outstanding public shares are redeemed in connection with the Business Combination and (ii) up to 165,500,000 shares of Markforged Holding Common Stock are issued to Markforged Stockholders, which, in the case of Markforged Awards, will be shares underlying awards based on Markforged Holding Common Stock.

The following table does not reflect beneficial ownership of any shares of the following: Markforged Holding Common Stock issuable upon exercise of public warrants or private placement warrants that are not exercisable or convertible within 60 days; shares of Markforged Holding Common Stock or Markforged common stock, as applicable, issuable upon the exercise of Markforged Holding Corporation Options, Markforged Holding Corporation RSUs or Markforged Equity Awards that are not exercisable within 60 days; and the Markforged Earnout Shares.

Based on the foregoing, including the 21,000,000 shares of Markforged Holding Common Stock issued in connection with the PIPE Investment and shares issuable within 60 days of May 1, 2021 pursuant to Markforged Holding Corporation Options, Markforged Holding Corporation RSUs and Markforged Equity Awards held by the persons named below there would be 191,322,601 shares of Markforged Holding Common Stock issued and outstanding immediately following the consummation of the Business Combination.
Unless otherwise indicated, AONE believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
	Pre-Business Combination and PIPE Investment						Post-Business Combination and PIPE Investment
							Assumption No Redemptions		Assuming Redemptions
	Number of Markforged	% of Markforged	Number of one	% of one Class A	% of one Class B	% of one	Number of Shares of Markforged Holding Corporation		Number of Shares of Markforged Holding Corporation
	Common	Common	Ordinary	Ordinary	Ordinary	Ordinary	Common		Common
Name and Address of Beneficial Owner(1)	Stock	Stock	Shares	Shares	Shares	Shares	Stock	%	Stock	%
5% Holders of Markforged, AONE and Markforged Holding Corporation
A-star(2)	—	—	5,220,000	—	97.1%	19.4%	5,220,000	2.7%	5,220,000	3.0%
Integrated Core Strategies (US) LLC(3)	—	—	1,852,405	8.6%	—	6.9%	2,852,405	1.5%	2,852,405	1.7%
Bluecrest Capital Management Ltd(4)	—	—	1,250,000	5.8%	—	4.7%	1,550,000	*	1,550,000	*
Senvest Management LLC(5)	—	—	1,143,100	5.3%	—	4.3%	1,893,100	1.0%	1,893,100	1.1%
Wasatch Advisors, Inc.(6)	—	—	2,520,726	11.7%	—	9.4%	5,020,726	2.6%	5,020,726	2.9%
Entities affiliated with Matrix Ventures(7)	31,420,388	20.2%	—	—	—	—	29,919,869	15.6%	29,919,869	17.3%
North Bridge Venture Partners 7, L.P.(8)	30,587,240	19.7%	—	—	—	—	29,126,510	15.2%	29,126,510	16.9%
Entities affiliated with Trinity Ventures(9)	18,124,150	11.7%	—	—	—	—	17,258,609	9.0%	17,258,609	10.0%
Entities affiliated with Summit Partners(10)	15,255,770	9.8%	—	—	—	—	14,527,212	7.6%	14,527,212	8.4%
Gregory Thomas Mark(11)	28,392,494	18.3%	—	—	—	—	23,306,576	12.2%	23,306,576	13.5%
Directors and Named Executive Officers of Markforged Pre-Business Combination
Gregory Thomas Mark (11)	28,392,494	18.3%	—	—	—	—	23,306,576	12.2%	23,306,576	13.5%
Shai Terem (15)	1,667,390	1.1%	—	—	—	—	1,507,761	*	1,507,761	*
David Benhaim (16)	1,674,395	1.1%	—	—	—	—	904,429	*	904,429	*
Antonio Rodriguez (17)	31,420,388	20.2%	—	—	—	—	29,919,869	15.6%	29,919,869	17.3%
Edward T. Anderson (18)	30,587,240	19.7%	—	—	—	—	29,126,510	15.2%	29,126,510	16.9%
Michael Medici	15,255,770	9.8%	—	—	—	—	14,527,212	12.2%	14,527,212	13.5%
Paul Milbury (19)	294,783	*	—	—	—	—	280,705	*	280,705	*
Gus Tai	—	—	—	—	—	—	—		—

	Pre-Business Combination and PIPE Investment						Post-Business Combination and PIPE Investment
							Assumption No Redemptions		Assuming Redemptions
	Number of Markforged	% of Markforged	Number of one	% of one Class A	% of one Class B	% of one	Number of Shares of Markforged Holding Corporation		Number of Shares of Markforged Holding Corporation
	Common	Common	Ordinary	Ordinary	Ordinary	Ordinary	Common		Common
Name and Address of Beneficial Owner(1)	Stock	Stock	Shares	Shares	Shares	Shares	Stock	%	Stock	%
Assaf Zipori (20)	269,166	*	—	—	—	—	256,311	*	256,311	*
Lak Ananth	—	—	—	—	—	—	—	—	—	—
All Markforged directors and executive officers as a group (11 individuals)	109,292,460	69.0%	—	—	—	—	110,013,062	51.3%	110,013,062	56.7%
Directors and Named Executive Officers of one Pre-Business Combination
Kevin E. Hartz(12)	—	—	5,220,000	—	97.1%	19.4%	5,220,000	2.7%	5,220,000	3.0%
Spike Lipkin(13)	—	—	5,220,000	—	97.1%	19.4%	5,220,000	2.7%	5,220,000	3.0%
Troy B. Steckenrider III(14)	—	—	5,220,000	—	97.1%	19.4%	5,220,000	2.7%	5,220,000	3.0%
Pierre Lamond	—	—	30,000	—	*	*	30,000	*	30,000	*
Michelle Gill	—	—	25,000	—	*	*	25,000	*	25,000	*
Lachy Groom	—	—	25,000	—	*	*	25,000	*	25,000	*
Gautam Gupta	—	—	25,000	—	*	*	25,000	*	25,000	*
Trina Spear	—	—	25,000	—	*	*	25,000	*	25,000	*
All one directors and executive officers as a group (seven individuals)	—	—	5,350,000	—	99.5%	19.9%	5,350,0000	2.7%	5,350,000	3.0%
Directors, Nominees and Named Executive Officers of Markforged Holding Corporation Post-Business Combination
Kevin Hartz(12)	—	—	5,220,000	—	97.1%	19.4%	5,220,000	2.7%	5,220,000	3.0%
Shai Terem(15)	1,667,390	1.1%	—	—	—	—	1,507,761	*	1,507,761	*
David Benhaim(16)	1,674,395	1.1%	—	—	—	—	904,429	*	904,429	*
Antonio Rodriguez(17)	31,420,388	20.2%	—	—	—	—	29,919,869	15.6%	29,919,869	17.3%
Edward T. Anderson(18)	30,587,240	19.7%	—	—	—	—	29,126,510	15.2%	29,126,510	16.9%
Michael Medici	15,255,770	9.8%	—	—	—	—	14,527,212	7.6%	14,527,212	8.4%
Paul Milbury(19)	294,783	*	—	—	—	—	280,705	*	280,705	*
Gregory Thomas Mark(11)	28,392,494	18.3%	—	—	—	—	23,306,576	12.2%	23,306,576	13.5%
Carol Meyers	—	—	—	—		—	—	—	—	—
Assaf Zipori(20)	269,166	*	—	—	—	—	256,311	*	256,311	*
All Markforged Holding Corporation directors and executive officers as a group (11 individuals)	99,573,062	69.1%	5,220,000	—	97.1%	19.4%	104,793,062	54.0%	104,793,062	59.7%

*
Indicates less than 1%

(1)
Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 16 Funston Avenue, Suite A, The Presidio of San Francisco, San Francisco, California 94129 and post-Business Combination is 480 Pleasant Street, Watertown, Massachusetts 02472.

(2)
Consists of 5,220,000 AONE Class B ordinary shares held directly by A-Star, the Sponsor of AONE.

(3)
Based on an Schedule 13G Amendment filed February 8, 2021 by Integrated Core Strategies (US) LLC (“Millennium”), Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103. Millennium may be deemed to be the beneficial owner of 1,852,405 AONE Class A ordinary shares, over which it has shared investment and voting power and, post-Business Combination, includes ownership of 1,000,000 shares purchased in the PIPE Investment.

(4)
Based on a Schedule 13G filed on November 13, 2020 by BlueCrest Capital Management Limited, a Cayman Islands exempted company (“BlueCrest”), Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands, JE2 4HR. BlueCrest may be deemed to be the beneficial owner of 1,250,000 AONE Class A ordinary shares, over which it has shared investment and voting power and, post-Business Combination, includes ownership of 300,000 shares purchased in the PIPE Investment.

(5)
Based on a Schedule 13G filed on March 24, 2021 by Senvest Management, LLC, a Delaware limited liability company (“Senvest”), 540 Madison Avenue, 32nd Floor, New York, New York 10022. Senvest may be deemed to be the beneficial owner of 1,143,100 AONE Class A ordinary shares, over which it has shared investment and voting power and, post‑Business Combination, includes ownership of 750,000 shares purchased in the PIPE Investment.

(6)
Based on a Schedule 13G filed on April 9, 2021 by Wasatch Advisors, Inc., a Utah corporation ("Wasatch"), 505 Wakara Way, Salt Lake City, UT 84108. Wasatch may be deemed to be the beneficial owner of 2,520,726 AONE Class A ordinary shares, over which it has sole investment and voting power and, post-Business Combination, includes ownership of 2,500,000 shares purchased in the PIPE Investment.

(7)
Pre-Business Combination, consists of 29,924,778 shares held by Matrix Partners IX, L.P. (“Matrix IX”) in Markforged and 1,495,610 shares held by Weston & Co. IX LLC, as Nominee (“Weston IX” and, together with Matrix, “Matrix Partners”). in Markforged. Post-Business Combination, consists of 28,495,684 shares held by Matrix IX in Markforged Holding Corporation and 1,424,185 shares held by Weston IX in Markforged Holding Corporation. Antonio Rodriguez is a partner at Matrix Partners and a member of the board of directors post-closing of the Business Combination. Mr. Rodriguez is a managing member of Matrix IX Management Co., L.L.C. and as such has sole voting and dispositive power with respect to the Matrix IX and Weston IX shares. Mr. Rodriguez disclaims beneficial ownership of the Matrix IX and Weston IX shares, except to the extent of his pecuniary interest therein. The principal mailing address for each of Mr. Rodriguez, Matrix IX, and Weston IX is 101 Main Street, 17th Floor, Cambridge, MA 02142.

(8)
Pre-Business Combination, consists of 30,587,240 shares held by North Bridge Venture Partners 7, L.P. (“NBVP 7”) in Markforged. Post-Business Combination, consists of 29,126,510 shares held by NBVP 7 in Markforged Holding Corporation. North Bridge Venture Management 7, L.P. (“NBVM 7”) is the sole general partner of NBVP 7. NBVM GP, LLC (“NBVM GP”) is the sole general partner of NBVM 7. Each of Edward T. Anderson, a member of the board of directors post-closing of the Business Combination, and Richard A. D’Amore are the managers of NBVM GP and may be deemed to have shared voting and dispositive power over the shares held by NBVP 7. The principal address for North Bridge Venture Partners and the Managers is 60 William Street, Suite 350, Wellesley, MA 02481.

(9)
Pre-Business Combination, consists of 17,698,596 shares held by Trinity Ventures XI, L.P. in Markforged, 284,186 shares held by Trinity XI Entrepreneurs’ Fund, L.P. in Markforged, and 141,368 shares held by Trinity XI Side-By-Side Fund, L.P. (together with Trinity Ventures XI, L.P. and Trinity XI Entrepreneurs’ Fund, L.P., the “Trinity Entities”) in Markforged. Post-Business Combination, consists of 16,853,378 shares held by Trinity Ventures XI, L.P. in Markforged Holding Corporation, 270,614 shares held by Trinity XI Entrepreneurs’ Fund, L.P. in Markforged Holding Corporation and 134,617 shares held by Trinity XI Side-By-Side Fund, L.P. in Markforged Holding Corporation. Trinity TVL XI, LLC is the General Partner of the Trinity Entities and the Management Members of Trinity TVL XI, LLC share voting and dispositive power over the shares held by each of the Trinity Entities. The Management Members of Trinity TVL XI, LLC are Ajay Chopra, Noel Fenton, Nina Labatt, Patricia Nakache and Larry Orr. The principal mailing address for the Trinity Entities is 2480 Sand Hill Rd #200, Menlo Park, CA 94025.

(10)
Pre-Business Combination, consists of 9,331,785 shares held by Summit Partners Growth Equity Fund IX-A, L.P. in Markforged, 5,826,637 shares held by Summit Partners Growth Equity Fund IX-B, L.P. in Markforged, 86,411 shares held by Summit Investors GE IX/VC IV, LLC in Markforged, and 10,937 shares held by Summit Investors GE IX/VC IV (UK), L.P. in Markforged. Post-Business Combination, consists of 8,886,134 shares held by Summit Partners Growth Equity Fund IX-A, L.P. in Markforged Holding Corporation, 5,548,379 shares held by Summit Partners Growth Equity Fund IX-B, L.P. in Markforged Holding Corporation, 82,284 shares held by Summit Investors GE IX/VC IV, LLC in

Markforged Holding Corporation, and 10,415 shares held by Summit Investors GE IX/VC IV (UK), L.P. in Markforged Holding Corporation. Summit Master Company, LLC is (i) the general partner of Summit Partners, L.P., which is the managing member of Summit Partners GE IX, LLC, which is the general partner of Summit Partners GE IX, L.P., which is the general partner of Summit Partners Growth Equity Fund IX-A, L.P. and Summit Partners Growth Equity Fund IX-B, L.P., and (ii) the managing member of Summit Investors Management, LLC, which is the general partner of Summit Investors GE IX/VC IV (UK), L.P. and the manager of Summit Investors GE IX/VC, LLC. Summit Master Company, LLC, as the general partner of Summit Partners, L.P. and as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power of the shares held directly by Summit Partners Growth Equity Fund IX-A, L.P., Summit Partners Growth Equity Fund IX-B, L.P., Summit Investors GE IX/VC IV (UK), L.P., and Summit Investors GE IX/VC IV, LLC, to Summit Partners, L.P. and its three-person investment committee responsible for investment decisions with respect to the Company’s securities, currently composed of Peter Chung, Scott Collins and Len Ferrington, who act by a majority vote. Accordingly, Mr. Chung, Mr. Collins and Mr. Ferrington disclaim beneficial ownership of the reported shares. The address for each of the reporting entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(11)
Pre-Business Combination, consists of (a) 24,608,859 shares held directly by Mr. Mark in Markforged, (b) 2,803,738 shares held by The Gregory Mark Irrevocable Family Trust in Markforged, and (c) 1,401,869 shares held by The Gregory Mark 2020 Grantor Retained Annuity Trust in Markforged. Post-Business Combination, consists of (a) 19,703,633 shares held directly by Mr. Mark in Markforged Holding Corporation, (b) 2,669,842 shares held by The Gregory Mark Irrevocable Family Trust in Markforged Holding Corporation and (c) 1,334,921 shares held by The Gregory Mark 2020 Grantor Retained Annuity Trust in Markforged Holding Corporation. Post-Business Combination figures give effect to the Employee Transactions. The trustees of The Gregory Mark Irrevocable Family Trust are Mr. Mark and two immediate family members and the trustee of The Gregory Mark 2020 Grantor Retained Annuity Trust is Mr. Mark. Voting and investment power over the shares held of record by the trusts is exercised by Mr. Mark and his co-trustees.

(12)
The shares reported herein are held by A-Star, which is governed by its managers, Kevin E. Hartz, Spike Lipkin and Troy B. Steckenrider III. The managers have voting and investment discretion with respect to such AONE Class B ordinary shares and may be deemed to have shared beneficial ownership of such shares.

(13)
The shares reported herein are held by A-Star, which is governed by its managers, Kevin E. Hartz, Spike Lipkin and Troy B. Steckenrider III. The managers have voting and investment discretion with respect to such AONE Class B ordinary shares and may be deemed to have shared beneficial ownership of such shares.

(14)
The shares reported herein are held by A-Star, which is governed by its managers, Kevin E. Hartz, Spike Lipkin and Troy B. Steckenrider III. The managers have voting and investment discretion with respect to such AONE Class B ordinary shares and may be deemed to have shared beneficial ownership of such shares.

(15)
Pre-Business Combination, consists of 1,667,390 shares in Markforged subject to options held by Mr. Terem exercisable within 60 days of May 1, 2021. Post-Business Combination, consists of 1,507,761 shares in Markforged Holding Corporation subject to options held by Mr. Terem exercisable within 60 days in of May 1, 2021. Post-Business Combination figures give effect to the Employee Transactions.

(16)
Pre-Business Combination, consists of 530,573 shares held directly by Mr. Benhaim in Markforged and 1,143,822 shares subject to options that are held by Mr. Benhaim exercisable within 60 days of May 1, 2021. Post-Business Combination consists of 904,429 shares subject to options that are held by Mr. Benhaim exercisable within 60 days of May 1, 2021. Post-Business Combination figures give effect to the Employee Transactions.

(17)
Consists of the shares identified in footnote (7) above. Post-Business Combination consists of shares identified in footnote (7) above. Mr. Rodriguez is a partner at Matrix Partners.

(18)
Consists of the shares identified in footnote (8) above. Post-Business Combination consists of shares identified in footnote (8) above. Mr. Anderson is a managing director at North Bridge.

(19)
Pre-Business Combination, consists of 294,783 shares in Markforged subject to options that are held by Mr. Milbury exercisable within 60 days of May 1, 2021. Post-Business Combination, consists of 280,705 shares in Markforged Holding Corporation subject to options that are held by Mr. Milbury exercisable within 60 days of May 1, 2021.

(20)
Pre-Business Combination, consists of 269,166 shares in Markforged subject to options that are held by Mr. Zipori exercisable within 60 days of May 1, 2021. Post-Business Combination, consists of 256,311 shares in Markforged Holding Corporation subject to options that are held by Mr. Zipori exercisable within 60 days of May 1, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Markforged
The following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:
•
Markforged has been or is to be a participant;

•
the amount involved exceeded or exceeds $120,000; and

•
any of Markforged’s directors, executive officers or holders of more than 5% of Markforged’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Markforged believes the terms of the transactions described below were comparable to terms it could have obtained in arm’s-length dealings with unrelated third parties.
Sales of Securities
Series D Preferred Stock Financing
In March 2019, Markforged sold an aggregate of 17,305,052 shares of its Series D preferred stock at a purchase price of $4.7523 per share. The following table summarizes purchases of Markforged’s Series D preferred stock by related persons:
Participant	Shares of Series D Preferred Stock	Total Purchase Price ($)
Matrix Partners IX, L.P.(1)	793,490	3,770,903
Weston & Co. IX LLC(2)	39,658	188,467
Summit Partners Growth Equity Fund IX-A, L.P.(3)	9,331,785	44,347,442
Summit Partners Growth Equity Fund IX-B, L.P.(4)	5,826,637	27,689,928
Summit Investors GE IX/VC IV, LLC(5)	86,411	410,651
Summit Investors GE IX/VC IV (UK), L.P.(6)	10,937	51,976

(1)
Matrix Partners IX, L.P., or Matrix IX, is an affiliate of Matrix Partners, or Matrix, and is a holder of five percent or more of Markforged’s capital stock. Antonio Rodriguez is a Partner at Matrix and a member of Markforged’s board of directors.

(2)
Weston & Co. IX LLC, or Weston, is an affiliate of Matrix. Mr. Rodriguez is a Managing Member at Matrix and a member of Markforged’s board of directors.

(3)
Summit Partners Growth Equity Fund IX-A, L.P., is an affiliate of Summit Partners, or Summit, and is a holder of five percent or more of Markforged’s capital stock. Michael Medici is a Managing Director at Summit and a member of Markforged’s board of directors.

(4)
Summit Partners Growth Equity Fund IX-B, L.P., is an affiliate of Summit. Mr. Medici is a Managing Director at Summit and a member of Markforged’s board of directors.

(5)
Summit Investors GE IX/VC IV, LLC, is an affiliate of Summit. Mr. Medici is a Managing Director at Summit and a member of Markforged’s board of directors.

(6)
Summit Investors GE IX/VC IV (UK), L.P., is an affiliate of Summit. Mr. Medici is a Managing Director at Summit and a member of Markforged’s board of directors.

Agreements With Stockholders
In connection with the Series D Financing, Markforged and certain of its stockholders, including Matrix, Summit, Trinity Ventures and North Bridge, each of which currently holds more than 5% of

Markforged’s capital stock, entered into the third amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”), the third amended and restated voting agreement (the “Voting Agreement”), and the third amended and restated right of first refusal and co-sale agreement (the “ROFR Agreement”). Antonio Rodriguez, Michael Medici and Ed Anderson, each of whom are directors of Markforged, are affiliated with Matrix, Summit and North Bridge, respectively.
The Investors’ Rights Agreement provides certain holders of Markforged’s capital stock, including entities affiliated with Matrix, Summit, Trinity Ventures and North Bridge Capital, with a participation right to purchase their pro rata share of new securities that we may propose to sell and issue, subject to certain exceptions, certain information rights, the right to require Markforged to file certain registration statements and covenants regarding the operation of its business. The Investors’ Rights Agreement will terminate upon the closing of the Business Combination.
The Voting Agreement contains provisions with respect to the composition and election of Markforged’s board of directors and provides for drag along rights. Pursuant to the Voting Agreement, Matrix, Summit and North Bridge each received the right to designate one member of Markforged’s board of directors and designated Antonio Rodriguez, Michael Medici and Ed Anderson, respectively. The Voting Agreement will terminate upon the closing of the Business Combination.
The ROFR Agreement provides Markforged the right to purchase shares of its capital stock which certain stockholders propose to sell to other parties. Certain holders of Markforged capital stock, including Matrix, Summit, Trinity Ventures and North Bridge, have rights of first refusal and co-sale under the ROFR Agreement. The ROFR Agreement will terminate upon the closing of the Business Combination.
Stock Repurchases
In connection with the closing of the Business Combination, Markforged intends to repurchase 84,012 shares of common stock from Shai Terem, Markforged’s Chief Executive Officer, 3,917,064 shares of common stock from Gregory Mark, a holder of five percent or more of Markforged’s capital stock and a member of its board of directors, and 724,604 shares of common stock from David Benhaim, Markforged’s Chief Technology Officer, in each case pursuant to a Stock Repurchase Agreement in exchange for $0.8 million, $37.3 million and $6.9 million, respectively. The repurchased shares will be returned to the authorized but unissued shares of Markforged.
In October 2020, Markforged repurchased 263,031 shares of common stock from Gregory Mark, a holder of five percent or more of Markforged’s capital stock and a member of its board of directors, pursuant to a Stock Repurchase Agreement in exchange for payment of $1.25 million. The repurchased shares were returned to the authorized but unissued shares of Markforged.
In June 2019, Markforged repurchased 150,000 shares of common stock from David Benhaim, Markforged’s Chief Technology Officer, pursuant to a Stock Repurchase Agreement in exchange for payment of $0.71 million. The repurchased shares were returned to the authorized but unissued shares of Markforged.
Indemnification Of Directors And Officers
In connection with the closing of the Business Combination, Markforged plans to enter into indemnification agreements with each of Markforged’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The indemnification agreements and Markforged’s amended and restated certificate of incorporation and amended and restated bylaws require Markforged to indemnify its directors and officers to the fullest extent permitted by Delaware law. For additional information, see “Comparison of Stockholders Rights — Indemnification of Directors, Officers, Employees and Agents” and “Description of Capital Stock of the Post-Combination Company — Limitations on Liability and Indemnification of Officers and Directors.”
Other Transactions
Markforged has entered into compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, which are, when required, described herein under the sections titled “Management of Markforged Holding Corporation Following the Business Combination” and “Executive Compensation of Markforged Holding Corporation”.
Certain Relationships and Related Person Transactions — AONE
AONE Class B Ordinary Shares
In June 2020, the Sponsor purchased 5,750,000 AONE Class B ordinary shares in exchange for the Sponsor’s payment of offering costs of $25,000, or approximately $0.0004 per share. On August 10, 2020, the Sponsor transferred 25,000 AONE Class B ordinary shares to each of Michelle Gill, Lachy Groom, Gautam Gupta, Trina Spear, and Laura de Petra, and 30,000 AONE Class B ordinary shares to Pierre Lamond. The Sponsor agreed to forfeit up to an aggregate of 750,000 AONE Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the such shares would represent 20.0% of the Company’s issued and outstanding shares after the AONE’s initial public offering. On August 20, 2020, the underwriters exercised their over-allotment option in part and, accordingly, an aggregate of 375,000 AONE Class B ordinary shares were forfeited by the Sponsor for no consideration.
The AONE Class B ordinary shares are identical to the AONE Class A ordinary shares included in the units sold in AONE’s initial public offering, except that (i) only the holders of the AONE Class B ordinary shares have the right to vote on the election of directors prior to the initial business combination (as defined in the Cayman Constitutional Documents), (ii) the AONE Class B ordinary shares are subject to certain transfer restrictions, (iii) the holders of the AONE Class B ordinary shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the AONE Class B ordinary shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any AONE Class B ordinary shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August 20, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the AONE Class B ordinary shares if AONE fails to complete a business combination by August 20, 2022, (iv) the founder shares are automatically convertible into AONE Class A ordinary shares at the time of the initial business combination and (v) the AONE Class B ordinary shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, the 5,375,000 AONE Class B ordinary shares outstanding will convert automatically into 5,375,000 shares of Markforged Holding Common Stock. For additional information, see “Domestication Proposal”. Pursuant to the Sponsor Support Agreement, 50%, or 2,610,000 of the shares of Markforged Holding Common Stock that will be issued to the Sponsor upon the conversion of such AONE Class B ordinary shares will be subject to vesting provisions. See “BCA Proposal — Related Agreements — Sponsor Support Agreement.”
Pursuant to a letter agreement entered into in connection with AONE’s initial public offering, the AONE Class B ordinary shares are not transferrable prior to the initial business combination, except to permitted transferees of the AONE Initial Shareholders. Upon consummation of the Business Combination, the shares of Markforged Holding Common Stock issued in respect of the AONE Class B ordinary shares will be subject to the transfer restrictions provided in the Lock-Up Agreement, and accordingly will not be transferrable until 180 days after the Closing.
Private Placement Warrants
Simultaneously with the consummation of the initial public offering of AONE, the Sponsor purchased 3,150,000 warrants to purchase one AONE Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $2.00 per warrant, or $6.3 million in the aggregate, in a private placement. Each private placement warrant entitles the holder to purchase one AONE Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the Trust Account. The private placement warrants may not be redeemed by AONE so long as they are held by the Sponsor or its permitted transferees, except as described in this prospectus. See “Description of Markforged Holding Corporation Capital Stock — Warrants — Private Placement Warrants.” If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by AONE and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the initial public offering of AONE. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.
The private placement warrants are identical to the warrants included in the units sold in the initial public offering of AONE except that the private placement warrants: (i) are generally not redeemable by AONE except as described herein, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the shares issuable upon exercise of the private placement warrants). Pursuant to a letter agreement entered into in connection with AONE’s initial public offering, the Sponsor agreed not to transfer, assign or sell any of the private placement warrants, including the AONE Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of AONE’s initial business combination. Upon consummation of the Business Combination, the private placement warrants (as converted in connection with the Domestication) and the shares of Markforged Holding Common Stock issuable upon exercise of such warrants will be subject to the transfer restrictions provided in the Lock-Up Agreement, and accordingly will not be transferrable until 180 days after the Closing.
In connection with the Business Combination, upon the Domestication, each of the 3,150,000 private placement warrants will convert automatically into a warrant to acquire one share of Markforged Holding Common Stock, pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal”.
Registration Rights
The holders of the AONE Class B ordinary shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any AONE Class A ordinary shares issuable upon the exercise or conversion of such securities) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed August 17, 2020, requiring AONE to register such securities for resale (in the case of the AONE Class B ordinary shares, only after conversion to AONE Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that AONE register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of AONE’s initial business combination and rights to require AONE to register for resale such securities pursuant to Rule 415 under the Securities Act. AONE will bear the expenses incurred in connection with the filing of any such registration statements. The agreement also provides that our Sponsor, upon and following our initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as our Sponsor holds any securities covered by the registration and shareholder rights agreement.
Upon consummation of the Business Combination, the registration and shareholder rights agreement will be replaced by the Registration Rights Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus. The Merger Agreement contemplates that, at the Closing, Markforged Holding Corporation, the AONE Initial Shareholders, and the Markforged stockholders party thereto will enter into the Registration Rights Agreement, pursuant to which Markforged Holding Corporation will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Markforged Holding Common Stock and other equity securities of Markforged Holding Corporation that are held by the parties thereto from time to time. For additional information, see “BCA Proposal — Related Agreements —  Registration Rights Agreement.”
Related Party Loans
On June 26, 2020, the Sponsor agreed to loan AONE up to $300,000 to be used for the payment of costs related to AONE’s initial public offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the initial public offering. AONE borrowed approximately $163,000 under the Note, and then fully repaid the Note on August 20, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor (or an affiliate of the Sponsor), or certain of AONE’s officers and directors may, but are not obligated to, loan AONE funds as may be required (“Working Capital Loans”). In the event that a business combination does not close, AONE may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $2.00 per warrant. The warrants would be identical to the private placement warrants. As of the date of this prospectus, AONE had no borrowings under the Working Capital Loans.
Certain Relationships and Related Person Transactions — Markforged Holding Corporation
Policies and Procedures for Related Person Transactions
Following the closing of the Business Combination, Markforged Holding Corporation’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between Markforged Holding Corporation and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The written charter of Markforged Holding Corporation’s audit committee will provide that Markforged Holding Corporation’s audit committee shall review and approve in advance any related party transaction.
In connection with the closing of the Business Combination, Markforged Holding Corporation plans to adopt a formal written policy for the review and approval of transactions with related persons. Such policy will require, among other things, that:
•
The audit committee shall review the material facts of all related person transactions.

•
In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to Markforged Holding Corporation than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•
In connection with its review of any related person transaction, Markforged Holding Corporation shall provide the committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of Markforged Holding Corporation in connection with such related person transaction.

•
If a related person transaction will be ongoing, the committee may establish guidelines for Markforged Holding Corporation’s management to follow in its ongoing dealings with the related person.

All of the transactions described above were entered into prior to the adoption of this policy. Accordingly, each was approved by disinterested members of Markforged’s or AONE’s (as applicable) board of directors after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third-party.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
AONE is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. In addition, the Cayman Constitutional Documents of AONE will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Markforged Holding Corporation, your rights will differ in some regards as compared to when you were a shareholder of AONE.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of AONE and Markforged Holding Corporation according to applicable law or the organizational documents of AONE and Markforged Holding Corporation.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of AONE, copies of which are attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex J, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex K. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to AONE and Markforged Holding Corporation, respectively.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.
Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval  —  there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or	Under the Cayman Islands Companies Act and AONE’s amended and restated memorandum and articles of association, routine corporate

	Delaware	Cayman Islands
	represented by proxy at the meeting and entitled to vote on the subject matter.	matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally, a stockholder of a publicly traded corporation has appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal C).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of AONE owe a duty of care, diligence and skill.Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

	Delaware	Cayman Islands
Business Combination or Antitakeover Statutes
Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder”, the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction.
Markforged Holding Corporation has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Markforged Holding Corporation.
There are none.

DESCRIPTION OF MARKFORGED HOLDING CORPORATION SECURITIES
The following summary of certain provisions of Markforged Holding Corporation securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex J and Annex K, respectively. We urge you to read the applicable provisions of Delaware law and Markforged Holding Corporation’s forms of charter and bylaws carefully and in their entirety because they describe your rights as a holder of shares of Markforged Holding Corporation Common Stock.
Markforged Holding Corporation’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, Markforged Holding Corporation’s authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless Markforged Holding Corporation’s board of directors determines otherwise, Markforged Holding Corporation will issue all shares of its capital stock in uncertificated form.
Except as otherwise provided in any certificate of designations of any series of preferred stock, the number of authorized shares of the class of common stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.
Common Stock
Holders of Markforged Holding Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of Markforged Holding Corporation Common Stock do not have cumulative voting rights in the election of directors. Upon Markforged Holding Corporation’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of Markforged Holding Common Stock will be entitled to receive pro rata Markforged Holding Corporation’s remaining assets available for distribution. Holders of Markforged Holding Common Stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by Markforged Holding Corporation. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Markforged Holding Common Stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of Markforged Holding Common Stock will be subject to those of the holders of any shares of Markforged Holding Corporation’s preferred stock Markforged Holding Corporation may authorize and issue in the future.
As of the date of this proxy statement/prospectus, AONE had approximately 21,500,000 shares of AONE Class A ordinary shares, and 5,375,000 Class B ordinary shares, issued and outstanding. Each of AONE’s units, Class A ordinary shares, public warrants and private placement warrants have one holder of record. There are seven holders of record of AONE Class B ordinary shares. After giving effect to the Business Combination, we expect Markforged Holding Corporation will have approximately 213,375,000 shares outstanding, (i) assuming that no AONE public shareholders exercise their redemption rights in connection with the Business Combination, (ii) that Markforged Holding Corporation issues an aggregate of 165,500,000 shares of Markforged Holding Common Stock, which includes all shares issuable in respect of Markforged Holding Options, Markforged Holding RSU Awards and the Markforged Share Reserve, (iii) that no Markforged Holding Warrants are exercised, (iv) that no Markforged Earnout Shares are issued and (v) that Markforged Holding Corporation issues 21,000,000 shares of Markforged Holding Common Stock to the PIPE Investors pursuant to the PIPE Agreement. The foregoing includes all shares of Markforged Holding Common Stock issuable in respect of the Class B ordinary shares, whether or not such shares would be vested at such time.

Warrants
Public Shareholders’ Warrants
Each whole warrant will entitle the registered holder to purchase one share of Markforged Holding Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of AONE’s initial public offering and 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Markforged Holding Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Markforged Holding Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue shares of Markforged Holding Common Stock upon exercise of a warrant unless the shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Markforged Holding Common Stock underlying such unit.
We are registering the shares of Markforged Holding Common Stock issuable upon exercise of the warrants on the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the Warrant Agreement, we have agreed to use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Markforged Holding Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if such shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of Markforged Holding Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Redemptions for warrants for cash when the price per share of Markforged Holding Common Stock equals or exceeds $18.00.   Once the warrants become exercisable, we may call the public warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the shares of Markforged Holding Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Markforged Holding Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of a share of Markforged Holding Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants for shares of Markforged Holding Common Stock when the price per share equals or exceeds $10.00.   Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of a share of Markforged Holding Common Stock (as defined below) except as otherwise described below provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such warrants for $0.10 per share;

•
if, and only if, the closing price of shares of Markforged Holding Common Stock equals or exceeds $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;

•
if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Markforged Holding Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Markforged Holding Common Stock that a warrant holder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of Markforged Holding Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of such shares as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date	Fair Market Value of Class A Ordinary Shares
(period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Markforged Holding Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of shares of Markforged Holding Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Markforged Holding Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of shares of Markforged Holding Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Markforged Holding Common Stock for each whole warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Markforged Holding Common Stock.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when shares of Markforged Holding Common Stock are trading at or above $10.00, which may be at a time when the trading price of such shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when Markforged Holding Common Stock is trading at a price starting at $10.00 per share, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Markforged Holding Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants if and when such Markforged Holding Common Stock was trading at a price higher than the exercise price of $11.50.
No fractional shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the shares of Markforged Holding Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than shares of Markforged Holding Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Markforged Holding Common Stock, Markforged Holding Corporation (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures and cashless exercise.   If we call the warrants for redemption when the price per share of Markforged Holding Common Stock equals or exceeds $18.00 as described above, Markforged Holding Corporation will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Markforged Holding Corporation will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares issuable upon the exercise of our warrants. If this option is elected, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Markforged Holding Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of Markforged Holding Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In such event, the notice of redemption will contain the information necessary to calculate the number of shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the warrants are called for redemption and cashless exercise is not elected, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of Markforged Holding Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of outstanding shares of Markforged Holding Common Stock is increased by a capitalization or share dividend payable in such shares, or by a sub-divisions of common stock or other similar event, then, on the effective date of such capitalization or share dividend, sub-divisions or similar event, the number of shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Markforged Holding Common Stock. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of Markforged Holding Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares equal to the product of (i) the number of shares of Markforged Holding Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Markforged Holding Common Stock) and (ii) one minus the quotient of (x) the price per share of Markforged Holding Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Markforged Holding Common Stock, in determining the price payable for such shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Markforged Holding Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the such shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Markforged Holding Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on Markforged Holding Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Markforged Holding Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (b) to satisfy the redemption rights of the holders of AONE Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of AONE Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each such share in respect of such event.
If the number of outstanding shares of Markforged Holding Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of such shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Markforged Holding Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares.
Whenever the number of shares of Markforged Holding Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Markforged Holding Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Markforged Holding Common Stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Markforged Holding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Markforged Holding Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AONE. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this proxy statement/prospectus, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Refer to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of Markforged Holding Common Stock. After the issuance of shares of Markforged Holding Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
AONE has agreed that, subject to applicable law, any action, proceeding or claim against AONE arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and AONE irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors  —  Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the Markforged Holding Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial Business Combination, subject to limited exceptions, and they will not be redeemable by us (except as described above under “— Public Shareholders’ Warrants  —  Redemption of warrants when the price per share of Markforged Holding Common Stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in AONE’s initial public offering. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
Except as described under “— Public Shareholders’ Warrants  —  Redemption of warrants when the price per share of Markforged Holding Common Stock equals or exceeds $10.00”, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Markforged Holding Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Markforged Holding Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of Markforged Holding Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.
Upon consummation of the Business Combination, the private placement warrants (and the shares of Markforged Holding Common Stock issuable upon the exercise thereof) will be subject to the transfer restrictions contained in the Lock-up Agreement, pursuant to which they may not be transferred until 180 days after the Closing.
Preferred Stock
Markforged Holding Corporation’s charter will authorize Markforged Holding Corporation’s board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Markforged Holding Corporation’s board of directors may determine, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:
•
the designation of the series;

•
the number of shares of the series, which Markforged Holding Corporation’s board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

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whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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the dates at which dividends, if any, will be payable;

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the redemption rights and price or prices, if any, for shares of the series;

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the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Markforged Holding Corporation’s affairs;

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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of Markforged Holding Corporation or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
restrictions on the issuance of shares of the same series or of any other class or series; and

•
the voting rights, if any, of the holders of the series.

Markforged Holding Corporation is also expressly authorized to increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series of preferred stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Markforged Holding Corporation could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Markforged Holding Common Stock might believe to be in their best interests or in which the holders of Markforged Holding Common Stock might receive a premium for their Markforged Holding Common Stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Markforged Holding Common Stock by restricting dividends on the Markforged Holding Common Stock, diluting the voting power of the Markforged Holding Common Stock or subordinating the liquidation rights of the Markforged Holding Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Markforged Holding Common Stock. Markforged Holding Corporation has no current plans to issue any series of preferred stock.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend will be subject to the discretion of Markforged Holding Corporation’s board of directors. The time and amount of dividends will be dependent upon Markforged Holding Corporation’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in Markforged Holding Corporation’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors Markforged Holding Corporation’s board of directors may consider relevant. Markforged Holding Corporation has no current plans to pay dividends on its common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of Markforged Holding Corporation’s board of directors and will depend on, among other things, Markforged Holding Corporation’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that Markforged Holding Corporation’s board of directors may deem relevant. Because Markforged Holding Corporation is a holding company and has no direct operations, Markforged Holding Corporation will only be able to pay dividends from funds it receive from its subsidiaries. In addition, Markforged Holding Corporation’s ability to pay dividends may be limited by the agreements governing indebtedness that it or its subsidiaries incur in the future.
Annual Stockholder Meetings
Markforged Holding Corporation’s bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by Markforged Holding Corporation’s board of directors. To the extent permitted under applicable law, Markforged Holding Corporation may conduct meetings by remote communications, including by webcast.
Anti-Takeover Effects of the Proposed Certificate of Incorporation and Proposed Bylaws and Certain Provisions of Delaware Law
The Proposed Certificate of Incorporation and the Proposed Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of Markforged Holding Corporation’s board of directors. These provisions are intended to avoid costly takeover battles, reduce Markforged Holding Corporation’s vulnerability to a hostile change of control and enhance the ability of Markforged Holding Corporation’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire Markforged Holding Corporation. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Markforged Holding Corporation by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Markforged Holding Common Stock held by stockholders.
Delaware Law
Markforged Holding Corporation will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in Markforged Holding Corporation’s control.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares, however the listing requirements of the NYSE apply if and so long as the Markforged Holding Common Stock remains listed on the NYSE. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Markforged Holding Corporation’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of Markforged Holding Corporation or the removal of Markforged Holding Corporation’s management. Moreover, Markforged Holding Corporation’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable Markforged Holding Corporation’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Markforged Holding Corporation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Markforged Holding Corporation’s management and possibly deprive Markforged Holding Corporation’s stockholders of opportunities to sell their shares of Markforged Holding Corporation Common Stock at prices higher than prevailing market prices.
Classified Board of Directors
The Proposed Certificate of Incorporation provides that Markforged Holding Corporation’s board of directors will be divided into three classes of directors, with each director serving a three-year term. As a result, approximately one-third of Markforged Holding Corporation’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of Markforged Holding Corporation’s board of directors.
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in Markforged Holding Corporation’s charter, a director serving on a classified board may be removed by the stockholders only for cause. The Proposed Certificate of Incorporation provide that directors may be removed for cause only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class, subject to the rights, if any, of any series of preferred stock to elect directors and to remove any director whom the holders of any such series have the right to elect. Further, at least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof must be sent to the director whose removal will be considered at the meeting. In addition, the number of directors constituting the board of directors will be permitted to be set only by a resolution adopted by a majority vote of Markforged Holding Corporation’s entire board of directors and only the board of directors, and not stockholders, may fill vacancies on the board of directors. These provisions would prevent a stockholder from increasing the size of Markforged Holding Corporation’s board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of Markforged Holding Corporation’s board of directors and promote continuity of management.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Certificate of Incorporation does not authorize cumulative voting.
Special Stockholder Meetings
Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock then outstanding, special meetings of the stockholders of Markforged Holding Corporation may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of Markforged Holding Corporation. These provisions might delay the ability of Markforged Holding Corporation’s stockholders to force consideration of a proposal or for stockholders controlling a majority of Markforged Holding Corporation’s capital stock to take any action, including the removal of directors.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” by a stockholder before a meeting, a stockholder will have to comply with advance notice requirements and provide Markforged Holding Corporation with certain information. Generally, to be timely, a stockholder’s notice relating to the nomination of a director to Markforged Holding Corporation’s board of directors or other business at an annual meeting must be received at Markforged Holding Corporation’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Markforged Holding Corporation’s bylaws also specify requirements as to the form and content of a stockholder’s notice. Stockholders may not bring nominations for the election of a director or other business before a special meeting of stockholders, unless such special meeting is to be held in lieu of an annual meeting of stockholders, in which case, the foregoing requirements for “timely notice” will apply. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Markforged Holding Corporation.
Consent of Stockholders in Lieu of Meeting
Any action required or permitted to be taken by the stockholders of Markforged Holding Corporation at any annual or special meeting of stockholders must be effected at a duly called meeting of stockholders, and may not be taken or effected by a written consent of stockholders in lieu thereof.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, Markforged Holding Corporation’s stockholders will have appraisal rights in connection with a merger or consolidation of Markforged Holding Corporation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of Markforged Holding Corporation’s stockholders may bring an action in Markforged Holding Corporation’s name to procure a judgment in Markforged Holding Corporation’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Markforged Holding Corporation’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum Selection
Markforged Holding Corporation’s amended and restated bylaws will provide that, unless Markforged Holding Corporation consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on Markforged Holding Corporation’s behalf, (2) any action asserting a claim of breach of or based on a fiduciary duty owed by any of Markforged Holding Corporation’s current or former directors, officers, or employees to Markforged Holding Corporation or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, Markforged Holding Corporation’s certificate of incorporation or Markforged Holding Corporation’s bylaws (including the interpretation, validity or enforceability thereof) or (4) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Markforged Holding Corporation’s bylaws will further provide that, unless Markforged Holding Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, Markforged Holding Corporation’s bylaws will provide that any person or entity purchasing or otherwise acquiring any interest in shares of Markforged Holding Corporation’s common stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived Markforged Holding Corporation’s compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Amendment of Bylaws
Upon consummation of the Business Combination, unless approved by the board of directors, Markforged Holding Corporation’s bylaws may be amended or repealed by a majority vote of Markforged Holding Corporation’s board of directors or by the holders of at least two thirds (2/3) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Markforged Holding Corporation’s amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Markforged Holding Corporation and its stockholders, through stockholders’ derivative suits on Markforged Holding Corporation’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. Markforged Holding Corporation’s amended and restated bylaws will provide that Markforged Holding Corporation must indemnify and advance expenses to Markforged Holding Corporation’s directors and officers to the fullest extent authorized by the DGCL. Markforged Holding Corporation also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Markforged Holding Corporation’s directors, officers and certain employees for some liabilities. Markforged Holding Corporation believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in Markforged Holding Corporation’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Markforged Holding Corporation and its stockholders. In addition, your investment may be adversely affected to the extent Markforged Holding Corporation pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of Markforged’s or AONE’s directors, officers or employees for which indemnification is sought.
Transfer Agent and Registrar
Upon the completion of this offering, the transfer agent and registrar for Markforged Holding Corporation’s common stock will be Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street 30th Floor, New York, New York 10004.
Listing
AONE intends to apply for Markforged Holding Common Stock to be listed on the NYSE under the symbol “MKFG”.

SECURITIES ACT RESTRICTIONS ON RESALE OF MARKFORGED HOLDING CORPORATION SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Markforged Holding Common Stock or Markforged Holding Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Markforged Holding Corporation at the time of, or at any time during the three months preceding, a sale and (ii) Markforged Holding Corporation is subject to periodic reporting requirements under the Exchange Act for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Markforged Holding Corporation was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Markforged Holding Common Stock or Markforged Holding Warrants for at least six months but who are affiliates of Markforged Holding Corporation at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Markforged Holding Common Stock then outstanding; or

•
the average weekly reported trading volume of Markforged Holding Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Markforged Holding Corporation under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Markforged Holding Corporation.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after AONE has completed AONE’s initial business combination.
AONE anticipates that following the consummation of the Business Combination, Markforged Holding Corporation will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws of Markforged Holding Corporation establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws of Markforged Holding Corporation provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors of Markforged Holding Corporation, (ii) otherwise properly brought before such meeting by or at the direction of the board of directors Markforged Holding Corporation or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (a) (1) was a record owner of shares of Markforged Holding Corporation both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws of Markforged Holding Corporation in all applicable respects or (b) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the annual meeting of stockholders of Markforged Holding Corporation, the written notice must be received by the secretary of Markforged Holding Corporation at the principal executive offices:
•
not earlier than the 90th day; and

•
not later than the 120th day, before the one-year anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is more than 30 days before, or more than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice of a stockholder proposal must be received (i) no earlier than the 120th day prior to such annual meeting and (ii) no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Markforged Holding Corporation.
Accordingly, for the annual meeting of Markforged Holding Corporation, assuming the meeting is held on       , notice of a nomination or proposal must be delivered to Markforged Holding Corporation no later than       , and no earlier than      . Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on , must be received at the principal office of Markforged Holding Corporation on or before     , and must comply with Rule 14a-8.
Stockholder Director Nominees
The Proposed Bylaws of Markforged Holding Corporation permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation of Markforged Holding Corporation. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws of Markforged Holding Corporation. In addition, the stockholder must give timely notice to the secretary of Markforged Holding Corporation in accordance with the Proposed Bylaws of Markforged Holding Corporation, which, in general, require that the notice be received by the secretary within the time periods for stockholder proposals described above under “— Stockholder Proposals”.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the board of directors of AONE, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of one, 16 Funston Avenue, Suite A, The Presidio of San Francisco, San Francisco, CA 94129. Following the Business Combination, such communications should be sent to Markforged Holding Corporation., 480 Pleasant Street, Watertown, MA 02472. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non- management directors.
LEGAL MATTERS
Cadwalader, Wickersham & Taft LLP, New York, New York, has passed upon the validity of the securities of Markforged Holding Corporation offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of AONE, as of December 31, 2020, and for the period from June 24, 2020 (inception) through December 31, 2020 (as restated), have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of MarkForged, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, AONE and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of AONE’s annual report to shareholders and AONE’s proxy statement. Upon written or oral request, AONE will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that AONE deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that AONE deliver single copies of such documents in the future. Shareholders may notify AONE of their requests by calling or writing AONE at its principal executive offices at 16 Funston Ave, Suite A, San Francisco, California 94129 or (415)-480-1752.
ENFORCEABILITY OF CIVIL LIABILITY
AONE is a Cayman Islands exempted company. If AONE does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon AONE. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against AONE in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, AONE may be served with process in the United States with respect to actions against AONE arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of AONE’s securities by serving AONE’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
AONE has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

AONE files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on AONE at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, AONE’s corporate website under the heading “Documents”, at a-star.co, AONE’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to AONE has been supplied by AONE, and all such information relating to Markforged has been supplied by Markforged, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have any questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: AONE.info@investor.morrowsodali.com
If you are a shareholder of AONE and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Morrow Sodali, Morrow Sodali will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

ONE
MARKFORGED, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Page(s)
Markforged, Inc. – Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-45
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-46
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-47
Consolidated Statement of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2020 and 2019	F-48
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-49
Notes to Consolidated Financial Statements	F-50
Markforged, Inc. – Unaudited Financial Statements
Unaudited Condensed Consolidated Balance Sheet as of March 31, 2021 and December 31, 2020	F-70
Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss for the three months ended March 31, 2021 and 2020	F-71
Unaudited Condensed Consolidated Statement of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2021 and 2020	F-72
Unaudited Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2021 and 2020	F-73
Notes to the Unaudited Condensed Consolidated Financial Statements	F-74

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of one
Opinion on the Financial Statements
We have audited the accompanying balance sheet of one (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 13, 2021

one
BALANCE SHEET
As Restated — See Note 2
December 31, 2020
Assets
Current assets:
Cash	$919,823
Prepaid expenses	314,351
Total current assets	1,234,174
Investments held in Trust Account	215,076,225
Total Assets	$216,310,399
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$115,360
Accrued expenses	24,847
Total current liabilities	140,207
Deferred underwriting commissions	7,525,000
Derivative warrant liabilities	17,902,500
Total liabilities	25,567,707
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 18,574,269 shares subject to possible redemption at $10.00 per share	185,742,690
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 2,925,731 shares issued and outstanding (excluding 18,574,269 shares subject to possible redemption)	293
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,375,000 shares issued and outstanding	538
Additional paid-in capital	7,610,730
Accumulated deficit	(2,611,559)
Total shareholders’ equity	5,000,002
Total Liabilities and Shareholders’ Equity	$216,310,399
The accompanying notes are an integral part of these financial statements.

one
STATEMENT OF OPERATIONS
As Restated — See Note 2
For the Period From June 24, 2020 (Inception) Through December 31, 2020
General and administrative expenses	$340,824
Administrative expenses – related party	40,000
Loss from operations	(380,824)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(1,705,000)
Offering costs associated with derivative warrant liabilities	(601,960)
Net gain from investments held in Trust Account	76,225
Net loss	$(2,611,559)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	21,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.00
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,265,873
Basic and diluted net loss per share, Class B ordinary shares	$(0.51)
The accompanying notes are an integral part of these financial statements.

one
STATEMENT OF CHANGE IN SHAREHOLDERS’ EQUITY
As Restated — See Note 2
For the period from June 24, 2020 (inception) through December 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – June 24, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of units in initial public offering, less fair value of public warrants	21,500,000	2,150	—	—	204,785,350	—	204,787,500
Offering costs	—	—	—	—	(11,773,249)	—	(11,773,249)
Excess of cash received over fair value of private placement warrants	—	—	—	—	315,000	—	315,000
Forfeiture of Class B ordinary shares	—	—	(375,000)	(37)	37	—	—
Shares subject to possible redemption	(18,574,269)	(1,857)	—	—	(185,740,833)	—	(185,742,690)
Net loss	—	—	—	—	—	(2,611,559)	(2,611,559)
Balance – December 31, 2020	2,925,731	$293	5,375,000	$538	$7,610,730	$(2,611,559)	$5,000,002
The accompanying notes are an integral part of these financial statements.

one
STATEMENT OF CASH FLOWS
As Restated — See Note 2
For the Period From June 24, 2020 (Inception) Through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(2,611,559)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	25,000
Change in fair value of derivative warrant liabilities	1,705,000
Offering costs associated with derivative warrant liabilities	601,960
Net gain from investments held in Trust Account	(76,225)
Changes in operating assets and liabilities:
Prepaid expenses	(314,351)
Accounts payable	30,360
Accrued expenses	24,847
Net cash used in operating activities	(614,968)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(215,000,000)
Net cash used in investing activities	(215,000,000)
Cash Flows from Financing Activities:
Proceeds from note payable to related parties	65,000
Repayment of note payable to related parties	(162,854)
Proceeds received from initial public offering, gross	215,000,000
Proceeds received from private placement	6,300,000
Offering costs paid	(4,667,355)
Net cash provided by financing activities	216,534,791
Net change in cash	919,823
Cash – beginning of the period	—
Cash – ending of the period	$919,823
Supplemental disclosure of non-cash investing and financing activities:
Offering costs paid in exchange for issuance of Class B ordinary shares to Sponsor	$25,000
Offering costs included in accounts payable	$85,000
Offering costs included in note payable – related party	$72,854
Deferred underwriting commissions	$7,525,000
Initial value of Class A ordinary shares subject to possible redemption	$187,650,100
Change in value of Class A ordinary shares subject to possible redemption	$(1,907,410)
The accompanying notes are an integral part of these financial statements.

ONE
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS
Organization and General
One (the “Company”) is a newly incorporated blank check company incorporated in the Cayman Islands on June 24, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).
At December 31, 2020, the Company had not yet commenced operations. All activity for the period from June 24, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income earned on investments on cash and cash equivalents in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is A-star, a Cayman Islands exempted limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 17, 2020. On August 20, 2020, the Company consummated its Initial Public Offering of 21,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 1,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $215.0 million, and incurring offering costs of approximately $12.4 million, inclusive of approximately $7.5 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,150,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $2.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.3 million (Note 5).
Upon the closing of the Initial Public Offering and the Private Placement, $215.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and will be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders (the “Public Shareholders”) of its Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares have been recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 20, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the

Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Sponsor, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Transaction
As more fully described in Note 11, on February 23, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Caspian Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and MarkForged, Inc., a Delaware corporation (“Markforged”). Also, in connection with Merger Agreement, the Company entered into certain related agreements including Subscription Agreements, Sponsor Support Agreement, Shareholder Support Agreement. For more information, the Company’s announcement and the related agreements have been filed on a Current Report on Form 8-K on February 24, 2021.
Liquidity and Capital Resources
As of December 31, 2020, the Company had approximately $0.9 million in its operating bank account and working capital of approximately $1.1 million.
The Company’s liquidity needs up to December 31, 2020 had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan of approximately $163,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on August 20, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In May 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase Class A ordinary shares that the Company issued in August 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on August 20, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.
Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on August 20, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

Impact of the Restatement
The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.
	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$216,310,399	$—	$216,310,399
Liabilities and shareholders’ equity
Total current liabilities	$140,207	$—	$140,207
Deferred legal fees	—	—
Deferred underwriting commissions	7,525,000	—	7,525,000
Derivative warrant liabilities	—	17,902,500	17,902,500
Total liabilities	7,665,207	17,902,500	25,567,707
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	203,645,190	(17,902,500)	185,742,690
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	114	179	293
Class B ordinary shares – $0.0001 par value	538	—	538
Additional paid-in-capital	5,303,949	2,306,781	7,610,730
Accumulated deficit	(304,599)	(2,306,960)	(2,611,559)
Total shareholders’ equity	5,000,002	—	5,000,002
Total liabilities and shareholders’ equity	$216,310,399	$—	$216,310,399
	Period From June 24, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(380,824)	$—	$(380,824)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(1,705,000)	(1,705,000)
Offering costs associated with derivative warrant liabilities	—	(601,960)	(601,960)
Net gain from investments held in Trust Account	76,225	—	76,225
Total other (expense) income	76,225	(2,306,960)	(2,230,735)
Net loss	$(304,599)	$(2,306,960)	$(2,611,559)
Basic and Diluted weighted-average Class A ordinary shares outstanding	21,500,000	—	21,500,000
Basic and Diluted net loss per Class A share	$0.00	—	$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	5,265,873	—	5,265,873
Basic and Diluted net loss per Class B share	$(0.07)	—	$(0.51)

	Period From June 24, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(304,599)	$(2,306,960)	$(2,611,559)
Change in fair value of derivative warrant liabilities	—	$1,705,000	1,705,000
Offering costs associated with derivative warrant liabilities	—	601,960	601,960
Net cash used in operating activities	(614,968)	—	(614,968)
Net cash used in investing activities	(215,000,000)	—	(215,000,000)
Net cash provided by financing activities	216,534,791	—	216,534,791
Net change in cash	$919,823	$—	$919,823
In addition, the impact to the balance sheet dated August 20, 2020, filed on Form 8-K on August 26, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in an $16.2 million increase to the derivative warrant liabilities line item at August 20, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption mezzanine equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.
	As of August 20, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$216,841,686	$—	$216,841,686
Liabilities and shareholders’ equity
Total current liabilities	$469,077	$—	$469,077
Deferred legal fees	—	—
Deferred underwriting commissions	7,525,000	—	7,525,000
Derivative warrant liabilities	—	16,197,500	16,197,500
Total liabilities	7,994,077	16,197,500	24,191,577
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	203,847,600	(16,197,500)	187,650,100
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	112	161	273
Class B ordinary shares – $0.0001 par value	538	—	538
Additional paid-in-capital	5,116,691	601,799	5,718,490
Accumulated deficit	(117,332)	(601,960)	(719,292)
Total shareholders’ equity	5,000,009	—	5,000,009
Total liabilities and shareholders’ equity	$216,841,686	$—	$216,841,686
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. As described in Note 2 — Restatement of Previously Issued Financial Statements and Note 10 — Quarterly Financial Information (unaudited), the Company’s financial statements for the period from June 24, 2020 (inception) through December 31, 2020, and for the unaudited interim periods ended September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.
Emerging growth company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020.
Offering costs associated with Initial Public Offering
The Company complied with the requirements of the ASC 340-10-S99-1. Offering costs consist legal, accounting, underwriting fees and other incremental costs directly attributable to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Derivative Warrant liabilities
The Company does not use derivative instruments to hedge its exposures to cash flow, market, or foreign currency risks. Management evaluates all of the Company’s financial instruments, including issued warrants to purchase its Class A ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued 5,375,000 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering and simultaneously issued 3,150,000 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Binomial Lattice in a risk-neutral framework. For each modeled future price, the warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. Finally, the value of the warrants is calculated as the probability-weighted present value over all future modeled payoffs. The fair value of Public Warrants subsequently been measured based on the listed market price of such warrants while the fair value of the Private Placement Warrants continue to be estimated using a Binomial Lattice model.
Class A Ordinary Shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 18,574,269 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
Net income (loss) per ordinary share
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 8,525,000 shares of Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods presented.
The Company’s statement of operations includes a presentation of income per share for ordinary share subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $76,000 for the period from June 24, 2020 (inception) to December 31, 2020, by the weighted average number of shares of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $2.6 million, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.

Income taxes
ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4. INITIAL PUBLIC OFFERING
On August 20, 2020, the Company consummated its Initial Public Offering of 21,500,000 Units, including 1,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $215.0 million, and consummated the simultaneous private placement of 3,150,000 Private Placement Warrants to the Sponsor, at a price of $2.00 per Private Placement Warrant, generating gross proceeds of $6.3 million, incurring offering costs of approximately $12.4 million, inclusive of approximately $7.5 million in deferred underwriting commissions. The Company deposited $215.0 million of the net proceeds in the Trust Account, of which $7.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On June 26, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Up to 750,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 10, 2020, the Sponsor transferred 25,000 Founder Shares to each of Michelle Gill, Lachy Groom, Gautam Gupta, Trina Spear, and Laura de Petra, and 30,000 Founder Shares to Pierre Lamond. On August 20, 2020, the underwriters exercised their over-allotment option and, an aggregate of 375,000 Founder Shares were forfeited by the Sponsor for no consideration accordingly.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 3,150,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.3 million.
Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.
Sponsor Loan
On June 26, 2020, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The Company borrowed approximately $163,000 under the Note, and fully repaid the Note on August 20, 2020.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $2.00 per warrant. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on date the Company’s securities are first listed on the New York Stock Exchange (the “listing date”), for office space, secretarial and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $40,000 for expenses in connection with the Administrative Support Agreement from the listing date through December 31, 2020.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, were entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 20, 2020, the underwriters exercised their over-allotment option of 1,500,000 Units and, an aggregate of 375,000 Class B ordinary shares were forfeited by the Sponsor for no consideration accordingly.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $7.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 7. DERIVATIVE WARRANT LIABILITIES
As of December 31, 2020, the Company has 5,375,000 and 3,150,000 Public Warrants and Private Placement Warrants, respectively, outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of at $11.50 per share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), or the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, commencing ninety days after the warrants become exercisable, the Company may redeem the warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below);

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted per share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A ordinary shares shall mean the volume weighted average price of the Class A ordinary shares as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8. SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 21,500,000 Class A ordinary shares issued or outstanding, including 20,364,519 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At August 20, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 750,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On August 20, 2020, the underwriters exercised their over-allotment option in part and, accordingly, an aggregate of 375,000 Founder Shares were forfeited by the Sponsor for no consideration accordingly. As of December 31, 2020, there were 5,375,000 Class B ordinary shares outstanding.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares immediately upon the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity- linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants that may be issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 9. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$215,076,225	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$11,287,500	$—	$—
Derivative warrant liabilities – Private	$—	$—	$6,615,000
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in October 2020, when the Public Warrants were separately listed and traded.
The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Binomial Lattice model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Binomial Lattice model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since October 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $1.7 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.
The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Binomial Lattice model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the expected volatility of its Class A ordinary share warrants based on the implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at December 31, 2020:
	As of August 20, 2020	As of December 31, 2020
Volatility	45.0%	25.8%
Stock price	n/a	$10.77
Risk-free rate	0.35%	0.43%
Dividend yield	0.0%	0.0%
The change in the fair value of Level 3 fair value measurements for the period from June 24, 2020 (inception) through December 31, 2020 is summarized as follows:
Level 3 Derivative warrant liabilities at June 24, 2020 (inception)	$—
Issuance of Public and Private Warrants	16,197,500
Transfer to Level 1 measurement – Public Warrants	(10,212,500)
Change in fair value of derivative warrant liabilities	630,000
Level 3 Derivative warrant liabilities at December 31, 2020	$6,615,000

Note 10 — Quarterly Financial Information (Unaudited)
The following tables contain unaudited consolidated quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2 — Restatement of Previously Issued Financial Statements. The restatement and revision had no impact on net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.
	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$216,445,723	$—	$216,445,723
Liabilities and shareholders’ equity
Total current liabilities	$161,956	$—	$161,956
Deferred legal fees	—
Deferred underwriting commissions	7,525,000	—	7,525,000
Derivative warrant liabilities	—	16,197,500	16,197,500
Total liabilities	7,686,956	16,197,500	23,884,456
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	203,758,760	(16,197,500)	187,561,260
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	112	162	274
Class B ordinary shares – $0.0001 par value	538	—	538
Additional paid-in-capital	5,190,381	601,798	5,792,179
Accumulated deficit	(191,024)	(601,960)	(792,984)
Total shareholders’ equity	5,000,007	—	5,000,007
Total liabilities and shareholders’ equity	$216,445,723	$—	$216,445,723

	Period From June 24, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(201,002)	$—	$(201,002)
Other (expense) income:
Change in fair value of warrant liabilities	—	—	—
Offering costs associated with derivative warrant liabilities	—	(601,960)	(601,960)
Net gain from investments held in Trust Account	9,978	—	9,978
Total other (expense) income	9,978	(601,960)	(591,982)
Net loss	$(191,024)	$(601,960)	$(792,984)
Basic and Diluted weighted-average Class A ordinary shares outstanding	21,500,000	—	21,500,000
Basic and Diluted net loss per Class A share	$0.00	—	$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	5,162,280	—	5,162,280
Basic and Diluted net loss per Class B share	$(0.04)	—	$(0.16)
	Period From June 24, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(191,024)	$(601,960)	$(792,984)
Offering costs associated with derivative warrant liabilities	—	601,960	601,960
Net cash used in operating activities	(393,915)	—	(393,915)
Net cash used in investing activities	(215,000,000)	—	(215,000,000)
Net cash provided by financing activities	216,459,791	—	216,459,791
Net change in cash	$1,065,876	$—	$1,065,876
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review other than as described in footnote 2, and the items below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements
On February 23, 2021, the Company entered into Merger Agreement, by and among the Company, Caspian Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company formed on February 22, 2021 (“Merger Sub”), and MarkForged, Inc. (“Markforged”). The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Markforged.
In connection with the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the following transactions, among other things, are expected to occur: (i) prior to the effective time of the transactions contemplated by the Merger Agreement (the “Effective Time”), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Law (As Revised) (the “Domestication”); (ii) prior to the Effective Time, all issued and outstanding shares of preferred stock of Markforged will convert into shares of common stock of Markforged; (iii) prior to the Effective Time,

Markforged will repurchase up to approximately $45 million of Markforged securities held by certain of its shareholders (the “Employee Transactions”); (iv) at the Effective Time, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Markforged, with Markforged continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”); (v) at the Effective Time, and after the Domestication, each issued and outstanding share of common stock of Markforged, excluding the shares repurchased in the Employee Transactions, will be cancelled and converted into the right to receive a number of shares of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), equal to the product of (x) one share of Markforged common stock and (y) the Exchange Ratio (as defined below) (such aggregate number of shares of Company Common Stock, the “Aggregate Merger Consideration”); and (iv) upon the consummation of the Merger (the “Closing”), the Company will be renamed “Markforged Holding Corporation.”
In connection with the Domestication, (i) each then issued and outstanding Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), and each then issued and outstanding Class B ordinary share of the Company, par value $0.0001 per share (the “Class B Ordinary Shares”), will convert into one share of Company Common Stock, (ii) each then issued and outstanding warrant of the Company will convert automatically into a warrant to acquire one share of Company Common Stock, pursuant to the Company’s existing warrant agreement, and (iii) each then issued and outstanding unit of the Company that has not previously been separated into its underlying securities will be cancelled and the holder thereof will receive one share of Company Common Stock and one-fourth of one warrant to purchase Company Common Stock.
The Exchange Ratio is defined as (i) $1,700,000,000 minus the total dollar amount paid by the Company in connection with the Employee Transactions, divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Markforged common stock, on a fully diluted and as-converted basis (including shares subject to outstanding equity awards of Markforged (“Markforged Equity Awards”) and shares available for issuance in respect of Markforged Equity Awards not yet granted under the Markforged equity incentive plan). In addition, the outstanding Markforged Equity Awards will be converted into equity awards of the Company, on the terms provided in the Merger Agreement. The holders of Markforged common stock and Markforged Equity Awards (whether vested or not) immediately prior to the Effective Time will be entitled to receive, on a pro rata basis, up to 14,666,667 additional shares of Company Common Stock (“Earnout Shares”) as follows: (i) if the volume-weighted average price of Company Common Stock is at least $12.50 for any 20 days in a consecutive 30-trading day period, 8,000,000 Earnout Shares will be issued, (ii) if the volume-weighted average price of Company Common Stock is at least $15.00 for any 20 days in a consecutive 30-trading day period, 6,666,667 Earnout Shares will be issued and (iii) upon a change of control or a liquidation of the Company, all previously unearned Earnout Shares will be issued. Markforged shareholders will not receive any Earnout Shares not earned within five years of the Closing.
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions and additional closing conditions, including, among others: (i) approval of the Merger and related agreements and transactions by the shareholders of the Company and by the shareholders of Markforged, (ii) the effectiveness of the merger proxy statement / registration statement on Form S-4 to be filed by the Company in connection with the Merger, (iii) expiration or termination of the waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) receipt of approval for listing on The New York Stock Exchange (the “NYSE”) for the shares of Company Common Stock to be issued in connection with the Merger, (v) the Company having at least $5,000,001 of net tangible assets upon Closing and (vi) the size and composition of the board of directors of the Company after giving effect to the Merger being composed as agreed upon by the parties.
The Merger Agreement may be terminated under certain customary circumstances prior to the Closing.
Certain Related Agreements
Also, in connection with Merger Agreement, the Company entered into certain related agreements including Subscription Agreements, Sponsor Support Agreement, Shareholder Support Agreement.

For more information, the Company’s announcement and the related agreements have been filed on a Current Report on Form 8-K on February 24, 2021.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were available to be issued. Other than what is discussed herein, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

ONE
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$478,286	$919,823
Prepaid expenses	318,572	314,351
Total current assets	796,858	1,234,174
Investments held in Trust Account	215,096,106	215,076,225
Total Assets	$215,892,964	$216,310,399
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,533	$115,360
Accrued expenses	1,811,743	24,847
Total current liabilities	1,827,276	140,207
Deferred underwriting commissions	7,525,000	7,525,000
Derivative warrant liabilities	22,676,500	17,902,500
Total liabilities	32,028,776	25,567,707
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 17,886,418 and 18,574,269 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	178,864,180	185,742,690
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 3,613,582 and 2,925,731 shares issued and outstanding (excluding 17,886,418 and 18,574,269 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	361	293
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,375,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	538	538
Additional paid-in capital	14,489,172	7,610,730
Accumulated deficit	(9,490,063)	(2,611,559)
Total shareholders’ equity	5,000,008	5,000,002
Total Liabilities and Shareholders’ Equity	$215,892,964	$216,310,399
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ONE
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2021
General and administrative expenses	$2,094,385
Administrative expenses – related party	30,000
Loss from operations	(2,124,385)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(4,774,000)
Net gain from investments held in Trust Account	19,881
Net loss	$(6,878,504)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	21,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.00
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,375,000
Basic and diluted net loss per share, Class B ordinary shares	$(1.28)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ONE
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
	For the three months ended March 31, 2021
	Ordinary Shares				Additional Paid-in Capital		Total Shareholders’ Equity
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	2,925,731	$293	5,375,000	$538	$7,610,730	$(2,611,559)	$5,000,002
Shares subject to possible redemption	687,851	68	—	—	6,878,442	—	6,878,510
Net loss	—	—	—	—	—	(6,878,504)	(6,878,504)
Balance – March 31, 2021 (Unaudited)	3,613,582	$361	5,375,000	$538	$14,489,172	$(9,490,063)	$5,000,008
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ONE
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
Cash Flows from Operating Activities:
Net loss	$(6,878,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	4,774,000
Net gain from investments held in Trust Account	(19,881)
Changes in operating assets and liabilities:
Prepaid expenses	(4,221)
Accounts payable	(99,827)
Accrued expenses	1,786,896
Net cash used in operating activities	(441,537)
Net change in cash	(441,537)
Cash – beginning of the period	919,823
Cash – ending of the period	$478,286
Supplemental disclosure of non-cash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(6,878,510)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Organization and General
one (the “Company”) is an incorporated blank check company incorporated in the Cayman Islands on June 24, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).
At March 31, 2021, the Company had not yet commenced operations. All activity for the period from June 24, 2020 (inception) through March 31, 2021 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income earned on investments on cash and cash equivalents in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is A-star, a Cayman Islands exempted limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 17, 2020. On August 20, 2020, the Company consummated its Initial Public Offering of 21,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 1,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $215.0 million, and incurring offering costs of approximately $12.4 million, inclusive of approximately $7.5 million in deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,150,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $2.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.3 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $215.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and will be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company will provide its holders (the “Public Shareholders”) of its Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares have been recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 20, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Sponsor, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Transaction
On February 23, 2021, the Company entered into Merger Agreement, by and among the Company, Caspian Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company formed on February 22, 2021 (“Merger Sub”), and MarkForged, Inc. (“Markforged”). The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Markforged.
In connection with the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the following transactions, among other things, are expected to occur: (i) prior to the effective time of the transactions contemplated by the Merger Agreement (the “Effective Time”), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Law (As Revised) (the “Domestication”); (ii) prior to the Effective Time, all issued and outstanding shares of preferred stock of Markforged will convert into shares of common stock of Markforged; (iii) prior to the Effective Time, Markforged will repurchase up to approximately $45 million of Markforged securities held by certain of its stockholders (the “Employee Transactions”); (iv) at the Effective Time, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Markforged, with Markforged continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”); (v) at the Effective Time, and after the Domestication, each issued and outstanding share of common stock of Markforged, excluding the shares repurchased in the Employee

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Transactions, will be cancelled and converted into the right to receive a number of shares of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), equal to the product of (x) one share of Markforged common stock and (y) the Exchange Ratio (as defined below) (such aggregate number of shares of Company Common Stock, the “Aggregate Merger Consideration”); and (iv) upon the consummation of the Merger (the “Closing”), the Company will be renamed “Markforged Holding Corporation.”
In connection with the Domestication, (i) each then issued and outstanding Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), and each then issued and outstanding Class B ordinary share of the Company, par value $0.0001 per share (the “Class B Ordinary Shares”), will convert into one share of Company Common Stock, (ii) each then issued and outstanding warrant of the Company will convert automatically into a warrant to acquire one share of Company Common Stock, pursuant to the Company’s existing warrant agreement, and (iii) each then issued and outstanding unit of the Company that has not previously been separated into its underlying securities will be cancelled and the holder thereof will receive one share of Company Common Stock and one-fourth of one warrant to purchase Company Common Stock.
The Exchange Ratio is defined as (i) $1,700,000,000 minus the total dollar amount paid by the Company in connection with the Employee Transactions, divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Markforged common stock, on a fully diluted and as-converted basis (including shares subject to outstanding equity awards of Markforged (“Markforged Equity Awards”) and shares available for issuance in respect of Markforged Equity Awards not yet granted under the Markforged equity incentive plan). In addition, the outstanding Markforged Equity Awards will be converted into equity awards of the Company, on the terms provided in the Merger Agreement. The holders of Markforged common stock and Markforged Equity Awards (whether vested or not) immediately prior to the Effective Time will be entitled to receive, on a pro rata basis, up to 14,666,667 additional shares of Company Common Stock (“Earnout Shares”) as follows: (i) if the volume-weighted average price of Company Common Stock is at least $12.50 for any 20 days in a consecutive 30-trading day period, 8,000,000 Earnout Shares will be issued, (ii) if the volume-weighted average price of Company Common Stock is at least $15.00 for any 20 days in a consecutive 30-trading day period, 6,666,667 Earnout Shares will be issued and (iii) upon a change of control or a liquidation of the Company, all previously unearned Earnout Shares will be issued. Markforged stockholders will not receive any Earnout Shares not earned within five years of the Closing.
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions and additional closing conditions, including, among others: (i) approval of the Merger and related agreements and transactions by the shareholders of the Company and by the stockholders of Markforged, (ii) the effectiveness of the merger proxy statement / registration statement on Form S-4 to be filed by the Company in connection with the Merger, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) receipt of approval for listing on The New York Stock Exchange (the “NYSE”) for the shares of Company Common Stock to be issued in connection with the Merger, (v) the Company having at least $5,000,001 of net tangible assets upon Closing and (vi) the size and composition of the board of directors of the Company after giving effect to the Merger being composed as agreed upon by the parties.
The Merger Agreement may be terminated under certain customary circumstances prior to the Closing.
Certain Related Agreements
Also, in connection with Merger Agreement, the Company entered into certain related agreements including Subscription Agreements, Sponsor Support Agreement, Stockholder Support Agreement.
Going Concern
As of March 31, 2021, the Company had approximately $0.5 million in its operating bank account and working capital deficit of approximately $1.0 million.

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company’s liquidity needs up to December 31, 2020 had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan of approximately $163,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on August 20, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to working capital loans (as defined in Note 4) from the Sponsor that are sufficient to fund the working capital needs of the Company for at least one year from the issuance of these financial statements.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Summary of Significant Accounting Policies
Basis of presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 14, 2021.
Emerging growth company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Principles of Consolidation
The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2021 and December 31, 2020, the Company had no cash equivalents.
Investments Held in the Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, approximately $215.0 million, was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of March 31, 2021, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. As of March 31, 2021, the Company’s portfolio of investments held in the Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities. The Company uses NAV as a practical expedient to fair value for its investments in money market funds.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The 5,375,000 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 3,150,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Placement were initially estimated using a Binomial Lattice in a risk-neutral framework. For each modeled future price, the warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. Finally, the value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs. The fair value of warrants issued in connection with the Company’s Initial Public Offering have subsequently been measured based on the listed market price of such warrants while the fair value of the Private Placement Warrants continue to be estimated using a Binomial Lattice model.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 17,886,418 and 18,574,269 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, respectively, outside of the shareholders’ equity section of the Company’s unaudited condensed consolidated balance sheets.
Income Taxes
ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 8,525,000 shares of the Company’s ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s unaudited condensed consolidated statement of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $20,000 for the three months ended

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2021 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $6.9 million, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.
Recent Issued Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.
Note 3 — Initial Public Offering
On August 20, 2020, the Company consummated its Initial Public Offering of 21,500,000 Units, including 1,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $215.0 million, and incurring offering costs of approximately $12.4 million, inclusive of approximately $7.5 million in deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On June 26, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Up to 750,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 10, 2020, the Sponsor transferred 25,000 Founder Shares to each of Michelle Gill, Lachy Groom, Gautam Gupta, Trina Spear, and Laura de Petra, and 30,000 Founder Shares to Pierre Lamond. On August 20, 2020, the underwriters exercised their over-allotment option and, an aggregate of 375,000 Founder Shares were forfeited by the Sponsor for no consideration accordingly.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 3,150,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.3 million.
Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.
Sponsor Loan
On June 26, 2020, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The Company borrowed approximately $163,000 under the Note, and fully repaid the Note on August 20, 2020.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $2.00 per warrant. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on date the Company’s securities are first listed on the New York Stock Exchange (the “listing date”), for office space, secretarial and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three months ended March 31, 2021, the Company incurred $30,000 for expenses in connection with the Administrative Support Agreement.
Note 5 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, were entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 20, 2020, the underwriters exercised their over-allotment option of 1,500,000 Units and, an aggregate of 375,000 Class B ordinary shares were forfeited by the Sponsor for no consideration accordingly.

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $7.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6 — Derivative Warrant Liabilities
As of March 31, 2021 and December 31, 2020, the Company has 5,375,000 and 3,150,000 Public Warrants and Private Placement Warrants, respectively, outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of at $11.50 per share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), or the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, commencing ninety days after the warrants become exercisable, the Company may redeem the warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below);

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted per share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A ordinary shares shall mean the volume weighted average price of the Class A ordinary shares as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Shareholders’ Equity
Preference Shares — The Company is authorized to issue 1,000,000 preference with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2021, there were 21,500,000 Class A ordinary shares issued or outstanding, including 17,886,418 Class A ordinary shares subject to possible redemption. As of December 31, 2020, there were 21,500,000 Class A ordinary shares issued or outstanding, including 18,574,269 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At August 20, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 750,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On August 20, 2020, the underwriters exercised their over-allotment option in part and, accordingly, an aggregate of 375,000 Founder Shares were forfeited by the Sponsor for no consideration accordingly. As of March 31, 2021 and December 31, 2020, there were 5,375,000 Class B ordinary shares outstanding.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares immediately upon the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity- linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants that may be issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money market fund	$215,096,106	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$14,297,500	$—	$—
Derivative warrant liabilities – Private	$—	$—	$8,379,000
December 31, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S Treasury bills maturing on February 18, 2021	$215,076,225	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$11,287,500	$—	$—
Derivative warrant liabilities – Private	$—	$—	$6,615,000
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in October 2021, when the Public Warrants were separately listed and traded.
Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The estimated fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially estimated using a Binomial Lattice in a risk-neutral framework. For each modeled future price, the warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. Finally, the value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs. The fair value of warrants issued in connection with the Company’s Initial Public Offering have subsequently been measured based on the listed market price of such warrants while the fair value of the Private Placement Warrants continue to be estimated using a Binomial Lattice model.
For the three months ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $4.8 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statement of operations.
The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Binomial Lattice model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury

ONE
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	As of December 31, 2020	As of March 31, 2021
Volatility	25.8%	26.8%
Stock price	$10.77	$11.59
Risk-free rate	0.43%	0.98%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities as classified level 3 for the three months ended March 31, 2021 is summarized as follows:
Level 3 – Derivative warrant liabilities at December 31, 2020	$6,615,000
Change in fair value of derivative warrant liabilities	1,764,000
Level 3 – Derivative warrant liabilities at March 31, 2021	$8,379,000
Note 9 — Subsequent Events
Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the balance sheet was available for issuance. Based upon this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of MarkForged, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of MarkForged, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of changes in convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue from contracts with customers in 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 1, 2021
We have served as the Company’s auditor since 2019.

MarkForged, Inc.
Consolidated Balance Sheets
As of December 31, 2020 and 2019
(In thousands, except share data)
	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$58,715	$59,768
Accounts receivable, net	16,601	18,159
Inventory	6,553	5,782
Prepaid expenses	1,496	1,163
Other current assets	1,373	2,214
Total current assets	84,738	87,086
Property and equipment, net	4,281	5,553
Other assets	584	633
Total assets	$89,603	$93,272
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,369	$5,023
Accrued expenses	8,168	5,760
Deferred revenue	6,196	2,446
Other current liabilities	300	666
Total current liabilities	18,033	13,895
Long-term debt	5,022	—
Long-term deferred revenue	2,905	1,597
Deferred rent	1,073	973
Other liabilities	545	371
Total liabilities	27,578	16,836
Commitments and contingencies (Note 12)
Convertible preferred stock (Note 8)	137,497	136,797
Stockholders’ deficit
Common stock, $0.00001 par value; 183,300,000 and 173,300,000 shares authorized at December 31, 2020 and 2019, respectively; 41,491,257 and 39,259,717 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	5,542	2,012
Treasury stock, 507,722 and 244,691 shares at cost at December 31, 2020 and 2019, respectively	(1,450)	(624)
Note receivable	—	(170)
Accumulated deficit	(79,564)	(61,579)
Total stockholders’ deficit	(75,472)	(60,361)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$89,603	$93,272

MarkForged, Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2020 and 2019
(In thousands, except share data)
	Year Ended December 31,
	2020	2019
Revenue	$71,851	$72,549
Cost of revenue	29,921	36,321
Gross profit	41,930	36,228
Operating expense
Sales and marketing	22,413	31,018
Research and development	17,176	20,270
General and administrative	20,080	15,683
Total operating expense	59,669	66,971
Loss from operations	(17,739)	(30,743)
Other expense	(184)	(121)
Interest expense	(98)	(49)
Interest income	147	1,053
Loss before income taxes	(17,874)	(29,860)
Income tax expense	111	15
Net loss and comprehensive loss	$(17,985)	$(29,875)
Deemed dividend – redemption of Series Seed convertible preferred stock	—	(785)
Deemed dividend – redemption of common stock	(826)	(624)
Net loss attributable to MarkForged, Inc. common stockholders	(18,811)	(31,284)
Weighted average shares outstanding basic and diluted	40,258,968	38,673,218
Basic and diluted net loss per common share	$(0.47)	$(0.81)

MarkForged, Inc.
Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit
For the Years Ended December 31, 2020 and 2019
(In thousands, except share data)
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Note Receivable	Accumulated Deficit	Total Stockholders’ Deficit	Total
	Shares	Amount	Shares	Amount		Shares	Amount
Balance as of December 31, 2018	95,819,538	$54,541	37,010,424	$—	$1,379	—	$—	$—	$(31,704)	$(30,325)	$24,216
Issuance of Series D convertible preferred stock	17,305,052	82,126	—	—	—	—	—	—	—	—	82,126
Exercise of common stock options	—	—	2,249,293	—	560	—	—	(170)	—	390	390
Repurchase of Series Seed convertible preferred stock	(315,637)	(20)	—	—	(785)	—	—	—	—	(785)	(805)
Repurchase of common stock	—	—	—	—	—	244,691	(624)	—	—	(624)	(624)
Stock-based compensation	—	—	—	—	858	—	—	—	—	858	858
Exercise of Series D warrants	31,564	150	—	—	—	—	—	—	—	—	150
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(29,875)	(29,875)	(29,875)
Balance as of December 31, 2019	112,840,517	$136,797	39,259,717	$—	$2,012	244,691	$(624)	$(170)	$(61,579)	$(60,361)	$76,436
Exercise of common stock options	—	—	2,231,540	—	961	—	—	170	—	1,131	1,131
Repurchase of common stock	—	—	—	—	—	263,031	(826)	—	—	(826)	(826)
Stock-based compensation	—	—	—	—	2,569	—	—	—	—	2,569	2,569
Exercise of Series D warrants	147,293	700	—	—	—	—	—	—	—	—	700
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(17,985)	(17,985)	(17,985)
Balance as of December 31, 2020	112,987,810	$137,497	41,491,257	$—	$5,542	507,722	$(1,450)	$—	$(79,564)	$(75,472)	$62,025

MarkForged, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2020 and 2019
(In thousands, except share data)
	Year Ended December 31,
	2020	2019
Operating Activities:
Net loss	$(17,985)	$(29,875)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation	1,795	1,359
Provision for doubtful accounts	591	1,014
Inventory write-down	37	762
Stock-based compensation	2,569	858
Loss on sale of assets	—	35
Changes in operating assets and liabilities
Accounts receivable	967	(3,959)
Inventory	(808)	(2,180)
Prepaid expenses	(333)	150
Other current assets	840	(1,644)
Other assets	49	183
Accounts payable and accrued expenses	852	(318)
Other current liabilities	(366)	484
Deferred rent	100	198
Other liabilities	175	220
Deferred revenue	5,058	2,046
Net cash used in operating activities	(6,459)	(30,667)
Investing Activities:
Purchases of property and equipment	(640)	(4,770)
Proceeds from sale and disposal of fixed assets	118	138
Net cash used in investing activities	(522)	(4,632)
Financing Activities:
Proceeds from debt obligations	5,022	—
Proceeds from the issuance of Series D convertible preferred stock	—	82,239
Costs from issuance of Series D convertible preferred stock	—	(113)
Proceeds from exercise of Series D warrants	700	150
Proceeds from the exercise of common stock options	1,131	390
Repurchase of Seed Series convertible preferred stock	—	(805)
Repurchase of common stock	(826)	(624)
Taxes paid related to net share settlement of equity awards	(98)	—
Payment of financing costs	—	(38)
Principal repayments of capital lease obligations	(1)	(14)
Net cash provided by financing activities	5,928	81,185
Net change in cash and cash equivalents	(1,053)	45,886
Cash and cash equivalents
Beginning of year	59,768	13,882
End of year	$58,715	$59,768
Supplemental disclosure of cash flow information
Cash paid for interest	—	1
Cash paid for income taxes	84	15
Supplemental disclosure of noncash financing activities
Note receivable for exercise of common stock options	—	170

MarkForged, Inc.
Notes to Consolidated Financial Statements
Note 1.   Organization, Nature of the Business, and Risks and Uncertainties
Organization and Nature of Business
MarkForged, Inc. and its subsidiaries (the “Company”, “Markforged”) was founded in 2013 to transform the manufacturing industry with high strength, cost effective parts using additive manufacturing. The Company produces and sells 3D printers and materials worldwide to customers who can build parts strong enough for the factory floor with significantly reduced lead time and cost. The printers print in plastic, nylon, metal, and the parts can be reinforced with carbon fiber for industry leading strength at an affordable price point.
Risks and Uncertainties
While COVID-19 had an impact on the Company’s results, primarily in the second and third quarters of 2020, the Company is unable to predict the ultimate impact that the virus may have on the business, future results of operations, financial position or cash flows. Further COVID-19 impact on the Company is largely dependent on future developments and subsequent government responses. The Company identified potential risks to the business to include certain accounting estimates around accounts receivable, inventory and related reserves, and long-lived assets. As of the year ended December 31, 2020 these risks were assessed and had no material impact on the realizability of accounts receivables, inventories, long-lived assets or the related estimates used in the Company’s consolidated financial statements. There may be changes to those estimates in future periods, and actual results could differ from those estimates.
The Company has funded its operations to date primarily through the sale of convertible preferred stock and the sale of its products. Management believes that existing cash will be sufficient to fund operating and capital expenditure requirements through at least one year after the date these financial statements are available to be issued. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.
Note 2.   Summary of Significant Accounting Policies
The consolidated financial statements include the accounts of MarkForged, Inc. and its wholly owned subsidiaries. The Company’s fiscal year end is December 31 and, unless otherwise stated, all years and dates refer to the fiscal year.
Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.
Reporting Currency
The Company’s reporting currency is the U.S. Dollar, while the functional currencies of its foreign subsidiaries are their respective local currencies. The effect of foreign currency translation was immaterial for all periods presented.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s significant estimates include allowance for doubtful accounts, reserve for excess and obsolete inventory, fair value of equity awards and assumptions in revenue recognition. Actual results could differ from those estimates.
Treasury Stock
Treasury stock is accounted for using the cost method, with the purchase price of the common stock and Seed stock separately recorded as a deduction from stockholders’ deficit.
Revenue Recognition
The Company recognized revenue in accordance with Accounting Standards Codification (‘‘ASC’’) Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”) during the years ended December 31, 2020 and 2019.
Under ASC Topic 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of the new revenue recognition accounting standard, the Company performs the following five steps:
•
identifies the contract with a customer;

•
identifies the performance obligations in the contract;

•
determines the transaction price;

•
allocates the transaction price to the performance obligations in the contract; and

•
recognizes revenue when (or as) the entity satisfies a performance obligation.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents consist of money market funds as of December 31, 2020 and 2019.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based on management’s assessment of the collectability of the accounts receivable which considers historical write-off experience and any specific risks identified in customer collection matters.
The following presents the changes in the balance of the Company’s allowance for doubtful accounts:
	Year Ended December 31,
(in thousands)	2020	2019
Balance at beginning of year	$1,038	$175
Additions	591	1,014
Write – offs	(559)	(151)
Balance at end of year	$1,070	$1,038
Fair Value of Financial Instruments
The Company is required to provide information according to the fair value hierarchy based on the observability of the inputs used in the valuation techniques. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1
Quoted prices in active markets for identical assets or liabilities.

Level 2
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table presents information about the Company’s assets that are measured at fair value as of December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation:
	Fair Value Measurements
(in thousands)	Level 1	Level 2	Level 3	Total
December 31, 2020
Money market funds included in cash and cash equivalents	$56,907	$—	$—	$56,907
Warrant liability	—	—	545	545
December 31, 2019
Money market funds included in cash and cash equivalents	$58,182	$—	$—	$58,182
Warrant liability	—	—	370	370
The Company remeasures its warrant liability at fair value at each reporting period using Level 3 inputs via the Black-Scholes option-pricing model. The significant assumptions used in preparing the option pricing model are disclosed in Note 10 Stock Warrants.
	Year ended December 31,
(in thousands)	2020	2019
Balance at beginning of year	$370	$150
Change in fair value	175	220
Balance at end of year	$545	$370
At December 31, 2020, the fair value of the Company’s debt using Level 2 inputs is approximately $4.7 million calculated using a discounted cash flow method.
Concentration of Credit Risk
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents held on deposit at one financial institution and accounts receivable. The Company does not require collateral from customers for amounts owed. At December 31, 2020 and 2019, no one customer represented greater than 10% of the accounts receivable balance. For the years ended December 31, 2020 and 2019, no one customer represented more than 10% of total revenue. Historically, the Company has not experienced any significant credit loss related to any individual customer.
Property and Equipment
Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss. Repairs and maintenance costs are expensed as incurred.

The cost of property and equipment is depreciated based upon the following asset lives:
Asset Classification	Estimated Useful Life
Machinery and equipment	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term
Computer equipment	3 years
Computer software	3 years
Furniture and fixtures	3 years
Impairment of Long-Lived Assets
The Company evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant reassessment or that the carrying value of these assets may not be recoverable. When a triggering event is identified, management assesses the recoverability of the asset group, which is the lowest level where identifiable cash flows are largely independent, by comparing the expected undiscounted cash flows of the asset group to the carrying value. When the carrying value is not recoverable and an impairment is determined to exist, the asset group is written down to fair value. The Company did not identify any triggering events or record any impairment during the years ended December 31, 2020 and 2019.
Inventory
Inventory is stated at lower of cost or net realizable value. Cost is based on a standard costing system which approximates the cost on a first in, first out method. The Company regularly reviews inventory for excess and obsolescence and records a provision to write down inventory to its net realizable value.
Cost of Revenue
Cost of revenue is primarily comprised of cost of product and software subscriptions, maintenance services, personnel-related costs, third party logistics, warranty fulfillment costs, and overhead. For the production of consumables, the Company utilizes its internal manufacturing facilities and personnel, while for the production of the Company’s additive manufacturing hardware, third party manufacturers are utilized.
For internally manufactured products, the cost of revenue includes raw material, labor conversion costs, and overhead related to the manufacturing operations, inclusive of associated depreciation. Cost of revenue for maintenance services is comprised of costs associated with the Company’s customer success teams’ provision of remote and on-site support services to customers in addition to the cost of replacement parts.
The Company’s cost of revenue also includes indirect costs of providing products and services to its customers. These indirect costs consist primarily of reserves for excess and obsolete inventory and stock-based compensation.
Research and Development
The Company expenses all research and development costs as incurred. These costs consist mainly of employee compensation and other personnel-related costs, product prototypes, facility costs, as well as engineering services.
Sales and Marketing
Sales and marketing costs are expensed as incurred and are primarily comprised of personnel-related costs for the Company’s sales and marketing departments, costs related to sales commissions, trades shows, facilities costs, as well as advertising and other demand generating services. Sales and marketing expenses include advertising costs which were $3.0 million and $5.4 million during 2020 and 2019, respectively.

Shipping and Handling Costs
The Company recognizes shipping and handling costs in cost of revenue within the consolidated statements of operations and comprehensive loss. When shipping and handling services are provided subsequent to the point in time control is transferred, the Company accounts for the shipping and handling services as a fulfillment activity and accrues the related costs.
Stock-Based Compensation
The Company recognizes expense for stock-based compensation awards based on the estimated fair value of the award on the date of grant, which is amortized on a straight-line basis over the employee’s or director’s requisite service period, generally the vesting period of the award. The Company uses the Black-Scholes pricing model to estimate the fair value of options on the date of grant.
The Company uses the Black-Scholes pricing model to estimate the fair value of options on the date of grant. The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The Company grants stock options at exercise prices determined equal to the fair value of common stock on the date of the grant, as determined by the Board of Directors. The fair value of the Company’s common stock at each measurement date is based on a number of factors, including the results of third-party valuations, the Company’s historical financial performance, and observable arms-length sales of the Company’s capital stock including convertible preferred stock, and the prospects of a liquidity event, among other inputs. The computation of expected option life is based on an average of the vesting term and the maximum contractual life of the Company’s stock options, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees. The Company estimates an expected forfeiture rate for stock options, which is factored into the determination of stock-based compensation expense. The volatility assumption is based on the historical and implied volatility of the Company’s peer group with similar business models. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The dividend yield percentage is zero because the Company does not currently pay dividends nor does the Company intend to do so in the future.
These estimates involve inherent uncertainties and the use of different assumptions may have resulted in stock-based compensation expense that was different from the amounts recorded.
The Company has repurchased fully vested restricted common shares from its employees pursuant to individual repurchase agreements. The Company allows its employee to elect the Company to retain an amount to cover the employee’s tax withholding obligations incurred as a result of the repurchase. The employee tax withholding related to net settlement is recorded in the accrued expenses caption on the Company’s consolidated balance sheets.
Warranty Reserves
Substantially all of the Company’s hardware products are covered by a standard assurance warranty of one year. In the event of a failure of a product covered by this warranty, the Company may repair or replace the product, at its option. The Company’s warranty reserve reflects estimated material and labor costs for potential or actual product issues for which the Company expects to incur an obligation. The Company periodically assesses the appropriateness of the warranty reserve and adjusts the amount as necessary. If the data used to calculate the appropriateness of the warranty reserve are not indicative of future requirements, additional or reduced warranty reserves may be necessary.
Warranty reserves are included within accrued expenses on the consolidated balance sheets. The following table presents changes in the balance of the Company’s warranty reserve:

	Year Ended December 31,
(in thousands)	2020	2019
Balance at beginning of year	$1,260	$80
Additions to warranty reserve	821	2,415
Claims fulfilled	(882)	(1,235)
Change in estimate related to pre-existing warranties	(635)	—
Balance at end of year	$564	$1,260
Warranty reserve is recorded through cost of revenue in the consolidated statements of operations and comprehensive loss.
Common Stock
The holders of the common stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).
Dividends may be declared and paid on common stock from funds lawfully available as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock. Through the year ended December 31, 2020, no dividends had been declared.
Warrants
Warrants to purchase the Company’s common stock issued in conjunction with the Company’s former term loan facility debt are recorded as a liability and classified as other liabilities on the consolidated balance sheets. The change in the fair value is recognized in other expense in the consolidated statements of operations and comprehensive loss.
Warrants to purchase the Company’s Series D convertible preferred stock issued in conjunction with a customer contract are recorded as additional Series D convertible preferred stock and classified as mezzanine equity on the consolidated balance sheets.
Earnings Per Share
The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in the Company’s losses. As such, net losses for the periods presented were not allocated to these securities.
The Company presents basic and diluted loss per common share amounts. Basic loss per common share is calculated by dividing net loss attributable to common stockholders, less any participating dividends by the weighted average number of common shares outstanding during the applicable period. See Note 13 for further information.
Income Taxes
The Company files U.S. federal and state tax returns where applicable. The non-U.S. subsidiaries file income tax returns in their respective jurisdictions. The Company accounts for income taxes under the asset and liability method, which recognizes deferred tax assets or liabilities for the expected future tax consequences based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate, in effect when the differences are expected to reverse. Valuation allowances are provided, if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Significant management judgement is required in determining the Company’s provision for income taxes, the Company’s deferred tax assets and liabilities, and any valuation allowance recorded against those net deferred tax assets.
The Company follows the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the tax amount recognized in the financial statements is reduced to the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority.
Loss Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs for loss contingencies are expensed as incurred.
Segment Information
The Company determines its chief operating decision maker (“CODM”) based on the person responsible for making resource allocation decisions. Operating segments are components of the business for which the CODM regularly reviews discrete financial information. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.
Recently Adopted Accounting Pronouncements
The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (“the JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies.
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 and its related amendments regarding ASC Topic 606, Revenue from Contracts with Customers. The standard provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also provides guidance on the recognition of incremental costs related to obtaining customer contracts. The Company adopted ASC Topic 606 on January 1, 2019, using the modified retrospective method for all contracts not completed as of the date of adoption. The adoption of ASC Topic 606 did not result in a material impact to the consolidated financial statements as of the adoption date; however, adoption did result in changes to the Company’s financial statement disclosures.
In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non employee Share-Based Payment Accounting (“ASU 2018-07”), which substantially aligns the measurement and classification guidance for share based payments to non employees with the guidance for share based payments to employees. The ASU also clarifies that any share based payment issued to a customer should be evaluated by ASC Topic 606 and the consideration payable to a customer guidance. The new ASU was adopted using a modified retrospective transition approach. The ASU is effective for the Company beginning January 1, 2020 for annual periods and January 1, 2021 for interim periods. The adoption of this standard on January 1, 2020 did not have a material effect on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements in ASC 820, Fair Value Measurement. After the adoption of this update, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; the valuation processes for Level 3 fair value measurements. ASU 2018-13 is effective in fiscal years beginning after December 15, 2019. The amendments on changes in unrealized gains and losses are applied prospectively for only the most recent period presented in the initial fiscal year of adoption. The adoption of this standard on January 1, 2020 did not have an impact on the consolidated financial statements of the Company.

In November 2019, the FASB issued ASU 2019-08, Compensation Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration Payable to a Customer (“ASU 2019-08”), which requires that share based consideration payable to a customer is measured under stock compensation guidance. Under ASU 2019-08, awards issued to customers are measured and classified following the guidance in Topic 718 while the presentation of the fair value of the award is determined following the guidance in ASC 606. ASU 2019-08 is effective in fiscal years beginning after December 15, 2019. The new ASU was adopted using a modified retrospective transition approach. The adoption of this standard on January 1, 2020 did not have an impact on the consolidated financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. As a result of the ASU, accounting for changes in tax law and year-to-date losses in interim periods will be simplified. These changes become effective for the Company for the fiscal year beginning on January 1, 2022 and interim periods beginning on January 1, 2023, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40) (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred where the entity is the customer in a hosting arrangement that is a service contract with those of developing or obtaining internal-use software. These changes become effective for the Company for the fiscal year beginning on January 1, 2021 and interim periods beginning on January 1, 2022, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2018-15 will have on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires immediate recognition of expected credit losses for financial assets carried at amortized cost, including trade and other receivables, loans and commitments, held-to-maturity debt securities and other financial assets, held at the reporting date to be measured based on historical experience, current conditions and reasonable supportable forecasts. The new credit loss model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. These changes become effective for the Company on January 1, 2023. The Company is currently evaluating the impact that the adoption of ASU 2016-13 will have on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which improves transparency and comparability among companies by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 requires lessees to recognize assets and liabilities on the balance sheet for all leases with terms longer than twelve months. The new standard also requires lessees to apply a dual approach, classifying leases as either finance or operating leases. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. These changes become effective for the Company for the fiscal year beginning on January 1, 2022 and interim periods beginning on January 1, 2023, with early adoption permitted. The Company will adopt ASU 2016-02 for its 2021 fiscal year. Although the Company is currently evaluating the method of adoption of this guidance and the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements, it expects changes to its balance sheet due to the recognition of right-of-use assets and lease liabilities related to its leases.
Note 3.   Revenue
The Company derives revenue from the sale of 3D printers, consumable materials, and hardware maintenance agreements, through its global channel of third-party value-added reseller partners (“VARs”). Typically the VAR is the Company’s customer. Customers are invoiced at the time of shipment or at the beginning of the maintenance term and payment is typically due within 60 days. Contracts primarily contain fixed consideration although certain VAR contracts include performance rebates that may be earned based on sales targets which are accounted for as variable consideration and a reduction of revenue. The Company’s variable consideration is primarily based on performance metrics measured over the fiscal year, thus uncertainties related to variable consideration are resolved at December 31, 2020 and 2019.
Revenue associated with the Company’s products are generally recognized when the customer obtains control of the Company’s product, which occurs at a point in time, and may be upon shipment or upon delivery based on the contractual shipping terms of a contract. Revenue associated with hardware maintenance arrangements is recognized ratably over the term of the arrangements. For its premium cloud software subscription offering, the Company recognizes revenue ratably over time beginning on the date the customer is capable of accessing the software under “Services” in the revenue disaggregation table.
Significant Judgements
The Company enters into certain contracts that have multiple performance obligations. These performance obligations may include 3D printers, consumables, premium cloud software subscriptions, and hardware maintenance. Contracts with more than one performance obligation require the Company to allocate the transaction price to each performance obligation. As the Company’s contracts predominantly contain fixed consideration, the allocation of transaction price is based on a relative standalone selling price method. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the performance obligation is not sold separately, the Company estimates the standalone selling price considering available information such as market conditions and internally approved pricing guidelines related to the performance obligations.
Contract Balances
Timing of revenue recognition may differ from the timing of invoicing to customers. The Company has a right to bill when products are shipped, which is often the point in time revenue is recognized. As a result, the Company will have accounts receivable for billings and also deferred revenue for the portion of billings in advance of service in its hardware maintenance agreements.
The Company recognized $2.4 million of revenue in 2020 from deferred revenue as of December 31, 2019. The Company recognized $1.2 million of revenue in 2019 from deferred revenue as of December 31, 2018.
Deferred revenue is expected to be recognized when the Company provides hardware maintenance services or contractual performance obligations for which the customer has already provided payment with $6.2 million recognized in 2021, $2.2 million recognized in 2022, $0.6 million recognized in 2023, and $0.1 million thereafter.
Contract Costs
When costs to obtain a contract are incremental and the amortization period is greater than one year, the cost is capitalized and amortized over the period that aligns with the transfer of related goods and services. The amortization period does not extend beyond the initial contract term because there is not a sufficient history of renewals. When the costs to obtain a contract are capitalized for a contract that includes multiple performance obligations, the amortization pattern is consistent with the pattern of revenue recognition for the performance obligations.
The Company expenses sales commissions when incurred when the amortization period is one year or less. These costs are recorded within sales and marketing in the consolidated statement of operations and comprehensive loss.

Disaggregation of Revenue
The following table disaggregates the Company’s revenue based on the nature of the products and services:
	Year Ended December 31,
(in thousands)	2020	2019
Hardware	$52,119	$57,285
Consumables	15,498	12,584
Services	4,234	2,680
Total Revenue	$71,851	$72,549
Note 4.   Property and Equipment, net
Property and equipment consist of the following:
	December 31,
(in thousands)	2020	2019
Machinery and equipment	$4,761	$4,467
Leasehold improvements	2,190	2,146
Computer equipment	1,109	1,048
Furniture and fixtures	345	307
Computer software	246	52
Construction in process	36	146
Property and equipment, gross	8,687	8,166
Less: Accumulated depreciation	(4,406)	(2,613)
Property and equipment, net	$4,281	$5,553
Depreciation expense for property and equipment was $1.8 million and $1.4 million for the years ended December 31, 2020 and 2019, respectively. Disposal of property and equipment amounted to $0.1 million for the years ended December 31, 2020 and 2019.
Note 5.   Inventory
Inventory consists of the following:
	December 31,
(in thousands)	2020	2019
Raw material	$1,669	$900
Work in process	79	23
Finished goods	4,805	4,859
Total inventory	$6,553	$5,782
The Company maintained reserves for obsolete inventory of $0.8 million as of December 31, 2020 and 2019. The impairment of obsolete inventory is wholly related to raw materials. The impairment of obsolete inventories are recorded within cost of revenue in the consolidated statements of operations and comprehensive loss.

Note 6.   Accrued Expenses
The following table summarizes the Company’s components of accrued expenses:
	December 31,
(in thousands)	2020	2019
Warranty reserve	$564	$1,260
Compensation and benefits	3,100	2,893
VAR commissions	520	—
Professional services	2,907	1,101
Marketing and advertising	780	46
Other	297	460
Total accrued expense	$8,168	$5,760
Note 7.   Borrowings
Secured Credit Facility
During October 2018, the Company entered into a Loan and Security Agreement with a lending institution for a revolving line of credit. The Company can draw up to the amount of 80% of its receivables not to exceed $15.0 million. The available balance is secured by the accounts receivable of the Company.
The Company had no draws on the line of credit as of December 31, 2019. The Loan and Security Agreement expired in September 2020.
PPP Loan
On April 10, 2020, the Company was granted a loan (the “Loan”) from a lending institution in the aggregate amount of $5.0 million, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which was enacted March 27, 2020.
The Loan, which was in the form of a note dated April 21, 2020, matures on April 21, 2022 and bears interest at a rate of 1% per annum, payable monthly commencing on November 22, 2020. The note may be prepaid by the borrower at any time prior to maturity with no prepayment penalties.
Funds from the Loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations that have been entered into prior to February 15, 2020. The Company intended to use the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. The Company paid off the loan in full in January 2021.
Note 8.   Convertible Preferred Stock, Common Stock and Stockholders’ Deficit
The following table summarizes details of convertible preferred stock authorized, issued and outstanding as of December 31, 2020 and 2019:
	December 31, 2020
(in thousands, except for share counts)	Shares Authorized	Share Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Liquidation Preference
Series Seed	18,233,848	17,918,211	$0.0618	$1,107	$1,107
Series A	28,725,920	28,725,920	0.2959	8,437	8,500
Series B	34,391,480	34,391,480	0.4414	15,096	15,180
Series C	14,468,290	14,468,290	2.0735	29,881	30,000
Series D	17,599,646	17,483,909	4.7523	82,976	83,089
Total convertible preferred stock	113,419,184	112,987,810		$137,497	$137,876

	December 31, 2019
(in thousands, except for share counts)	Shares Authorized	Share Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Liquidation Preference
Series Seed	18,233,848	17,918,211	$0.0618	$1,107	$1,107
Series A	28,725,920	28,725,920	0.2959	8,437	8,500
Series B	34,391,480	34,391,480	0.4414	15,096	15,180
Series C	14,468,290	14,468,290	2.0735	29,881	30,000
Series D	17,599,646	17,336,616	4.7523	82,276	82,389
Total convertible preferred stock	113,419,184	112,840,517		$136,797	$137,176
The terms of Series Seed, Series A, Series B, Series C, and Series D preferred stock are as follows:
Voting
The holders of the Series Seed, Series A, Series B, Series C, and Series D preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. Series A class is entitled to elect two representatives to the Board of Directors. Each of the Series B, Series C, and Series D classes is entitled to elect one representative to the Board of Directors. The Series Seed class is not entitled to elect a representative to the Board of Directors.
Dividends
The holders of the Series Seed, Series A, Series B, Series C, and Series D preferred stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, dividends payable in preference and priority to any dividend payment on common stock. As of December 31, 2020, no dividends have been declared or paid by the Company.
Liquidation Preference
In the event of any liquidation, dissolution, change of control or winding-up of the affairs of the Company, the holders of the then outstanding Series Seed, Series A, Series B, Series C, and Series D preferred stock are entitled to receive, on a pari passu basis, an amount equal to the original issue price of $0.06, $0.29, $0.44, $2.07 and $4.75, respectively, per share plus any declared and unpaid dividends. If the amount paid would be greater had the preferred stockholders converted to common stock, the calculation of the amount to be distributed to the preferred shareholders shall be calculated as if the preferred stockholders had converted just prior to the distribution without having them first convert to common stock. After payment to the preferred stockholders, the remaining proceeds shall be distributed on a pro-rata basis.
Conversion
Each share of Series Seed, Series A, Series B, Series C and Series D preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial conversion price of Series Seed preferred stock is $0.06 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation. The initial conversion price of Series A preferred stock is $0.29 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation. The initial conversion price of Series B preferred stock is $0.44 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation. The initial conversion price of Series C preferred stock is $2.07 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation. The initial conversion price of Series D preferred stock is $4.75 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation.

With respect to Series Seed, Series A, Series B, and Series C, conversion is at the holder’s option, however, all outstanding shares of preferred stock shall automatically convert immediately upon the closing of a sale of shares of common stock to the public at a price per share of at least $2.59 per share. At the election of the majority of all preferred stockholders and 10% of the outstanding Series C holders, shares of Series Seed, Series A, Series B, and Series C stock shall be automatically converted. With respect to Series D, conversion is at the holder’s option, however, all outstanding shares of preferred stock shall automatically convert immediately upon the closing of a sale of shares of common stock to the public at a price per share of at least $4.75 per share. The Series D stock shall be automatically converted at the election of the majority of Series D holders.
Redemption
The preferred stock is not redeemable at the option of the holder.
Repurchases
During the year ended December 31, 2020, the Company repurchased 263,031 shares of common stock from an employee for $4.75 per share net of withholding taxes of $0.2 million classified within accrued payroll for the employee’s related income tax liability. The fair value per share on the date of repurchase was $3.14. The repurchase resulted in additional compensation expense of $0.4 million for the value of the repurchase in excess of fair value. The expense is recognized in operating expenses within the general and administrative expenses on the consolidated statements of operations and comprehensive loss. The Company became contractually obligated to repurchase an additional 263,030 shares of common stock from this employee for $4.75 per share in 2021, with such obligation having been contingent but not probable of occurring as of December 31, 2020. However, the Company expects this obligation to be waived subsequent to the merger as described within Note 15 to the consolidated financial statements.
During the year ended December 31, 2019, the Company repurchased 244,691 shares of common stock from certain employees for $4.75 per share. The fair value per share on the date of repurchase was $2.55. The repurchase resulted in additional compensation expense of $0.5 million for the value of the repurchase in excess of fair value. The expense is recognized in operating expenses in the research and development expenses on the consolidated statements of operations and comprehensive loss.
During the year ended December 31, 2019, the Company repurchased 315,637 shares of series Seed convertible preferred stock from an employee for $4.75 per share. The fair value per share on the date of repurchase was $2.55. The repurchase resulted in additional compensation expense of $0.7 million for the value of the repurchase in excess of fair value. The expense is recognized in operating expenses in the research and development expenses on the consolidated statements of operations and comprehensive loss.
Management determines the fair value of its common stock using the methodology described in Note 2 Summary of Significant Accounting Policies, adjusting for changes in inputs based on material information known at the time of a repurchase transaction such as estimated timing to exit events and respective probabilities of such events occurring.
Common Stock Reserved for Future Issuance
The Company has reserved the following shares of common stock for future issuance:
	December 31,
	2020	2019
Common stock options outstanding	19,420,305	13,162,473
Shares available for issuance under the plan	4,649,322	2,823,610
Convertible preferred stock outstanding	112,987,810	112,840,517
Warrants to purchase Series D convertible preferred stock	115,737	263,030
Common stock warrants outstanding	190,000	190,000
Total shares of authorized common stock reserved for future issuance	137,363,174	129,279,630

Note 9.   Stock Option Plan
The Company adopted the 2013 Stock Plan (the “2013 Plan”) under which a total of 36,313,607 shares of the Company’s common stock have been reserved for issuance to employees, directors and consultants as of December 31, 2020. Awards granted under the 2013 Plan may be incentive stock options, non-statutory stock options, unrestricted common stock, or restricted common stock. Incentive stock options may only be granted to employees. The Board of Directors determines the exercise price, the period over which the awards become exercisable, the vesting conditions, and other terms and conditions of the award. The awards generally vest 25 percent after 12 months, followed by ratable vesting over 36 months. Awards granted generally expire 10 years from the date of grant. The grant date fair value of options is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.
Option activity under the plan for the year ended December 31, 2020 is as follows:
	Number of Shares	Weighted-Average Exercise Price (Per Share)	Weighted-Average Remaining Contractual Life (in years)
Outstanding at December 31, 2019	13,162,473	$1.16	7.51
Granted	9,890,563	2.06
Exercised	(2,231,540)	0.42
Forfeited	(1,401,191)	1.08
Outstanding at December 31, 2020	19,420,305	$1.72	8.71
Options exercisable at December 31, 2019	4,561,561	0.37	4.14
Options exercisable at December 31, 2020	4,700,993	$0.98	6.84
The aggregate intrinsic value of stock options outstanding at December 31, 2020 was $13.6 million. As of December 31, 2020, the Company had 18,695,077 shares vested and expected to vest. In December 31, 2019, there were 240,875 options exercised by employees for which the Company did not receive the proceeds of $0.2 million prior to December 31, 2019, the proceeds are recorded as a note receivable in the consolidated statements of stockholders’ deficit.
Additional information regarding the exercise of stock options is as follows:
(in thousands, except weighted average)	2020	2019
Weighted-average grant date fair value of options granted	$1.28	$0.92
Intrinsic value of options exercised	4,455	3,909
In the years ended December 31, 2020 and 2019, the Company granted options to purchase 9,890,563 and 7,194,585 shares of common stock with aggregate fair values of $12.7 million and $6.6 million, respectively, calculated via the Black-Scholes option pricing model (see Note 2) using the following assumptions:
	Year Ended December 31,
	2020	2019
Expected option term (in years)	5.86	6.07
Expected volatility	53.1%	52.6%
Risk-free interest rate	0.56%	1.89%
Expected dividend yield	—%	—%
Fair value of common stock (per share)	$2.36	$1.81
The Company recorded compensation expense for the stock options of $2.6 million and $0.9 million for the years ended December 31, 2020 and 2019, respectively, which was recognized in the following captions within the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
(in thousands)	2020	2019
Cost of revenue	$589	$186
Research and development	693	307
Sales and marketing	578	262
General and administrative	709	103
Total stock-based compensation expense	$2,569	$858
Total unrecognized stock-based compensation expense for all stock-based awards outstanding was $15.4 million at December 31, 2020, which is expected to be recognized over a weighted-average period of 1.6 years.
Note 10.   Stock Warrants
As part of a loan agreement entered into with a lending institution during 2015, the Company issued warrants to the lender granting the right to purchase 190,000 shares of the Company’s common stock at an exercise price of $0.06 per share. The loan agreement was terminated prior to January 1, 2018. The warrants expire on February 17, 2025. There has been no related warrant activity for these instruments since the date of issue. The warrant is classified as derivative liability within other liabilities in the consolidated balance sheets and subsequent adjustments to fair value are shown in other expense in the consolidated statements of operations and comprehensive loss. The fair value is measured at each reporting date using the Black-Scholes model using the following inputs:
	Year Ended December 31,
	2020	2019
Expected (remaining) option term (in years)	4.13	5.14
Expected volatility	55.4%	52.4%
Risk-free interest rate	0.36%	1.69%
Expected dividend yield	—%	—%
Fair value of common stock (per share)	2.93	2.00
As part of a development agreement with a customer signed in 2019, the Company will issue warrants to the customer, granting the right to purchase up to 294,594 shares of the Company’s Series D convertible preferred stock at an exercise price of $0.0001 per share and a grant date fair value equal to the Series D valuation. As the customer remits payment to the Company under the development agreement, a pro-rata share of warrants will vest. These warrants expire on September 24, 2029.
The Company accounts for the warrants issued to the customer as consideration payable to the customer and a reduction of revenue with a corresponding adjustment to convertible preferred stock. The value of the warrants is measured based on the grant date fair value. The grant date was considered to occur at the execution date of the contract. The Company recorded $0.7 million and $0.2 million related to the warrants in 2020 and 2019, respectively. In accordance with the agreement, 147,293 and 31,564 warrants vested during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, there are 115,737 outstanding warrants to be issued under the terms of the development agreement.
Note 11.   Income Taxes
The components of the Company’s loss before income taxes are as follows:
	Year Ended December 31,
(in thousands)	2020	2019
Loss before income taxes:
Domestic	$(18,269)	$(29,944)
Foreign	395	84
Total	$(17,874)	$(29,860)

The components of the income tax provision are as follows:
	Year Ended December 31,
(in thousands)	2020	2019
Current Provision
Federal	$—	$—
State	5	10
Foreign	106	5
Total current provision	111	15
Deferred Provision
Federal	—	—
State	—	—
Foreign	—	—
Total deferred provision	—	—
Total income tax expense	$111	$15
The overall effective tax rate differs from the statutory federal tax rate as follows:
	Year Ended December 31,
	% of Pretax Loss
	2020	2019
Statutory US federal rate	21.00%	21.00%
State income taxes	1.85	2.19
Stock-based compensation	(1.06)	(0.23)
Nondeductible expenses	(0.61)	(0.22)
Global intangible low-taxed income	(0.46)	(0.06)
Research & development credits	3.48	2.35
Valuation allowance	(25.18)	(25.65)
Change in statutory tax rate	(0.20)	—
Other rate items	0.24	0.50
Effective tax rate	(0.94)%	(0.12)%

Significant components of the Company’s net deferred tax assets are as follows:
	December 31,
(in thousands)	2020	2019
Deferred tax assets
Amortization	23	27
Deferred revenue	318	86
Deferred expenses	280	322
Reserves	560	713
Accrued expenses	453	97
Stock compensation	372	43
Uniform capitalization	45	31
Net operating losses	16,266	13,184
Research and development credits	3,085	2,467
Other state credits	147	141
Gross deferred tax assets	$21,546	$17,111
Less: Valuation allowance	(21,507)	(17,001)
Deferred tax liabilities
Depreciation	(39)	(110)
Unrealized foreign currency loss	(3)	—
Net deferred tax assets	$—	$—
The Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. There is no tax provision or tax benefit attributable to the net loss which differs from the amount computed by applying the US federal income tax rates of 21% to the pretax loss, primarily due to changes in valuation allowance, generation of research and development tax credits, and state taxes.
As of December 31, 2020, the Company had federal net operating loss carryforwards of $15.0 million that are subject to expire at various dates between 2033 and 2038, and net operating losses of $53.2 million, that have no expiration date and can be carried forward indefinitely. As of December 31, 2020, the Company has state tax net operating loss carryforwards of approximately $34.6 million, that are subject to expire at various dates between 2033 and 2044. At December 31, 2020, the Company had federal and state research and development tax credit carryforwards of $2.1 million and $1.3 million, respectively, available to reduce future income taxes payable which begin to expire in 2030.
Utilization of the net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, and similar state provisions, due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. As of December 31, 2020, the Company has not completed a 382 study to assess whether a change of ownership has occurred since its formation.
The Company has not conducted a study of its research and development credit carryforwards. This study may result in an adjustment to research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the balance sheets or statements of operations if an adjustment were required.

Uncertain tax positions represent tax positions for which reserves have been established. The Company’s policy is to record interest and penalties related to uncertain tax positions as part of income tax expense. Reserves for uncertain tax positions as of December 31, 2020 are not material and would not impact the effective tax rate if recognized as a result of the valuation allowance maintained against the Company’s net deferred tax assets.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business the Company is subject to examination by federal, state and foreign jurisdictions, where applicable. There are currently no pending income tax examinations. The Company is open to future tax examination under statute from 2016 to the present; however, carryforward attributes that were generated prior to January 1, 2016 may still be adjusted upon examination by federal, state or local tax authorities to the extent utilized in an open tax year or in future periods.
As of December 31, 2020, the Company has not provided for deferred income taxes on undistributed earnings of its foreign subsidiaries since these earnings are deemed to be indefinitely reinvested. Upon distribution of those earnings in the form of dividends or otherwise, the Company could be subject to income taxes as well as withholding taxes. The amount of taxes attributable to the undistributed earnings is immaterial.
The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are primarily comprised of net operating loss carryforwards and capitalized research and development costs. Management has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a full valuation allowance of $21.5 million has been established at December 31, 2020.
The following table presents the changes in the balance of the Company’s deferred income tax asset valuation allowance:
	Year Ended December 31,
(in thousands)	2020	2019
Balance at beginning of year	$17,001	$9,343
Additions charged to expense	4,465	7,658
Balance at end of year	$21,466	$17,001
Note 12.   Commitments and Contingencies
Operating Leases
The Company leases two spaces with two locations in Watertown, Massachusetts and one location in Billerica, Massachusetts for office and manufacturing, under noncancellable operating lease agreements. These leases provide for escalating monthly payments and are set to expire in December 2023, April 2027, and July 2028. Rent expense under the Company’s lease agreements was $2.2 million and $2.3 million for the years ended December 31, 2020 and 2019, respectively. Future minimum lease payments under these agreements are as follows:
(in thousands)	Amount
2021	$2,150
2022	2,866
2023	3,070
2024	2,132
2025	2,089
After 2025	5,088
Total future minimum lease payments	$17,395

Minimum Commitment Arrangements
The Company may enter into non-binding purchase agreements with suppliers to acquire inventory and other materials during the normal course of business. The Company did not have any minimum commitment arrangements.
Legal Proceedings
From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that address accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings.
Note 13.   Net Loss Per Share
The Company computes basic net loss per share using net loss attributable to MarkForged, Inc. common stockholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.
	Year Ended December 31,
(in thousands, except per share amounts)	2020	2019
Numerator for basic and diluted net loss per share:
Net loss	$(17,985)	$(29,875)
Deemed dividend – repurchase of Series Seed convertible preferred stock	—	(785)
Deemed dividend – repurchase of common stock	(826)	(624)
Net loss attributable to MarkForged, Inc. common stockholders	$(18,811)	$(31,284)
Denominator for basic and diluted net loss per share:
Weighted average shares outstanding	40,258,968	38,673,218
Net loss per common share:
Basic	$(0.47)	$(0.81)
Diluted	$(0.47)	$(0.81)
For the year ended December 31, 2020 and 2019, the Company was in a net loss position, thus the effect of potentially dilutive securities, including non-vested stock options, restricted stock awards, warrants, and convertible preferred stock, was excluded from the denominator for the calculation of diluted net loss per share because the inclusion of such securities would be antidilutive. The following dilutive securities are excluded from the denominator:
	Years ended December 31,
	2020	2019
Convertible preferred stock	112,987,810	112,840,517
Unvested awards	19,599,305	13,656,557
Warrants	190,000	190,000
Total	132,777,115	126,687,074
Note 14.   Segment Information
In the operation of the business, the Chief Executive Officer, who is the Company’s chief operating decision maker, reviews the business as one segment. The Company currently sells its product in the Americas, Europe, Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”) markets. The Company measures revenue based on the physical location of where the customer who is receiving the promised goods or service is located. Disaggregated revenue data for those markets is as follows:
	Revenue during the years ended December 31,
(in thousands)	2020	2019
Americas	$40,837	$53,183
EMEA	19,214	12,142
APAC	11,800	7,224
Total	$71,851	$72,549
Revenue generated from customers within the Company’s country of domicile, the United States, amounted to $35.1 million and $44.9 million for the years ended December 31, 2020 and 2019, respectively. The Company’s long-lived assets are substantially located in the United States, where the Company’s primary operations are located. here the Company’s primary operations are located.
Note 15.   Subsequent Events
The Company has evaluated subsequent events through April 1, 2021, the date the financial statements were available to be issued, and has determined that the following subsequent events require disclosure in the consolidated financial statements:
On February 23, 2021, Markforged entered into an Agreement and Plan of Merger with AONE a special purpose acquisition company, and Caspian Merger Sub Inc., a wholly-owned subsidiary of AONE. Pursuant to the Agreement and Plan of Merger, at the effective time of the merger, Caspian Merger Sub Inc. will merge with and into Markforged and Markforged will survive the merger as a wholly-owned subsidiary of AONE. Upon closing of the merger, AONE is expected to be named Markforged Holding Corporation and will continue to be listed on the NYSE and trade under the ticker symbol “MKFG.” Cash proceeds of the merger will be funded through a combination of AONE’s $215 million of cash held in trust (assuming no redemptions) and an aggregate of $210 million in fully committed common stock transactions at $10.00 per share. Prior to the effective time of the Merger, Markforged will repurchase or settle for cash shares of common stock and stock options, as applicable, from certain of its stockholders, for a total value of approximately $45.0 million of cash on hand, referred to as the “Employee Transactions”.

MarkForged, Inc.
Unaudited Condensed Consolidated Balance Sheets
As of March 31, 2021 and December 31, 2020
(In thousands, except share data and par value amounts)
	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$45,014	$58,715
Accounts receivable, net	17,867	16,601
Inventory	6,096	6,553
Prepaid expenses	1,895	1,496
Other current assets	998	1,373
Total current assets	71,870	84,738
Property and equipment, net	4,226	4,281
Deferred transaction costs	2,980	—
Other assets	567	584
Total assets	$79,643	$89,603
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$7,181	$3,369
Accrued expenses	7,650	8,168
Deferred revenue	5,060	6,196
Other current liabilities	357	300
Total current liabilities	20,248	18,033
Long-term debt	—	5,022
Long-term deferred revenue	2,775	2,905
Deferred rent	1,409	1,073
Other liabilities	1,555	545
Total liabilities	25,987	27,578
Commitments and contingencies (Note 12)
Convertible preferred stock (Note 8)	137,597	137,497
Stockholders’ deficit
Common stock, $0.00001 par value; 183,300,000 shares authorized at March 31, 2021 and December 31, 2020; 42,241,237 and 41,491,257 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	7,092	5,542
Treasury stock, 507,722 shares at cost at March 31, 2021 and December 31, 2020	(1,450)	(1,450)
Accumulated deficit	(89,583)	(79,564)
Total stockholders’ deficit	(83,941)	(75,472)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$79,643	$89,603
See notes to the unaudited condensed consolidated financial statements.

MarkForged, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2021 and 2020
(In thousands, except share data)
	Three Months Ended March 31,
	2021	2020
Revenue	$20,120	$17,701
Cost of revenue	7,939	8,277
Gross profit	12,181	9,424
Operating expense
Sales and marketing	7,057	6,465
Research and development	5,259	4,646
General and administrative	8,863	3,626
Total operating expense	21,179	14,737
Loss from operations	(8,998)	(5,313)
Other (expense) income, net	(1,023)	14
Interest expense	(4)	(10)
Interest income	2	122
Loss before income taxes	(10,023)	(5,187)
Income tax (benefit) expense	(4)	57
Net loss and comprehensive loss	$(10,019)	$(5,244)
Net loss attributable to MarkForged, Inc. common stockholders	$(10,019)	$(5,244)
Weighted average shares outstanding basic and diluted	41,418,669	39,730,217
Basic and diluted net loss per common share	$(0.24)	$(0.13)
See notes to the unaudited condensed consolidated financial statements.

MarkForged, Inc.
Unaudited Condensed Consolidated Statement of Changes in Convertible Preferred Stock and
Stockholders’ Deficit
For the Three Months Ended March 31, 2021 and 2020
(In thousands, except share data)
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Note Receivable	Accumulated Deficit	Total Stockholders’ Deficit	Total
	Shares	Amount	Shares	Amount		Shares	Amount
Three Months Ended March 31, 2021
Balance as of December 31, 2020	112,987,810	$137,497	41,491,257	$—	$5,542	507,722	$(1,450)	$—	$(79,564)	$(75,472)	$62,025
Exercise of common stock options	—	—	749,980	—	356	—	—	—	—	356	356
Stock-based compensation	—	—	—	—	1,194	—	—	—	—	1,194	1,194
Exercise of Series D warrants	21,042	100	—	—	—	—	—	—	—	—	100
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(10,019)	(10,019)	(10,019)
Balance as of March 31, 2021	113,008,852	$137,597	42,241,237	$—	$7,092	507,722	(1,450)	$—	$(89,583)	$(83,941)	$53,656
Three Months Ended March 31, 2020
Balance as of December 31, 2019	112,840,517	$136,797	39,259,717	$—	$2,012	244,691	$(624)	$(170)	$(61,579)	$(60,361)	$76,436
Exercise of common stock options	—	—	850,079	—	430	—	—	170	—	600	600
Stock-based compensation	—	—	—	—	504	—	—	—	—	504	504
Exercise of Series D warrants	10,520	50	—	—	—	—	—	—	—	—	50
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(5,244)	(5,244)	(5,244)
Balance as of March 31, 2020	112,851,037	$136,847	40,109,796	$—	$2,946	244,691	$(624)	$—	$(66,823)	$(64,501)	$72,346

MarkForged, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
For the Three Months Ended March 31, 2021 and 2020
(In thousands, except share data)
	Three Months Ended March 31,
	2021	2020
Operating Activities:
Net loss	$(10,019)	$(5,244)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation	430	451
Provision for doubtful accounts	77	22
Reserve for excess and obsolete inventory	(24)	24
Stock-based compensation expense	1,194	504
Changes in operating assets and liabilities
Accounts receivable	(1,343)	3,734
Inventory	481	(445)
Prepaid expenses	(399)	(484)
Other current assets	375	1,521
Other assets	17	(44)
Accounts payable and accrued expenses	2,486	(1,445)
Other current liabilities	57	(12)
Deferred rent	336	(30)
Other liabilities	1,010	13
Deferred revenue	(1,266)	298
Net cash used in operating activities	(6,588)	(1,137)
Investing Activities:
Purchases of property and equipment	(375)	(65)
Net cash used in investing activities	(375)	(65)
Financing Activities:
Repayments of debt obligations	(5,022)	—
Payment of transaction costs	(2,172)	—
Proceeds from exercise of Series D warrants	100	50
Proceeds from the exercise of common stock options	356	600
Principal repayments of capital lease obligations	—	(1)
Net cash (used in) provided by financing activities	(6,738)	649
Net change in cash and cash equivalents	(13,701)	(553)
Cash and cash equivalents
Beginning of year	58,715	59,768
End of year	$45,014	$59,215
Non cash financing and investing activities
Deferred transaction costs included in accounts payable and accrued expenses	808	—
Note receivable for exercise of common stock options	—	(170)
See notes to the unaudited condensed consolidated financial statements.

MarkForged, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Note 1.   Organization, Nature of the Business, and Risks and Uncertainties
Organization and Nature of Business
MarkForged, Inc. and its subsidiaries (the “Company”, “Markforged”) was founded in 2013 to transform the manufacturing industry with high strength, cost effective parts using additive manufacturing. The Company produces and sells 3D printers and materials worldwide to customers who can build parts strong enough for the factory floor with significantly reduced lead time and cost. The printers print in plastic, nylon, metal, and the parts can be reinforced with carbon fiber for industry leading strength at an affordable price point.
On February 23, 2021, Markforged entered into an Agreement and Plan of Merger with AONE a special purpose acquisition company, and Caspian Merger Sub Inc., a wholly-owned subsidiary of AONE. Pursuant to the Agreement and Plan of Merger, at the effective time of the merger, Caspian Merger Sub Inc. will merge with and into Markforged and Markforged will survive the merger as a wholly-owned subsidiary of AONE. Upon closing of the merger, AONE is expected to be named Markforged Holding Corporation and will continue to be listed on the NYSE and trade under the ticker symbol “MKFG.” Cash proceeds of the merger will be funded through a combination of AONE’s $215 million of cash held in trust (assuming no redemptions) and an aggregate of $210 million in fully committed common stock transactions at $10.00 per share. Prior to the effective time of the Merger, Markforged will repurchase or settle for cash shares of common stock and stock options, as applicable, from certain of its stockholders, for a total value of approximately $45.0 million of cash on hand, referred to as the “Employee Transactions”.
Risks and Uncertainties
While COVID-19 had an impact on the Company’s results, primarily in the second and third quarters of 2020, the Company is unable to predict the ultimate impact that the virus may have on the business, future results of operations, financial position or cash flows. Further COVID-19 impact on the Company is largely dependent on future developments and subsequent government responses. The Company identified potential risks to the business to include certain accounting estimates around accounts receivable, inventory and related reserves, and long-lived assets. As of and for the three months ended March 31, 2021 these risks were assessed and had no material impact on the realizability of accounts receivables, inventories, long-lived assets or the related estimates used in the Company’s condensed consolidated financial statements. There may be changes to those estimates in future periods, and actual results could differ from those estimates.
The Company has funded its operations to date primarily through the sale of convertible preferred stock and the sale of its products. Management believes that existing cash will be sufficient to fund operating and capital expenditure requirements through at least one year after the date these condensed consolidated financial statements are available to be issued. The accompanying condensed consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.
Note 2.   Summary of Significant Accounting Policies
The unaudited condensed consolidated financial statements include the accounts of MarkForged, Inc. and its wholly owned subsidiaries. The Company’s fiscal year end is December 31 and, unless otherwise stated, all years and dates refer to the fiscal year.
Unaudited Interim Financial Statements
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) regarding interim financial reporting and include the accounts of MarkForged, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Therefore, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company’s audited consolidated financial statements for the year ended December 31, 2020. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying condensed consolidated balance sheet as of March 31, 2021 and the condensed consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and of cash flows for the three months ended March 31, 2021 and 2020 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2021 and the results of its operations and its cash flows for the three months ended March 31, 2021 and 2020. The financial data and other information disclosed in these notes related to the three months ended March 31, 2021 and 2020 are also unaudited. The condensed balance sheet at December 31, 2020, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. Other than policies noted below, there have been no significant changes to the significant accounting policies disclosed in Note 2 of the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019.
The results for the three months ended March 31, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020.
Basis of Presentation
The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.
Reporting Currency
The Company’s reporting currency is the U.S. Dollar, while the functional currencies of its foreign subsidiaries are their respective local currencies. The effect of foreign currency translation was immaterial for all periods presented.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s significant estimates include allowance for doubtful accounts, reserve for excess and obsolete inventory, fair value of equity awards and assumptions in revenue recognition. Actual results could differ from those estimates.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based on management’s assessment of the collectability of the accounts receivable which considers historical write-off experience and any specific risks identified in customer collection matters.

The following presents the changes in the balance of the Company’s allowance for doubtful accounts:
	Three months ended March 31,
(in thousands)	2021	2020
Balance at beginning of period	$1,070	$1,038
Additions	77	22
Write – offs	(1)	—
Recoveries	(134)	—
Balance at end of period	$1,012	$1,060
Fair Value of Financial Instruments
The Company is required to provide information according to the fair value hierarchy based on the observability of the inputs used in the valuation techniques. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1
Quoted prices in active markets for identical assets or liabilities

Level 2
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The following table presents information about the Company’s assets that are measured at fair value as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation:
	Fair Value Measurements
(in thousands)	Level 1	Level 2	Level 3	Total
March 31, 2021
Money market funds included in cash and cash equivalents	$43,186	$—	$—	$43,186
Warrant liability	—	—	1,555	1,555
December 31, 2020
Money market funds included in cash and cash equivalents	$56,907	$—	$—	$56,907
Warrant liability	—	—	545	545
The Company remeasures its warrant liability at fair value at each reporting period using Level 3 inputs via the Black-Scholes option-pricing model. The significant assumptions used in preparing the option pricing model are disclosed in Note 10 Stock Warrants. There were no transfers between levels during the periods presented.
	Three months ended March 31,
(in thousands)	2021	2020
Balance at beginning of period	$ 545	$ 370
Change in fair value	1,010	12
Balance at end of period	$ 1,555	$ 382
At December 31, 2020, the fair value of the Company’s debt using Level 2 inputs was approximately $4.7 million calculated using a discounted cash flow method.
Concentration of Credit Risk
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents held on deposit at one financial institution and accounts receivable.

The Company does not require collateral from customers for amounts owed. At March 31, 2021 and December 31, 2020, no one customer represented greater than 10% of the accounts receivable balance. For the three months ended March 31, 2021 and 2020 no one customer represented more than 10% of total revenue. Historically, the Company has not experienced any significant credit loss related to any individual customer.
Impairment of Long-Lived Assets
The Company evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant reassessment or that the carrying value of these assets may not be recoverable. When a triggering event is identified, management assesses the recoverability of the asset group, which is the lowest level where identifiable cash flows are largely independent, by comparing the expected undiscounted cash flows of the asset group to the carrying value. When the carrying value is not recoverable and an impairment is determined to exist, the asset group is written down to fair value. The Company did not identify any triggering events or record any impairment during the three month periods ended March 31, 2021 and 2020.
Sales and Marketing
Sales and marketing expenses include advertising costs which were $1.8 million and $1.0 million during the three months ended March 31, 2021 and 2020, respectively.
Warranty Reserves
Substantially all of the Company’s hardware products are covered by a standard assurance warranty of one year. In the event of a failure of a product covered by this warranty, the Company may repair or replace the product, at its option. The Company’s warranty reserve reflects estimated material and labor costs for potential or actual product issues for which the Company expects to incur an obligation. The Company periodically assesses the appropriateness of the warranty reserve and adjusts the amount as necessary. If the data used to calculate the appropriateness of the warranty reserve are not indicative of future requirements, additional or reduced warranty reserves may be necessary.
Warranty reserves are included within accrued expenses on the condensed consolidated balance sheets. The following table presents changes in the balance of the Company’s warranty reserve:
	Three months ended March 31,
(in thousands)	2021	2020
Balance at beginning of period	$564	$1,260
Additions to warranty reserve	267	232
Claims fulfilled	(293)	(231)
Balance at end of period	$538	$1,261
Warranty reserve is recorded through cost of revenue in the condensed consolidated statements of operations and comprehensive loss.
Segment Information
The Company determines its chief operating decision maker (“CODM”) based on the person responsible for making resource allocation decisions. Operating segments are components of the business for which the CODM regularly reviews discrete financial information. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.
Recently Adopted Accounting Pronouncements
The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (“the JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40) (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred where the entity is the customer in a hosting arrangement that is a service contract with those of developing or obtaining internal-use software. These changes become effective for the Company for the fiscal year beginning on January 1, 2021 and interim periods beginning on January 1, 2022, with early adoption permitted. The adoption of this standard on January 1, 2021 did not have a material effect on the Company’s condensed consolidated financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. As a result of the ASU, accounting for changes in tax law and year-to-date losses in interim periods will be simplified. These changes become effective for the Company for the fiscal year beginning on January 1, 2022 and interim periods beginning on January 1, 2023, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires immediate recognition of expected credit losses for financial assets carried at amortized cost, including trade and other receivables, loans and commitments, held-to-maturity debt securities and other financial assets, held at the reporting date to be measured based on historical experience, current conditions and reasonable supportable forecasts. The new credit loss model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. These changes become effective for the Company on January 1, 2023. The Company is currently evaluating the impact that the adoption of ASU 2016-13 will have on its condensed consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which improves transparency and comparability among companies by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 requires lessees to recognize assets and liabilities on the balance sheet for all leases with terms longer than twelve months. The new standard also requires lessees to apply a dual approach, classifying leases as either finance or operating leases. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. These changes become effective for the Company for the fiscal year beginning on January 1, 2022 and interim periods beginning on January 1, 2023, with early adoption permitted. The Company previously disclosed that it would adopt ASU 2016-02 for its 2021 fiscal year, the Company has reevaluated the planned adoption date and has determined it will adopt ASU 2016-02 for its 2022 fiscal year. Although the Company is currently evaluating the method of adoption of this guidance and the impact that the adoption of ASU 2016-02 will have on its condensed consolidated financial statements, it expects changes to its balance sheet due to the recognition of right-of-use assets and lease liabilities related to its leases.
Note 3.   Revenue
Contract Balances
The Company recognized $1.4 million of revenue in the three months ended March 31, 2021 from deferred revenue as of December 31, 2020. The company recognized $0.9 million of revenue in three months ended March 31, 2020 from deferred revenue as of December 31, 2019.
Deferred revenue is expected to be recognized when the Company provides hardware maintenance services or contractual performance obligations for which the customer has already provided payment with

$4.5 million expected to be recognized in the remainder of 2021, $2.2 million expected to be recognized in 2022, $1.0 million expected to be recognized in 2023, and $0.2 million thereafter.
Disaggregation of Revenue
The following table disaggregates the Company’s revenue based on the nature of the products and services:
	Three Months Ended March 31,
(in thousands)	2021	2020
Hardware	$14,239	$12,554
Consumables	4,617	4,153
Services	1,264	994
Total Revenue	$20,120	$17,701
Note 4.   Property and Equipment, net
Property and equipment consist of the following:
(in thousands)	March 31, 2021	December 31, 2020
Machinery and equipment	$4,793	$4,761
Leasehold improvements	2,190	2,190
Computer equipment	1,320	1,109
Furniture and fixtures	345	345
Computer software	246	246
Construction in process	167	36
Property and equipment, gross	9,061	8,687
Less: Accumulated depreciation	(4,835)	(4,406)
Property and equipment, net	$4,226	$4,281
Depreciation expense for property and equipment was $0.4 million and $0.5 million for the three months ended March 31, 2021 and 2020, respectively.
Note 5.   Inventory
Inventory consists of the following:
(in thousands)	March 31, 2021	December 31, 2020
Raw material	$1,235	$1,669
Work in process	170	79
Finished goods	4,691	4,805
Total inventory	$6,096	$6,553
The Company maintained reserves for obsolete inventory of $0.8 million and $0.8 million as of March 31, 2021 and December 31, 2020, respectively. The impairment of obsolete inventory is wholly related to raw materials. The impairment of obsolete inventories are recorded within cost of revenue in the condensed consolidated statements of operations and comprehensive loss.

Note 6.   Accrued Expenses
The following table summarizes the Company’s components of accrued expenses:
(in thousands)	March 31, 2021	December 31, 2020
Warranty reserve	$538	$564
Compensation and benefits	3,099	3,100
VAR commissions	407	520
Professional services	2,398	2,907
Marketing and advertising	784	780
Other	424	297
Total accrued expense	$7,650	$8,168
Note 7.   Borrowings
PPP Loan
On April 10, 2020, the Company was granted a loan (the “Loan”) from a lending institution in the aggregate amount of $5.0 million, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which was enacted March 27, 2020.
The Loan, which was in the form of a note dated April 21, 2020, matures on April 21, 2022 and bears interest at a rate of 1% per annum, payable monthly commencing on November 22, 2020. The note may be prepaid by the borrower at any time prior to maturity with no prepayment penalties.
Funds from the Loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations that have been entered into prior to February 15, 2020. The Company intended to use the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. The Company paid off the loan in full in January 2021.
Note 8.   Convertible Preferred Stock, Common Stock and Stockholders’ Deficit
The following table summarizes details of convertible preferred stock authorized, issued and outstanding as of March 31, 2021 and December 31, 2020:
	March 31, 2021
(in thousands, except for share counts)	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Liquidation Preference
Series Seed	18,233,848	17,918,211	$0.0618	$1,107	$1,107
Series A	28,725,920	28,725,920	0.2959	8,437	8,500
Series B	34,391,480	34,391,480	0.4414	15,096	15,180
Series C	14,468,290	14,468,290	2.074	29,881	30,000
Series D	17,599,646	17,504,951	4.7523	83,076	83,189
Total convertible preferred stock	113,419,184	113,008,852		$137,597	$137,976

	December 31, 2020
(in thousands, except for share counts)	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Liquidation Preference
Series Seed	18,233,848	17,918,211	$0.0618	$1,107	$1,107
Series A	28,725,920	28,725,920	0.2959	8,437	8,500
Series B	34,391,480	34,391,480	0.4414	15,096	15,180
Series C	14,468,290	14,468,290	2.0735	29,881	30,000
Series D	17,599,646	17,483,909	4.7523	82,976	83,089
Total convertible preferred stock	113,419,184	112,987,810		$137,497	$137,876
The terms of Series Seed, Series A, Series B, Series C, and Series D preferred stock are as follows:
Voting
The holders of the Series Seed, Series A, Series B, Series C, and Series D preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. Series A class is entitled to elect two representatives to the Board of Directors. Each of the Series B, Series C, and Series D classes is entitled to elect one representative to the Board of Directors. The Series Seed class is not entitled to elect a representative to the Board of Directors.
Dividends
The holders of the Series Seed, Series A, Series B, Series C, and Series D preferred stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, dividends payable in preference and priority to any dividend payment on common stock. As of March 31, 2021, no dividends have been declared or paid by the Company.
Liquidation Preference
In the event of any liquidation, dissolution, change of control or winding-up of the affairs of the Company, the holders of the then outstanding Series Seed, Series A, Series B, Series C, and Series D preferred stock are entitled to receive, on a pari passu basis, an amount equal to the original issue price of $0.06, $0.29, $0.44, $2.07 and $4.75, respectively, per share plus any declared and unpaid dividends. If the amount paid would be greater had the preferred stockholders converted to common stock, the calculation of the amount to be distributed to the preferred shareholders shall be calculated as if the preferred stockholders had converted just prior to the distribution without having them first convert to common stock. After payment to the preferred stockholders, the remaining proceeds shall be distributed on a pro-rata basis.
Conversion
Each share of Series Seed, Series A, Series B, Series C and Series D preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial conversion price of Series Seed preferred stock is $0.06 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation. The initial conversion price of Series A preferred stock is $0.29 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation. The initial conversion price of Series B preferred stock is $0.44 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation. The initial conversion price of Series C preferred stock is $2.07 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation. The initial conversion price of Series D preferred stock is $4.75 per share and is subject to adjustment in accordance with anti-dilution provisions contained in the Company’s Certificate of Incorporation.

With respect to Series Seed, Series A, Series B, and Series C, conversion is at the holder’s option, however, all outstanding shares of preferred stock shall automatically convert immediately upon the closing of a sale of shares of common stock to the public at a price per share of at least $2.59 per share. At the election of the majority of all preferred stockholders and 10% of the outstanding Series C holders, shares of Series Seed, Series A, Series B, and Series C stock shall be automatically converted. With respect to Series D, conversion is at the holder’s option, however, all outstanding shares of preferred stock shall automatically convert immediately upon the closing of a sale of shares of common stock to the public at a price per share of at least $4.75 per share. The Series D stock shall be automatically converted at the election of the majority of Series D holders.
Redemption
The preferred stock is not redeemable at the option of the holder.
Repurchases
There were no repurchases for the three months ended March 31, 2021. During the year ended December 31, 2020 the company repurchased common stock from an employee. Concurrent to the repurchase, the Company was contractually obligated to repurchase an additional 263,030 shares of common stock from this employee for $4.75 per share in 2021, subject to certain conditions, with such obligation having been not probable of occurring as of March 31, 2021, thus no liability or expense was recognized during the period. This obligation was waived by the parties subsequent to the reporting period in April of 2021.
Management determines the fair value of its common stock using the methodology described in Note 2 Summary of Significant Accounting Policies, adjusting for changes in inputs based on material information known at the time of a repurchase transaction such as estimated timing to exit events and respective probabilities of such events occurring.
Common Stock Reserved for Future Issuance
The Company has reserved the following shares of common stock for future issuance:
	March 31, 2021	December 31, 2020
Common stock options outstanding	18,612,126	19,420,305
Shares available for issuance under the plan	4,707,521	4,649,322
Convertible preferred stock outstanding	113,008,852	112,987,810
Warrants to purchase Series D convertible preferred stock	94,695	115,737
Common stock warrants outstanding	190,000	190,000
Total shares of authorized common stock reserved for future issuance	136,613,194	137,363,174
Note 9.   Stock Option Plan
The Company adopted the 2013 Stock Plan (the “2013 Plan”) under which a total of 36,313,607 shares of the Company’s common stock have been reserved for issuance to employees, directors and consultants as of March 31, 2021.

Option activity under the plan for the three months ended March 31, 2021 is as follows:
	Number of Shares	Weighted-Average Exercise Price (Per Share)	Weighted-Average Remaining Contractual Life (in years)
Outstanding at December 31, 2020	19,420,305	$1.72	8.71
Granted	—	—
Exercised	(749,980)	0.48
Forfeited	(58,199)	1.85
Outstanding at March 31, 2021	18,612,126	$1.77	8.57
Options exercisable at March 31, 2021	4,933,107	$1.21	7.10
The aggregate intrinsic value of stock options outstanding at March 31, 2021 was $12.1 million. As of March 31, 2021, the Company had 17,990,642 shares vested and expected to vest.
Additional information regarding the exercise of stock options is as follows:
	Three Months Ended March 31,
(in thousands, except weighted average)	2021	2020
Weighted-average grant date fair value of options granted	$—	$1.01
Intrinsic value of options exercised	1,458	1,316
In the three months ended March 31, 2021, the Company did not grant any options to purchase shares of common stock. In the three months ended March 31, 2020, the Company granted options to purchase 700,000 shares of common stock with aggregate fair values of $1.0 million, respectively, calculated via the Black-Scholes option pricing model (see Note 2) using the following assumptions:
Three Months Ended March 31,
2020
Expected option term (in years)	6.08
Expected volatility	51.9%
Risk-free interest rate	1.73%
Expected dividend yield	—%
Fair value of common stock (per share)	$2.00
The Company recorded compensation expense for the stock options of $1.2 million and $0.5 million for the three months ended March 31, 2021 and 2020, respectively, which was recognized in the following captions within the condensed consolidated statements of operations and comprehensive loss:
	Three Months Ended March 31,
(in thousands)	2021	2020
Cost of revenue	$27	$134
Research and development	331	54
Sales and marketing	84	92
General and administrative	752	224
Total stock-based compensation expense	$1,194	$504
Total unrecognized stock-based compensation expense for all stock-based awards outstanding was $14.2 million at March 31, 2021, which is expected to be recognized over a weighted-average period of 1.5 years.

Note 10.   Stock Warrants
As part of a loan agreement entered into with a lending institution during 2015, the Company issued warrants to the lender granting the right to purchase 190,000 shares of the Company’s common stock at an exercise price of $0.06 per share. The loan agreement was terminated prior to January 1, 2018. The warrants expire on February 17, 2025. There has been no related warrant activity for these instruments since the date of issue. The warrant is classified as derivative liability within other liabilities in the condensed consolidated balance sheets and subsequent adjustments to fair value are shown in other expense in the condensed consolidated statements of operations and comprehensive loss. The fair value is measured at each reporting date using the Black-Scholes model using the following inputs:
	March 31,
	2021	2020
Expected (remaining) option term (in years)	3.89	4.89
Expected volatility	65.0%	53.7%
Risk-free interest rate	0.60%	0.37%
Expected dividend yield	—%	—%
Fair value of common stock (per share)	8.25	2.07
Management considers contemporaneous third-party valuations in its determination of the fair value of common stock. The fair value of common stock increased significantly between the three months ended March 31, 2021 and 2020 in large part due to the change in the probability of special purpose acquisition company (SPAC) exit. For the March 31, 2021 valuation, the Company assigned a 95% probability of a SPAC exit and a 5% probability of staying a private company.
As part of a development agreement with a customer signed in 2019, the Company will issue warrants to the customer, granting the right to purchase up to 294,594 shares of the Company’s Series D convertible preferred stock at an exercise price of $0.0001 per share and a grant date fair value equal to the Series D valuation. As the customer remits payment to the Company under the development agreement, a pro-rata share of warrants will vest. These warrants expire on September 24, 2029.
The Company accounts for the warrants issued to the customer as consideration payable to the customer and a reduction of revenue with a corresponding adjustment to convertible preferred stock. The value of the warrants is measured based on the grant date fair value. The grant date was considered to occur at the execution date of the contract. The Company recorded $0.1 million and $0.05 million related to the warrants in the three months ended March 31, 2021 and 2020, respectively. In accordance with the agreement, 21,042 and 10,520 warrants vested during the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021, there are 94,695 outstanding warrants to be issued under the terms of the development agreement.
Note 11.   Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s condensed consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized. The Company recognized a de minimis tax benefit due to overpayments of franchise tax in certain US states during the three months ended March 31, 2021.
The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of

March 31, 2021 and December 31, 2020, the Company has not identified any uncertain tax positions for which reserves would be required.
The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are primarily comprised of net operating loss carryforwards and capitalized research and development costs at December 31, 2020. Since our inception, we have not recorded any income tax benefits for the net losses we have incurred or for the research and development tax credits earned in each year and interim period, as we believe, based upon the weight of available evidence, that it is more likely than not that all of our net operating loss carryforwards and tax credit carryforwards will not be realized. Management has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a full valuation allowance has been established at December 31, 2020. Management has also asserted that there is no material adjustment to the valuation allowance at March 31, 2021.
Note 12.   Commitments and Contingencies
Operating Leases
The Company leases two spaces with two locations in Watertown, Massachusetts and one location in Billerica, Massachusetts for office and manufacturing, under noncancellable operating lease agreements. These leases provide for escalating monthly payments and are set to expire in December 2023, April 2027, and July 2028. Rent expense under the Company’s lease agreements was $0.6 million and $0.6 million for the three months ended March 31, 2021 and 2020, respectively. Future minimum lease payments under these agreements are as follows:
(in thousands)	Amount
2021	$1,809
2022	2,866
2023	3,070
2024	2,132
2025	2,089
After 2025	5,088
Total future minimum lease payments	$17,054
Minimum Commitment Arrangements
The Company may enter into non-binding purchase agreements with suppliers to acquire inventory and other materials during the normal course of business. The Company did not have any minimum commitment arrangements.
Legal Proceedings
From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that address accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings. The Company has not recognized any legal expenses or income relating to legal claims or actions in the normal course of business in the three months ended March 31, 2021 and 2020.
Note 13.   Net Loss Per Share
The Company computes basic net loss per share using net loss attributable to MarkForged, Inc. common stockholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.
	Three Months Ended March 31,
(in thousands, except per share amounts)	2021	2020
Numerator for basic and diluted net loss per share:
Net loss attributable to MarkForged, Inc. common stockholders	$(10,019)	$(5,244)
Denominator for basic and diluted net loss per share:
Weighted average shares outstanding	41,418,669	39,730,217
Net loss per common share:
Basic	$(0.24)	$(0.13)
Diluted	$(0.24)	$(0.13)
For the three months ended March 31, 2021 and 2020, the Company was in a net loss position, thus the effect of potentially dilutive securities, including non-vested stock options, restricted stock awards, warrants, and convertible preferred stock, was excluded from the denominator for the calculation of diluted net loss per share because the inclusion of such securities would be antidilutive. The following dilutive securities are excluded from the denominator:
	Three Months Ended March 31,
	2021	2020
Convertible preferred stock	113,008,852	112,851,037
Unvested awards	18,791,126	13,129,583
Warrants	190,000	190,000
Total	131,989,978	126,170,620
Note 14.   Segment Information
In the operation of the business, the Chief Executive Officer, who is the Company’s chief operating decision maker, reviews the business as one segment. The Company currently sells its product in the Americas, Europe, Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”) markets. The Company measures revenue based on the physical location of where the customer who is receiving the promised goods or service is located. Disaggregated revenue data for those markets is as follows:
	Revenue during the three months ended March 31,
(in thousands)	2021	2020
Americas	$10,425	$10,872
EMEA	6,262	3,834
APAC	3,433	2,995
Total	$20,120	$17,701
Revenue generated from customers within the Company’s country of domicile, the United States, amounted to $9.6 million and $8.7 million for the three months ended March 31, 2021 and 2020, respectively. The Company’s long-lived assets are substantially located in the United States, where the Company’s primary operations are located.
Note 15.   Subsequent Events
The Company has evaluated subsequent events through June 4, 2021, the date the financial statements were available to be issued, and has determined that the following subsequent events require disclosure in the condensed consolidated financial statements:
On April 27, 2021, the Company’s Board approved 1,330,750 shares of restricted stock units to be issued with a standard four-year time-based vesting schedule with a one-year cliff.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
ONE,
CASPIAN MERGER SUB INC.
and
MARKFORGED, INC.
Dated as of February 23, 2021

A-i

A-ii

A-iii

Page
Section 11.8 Headings; Counterparts	A-66
Section 11.9 Company and Acquiror Disclosure Letters	A-66
Section 11.10 Entire Agreement	A-66
Section 11.11 Amendments	A-66
Section 11.12 Publicity	A-66
Section 11.13 Severability	A-67
Section 11.14 Jurisdiction; Waiver of Jury Trial	A-67
Section 11.15 Enforcement	A-67
Section 11.16 Non-Recourse	A-67
Section 11.17 Non-Survival of Representations, Warranties and Covenants	A-68
Section 11.18 Legal Representation	A-68
Exhibits
Exhibit A Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B Form of Bylaws of Acquiror upon Domestication
Exhibit C Form of Registration Rights Agreement
Exhibit D Form of Lock-Up Agreement
Exhibit E Form of Equity Incentive Plan
Exhibit F Form of Employee Stock Purchase Plan

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of February 23, 2021 (this “Agreement”), is made and entered into by and among one, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Caspian Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and MarkForged, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;
WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Act (As Revised) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);
WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant (as defined below) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units), comprised of one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant;
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”); and (y) Acquiror will change its name to “Markforged Holding Corporation”;
WHEREAS, prior to the Effective Time (as defined below), each share of Company Preferred Stock will be converted into one share of Company Common Stock (the “Preferred Stock Conversion”);
WHEREAS, upon the Effective Time and following the Employee Transactions (as defined below) and the Preferred Stock Conversion, all shares of Company Common Stock (as defined below) will be converted into the right to receive shares of Domesticated Acquiror Common Stock as set forth in this Agreement;
WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, (b) the Domestication constitutes an integrated transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations (clauses (a)-(c) the “Intended Tax Treatment”);
WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the

Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption and approval of this Agreement by the Company’s stockholders;
WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Stockholder Support Agreement (as defined below), pursuant to which the Requisite Company Stockholders have agreed to, among other things, vote (pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement (as defined below) shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (i) determined that it is advisable for and in the best interests of Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole stockholder of Merger Sub, as applicable;
WHEREAS, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain other Persons have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor and such Persons have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock, such purchases to be consummated substantially concurrently with the Closing (as defined below);
WHEREAS, prior to the Closing, the Company and certain of its stockholders will enter into Share Repurchase Agreements, in a form to be reasonably agreed upon with Acquiror (the “Share Repurchase Agreements”), pursuant to which, immediately prior to the Effective Time, the Company will repurchase certain Company Common Stock and/or settle for cash certain Company Options held by such Company Stockholders on the terms set forth in Section 6.1(b)(iv) of the Company Disclosure Letter (such transactions, the “Employee Transactions”);
WHEREAS, at the Closing, Acquiror and certain shareholders of Acquiror and certain Company Stockholders shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), with such changes as may be agreed in writing by Acquiror and the Company, which shall be effective as of the Closing; and
WHEREAS, at the Closing, Acquiror and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used herein, the following terms shall have the following meanings:
“2020 Audited Financial Statements” has the meaning specified in Section 6.3.
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Cure Period” has the meaning specified in Section 10.1(f).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.
“Acquiror Financial Statements” has the meaning specified in Section 5.6(c).
“Acquiror Indemnified Parties” has the meaning specified in Section 7.8.
“Acquiror Option” has the meaning specified in Section 3.3(a).
“Acquiror Ordinary Shares” means the Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.
“Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents ($11.50) issued to the Sponsor at the time of Acquiror’s initial public offering or issued upon the conversion of Working Capital Loans, if any.
“Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.
“Acquiror RSU” has the meaning specified in Section 3.3(b).
“Acquiror SEC Filings” has the meaning specified in Section 5.5.
“Acquiror Securities” has the meaning specified in Section 5.14(a).
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.
“Acquiror Shareholder Approval” means the approval of those Transaction Proposals identified in Section 8.2(b), in each case, by the voting standard set forth in Section 5.2(b) (as determined in accordance with Acquiror’s Governing Documents and applicable Law) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.
“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).
“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the transactions contemplated hereby, including: (i) deferred underwriting commissions disclosed in any Acquiror SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Acquiror SEC Filings, (iv) amounts outstanding under any Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated August 12, 2020, between Acquiror and Sponsor or (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby; provided, however, that Acquiror Transaction Expenses shall not include Transfer Taxes.
“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.
“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby (and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business), any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.
“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreements” has the meaning specified in Section 4.11(a)(vii).
“Aggregate Fully Diluted Company Common Stock” means, without duplication, the aggregate number of shares of Company Common Stock (a) that are issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and the Employee Transactions), (b) that are subject to unexercised Company Options outstanding immediately prior to the Effective Time, (c) that are subject to Company RSUs (that have not yet been settled with the applicable Company Common Stock, in cash, or other securities or property) immediately prior to the Effective Time and (d) that are Company Warrant Shares pursuant to Company Warrants that have not yet been exercised as of immediately prior to the Effective Time, in the case of clauses (b)  – (d), whether or not vested or exercisable, as applicable, immediately prior to the Effective Time.
“Aggregate Merger Consideration” has the meaning specified in Section 3.1(b).
“Agreement” has the meaning specified in the Preamble hereto.
“Allocation Schedule” has the meaning specified in Section 3.4.
“Ancillary Agreements” has the meaning specified in Section 11.10.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Audited Financial Statements” has the meaning specified in Section 4.7(a).
“Available Acquiror Cash” has the meaning specified in Section 7.2.
“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“Cadwalader” has the meaning specified in Section 11.18.
“Cadwalader Privileged Communications” has the meaning specified in Section 11.18.
“Cadwalader Waiving Parties” has the meaning specified in Section 11.18.
“Cadwalader WP Group” has the meaning specified in Section 11.18.
“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.
“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Cayman Registrar” means the Cayman Registrar of Companies under the Cayman Islands Companies Act (As Revised).

“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act ) of Persons, has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of Acquiror, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror to any Person.
“Closing” has the meaning specified in Section 2.3(a).
“Closing Date” has the meaning specified in Section 2.3(a).
“Code” has the meaning specified in the Recitals hereto.
“Company” has the meaning specified in the Preamble hereto.
“Company Award” means a Company Option or a Company RSU.
“Company Benefit Plan” has the meaning specified in Section 4.12.
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended.
“Company Common Stock” means shares of common stock, par value $0.00001 per share, of the Company.
“Company Common Warrants” means warrants of the Company exercisable for Company Common Stock.
“Company Cure Period” has the meaning specified in Section 10.1(d).
“Company D&O Tail Policy” has the meaning specified in Section 7.8.
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Incentive Plan” means the Company’s 2013 Stock Option and Grant Plan, as amended from time to time.
“Company Indemnified Parties” has the meaning specified in Section 7.8.
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby; provided, however, that, solely in the case of clause (i) above, none of the following shall be deemed, alone or in combination, to constitute, or be taken into account in the determination of whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any official interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, credit or financial market conditions generally, (c) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (d) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (e) the taking of any action required by this Agreement, (f) the execution or public announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (f) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (g) any earthquake, hurricanes, storms, tornados, flooding, volcanic eruptions or other natural disaster, calamity, epidemic, disease outbreak or pandemic (including COVID-19 or any mutation or variation thereof and COVID-19 Measures), (h) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (i) any failure of the Company to meet any projections or forecasts (provided that this clause (i) shall not prevent a determination that any event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), or (j) any action taken at the written request of Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (c), (d), (g), or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of the Company outside of the Company Incentive Plan.
“Company Preferred Stock” means the shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series Seed Preferred Stock.
“Company Registered Intellectual Property” has the meaning specified in Section 4.20(a).
“Company RSU” means an award of restricted stock units with respect to Company Common Stock granted under the Company Incentive Plan or otherwise granted to a current or former employee, director, independent contractor or other service provider of the Company outside of the Company Incentive Plan.
“Company Series D Warrants” means warrants of the Company exercisable for Series D Preferred Stock.
“Company Share Reserve Amount” means that number of shares of Company Common Stock available for issuance in respect of Company Awards not yet granted under the Company Incentive Plan.
“Company Stockholder Approvals” means (A) the approval and adoption of this Agreement and the transactions contemplated hereby, including the Preferred Stock Conversion and the Merger, by the affirmative vote or written consent of at least (i) a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis and (ii) a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, and (B) in the case of the Preferred Stock Conversion, (i) with respect to the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, including the Series C Investment Holders (as defined in the Company Charter) holding at least 10% of the outstanding shares of Series C Preferred Stock, voting as a separate class and (ii) with respect to the Series D Preferred Stock, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Stockholder Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“Company Stockholders” means the holders of Company Common Stock.

“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement and consummation of the transactions contemplated hereby, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby; provided, however, that Company Transaction Expenses shall not include Transfer Taxes.
“Company Warrants” means the Company Common Warrants and Company Series D Warrants.
“Company Warrant Shares” means the shares of Company Common Stock issuable upon the cash exercise of Company Warrants, after giving effect to the Preferred Stock Conversion.
“Confidentiality Agreement” has the meaning specified in Section 11.10.
“Constituent Corporations” has the meaning specified in Section 2.1(a).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that other software incorporated into, derived from, combined with, used, linked to or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Microsoft Reciprocal License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.
“D&O Indemnified Parties” has the meaning specified in Section 7.8.
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.7.
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Unit” has the meaning specific in the Recitals hereto.
“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Domestication” has the meaning specified in the Recitals hereto.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date.
“Earnout Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined as (a) the total number held by such Eligible Company Equityholder of (i) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Employee Transactions and Preferred Stock Conversion), plus (ii) shares of Company Common Stock subject to unexercised Company Options outstanding immediately prior to the Effective Time, whether or not exercisable at such time, plus (iii) shares of Company Common Stock subject to Company RSUs (that have not yet been settled with the applicable Company Common Stock, in cash, or other securities or property) immediately prior to the Effective Time, whether or not vested at such time, plus (iv) Company Warrant Shares pursuant to Company Warrants that have not yet been exercised as of immediately prior to the Effective Time, whether or not vested or exercisable at such time, minus (v) any Forfeited Shares with respect to such Eligible Company Equityholder as of the applicable date on which Earnout Shares are earned, divided by (b)(i) the Aggregate Fully Diluted Company Common Stock, minus (ii) the aggregate number of Forfeited Shares of all Eligible Company Equityholders as of the applicable date on which Earnout Shares are earned.
“Earnout Shares” has the meaning specified in Section 3.5(a).
“Earnout Triggering Event” means either of Earnout Triggering Event I or Earnout Triggering Event II.
“Earnout Triggering Event I” means the date on which the volume-weighted average trading sale price of one share of Domesticated Acquiror Common Stock quoted on the NYSE (or such other exchange on which the shares of Domesticated Acquiror Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Earnout Triggering Event II” means the date on which the volume-weighted average trading sale price of one share of Domesticated Acquiror Common Stock quoted on the NYSE (or such other exchange on which the shares of Domesticated Acquiror Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Effective Time” has the meaning specified in Section 2.3(b).
“Eligible Company Equityholder” means a holder, as of the time immediately prior to the Effective Time, of any (a) shares of Company Common Stock (after giving effect to the Preferred Stock Conversion and after consummation of the Employee Transactions), (b) unexercised Company Options, whether or not vested or exercisable, (c) Company RSUs that have not yet been settled with Company Common Stock, in cash, or other securities or property, whether or not vested or (d) Company Warrants.
“Employee Transactions” has the meaning specified in the Recitals hereto.
“Employee Transactions Value” means the aggregate Dollar amount paid or payable by the Company in the repurchase of Company Common Stock and cash settlement of Company Options pursuant to the Share Repurchase Agreements, in the amount set forth in Section 6.1(b)(iv) of the Company Disclosure Letter.
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“Employee Stock Purchase Plan” has the meaning specified in Section 7.1(a).
“Equity Incentive Plan” has the meaning specified in Section 7.1(a).
“Equity Value” means $1,700,000,000 minus the Employee Transactions Value.
“ERISA” has the meaning specified in Section 4.12(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Exchange Ratio” means an amount equal to (a) the Equity Value divided by (b) $10.00, divided by (c) the sum of (i) the Aggregate Fully Diluted Company Common Stock and (ii) the Company Share Reserve Amount as of immediately prior to the Effective Time.
“Export Approvals” has the meaning specified in Section 4.26.
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Financial Statements” has the meaning specified in Section 4.7(a).
“Forfeited Shares” means, for each Eligible Company Equityholder, the number of shares of Company Common Stock relating to a Company Award that, following its conversion to an Acquiror RSU or Acquiror Option, as applicable, is forfeited pursuant to its terms prior to the time at which it becomes vested or exercisable.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Goodwin” has the meaning specified in Section 11.18(b).
“Goodwin Privileged Communications” has the meaning specified in Section 11.18(b).
“Goodwin Waiving Parties” has the meaning specified in Section 11.18(b).
“Goodwin WP Group” has the meaning specified in Section 11.18(b).
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Approval” has the meaning specified in Section 4.5.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.
“Independent Director” has the meaning specified in Section 7.6(a).
“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (ii) registered and unregistered trademarks, logos, symbols, service marks, trade dress and trade names, names, corporate names, slogans, pending applications therefor, together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”); (iii) registered and unregistered copyrights, and applications for registration of copyright, including rights in published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, software, source code, object code, compilations, databases, derivative works, literary works, maskworks, and sound recordings, and any associated rights (“Copyrights”); (iv) rights in trade secrets and all other confidential or proprietary information, including algorithms, customer lists, designs, programs, prototypes, systems, know-how, inventions, proprietary processes, formulae, models, and methodologies and techniques, and any rights associated therewith, including rights granted under the Uniform Trade Secrets Act or the Defend Trade Secrets Act (“Trade Secrets”); (v) internet domain names, hash tags and web addresses; (vi) rights of publicity, privacy, and rights to personal information; (vii) moral rights and rights of attribution and integrity; (viii) all rights in the foregoing and in other similar intangible assets; and (ix) all applications and registrations for the foregoing..
“Intended Tax Treatment” has the meaning specified in the Recitals hereto.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the Internal Revenue Service.
“JOBS Act” has the meaning specified in Section 5.6.
“Key Holders” means the Persons set forth on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.
“Legal Proceedings” has the meaning specified in Section 4.9.
“Letter of Transmittal” has the meaning specified in Section 3.2(b).
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“Listing Application” has the meaning specified in Section 7.3.
“Lock-Up Agreement” has the meaning specified in the Recitals hereto.
“Merger” has the meaning specified in the Recitals hereto.
“Merger Certificate” has the meaning specified in Section 2.1(a).
“Merger Sub” has the meaning specified in the Preamble hereto.
“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.
“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2.
“Multiemployer Plan” has the meaning specified in Section 4.12(c).
“NYSE” has the meaning specified in Section 5.6(b).
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.
“Open Source Materials” means any software subject to an Open Source License.
“Owned Land” has the meaning specified in Section 4.19(b).
“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (v) nonexclusive licenses under Intellectual Property granted in the ordinary course of business and (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable.
“Person” means any individual, firm, corporation, partnership, exempt limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information Laws and Policies” has the meaning set forth in Section 4.21.
“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.
“PIPE Investment Amount” means the aggregate gross purchase price for the shares in the PIPE Investment.
“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Preferred Stock Conversion” has the meaning set forth in the Recitals hereto.
“Prospectus” has the meaning specified in Section 11.1.
“Proxy Statement” has the meaning specified in Section 8.2(a)(i).
“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).
“Real Property Leases” has the meaning specified in Section 4.19(a)(iii).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).
“Requisite Company Stockholders” means those stockholders of the Company listed on Section 1.1(b) of the Company Disclosure Letter.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions Laws (including, at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any Sanctions Law-related list of designated Persons maintained by (a) the United States, including by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; or (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.00001 per share, of the Company.
“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.00001 per share, of the Company.
“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.00001 per share, of the Company.
“Series Seed Preferred Stock” means the Series Seed Preferred Stock, par value $0.00001 per share, of the Company.
“Share Repurchase Agreement” has the meaning specified in the Recitals hereto.
“Signing Filing” has the meaning specified in Section 11.12(c).
“Signing Press Release” has the meaning specified in Section 11.12(c).
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, software architecture, software algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.
“Sponsor” means A-star, a Cayman Islands limited liability company.
“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date of this Agreement, by and among the Sponsor, certain individuals associated with the Sponsor, Acquiror and the Company, as amended or modified from time to time.
“Subscription Agreements” means the subscription agreements, entered into on or prior to the date hereof (as assigned or amended from time to time in accordance with their terms and this Agreement after the date of this Agreement), pursuant to which the PIPE Investment will be consummated.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Surviving Corporation” has the meaning specified in Section 2.1(b).
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).
“Terminating Company Breach” has the meaning specified in Section 10.1(d).
“Termination Date” has the meaning specified in Section 10.1(d).
“Title IV Plan” has the meaning specified in Section 4.12(c).
“Top Resellers” means the top five (5) resellers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.
“Top Vendors” means the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.

“Trading Day” means any day on which shares of Domesticated Acquiror Common Stock are actually traded on the principal exchange or securities market on which such shares are then traded.
“Transaction Litigation” has the meaning specified in Section 8.6.
“Transaction Proposals” has the meaning specified in Section 8.2(b).
“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Trust Account” has the meaning specified in Section 11.1.
“Trust Agreement” has the meaning specified in Section 5.10.
“Trustee” has the meaning specified in Section 5.10.
“Unaudited Financial Statements” has the meaning specified in Section 4.7(a).
“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).
“Unvested Equity Award” has the meaning specified in Section 3.5(c).
“Warrant Agreement” means the Warrant Agreement, dated as of August 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company.
“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.2   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3   Knowledge.   As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II
THE MERGER; CLOSING
Section 2.1   The Merger.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.
(b)   Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of Acquiror.
Section 2.2   Effects of the Merger.   At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.
Section 2.3   Closing; Effective Time.
(a)   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effected by the exchange of signatures by electronic transmission, or, if such exchange is not practicable, shall take place at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b)   Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger

Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).
(c)   For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of the Domestication, the Preferred Stock Conversion and the Employee Transactions.
Section 2.4   Closing Deliverables.
(a)   At the Closing, the Company will deliver or cause to be delivered:
(i)   to Acquiror, a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;
(ii)   to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time;
(iii)   to Acquiror, the Registration Rights Agreement, duly executed by each Company Stockholder party thereto;
(iv)   to Acquiror, the Lock-Up Agreement, duly executed by the Key Holders; and
(v)   to Acquiror, a duly executed certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3) and dated as of the Closing Date, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(b)   At the Closing, Acquiror will deliver or cause to be delivered:
(i)   to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;
(ii)   to the Company, a certificate signed by an executive officer of Acquiror, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(iii)   to the Company, the Registration Rights Agreement, duly executed by a duly authorized representative of Acquiror;
(iv)   to the Company, the Lock-Up Agreement, duly executed by a duly authorized representative of Acquiror;
(v)   to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.
(c)   On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date, and (ii) all accrued and unpaid Company Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
(d)   Immediately prior to the Closing, the Company and the Company Stockholders party thereto shall enter into the Employee Transactions pursuant to the Share Repurchase Agreements.
Section 2.5   Governing Documents.
(a)   The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.
(b)   The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.
Section 2.6   Directors and Officers.
(a)   The directors and officers of the Company, as of immediately prior to the Effective Time, shall be the initial directors and officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(b)   From and after the Effective Time, the Persons identified as the directors and officers of Acquiror after the Effective Time, in accordance with the provisions of Section 7.6, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.6 of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Section 2.7   Tax Free Reorganization Matters.   The parties hereto intend that, for United States federal income tax purposes, the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and Acquiror shall (and shall cause its respective Affiliates to) use reasonable best efforts to cause it to so qualify. The parties hereto intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Domestication and the Merger shall, in each case, be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The parties hereto shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment. In the event that the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each party hereto shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter.

ARTICLE III
EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS
Section 3.1   Conversion of Securities.
(a)   Immediately prior to the Effective Time, the Company shall (i) effect the Preferred Stock Conversion by causing each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into one share of Company Common Stock and (ii) cause the Employee Transactions to be effected.
(b)   At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock (other than (x) any shares of Company Common Stock subject to Company Options or Company RSUs (which shall be subject to Section 3.3), (y) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder and (z) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (after taking into account the Preferred Stock Conversion and the Employee Transactions) shall be canceled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the product of one share of Company Common Stock multiplied by the Exchange Ratio (the aggregate number of shares of Domesticated Acquiror Common Stock into which the Company Common Stock is converted pursuant to this Section 3.1(b), the “Aggregate Merger Consideration”).
(c)   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock shall be converted into a share of common stock, par value $0.0001, of the Surviving Corporation.
(d)   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the Merger. In lieu of any fractional shares of Domesticated Acquiror Common Stock to which each holder of Company Common Stock would otherwise be entitled in the Merger, the Exchange Agent (as defined below) shall round up or down to the nearest whole share of Domesticated Acquiror Common Stock, with any fractional amount of 0.5 or higher being rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
(e)   If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, share subdivision, share consolidation, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or Acquiror Ordinary Shares will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and Acquiror Ordinary Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.1(e) shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
Section 3.2   Exchange Procedures.
(a)   Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”), reasonably acceptable to the Company, to act as the agent for the purpose of delivering the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Common Stock equal to the Aggregate Merger Consideration.
(b)   As promptly as reasonably practicable after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(b)

into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).
(c)   Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, as applicable, pursuant to Section 3.1(b), shall be entitled to receive such portion of the Aggregate Merger Consideration upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(d)   Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3   Treatment of Company Options and Company RSUs.
(a)   As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an option under the Equity Incentive Plan relating to shares of Domesticated Acquiror Common Stock, with such option having substantially the same terms and conditions as were applicable to such Company Option under the Company Incentive Plan or the applicable award agreement, as in effect immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.
(b)   As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an award of restricted stock units under the Equity Incentive Plan relating to Domesticated Acquiror Common Stock, with such award of restricted stock units having substantially the same terms and conditions as were applicable to such Company RSU under the Company Incentive Plan or applicable award agreement, as in effect immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror RSU”), except that such Acquiror RSU shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(c)   The Company shall take all necessary actions to (i) effect the treatment of Company Options and Company RSUs pursuant to Sections 3.3(a) and 3.3(b) in accordance with the Company Incentive Plan and the applicable award agreements, and (ii) terminate the Company Incentive Plan and the shares reserved thereunder as of the Effective Time.
Section 3.4   Allocation Schedule.   No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of shares of Company Common Stock held by each Company Stockholder (after giving effect to the Preferred Stock Conversion and the Employee Transactions), the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be an Unvested Equity Award (as defined below) as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, as well as reasonably detailed calculations with respect to the components and subcomponents thereof and (b) the portion of the Aggregate Merger Consideration allocated to each Eligible Company Equityholder pursuant to Section 3.1(b), as well as reasonably detailed calculations with respect to the component and subcomponents thereof. The Company will review any comments to the Allocation Schedule provided by Acquiror and consider in good faith and incorporate any reasonable comments proposed by Acquiror to correct inaccuracies.
Section 3.5   Earnout.
(a)   During the Earnout Period, as additional consideration for the Merger and the other transactions contemplated hereby, promptly (but in any event within ten (10) Business Days) after the occurrence of each Earnout Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Equityholder (in accordance with his, her or its respective Earnout Pro Rata Share) shares of Domesticated Acquiror Common Stock (the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement:
(i)   Upon the occurrence of Earnout Triggering Event I, a one-time issuance of an aggregate of 8,000,000 Earnout Shares; and
(ii)   Upon the occurrence of Earnout Triggering Event II, a one-time issuance of an aggregate of 6,666,667 Earnout Shares.
(b)   For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Earnout Triggering Event; provided, however, that each Earnout Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 14,666,667 Earnout Shares; provided, further, that Earnout Triggering Event I and Earnout Triggering Event II may be achieved at the same time or over the same overlapping Trading Days.
(c)   Notwithstanding anything in this Section 3.5 to the contrary, to the extent that any portion of the Earnout Shares that would otherwise be issuable to an Eligible Company Equityholder hereunder relates to an Acquiror Option or Acquiror RSU that was converted from a Company Option or Company RSU (as the case may be) that is not yet exercisable or remains unvested, as applicable (an “Unvested Equity Award”), as of the date that the applicable Earnout Triggering Event occurs, then in lieu of issuing such Earnout Shares, Acquiror shall instead issue to each holder of an Unvested Equity Award, as soon as practicable following the later of (i) the occurrence of the applicable Earnout Triggering Event and (ii) Acquiror’s filing of an appropriate Registration Statement for such Acquiror RSUs, an award of Acquiror RSUs for that number of shares of Domesticated Acquiror Common Stock such holder would have otherwise received if such Unvested Equity Award(s) had been vested (such Acquiror RSUs, “Earnout RSUs”). Such Earnout RSUs shall be subject to the same vesting conditions as applicable to such Unvested Equity Award. All Earnout RSUs issued hereunder shall be issued under and pursuant to the terms of the Equity Incentive Plan, and the Earnout RSU Share Reserve (as defined in the Equity Incentive Plan), for purposes of clarity, shall not reduce the Share Reserve (as defined in the Equity Incentive Plan) under the Equity Incentive Plan.

(d)   Notwithstanding anything to the contrary herein, upon the forfeiture of any Unvested Equity Awards in accordance with their terms, such Eligible Company Equityholder’s right to receive any Earnout Shares or Earnout RSUs in respect of such Unvested Equity Award shall immediately terminate.
(e)   If, during the Earnout Period, there is a Change of Control, any Earnout Shares not previously issued pursuant to Section 3.5(a) shall be issued to each Eligible Company Equityholder (in accordance with his, her or its respective Earnout Pro Rata Share), and thereafter, this Section 3.5 shall terminate and no Earnout Shares shall be issuable hereunder.
(f)   If, during the Earnout Period, (i) any liquidation, dissolution or winding up of Acquiror is initiated, (ii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against Acquiror or (iii) Acquiror makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or a substantial part of its assets or properties, any Earnout Shares not previously issued pursuant to Section 3.5(a) shall be issued to each Eligible Company Equityholder (in accordance with his, her or its respective Earnout Pro Rata Share).
(g)   The Earnout Share price targets set forth in the definitions of Earnout Triggering Event I and Earnout Triggering Event II, and the number of Earnout Shares issuable in each event, as provided in this Section 3.5, shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Common Stock occurring on or after the Closing (other than the conversion of the Acquiror Ordinary Shares into Domesticated Acquiror Common Stock at the Closing).
(h)   No fractional Earnout Shares shall be issued pursuant to this Section 3.5. In lieu of any fractional Earnout Shares to which an Eligible Company Equityholder would otherwise be entitled, such amount of shares shall be rounded down to the nearest whole share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
Section 3.6   Withholding.   Notwithstanding any other provision of this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. Prior to Acquiror, the Company or the Exchange Agent making any deduction or withholding determined to be required under applicable Law, the parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
Section 3.7   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of (i) Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, any such demands, and (ii) the Company (which shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror and Acquiror’s Affiliates (including their respective officers, directors, employees or shareholders) shall not make any payment with respect to, or settle or compromise, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1   Company Organization.   The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.2   Subsidiaries.
(a)   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Other than as set forth on Section 4.2 of the Company Disclosure Letter, the Company does not own or have, and has not owned or had, any ownership interest in any other Person, and has no agreement or obligation to invest in any other Person.
Section 4.3   Due Authorization.
(a)   Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) and (iii) approving the performance of this Agreement and the Ancillary Agreements by the Company. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.
Section 4.4   No Conflict.   Subject to the receipt of the Governmental Approvals set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.11 to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
Section 4.5   Governmental Authorities; Approvals.   Assuming the accuracy and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of Acquiror as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or any of the documents to which the Company is a party contemplated hereby or the consummation of the transactions contemplated thereby, except for (i) applicable requirements of the Exchange Act, Securities Act, state securities or “blue sky” laws and the HSR Act and (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with, on a timely basis, any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects; and (iii) the filing of the Merger Certificate in accordance with the DGCL.
Section 4.6   Capitalization of the Company.

(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of 296,719,184 total shares, each with a par value of $0.00001 per share, comprised of: (i) 183,300,000 shares of Company Common Stock, of which 41,431,068 shares are issued and outstanding as of the date of this Agreement and (ii) 113,419,184 shares of Company Preferred Stock, of which (A) 28,725,920 shares have been designated Series A Preferred Stock, 28,725,920 of which are issued and outstanding as of the date of this Agreement, (B) 34,391,480 shares have been designated Series B Preferred Stock, 34,391,480 of which are issued and outstanding as of the date of this Agreement, (C) 14,468,290 shares have been designated Series C Preferred Stock, 14,468,290 of which are issued and outstanding as of the date of this Agreement, (D) 17,599,646 shares have been designated Series D Preferred Stock, 17,305,052 of which are issued and outstanding as of the date of this Agreement and (E) 18,233,848 shares have been designated Series Seed Preferred Stock, 17,918,211 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)   As of the date of this Agreement, (i) Company Options to purchase 19,134,645 shares of Company Common Stock, (ii) Company RSUs with respect to 0 shares of Company Common Stock, (iii) Company Common Warrants to purchase 190,000 shares of Company Common Stock, and (iv) Company Series D Warrants to purchase 294,594 shares of Series D Preferred Stock are outstanding, and the Company Share Reserve Amount is equal to 4,666,449. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each holder of a Company Award, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Options and Company RSUs are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option or Company RSU is subject to terms that are materially different from those set forth in such forms. Each Company Option and each Company RSU was validly issued and either properly approved by, or issued pursuant to a Company Option properly approved by, the Board of Directors of the Company (or appropriate committee thereof). The Company has provided to Acquiror, prior to the date of this Agreement, a complete list of holders of Company Warrants and has provided all warrant agreements pursuant to which there are Company Warrants outstanding.
(c)   As of the date of this Agreement, except as set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or the obligation to repurchase or redeem shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company. There are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock. There are no bonds, debentures or other indebtedness having the right to vote (or which are exercisable or exchangeable for, or convertible or redeemable into, securities having the right to vote) on any matter on which the Company Stockholders may vote. Except as set forth on Section 4.6(c) of the Company Disclosure Letter, the Company is not party to any stockholder agreement, voting agreement, registration rights agreement or similar agreement relating to its equity interests.
Section 4.7   Financial Statements.
(a)   Attached as Section 4.7(a) of the Company Disclosure Letter are:
(i)   true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows, and stockholders’ equity of the Company and its

Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (the “Audited Financial Statements”); and
(ii)   true and complete copies of the unaudited condensed consolidated balance sheet and statement operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)   Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Audited Financial Statements, the Unaudited Financial Statements and the 2020 Audited Financial Statements, when delivered pursuant to Section 6.3, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)   Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
Section 4.8   Undisclosed Liabilities.   Except as set forth on Section 4.8 of the Company Disclosure Letter, there is no other material liability, Indebtedness or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities, Indebtedness, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(c).
Section 4.9   Litigation and Proceedings.   In each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against or brought by the Company or any of the Company’s Subsidiaries or their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their capacity as such) and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to, any Governmental Order.
Section 4.10   Legal Compliance.
(a)   Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws.

(b)   The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.
(c)   For the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.11   Contracts; No Defaults.
(a)   Section 4.11(a) of the Company Disclosure Letter contains a listing of all Contracts described in subsections (i) through (xiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound. True, correct and complete copies of the Contracts listed on Section 4.11(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i)   Any Contract with any of the Top Resellers or Top Vendors (other than sale orders, purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);
(ii)   all Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $5,000,000 on an annual basis;
(iii)   Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing;
(iv)   Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years;
(v)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;
(vi)   Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);
(vii)   Contracts (other than employment agreements or offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the (x) Company and its Subsidiaries, on the one hand, and (y) Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or an Affiliate or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);
(viii)   Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(ix)   all such Contracts that contain any covenant limiting or prohibiting the right of the Company (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any of its products or services, (C) to compete with any other Person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any Person, in each case other than provisions of non-solicitation in the ordinary course in agreements;

(x)   Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including (A) Contracts under which the Company receives a license to use commercially available off-the-shelf software, (B) Open Source Licenses, (C) employee, contractor and consulting agreements entered into in the ordinary course, (D) nondisclosure agreements entered into in the ordinary course and (E) any other Contracts entered into in the ordinary course of business consistent with past practice (e.g., customer agreements)) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries, (ii) covenants not to sue third Persons using any Intellectual Property of the Company or its Subsidiaries, (iii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries or (iv) is provided a covenant not to sue the Company and its Subsidiaries by a third Person having Intellectual Property material to the business of the Company and its Subsidiaries;
(xi)   Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $10,000,000 in any calendar year;
(xii)   Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement;
(xiii)   Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and
(xiv)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 4.11(a).
(b)   Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.11(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.11(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.12   Company Benefit Plans.
(a)   Section 4.12(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, without regard to materiality, a “Company Benefit Plan”). The Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) each material Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(b)   Except as set forth on Section 4.12(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan or that would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.
(c)   No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan, Title IV Plan or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), in each case, at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d)   With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(e)   No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
(f)   Except as set forth on Section 4.12(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Awards) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit

Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(g)   All Company Awards have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Awards under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.
Section 4.13   Labor Relations; Employees.
(a)   Except as set forth on Section 4.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body, to the knowledge of the Company, has requested or has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b)   Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(c)   In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any material charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened.
(d)   To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any material restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any material restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.
(e)   In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.
(f)   To the Company’s knowledge, in the past three (3) years, the Company and its Subsidiaries have been in material compliance with respect to properly classifying its and their current or former independent contractors as such and its and their current or former employees as exempt or nonexempt from wage and hour Laws.
Section 4.14   Taxes.
(a)   All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   The Company and each of its Subsidiaries have withheld from amounts owing to any employee, independent contractor, equity interest holder, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c)   There are no Liens for any amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith or for which adequate reserves have been established in accordance with GAAP.
(e)   There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(g)   Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).
(h)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i)   Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.
(j)   No material adjustment relating to any Tax Returns filed by or with respect to the Company or any of its Subsidiaries has been proposed in writing by any Governmental Authority which has not previously been paid in full or otherwise settled.
(k)   The Company and each of its Subsidiaries have disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Law).
(l)   Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Authority with respect to Taxes.
(m)   The Company has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, exclude any material item of deduction from, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) to Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amounts received on or prior to the Closing Date outside the ordinary course of business, or (v) Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law)
(o)   Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(p)   No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(q)   Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(r)    Neither the Company nor any of its Subsidiaries is a party to any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
(s)   The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(t)    The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 4.15   Brokers’ Fees.   Except as set forth on Section 4.15 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.16   Insurance.
(a)   Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company (the “Insurance Policies”). To the Company’s knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.
(b)   The Insurance Policies are in full force and effect as of the date of this Agreement, and all premiums due thereunder have been paid, with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.
(c)   As of the date hereof, the Company has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. To the Company’s knowledge, all of the Insurance Policies (i) are valid and binding in accordance with their terms and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.
Section 4.17   Permits.
(a)   The Company and its Subsidiaries have obtained, and maintain, all material Permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (b) is or has been the subject of any pending or, to the Company’s knowledge, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (c) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit.
(b)   Section 4.17(b) of the Company Disclosure Schedule sets for a true, correct and complete list of material Permits held by the Company or its Subsidiaries (other than Permits pursuant to Environmental Laws).
Section 4.18   Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
Section 4.19   Real Property.
(a)   Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i)    The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii)   The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii)   The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”).
(iv)   The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(v)   As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(vi)   Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(b)   None of the Company or any of its Subsidiaries owns any land (“Owned Land”).
Section 4.20   Intellectual Property.
(a)   Section 4.20(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement that consists of: (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications, and (iv) internet domain names and social network service accounts of the Company (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is (A) subsisting and (B), excluding any pending applications included in the Company Registered Intellectual Property, valid and enforceable. Section 4.20(a)(v) of the Company Disclosure Letter lists the Software that is owned by the Company or its Subsidiaries and material to the business of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries has granted any third Person any right to control the prosecution or registration of any Company Registered Intellectual Property, or to commence, defend or otherwise control any claim with respect to any Company Registered Intellectual Property.
(b)   Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and adverse interests of other Persons (including current or former employees, third-party agents and contractors) all Intellectual Property and Software owned by the Company or its Subsidiaries and necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted immediately prior to the Effective Time. To the knowledge of the Company, the Company or one of its Subsidiaries has a valid right to use all Intellectual Property and Software necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted immediately prior to the Effective Time. Except as set forth in Section 4.20(b) of the Company Disclosure Letter, none of the Intellectual Property owned by the Company or its Subsidiaries, and to the knowledge of the Company, none of the other Intellectual Property material to the business of the Company and its Subsidiaries is subject to: (i) any proceeding before, outstanding order, writ, or injunction of or stipulation with any Governmental Authority; or (ii) any Contract entered into in settlement of such a proceeding, restricting the use, transfer, licensing or exploitation by the Company or its Subsidiaries. The Company and its Subsidiaries has not granted any exclusive licenses to or exclusive rights under any Intellectual Property owned by the Company or its Subsidiaries.

(c)   The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; provided that the foregoing representation is made to the knowledge of the Company with respect to Patents.
(d)   Except as set forth on Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.
(e)   Each current and former employee, consultant and independent contractor of the Company or any of the Company’s Subsidiaries that has invented, created, developed or reduced to practice any Intellectual Property owned by the Company or its Subsidiaries (each, a “Contributor”) (i) has executed a valid, enforceable, written agreement substantially in the form provided to Acquiror that (A) assigns to the Company or its Subsidiaries all right, title and interest in and to any and all Intellectual Property relating to the business of the Company or its Subsidiaries that is invented, created, developed or reduced to practice by such Contributor in the course of his, her or its activities for the Company or its Subsidiaries or using the resources of the Company or its Subsidiaries (except for moral rights for which the Company or its Subsidiaries has received a waiver) and (B) contains commercially reasonable provisions designed to prevent unauthorized disclosure of the Company’s (or its Subsidiaries’) Trade Secrets or (ii) with respect to employees of the Company or any of the Company’s Subsidiaries, did so within the scope of his or her employment such that, subject to and in accordance with applicable Law, all Intellectual Property arising therefrom became the exclusive property of the Company. To the knowledge of the Company, no party to such written agreements has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement. No Intellectual Property owned by the Company (or its Subsidiaries) was invented, created, developed or reduced to practice by a Contributor of the Company (or its Subsidiaries) prior to such Contributor’s employment by the Company (or its Subsidiaries) and has not been assigned to the Company or its Subsidiaries pursuant to a written agreement, copies of which agreements have been provided to Acquiror.
(f)   The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of Trade Secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has not been any material unauthorized disclosure of or unauthorized access to any Trade Secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of Trade Secret or other rights in and to such information.
(g)   No current or former Affiliate, partner, director, stockholder, officer, consultant or employee of the Company or its Subsidiaries will, after giving effect to the Agreement, own or retain any rights to use or otherwise exploit any of the Intellectual Property owned by the Company or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not (i) result in the loss or impairment of or payment of any additional amounts with respect to, require the consent of any other Person in respect of, nor give rise to any right of any Person to terminate or alter, the Company’s (or its Subsidiaries’) right to own, use, or hold for use any Intellectual Property presently owned by, used or held for use by the Company or its Subsidiaries in the conduct of their business, (ii) violate or result in the breach, modification, cancellation, acceleration, termination or suspension of any of the material Intellectual Property licenses of the Company or its Subsidiaries, or (iii) result in the violation of any applicable Personal Information Laws and Policies (as defined below). Following the Closing Date, the Company and its Subsidiaries will be permitted to exercise rights under all Intellectual Property licenses used in the business of the Company or its Subsidiaries to the same extent as the Company and its Subsidiaries had immediately prior to the Closing Date. Neither this Agreement nor the transactions contemplated hereby will result in (A) any Person being granted rights or access to, or the placement in or release from escrow of, any source code, (B) Acquiror or the Company (or its Subsidiaries) being obligated to grant to any Person any right in any Intellectual Property, (C) Acquiror, the Company or any of the Company’s Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (D) Acquiror, the Company or any of the Company’s Subsidiaries being obligated to pay any royalties or other amounts to any Person in excess of those payable by Company or its Subsidiaries prior to the Closing Date.
(h)   With respect to the Software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such Software contains any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.
(i)    The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to protect its information technology systems from (i) the inclusion of any device or feature designed to permit unauthorized access, disrupt, disable or otherwise harm, damage or impair Software, hardware or data and (ii) unauthorized access, use, modification or other misuse.
(j)    No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center, was used in the invention, creation, development or reduction to practice of any Intellectual Property owned by the Company or its Subsidiaries. The Company and its Subsidiaries (i) have not (nor have been) a member of, (ii) have not made any submission or made any suggestion to, and (iii) have not been (nor have ever been) subject to any Contract with, any standard setting organizations, standards body or other entity that, in the case of clause (i), (ii) or (iii) above, obligates the Company or its Subsidiaries to grant licenses to or otherwise impair or limit its control of its Intellectual Property rights.
(k)   Section 4.20(k) of the Company Disclosure Letter lists all Open Source Materials embedded in any product or service of the Company or any of its Subsidiaries. The Company’s and its Subsidiaries’ use and distribution of (i) Software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any Software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries, to be subject to Copyleft Licenses.
(l)    None of the Company, its Subsidiaries, or any other Persons acting on their behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Persons, or permitted the disclosure for delivery to any escrow agent or other Person of, any source code for any (i) product offered by, or (ii) Intellectual Property owned by, the Company or its Subsidiaries, except for disclosures to employees, contractors or consultants under written agreements that prohibit use or disclosure except in the performance of services to the Company or its Subsidiaries.
Section 4.21   Privacy.   The Company and its Subsidiaries maintain and are in compliance in material respects with, and during the three (3) years preceding the date of this Agreement have maintained and been in material compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, personal information and data privacy and security and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, (i) – (iii), “Personal Information Laws and Policies”), in each case of (i) – (iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. The Company and its Subsidiaries have implemented and maintained a system of controls sufficient to provide reasonable confidence that the Company and its Subsidiaries comply in all material respects with all applicable Personal Information Laws and Policies, and the Company and its Subsidiaries have not used personal information from any Person in a manner that would violate the applicable Personal Information Laws and Policies for such Person. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies. During the three (3) years preceding the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice from any Person (including any Governmental Authority) relating to an alleged violation of Personal Information Laws and Policies.
Section 4.22   Information Technology Systems and Cybersecurity.
(a)   The Company’s information technology systems: (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company for the operation of its business as currently conducted and (ii) to the knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material to the business of the Company and its Subsidiaries, taken as a whole.
(b)   The Company has implemented, with respect to its information technology systems, commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices, and takes commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards.
(c)   To the knowledge of the Company, in the three (3) years prior to the date of this Agreement, (i)(A) there has been no security breach or unauthorized access to the information technology systems that resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company and (B) there has been no disruption in any information technology systems that materially affected the business of the Company and its Subsidiaries, taken as a whole, and (ii) the Company has not received any written notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint, to the knowledge of the Company, been threatened against the Company or any of the Company’s Subsidiaries.
(d)   Except as set forth Section 4.22(d) of the Company Disclosure Letter, to the knowledge of the Company, there are no defects, malfunctions or nonconformities in any of the commercially available products of the Company or its Subsidiaries which have or would be reasonably likely to materially disrupt their commercial availability, except for such defects, malfunctions or nonconformities that can be fixed in the ordinary course of business.
Section 4.23   Environmental Matters.
(a)   The Company and its Subsidiaries are and, except for matters which have been fully resolved, for the past three (3) years have been in material compliance with all Environmental Laws.
(b)   There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent or disposed of, which, in the case of each of (i) and (ii), would reasonably be expected to result in material liability to the Company or its Subsidiaries under Environmental Laws.
(c)   Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, remediation, removal or cleanup of Hazardous Materials.
(d)   No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.

(e)   The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or material liability of the Company or any of the Company’s Subsidiaries under, Environmental Law, which, in each case, are in the Company’s possession.
Section 4.24   Absence of Changes.   From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, (a) except in connection with the transactions contemplated hereby, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business, consistent with past practice, and (b) there has not been any Company Material Adverse Effect.
Section 4.25   Anti-Corruption Compliance.
(a)   For the past three (3) years, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, or employee acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)   To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26   Anti-Money Laundering, Sanctions and International Trade Compliance.
(a)   The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all material required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons while acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.
Section 4.27   Information Supplied.   None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28   Resellers and Vendors.
(a)   Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the Top Resellers based, in each case, on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.

(b)   Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Resellers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Resellers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
(c)   Section 4.28(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the Top Vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.
(d)   Except as set forth on Section 4.28(d) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 4.29   Government Contracts.   Except as set forth on Section 4.29 of the Company Disclosure Letter, the Company is not party to: (i) any Contract, other than an individual task order, delivery order, purchase order, basic ordering agreement, agreement to standard terms of service, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
Section 4.30   No Additional Representation or Warranties.   Except as provided in this Article IV, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or furnished at least one (1) Business Day prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature, (b) any exhibits or other documents appended thereto and (c) any matters required to be disclosed for purposes of Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.10 (Trust Account), Capitalization of Acquiror (Section 5.14) and Section 5.15 (Brokers’ Fees)), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1   Acquiror Organization.   Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 5.2   Due Authorization.   (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole stockholder of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to and in the best interests of Acquiror and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i)    each of those Transaction Proposals identified in clauses (A), (B), (C) and (D) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Ordinary Shares entitled to vote who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and
(ii)   each of those Transaction Proposals identified in clauses (E), (F), (G), (H), (I), and (J) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Ordinary Shares entitled to vote who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents and as required by NYSE regulations) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(c)   The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.
(d)   At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 5.3   No Conflict.   Subject to the Acquiror Shareholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.
Section 5.4   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against or brought by Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5   SEC Filings.   Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since August 20, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.6   Internal Controls; Listing; Financial Statements.
(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since August 20, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b)   Since August 20, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on the NYSE.
(c)   The Acquiror SEC Filings contain true and complete copies of the unaudited condensed balance sheet as of September 30, 2020, and condensed statement of operations, cash flow and shareholders’ equity of Acquiror for the period from June 24, 2020 (inception) through September 30, 2020 (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the consolidated financial position of Acquiror, as at the date thereof, and the consolidated results of operations and consolidated cash flows for the period then ended (subject to normal year-end adjustments and the inclusion of limited footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and subject to normal year-end adjustments and the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(d)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.
Section 5.7   Anti-Corruption Compliance.
(a)   To the knowledge of Acquiror, neither Acquiror nor, to the knowledge of Acquiror, any director, officer, or employee acting on behalf of Acquiror, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)   To the knowledge of Acquiror, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to Acquiror.
Section 5.8   Anti-Money Laundering, Sanctions and International Trade Compliance.
(a)   Acquiror is in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws. There are no pending or, to the knowledge of Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against Acquiror related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws.
(b)   Neither Acquiror nor any of its directors or officers, or to the knowledge of Acquiror, employees or any of Acquiror’s respective agents, representatives or other Persons while acting on behalf of Acquiror,

(i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.
Section 5.9   Governmental Authorities; Approvals.   Assuming the accuracy and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or any of the documents to which Acquiror or Merger Sub is a party that are contemplated hereby, or the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the Exchange Act, the Securities Act, state securities or “blue sky” laws and the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, (iii) as disclosed on Section 5.7 of the Acquiror Disclosure Letter or Section 4.5 of the Company Disclosure Letter and (iv) the filing of the Merger Certificate in accordance with the DGCL.
Section 5.10   Trust Account.   As of the date of this Agreement, Acquiror has at least $215,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $7,525,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Class A Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Class A Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since August 17, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) with respect to all Acquiror Share Redemptions, each in accordance with the terms of and as set forth in the Trust Agreement, Acquiror shall have no further obligation under either the Trust Agreement or the Governing Documents of Acquiror to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.
Section 5.11   Investment Company Act; JOBS Act.   Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.12   Absence of Changes.   Since August 17, 2020, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.12 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.13   No Undisclosed Liabilities.   Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no material liability, Indebtedness or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror and Merger Sub, except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.
Section 5.14   Capitalization of Acquiror.   (a) As of the date of this Agreement, the authorized share capital of Acquiror is $22,100.00 divided into (i) 200,000,000 Acquiror Class A Ordinary Shares, 21,500,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Acquiror Class B Ordinary Shares, 5,375,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares, par value $0.0001, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b)   All holders of Acquiror Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which Acquiror Class B Ordinary Shares convert into Acquiror Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable (after giving effect to the Domestication and Merger) for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date of this Agreement, 5,375,000 Acquiror Public Warrants and 3,150,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) August 20, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Ordinary Shares, Domesticated Acquiror Common Stock or any other equity interests of Acquiror.

(c)      Except as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d)      The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e)      On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in substantially the form attached to Section 5.14(e) of the Acquiror Disclosure Letter, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $210,000,000.00. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.
(f)      Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.15   Brokers’ Fees.   Except fees listed on Section 5.15 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.16   Indebtedness.   Neither Acquiror nor Merger Sub has any Indebtedness.
Section 5.17   Taxes.
(a)      All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)      Acquiror has withheld from amounts owing to any employee, independent contractor, equity interest holder, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c)      There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(d)      No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)      No material Tax audit or other examination of Acquiror or Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub.
(f)      No written claim has been made by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(g)      Acquiror is not a party to any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
(h)      Acquiror has not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent either the Domestication or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 5.18   Business Activities.
(a)   Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.
(b)   Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c)   Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.
Section 5.19   NYSE Stock Market Quotation.   The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “AONE”. The Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AONE WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the

Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Public Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Public Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.20   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.    On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary herein, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 5.21   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement.
Section 5.22   No Additional Representation or Warranties.   Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1   Conduct of Business.
(a)   From and after the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article VI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1(a) of the Company Disclosure Letter, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (i) operate the business of the Company in the ordinary course of business consistent with past practice in all material respects (ii) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, (iii) maintain the existing material business relations of the Company and its Subsidiaries and (iv) keep available the services of its present officers and other key employees; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (A) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees, and (B) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto; provided, further, that in no event shall the Company’s compliance with Section 6.1(b) constitute a breach of this Section 6.1(a).
(b)   Without limiting the generality of the foregoing, except as set forth on Section 6.1(b) of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement or the Ancillary Agreements or required by Law:
(i)   change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;
(ii)   make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;
(iii)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;
(iv)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, or (B) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company or (C) the Employee Transactions with the Company Stockholders identified in Section 6.1(b)(iv) of the Company Disclosure Letter on the financial terms set forth therein;
(v)   enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.11 or Section 4.29 of the Company Disclosure Letter or any Real Property Lease, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(vi)   sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (A) dispositions of obsolete or worthless equipment, (B) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (C) transactions in the ordinary course of business consistent with past practice;
(vii)   acquire any ownership interest in any real property, other than in the ordinary course of business;
(viii)   except as otherwise required by existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire or terminate the employment of employees of the Company or any of the Company’s Subsidiaries at any level above Vice President, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;
(ix)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (A) in which the aggregate consideration does not exceed, individually or in the aggregate, $15,000,000 or (B) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;
(x)   (A) make, change or revoke any material Tax election in respect of any Taxes, (B) amend, modify or otherwise change any filed Tax Return, (C) adopt or request permission of any Governmental Authority to change any accounting method in respect of any material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of any Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (G) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of the Company and its Subsidiaries, or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;
(xi)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(xii)   (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $10,000,000, except as otherwise contemplated by this Agreement or as such obligations become due;
(xiii)   issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, except for issuances of Company Capital Stock pursuant to the (A) exercise of Company Options or the settlement of Company RSUs under the Company Incentive Plan and applicable award agreement in accordance with their terms as in effect as of the date of this Agreement or (B) the exercise of warrants to purchase Company Capital Stock or the conversion of any

Company Capital Stock in accordance with its terms as in effect as of the date of this Agreement, in each case, that are outstanding as of the date hereof, or grant any additional equity or equity-based compensation;
(xiv)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(xv)   other than with respect to any Legal Proceedings set forth in Section 6.1(b)(xv) of the Company Disclosure Letter, waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,000,000 individually and less than $4,000,000 in the aggregate;
(xvi)   grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, or sell, lease, license (other than licenses to Intellectual Property granted by the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice), abandon or permit to lapse or become subject to a Lien (other than a Permitted Lien) or otherwise dispose of, any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, disclose or agree to disclose to any Person (other than Acquiror) any Trade Secret other than grants of non-exclusive licenses to customers in the ordinary course of business, fail to diligently prosecute any application for the Company or its Subsidiaries’ Patents, Trademarks and Copyrights, fail to exercise a right of renewal, or grant, extend, waive, amend or modify (except as required in the diligent prosecution of the Intellectual Property owned by the Company or its Subsidiaries), except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;
(xvii)   make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(b)(xvii) of the Company Disclosure Letter, in the aggregate;
(xviii)   limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;
(xix)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(xx)   enter into any agreement to do any action prohibited under this Section 6.1(b).
Section 6.2   Inspection.   Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, subject to any COVID-19 Measures, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.
Section 6.3   Preparation and Delivery of Additional Company Financial Statements.   As soon as reasonably practicable after the date hereof, the Company shall deliver to Acquiror the audited balance sheets and statement of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of the Company and its Subsidiaries as of and for the twelve (12)-month period ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2020 Audited Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the 2020 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.
Section 6.4   Affiliate Agreements.   All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.
Section 6.5 Acquisition Proposals.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall cause its representatives acting on its or their behalf not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause its representatives acting on its behalf, to cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company.
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1   Employee Matters.
(a)   Equity Incentive Plan; Employee Stock Purchase Plan.   Prior to the Closing Date, Acquiror shall approve and adopt an equity incentive plan substantially in the form attached hereto as Exhibit E (the “Equity Incentive Plan”), the effectiveness of which shall be subject to and conditioned upon the shareholder approval of such equity plan described in Section 8.2(b). Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan substantially in the form attached hereto as Exhibit F (the “Employee Stock Purchase Plan”), in the manner prescribed under Section 423 of the Code and other applicable Laws, the effectiveness of which shall be subject to and conditioned upon the shareholder approval of such plan described in Section 8.2(b). Within ten (10) Business Days following the expiration of the sixty (60)-day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated Acquiror Common Stock issuable under the Equity Incentive Plan and the Employee Stock Purchase Plan.
(b)   No Third-Party Beneficiaries.   Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2   Trust Account Proceeds and Related Available Equity.
(a)   If (i) the amount of cash available in the Trust Account immediately prior to Closing, after deducting (A) the amounts required to satisfy the Acquiror Share Redemption Amount and (B) all unpaid Company Transaction Expenses and Acquiror Transaction Expenses, plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”) is equal to or greater than $200,000,000.00 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(d) shall be satisfied.
(b)   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall make all appropriate arrangements to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use in accordance with the terms of this Agreement, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.3   NYSE Listing.   From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, shall prepare and submit to the NYSE a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by the NYSE: (b) Acquiror to satisfy all applicable initial and continuing listing requirements of the NYSE; and (c) the Registration Statement Securities, to be approved for listing on the NYSE with the trading ticker “MKFG”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.
Section 7.4   No Solicitation by Acquiror.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.5   Acquiror Conduct of Business.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Acquiror shall, and shall cause Merger Sub to, except as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as required by applicable Law, as set forth on Section 7.5 of the Acquiror Disclosure Letter or as expressly consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed if such matter is in furtherance of the transactions contemplated by this Agreement), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:
(i)   seek any approval from the Acquiror Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii)   (x) make, set aside, pay or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, subdivide, combine, consolidate, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Class A Ordinary Shares required to be made as part of the Acquiror Share Redemptions;
(iii)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(iv)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (w) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (x) pursuant to any Working Capital Loans, (y) incurred between Acquiror and Merger Sub or (z) in respect of an Acquiror Transaction Expense permitted by clause (vi) below;
(vi)   incur, create, guarantee, assume or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) in support of the ordinary course operations of Acquiror and incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, in excess of $1,000,000 or (B) pursuant to any Contract set forth on Section 5.16 of the Acquiror Disclosure Letter;

(vii)   waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) any other Legal Proceeding;
(viii)   (A) issue any Acquiror Securities or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, Acquiror Securities, other than pursuant to Article III hereof or in respect of the PIPE Investment substantially concurrently with the Closing, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(ix)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Acquiror;
(x)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(xi)   take any action or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Intended Tax Treatment;
(xii)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Legal Proceeding)
(xiii)   create any new Subsidiary; or
(xiv)   enter into any agreement to do any action prohibited under this Section 7.5.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and, in all material respects, all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.6   Post-Closing Directors and Officers of Acquiror.   Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a)   the Board of Directors of Acquiror shall consist of up to nine (9) directors, a majority of whom shall be “independent” directors for the purposes of NYSE rules (each, an “Independent Director”), seven (7) of such directors to be as set forth on Section 7.6 of the Company Disclosure Letter, and the two (2) remaining Independent Directors to be designated by the Company (each, a “Designated Independent Director”) and, in each case, who shall serve in such capacity in accordance with the terms of the Acquiror Governing Documents following the Effective Time; provided, that the Company shall deliver or cause to be delivered by written notice to Acquiror, as soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement), the names of the Designated Independent Directors pursuant to this Section 7.6(a);
(b)   the Chairperson of the Board of Directors of Acquiror shall be designated by the Company from among the Designated Independent Directors, and shall serve in such capacity in accordance with the terms of the Acquiror Governing Documents following the Effective Time; and
(c)   the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of the Acquiror Governing Documents following the Effective Time.
Section 7.7   Domestication.   Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit. Immediately following the Domestication, Acquiror shall have caused each issued and outstanding Domesticated Acquiror Unit to have separated into one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant.
Section 7.8   Indemnification and Insurance.
(a)   From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding or written demand, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Governing Documents and indemnification agreements in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law, Governing Documents and indemnification agreements). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents and indemnification agreements of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.
(b)   Acquiror shall maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, directors’ and officers’ liability insurance coverage for the benefit of the Company Indemnified Parties with respect to any acts, errors or omissions occurring on or prior to the Effective Time on terms not less favorable than the terms of the Company’s or its respective Subsidiaries’ current directors’ and officers’ liability insurance coverages; provided, that Acquiror shall not pay a premium for such policy or policies in excess of three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for such policy or policies exceeds three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement, Acquiror shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. If any claim is asserted or made within such six (6) year period under any insurance required to be maintained under this Section 7.8, such insurance shall be continued in respect of such claim until the final disposition thereof.

(c)   Notwithstanding Section 7.8(b), the Company may, at its sole option, purchase, at or prior to the Closing, and Acquiror shall maintain, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of the Company Indemnified Parties with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not pay a premium for such “tail” policy or policies in excess of three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for the Company D&O Tail Policy exceeds three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement, the Company shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the Company purchases the Company D&O Tail Policy, Acquiror shall not be obligated to maintain the directors’ and officers’ liability insurance coverage for the benefit of the Company Indemnified Parties with respect to any acts, errors or omissions occurring on or prior to the Effective Time as set forth in Section 7.8(b).
(d)   Acquiror shall purchase, at or prior to the Closing and shall maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of the Acquiror Indemnified Parties with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “Acquiror D&O Tail Policy”). Such Acquiror D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Acquiror’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Acquiror shall not pay a premium for such “tail” policy or policies in excess of three hundred fifty percent (350%) of the most recent annual premium paid by Acquiror prior to the date of this Agreement. In the event that the premium for the Acquiror D&O Tail Policy exceeds three hundred fifty percent (350%) of the most recent annual premium paid by Acquiror prior to the date of this Agreement, Acquiror shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by Acquiror prior to the date of this Agreement.
(e)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8. The D&O Indemnified Parties are intended to be third-party beneficiaries of this Section 7.8.
(f)   On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
Section 7.9   Acquiror Public Filings.   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.10   PIPE Subscriptions.   Unless otherwise approved in writing by the Company, Acquiror shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (a) of any requested amendment to any Subscription Agreement; (b) of any breach or default to the knowledge of Acquiror by any party to any Subscription Agreement; (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of Acquiror, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (d) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms.
ARTICLE VIII
JOINT COVENANTS
Section 8.1   HSR Act and Foreign Antitrust Approvals; Other Filings.
(a)   In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities (including all Permits) as may be required under any applicable similar foreign Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.
(b)   Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c)   With respect to each of the above filings and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(d)   Acquiror and the Company shall each bear half (50%) of all filing fees payable to any Antitrust Authority in connection with the transactions contemplated by this Agreement.

Section 8.2   Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a)   Registration Statement and Prospectus.
(i)   As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding Acquiror Ordinary Shares, Acquiror Warrants and Cayman Acquiror Units, respectively, in the Domestication, (B) shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration and (C) shares of Domesticated Acquiror Common Stock that constitute the Earnout Shares (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to (a) cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, (b) promptly notify the other of, reasonably cooperate with each other with respect to, and respond promptly to any comments of the SEC or its staff, (c) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (d) keep the Registration Statement effective through the Closing in order to consummate the transactions contemplated by this Agreement. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii)   Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Acquiror shall promptly provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments (which Acquiror shall promptly file) and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii)   Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)   If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(v)   Acquiror and the Company shall each bear half (50%) of all fees and expenses incurred in connection with the preparation and filing of the Offer Documents, other than the fees and expenses of advisors (which will be borne by the party incurring such fees).
(b)   Acquiror Shareholder Approval.   Acquiror shall (a) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) (1) duly give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules as promptly as reasonably practicable following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Class A Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Markforged Holding Corporation”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and NYSE rules and regulations, (E) approval of the issuance of shares of Domesticated Acquiror Common Stock in connection with the Domestication, Merger and the Subscription Agreements, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify, or propose publicly or by formal action of the Board of Directors of Acquiror, any committee of the Board of Directors of Acquiror or Acquiror to withdraw, amend, qualify or modify, its recommendation to the shareholders of Acquiror that Acquiror Shareholders vote in favor of the Transaction

Proposals. To the fullest extent permitted by applicable Law, (x) Acquiror agrees to promptly establish a record date for, duly call, give notice of, promptly convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Termination Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Ordinary Shares the opportunity to elect redemption of such Acquiror Class A Ordinary Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)   Company Stockholder Approvals.   The Company shall use its reasonable best efforts to (i) obtain and deliver to Acquiror the Company Stockholder Approvals (x) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Stockholder Support Agreement), promptly following the time at which the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within five (5) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders), and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within five (5) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders) and, if applicable, any additional consents or approvals of its stockholders related thereto.
Section 8.3   Support of Transaction.   Without limiting any covenant contained in ARTICLE VI or ARTICLE VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of ARTICLE IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.
Section 8.4   Section 16 Matters.   Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Company Capital Stock (including derivative securities with respect to the Company Capital Stock) and acquisitions of Domesticated Acquiror Common Stock (including derivative securities with respect to Domesticated Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.
Section 8.5   Cooperation; Consultation.   Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors. From the date of this Agreement until the Closing Date (or, if earlier, the valid termination of this Agreement pursuant to ARTICLE X), Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period and consider in good faith any feedback from the Company or its financial advisors with respect to such matters.
Section 8.6   Transaction Litigation.   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of Acquiror or the Company, as applicable, threatened in writing against (x) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (y) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (y) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Section 8.7   Expense Statements.   At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement setting forth a complete and accurate schedule of each Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement setting forth a complete and accurate schedule of each Company Transaction Expense as of the Closing Date.
Section 8.8   Tax Matters.   Each of the parties hereto shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of all Tax Returns contemplated by this Agreement, and any audit or tax proceeding. Such cooperation shall include reasonable best efforts to preserve for six (6) years after the Closing Date, except as otherwise required by applicable Laws, Tax Returns pertaining to the Company and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1   Conditions to Obligations of Acquiror, Merger Sub, and the Company.   The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)   The Acquiror Shareholder Approval shall have been obtained;
(b)   The Company Stockholder Approvals shall have been obtained;
(c)   The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;
(d)   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(e)   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the Acquiror Share Redemption Amount;
(f)   The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing by the NYSE;
(g)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and remain pending; and
(h)   The size and composition of the Board of Directors of Acquiror shall be composed as set forth in Section 7.6.
Section 9.2   Conditions to Obligations of Acquiror and Merger Sub.   The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a)   (i) The representations and warranties of the Company contained in Section 4.1, Section 4.2(a), the first sentence of Section 4.2(b), Section 4.3, Section 4.4(a), Section 4.6 (other than the first sentence of Section 4.6(a) and the first sentence of Section 4.6(b)) and Section 4.24(b) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.6(a) and the first sentence of Section 4.6(b) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all respects other than de minimis inaccuracies at and as of such date, and (iii) each other representation and warranty of the Company contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case in this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and
(b)   The Company shall have complied in all material respects with its covenants and agreements required to be performed as of or prior to the Closing.
Section 9.3   Conditions to the Obligations of the Company.   The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   (i) The representations and warranties of Acquiror and Merger Sub contained in Section 5.1, Section 5.2, Section 5.3(a) and Section 5.14 (other than the first sentence of Section 5.14(a)) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true in all material respects at and as of such date, (ii) the representations and warranties of Acquiror and Merger Sub contained in the first sentence of Section 5.14(a) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all respects other than de minimis inaccuracies at and as of such date, and (iii) each other representation and warranty of Acquiror and Merger Sub contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case in this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror;
(b)   Acquiror shall have complied in all material respects with its covenants and agreements required to be performed as of or prior to the Closing;
(c)   The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and
(d)   The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.
ARTICLE X
TERMINATION
Section 10.1   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)   by written consent of the Company and Acquiror;
(b)   by written notice by either the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(c)   by written notice by either the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d)   by written notice to the Company from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date Acquiror provides written notice of such breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before September 30, 2021 (the “Termination Date”), unless Acquiror is in material breach hereof;
(e)   by written notice to the Company from Acquiror if the Company Stockholder Approvals shall not have been obtained within five (5) Business Days after the Registration Statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or
(f)   by written notice to Acquiror from the Company if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the

Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Termination Date, unless the Company is in material breach hereof.
Section 10.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1   Trust Account Waiver.   The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 17, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only in the limited circumstances set forth in the Investment Management Trust Agreement between Acquiror and Continental Stock Transfer & Trust Company, as trustee, dated August 17, 2020. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror, including, without limitation, in connection with any willful and material breach by Acquiror , other than for the release of proceeds from the Trust Account upon the consummation of the Merger.
Section 11.2   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 11.3   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)
If to Acquiror or Merger Sub, to:

one
16 Funston Avenue, Suite A
The Presidio of San Francisco
San Francisco, California 94129
Attention: Troy B. Steckenrider III, Chief Financial Officer
Email: legal@astar.co
with a copy to (which shall not constitute notice):
Cadwalader, Wickersham & Taft LLP
200 Liberty St.
New York, New York 10281
Attention:
Stephen Fraidin
Andrew Alin
Niral Shah

Email:
stephen.fraidin@cwt.com
andrew.alin@cwt.com
niral.shah@cwt.com

(b)
If to the Company, to:

MarkForged, Inc.
480 Pleasant Street
Watertown, MA 02472
Attention:
General Counsel

Email:
Stephen.Karp@markforged.com

with copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:
Kenneth J. Gordon
Michael J. Minahan
Michael R. Patrone

Email:
kgordon@goodwinlaw.com
mminihan@goodwinlaw.com
mpatrone@goodwinlaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 11.5   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) if the Closing occurs, the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.8 and (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.
Section 11.6   Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, any Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.
Section 11.7   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication).
Section 11.8   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9   Company and Acquiror Disclosure Letters.   The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10   Entire Agreement.   (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Stockholder Support Agreement (the “Ancillary Agreements”) and (c) the Confidentiality Agreement, dated as of November 26, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.11   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 11.12   Publicity.
(a)   All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual written consent of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b)   The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance to review its form, content and timing and to consider such comments in good faith. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.
(c)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or the immediately following day). Promptly after the execution of this Agreement, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith.
Section 11.13   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.14   Jurisdiction; Waiver of Jury Trial.
(a)   Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.
(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15   Enforcement.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)   this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b)   except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17   Non-Survival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.18   Legal Representation.
(a)   Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Goodwin Waiving Parties”), that Goodwin Procter LLP (“Goodwin”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Goodwin WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Goodwin Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Goodwin Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Goodwin’s prior representation of the Company, its Subsidiaries or of Goodwin Waiving Parties. Acquiror and the Company, for itself and the Goodwin Waiving Parties, hereby further irrevocably acknowledge and agree that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Goodwin WP Group and Goodwin, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Goodwin WP Group (the “Goodwin Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Merger.
(b)   Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Cadwalader Waiving Parties”), that Cadwalader, Wickersham & Taft LLP (“Cadwalader”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Cadwalader WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Cadwalader Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Cadwalader Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Cadwalader’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Cadwalader Waiving Parties. Each of Acquiror and the Company, for itself and the Cadwalader Waiving Parties, hereby further irrevocably acknowledge and agree that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Cadwalader WP Group, on the one hand, and Cadwalader, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Cadwalader WP Group (the “Cadwalader Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Cadwalader Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Cadwalader Privileged Communications, by virtue of the Merger.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
MARKFORGED, INC.
By:
/s/ Shai Terem

Name: Shai Terem
Title: Chief Executive Officer
ONE
By:
/s/ Kevin Earnest Hartz

Name: Kevin Earnest Hartz
Title: Chief Executive Officer
CASPIAN MERGER SUB INC.
By:
/s/ Kevin Earnest Hartz

Name: Kevin Earnest Hartz
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of February 23, 2021 by and among A-Star, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), one, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and MarkForged, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,375,000 Acquiror Class B Ordinary Shares and 3,150,000 Acquiror Private Placement Warrants in the aggregate as set forth on Schedule I attached hereto;
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Caspian Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror), 8.5 (Cooperation; Consultation) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions. The Sponsor HoldCo hereby consents to Acquiror’s entry into the Merger Agreement and the Ancillary Agreements.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Ordinary Shares or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Ordinary Shares or Acquiror Warrants owned by such Sponsor (clauses (i) and (ii) collectively, a “Transfer”) or

(iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor or Transfers among Sponsors and their respective Affiliates, so long as, prior to and as a condition to the effectiveness of any such Transfer to an Affiliate, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.
Section 1.3   New Shares.   In the event that (a) any Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Ordinary Shares or Acquiror Warrants of, on or affecting the Acquiror Ordinary Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Ordinary Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Ordinary Shares or Acquiror Warrants owned by such Sponsor as of the date hereof.
Section 1.4   Closing Date Deliverables.   On the Closing Date, each of the Sponsors shall deliver to Acquiror and the Company a duly executed copy of that certain Registration Rights Agreement, by and among Acquiror, the Company, Sponsor Holdco, certain of the Company’s stockholders or their respective Affiliates, as applicable, and the other holders party thereto, in substantially the form attached as Exhibit C to the Merger Agreement.
Section 1.5    Sponsor Support Agreements.   (a) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (a) appear at each such meeting or otherwise cause all of its Acquiror Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Ordinary Shares (i) in favor of each Transaction Proposal, (ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals) and (iii) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.
(b)   Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of August 17, 2020, by and among the Sponsors and Acquiror (the “Sponsor Letter Agreement”), including without limitation the obligations of the Sponsors pursuant to Section 3 therein to not redeem any Acquiror Ordinary Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.
(c)   During the period commencing on the date hereof and ending at the Expiration Time, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Sponsor Letter Agreement.
Section 1.6   Irrevocable Proxy.   Subject to the last sentence of this Section 1.6, and solely in the event of a failure by a Sponsor to act in accordance with such Sponsor’s obligations as to voting pursuant to Section 1.5 hereof prior to the termination of this Agreement and after being requested by the Acquiror, and such Sponsor fails to vote or consent for a period of three days after such request, such Sponsor hereby grants a proxy appointing the Company as such Sponsor’s attorney-in-fact and proxy, with full power of substitution, for and in such Sponsor’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.5 above as the Company or its proxy or substitute shall deem proper with respect to all of its Acquiror Ordinary Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Sponsor Agreement.
Section 1.7   Additional Agreements.
(a)   Waiver of Anti-dilution Protection.   Each Sponsor hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of Acquiror, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Acquiror Class B Ordinary Shares convert into Acquiror Class A Ordinary Shares, solely in connection with the transactions contemplated by the Merger Agreement.
(b)   Corporate Opportunities.   To the fullest extent permitted by applicable law, Acquiror, which will file a name change and appoint directors pursuant to the Merger Agreement in connection with the Closing (as of the Closing, the “Corporation”), on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Corporation and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to the Sponsor Holdco or any of its Affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, Affiliates or Subsidiaries (other than the Corporation and its Subsidiaries), including any director, board observer or officer of the Corporation who is also an agent, shareholder, member, partner, director, officer, employee, Affiliate or Subsidiary of the Sponsor Holdco (each, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its Subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director, board observer or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Business Opportunities Exempt Party against any claim that such Person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another Person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its Subsidiaries, unless, in the case of a Person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.
Section 1.8   Further Assurances.   Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.
Section 1.9    No Inconsistent Agreement.   Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Sponsors.   Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)   Organization; Due Authorization.   If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor.

If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.
(b)   Ownership.   Such Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of such Sponsor’s Acquiror Ordinary Shares and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Ordinary Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Ordinary Shares or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Sponsor Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Acquiror Ordinary Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Ordinary Shares or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Ordinary Shares or Acquiror Warrants, except as provided hereunder and under the Sponsor Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.
(c)   No Conflicts.   The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Ordinary Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(d)   Litigation.   There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(e)   Brokerage Fees.   Except as described on Section 5.15 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.
(f)   Affiliate Arrangements.   Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.
(g)   Acknowledgment.   Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.
(h)   No Other Representations or Warranties.   Except for the representations and warranties made by the Sponsors in this Article II, no Sponsor nor any other Person makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and each Sponsor expressly disclaims any such other representations or warranties.
ARTICLE III
EARNOUT
Section 3.1   Sponsor Holdco Earnout Shares.   The Sponsor Holdco agrees that, in connection with the Merger and the transactions contemplated thereby, 2,610,000 of the 5,220,000 shares of Domesticated Acquiror Common Stock held by it as a result of the conversion of Acquiror Class B Ordinary Shares into Domesticated Acquiror Common Stock in connection with the Domestication (the “Sponsor Holdco Earnout Shares”), shall, concurrently with the Closing, have the Legend (as defined below) affixed to them and be held subject to the terms and conditions of this Article III.
Section 3.2   Legend.   The books and records of Acquiror evidencing the Sponsor Holdco Earnout Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:
THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF FEBRUARY 23, 2021, BY AND AMONG ONE AND THE OTHER PARTIES THERETO.
Section 3.3   Procedures Applicable to the Sponsor Holdco Earnout Shares.
(a)   As soon as practicable, and in any event within five (5) Business Days after the occurrence of a Sponsor Earnout Triggering Event (as defined below), Acquiror shall remove, or cause to be removed, the Legend from the books and records of Acquiror evidencing the Sponsor Holdco Earnout Shares with respect to which a Sponsor Earnout Triggering Event has occurred, and such shares shall no longer be subject to any of the terms of this Article III (any such removal of a Legend and other restrictions, a “Release”).
(b)   The Sponsor Holdco shall not Transfer any Sponsor Holdco Earnout Shares until the later of (i) the date on which the relevant vesting triggers have been satisfied as described in Section 3.4 below and the Legend on such shares has been removed from such shares and (ii) the date on which the Sponsor Holdco Earnout Shares are no longer subject to the transfer restrictions set forth in the Lock-Up Agreement (other than in connection with Transfers permitted thereunder).
(c)   Any Sponsor Holdco Earnout Shares not eligible for Release in accordance with the terms of Section 3.4 on or before the fifth (5th) anniversary of the Closing Date (the “Earnout Lockup Period”) shall immediately thereafter be forfeited to Acquiror and canceled and Sponsor Holdco shall not have any rights with respect thereto (the “Forfeiture”).
Section 3.4   Release of Sponsor Holdco Earnout Shares.   The Sponsor Holdco Earnout Shares shall be Released as follows (each such event, a “Sponsor Earnout Triggering Event”):
(a)   fifty percent (50%) of the Sponsor Holdco Earnout Shares will be Released (and the restrictions contained in this Article III shall no longer apply to such shares) if the volume-weighted average trading sale price of one share of Domesticated Acquiror Common Stock quoted on the NYSE (or the exchange on which the shares of Domesticated Acquiror Common Stock are then listed) equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading-Day period commencing after the Closing Date; and
(b)   fifty percent (50%) of the Sponsor Holdco Earnout Shares will be Released (and the restrictions contained in this Article III shall no longer apply to such shares) if the volume-weighted average trading sale price of one share of Domesticated Acquiror Common Stock quoted on the NYSE (or the exchange on which the shares of Domesticated Acquiror Common Stock are then listed) equals or exceeds $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading-Day period commencing after the Closing Date.

Section 3.5   Release Upon Change of Control.   If, during the Earnout Lockup Period, a Change of Control occurs, then immediately prior to the consummation of such Change of Control, Acquiror shall Release or cause to be Released all of the Sponsor Holdco Earnout Shares.
Section 3.6   Release upon Liquidation and Other Events.   If, during the Earnout Lockup Period, (i) any liquidation, dissolution or winding up of Acquiror is initiated, (ii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against Acquiror or (iii) Acquiror makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or a substantial part of its assets or properties, any Sponsor Holdco Earnout Shares not previously Released pursuant to this Article III shall be Released or caused to be Released to Sponsor Holdco.
Section 3.7   Equitable Adjustments.   The Sponsor Earnout Triggering Event price targets set forth above, and the number of Sponsor Holdco Earnout Shares Released in each event, as provided in this Article III, shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Common Stock occurring on or after the Closing (other than the conversion of the Acquiror Class B Ordinary Shares into Domesticated Acquiror Common Stock at the Closing).
Section 3.8   Application of Article III.   For the avoidance of doubt, nothing in this Article III shall be deemed to affect any shares of Domesticated Acquiror Common Stock owned of record or beneficially by any of the Sponsors other than the Sponsor Holdco Earnout Shares, and all rights and obligations of the Sponsors with respect to all shares of Domesticated Acquiror Common Stock owned by them, other than the Sponsor Holdco Earnout Shares, will remain intact.
ARTICLE IV
MISCELLANEOUS
Section 4.1   Termination.   This Sponsor Agreement and the applicable provisions set forth herein shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with Section 10 thereof, (b) the Expiration Time (with regard to the provisions set forth in Article I and Article II hereof, other than Section 1.7(b)), and (c) the written agreement of Sponsor Holdco, Acquiror, and the Company to terminate this Sponsor Agreement. In the event that the Effective Time occurs, the provisions of Article III hereof shall remain in full force and effect until and through the Forfeiture, and Section 1.7(b) shall survive the Effective Time in accordance with its terms. Upon the termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article IV shall survive the termination of this Agreement.
Section 4.2   Governing Law.   This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 4.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.   (a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION

OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 4.8.
(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.3.
Section 4.4   Assignment.   This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.
Section 4.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 4.6   Amendment.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.
Section 4.7   Severability.   If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 4.8   Disclosure.   Each Sponsor hereby authorizes Acquiror and the Company to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Acquiror Ordinary Shares and the nature of the Sponsor’s obligations under this Sponsor Agreement.
Section 4.9   Notices.    All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:
one
16 Funston Avenue, Suite A
San Francisco, California 94129
Attention:
Troy B. Steckenrider III, Chief Financial Officer

Email:
legal@a-star.co

with a copy to (which will not constitute notice):
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention:
Stephen Fraidin
Andrew Alin
Niral Shah

Email:
stephen.fraidin@cwt.com
andrew.alin@cwt.com
niral.shah@cwt.com

If to the Company:
MarkForged, Inc.
480 Pleasant Street
Watertown, Massachusetts 02472
Attention:
Stephen Karp, General Counsel

Email:
Stephen.Karp@markforged.com

with a copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:
Kenneth J. Gordon
Michael J. Minahan
Michael R. Patrone

Email:
kgordon@goodwinlaw.com
mminahan@goodwinlaw.com
mpatrone@goodwinlaw.com

If to a Sponsor, to such Sponsor, c/o :
A-Star
16 Funston Avenue, Suite A
San Francisco, California 94129
Attention:
Troy B. Steckenrider III

Email:
legal@a-star.co

with a copy to (which will not constitute notice):
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention:
Stephen Fraidin
Andrew Alin
Niral Shah

Email:
stephen.fraidin@cwt.com
andrew.alin@cwt.com
niral.shah@cwt.com

Section 4.10   Counterparts.   This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 4.11   Entire Agreement.   This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 4.12   Fiduciary Duties.   Notwithstanding anything in this Sponsor Agreement to the contrary, (a) each Sponsor makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Acquiror Class B Ordinary Shares and (b) nothing herein will be construed to limit or affect any action or inaction by any Sponsor in its capacity as a member of the board of directors (or other similar governing body) of Acquiror or any of its Affiliates or as an officer, employee or fiduciary of Acquiror or any of its Affiliates, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of Acquiror or such Affiliate.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.
SPONSORS:
A-STAR
By:
/s/ Troy B. Steckenrider III

Name: Troy B. Steckenrider III
Title: Manager
/s/ Troy B. Steckenrider III

Name: Troy B. Steckenrider III
/s/ Kevin E. Hartz

Name: Kevin E. Hartz
/s/ Gautam Gupta

Name: Gautam Gupta
/s/ Eugene Lipkin

Name: Eugene Lipkin
/s/ Laura de Petra

Name: Laura de Petra
/s/ Pierre Lamond

Name: Pierre Lamond
/s/ Michelle Gill

Name: Michelle Gill
/s/ Lachy Groom

Name: Lachy Groom
/s/ Catherine Spear

Name: Catherine Spear
[Signature Page to Sponsor Support Agreement]

ACQUIROR:
ONE
By:
/s/ Kevin E. Hartz

Name: Kevin E. Hartz
Title: Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

COMPANY:
MARKFORGED, INC.
By:
/s/ Shai Terem

Name: Shai Terem
Title: President and Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

Schedule I
Sponsor Acquiror Common Shares and Acquiror Warrants
Sponsor	Acquiror Common Shares	Acquiror Warrants
A-Star	5,220,000	3,150,000
Kevin E. Hartz	—(1)	—(1)
Eugene Lipkin	—(1)	—(1)
Troy B. Steckenrider III	—(1)	—(1)
Gautam Gupta	25,000(1)	—(1)
Laura de Petra	25,000	—
Pierre Lamond	30,000	—
Michelle Gill	25,000	—
Lachy Groom	25,000	—
Trina Spear	25,000	—

(1)
Messrs. Hartz, Lipkin, Steckenrider and Gupta may be deemed to beneficially own securities held by A-Star by virtue of their shared control over A-Star. Each of Messrs. Hartz, Lipkin, Steckenrider and Gupta disclaims beneficial ownership of securities held by A-Star.

[Schedule I to Sponsor Support Agreement]

Schedule II
Affiliate Agreements
1.
Letter Agreement, dated August 17, 2020, among one, A-Star, Eugene Miles Lipkin, Troy Bennet Steckenrider III, Pierre Lamond, Michelle Gill, Lachy Groom, Gauta Gupta and Catherine Spear.

2.
Registration and Shareholder Rights Agreement, dated August 17, 2020, among one, A-Star, Eugene Miles Lipkin, Troy Bennet Steckenrider III, Pierre Lamond, Michelle Gill, Lachy Groom, Gauta Gupta and Catherine Spear.

3.
Administrative Services Agreement, dated August 17, 2020, between Acquiror and A-Star.

4.
Private Placement Warrants Purchase Agreement, dated August 17, 2020, between Acquiror and A-Star.

[Schedule II to Sponsor Support Agreement]

Annex A
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of [•], 2021 (as amended, supplemented or otherwise modified from time to time, the “Sponsor Agreement”), by and among one, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), MarkForged, Inc., a Delaware corporation, and the Sponsors set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date: [•], 2021
By:

Name:
Title:
Address for Notices:
With copies to:
[Annex A to Sponsor Support Agreement]

Annex C
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “Agreement”) is dated as of February 23, 2021, by and among one, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and MarkForged, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) are hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Caspian Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Acquiror on the terms and conditions set forth therein (the “Merger”); and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 6.5 (Acquisition Proposals) in respect of Acquisition Proposals regarding the Company and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.5 of the Merger Agreement (other than Section 6.5(i) or Section 6.5(iii) or for purposes of the definition of Acquisition Proposal) also referred to each such Company Stockholder.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit the Employee Transactions or Transfers by the Company Stockholder to any Affiliate thereof so long as, prior to and as a condition to the effectiveness of any such Transfer, such transferee executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.
Section 1.3   New Shares.   In the event that, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement, or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.
Section 1.4   Company Stockholder Agreements.   Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in connection with or as contemplated by the Merger Agreement or the transactions contemplated thereby, including in the form of action by written consent attached hereto as Exhibit A (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours, after the Registration Statement (as contemplated by the Merger Agreement) is declared effective and delivered or otherwise made available to the shareholders of Acquiror and the stockholders of the Company), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):
(a)   to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and the Preferred Stock Conversion;
(b)   in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Governing Documents or under any agreements between the Company and its stockholders, including the (i) Third Amended and Restated Investors’ Rights Agreement, dated as of March 13, 2019, by and among the Company and the other stockholders party thereto (the “IRA”), (ii) Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 13, 2019, among the Company and the other stockholders party thereto (the “Co-Sale Agreement”), and (iii) Third Amended and Restated Voting Agreement, dated March 13, 2019, as amended by Amendment No. 1, dated October 20, 2020, among the Company and the other stockholders party thereto (the “Voting Agreement”), to implement the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;
(c)   against any Acquisition Proposal with respect to the Company (other than the Merger Agreement and the transactions contemplated thereby); and
(d)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.

Each Company Stockholder hereby agrees that it shall not commit in writing or agree in writing to take any action inconsistent with the foregoing.
Section 1.5   Irrevocable Proxy.   Subject to the last sentence of this Section 1.5, and solely in the event of a failure by a Company Stockholder to act in accordance with such Company Stockholder’s obligations as to voting pursuant to Section 1.4 hereof prior to the termination of this Agreement, after being requested by the Company and such Company Stockholder fails to vote or consent for a period of three days after such request, such Company Stockholder hereby grants a proxy appointing Acquiror as such Company Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Company Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.4 above as the Acquiror or its proxy or substitute shall deem proper with respect to the Subject Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
Section 1.6   Affiliate Agreements.   Each Company Stockholder, severally and not jointly, hereby agrees and consents to the termination of all Affiliate Arrangements set forth on Section 6.4 of the Company Disclosure Letter to which such Company Stockholder is party, including the IRA, the Co-Sale Agreement and the Voting Agreement, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.
Section 1.7   Registration Rights Agreement.   Each of the Company Stockholders set forth on Schedule II, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.
Section 1.8   Lock-Up Agreement.   Each of the Company Stockholders set forth on Schedule III, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit D to the Merger Agreement with such changes as agreed by the Company, Acquiror and the Company Stockholders party to such Agreement.
Section 1.9   Further Assurances.   Each Company Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.10   No Inconsistent Agreement.   Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.
Section 1.11   No Challenges.   Each Company Stockholder agrees not to voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Stockholder from enforcing such Company Stockholder’s rights under this Agreement, any applicable indemnification rights under the Merger Agreement and/or the other agreements entered into by such Company Stockholder in connection herewith, including such Company Stockholder’s right to receive such Company Stockholder’s portion of the Aggregate Merger Consideration as provided in the Merger Agreement.
Section 1.12   Consent to Disclosure.   Each Company Stockholder hereby consents to the publication and disclosure, to the extent required, in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Stockholder’s identity and beneficial ownership of

Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or complies with such confidentiality obligation), to the extent permitted by applicable Law.
Section 1.13   Waiver of Appraisal Rights.   Each Company Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Company Stockholder may have under applicable law, including Section 262 of the DGCL.
Section 1.14   No Agreement as Director or Officer.   Notwithstanding anything to the contrary herein, each Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Company Stockholder to the board of directors of the Company) of the Company Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company Stockholders.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Company Stockholders.   Each Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:
(a)   Organization; Due Authorization.   If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.
(b)   Ownership.   Such Company Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) any applicable securities Laws or (v) the Voting Agreement. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth in the Voting Agreement. Other than as set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.
(c)   No Conflicts.    The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened in writing against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(e)   Adequate Information.   Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.
(f)   Brokerage Fees.   Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.
(g)   Acknowledgment.   Such Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.
Section 2.2   No Other Representations or Warranties.   Except for the representations and warranties made by each Company Stockholder in this Article II, no Company Stockholder nor any other Person makes any express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Stockholder expressly disclaims any such other representations or warranties.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and each Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.
Section 3.2   Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND, BY THIS AGREEMENT, WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.
(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
Section 3.4   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6   Amendment; Waiver.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and Company Stockholders holding a majority of the total number of shares of Company Common Stock (determined on an as-converted, as-exercised basis) held by all Company Stockholders, provided that no such amendment shall disproportionately adversely affect any Company Stockholder relative to the other Company Stockholders without such adversely affected Company Stockholders’ prior written consent.
Section 3.7   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror, to:
one
16 Funston Avenue, Suite A
The Presidio of San Francisco
San Francisco, California 94129
Attention:
Troy B. Steckenrider III, Chief Financial Officer

Email:
legal@astar.co

with a copy to (which shall not constitute notice):
Cadwalader, Wickersham & Taft LLP
200 Liberty St.
New York, New York 10281
Attention:
Stephen Fraidin
Andrew Alin
Niral Shah

Email:
stephen.fraidin@cwt.com
andrew.alin@cwt.com
niral.shah@cwt.com

If to the Company, to:
MarkForged, Inc.
480 Pleasant Street
Watertown, MA 02472
Attention:
General Counsel

Email:
Stephen.Karp@markforged.com

with copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention:
Kenneth J. Gordon
Michael J. Minahan
Michael R. Patrone

Email:
kgordon@goodwinlaw.com
mminihan@goodwinlaw.com
mpatrone@goodwinlaw.com

If to a Company Stockholder:
To such Company Stockholder’s address set forth in Schedule I with a copy to (which will not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:
Kenneth J. Gordon
Michael J. Minahan
Michael R. Patrone

Email:
kgordon@goodwinlaw.com
mminihan@goodwinlaw.com
mpatrone@goodwinlaw.com

Section 3.9   Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes
Section 3.10   Several Liability.    The liability of any Company Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Stockholder be liable for any other Company Stockholder’s breach of such other Company Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.
Section 3.11   Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
By:
/s/ Gregory Thomas Mark

Name: Gregory Thomas Mark
The Gregory Mark 2020 Grantor Retained Annuity Trust
/s/ Gregory Thomas Mark

Name: Gregory Thomas Mark
Title: Trustee
The Gregory Mark Irrevocable Family Trust
/s/ Gregory Thomas Mark

Name: Gregory Thomas Mark
Title: Trustee
/s/ Steven D. Mark

Name: Steven D. Mark
Title: Trustee
/s/ Diana E. Young

Name: Diana E. Young
Title: Trustee
By:
/s/ David Benhaim

Name: David Benhaim
[Signature Page to Stockholder Support Agreement]

By:
/s/ Shai Terem

Name: Shai Terem
SUMMIT PARTNERS GROWTH EQUITY FUND IX-A, L.P.
By: Summit Partners GE IX, L.P.
Its: General Partner
By: Summit Partners GE IX, LLC
Its: General Partner
By:
/s/ Michael A. Medici

Name: Michael A. Medici
Its: Member
SUMMIT PARTNERS GROWTH EQUITY FUND IX-B, L.P.
By: Summit Partners GE IX, L.P.
Its: General Partner
By: Summit Partners GE IX, LLC
Its: General Partner
By:
/s/ Michael A. Medici

Name: Michael A. Medici
Its: Member
SUMMIT INVESTORS GE IX/VC IV, LLC
By: Summit Investors Management, LLC
Its: Manager
By: Summit Master Company, LLC
Its: Managing Member
By:
/s/ Michael A. Medici

Name: Michael A. Medici
Its: Member
[Signature Page to Stockholder Support Agreement]

SUMMIT INVESTORS GE IX/VC IV (UK), L.P.
By: Summit Investors Management, LLC
Its: General Partner
By: Summit Master Company, LLC
Its: Managing Member
By:
/s/ Michael A. Medici

Name: Michael A. Medici
Its: Member
MATRIX PARTNERS IX, L.P.
By:
Matrix IX Management Co., L.L.C.,
its General Partner

By:
/s/ Antonio Rodriguez

Name: Antonio Rodriguez
Title: Managing Member
Address:
101 Main Street
17th Floor
Cambridge, MA 02142

WESTON & CO. IX LLC, as Nominee
By: Matrix Partners Management Services, L.P.,
Sole Member
By: Matrix Partners Management Services GP, LLC,
its General Partner
By:
/s/ Antonio Rodriguez

Name: Antonio Rodriguez
Title: Managing Member
[Signature Page to Stockholder Support Agreement]

NORTH BRIDGE VENTURE PARTNERS 7, L.P.
By:
North Bridge Venture Management 7, L.P.
Its General Partner

By:
NBVM GP, LLC
Its General Partner

By:
/s/ Edward Anderson

Name: Edward Anderson
Title: Managing General Partner
TRINITY VENTURES XI, L.P.,
TRINITY XI SIDE-BY-SIDE FUND, L.P.,
TRINITY XI ENTREPRENEURS’ FUND, L.P.,
Delaware Limited Partnerships
By:
TRINITY TVL XI, LLC,
Their General Partner

By:
/s/ Nina C. Labatt

Nina C. Labatt, Management Member
NEXT47 FUND 2018, L.P.
By:
next47 Mid-Tier GP 2018, L.P. as general partner, acting by its general partner, next47 TTGP, LLC

By:
/s/ Lak Ananth

Name: Lak Ananth
Title: Managing Partner
By:
/s/ Brigit Meissner

Name: Brigit Meissner
Title: Authorized Signatory
[Signature Page to Stockholder Support Agreement]

NEXT47 FUND 2019, L.P.
By:
next47 Mid-Tier GP 2019, L.P. as general partner, acting by its general partner, next47 TTGP, LLC

By:
/s/ Lak Ananth

Name: Lak Ananth
Title: Managing Partner
By:
/s/ Brigit Meissner

Name: Brigit Meissner
Title: Authorized Signatory
MICROSOFT GLOBAL FINANCE
By:
/s/ Keith Dolliver

Name: Keith Dolliver
Title: Vice President
PORSCHE DRITTE BETEILIGUNG GMBH
By:
/s/ Dr. Johannes Lattwein

Name: Dr. Johannes Lattwein
Title: Managing Director
By:
/s/ Aleksej Mitrjaschkin

Name: Aleksej Mitrjaschkin
Title: Authorized Signatory
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
ACQUIROR:
ONE
By:
/s/ Kevin E. Hartz

Name: Kevin E. Hartz
Title:   Chief Executive Officer
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY:
MARKFORGED, INC.
By:
/s/ Shai Terem

Name: Shai Terem
Title:   Chief Executive Officer
[Signature Page to Stockholder Support Agreement]

Exhibit A
Form of Action by Written Consent of the Stockholders of the Company

Schedule I
Company Stockholder Subject Shares
Holders	Common	Series A Outstanding	Series B Outstanding	Series C Outstanding	Series D Outstanding	Series Seed Outstanding	Notice Information
Matrix Partners IX L.P.		13,679,283	7,746,503		793,490	7,705,502	101 Main Street 17th Floor Cambridge, MA 02142
Microsoft Global Finance	315,637			4,822,763	105,212		One Microsoft Way Redmond, WA 98052-6399 Attention: Keith Dolliver Associate General Counsel
Next47 Fund 2018, L.P.				7,234,145			537 Hamilton Avenue, 2nd Floor, 94301 Palo Alto, CA Attn: Lak Ananth (Managing Partner) legal@next47.com
Next47 Fund 2019, L.P.					833,148		537 Hamilton Avenue, 2nd Floor, 94301 Palo Alto, CA Attn: Lak Ananth (Managing Partner) legal@next47.com
North Bridge Venture Partners 7, L.P.		14,362,960	8,133,665			8,090,615	950 Winter Street, Suite 4600, Waltham, MA 02451. Attention: Ken DiPoto
PORSCHE DRITTE BETEILIGUNG GMBH				2,411,382		277,774	Porscheplatz 1 70435 Stuttgart Germany
Summit Investors GE IX/VC IV (UK), L.P.					10,937		222 Berkeley Street, 18th Floor Boston, MA 02116
Summit Investors GE IX/VC IV, LLC					86,411		222 Berkeley Street, 18th Floor Boston, MA 02116
Summit Partners Growth Equity Fund IX-A, L.P.					9,331,785		222 Berkeley Street, 18th Floor Boston, MA 02116
Summit Partners Growth Equity Fund IX-B, L.P.					5,826,637		222 Berkeley Street, 18th Floor Boston, MA 02116
The Gregory Mark 2020 Grantor Retained Annuity Trust	1,401,869						547 Ward Street Newton, MA 02459
The Gregory Mark Irrevocable Family Trust	2,803,738						547 Ward Street Newton, MA 02459
Trinity Ventures XI, L.P.			17,698,596				2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025 Tel. 650-854-9500 nina@trinityventures.com
Trinity XI Entrepreneurs’ Fund, L.P.			284,186				2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025 Tel. 650-854-9500 nina@trinityventures.com
Trinity XI Side-By-Side Fund, L.P.			141,368				2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025 Tel. 650-854-9500 nina@trinityventures.com

Holders	Common	Series A Outstanding	Series B Outstanding	Series C Outstanding	Series D Outstanding	Series Seed Outstanding	Notice Information
Weston & Co. IX LLC, as Nominee		683,677	387,162		39,658	385,113	101 Main Street 17th Floor Cambridge, MA 02142
David Benhaim	530,573						7 Dana Place, Cambridge MA 02138
Shai Terem							19 Shute Path, Newton MA 02459
Gregory Thomas Mark	24,186,887						547 Ward Street Newton, MA 02459

Schedule II
Parties to the Registration Rights Agreement
1.
Shai Terem

2.
Greg Mark

3.
David Benhaim

4.
The Gregory Mark Irrevocable Family Trust

5.
The Gregory Mark 2020 Grantor Retained Annuity Trust

6.
Summit Partners Growth Equity Fund IX-A, L.P.

7.
Summit Partners Growth Equity Fund IX-B, L.P.

8.
Summit Investors GE IX/VC IV, LLC

9.
Summit Investors GE IX/VC IV (UK), L.P.

10.
Matrix Partners IX, L.P.

11.
Weston & Co. IX LLC

12.
North Bridge Venture Partners 7, L.P.

13.
Trinity Ventures XI, L.P.

14.
Trinity XI Side-By-Side Fund, L.P.

15.
Trinity XI Entrepreneurs’ Fund, L.P.

16.
Next47 Fund 2018, L.P.

17.
Next47 Fund 2019, L.P.

18.
Microsoft Global Finance

19.
Porsche Dritte Beteiligung GMBH

Sch II-1

Schedule III
Parties to the Lock-Up Agreement
1.
Shai Terem

2.
Greg Mark

3.
David Benhaim

4.
The Gregory Mark Irrevocable Family Trust

5.
The Gregory Mark 2020 Grantor Retained Annuity Trust

6.
Summit Partners Growth Equity Fund IX-A, L.P.

7.
Summit Partners Growth Equity Fund IX-B, L.P.

8.
Summit Investors GE IX/VC IV, LLC

9.
Summit Investors GE IX/VC IV (UK), L.P.

10.
Matrix Partners IX, L.P.

11.
Weston & Co. IX LLC

12.
North Bridge Venture Partners 7, L.P.

13.
Trinity Ventures XI, L.P.

14.
Trinity XI Side-By-Side Fund, L.P.

15.
Trinity XI Entrepreneurs’ Fund, L.P.

16.
Next47 Fund 2018, L.P.

17.
Next47 Fund 2019, L.P.

18.
Microsoft Global Finance

19.
Porsche Dritte Beteiligung GMBH

Sch III-1

Annex A
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement, dated as of February 23, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among one, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), MarkForged, Inc., a Delaware corporation, and the Company Stockholders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date:                  , 2021
By:

Name:
Title:
Address for Notices:
With copies to:

Annex A-1

Annex D
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on February 23, 2021, by and between one, a Cayman Islands exempted company (“AONE”), and the undersigned subscriber (the “Investor”).
WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among AONE, MarkForged, Inc., a Delaware corporation (the “Company”), and Caspian Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of AONE, and AONE will change its name to Markforged Holding Corporation, on the terms and subject to the conditions therein (the “Transaction”);
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), AONE will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, in connection with the Transaction, AONE is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of AONE’s Class A ordinary shares, par value $0.0001 per share, as such shares will exist as common stock in the Delaware corporation resulting from the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);
WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount;” and
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, AONE is entering into separate subscription agreements (the “Other Subscription Agreements”) with certain investors (the “Other Investors”) with an aggregate purchase price of $210,000,000 (inclusive of the Subscription Amount) (the “PIPE Investment”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and AONE acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby subscribes for and agrees to purchase from AONE, and AONE agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in the Delaware corporation resulting from the Domestication (and not shares in a Cayman Islands exempted company).
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing,” and the date upon which the Closing occurs, the “Closing Date”) shall occur following the Domestication on the date of the closing of the Transaction substantially concurrent with, and contingent on, the consummation of the Transaction (such closing date of the Transaction, the “Transaction Closing Date”). Upon delivery of written notice from (or on behalf of) AONE to the Investor (the “Closing Notice”) that AONE reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver the Subscription Amount at least two (2) business days prior to the expected Closing Date by wire transfer of United States dollars in immediately available funds to the account(s) specified by AONE in the Closing Notice. On the Transaction Closing Date, AONE shall issue the number of Shares to be purchased hereunder to the Investor, and cause such Shares to be registered in book entry form in the name of the Investor on AONE’s share register, which book entry records shall be free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws). For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as AONE remains domiciled in the Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, the Investor shall deliver to AONE a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within three (3) business days after the Transaction Closing Date specified in the Closing Notice, the Subscription Amount, to the extent paid, will promptly (but not later than two (2) business days thereafter) be returned to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing (and the Investor shall be required to re-deliver to AONE the Subscription Amount following AONE’s delivery of a new Closing Notice).
3.   Closing Conditions.
(a)   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred; (ii) no governmental authority of competent jurisdiction shall have rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and which then makes the consummation of the transactions contemplated hereby illegal or then restrains or prohibits the consummation of the transactions contemplated hereby, and (iii) all conditions precedent to the closing of the Transaction set forth in Sections 9.1(a), 9.1(b), 9.1(c), 9.1(d), 9.1(e) and 9.1(f) of the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction).
(b)   The obligations of AONE to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following additional conditions: (i) the representations and warranties made by the Investor in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions and (ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.
(c)   The obligations of the Investor to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following additional conditions: (i) the representations and warranties made by AONE in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions, (ii) AONE shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; (iii) the Shares shall have been approved for listing on the New York Stock Exchange (“NYSE”), subject to notice of issuance thereof; and (iv) (A) the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended to, and there shall have been no waiver or modification to the Transaction Agreement (as the same exists on the date of this Subscription Agreement) that would materially adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement without the Investor’s prior written consent, and (B) there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits the Other Investors thereunder unless the Investor has been offered substantially the same benefits.
4.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   AONE Representations and Warranties.   AONE represents and warrants to the Investor, as of the date hereof and as of the Closing Date:
(a)   AONE is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). AONE has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, AONE will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
(b)   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under AONE’s organizational documents (as in effect at such time of issuance) or under the Delaware General Corporation Law or laws of the Cayman Islands, as the case may be.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by AONE and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against AONE in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
(d)   The execution, delivery and performance of this Subscription Agreement, including the issuance and sale by AONE of the Shares pursuant to this Subscription Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of AONE or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which AONE or any of its subsidiaries is a party or by which AONE or any of its subsidiaries is bound or to which any of the property or assets of AONE is subject that would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of AONE and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of AONE to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of AONE; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over AONE or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of AONE to comply in all material respects with its obligations under this Subscription Agreement.
(e)   As of their respective filing dates, all reports required to be filed by AONE with the U.S. Securities and Exchange Commission (the “SEC”) since August 21, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that AONE makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by AONE with respect to any information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by AONE from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. The financial statements of AONE included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of AONE as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. AONE has timely filed each report, statement, schedule, prospectus, and registration statement that AONE was required to file with the SEC since its initial registration of the Class A ordinary shares with the SEC.
(f)   As of the date hereof, the authorized share capital of AONE is $22,100.00 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, of AONE, 21,500,000 of which are issued and outstanding as of the date hereof, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, of AONE, 5,375,000 of which are issued and outstanding as of the date hereof, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding as of the date hereof ((i), (ii) and (iii) collectively, the “AONE Securities”). The foregoing represents all of the issued and outstanding AONE Securities as of the date hereof. All issued and outstanding AONE Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and all requirements set forth in (1) AONE’s organizational documents, and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, AONE’s organizational documents or any contract to which AONE is a party or otherwise bound. As of the date hereof, warrants to purchase an aggregate of 8,525,000 AONE ordinary shares are issued and outstanding. The warrants are not exercisable until the later of (x) August 20, 2021 and (y) thirty (30) days after the Closing Date. Except as set forth above and pursuant to the Other Subscription Agreements and the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from AONE any AONE Securities or other equity interests in AONE, or securities convertible into or exchangeable or exercisable for such equity interests. There are no securities or instruments issued by or to which AONE is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement, that have not been or will not be validly waived on or prior to the Closing Date, including such provisions in Class B Shares pursuant to the terms of AONE’s memorandum of association.
(g)   AONE is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement, (iv) those required by the NYSE, including with respect to obtaining approval of AONE’s stockholders, (v) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar antitrust laws, and (vi) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)   AONE is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. AONE has not received any written communication from a governmental authority that alleges that AONE is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities

Act”), is required for the offer and sale of the Shares by AONE to the Investor and the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(j)   Neither AONE nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.
(k)   As of the date hereof, the issued and outstanding Class A ordinary shares of AONE are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. Following the Domestication, the Shares will be registered under the Exchange Act and listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of AONE, threatened against AONE by the NYSE or the SEC with respect to any intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on the NYSE, excluding, for the purposes of clarity, the customary ongoing review by the NYSE in connection with the Transaction and any action in connection with the pre-Domestication Class A ordinary shares of AONE in connection with the Domestication.
(l)   AONE is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).
(m)   Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of AONE, threatened against AONE or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against AONE.
(n)   Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, AONE has not entered into any side letter or similar agreement with any Other Investor in connection with such Investor’s direct or indirect investment in AONE or with any Other Investor. The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.
(o)   AONE acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Investor effecting a pledge of Shares shall not be required to provide AONE with any notice thereof or otherwise make any delivery to AONE pursuant to this Agreement. AONE hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by the Investor.
6.
Investor Representations and Warranties.   The Investor represents and warrants to AONE, as of the date hereof and as of the Closing Date:

(a)   The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
(b)   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that AONE is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to AONE or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
(c)   The Investor acknowledges and agrees that the Investor is purchasing the Shares from AONE. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of AONE, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of AONE expressly set forth in this Subscription Agreement.
(d)   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to AONE, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed AONE’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor further acknowledges that the information provided to the Investor is preliminary and subject to change.
(e)   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and AONE, the Company or a representative of AONE or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and AONE, the Company or a representative of AONE or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that AONE represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, AONE, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of AONE contained in this Subscription Agreement, in making its investment or decision to invest in AONE.
(f)   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in AONE’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither AONE nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(g)   Alone, or together with any professional advisor(s), the Investor has had a full opportunity to ask questions of and receive answers from AONE or any person or persons acting on behalf of AONE concerning the terms and conditions of an investment in the Shares, has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in AONE. The Investor acknowledges specifically that a possibility of total loss exists.
(h)   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of AONE. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning AONE, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
(i)   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
(j)   The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(k)   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of AONE, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(l)   The Investor is not (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that, if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, to the extent applicable to it. The

Investor further represents that, to the best of its knowledge the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(m)   If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) it has not relied on AONE or any of its affiliates for investment advice or as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction shall at any time be relied on the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(n)   No disclosure or offering document has been prepared by Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. or any of their respective affiliates (collectively, the “Placement Agents”) in connection with the offer and sale of the Shares.
(o)   None of the Placement Agents, nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing has made any independent investigation with respect to AONE, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by AONE.
(p)   In connection with the issue and purchase of the Shares, none of the Placement Agents have acted as the Investor’s financial advisor or fiduciary.
(q)   The Investor has or has commitments to have and, when required to deliver payment to AONE pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
(r)   The Investor (for itself and for each account for which such Investor is acquiring the Shares) acknowledges that such Investor is aware that Citigroup Global Markets Inc. is acting as one of AONE’s Placement Agents and Citigroup Global Markets Inc. is acting as financial advisor to the Company in connection with the Transaction.
(s)   The Investor acknowledges that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1).
(t)   The Investor acknowledges that the Placement Agents may have acquired, or may acquire, non-public information with respect to AONE, which the Investor agrees need not be provided to it.
(u)   The Investor acknowledges and is aware that Goldman Sachs & Co. LLC is acting as financial advisor to AONE in connection with the Transaction.
7.
Registration Rights.

(a)   AONE agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), AONE will submit to or file with the SEC a registration statement on Form S-1 or Form S-3 (if AONE is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Agreement (the “Registrable Shares”) and AONE shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th calendar day (or 100th calendar day if the SEC notifies AONE that it will “review” the Registration Statement)

following the Closing and (ii) the 5th business day after the date AONE is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such applicable date, the “Effectiveness Deadline”); provided, however, that AONE’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to AONE such information regarding the Investor or its permitted assigns, the securities of AONE held by the Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by AONE to effect the registration of the Registrable Shares, and the Investor shall execute such documents in connection with such registration as AONE may reasonably request that are customary of a selling stockholder in similar situations, including providing that AONE shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. AONE will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of the filing of the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless required by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. With respect to the information to be provided by the Investor pursuant to this Section 7(a), AONE shall request such information from the Investor at least five (5) business days prior to the anticipated filing date of the Registration Statement. Notwithstanding the foregoing, if the SEC prevents AONE from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, AONE shall amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. For as long as the Investor holds Shares, AONE will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by AONE to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve AONE of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
(b)   At its expense AONE shall:
(i)   except for such times as AONE is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which AONE determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following: (A) the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by the Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for AONE to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) three (3) years from the date of effectiveness of the Registration Statement. The period of time during which AONE is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;
(ii)   during the Registration Period, advise the Investor, as promptly as reasonably practicable:
(1)   when a Registration Statement or any amendment thereto has been filed with the SEC;

(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3)   of the receipt by AONE of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, AONE shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding AONE other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above may constitute material, nonpublic information regarding AONE;
(iii)   during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   during the Registration Period, upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as AONE is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, AONE shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by AONE have been listed;
(vi)   during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and
(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, AONE shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if (i) it determines, upon the advice of external legal counsel, that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by AONE or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event AONE’s board of directors, upon the advice of external legal counsel, reasonably believes would require additional disclosure by AONE in the Registration Statement of material information that AONE has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of AONE’s board of directors, upon the advice of external legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that AONE may not delay or suspend the Registration Statement on more than two (2) occasions or for more than seventy-five (75) consecutive calendar days, or more than one hundred (100) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from AONE of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended prospectus (which AONE agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by AONE that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by AONE unless otherwise required by law or subpoena. If so directed by AONE, the Investor will deliver to AONE or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
The Investor may deliver written notice (an “Opt-Out Notice”) to AONE requesting that Investor not receive notices from AONE otherwise required by this Section 7; provided, however, that Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Investor (unless subsequently revoked), (i) AONE shall not deliver any such notices to Investor and Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Investor’s intended use of an effective Registration Statement, Investor will notify AONE in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7) and the related suspension period remains in effect, AONE will so notify Investor, within one (1) business day of Investor’s notification to AONE, by delivering to Investor a copy of such previous notice of Suspension Event, and thereafter will provide Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.
(d)   Indemnification.
(i)   AONE agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement), its directors, officers, employees, advisors and agents, and each person who controls the Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to AONE by or on behalf of the Investor expressly for use therein.
(ii)   In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to AONE in writing such information and affidavits as AONE reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify AONE, its directors and officers and each person or entity who controls AONE (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein; provided, however, that the liability of the Investor shall be several and not joint with any other investor and shall be limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v)   If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 7(d)(v) shall be individual, not joint and several, and in no event shall the liability of the Investor exceed the pre-tax net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(e)   In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, AONE shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new entry for such book entry Shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that AONE and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to AONE and the Transfer Agent in connection therewith. Subject to receipt from the Investor by AONE and the Transfer Agent of customary representations and other documentation reasonably acceptable to AONE and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of AONE’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that AONE remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares are (i) being sold or transferred pursuant to an effective registration statement, or (ii) in connection with a sale pursuant to Rule 144. With respect to clause (i), while the Registration Statement is effective, AONE shall cause its counsel, or counsel acceptable to the Transfer Agent, to issue to the Transfer Agent a “blanket” legal opinion covering sales made pursuant to the registration statement in accordance with the provisions of this Section 7 to allow the legend to be removed upon such sale. AONE shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.
8.
Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied at, or are not capable of being satisfied on or prior to, the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; and (d) October 29, 2021, if the Closing has not occurred on or before such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of pocket losses, liabilities or damages arising from any such willful breach. AONE shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to AONE in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor without any deduction for or on account of any tax, withholding, charges, or set-off.

9.
Investor Covenant.   Investor hereby agrees that, from the date of this Subscription Agreement, none of Investor or any person or entity acting on behalf of Investor or pursuant to any understanding with Investor will engage in any Short Sales with respect to securities of AONE prior to the Closing. For purposes of this Section 9 “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in the Transaction or PIPE Investment (including Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

10.
Trust Account Waiver.   The Investor acknowledges that AONE is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving AONE and one or more businesses or assets. The Investor further acknowledges that, as described in AONE’s prospectus relating to its initial public offering dated August 20, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of AONE’s assets consist of the cash proceeds of AONE’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of AONE, its public shareholders and the underwriter of AONE’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to AONE to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of AONE entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, as a result of or arising out of this Subscription Agreement; provided, that nothing in this Section 10 (x) shall serve to limit or prohibit the Investor’s right to pursue a claim against AONE for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that the Investor may have in the future against AONE’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A ordinary shares of AONE acquired by any means other than pursuant to this Subscription Agreement.
11.
Miscellaneous.

(a)   Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any and the Investor’s rights under Section 7 hereof) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee without AONE’s written consent, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to AONE hereunder or any of AONE’s obligations may be transferred or assigned other than pursuant to the Transaction.
(b)   AONE may request from the Investor such additional information as AONE may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that AONE agrees to keep any such information provided by Investor confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that AONE may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of AONE.
(c)   AONE acknowledges and agrees that the Placement Agents are third party beneficiaries of the acknowledgements, understandings, agreements, representations, warranties and covenants of the parties contained in this Subscription Agreement. The Investor acknowledges that AONE and the Placement Agents (as third party beneficiaries of Section 5, Section 6, Section 11 (to the extent applicable to the Placement Agents) and Section 12 hereof on their own behalf and not, for the avoidance of doubt, on behalf of AONE or the Company) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify AONE and the Placement Agents if any of the representations and warranties of the Investor set forth herein are no longer accurate in any material respect.

(d)   AONE, the Placement Agents (to the extent set forth in Section 11(c)) and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e)   All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.
(f)   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d), Section 8(b), Section 11(c), and Section 11(d) with respect to the persons referenced therein (who shall be express third party beneficiaries of and entitled to enforce such provisions), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(l)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT

OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 14 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.
(m)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(m).
12.
Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of AONE expressly contained in this Subscription Agreement, in making its investment or decision to invest in AONE. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing in each case, absent their own gross negligence, fraud or willful misconduct, or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of AONE, the Company or any other party to the Transaction Agreement shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by AONE, the Company, the Placement Agents or any Non-Party Affiliate concerning AONE, the Company, the Placement Agents, any of their affiliates, this Subscription Agreement, or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of AONE, the Company, the Placement Agent or any of AONE’s, the Company’s or the Placement Agents’ respective affiliates or any family member of the foregoing.
13.
Press Releases.   AONE shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K or a Form S-4 for the Transaction (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that AONE or any of its officers, employees or agents on behalf of AONE, has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of AONE, the Investor shall not be in possession of any material, non-public information received from AONE or any of its officers, directors, employees or agents. Notwithstanding anything in this Subscription Agreement to the contrary, AONE shall not, without the prior written consent of the Investor, publicly disclose the name of Investor or any of its advisors or affiliates, or include the name of the Investor or any of its advisors or affiliates (i) in any press release or marketing materials or (ii) in any filings with the SEC or any regulatory agency or trading market except (A) required by the federal securities law in connection with the Registration Statement, and (B), to the extent such disclosure is required by law, at the request of the Staff of the SEC or regulatory agency or under the regulations of the NYSE or by any other governmental authority, in which case AONE shall provide Investor with prior written notice of such disclosure permitted under this subclause (B).

14.
Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, with no mail undeliverable or other rejection notice, addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.
If to AONE, to:
one
16 Fuston Avenue, Suite A
The Presidio of San Francisco
San Francisco, CA 94129
Attention:
Troy Steckenrider

Email:
legal@a-star.co

with copies to (which shall not constitute notice), to:
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention:
Stephen Fraidin
Andrew Alin
Niral Shah

Email:
Stephen.Fraidin@cwt.com
Andrew.Alin@cwt.com
Niral.Shah@cwt.com

and
MarkForged, Inc.
480 Pleasant Street
Watertown, MA 02472
Attention:
General Counsel

Email:
Stephen.Karp@markforged.com

with copies to (which shall not constitute notice), to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:
Ken Gordon
Michael Minahan
Michael Patrone

Email:
KGordon@goodwinlaw.com
MMinahan@goodwinlaw.com
MPatrone@goodwinlaw.com

If to the Placement Agents, to:
Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attention:
Legal Department

and
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York, 10013
Attention:
General Counsel

with copies to (which shall not constitute notice), to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention:
Paul Tropp

Email:
Paul.Tropp@ropesgray.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
15.   Independent Obligations.   The obligations of Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under the Other Subscription Agreements. The decision of Investor to purchase Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of AONE or any of its subsidiaries which may have been made or given by any Other Investor or by any agent or employee of any Other Investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or any Other Investors pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other

Subscription Agreements. Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth above.
Name of Investor:	State/Country of Formation or Domicile:
By: Name: Title:
Name in which Shares are to be registered (if different):
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email:	Email:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by AONE in the Closing Notice.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, AONE has accepted this Subscription Agreement as of the date set forth above.
one
By:

Name:
Title:
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐   We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐   We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.
[Schedule A to Subscription Agreement]

Annex E
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among:
(i)   Markforged Holding Corporation, a Delaware corporation (the “Company”) (formerly known as one, a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation);
(ii)   A-star, a Cayman Islands limited liability company (the “Sponsor”), and certain other equityholders of the Company before giving effect to the transactions contemplated by the Merger Agreement (as defined below) and designated on Schedule A as Sponsor Holders (collectively, the “Sponsor Holders”); and
(iii)   the former equityholders of MarkForged, Inc. (“MarkForged”) designated on Schedule B hereto as Markforged Equityholders, who received shares of Common Stock (as defined below) pursuant to the transactions contemplated by the Merger Agreement (collectively, the “Markforged Equityholders” and, together with the Sponsor Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 23, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, MarkForged and Caspian Merger Sub Inc. (“Merger Sub”), (i) the Company migrated to and domesticated as a Delaware corporation and (x) each former ordinary share of the Company (including those held by the Sponsor Holders) was automatically converted into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (y) each warrant to purchase Company ordinary shares was converted into a warrant to purchase Common Stock and (ii) Merger Sub merged with and into MarkForged, with MarkForged surviving as a wholly-owned subsidiary of the Company, and all of the shares of common stock of MarkForged (including those held by the Markforged Equityholders) were converted into the right to receive Common Stock; and
WHEREAS, in connection with the consummation of the transactions described above (the “Transactions”), the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, to cause the Registration Statement to fail to comply with applicable disclosure requirements.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” or “institutional accredited investor,” bought deal, over-night deal or similar transaction that does not include the filing of a Prospectus or Issuer Free Writing Prospectus with the Commission, “road show” presentations to potential investors requiring substantial marketing effort from management, the issuance of a “comfort letter” by the Company’s auditors or the issuance of legal opinions by the Company’s legal counsel.
“Board” means the board of directors of the Company.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Closing” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“FINRA” shall mean the Financial Industry Regulatory Authority Inc.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Lockup Agreement” shall mean the Lockup Agreement, dated as of [•], 2021, by and among the Company and the other parties thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Lock-Up Period” shall have the meaning given in the Lockup Agreement.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Merger Sub” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Markforged Equityholders” shall have the meaning given in the Preamble hereto.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to the Lockup Agreement (including any written waiver thereunder or amendment or modification thereto).
“Plan of Distribution” shall have the meaning given in Section 2.1.1.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding Common Stock or any other equity security of the Company (including warrants to purchase shares of Common Stock) held by a Holder immediately following the Closing (including Common Stock distributable pursuant to the Merger Agreement), (b) any Common Stock that may be acquired by any Holder upon the exercise of a warrant or other right to acquire Common Stock held by a Holder immediately following the Closing, (c) any Common Stock or other security of the Company (including warrants to purchase Common Stock) (including any Common Stock issued or issuable upon the exercise of any such warrant or other equity security) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and for so long as the Holder may be deemed to be an Underwriter pursuant to Rule 145(c), and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no requirement to maintain current public information or volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and fees of any national securities exchange on which the Common Stock are then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)   reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the securities requested to be registered by the Demanding Holders in an Underwritten Offering.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Holders” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.
“Transactions” shall have the meaning given in the Recitals hereto.
“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration
2.1.1   Filing.   The Company shall file within thirty (30) days after the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day (or as soon as reasonably practicable if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.3, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
2.1.3   Additional Registrable Securities.   In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Markforged Equityholder (which for this purpose shall include affiliated entities) or one or more Sponsor Holders, in each case that holds collectively at least ten (10.0%) percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Markforged Equityholders and the Sponsor Holders, respectively.
2.1.4   Requests for Underwritten Shelf Takedowns.   At any time and from time to time when an effective Shelf is on file with the Commission, any Markforged Equityholder or one or more Sponsor Holders (any of the Markforged Equityholders or the Sponsor Holders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 or all of such Demanding Holder’s remaining Registrable Securities (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the initial Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Markforged Equityholders, on the one hand, and the Sponsor Holders, on the other hand, may each collectively demand no more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and all Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Markforged Equityholder or Sponsor Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the

Underwritten Shelf Takedown by the Markforged Equityholders or the Sponsor Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall not constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4; provided that, if a Markforged Equityholder or a Sponsor Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Markforged Equityholders or the Sponsor Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2 shall not be available to any Holder at such time as (i) there is an effective Shelf Registration Statement available for the resale of the Registrable Securities pursuant to Section 2.1, (ii) such Registration is solely to be used for the offering of securities by the Company for its own account and (iii) no other shareholder of the Company is entitled to participate in such Registration. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the

Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:
(a)   If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and
(c)   If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder that participates in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock or other equity securities, except in the event the Underwriters managing the offering otherwise agree by written consent. Each such participating Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4   Block Trades.
2.4.1   Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder or Demanding Holders wishes to engage in a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $75,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.
2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such

Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.3 hereof;
3.1.10   permit a representative of any Holder, the Underwriters, if any, and any attorney or accountant retained by such Holder(s) or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13   in the event of any Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Stock Distributions.   In connection with any Shelf or Shelf Takedown, if the Company shall receive a request from a Holder of Registrable Securities to effectuate a pro rata in-kind distribution or other similar transfer for no consideration of such Registrable Securities pursuant to such Registration to its members, partners or stockholders, as the case may be, then the Company shall deliver or cause to be delivered to the transfer agent and registrar for the Registrable Securities an opinion of counsel to the Company reasonably acceptable to such transfer agent and registrar that any legend referring to the Act may be removed upon such distribution or other transfer of such Registrable Securities pursuant to such Registration, provided that the distributee or transferee of such Registrable Securities is not and has not been for the preceding ninety (90) days an affiliate of Parent (as defined in Rule 405 promulgated under the Act). The Company’s obligations hereunder are conditioned upon the receipt of a representation letter reasonably acceptable to the Company from such Holder regarding such proposed pro rata in-kind distribution or other similar transfer for no consideration of such Registrable Securities.
3.3   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.3.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.3.2   Subject to Section 3.3.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, cause serious and irreparable harm to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.3.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.
3.3.3   (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.
3.3.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.3.2 or a registered offering pursuant to Section 3.3.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case, during any twelve (12)-month period.
3.4   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.4. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.5   Requirements for Participation in Registration Statement Underwritten Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) as incurred arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction of the Company in connection therewith.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) as incurred arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided,however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   All notices, requests, claims, demands and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

If to the Company, to:
Markforged Holding Corporation
480 Pleasant St.
Watertown, MA 02472
(866) 496-1805
Attention: General Counsel
with copies (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Ave.
Boston, MA 02210
(617) 570-1000
Attention:
Kenneth J. Gordon
Michael J. Minahan
Michael R. Patrone

If to any Holder, to such address indicated on the Company’s records with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers Registrable Securities; provided, that such Registrable Securities remain Registrable Securities following such transfer and such person agrees to become bound by the terms and provisions of this Agreement.
5.2.3   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).
5.2.4   Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.2 shall be null and void, ab initio.
5.2.5   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.3   Captions; Counterparts.   The headings, subheadings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.
5.4   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

5.5   Jurisdiction; Waiver of Jury Trial.
5.5.1   Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), for the purposes of any Action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.5 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.5 shall be effective service of process for any such Action.
5.5.2   THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.
5.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities as of the time of any waiver or amendment, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder of the Registrable Securities, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7   Termination of Existing Registration Rights.   The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or MarkForged granted under any other agreement, including, without limitation, the Registration and Shareholder Rights Agreement, dated as of August 17, 2020, by and among the Company, the Sponsor and certain other equity holders of the Company, and the Third Amended and Restated Investors’ Rights Agreement, dated as of March 13, 2019, by and among MarkForged and its stockholders party thereto, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.
5.8   Term.   This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2, 3.4, 5.1, 5.4, and 5.5, and Article IV shall survive any termination.
5.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.11   Specific Performance.   Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
MARKFORGED HOLDING CORPORATION
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

HOLDERS:
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

[SPONSOR HOLDER]
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

[MARKFORGED EQUITYHOLDER]
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

Schedule A
Sponsor Holders
1. A-star
2. Michelle Gill
3. Lachy Groom
4. Gautam Gupta
5. Pierre Lamond
6. Laura de Petra
7. Catherine Spear
8. Eugene Lipkin
9. Troy B. Steckenrider III
10. Kevin Earnest Hartz as Trustee of The Kevin Earnest Hartz 2020 Annuity Trust U/A/D 8/21/2020
11. Julia D. Hartz as Trustee of the Julia D. Hartz 2020 Annuity Trust U/A/D 8/21/2020
12. The Hartz Family Revocable Trust

Schedule B
Markforged Equityholders
1. Shai Terem
2. Greg Mark
3. David Benhaim
4. The Gregory Mark Irrevocable Family Trust
5. The Gregory Mark 2020 Grantor Retained Annuity Trust
6. Summit Partners Growth Equity Fund IX-A, L.P.
7. Summit Partners Growth Equity Fund IX-B, L.P.
8. Summit Investors GE IX/VC IV, LLC
9. Summit Investors GE IX/VC IV (UK), L.P.
10. Matrix Partners IX, L.P.
11. Weston & Co. IX LLC
12. North Bridge Venture Partners 7, L.P.
13. Trinity Ventures XI, L.P.
14. Trinity XI Side-By-Side Fund, L.P.
15. Trinity XI Entrepreneurs’ Fund, L.P.
16. Next47 Fund 2018, L.P.
17. Next47 Fund 2019, L.P.
18. Microsoft Global Finance
19. Porsche Dritte Beteiligung GMBH

Annex F
FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made and entered into as of [•], 2021 by and between (a) Markforged Holding Corporation, a Delaware corporation (as successor-in-interest to one, a Cayman Islands exempted company limited by shares (the “Acquiror”)) (the “Company”), and (b) the person or entity identified under the heading “Holder” on the signature page hereto (“Holder”). Capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to such terms in the Merger Agreement, dated as of February 23, 2021, by and among Acquiror, Caspian Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, and MarkForged, Inc., a Delaware corporation (as it may be amended or supplemented from time to time, the “Merger Agreement”).
WHEREAS, in connection with the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which (i) any shares of Domesticated Acquiror Common Stock held by the Holder immediately after the Effective Time, (ii) any shares of Domesticated Acquiror Common Stock issuable upon the exercise or settlement of options or restricted stock units with respect to shares of Domesticated Acquiror Common Stock held by the Holder immediately after the Effective Time, and (iii) any securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock held by the Holder immediately after the Effective Time (collectively, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Lock-Up Provisions.
(a)   The Holder hereby agrees not to, during the period commencing from the Closing and through the date that is 180 days from the date of the Closing (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”); provided, for the avoidance of doubt, that nothing in this Agreement shall restrict any Holder’s right to cause the Company to file and cause to become effective a registration statement with the SEC naming such Holder as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof). Notwithstanding the foregoing, the Lock-Up Period and restrictions set forth in this Section 1 shall not apply:
(A)   to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period;
(B)   to the transfer of any or all of the Restricted Securities by a bona fide gift or charitable contribution;
(C)   to the transfer of any or all of the Restricted Securities by will or intestate succession upon the death of the Holder or any Permitted Transferee;
(D)   to the transfer of any or all of the Restricted Securities to any Permitted Transferee;

(E)   to a transfer relating to Domesticated Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock acquired in open market transactions after the Closing;
(F)   to the transfer by operation of law or pursuant to a qualified domestic order or in connection with a divorce settlement or any related court order;
(G)   to transfers of any shares of Domesticated Acquiror Common Stock or other securities acquired as part of the PIPE Investment; or
(H)   in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction following the Closing Date that results in all of its stockholders having the right to exchange their Domesticated Acquiror Common Stock for cash, securities or other property (at which time the Lock-Up Period and such restrictions shall expire);
provided, however, that in the case of (B), (C) or (D), it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement; provided, further, that in the case of (B), (C) or (D) (to the extent such transfer is to a party other than a Permitted Transferee (other than any direct or indirect limited partner of the applicable Holder)), in each case, such transfer or distribution shall not involve a disposition for value; provided, further, that in the case of (E), no filing by the Holder or its affiliates or any other party under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer.
As used in this Agreement, the term “Permitted Transferee” shall mean:
(i)   any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in the Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates;
(ii)   if the Holder is an individual, by gift to a member of the Holder’s immediate family or to a trust, or other entity formed for estate planning purposes for the primary benefit of a member of the Holder’s immediate family (for purposes hereof, the Holder’s “immediate family” shall include the spouse, domestic partner, parent, sibling, child or grandchild of the Holder or any other person with whom the Holder has a relationship by blood, marriage or adoption not more remote than first cousin); or
(iii)   any affiliate of the Holder.
The Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.
(b)   If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.
(c)   During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT

F-2

WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of doubt, the Holder shall retain all of its rights as a shareholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in clause (c) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).
(e)   [If any “Holder” under any other lock-up agreement entered into in connection with the Closing under the Merger Agreement is granted a release or waiver from the restrictions provided therein (such holder a “Triggering Holder”), then the Holder shall also be granted an early release from its obligations hereunder or under any contractual lock-up agreement with the Company on the same terms and on a pro rata basis with respect to such number of Restricted Securities rounded down to the nearest whole security equal to the product of (i) the total percentage of Restricted Securities held by the Triggering Holder immediately following the consummation of the Effective Time that are being released from such restrictions multiplied by (ii) the total number of Restricted Securities held by the Holder immediately following the Effective Time. Notwithstanding the foregoing, the provisions of this paragraph will not apply if (x) (1) the release or waiver is effected solely to permit a transfer not for consideration and (2) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, (y) the aggregate number of shares of Domesticated Acquiror Common Stock affected by such releases or waivers (whether in one or multiple releases or waivers) is less than or equal to one percent (1%) of the number of shares of Domesticated Acquiror Common Stock held by such Triggering Holder (calculated as of the date of such release or waiver) or (z) the release or waiver is granted due to circumstances of an emergency or hardship as determined by the Representatives (as defined below) in their sole judgement.]1
(f)   [The restrictions in this Section 1 shall supersede the lock-up provisions contained in Section 5 of that certain Letter Agreement, dated as of August 17, 2020, between Acquiror, Sponsor, and certain individuals associated with Sponsor, which provisions in Section 5 of such Letter Agreement shall be deemed terminated and of no further force and effect.]2
2.   Miscellaneous.
(a)   Binding Effect; Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto, which any such party may withhold in its absolute discretion.
(b)   No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.
(c)   Governing Law; Jurisdiction.
(A)   This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of

1
This section shall be applicable only to Holders that have executed the Registration Rights Agreement.

2
This section shall be included in Sponsor lock-up agreements only.

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Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(B)   Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
(d)   WAIVER OF JURY TRIAL.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(D).
(e)   Interpretation.   The headings, titles and subtitles set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section or clause shall be to the Sections and clauses of this Agreement. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The term “or” means “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the

F-4

terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.
(f)   No Presumption Against Drafting Party.    Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
(g)   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:
If to the Company, to:
Markforged Holding Corporation
480 Pleasant Street
Watertown, MA 02742
Attention:
Stephen Karp

Email:
stephen.karp@markforged.com

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:
Kenneth J. Gordon
Michael J. Minahan
Michael R. Patrone

E-mail:
KGordon@goodwinlaw.com
mminahan@goodwinlaw.com
mpatrone@goodwinlaw.com

If to the Holder, to the address set forth on the Holder’s signature page hereto.
Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.
(h)   Amendments and Waivers.    Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended (the “Representatives”), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any

F-5

other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(i)   Severability.    It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
(j)   Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.
(k)   Entire Agreement.    This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.
(l)   Further Assurances.    From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(m)   Execution of Agreement.    This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

F-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
COMPANY:
MARKFORGED HOLDING CORPORATION
By:

Name:
Title:
[Signature Page to Lock-Up Agreement]

HOLDER:
By:

Name:
[Signature Page to Lock-Up Agreement]

Annex G
MARKFORGED HOLDING CORPORATION
2021 STOCK OPTION AND INCENTIVE PLAN
SECTION 1.   GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Markforged Holding Corporation 2021 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable current and future officers, employees, Non-Employee Directors and Consultants of Markforged Holding Corporation (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator”means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board”means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Closing Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 23, 2021 by and among the Company and the other parties thereto (as amended from time to time, the “Merger Agreement”).
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant”means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act”means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event”means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A”means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Share Reserve”means the aggregate number of shares of Stock that may be issued under the Plan, as calculated in accordance with Section 3(a)(i) and subject to adjustment in accordance with Section 3(b).
“Stock”means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary”means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2.   ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)   Administration of Plan.   The Plan shall be administered by the Administrator.
(b)   Powers of Administrator.   The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)   to select the individuals to whom Awards may from time to time be granted;
(ii)   to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)   to determine the number of shares of Stock to be covered by any Award;
(iv)   to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)   to determine the vesting, exercisability and payment of Awards, including the authority to accelerate the vesting and exercisability of all or any portion of any Award;
(vi)   subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii)   at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)   Delegation of Authority to Grant Awards.   Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)   Award Certificate.   Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)   Indemnification.   Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)   Foreign Award Recipients.   Notwithstanding any provision of the Plan to the contrary, in order to comply, or facilitate compliance, with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply, or facilitate compliance, with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3.   STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)   Stock Issuable.
(i)   Share Reserve. The maximum number of shares of Stock reserved and available for issuance under the Plan (the “Share Reserve”) shall be 42,500,000 shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus on January 1, 2022 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by (i) five percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Administrator (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit, as cumulatively increased on January 1, 2022 and each January 1 thereafter by the lesser of the Annual Increase for such year or shares of Stock, subject in all cases to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the Share Reserve and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(ii)   Earnout RSU Share Reserve. An additional 1,400,000 shares of Stock, subject to adjustment as provided in this Section 3, shall be reserved under the Plan to be used solely and exclusive for the grant of Earnout RSUs (as defined in the Merger Agreement) pursuant to the terms and conditions of the Merger Agreement and may be used solely for such purpose (the “Earnout RSU Share Reserve”). The shares of Stock issuable under any Earnout RSUs that may be awarded under this Section 3(a)(ii) shall be in addition to and shall not reduce the Share Reserve, provided that Earnout RSUs shall constitute Awards under this Plan for all other relevant purposes. The shares of Stock underlying any Earnout RSUs that are forfeited, canceled, held back upon settlement of an Earnout RSU to cover any applicable tax withholding, reacquired or repurchased by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by settlement of the Earnout RSU) shall be added back to the shares available for grant under this Section 3(a)(ii), and shall not be added to the Share Reserve.
(b)   Changes in Stock.   Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan (i.e., the Share Reserve and the Earnout RSU Share Reserve), including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)   Mergers and Other Transactions.   In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
(d)   Maximum Awards to Non-Employee Directors.   Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for service as a Non-Employee Director shall not exceed $750,000; provided, however, that such amount shall be $1,500,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
SECTION 4.   ELIGIBILITY
Grantees under the Plan will be such current or future employees, Non-Employee Directors and Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are or would be providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5.   STOCK OPTIONS
(a)   Award of Stock Options.   The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)   Exercise Price.   The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.
(c)   Option Term.   The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)   Exercisability; Rights of a Stockholder.   Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)   Method of Exercise.   Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i)   In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)   Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)   By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)   With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or
(v)   Through any other method as may be determined by the Administrator from time to time.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)   Annual Limit on Incentive Stock Options.   To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
SECTION 6.   STOCK APPRECIATION RIGHTS
(a)   Award of Stock Appreciation Rights.   The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)   Exercise Price of Stock Appreciation Rights.   The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)   Grant and Exercise of Stock Appreciation Rights.   Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)   Terms and Conditions of Stock Appreciation Rights.   Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.   RESTRICTED STOCK AWARDS
(a)   Nature of Restricted Stock Awards.   The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(b)   Rights as a Stockholder.   Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)   Restrictions.   Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)   Vesting of Restricted Shares.   The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8.   RESTRICTED STOCK UNITS
(a)   Nature of Restricted Stock Units.   The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)   Election to Receive Restricted Stock Units in Lieu of Compensation.   The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c)   Rights as a Stockholder.   A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)   Termination.   Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 9.   UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock.   The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.   CASH-BASED AWARDS
Grant of Cash-Based Awards.   The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11.   DIVIDEND EQUIVALENT RIGHTS
(a)   Dividend Equivalent Rights.   The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)   Termination.   Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 12.   TRANSFERABILITY OF AWARDS
(a)   Transferability.   Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, at the Administrator’s discretion and in compliance with applicable law. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)   Administrator Action.   Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)   Family Member.   For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)   Designation of Beneficiary.   To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13.   TAX WITHHOLDING
(a)   Payment by Grantee.   Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)   Payment in Stock.   The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment.      For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 14.   SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 15.   TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)   Termination of Service Relationship.   If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b)   For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i)   a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii)   an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16.   AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17.   STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.   GENERAL PROVISIONS
(a)   No Distribution.   The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)   Issuance of Stock.   To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)   Stockholder Rights.   Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)   Other Compensation Arrangements; No Employment Rights.   Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)   Trading Policy Restrictions.   Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)   Clawback Policy.   Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
SECTION 19.   EFFECTIVE DATE OF PLAN
This Plan shall become effective upon the Closing Date following stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20.   GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Commonwealth of Massachusetts, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

Annex H
MARKFORGED HOLDING CORPORATION
2021 EMPLOYEE STOCK PURCHASE PLAN
The purpose of the Markforged Holding Corporation 2021 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Markforged Holding Corporation (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). An aggregate of 4,700,000 shares of Common Stock have been approved and reserved for this purpose, plus on January 1, 2022, and each January 1 thereafter through January 1, 2031 the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the least of (i) 4,700,000 shares of Common Stock, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, or (iii) such number of shares of Common Stock as determined by the Administrator (as defined in Section 1).
The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for eligible employees. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11.
1.   Administration.   The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.
2.   Offerings.   The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). The Administrator shall determine, in its discretion, when the initial Offering and any subsequent Offering shall occur and the duration of each such Offering, provided that no Offering shall exceed 27 months in duration.
3.   Eligibility.   All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week (or such lesser number of hours per week as the Administrator shall determine in advance of an Offering) and have completed such period of service prior to the Offering Date as the Administrator may require (but in no event will the required period of continuous employment be equal to or greater than two years). Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.
4.   Participation.
(a)   Participants.   An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).
(b)   Enrollment.   The enrollment form will (a) state a whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.
(c)   Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.
5.   Employee Contributions.   Each eligible employee may authorize payroll deductions at a minimum of one percent (1%) up to a maximum of fifteen percent (15%) of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.
6.   Deduction Changes.   Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least fifteen (15) business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.
7.   Withdrawal.   A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.
8.   Grant of Options.   On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) the number of shares determined by dividing $25,000 by the Fair Market Value of the Common Stock on the Offering Date for such Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the

Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.
Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.
9.   Exercise of Option and Purchase of Shares.   Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.
10.   Issuance of Certificates.   Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their nominee for such purpose.
11.   Definitions.
The term “Closing Date” means the date of the closing of the transactions contemplated by that certain Merger Agreement, dated as of February 23, 2021 by and among the Company and the other parties thereto.
The term “Compensation” means the amount of base pay, but excluding overtime, commissions and incentive or bonus awards, prior to salary reduction pursuant to Sections 125, 132(f), or 401(k) of the Code, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.. The Administrator, in its discretion, may establish a different definition of Compensation for an Offering, which for the Section 423 Component shall apply on a uniform and nondiscriminatory basis. Further, the Administrator will have discretion to determine the application of this definition to eligible employees outside the United States.
The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Board may also determine which Subsidiaries or eligible employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Subsidiary or Subsidiaries will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Subsidiaries; provided, however, that at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component. The current list of Designated Subsidiaries is attached hereto as Appendix A.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the NASDAQ Global Market, The New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.
The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
12.   Rights on Termination of Employment.   If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. An employee will not be deemed to have terminated employment for this purpose if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.
13.   Special Rules and Sub-Plans.   Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code, the employees subject to such special rules or sub-plans will participate in the Non-423 Component. Any special rules or sub-plans established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.
14.   Optionees Not Stockholders.   Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.
15.   Rights Not Transferable.   Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.
16.   Application of Funds.   All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.
17.   Adjustment in Case of Changes Affecting Common Stock.   In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.

18.   Amendment of the Plan.   The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the 423 Component of the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.
19.   Insufficient Shares.   If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.
20.   Termination of the Plan.   The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.
21.   Governmental Regulations.   The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.
22.   Governing Law.   This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.
23.   Issuance of Shares.   Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
24.   Tax Withholding.   Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.
25.   Notification Upon Sale of Shares Under the 423 Component.   Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.
26.   Effective Date.   This Plan shall become effective upon the date immediately preceding the Closing Date, subject to approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders within 12 months before or after the date the Plan is adopted by the Board.

APPENDIX A
Designated Subsidiaries
MarkForged, Inc.

Annex I
COMPANIES LAW (REVISED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
one
ADOPTED BY SPECIAL RESOLUTION DATED 16 AUGUST 2020 AND
EFFECTIVE ON 17 AUGUST 2020

COMPANIES LAW (REVISED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
one
ADOPTED BY SPECIAL RESOLUTION ON DATED 16 AUGUST 2020 AND
EFFECTIVE ON 17 AUGUST 2020
1
The name of the Company is one

2
The Company’s registered office will be situated at the office of Maples Corporate Services Limited, PO Box 309. Ugland House, Grand Cayman, Cayman Islands, KY1-1104, or at such other place in the Cayman Islands as the directors may at any time decide.

3
The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Law (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4
The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5
Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)
the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

(b)
insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised);or

(c)
the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7
The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8
The share capital of the Company is US$41,100 divided into 400,000,000 Class A Ordinary Shares of US$0.0001 each, 10,000,000 Class B Ordinary Shares of US$0.0001 and 1,000,000 preference Shares of US$0.0001 each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Law (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)
to redeem or repurchase any of its shares; and

(b)
to increase or reduce its capital; and

(c)
to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)
with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)
subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or
(d)
to alter any of those rights, privileges, conditions, limitations or restrictions.

9
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

COMPANIES LAW (REVISED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
one
ADOPTED BY SPECIAL RESOLUTION ON DATED 16 AUGUST 2020 AND
EFFECTIVE ON 17 AUGUST 2020

COMPANIES LAW (REVISED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
one
ADOPTED BY SPECIAL RESOLUTION ON DATED 16 AUGUST 2020 AND
EFFECTIVE ON 17 AUGUST 2020
1.    Definitions, interpretation and exclusion of Table A
Definitions
1.1   In these Articles, the following definitions apply:
Affiliate in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
Articles means, as appropriate:
(a)   these Amended and Restated Articles of Association as amended, restated, supplemented and/or otherwise modified from time to time: or
(b)   two or more particular Articles of these Articles;
and Article refers to a particular Article of these Articles.
Audit Committee means the audit committee of the board of directors of the Company established pursuant to Article 24.8 hereof, or any successor audit committee.
Auditor means the person for the time being performing the duties of auditor of the Company.
Business Combination means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (each a target business), which Business Combination: (a) must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount); and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.
Business Day means a day other than a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City, a Saturday or a Sunday.

Class A Share means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
Class B Share means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
Clear Days, in relation to a period of notice, means that period excluding:
(a)   the day when the notice is given or deemed to be given; and
(b)   the day for which it is given or on which it is to take effect.
Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
Company means the above-named company.
Compensation Committee means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
Default Rate means 10% (ten per cent) per annum.
Designated Stock Exchange means any United States national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any OTC market on which the Shares are listed for trading.
Electronic has the meaning given to that term in the Electronic Transactions Law (Revised).
Electronic Record has the meaning given to that term in the Electronic Transactions Law (Revised).
Electronic Signature has the meaning given to that term in the Electronic Transactions Law (Revised).
Exchange Act means the United States Securities Exchange Act of 1934, as amended.
Founders means all Members immediately prior to the consummation of the IPO.
Fully Paid and Paid Up:
(a)   in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;
(b)   in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.
Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.
Investor Group means the Sponsor, Perceptive Advisors LLC and their respective Affiliates, successors and assigns.
IPO means the Company’s initial public offering of securities.
IPO Redemption has the meaning given to it in Article 38.6.
Islands means the British Overseas Territory of the Cayman Islands.
Law means the Companies Law (Revised).
Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.
Memorandum means the Amended and Restated Memorandum of Association of the Company as amended, restated, supplemented and/or otherwise modified from time to time.

Nominating Committee means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.
Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon. The expression also includes a unanimous written resolution.
Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described at Article 3.4) issued in the IPO at a price equal to US$10.00 per unit, less underwriting discount and commissions.
Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company.
Public Share means a Class A Share issued as part of the units (as described in Article 3.4) issued in the IPO.
Redemption Price has the meaning given to it in Article 38.6.
Register of Members means the register of Members maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of Members.
Representative means a representative of the Underwriters.
SEC means the United States Securities and Exchange Commission.
Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.
Share means a Class A Share, a Class B Share or a Preference Share in the share capital of the Company; and the expression:
(a)   includes stock (except where a distinction between shares and stock is expressed or implied); and
(b)   where the context permits, also includes a fraction of a share.
Special Resolution has the meaning given to that term in the Law; and the expression includes a unanimous written resolution.
Sponsor means A-star, a Cayman Islands limited liability company.
Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.
Treasury Shares means Shares of the Company held in treasury pursuant to the Law and Article 3.14.
Trust Account means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.
Interpretation
1.2   In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)   A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:
(i)   any statutory modification, amendment or re-enactment; and
(ii)   any subordinate legislation or regulations issued under that statute.
Without limitation to the preceding sentence, a reference to a revised Law of the Cayman Islands is taken to be a reference to the revision of that Law in force from time to time as amended from time to time.
(b)   Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.
(c)   If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.
(d)   A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.
(e)   A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.
(f)   Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.
(g)   All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.
(h)   The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.
(i)   The words including, include and in particular or any similar expression are to be construed without limitation.
(j)   Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.
(k)   Sections 8 and 19(3) of the Electronic Transactions Law shall not apply.
(l)   The term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
Exclusion of Table A Articles
1.3   The regulations contained in Table A in the First Schedule of the Law and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.
2.   Commencement of Business
2.1   The business of the Company may be commenced as soon after incorporation of the Company as the directors see fit.
2.2   The directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3.   Shares
Power to issue Shares and options, with or without special rights
3.1   Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), these Articles and, where applicable, the rules and regulations of the

Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 12. No Share may be issued at a discount except in accordance with the provisions of the Law.
3.2   Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:
(a)   either at a premium or at par;
(b)   with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.
3.3   The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.
3.4   The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.
Power to issue fractions of a Share
3.5   Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.
Power to pay commissions and brokerage fees
3.6   The Company may, in so far as the Law permits, pay a commission to any person in consideration of that person:
(a)   subscribing or agreeing to subscribe, whether absolutely or conditionally; or
(b)   procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.
3.7   The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.
Trusts not recognised
3.8   Except as required by Applicable Law:
(a)   the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Law) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and
(b)   no person other than the Member shall be recognised by the Company as having any right in a Share.
Power to vary class rights
3.9   If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:
(a)   the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or
(b)   the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.
3.10   For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:
(a)   the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and
(b)   any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.
Effect of new Share issue on existing class rights
3.11   Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.
Capital contributions without issue of further Shares
3.12   With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:
(a)   It shall be treated as if it were a share premium.
(b)   Unless the Member agrees otherwise:
(i)   if the Member holds Shares in a single class of Shares, it shall be credited to the share premium account for that class of Shares;
(ii)   if the Member holds Shares of more than one class, it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).
(c)   It shall be subject to the provisions of the Law and these Articles applicable to share premiums.
No bearer Shares or warrants
3.13   The Company shall not issue Shares or warrants to bearers.
Treasury Shares
3.14   Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Law shall be held as Treasury Shares and not treated as cancelled if:

(a)   the directors so determine prior to the purchase, redemption or surrender of those shares; and
(b)   the relevant provisions of the Memorandum and Articles and the Law are otherwise complied with.
Rights attaching to Treasury Shares and related matters
3.15   No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.
3.16   The Company shall be entered in the Register as the holder of the Treasury Shares. However:
(a)   the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;
(b)   a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.
3.17   Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.
3.18   Treasury Shares may be disposed of by the Company in accordance with the Law and otherwise on such terms and conditions as the directors determine.
4.   Register of Members
4.1   The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.
4.2   The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.
5.   Share certificates
Issue of share certificates
5.1   Upon being entered in the Register of Members as the holder of a Share, a Member shall be entitled:
(a)   without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and
(b)   upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.
5.2   Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.
5.3   The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates
5.4   If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:
(a)   evidence;
(b)   indemnity;
(c)   payment of the expenses reasonably incurred by the Company in investigating the evidence; and
(d)   payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
6.   Lien on Shares
Nature and scope of lien
6.1   The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:
(a)   either alone or jointly with any other person, whether or not that other person is a Member; and
(b)   whether or not those moneys are presently payable.
6.2   At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.
Company may sell Shares to satisfy lien
6.3   The Company may sell any Shares over which it has a lien if all of the following conditions are met:
(a)   the sum in respect of which the lien exists is presently payable;
(b)   the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and
(c)   that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.
6.4   The Shares may be sold in such manner as the directors determine.
6.5   To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.
Authority to execute instrument of transfer
6.6   To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.
Consequences of sale of Shares to satisfy lien
6.7   On sale pursuant to the preceding Articles:
(a)   the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and
(b)   that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.
Application of proceeds of sale
6.8   The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:
(a)   if no certificate for the Shares was issued, at the date of the sale; or
(b)   if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.
7.   Calls on Shares and forfeiture
Power to make calls and effect of calls
7.1   Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.
7.2   Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.
7.3   A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.
Time when call made
7.4   A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.
Liability of joint holders
7.5   Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.
Interest on unpaid calls
7.6   If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:
(a)   at the rate fixed by the terms of allotment of the Share or in the notice of the call; or
(b)   if no rate is fixed, at the Default Rate.
The directors may waive payment of the interest wholly or in part.

Deemed calls
7.7   Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.
Power to accept early payment
7.8   The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.
Power to make different arrangements at time of issue of Shares
7.9   Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.
Notice of default
7.10   If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:
(a)   the amount unpaid;
(b)   any interest which may have accrued;
(c)   any expenses which have been incurred by the Company due to that person’s default.
7.11   The notice shall state the following:
(a)   the place where payment is to be made; and
(b)   a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.
Forfeiture or surrender of Shares
7.12   If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.
7.13   The directors may accept the surrender for no consideration of any Fully Paid Share.
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender
7.14   A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.
Effect of forfeiture or surrender on former Member
7.15   On forfeiture or surrender:
(a)   the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)   that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.
7.16   Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:
(a)   all expenses; and
(b)   interest from the date of forfeiture or surrender until payment:
(i)   at the rate of which interest was payable on those moneys before forfeiture; or
(ii)   if no interest was so payable, at the Default Rate.
The directors, however, may waive payment wholly or in part.
Evidence of forfeiture or surrender
7.17   A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:
(a)   that the person making the declaration is a director or Secretary of the Company, and
(b)   that the particular Shares have been forfeited or surrendered on a particular date.
Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.
Sale of forfeited or surrendered Shares
7.18   Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.
8.   Transfer of Shares
Form of transfer
8.1   Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the directors, executed:
(a)   where the Shares are Fully Paid, by or on behalf of that Member; and
(b)   where the Shares are partly paid, by or on behalf of that Member and the transferee.
8.2   The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.
Power to refuse registration
8.3   If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

Power to suspend registration
8.4   The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.
Company may retain instrument of transfer
8.5   The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.
9.   Transmission of Shares
Persons entitled on death of a Member
9.1   If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:
(a)   where the deceased Member was a joint holder, the survivor or survivors; and
(b)   where the deceased Member was a sole holder, that Member’s personal representative or representatives.
9.2   Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.
Registration of transfer of a Share following death or bankruptcy
9.3   A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:
(a)   to become the holder of the Share; or
(b)   to transfer the Share to another person.
9.4   That person must produce such evidence of his entitlement as the directors may properly require.
9.5   If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.
9.6   If the person elects to transfer the Share to another person then:
(a)   if the Share is Fully Paid, the transferor must execute an instrument of transfer; and
(b)   if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.
9.7   All these Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.
Indemnity
9.8   A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.
Rights of person entitled to a Share following death or bankruptcy
9.9   A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.
10.   Alteration of capital
Increasing, consolidating, converting, dividing and cancelling share capital
10.1   To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:
(a)   increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;
(b)   consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)   convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;
(d)   sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and
(e)   cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.
Dealing with fractions resulting from consolidation of Shares
10.2   Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:
(a)   sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company); and
(b)   distribute the net proceeds in due proportion among those Members.
For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.
Reducing share capital
10.3   Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.
11.   Redemption and purchase of own Shares
Power to issue redeemable Shares and to purchase own Shares
11.1   Subject to the Law and Article 38, and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may by its directors:
(a)   issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

(b)   with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and
(c)   purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.
11.2   With respect to redeeming, repurchasing or surrendering of Shares:
(a)   Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 38.3;
(b)   Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Class B shares will represent 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and
(c)   Public Shares shall be repurchased by way of Tender Offer in the circumstances set out in Article 38.2(b).
Power to pay for redemption or purchase in cash or in specie
11.3   When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 11.1, or otherwise by agreement with the Member holding those Shares.
Effect of redemption or purchase of a Share
11.4   Upon the date of redemption or purchase of a Share:
(a)   the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:
(i)   the price for the Share; and
(ii)   any dividend declared in respect of the Share prior to the date of redemption or purchase;
(b)   the Member’s name shall be removed from the Register of Members with respect to the Share; and
(c)   the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.
For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.
11.5   For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described in Articles 11.2(a), 11.2(b) and 11.2(c) above shall not require further approval of the Members.
12.   Class B Share Conversion
12.1   Save and except for the conversion rights referred to in this Article 12 and as otherwise set out in these Articles, subject to Article 3.9, the rights attaching to the Class A Shares and the Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters.

12.2   Immediately upon the consummation of the Company’s initial Business Combination, the issued Class B Shares shall automatically be converted into such number of Class A Shares as is equal, in the aggregate, on an as-converted basis, to 20% of the sum of:
(a)   the total number of Class A Shares issued (excluding the private placement shares underlying the private placement warrants) upon completion of the IPO (including pursuant to the Over-Allotment Option, if applicable), plus
(b)   the sum of (i) the total number of Class A Shares issued or deemed issued, or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination, any Class A Shares and private placement warrants issued to the Sponsor, members of the Company’s management team or their Affiliates and any warrants issued upon conversion of working capital loans, if any, minus (ii) the total number of Public Shares repurchased pursuant to the IPO Redemption.
12.3   References in this Article to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.
12.4   Notwithstanding anything to the contrary in this Article 12, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one. Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 12. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued Class B Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued Class B Shares at the time of conversion.
12.5   The directors shall not allot or issue Class A Shares such that the number of authorised but unissued Class A Shares would at any time be insufficient to permit the conversion of all Class B Shares from time to time issued into Class A Shares.
13.   Meetings of Members
Power to call meetings
13.1   To the extent required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, an annual general meeting of the Company shall be held no later than one year after the first financial year end occurring after the IPO, and shall be held in each year thereafter at such time as determined by the directors and the Company may, but shall not (unless required by the Law or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law) be obliged to, in each year hold any other general meeting.
13.2   The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).
13.3   Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.
13.4   All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

13.5   The directors may call a general meeting at any time.
13.6   If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.
13.7   The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.
13.8   The requisition must be in writing and given by one or more Members who together hold at least 40% of the rights to vote at such general meeting.
13.9   The requisition must also:
(a)   specify the purpose of the meeting.
(b)   be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.
(c)   be delivered in accordance with the notice provisions.
13.10   Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.
13.11   Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 40% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.
13.12   Members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.
Content of notice
13.13   Notice of a general meeting shall specify each of the following:
(a)   the place, the date and the hour of the meeting;
(b)   if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;
(c)   subject to paragraph (d), the general nature of the business to be transacted; and
(d)   if a resolution is proposed as a Special Resolution, the text of that resolution.
13.14   In each notice there shall appear with reasonable prominence the following statements:
(a)   that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and
(b)   that a proxyholder need not be a Member.
Period of notice
13.15   At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)   in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)   in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.
Persons entitled to receive notice
13.16   Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:
(a)   the Members;
(b)   persons entitled to a Share in consequence of the death or bankruptcy of a Member; and
(c)   the directors.
Publication of notice on a website
13.17   Subject to the Law or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:
(a)   the publication of the notice on the website;
(b)   the place on the website where the notice may be accessed;
(c)   how it may be accessed; and
(d)   the place, date and time of the general meeting.
13.18   If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.
Time a website notice is deemed to be given
13.19   A website notice is deemed to be given when the Member is given notice of its publication.
Required duration of publication on a website
13.20   Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.
Accidental omission to give notice or non-receipt of notice
13.21   Proceedings at a meeting shall not be invalidated by the following:
(a)   an accidental failure to give notice of the meeting to any person entitled to notice; or
(b)   non-receipt of notice of the meeting by any person entitled to notice.
13.22   In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:
(a)   in a different place on the website; or

(b)   for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.
14.   Proceedings at meetings of Members
Quorum
14.1   Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one-third of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum; provided that a quorum in connection with any meeting that is convened to vote on a Business Combination or any meeting convened with regards to an amendment described in Article 38.9 shall be a majority of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.
Lack of quorum
14.2   If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:
(a)   If the meeting was requisitioned by Members, it shall be cancelled.
(b)   In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.
Use of technology
14.3   A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.
Chairman
14.4   The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.
14.5   If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.
Right of a director to attend and speak
14.6   Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.
Adjournment and Postponement
14.7   The chairman may at any time adjourn a meeting. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.
14.8   Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.
14.9   If, prior to a Business Combination, a notice is issued in respect of a general meeting and the directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.
14.10   When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The directors may postpone a general meeting which has already been postponed.
Method of voting
14.11   A resolution put to the vote of the meeting shall be decided on a poll.
Taking of a poll
14.12   A poll demanded on the question of adjournment shall be taken immediately.
14.13   A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.
14.14   The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.
14.15   A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.
Chairman’s casting vote
14.16   If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.
Amendments to resolutions
14.17   An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:
(a)   not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and
(b)   the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.
14.18   A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:
(a)   the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and
(b)   the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

14.19   If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.
Written resolutions
14.20   Members may pass a resolution in writing without holding a meeting if the following conditions are met:
(a)   all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;
(b)   all Members entitled so to vote :
(i)   sign a document; or
(ii)   sign several documents in the like form each signed by one or more of those Members; and
(c)   the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.
Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.
14.21   If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.
14.22   The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.
Sole-member company
14.23   If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.
15.   Voting rights of Members
Right to vote
15.1   Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.
15.2   Members may vote in person or by proxy.
15.3   Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.
15.4   A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.
15.5   No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.
Rights of joint holders
15.6   If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members
15.7   Save where otherwise provided, a corporate Member must act by a duly authorised representative.
15.8   A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.
15.9   The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.
15.10   The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.
15.11   Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.
15.12   A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.
15.13   If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).
Member with mental disorder
15.14   A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.
15.15   For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.
Objections to admissibility of votes
15.16   An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.
Form of proxy
15.17   An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.
15.18   The instrument must be in writing and signed in one of the following ways:
(a)   by the Member; or
(b)   by the Member’s authorised attorney; or
(c)   if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.
If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying these Articles about authentication of Electronic Records.

15.19   The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.
15.20   A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.
How and when proxy is to be delivered
15.21   Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:
(a)   In the case of an instrument in writing, it must be left at or sent by post:
(i)   to the registered office of the Company; or
(ii)   to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.
(b)   If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:
(i)   in the notice convening the meeting; or
(ii)   in any form of appointment of a proxy sent out by the Company in relation to the meeting; or
(iii)   in any invitation to appoint a proxy issued by the Company in relation to the meeting.
15.22   Where a poll is taken:
(a)   if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;
(b)   but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.
15.23   If the form of appointment of proxy is not delivered on time, it is invalid.
Voting by proxy
15.24   A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.
16.   Number of directors
Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum shall be ten.

17.   Appointment, disqualification and removal of directors
No age limit
17.1   There is no age limit for directors save that they must be aged at least 18 years.
Corporate directors
17.2   Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, these Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to these Articles about directors’ meetings.
No shareholding qualification
17.3   Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.
Appointment and removal of directors
17.4   The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
17.5   Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the Class B Shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any director.
17.6   After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.
17.7   Article 17.5 may only be amended by a Special Resolution passed by holders representing at least two-thirds of the Class B Shares in issue.
17.8   Without prejudice to the Company’s power to appoint a person to be a director pursuant to these Articles, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
17.9   Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:
(a)   where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(b)   if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):
(i)   the expression personal representatives of the last shareholder means:
(A)   until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and
(B)   after such grant of probate has been obtained, only such of those executors who have proved that will;
(ii)   without derogating from section 3(1) of the Succession Law (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.
17.10   A remaining director may appoint a director even though there is not a quorum of directors.
17.11   No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.
17.12   For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.
Resignation of directors
17.13   A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.
17.14   Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.
Termination of the office of director
17.15   A director’s office shall be terminated forthwith if:
(a)   he is prohibited by the law of the Islands from acting as a director; or
(b)   he is made bankrupt or makes an arrangement or composition with his creditors generally; or
(c)   in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or
(d)   he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;
(e)   without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or
(f)   all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with these Articles or by a resolution in writing signed by all of the other directors.
18.   Alternate directors
Appointment and removal
18.1   Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)   by notice in writing in accordance with the notice provisions;
(b)   if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 18.4(c)).
18.2   Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 18.4.
18.3   A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 18.1.
18.4   A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:
(a)   by notice in writing in accordance with the notice provisions;
(b)   if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;
(c)   if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or
(d)   if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.
Notices
18.5   All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.
Rights of alternate director
18.6   An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.
18.7   For the avoidance of doubt:
(a)   if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and
(b)   if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.
18.8   An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director
18.9   An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.
Status of alternate director
18.10   An alternate director shall carry out all functions of the director who made the appointment.
18.11   Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.
18.12   An alternate director is not the agent of the director appointing him.
18.13   An alternate director is not entitled to any remuneration for acting as alternate director.
Status of the director making the appointment
18.14   A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.
19.   Powers of directors
Powers of directors
19.1   Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.
19.2   No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Law, following the consummation of the IPO Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.
Appointments to office
19.3   The directors may appoint a director:
(a)   as chairman of the board of directors;
(b)   as vice-chairman of the board of directors;
(c)   as managing director;
(d)   to any other executive office
for such period and on such terms, including as to remuneration, as they think fit.
19.4   The appointee must consent in writing to holding that office.
19.5   Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.
19.6   If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.
19.7   Subject to the provisions of the Law, the directors may also appoint any person, who need not be a director:
(a)   as Secretary; and
(b)   to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.
19.8   The Secretary or Officer must consent in writing to holding that office.
19.9   A director, Secretary or other Officer of the Company may not hold the office, or perform the services, of Auditor.
Remuneration
19.10   The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine, provided that no cash remuneration shall be paid to any director prior to the consummation of a Business Combination. The directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company, including identifying and consummating a Business Combination.
19.11   Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.
19.12   Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.
Disclosure of information
19.13   The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:
(a)   the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or
(b)   such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or
(c)   such disclosure is in accordance with any contract entered into by the Company; or
(d)   the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.
20.   Delegation of powers
Power to delegate any of the directors’ powers to a committee
20.1   The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Persons on the committee may include non-directors so long as the majority of those persons are directors.
20.2   The delegation may be collateral with, or to the exclusion of, the directors’ own powers.
20.3   The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.
20.4   Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

20.5   The directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of directors as the directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.
Power to appoint an agent of the Company
20.6   The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:
(a)   by causing the Company to enter into a power of attorney or agreement; or
(b)   in any other manner they determine.
Power to appoint an attorney or authorised signatory of the Company
20.7   The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:
(a)   for any purpose;
(b)   with the powers, authorities and discretions;
(c)   for the period; and
(d)   subject to such conditions
as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.
20.8   Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.
Power to appoint a proxy
20.9   Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.
20.10   Articles 18.1 to 18.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.
20.11   A proxy is an agent of the director appointing him and is not an Officer.
21.   Meetings of directors
Regulation of directors’ meetings
21.1   Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings
21.2   Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.
Notice of meetings
21.3   Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.
Period of notice
21.4   At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.
Use of technology
21.5   A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.
21.6   A director participating in this way is deemed to be present in person at the meeting.
Place of meetings
21.7   If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.
Quorum
21.8   The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.
Voting
21.9   A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.
Validity
21.10   Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.
Recording of dissent
21.11   A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:
(a)   his dissent is entered in the minutes of the meeting; or
(b)   he has filed with the meeting before it is concluded signed dissent from that action; or
(c)   he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.
A director who votes in favour of an action is not entitled to record his dissent to it.
Written resolutions
21.12   The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

21.13   Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.
21.14   Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.
Sole director’s minute
21.15   Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.
22.   Permissible directors’ interests and disclosure
Permissible interests subject to disclosure
22.1   Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.
22.2   If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:
(a)   be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or
(b)   be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.
22.3   Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.
22.4   If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
Notification of interests
22.5   For the purposes of the preceding Articles:
(a)   a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and
(b)   an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.
Voting where a director is interested in a matter
22.6   A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

22.7   Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.
23.   Minutes
The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.
24.   Accounts and audit
Accounting and other records
24.1   The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.
No automatic right of inspection
24.2   Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.
Sending of accounts and reports
24.3   The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:
(a)   they are sent to that person in accordance with the notice provisions: or
(b)   they are published on a website providing that person is given separate notice of:
(i)   the fact that publication of the documents has been published on the website;
(ii)   the address of the website; and
(iii)   the place on the website where the documents may be accessed; and
(iv)   how they may be accessed.
24.4   If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.
Time of receipt if documents are published on a website
24.5   Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:
(a)   the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and
(b)   the person is given at least five Clear Days’ notice of the hearing.
Validity despite accidental error in publication on website
24.6   If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:
(a)   those documents are, by accident, published in a different place on the website to the place notified; or

(b)   they are published for part only of the period from the date of notification until the conclusion of that meeting.
Audit
24.7   The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.
24.8   Without prejudice to the freedom of the directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.
24.9   If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.
24.10   The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
24.11   If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.
24.12   Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.
24.13   Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.
24.14   Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the directors, with any director interested in such payment abstaining from such review and approval.
24.15   The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.
25.   Financial year
Unless the directors otherwise specify, the financial year of the Company:
(a)   shall end on 31st December in the year of its incorporation and each following year; and
(b)   shall begin when it was incorporated and on 1st January each following year.
26.   Record dates
Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for:
(a)   calling a general meeting;

(b)   declaring or paying a dividend;
(c)   making or issuing an allotment of Shares; or
(d)   conducting any other business required pursuant to these Articles.
The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.
27.   Dividends
Declaration of dividends by Members
27.1   Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.
Payment of interim dividends and declaration of final dividends by directors
27.2   The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.
27.3   Subject to the provisions of the Law, in relation to the distinction between interim dividends and final dividends, the following applies:
(a)   Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.
(b)   Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.
If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.
27.4   In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:
(a)   If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non- preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.
(b)   The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.
(c)   If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.
Apportionment of dividends
27.5   Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off
27.6   The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.
Power to pay other than in cash
27.7   If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:
(a)   issue fractional Shares;
(b)   fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and
(c)   vest some assets in trustees.
How payments may be made
27.8   A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:
(a)   if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose — by wire transfer to that bank account; or
(b)   by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.
27.9   For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any Applicable Law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.
27.10   If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:
(a)   to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or
(b)   to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.
27.11   Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.
Dividends or other moneys not to bear interest in absence of special rights
27.12   Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.
Dividends unable to be paid or unclaimed
27.13   If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

27.14   A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.
28.   Capitalisation of profits
Capitalisation of profits or of any share premium account or capital redemption reserve
28.1   The directors may resolve to capitalise:
(a)   any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or
(b)   any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.
The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:
(c)   by paying up the amounts unpaid on that Member’s Shares;
(d)   by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.
Applying an amount for the benefit of members
28.2   The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.
28.3   Subject to the Law, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.
29.   Share premium account
directors to maintain share premium account
29.1   The directors shall establish a share premium account in accordance with the Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Law.
Debits to share premium account
29.2   The following amounts shall be debited to any share premium account:
(a)   on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and
(b)   any other amount paid out of a share premium account as permitted by the Law.
29.3   Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Law, out of capital.
30.   Seal
Company seal
30.1   The Company may have a seal if the directors so determine.

Duplicate seal
30.2   Subject to the provisions of the Law, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.
When and how seal is to be used
30.3   A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:
(a)   by a director (or his alternate) and the Secretary; or
(b)   by a single director (or his alternate).
If no seal is adopted or used
30.4   If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:
(a)   by a director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the directors; or
(b)   by a single director (or his alternate); or
(c)   in any other manner permitted by the Law.
Power to allow non-manual signatures and facsimile printing of seal
30.5   The directors may determine that either or both of the following applies:
(a)   that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;
(b)   that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.
Validity of execution
30.6   If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.
31.   Indemnity
Indemnity
31.1   To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:
(a)   all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and
(b)   without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil,

criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.
No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.
31.2   To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.
Release
31.3   To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.
Insurance
31.4   To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:
(a)   an existing or former director (including alternate director), Secretary or Officer or auditor of:
(i)   the Company;
(ii)   a company which is or was a subsidiary of the Company;
(iii)   a company in which the Company has or had an interest (whether direct or indirect); and
(b)   a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.
32.   Notices
Form of notices
32.1   Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:
(a)   in writing signed by or on behalf of the giver in the manner set out below for written notices; or
(b)   subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or
(c)   where these Articles expressly permit, by the Company by means of a website.
Electronic communications
32.2   Without limitation to Articles 18.1 to 18.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 20.8 to 20.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)   the directors so resolve;
(b)   the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and
(c)   the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.
If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.
32.3   A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.
Persons authorised to give notices
32.4   A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.
Delivery of written notices
32.5   Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.
Joint holders
32.6   Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.
Signatures
32.7   A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.
32.8   An Electronic Record may be signed by an Electronic Signature.
Evidence of transmission
32.9   A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.
32.10   A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.
Giving notice to a deceased or bankrupt Member
32.11   A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.
32.12   Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices
32.13   A notice is given on the date identified in the following table.
Method for giving notices	When taken to be given
Personally	At the time and date of delivery
By leaving it at the member’s registered address	At the time and date it was left
If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted
If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting
By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent
By publication on a website	See these Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website
Saving provision
32.14   None of the preceding notice provisions shall derogate from these Articles about the delivery of written resolutions of directors and written resolutions of Members.
33.   Authentication of Electronic Records
Application of Articles
33.1   Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 33.2 or Article 33.4 applies.
Authentication of documents sent by Members by Electronic means
33.2   An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:
(a)   the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and
(b)   the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and
(c)   Article 33.7 does not apply.
33.3   For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 33.7 applies.
Authentication of document sent by the Secretary or Officers of the Company by Electronic means
33.4   An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)   the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and
(b)   the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and
(c)   Article 33.7 does not apply.
This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.
33.5   For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 33.7 applies.
Manner of signing
33.6   For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.
Saving provision
33.7   A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:
(a)   believes that the signature of the signatory has been altered after the signatory had signed the original document; or
(b)   believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or
(c)   otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.
34.   Transfer by way of continuation
34.1   The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:
(a)   the Islands; or
(b)   such other jurisdiction in which it is, for the time being, incorporated, registered or existing.
34.2   To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:
(a)   an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and
(b)   all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.
35.   Winding up
Distribution of assets in specie
35.1   If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Law, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)   to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;
(b)   to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.
No obligation to accept liability
35.2   No Member shall be compelled to accept any assets if an obligation attaches to them.
The directors are authorised to present a winding up petition
35.3   The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.
36.   Amendment of Memorandum and Articles
Power to change name or amend Memorandum
36.1   Subject to the Law, the Company may, by Special Resolution:
(a)   change its name; or
(b)   change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.
Power to amend these Articles
36.2   Subject to the Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.
37.   Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.
38.   Business Combination
38.1   Notwithstanding any other provision of these Articles, this Article 38 shall apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Account pursuant to Article 38.10. In the event of a conflict between this Article 38 and any other Articles, the provisions of this Article 38 shall prevail and this Article may not be amended prior to the consummation of a Business Combination without a Special Resolution.
38.2   Prior to the consummation of any Business Combination, the Company shall either:
(a)   submit such Business Combination to its Members for approval; or
(b)   provide Members with the opportunity to have their Shares repurchased by means of a tender offer (a Tender Offer) for a per- Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of Public Shares then in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

38.3   If the Company initiates any Tender Offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file Tender Offer documents with the SEC prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.
38.4   If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the Tender Offer rules, and file proxy materials with the SEC.
38.5   At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.
38.6   Any Member holding Public Shares who is not a Founder, Officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the IPO Redemption), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares without the Company’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination or abstains from voting, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of Public Shares then in issue (such redemption price being referred to herein as the Redemption Price), provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.
38.7   The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.
38.8   In the event that the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with these Articles, the Company shall:
(a)   cease all operations except for the purpose of winding up;
(b)   as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and
(c)   as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Article 38.8 with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.
38.9   In the event that any amendment is made to these Articles:
(a)   that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:
(i)   have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 38.2(b) or 38.6; or
(ii)   redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty- four months after the date of the closing of the IPO pursuant to Article 38.8; or
(b)   with respect to any other provision relating to the rights of holders of Public Shares, each holder of Public Shares who is not a Founder, Officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of Public Shares then in issue.
38.10   Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Account shall be released from the Trust Account:
(a)   to the Company, until completion of any Business Combination; or
(b)   to the Members holding Public Shares, until the earliest of:
(i)   a repurchase of Shares by means of a Tender Offer pursuant to Article 38.2(b);
(ii)   an IPO Redemption pursuant to Article 38.6;
(iii)   a distribution of the Trust Account pursuant to Article 38.8; or
(iv)   an Amendment Redemption pursuant to Article 38.9.
In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.
38.11   After the issue of Public Shares (including pursuant to the Over-Allotment Option), and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:
(a)   receive funds from the Trust Account; or
(b)   vote as a class with the Public Shares:
(i)   on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or
(ii)   to approve an amendment to these Articles to:
(A)   extend the time the Company has to consummate a Business Combination beyond twenty-four months from the closing of IPO; or
(B)   amend the foregoing provisions of these Articles.

38.12   The Company must complete one or more Business Combinations, which must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations
38.13   The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:
(a)   any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and
(b)   any director or Officer of the Company and any Affiliate or relative of such director or Officer.
38.14   A director may vote in respect of any Business Combination in which such director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.
38.15   The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, the directors of the Company or Officers. In the event the Company seeks to complete the Business Combination with a target that is Affiliated with the Sponsor, a Founder, Officers or directors, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm, which is a member of United States Financial Industry Regulatory Authority, or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Company from a financial point of view.
38.16   Any Business Combination must be approved by the a majority of the Independent Directors.
39.   Certain Tax Filings
39.1   Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or an Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.
40.   Business Opportunities
40.1   In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as directors of the Company and/or Officers; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its Officers, directors and Members in connection therewith.
40.2   To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director of the Company and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an Officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.
40.3   Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a director of the Company and/or Officer who is also an Investor Group Related Person acquires knowledge.
40.4   To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex J
FORM OF
CERTIFICATE OF INCORPORATION
OF
MARKFORGED HOLDING CORPORATION
ARTICLE I
The name of the Corporation is Markforged Holding Corporation (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
The total number of shares of capital stock which the Corporation shall have authority to issue is one billion and one hundred million (1,100,000,000), of which (i) one billion (1,000,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) one hundred million (100,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.
The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.
A. COMMON STOCK
Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate of Incorporation (this “Certificate”) (or in any certificate of designations of any series of Preferred Stock):
(a)   the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL;

(b)   dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and
(c)   upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock. A merger or consolidation of the Corporation with or into another corporation or other entity, or the sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section 3(c).
B. PREFERRED STOCK
The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
STOCKHOLDER ACTION
1.   Action without Meeting.   Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.
2.   Special Meetings.   Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
ARTICLE VI
DIRECTORS
1.   General.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
2.   Election of Directors.   Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.
3.   Number of Directors; Term of Office.   The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [NAMES], the initial Class II Directors of the Corporation shall be [NAMES], and the initial Class III Directors of the Corporation shall be [NAMES]. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the initial

Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.
4.   Vacancies.   Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to elect Directors and to fill vacancies in the Board of Directors relating thereto, newly created directorships resulting from an increase in the authorized number of Directors and any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors or by the sole remaining Director, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a newly created directorship or vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
5.   Removal.   Subject to the rights, if any, of any series of Preferred Stock then outstanding to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill newly created directorships or vacancies on the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.
ARTICLE VII
LIMITATION OF LIABILITY
A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.
Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.
ARTICLE VIII
AMENDMENT OF BY-LAWS
1.   Amendment by Directors.   Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.
2.   Amendment by Stockholders.   Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by this Certificate, the By-laws, or other applicable law.
ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate of Incorporation as of this [           ] day of [                 ], 2021.
MARKFORGED HOLDING CORPORATION
By:

Name:

Title:

Annex K
FORM OF
BYLAWS
OF
MARKFORGED HOLDING CORPORATION
(the “Corporation”)
ARTICLE I
Stockholders
SECTION 1.   Annual Meeting.   The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors, which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
SECTION 2.   Notice of Stockholder Business and Nominations.
(a)   Annual Meetings of Stockholders.
(1)   Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.
(2)   For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial effective date of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:
(A)   as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form required by the Corporation (which questionnaire shall be provided by the Secretary upon written request), (vii) a representation and agreement in the form required by the Corporation (which form shall be provided by the Secretary upon written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (b) such proposed nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation; (c) such proposed nominee would, if elected as a director, comply with applicable law of the exchanges upon which the Corporation’s shares of common stock trade, all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors, and applicable fiduciary duties under state law and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) intends to serve as a director for the full term for which he or she is to stand for election; (e) such proposed nominee will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading and (f) will promptly provide to the Corporation such other information as it may reasonably request and (viii) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(B)   as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C)   (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii), as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (3) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (e) any performance-related fees (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation, or any Synthetic Equity Interests, (f)(1) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (2) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (g) any significant equity interests or any Synthetic Equity Interests in any principal competitor of the Corporation held by such Proposing Persons, (h) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (i) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (j) any material transaction occurring during the prior twelve months between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (k) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation and (l) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (l) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;
(D)   (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(E)   a statement (i) that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such business, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least a majority of all of the shares of capital stock of the Corporation or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable and (iii) providing any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (such statement, the “Solicitation Statement”).
For purposes of this Article I of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit, or share in any profit, or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3)   A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the fifth (5th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders
(4)   Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)   General.
(1)   Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.
(2)   Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.
(3)   Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, except as provided under Rule 14a-8 under the Exchange Act, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.
(4)   For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock (as defined in the Certificate (as defined below)) to elect directors under specified circumstances.
SECTION 3.   Special Meetings.   Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.
SECTION 4.   Notice of Meetings; Adjournments.
(a)   A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
(b)   Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.
(c)   Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.
(d)   The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these Bylaws.
(e)   When any meeting is convened, the presiding officer or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice. If a quorum was present at the original meeting, it shall also be deemed present at an adjourned session of such meeting, unless a new record date is, or is required to be, set for the adjourned session.
SECTION 5.   Quorum.   A majority of the outstanding shares entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
SECTION 6.   Voting and Proxies.   The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section Article IV, Section 5 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.
SECTION 7.   Action at Meeting.   When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.
SECTION 8.   Stockholder Lists.   The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

SECTION 9.   Presiding Officer.   The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairperson of the Board of Directors, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairperson of the Board of Directors or the Chairperson of the Board of Directors is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then a director or officer chosen by resolution of the Board of Directors shall act as Chairperson at all meetings of stockholders. The presiding officer or director at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.
SECTION 10.   Inspectors of Elections.   The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.
ARTICLE II
Directors
SECTION 1.   Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.
SECTION 2.   Number and Terms.   The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one (1) member. The directors shall hold office in the manner provided in the Certificate.
SECTION 3.   Qualification.   No director need be a stockholder of the Corporation.
SECTION 4.   Vacancies.   Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.
SECTION 5.   Removal.   Directors may be removed from office only in the manner provided in the Certificate.
SECTION 6.   Resignation.   A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 7.   Regular Meetings.   The regular annual meeting and other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.
SECTION 8.   Special Meetings.   Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.
SECTION 9.   Notice of Meetings.   Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, or the President or such other officer designated by the Chairperson of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
SECTION 10.   Quorum.   At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.
SECTION 11.   Action at Meeting.   At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.
SECTION 12.   Action by Consent.   Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.
SECTION 13.   Manner of Participation.   Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.
SECTION 14.   Presiding Director.   The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.
SECTION 15.   Committees.   The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors. The Corporation elects to be governed by the provisions of Section 141(c)(2) of the DGCL.
SECTION 16.   Compensation of Directors.   Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.
ARTICLE III
Officers
SECTION 1.   Enumeration.   The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.
SECTION 2.   Election.   The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.
SECTION 3.   Qualification.   No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.
SECTION 4.   Tenure.   Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
SECTION 5.   Resignation and Removal.   Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.
SECTION 6.   Absence or Disability.   In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
SECTION 7.   Vacancies.   Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 8.   President.   The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 9.   Chairperson of the Board.   The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 10.   Chief Executive Officer.   The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 11.   Vice Presidents and Assistant Vice Presidents.   Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 12.   Treasurer and Assistant Treasurers.   The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 13.   Secretary and Assistant Secretaries.   The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 14.   Other Powers and Duties.   Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.
SECTION 15.   Representation of Shares of Other Corporations.   The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
SECTION 16.   Bonded Officers.   The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including without limitation a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.

ARTICLE IV
Capital Stock
SECTION 1.   Certificates of Stock.   Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.
SECTION 2.   Transfers.   Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.
SECTION 3.   Stock Transfer Agreements.   The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
SECTION 4.   Record Holders.   Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
SECTION 5.   Record Date.   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 6.   Replacement of Certificates.   In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V
Indemnification
SECTION 1.   Definitions.   For purposes of this Article:
(a)   “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation; provided that “Corporate Status” shall include the status of such a person in their capacity as a director, officer, employee or agent of one, a Cayman Islands exempted company limited by shares prior to its domestication in Delaware as the Corporation.
(b)   “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation (including any director of one, a Cayman Islands exempted company limited by shares prior to its domestication in Delaware as the Corporation);
(c)   “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;
(d)   “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;
(e)   “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;
(f)   “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer (including any such employee or agent of one, a Cayman Islands exempted company limited by shares prior to its domestication in Delaware as the Corporation);
(g)   “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation (including any officer of one, a Cayman Islands exempted company limited by shares prior to its domestication in Delaware as the Corporation);
(h)   “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and
(i)   “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%)

or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.
SECTION 2.   Indemnification of Directors and Officers.
(a)   Subject to the operation of Section 4 of this Article V of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.
(1)   Actions, Suits and Proceedings Other than By or In the Right of the Corporation.   Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
(2)   Actions, Suits and Proceedings By or In the Right of the Corporation.   Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.
(3)   Survival of Rights.   The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
(4)   Actions by Directors or Officers.   Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.
SECTION 3.   Indemnification of Non-Officer Employees.   Subject to the operation of Section 4 of this Article V of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.
SECTION 4.   Determination.   Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.
SECTION 5.   Advancement of Expenses to Directors Prior to Final Disposition.
(a)   The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.
(b)   If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.
(c)   In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 6.   Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.
(a)   The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)   In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 7.   Contractual Nature of Rights.
(a)   The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.
(b)   If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.
(c)   In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 8.   Non-Exclusivity of Rights.   The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.
SECTION 9.   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.
SECTION 10.   Other Indemnification.   The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VI
Miscellaneous Provisions
SECTION 1.   Fiscal Year.   The fiscal year of the Corporation shall be determined by the Board of Directors.
SECTION 2.   Seal.   The Board of Directors shall have power to adopt and alter the seal of the Corporation.
SECTION 3.   Execution of Instruments.   All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board of Directors may authorize.
SECTION 4.   Voting of Securities.   Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.
SECTION 5.   Resident Agent.   The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
SECTION 6.   Corporate Records.   The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.
SECTION 7.   Certificate.   All references in these Bylaws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.
SECTION 8.   Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, breach of or based on a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or Bylaws (including the interpretation, validity or enforceability thereof), (iv) any action asserting a claim governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI, Section 8.
SECTION 9.   Amendment of Bylaws.
(a)   Amendment by Directors.   Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.
(b)   Amendment by Stockholders.   Except as otherwise required by these Bylaws or by law, these Bylaws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these Bylaws, by the affirmative vote of at least two-thirds (2/3) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these Bylaws, or other applicable law.
SECTION 10.   Notices.   If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
SECTION 11.   Waivers.   A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.
Adopted                  ,             and effective as of                  , 2021.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. AONE’s amended and restated memorandum and articles of association provided for indemnification of AONE’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
AONE has entered into agreements with AONE’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in AONE’s amended and restated memorandum and articles of association. AONE has purchased a policy of directors’ and officers’ liability insurance that insures AONE’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against AONE’s obligations to indemnify AONE’s officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, AONE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules.
(a)   Exhibits.
Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of February 23, 2021, by and among one, Caspian Merger Sub Inc. and MarkForged, Inc. (included as Annex A to the proxy statement/prospectus).
2.2+	Plan of Domestication, dated as of June 4, 2021, 2021.
3.1	Amended and Restated Memorandum and Articles of Association of one (included as Annex I to the proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of Markforged Holding Corporation, to become effective upon completion of the Domestication included as Annex J to the proxy statement/prospectus).
3.3	Form of By-Laws of Markforged Holding Corporation, to become effective upon completion of the Domestication (included as Annex K to the proxy statement/prospectus).
4.1(2)	Specimen Unit Certificate of one.
4.2(2)	Specimen Class A Ordinary Share Certificate of one.
4.3(2)	Specimen Warrant Certificate of one.
4.4(2)	Warrant Agreement, dated August 17, 2020, between one and Continental Stock Transfer & Trust Company, as warrant agent.
4.5	Specimen Common Stock Certificate of Markforged Holding Corporation.
4.6**	Form of Certificate of Corporate Domestication of Markforged Holding Corporation, to be filed with the Secretary of State of the State of Delaware.
5.1*	Opinion of Cadwalader, Wickersham & Taft LLP.
8.1**	Tax Opinion of Cadwalader, Wickersham & Taft LLP.

Exhibit Number	Description
10.1(2)	Promissory Note, dated June 26, 2020, issued to A-Star LLC.
10.2(1)	Letter Agreement, dated August 17, 2020, among one, one’s directors and officers and A-Star LLC.
10.3(1)	Investment Management Trust Agreement, dated August 17, 2020, between Continental Stock Transfer & Trust Company, as trustee, and one.
10.4(1)	Registration and Shareholder Rights Agreement, dated August 17, 2020, among one, A-Star LLC and certain security holders.
10.5(1)	Sponsor Warrants Purchase Agreement, dated August 17, 2020, between one and A-Star LLC.
10.6(1)	Administrative Services Agreement, dated August 17, 2020, between one and A-Star LLC.
10.7(1)	Indemnity Agreement, dated August 17, 2020, between one and Gautam Gupta.
10.8(1)	Indemnity Agreement, dated August 17, 2020, between one and Troy Steckenrider III.
10.9(1)	Indemnity Agreement, dated August 17, 2020, between one and Eugene Lipkin.
10.10(1)	Indemnity Agreement, dated August 17, 2020, between one and Kevin Hartz.
10.11(1)	Indemnity Agreement, dated August 17, 2020, between one and Lachy Groom.
10.12(1)	Indemnity Agreement, dated August 17, 2020, between one and Catherine Spear.
10.13(1)	Indemnity Agreement, dated August 17, 2020, between one and Pierre Lamond.
10.14(1)	Indemnity Agreement, dated August 17, 2020, between one and Michelle Gill.
10.15	Sponsor Support Agreement, dated February 23, 2021, by and among A-Star LLC, one, each director and officer of one and MarkForged, Inc. (included as Annex B to the proxy statement/prospectus).
10.16	Stockholder Support Agreement, dated February 23, 2021, by and among one, MarkForged, Inc. and certain stockholders of MarkForged, Inc. (included as Annex C to the proxy statement/prospectus).
10.17	Form of Subscription Agreement, by and between one and the undersigned subscriber party thereto (included as Annex D to the proxy statement/prospectus).
10.18	Form of Registration Rights Agreement by and among Markforged Holding Corporation and certain stockholders of one and MarkForged, Inc. party thereto (included as Annex E to this proxy statement/prospectus)
10.19	Form of Lock-Up Agreement by and between one and certain stockholders of one and MarkForged, Inc. party thereto (included as Annex F to the proxy statement/prospectus).
10.20†**	MarkForged, Inc. 2013 Stock Option and Grant Plan.
10.21†**	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2013 Equity Incentive Plan.
10.22†**	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under 2013 Equity Incentive Plan.
10.23†**	Form of Markforged Holding Corporation 2021 Equity Incentive Plan (included as Annex G to the proxy statement/prospectus).
10.24†	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan.
10.25	Restricted Stock Unit Award Agreement for Company Employees under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan.

Exhibit Number	Description
10.26†	Restricted Stock Unit Award Agreement for Consultants under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan.
10.27†	Incentive Stock Option Agreement under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan.
10.28†	Non-Qualified Stock Option Agreement for Company Consultants under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan.
10.29†	Non-Qualified Stock Option Agreement for Company Employees under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan.
10.30†	Form of Markforged Holding Corporation 2021 Employee Stock Purchase Plan (included as Annex H to the proxy statement/prospectus).
10.31**	Lease Agreement, dated July 29, 2020, between MarkForged, Inc. as Tenant, GRE Riverworks, LLC, as Landlord.
10.32**	First Amendment of Lease, dated August 14, 2017, between MarkForged, Inc., as Tenant, and SDC Watertown Partners, LLC, as Landlord.
10.33**	Lease Agreement, dated March 2019, between MarkForged, Inc. as Tenant, 900 Middlesex Property Owner, LLC, as Landlord.
10.34**	Lease Agreement, dated January 18, 2017, between MarkForged, Inc., as Tenant, and SDC Watertown Partners, LLC, as Landlord.
10.35†**	Amended and Restated Offer Letter, dated October 22, 2020, between MarkForged, Inc. and Shai Terem.
10.36†**	Offer Letter, dated October 30, 2020, between MarkForged, Inc. and Stephen Karp.
10.37†**	Offer Letter, dated October 5, 2020, between MarkForged, Inc. and Greg Mark.
10.38†**	Offer Letter, dated November 13, 2019, between MarkForged, Inc. and Dorit Liberman.
10.39†**	Offer Letter As Amended, dated between MarkForged Inc. and David Benhaim.
10.40†**	Offer Letter, dated January 31, 2021, between MarkForged, Inc. and Mark Schwartz.
21.1	List of Subsidiaries of Registrant.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Cadwalader, Wickersham & Taft LLP (included as part of Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Form of Preliminary Proxy Card for one’s Extraordinary General Meeting.
99.2	Consent of Shai Terem to be named as a director.
99.3	Consent of Gregory Mark to be named as a director.
99.4	Consent of Antonio Rodriguez to be named as a director.
99.5	Consent of Edward Anderson to be named as a director.
99.6	Consent of Michael Medici to be named as a director.
99.7	Consent of Paul Milbury to be named as a director.
99.8	Consent of Kevin Hartz to be named as a director.
99.9	Consent of Carol Meyers to be named as a director.
101.SCH	XBRL Taxonomy Extension Schema

Exhibit Number	Description
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

*
To be filed by amendment.

**
Previously filed.

+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†
Indicates management contract or compensatory plan.

(1)
Incorporated by reference to the Registrant’s Current Report on Form 10-K filed on March 29, 2021.

(2)
Incorporated by reference to the Registration Statement on Form S-1/A (File No. 333-240203) filed by the Registrant on August 17, 2020 and as subsequently amended (the “Form S-1”).

Item 22.   Undertakings.
1.
The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this proxy statement/prospectus, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this proxy statement/prospectus, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the proxy statement/prospectus and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo County, California, on the 4th day of June, 2021.
one
By:
/s/ Kevin Earnest Hartz

Name: Kevin Earnest Hartz
Title:   Chief Executive Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Kevin Earnest Hartz Kevin Earnest Hartz	Chief Executive Officer (Principal Executive Officer)	June 4, 2021
* Troy Bennett Steckenrider III	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 4, 2021
* Pierre Lamond	Chairman of the Board of Directors	June 4, 2021
* Michelle Gill	Director	June 4, 2021
* Lachlan Groom	Director	June 4, 2021
* Gautam Gupta	Director	June 4, 2021
* Eugene Lipkin	Director	June 4, 2021
* Catherine Spear	Director	June 4, 2021

*By:
/s/ Kevin Earnest Hartz

Kevin Earnest Hartz
Attorney-in-Fact